     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1998
                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               PRIME RETAIL, L.P.                                      SKY MERGER CORP.
             (Exact name of registrant as specified in its charter)              (Exact name of registrant as
                                                                                  specified in its charter)
           DELAWARE                          6798                  52-1844882              MARYLAND
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer  (State or other jurisdiction
              of                 Classification Code Number)     Identification               of
incorporation or organization)                                      Number)     incorporation or organization)
                             100 EAST PRATT STREET                                     5000 HAKES DRIVE
                                NINETEENTH FLOOR                                NORTON SHORES, MICHIGAN 49441
                           BALTIMORE, MARYLAND 21202                                    (616) 798-9100
                                 (410) 234-0782
                                                                                (Address, including ZIP code,
                                                                                    and telephone number,
         (Address, including ZIP code, and telephone number, including                    including
            area code, of registrant's principal executive offices)               area code, of registrant's
                                                                                 principal executive offices)
                               MICHAEL W. RESCHKE                                      JAMES S. WASSEL
                             CHAIRMAN OF THE BOARD                                        PRESIDENT
                             100 EAST PRATT STREET                                     5000 HAKES DRIVE
                                NINETEENTH FLOOR                                NORTON SHORES, MICHIGAN 49441
                           BALTIMORE, MARYLAND 21202                                    (616) 798-9100
                                 (410) 234-0782
 (Name, address, including ZIP Code, and telephone number, including area code, (Name, address, including ZIP
                             of agent for service)                               Code, and telephone number,
                                                                                including area code, of agent
                                                                                         for service)

             (Exact name of re
           DELAWARE                         6798                  38-3405229
 (State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
              of                Classification Code Number)     Identification
incorporation or organization)                                     Number)
                             1
                           BAL
         (Address, including Z
            area code, of regi
                             C
                             1
                           BAL
 (Name, address, including ZIP
                             o

                         ------------------------------

                                   COPIES TO:

        WAYNE D. BOBERG, ESQ.                    ERROL R. HALPERIN, ESQ.
        STEVEN J. GAVIN, ESQ.                       HAL M. BROWN, ESQ.
           Winston & Strawn                          Rudnick & Wolfe
         35 West Wacker Drive                    203 North LaSalle Street
       Chicago, Illinois 60601                   Chicago, Illinois 60601
            (312) 558-5600                            (312) 368-4000
     (312) 558-5700 (telecopier)               (312) 236-7516 (telecopier)

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Units of Limited Partnership of Prime
  Retail, L.P...............................     3,885,940(1)         $14.59(2)         $61,672,863.76      $18,193.50(2)
Common Stock, $0.01 par value per share, of
  Sky Merger Corp.(3).......................

(1) Represents the estimated maximum number of common units of limited partnership of Prime Retail, L.P. to be issued in connection with the transactions described herein to the limited partners of Horizon/Glen Outlet Centers Limited Partnership.

(2) Determined pursuant to Rule 457(f)(2). (Based on the book value of $14.59 per unit of limited partnership interest of Horizon/Glen Outlet Centers Limited Partnership as of December 31, 1997).

(3) The common units of limited partnership of Prime Retail, L.P. are exchangeable on a one-for-one basis for shares of common stock, $0.01 par value per share, of Sky Merger Corp. Such shares also are being registered herewith, as well as any such common shares issuable in respect of distribution share splits or recapitalizations relating thereto. In accordance with Rule 457(h)(3), no additional fee is payable in respect of such registration.

                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                                                                PRELIMINARY COPY

                               PRIME RETAIL, L.P.
                             100 EAST PRATT STREET
                                NINETEENTH FLOOR
                           BALTIMORE, MARYLAND 21202

                                                                          , 1998

Dear Limited Partner:

    As a limited partner in Prime Retail, L.P. ("Prime Partnership"), you are being asked to consent to the merger of Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") with and into Prime Partnership and the other transactions contemplated by the agreement and plan of merger among Prime Retail, Inc. ("Prime"), Prime Partnership, Horizon Group, Inc. ("Horizon"), Horizon Partnership and certain wholly-owned subsidiaries of Horizon. The name of the surviving partnership in the merger will be "Prime Retail, L.P."

    In the merger, each limited partner of Horizon Partnership will receive
0.9193 of a common unit of limited partnership interest in Prime Partnership for each unit of limited partnership interest in Horizon Partnership. Each outstanding common and preferred unit of Prime Partnership will continue to represent a unit of the same class and series of partnership interest in the surviving partnership. In addition, each holder of Series C convertible preferred units and common units of Prime Partnership prior to the merger will receive a special cash distribution of $0.50 per unit and each holder of Series B preferred units of Prime Partnership prior to the merger will receive a special cash distribution of $0.60 per unit.

    As a result of the merger and certain related transactions, Prime Partnership will add 22 of Horizon Partnership's best performing factory outlet centers to its portfolio and establish itself as the largest owner, operator and developer of outlet centers in the United States with a total market capitalization of over $2.2 billion. In addition, Prime Partnership's common and Series C convertible preferred unitholders and Horizon Partnership's unitholders will also receive, through a taxable distribution, common units of limited partnership interest of Horizon Group Properties, L.P. ("HGP LP") that will own and operate a portfolio consisting of Horizon's 13 remaining centers and two of Prime's existing properties.

    Details of the proposed merger and information regarding Prime Partnership, Horizon Partnership and HGP LP are contained in the attached Joint Consent Solicitation Statement/Prospectus/Information Statement, which you are encouraged to read carefully.

    The Board of Directors of Prime, as the sole general partner of Prime Partnership, believes that the proposed merger will benefit Prime Partnership and its limited partners by (i) enabling Prime Partnership to complement and expand its existing portfolio of properties through the selective acquisition of 22 of Horizon Partnership's best performing outlet centers, (ii) positioning the surviving partnership to meet competitive challenges by substantially increasing its size and capitalization and thereby enabling it to achieve greater economies of scale and to improve its access to capital and (iii) providing Prime Partnership's common and Series C convertible preferred unitholders with the opportunity to benefit from the continuing business and operations of HGP LP through ownership of common units of limited partnership interest in such entity.

    The Board of Directors of Prime, as the sole general partner of Prime Partnership, has carefully reviewed and considered the terms and conditions of the merger and the related transactions and has received and considered the written opinion of Friedman, Billings, Ramsey & Co., Inc. dated February 1, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be paid by Prime Partnership in connection with such transactions is fair to Prime Partnership and its unitholders from a financial point of view. THE BOARD OF DIRECTORS OF PRIME, AS THE SOLE GENERAL PARTNER OF PRIME PARTNERSHIP, HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND BELIEVES THAT IT IS IN THE BEST INTERESTS OF PRIME PARTNERSHIP AND ITS UNITHOLDERS AND RECOMMENDS THAT YOU CONSENT TO SUCH TRANSACTIONS.

    The proposed merger with Horizon Partnership and the other transactions contemplated by the merger agreement require the consent of Prime Partnership unitholders owning (i) a majority of the outstanding Prime Partnership common units and (ii) two-thirds of the outstanding Prime Partnership Series C preferred units. You may revoke your consent in the manner described in the accompanying Joint Consent Solicitation Statement/Prospectus/Information Statement. Your prompt cooperation will be greatly appreciated. This solicitation is made on behalf of the Board of Directors of Prime, as the sole general partner of Prime Partnership.

                                          Sincerely,

                                          Michael W. Reschke
                                          CHAIRMAN OF THE BOARD
                                          PRIME RETAIL, INC.

                                                                PRELIMINARY COPY

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

Dear Limited Partner:

    As a limited partner in Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership"), you are being asked to consent to the merger of Horizon Partnership with and into Prime Retail, L.P. ("Prime Partnership") and the other transactions contemplated by a merger agreement between Horizon Partnership, Horizon Group, Inc. ("Horizon"), Prime Retail, Inc., Prime Partnership and certain wholly-owned subsidiaries of Horizon. As a result of the proposed merger, each limited partner of Horizon Partnership will receive, for each unit of limited partnership interest in Horizon Partnership, 0.9193 of a common unit of limited partnership interest in Prime Partnership and approximately 0.04597 of a common unit of limited partnership interest in a newly formed limited partnership, Horizon Group Properties, L.P.

    Generally, the receipt of Prime Partnership common units is not expected to result in a taxable income or gain by any Horizon Partnership Unitholder. However, the particular tax consequences of the partnership merger will depend on certain factors related to the tax situation of each Horizon Partnership Unitholder as discussed in the accompanying Joint Consent Solicitation Statement/Prospectus/Information Statement.

    In February of 1997, the Board of Directors of Horizon, the sole general partner of Horizon Partnership, set in motion a series of events which led Horizon to explore strategic alternatives, adopt a revised business plan, bring in new senior management, refinance a large portion of the debt and eliminate the burden of Horizon Partnership's Dole Cannery Project.

    In November of 1997, the Board of Directors of Horizon approved entering into a merger agreement with Horizon Partnership, Prime Retail, Inc., Prime Partnership and certain wholly-owned subsidiaries of Horizon to form the largest outlet center business in the United States.

    The proposed merger will combine 22 of Horizon Partnership's best performing outlet centers with 26 of Prime Partnership's best performing outlet centers, resulting in a portfolio of outlet centers more than twice the size of its next largest factory outlet industry competitor, based on gross leasable area as of December 31, 1997. Horizon Partnership's lesser performing properties, together with two of Prime Partnership's properties, will be combined into a separate company, Horizon Group Properties, L.P., whose limited partnership interests will be distributed to all holders of common or Series C convertible preferred units of limited partnership interests in Prime Partnership following the consummation of the merger.

    The Board of Directors of Horizon, the sole general partner of Horizon, has carefully reviewed and considered the terms and conditions of the merger agreement and has received and considered the written opinion of Lehman Brothers to the effect that as of the date of such opinion, and based upon and subject to the assumptions made and matters considered, the proposed consideration to be received by the limited partners of Horizon Partnership in the merger is fair from a financial point of view. ACCORDINGLY, THE BOARD OF DIRECTORS OF HORIZON, THE SOLE GENERAL PARTNER OF HORIZON, HAS DETERMINED THAT THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED IN THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF THE LIMITED PARTNERS OF HORIZON PARTNERSHIP AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO SUCH TRANSACTIONS.

    The merger agreement and merger requires the consent of limited partners holding a majority of Horizon Partnership limited partnership interests. You may revoke your consent in the manner described in the accompanying Joint Consent Solicitation Statement/Prospectus/Information Statement. Your prompt cooperation will be greatly appreciated. This solicitation is made on behalf of the Board of Directors of Horizon, the sole general partner of Horizon Partnership.

                                          Sincerely,

                                          James S. Wassel, Chief Executive
                                          Officer
                                          HORIZON GROUP, INC.

                               PRIME RETAIL, L.P.
                                      AND
                          HORIZON/GLEN OUTLET CENTERS
                              LIMITED PARTNERSHIP
                                 JOINT CONSENT
                             SOLICITATION STATEMENT
                                ----------------

                               PRIME RETAIL, L.P.
                                   PROSPECTUS
                                ----------------

                         HORIZON GROUP PROPERTIES, L.P.
                             INFORMATION STATEMENT

    This Joint Consent Solicitation Statement/Prospectus/Information Statement is being furnished to the holders of units of limited partnership interest of Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), in connection with the solicitation of consents by Prime Retail, Inc., a Maryland corporation (together with its subsidiaries, "Prime"), as the sole general partner of Prime Partnership, of the holders of (i) common units of limited partnership interest of Prime Partnership ("Prime Partnership Common Units") and
(ii) Series C preferred units of Prime Partnership ("Prime Partnership Series C Preferred Units"). Holders of Prime Partnership Common Units ("Prime Partnership Common Unitholders") and Prime Partnership Series C Preferred Units ("Prime Partnership Series C Preferred Unitholders" and together, with the Prime Partnership Common Unitholders, the "Prime Partnership Consenting Unitholders") will be asked to consent to the merger of Prime Partnership with Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), and the other transactions (collectively, the "Transactions") contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement"), among Prime, Prime Partnership, Horizon Group, Inc., a Michigan corporation, Sky Merger Corp., a Maryland corporation ("Sky Merger") and the successor to Horizon pursuant to a reincorporation merger contemplated by the Merger Agreement, Horizon Group Properties, Inc., a Maryland corporation ("HGP"), Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP"), and Horizon Partnership. A copy of the Merger Agreement is attached hereto as Appendix A.

    The Merger Agreement provides for the merger of Horizon Partnership with and into Prime Partnership (the "Partnership Merger"), whereby Prime Partnership shall be the surviving entity, and a merger of Prime with and into Sky Merger (the "Corporate Merger"), whereby Sky Merger will be the surviving entity. The name of the surviving company ("New Prime") in the Corporate Merger will be "Prime Retail, Inc.". At the effective time of the Mergers, (i) each unit of limited partnership interest of Horizon Partnership (each, a "Horizon Partnership Unit") will be converted into the right to receive 0.9193 of a Prime Partnership Common Unit with cash in lieu of the issuance of any fractional interests and (ii) each outstanding common and preferred unit of Prime Partnership will continue to represent a unit of the same class and series of partnership interest of the surviving partnership.

    As a result of the Transactions, Prime Partnership will add 22 of Horizon Partnership's best performing factory outlet centers to its portfolio (collectively, the "Prime Acquired Properties") and establish itself as the largest owner, operator and developer of outlet centers in the United States with a total market capitalization of over $2.2 billion. Certain capitalized terms used herein are defined in the Glossary beginning on page 289.

    This Joint Consent Solicitation Statement/Prospectus/Information Statement also is being furnished to the holders of Horizon Partnership Units (the "Horizon Partnership Unitholders") in connection with the solicitation of consents by Horizon, as the sole general partner of Horizon Partnership. Horizon Partnership Unitholders will be asked to consent to the Partnership Merger and the other transactions contemplated by the Merger Agreement.

    This Joint Consent Solicitation Statement/Prospectus/Information Statement also is being furnished to the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders to provide them with information regarding HGP and HGP LP. Under the terms of the Merger Agreement, Prime Partnership Common Unitholders, Prime Partnership Series C Unitholders and Horizon Partnership Unitholders will receive all of the limited partnership interests of HGP LP. The Transactions contemplate that HGP, through HGP LP, will own and operate a portfolio of 12 factory outlet centers and a power center currently operated by Horizon Partnership and two factory outlet centers currently operated by Prime Partnership.

    In considering whether to approve the Transactions, the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders should consider, in addition to the other information in this Joint Consent Solicitation Statement/Prospectus/Information Statement, the matters discussed under "Prime Partnership Risk Factors." Such matters include:

    - The distribution declared on a Horizon Partnership Unit for each of the first three quarters of 1997 was $0.35 and the distribution declared on each Prime Partnership Common Unit Equivalent was $0.08 lower, or $0.27 for each such quarter. There can be no assurance that Prime Partnership will make distributions equal to or in excess of those historically paid to unitholders of Prime Partnership.

    - Possible fluctuations in the price of shares into which units are exchangeable, including (a) a potential change in the relative market prices of Prime Common Shares, and Horizon Common Shares prior to the completion of the Transactions or (b) a possible reduction in the market prices of New Prime Common Shares and New Prime Series B Preferred Shares following the Transactions.

    - Although the receipt of Prime Partnership Common Units in the Partnership Merger generally is not expected to result in the recognition of taxable income or gain by any Prime Partnership Unitholder or Horizon Partnership Unitholder, the federal income tax consequences of the Partnership Merger are highly complex and, with respect to each unitholder, are dependent upon many variables, including the particular circumstances of such unitholder. See "Federal Income Tax Consequences of the Transactions--Tax Consequences of the Partnership Merger."

    - Neither the Prime Partnership Consenting Unitholders nor the Horizon Partnership Unitholders have appraisal rights in connection with the Partnership Merger under Delaware law. See "Risk Factors--No Appraisal Rights in Connection with the Partnership Merger."

    - There can be no assurance that costs or other factors associated with the integration of Prime Partnership and Horizon Partnership would not adversely affect future combined results of operations or the benefits of expected cost savings.

    - In the event the Transactions are not consummated, Horizon Partnership plans to reevaluate its distribution policy and may reduce or eliminate the quarterly distribution payable to Horizon Partnership Unitholders.

    - Conflicts of interest arising from benefits to certain directors and officers of Horizon and to an affiliate of Horizon's financial advisor to be received upon the consummation of the transactions described herein.

    - The surviving partnership will be subject to the risks normally associated with debt or preferred equity financings, including the risk that the surviving partnership's cash flow will be insufficient to meet required payments of principal, interest and distributions.

    The Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders should also consider the matters discussed under " HGP LP Risk Factors". Such matters include:

    - HGP LP does not have an operating history as a separate entity. The historical and pro forma results for HGP LP contained elsewhere in this Joint Consent Solicitation Statement/Prospectus/ Information Statement may not be indicative of its results for future periods.

    - The initial assets of HGP LP consist of properties formerly owned by Horizon Partnership and Prime Partnership which have performed poorly relative to other properties owned by Horizon Partnership and Prime Partnership. As of December 31, 1997, the HGP Properties were 80.5% leased while the properties in Prime Partnership's portfolio were 92.7% leased. There can be no assurance that the performance of the HGP Properties will not continue to deteriorate.

    - HGP has obtained a commitment for a first mortgage loan that will be secured by substantially all of the assets of HGP. HGP's indebtedness on a pro forma basis as of December 31, 1997 represented approximately 75.8% of HGP's total capitalization. The degree to which HGP will be leveraged could have adverse consequences, including limiting HGP LP's ability to obtain additional financing and that a substantial portion of HGP LP's cash flow is expected to be required to be dedicated to debt service.

    - Implementation of HGP LP's business plan will require substantial working capital. HGP LP does not have any commitments for working capital financing, and there is no assurance that HGP LP will have working capital sufficient to execute its business plan.

    - There can be no assurance as to the value, if any, of the HGP LP Common Units to be distributed in connection with the Transactions. There is no trading market for the securities of HGP LP, and HGP's management currently has no plans to list such securities on any securities exchange.

    - HGP LP does not plan to pay a distribution in the foreseeable future, and there can be no assurance that HGP LP will ever declare a distribution (except to the extent necessary to comply with its obligations as a real estate investment trust ("REIT").

    - The Transactions represent the first attempt by a REIT in the factory outlet center industry to separate its business into two publicly held companies, one to continue to focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented.

    On            , 1998, the last reported sales price of a Prime Common Share
on the New York Stock Exchange ("NYSE") was $     . On            , 1998, the
last reported sales price of a Horizon Common Share on the NYSE was $     .

    This Joint Consent Solicitation Statement/Prospectus/Information Statement also constitutes a prospectus in respect of Prime Partnership Common Units to be issued to Horizon Partnership Unitholders in the Partnership Merger. The Prime Partnership Common Units offered hereby will be exchangeable for shares of common stock, $0.01 par value per share, of New Prime ("New Prime Common Shares") on a one for one basis, or, at New Prime's option, cash equal to the fair market value of such New Prime Common Shares. This Joint Consent Solicitation Statement/Prospectus/Information Statement also constitutes a prospectus with respect to such New Prime Common Shares. Following consummation of the Transactions, the outstanding New Prime Common Shares will be listed on the NYSE under the trading symbol "PRT."

    This Joint Consent Solicitation Statement/Prospectus/Information Statement and the forms of consents are first being mailed to unitholders of Prime
Partnership and Horizon Partnership on or about            , 1998.

    SEE "PRIME PARTNERSHIP RISK FACTORS" BEGINNING ON PAGE 31 AND "HGP LP RISK FACTORS" BEGINNING ON PAGE 46 FOR A DISCUSSION OF MATERIAL FACTORS WHICH SHOULD BE CONSIDERED BY UNITHOLDERS OF PRIME PARTNERSHIP AND HORIZON PARTNERSHIP.

                             ---------------------
           THE SECURITIES TO WHICH THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT RELATE HAVE NOT BEEN APPROVED OR
    DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS JOINT CONSENT SOLICITATION
               STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                  The date of this Joint Consent Solicitation
        Statement/Prospectus/Information Statement is            , 1998.

                             AVAILABLE INFORMATION

    Prime Partnership and Sky Merger Corp. have filed a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the Prime Partnership Common Units to be issued in connection with the Partnership Merger. Prime Partnership will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. As permitted by the rules and regulations of the Commission, this Joint Consent Solicitation Statement/Prospectus/ Information Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

    Prime and Horizon are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Commission. HGP has filed a registration statement on Form 10 and, as of the date of the HGP Common Share Distribution, HGP will also be subject to the informational requirements of the Exchange Act. HGP LP will not file a registration statement with the Commission and does not anticipate becoming subject to the informational requirements of the Exchange Act. Reports, proxy statements and other information filed by Prime, Horizon and HGP can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is: http://www.sec.gov. The Prime Common Shares, the Prime Series A Preferred Shares, the Prime Series B Preferred Shares and the Horizon Common Shares are currently listed on the NYSE and such reports, proxy statements and other information concerning Prime and Horizon can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. HGP intends to apply for inclusion of its common stock, $0.01 par value per share (the "HGP Common Shares"), in the Nasdaq National Market ("Nasdaq").

    All information contained in this Joint Consent Solicitation
Statement/Prospectus/Information Statement with respect to Horizon and Horizon Partnership has been supplied by Horizon, all information with respect to Prime and Prime Partnership has been supplied by Prime and all information with respect to HGP and HGP LP has been supplied by HGP.

    No person is authorized to give any information or to make any representation not contained in this Joint Consent Solicitation Statement/Prospectus/Information Statement, or incorporated in it by reference, and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Consent Solicitation Statement/Prospectus/Information Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Consent Solicitation Statement/Prospectus/Information Statement, or the solicitation of a consent, in any jurisdiction where or from any person to whom it is unlawful to make such offer, or solicitation of an offer, or consent solicitation. Neither the delivery of this Joint Consent Solicitation Statement/Prospectus/Information Statement nor any distribution of the securities offered pursuant to this Joint Consent Solicitation Statement/Prospectus/Information Statement shall, under any circumstances, create an implication that there has been no change in the affairs of Prime, Prime Partnership, Horizon, Horizon Partnership, HGP or HGP LP since the date of this Joint Consent Solicitation Statement/Prospectus/Information Statement.

    All documents that are incorporated by reference in this Joint Consent Solicitation Statement/ Prospectus/Information Statement but which are not delivered herewith are available without charge (other than exhibits to such documents which are not specifically incorporated by reference therein) upon request from, in the case of documents relating to Prime, 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202, Attention: C. Alan Schroeder, telephone
(410) 234-0782, and, in the case of documents relating to Horizon, 5000 Hakes Drive, Norton Shores, Michigan 49441, Attention: Robin Westra, telephone (616) 798-9100. In order to insure timely delivery of the documents, any request
should be made by            , 1998.

                     INFORMATION INCORPORATED BY REFERENCE
                       IN THIS JOINT CONSENT SOLICITATION
                   STATEMENT/PROSPECTUS/INFORMATION STATEMENT

    The following documents filed with the Commission by Prime or by Horizon pursuant to the Exchange Act are hereby incorporated in this Joint Consent Solicitation Statement/Prospectus/Information Statement by reference:

1.  Prime's annual report on Form 10-K for the year ended December 31, 1997.*

2.  Prime's current report on Form 8-K dated February 1, 1998.*

3. The information prescribed by Items 12, 13, 14, 15 and 16 of Form S-11 contained in Prime's Registration Statement on Form S-11 dated June 28, 1996, as amended (Registration No. 333-01666).

4.  Horizon's annual report on Form 10-K for the year ended December 31, 1997.**

5.  Horizon's current report on Form 8-K dated February 1, 1998.**

6. All documents subsequently filed by Prime or Horizon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the meetings of shareholders.

    Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Consent Solicitation Statement/Prospectus/Information Statement to the extent that a statement contained in this Joint Consent Solicitation Statement/Prospectus/Information Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Joint Consent Solicitation Statement/Prospectus/Information Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Consent Solicitation Statement/Prospectus/Information Statement.

 *  File No. 0-23616

**  File No. 1-12424

                     JOINT CONSENT SOLICITATION STATEMENT/
                        PROSPECTUS/INFORMATION STATEMENT
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------

SUMMARY...................................................................................................          1
  Parties to the Transactions.............................................................................          1
  The Transactions........................................................................................          3
  Prime Partnership Risk Factors..........................................................................          8
  HGP LP Risk Factors.....................................................................................          8
  Merger Consideration and Distributions Payable Pursuant to the Transactions.............................          9
  Advantages and Disadvantages of the Transactions; Recommendation of the Prime Board of Directors........         11
  Advantages and Disadvantages of the Transactions; Recommendation of the Horizon Board of Directors......         12
  Opinions of Financial Advisors..........................................................................         13
  Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon................         14
  Effective Time of the Partnership Merger and Closing Date...............................................         14
  Conditions to the Mergers; Waiver and Amendment.........................................................         14
  Appraisal Rights........................................................................................         14
  Federal Income Tax Consequences of the Partnership Merger...............................................         15
  Resales of Prime Partnership Common Units, New Prime Common Shares and New Prime Series B Preferred
    Shares................................................................................................         15
  Termination.............................................................................................         15
  Break-up Fee and Expenses...............................................................................         15
  Anticipated Accounting Treatment........................................................................         16
  Conduct of Business Pending the Mergers.................................................................         16
  No Solicitation of Other Transactions...................................................................         16
  Exchange of Units.......................................................................................         16
  Comparison of Rights of Unitholders.....................................................................         16
  Management and Operation of New Prime after the Transactions............................................         18
  Consent Solicitation Information of Unitholders; Record Dates; Consents Required........................         18
  Prime Partnership and HGP LP Summary Unaudited Pro Forma Financial Data.................................         19
  Prime Partnership Summary Historical Financial Data.....................................................         21
  Horizon Partnership Summary Historical Financial Data...................................................         25
  Comparative Per Unit Data...............................................................................         26
  Comparative Share Prices................................................................................         27

PRIME PARTNERSHIP RISK FACTORS............................................................................         30
  Risks to Horizon Partnership Unitholders................................................................         30
  Potential Change in Relative Unit Values; Share Price Fluctuations after the Transactions...............         30
  Federal Income Tax Consequences of the Partnership Merger...............................................         31
  No Appraisal Rights in Connection with the Partnership Merger...........................................         31
  Adverse Effects of Combining the Partnerships...........................................................         31
  Possibility That the Expected Benefits of the Transactions Will Not Be Realized.........................         31
  Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon................         31
  Adverse Consequences of Debt Financing..................................................................         33
  Conflict of Interest Relating to Lehman Brothers........................................................         33
  Guarantee of HGP Credit Facility........................................................................         34
  Risks of Ownership of Prime Partnership Common Units....................................................         34
  Limited Control Over Business of Prime Partnership......................................................         34

                                                                                                              PAGE
                                                                                                            ---------
  Adverse Impact of New Prime's Failure to Continue to Qualify as a REIT..................................         35
  Effect of REIT Distribution Requirements................................................................         35
  Penalty Tax on Prohibited Transactions..................................................................         36
  Restrictions upon Transfer to Avoid Publicly Traded Partnership Status..................................         36
  Risks Concerning Prime's Ownership of Majority of Prime Partnership Common Units........................         37
  The Brief History of the Outlet Center Industry; Decline in Development of New Centers; Competition
    within the Industry...................................................................................         37
  Shareholder Litigation..................................................................................         38
  Risks of Acquisition Activities.........................................................................         39
  Adverse Effect of Inability to Pursue Development Activities; Developments May Not Be Profitable........         39
  No Limitation in Organizational Documents on Incurrence of Debt.........................................         39
  General Real Estate Investment Risks....................................................................         40
  Possible Liability Relating to Environmental Matters....................................................         41
  Ownership Limit Necessary to Maintain REIT Qualification................................................         41
  Influence of Certain Persons............................................................................         42
  Limits on Changes in Control............................................................................         43
  Tax Termination of Prime Partnership....................................................................         44
  Issuance of Preferred Units.............................................................................         44

HGP LP RISK FACTORS.......................................................................................         45
  Lack of Operating History as Separate Entity; Limited Relevance of Historical Financial Information.....         45
  Declining Operating Results of HGP Properties...........................................................         45
  Adverse Consequences of Debt Financing..................................................................         45
  Lack of Working Capital.................................................................................         46
  No Prior Public Market; No Assurance of Value...........................................................         47
  Absence of Distributions................................................................................         47
  Novelty of Transaction Structure to the Factory Outlet Industry.........................................         47
  Impact of Equity Financings May Not Be Successful.......................................................         47
  Limited Experience of HGP's Management in Factory Outlet Center Industry................................         48
  Conflicts of Interest of Common Directors...............................................................         48
  Change in Business Strategy.............................................................................         48
  Dependence on Rental Income from Real Property..........................................................         48
  Limits on Changes in Control............................................................................         48
  Ownership Limit Necessary to Maintain REIT Qualification................................................         49
  Adverse Impact of the Failure to Continue to Qualify as a REIT..........................................         50
  Effect of REIT Distribution Requirements................................................................         50
  Penalty Tax on Prohibited Transactions..................................................................         51
  Restrictions upon Transfer to Avoid Publicly Traded Partnership Status..................................         51
  Nasdaq Maintenance Requirements; Possible Failure to List or Delisting of HGP Common Shares from
    Nasdaq................................................................................................         52
  SEC Penny Stock Regulations.............................................................................         52
  Federal Income Tax Consequences of the HGP LP Common Unit Distribution..................................         53
  General Real Estate Risks...............................................................................         54
  Operating Risks.........................................................................................         54
  Uninsured Loss..........................................................................................         54
  Changes in Policies without Unitholder Approval.........................................................         54
  Potential Environmental Liability Related to the HGP Properties.........................................         55
  Costs of Compliance with the Americans with Disabilities Act and Similar Laws...........................         55

                                                                                                              PAGE
                                                                                                            ---------
  Other Laws..............................................................................................         56

PRIME PARTNERSHIP CONSENT SOLICITATION INFORMATION........................................................         57
  Purpose.................................................................................................         57
  Record Date; Consents Required..........................................................................         57
  Solicitation of Consents................................................................................         57
  Revocation of Consents..................................................................................         57

HORIZON PARTNERSHIP CONSENT SOLICITATION INFORMATION......................................................         58
  Purpose.................................................................................................         58
  Record Date; Consents Required..........................................................................         58
  Solicitation of Consents................................................................................         58
  Revocation of Consents..................................................................................         58

THE TRANSACTIONS..........................................................................................         59
  Parties to the Transactions.............................................................................         59
  Summary of the Transactions.............................................................................         61

THE CONTRIBUTION AGREEMENT................................................................................         71
  Background..............................................................................................         71
  Contributed Assets......................................................................................         71
  Retained Assets.........................................................................................         71
  Assumed and Retained Liabilities........................................................................         72
  Indemnification.........................................................................................         72

THE PARTNERSHIP MERGER....................................................................................         73
  Consent Solicitation; Consent Required..................................................................         73
  Partnership Merger Consideration........................................................................         73
  Partnership Merger Effective Time.......................................................................         73
  Appointment of Exchange Agent...........................................................................         73
  Exchange of Units.......................................................................................         73
  Units Available for Resale..............................................................................         74
  Federal Income Tax Consequences of the Partnership Merger...............................................         74

THE REINCORPORATION MERGER................................................................................         75
  Terms of the Reincorporation Merger.....................................................................         75
  Reincorporation Merger Consideration; Treatment of Stock Options........................................         75

THE CORPORATE MERGER......................................................................................         76
  Terms of the Corporate Merger...........................................................................         76
  Background of the Transactions..........................................................................         76
  Advantages and Disadvantages of the Transactions; Recommendation of the Prime Board of Directors........         83
  Advantages and Disadvantages of the Transactions; Recommendation of the Horizon Board of Directors......         85
  Opinion of Financial Advisor--Prime.....................................................................         88
  Opinion of Financial Advisor--Horizon...................................................................         92
  Effective Time of the Corporate Merger..................................................................         97
  Representations and Warranties; Conditions to the Mergers...............................................         97
  Regulatory Matters......................................................................................         98
  Termination Provisions..................................................................................         98
  Break-up Fee and Expenses...............................................................................         99
  No Solicitation of Other Transactions...................................................................        101

                                                                                                              PAGE
                                                                                                            ---------
  Conversion of Shares....................................................................................        102
  Appointment of Exchange Agent...........................................................................        102
  Exchange of Certificates................................................................................        102
  Conduct of Business Pending the Mergers.................................................................        103
  Dividends and Distributions.............................................................................        107
  Waiver and Amendment....................................................................................        107
  Stock Exchange Listing..................................................................................        108
  Anticipated Accounting Treatment........................................................................        108
  Shares Available for Resale.............................................................................        108
  Registration Rights Agreement...........................................................................        108
  Stock Purchase Agreement................................................................................        109
  Shareholder Litigation..................................................................................        109

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS..........................................................        109
  Benefits to Certain Directors and Officers..............................................................        109
  Amendments to Agreements with Certain Shareholders......................................................        111
  Agreements with Certain Officers and Key Employees......................................................        111
  Agreements Relating to Finger Lakes.....................................................................        111
  Retention Program.......................................................................................        111
  Indemnification of Directors and Officers...............................................................        111

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS.......................................................        112
  Tax Consequences of the Horizon Partnership Contribution................................................        112
  Tax Consequences of the Partnership Merger..............................................................        113
  Tax Consequences of Tax Termination of Prime Partnership................................................        117
  Tax Consequences of the Nebraska/Indiana Property Transfers.............................................        118
  Tax Consequences of the Prime Partnership Special Distribution..........................................        119
  Tax Consequences of the HGP LP Common Unit Distribution.................................................        120
  Entity Classification...................................................................................        122
  Allocations of Partnership Items........................................................................        124
  Prime Partnership Distributions.........................................................................        125
  Dispositions and Exchanges/Redemptions of Prime Partnership Units.......................................        125
  Tax Returns and Other Tax Matters Affecting Holders of Prime Partnership Units..........................        126
  Limitations on Deductibility of Losses..................................................................        126
  State and Local Taxes...................................................................................        127
  Alternative Minimum Tax.................................................................................        127
  Qualification of New Prime as a REIT....................................................................        128

PRIME PARTNERSHIP AND HGP LP
  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA.............................................................        132

PRIME PARTNERSHIP
  SELECTED HISTORICAL FINANCIAL DATA......................................................................        134

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRIME
  PARTNERSHIP.............................................................................................        138
  Introduction............................................................................................        138
  Cautionary Statements...................................................................................        138
  Portfolio Growth........................................................................................        138
  Results of Operations...................................................................................        139
  Comparison of the year ended December 31, 1997 to the year ended December 31, 1996......................        142
  Comparison of the year ended December 31, 1996 to the year ended December 31, 1995......................        146

                                                                                                              PAGE
                                                                                                            ---------
  Liquidity and Capital Resources.........................................................................        148
  Economic Conditions.....................................................................................        152
  Year 2000...............................................................................................        153
  Funds from Operations...................................................................................        153

BUSINESS OF PRIME PARTNERSHIP.............................................................................        154
  General.................................................................................................        154
  Business................................................................................................        154
  Strategies for Growth...................................................................................        155
  Competition.............................................................................................        156
  Relationship with Municipalities........................................................................        157
  Mortgage and Other Debt Financing of Prime Partnership..................................................        157
  Joint Venture Financing.................................................................................        159
  Certain Tax Information.................................................................................        160
  Legal Proceedings.......................................................................................        160
  Environmental Matters...................................................................................        160
  Insurance...............................................................................................        161
  Employees...............................................................................................        161
  Executive Officers......................................................................................        161
  Biographies of Executive Officers.......................................................................        161

THE PRIME PARTNERSHIP PROPERTIES..........................................................................        162
  General.................................................................................................        162
  Prime Partnership's Outlet Centers......................................................................        164
  Tenants.................................................................................................        167
  Lease Terms for Outlet Centers..........................................................................        167
  Community Shopping Centers..............................................................................        168
  Lease Expirations for Prime Partnership's Entire Portfolio of Prime Properties..........................        169

HORIZON PARTNERSHIP
  SELECTED HISTORICAL FINANCIAL DATA......................................................................        170

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF HORIZON
  PARTNERSHIP.............................................................................................        172
  General Overview........................................................................................        172
  Consolidated Results of Operations......................................................................        172
  Liquidity and Capital Resources.........................................................................        175
  Year 2000...............................................................................................        176
  Funds From Operations...................................................................................        176
  Inflation...............................................................................................        177

BUSINESS OF HORIZON PARTNERSHIP...........................................................................        178
  General.................................................................................................        178
  Business Developments...................................................................................        178
  Business Strategy.......................................................................................        178
  Competition.............................................................................................        179
  Policies with Respect to Certain Activities.............................................................        180
  Policies with Respect to Certain Other Activities.......................................................        180
  Environmental Matters...................................................................................        180
  Insurance...............................................................................................        181
  Employees...............................................................................................        181

                                                                                                              PAGE
                                                                                                            ---------
  Management..............................................................................................        181

THE HORIZON PARTNERSHIP PROPERTIES........................................................................        183
  Properties..............................................................................................        183
  Executive Offices.......................................................................................        190
  State Information.......................................................................................        190
  Undeveloped Parcels.....................................................................................        190
  Tenants.................................................................................................        191
  Mortgage Debt...........................................................................................        192
  Taxes...................................................................................................        193

POLICIES OF NEW PRIME WITH RESPECT TO CERTAIN ACTIVITIES..................................................        194
  Investment Objectives and Policies......................................................................        194
  Distribution and Dividend Policy........................................................................        194
  Financing Policies......................................................................................        195
  Conflict of Interest Policies...........................................................................        195
  Working Capital Reserves................................................................................        196
  New Prime's Relationship with HGP.......................................................................        196
  Policies with Respect to Other Activities...............................................................        197

LIQUIDITY AND CAPITAL RESOURCES OF NEW PRIME FOLLOWING THE TRANSACTIONS...................................        197
  Planned Development.....................................................................................        197
  Nomura Loan Facilities..................................................................................        198
  Debt Repayments and Preferred Stock Dividends...........................................................        198
  Year 2000...............................................................................................        199

MANAGEMENT AND OPERATION OF NEW PRIME AFTER THE TRANSACTIONS..............................................        200
  General.................................................................................................        200
  Directors and Executive Officers........................................................................        200
  Committees of the New Prime Board of Directors..........................................................        205
  Compensation of Directors...............................................................................        206
  Headquarters............................................................................................        206

DESCRIPTION OF THE CAPITAL STOCK OF NEW PRIME.............................................................        207
  Authorized Shares.......................................................................................        207
  New Prime Series A Preferred Shares.....................................................................        207
  New Prime Series B Preferred Shares.....................................................................        211
  New Prime Series C Preferred Shares.....................................................................        217
  New Prime Common Shares.................................................................................        223
  Restrictions on Ownership and Transfer..................................................................        224

COMPARISON OF RIGHTS OF SHAREHOLDERS......................................................................        228
  Prime Shareholders and New Prime Shareholders...........................................................        228
  Authorized and Issued Shares............................................................................        228
  Amendment to Articles and Bylaws........................................................................        228
  Voting Rights...........................................................................................        229
  Special Meetings........................................................................................        231
  Boards of Directors.....................................................................................        231
  General.................................................................................................        232
  Shareholder Inspection Rights...........................................................................        232
  Mergers, Consolidations, Dissolution and Sale of Substantially All Assets...............................        232
  Restrictions on the Ownership Transfer or the Issuance of Shares........................................        233

                                                                                                              PAGE
                                                                                                            ---------
  Appraisal or Dissenter's Rights.........................................................................        237
  Advance Notice Provision for Shareholder Nomination and Shareholder Proposals...........................        237
  Transactions With Directors and Officers................................................................        237

CERTAIN PROVISIONS OF MARYLAND LAW AND THE NEW PRIME CHARTER AND BYLAWS...................................        239
  Classification of the New Prime Board of Directors......................................................        239
  Removal of Directors....................................................................................        239
  Business Combinations...................................................................................        239
  Control Share Acquisitions..............................................................................        240
  Amendment to the New Prime Charter......................................................................        241
  Advance Notice of Director Nominations and New Business.................................................        241

PRIME PARTNERSHIP AGREEMENT...............................................................................        242
  Formation...............................................................................................        242
  Capitalization..........................................................................................        242
  Management..............................................................................................        242
  Transferability of Interests............................................................................        242
  Additional Funds........................................................................................        242
  Registration Rights.....................................................................................        243
  Tax Matters.............................................................................................        243
  Operations..............................................................................................        243
  Distributions...........................................................................................        243
  Prime Partnership Limited Partner Exchange Rights.......................................................        244
  Conversion..............................................................................................        244
  Redemption..............................................................................................        244
  Indemnification.........................................................................................        245
  Duties and Conflicts....................................................................................        245
  Term....................................................................................................        245
  Voting..................................................................................................        245
  Amendment...............................................................................................        246
  Books and Reports.......................................................................................        246
  Power of Attorney.......................................................................................        246

COMPARISON OF RIGHTS OF THE UNITHOLDERS...................................................................        247
  Issuance of Other Units.................................................................................        247
  Unit Option Plan........................................................................................        247
  Indemnification.........................................................................................        248
  Financial Statements and Reports........................................................................        248
  Mergers.................................................................................................        248
  Transfer or Pledge of Units.............................................................................        249
  Redemption/Exchange of Units............................................................................        249
  Amendments..............................................................................................        250

HORIZON GROUP PROPERTIES, L.P.............................................................................        252
  General.................................................................................................        252
  Business Strategy.......................................................................................        252
  HGP LP Distribution Policy..............................................................................        253
  HGP LP Capitalization...................................................................................        254
  Horizon Group Properties, L.P. Selected Financial Data..................................................        254
  Management's Discussion and Analysis of Results of Operations and Financial Condition of HGP LP.........        256

                                                                                                              PAGE
                                                                                                            ---------
  Year 2000...............................................................................................        260
  Funds From Operations...................................................................................        260
  Inflation...............................................................................................        260
  Properties..............................................................................................        261
  Lease Information.......................................................................................        263
  Tenant Information......................................................................................        264
  Competition.............................................................................................        264
  Legal Proceedings.......................................................................................        265
  Policies with Respect to Certain Activities.............................................................        265
  Management..............................................................................................        266
  Compensation of Directors...............................................................................        267
  Indemnification of Directors and Officers...............................................................        268
  Principal Unitholders of HGP............................................................................        268
  Description of Capital Stock of HGP.....................................................................        269
  Executive Compensation of HGP Management................................................................        271
  Employment Agreements...................................................................................        272
  Certain Provisions of Maryland Law and of the HGP Charter and the HGP Bylaws............................        272
  Description of the HGP LP Agreement.....................................................................        276
  Federal Income Tax Consequences of Continuing Ownership of HGP LP Common Units..........................        279
  Entity Classification...................................................................................        280
  Allocations of Partnership Items........................................................................        282
  HGP LP Distributions....................................................................................        283
  Dispositions and Exchanges/Redemptions of HGP LP Common Units...........................................        284
  Tax Returns and Other Tax Matters Affecting Holders of HGP LP Common Units..............................        284
  Limitations on Deductibility of Losses..................................................................        284
  State and Local Taxes...................................................................................        285
  Alternative Minimum Tax.................................................................................        285

LEGAL MATTERS.............................................................................................        286

EXPERTS...................................................................................................        286

GLOSSARY..................................................................................................        287

INDEX TO FINANCIAL STATEMENTS.............................................................................        F-1

APPENDIX A
  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.........................    Appendix A-1

APPENDIX B
  DELAWARE CERTIFICATE OF MERGER............................................    Appendix B-1

APPENDIX C
  CONTRIBUTION AGREEMENT....................................................    Appendix C-1

APPENDIX D
  OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC..........................    Appendix D-1

                                                                                   PAGE
                                                                                  ------
APPENDIX E
                                                                                                             Appendix
  OPINION OF LEHMAN BROTHERS..............................................................................        E-1

APPENDIX F
                                                                                                             Appendix
  SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PRIME RETAIL, L.P.......................        F-1

APPENDIX G
                                                                                                             Appendix
  AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HORIZON GROUP PROPERTIES, L.P..................        G-1

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    CERTAIN STATEMENTS IN THE SUMMARY AND UNDER CAPTIONS "PRIME PARTNERSHIP RISK FACTORS," "HGP LP RISK FACTORS," "THE CORPORATE MERGER--REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE PRIME BOARD OF DIRECTORS" "--REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON BOARD OF DIRECTORS," "--OPINION OF FINANCIAL ADVISOR--PRIME" AND "--OPINION OF FINANCIAL ADVISOR--HORIZON" AND ELSEWHERE IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT CONSTITUTE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF PRIME PARTNERSHIP, HORIZON PARTNERSHIP OR HGP LP OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING:
GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT DEMAND FOR OUTLET CENTER PROPERTIES, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RENTS AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; ENVIRONMENTAL REQUIREMENTS; ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS AND OPERATING EFFICIENCIES FROM THE TRANSACTIONS; AND OTHER CHANGES AND FACTORS REFERENCED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SEE "PRIME PARTNERSHIP RISK FACTORS." AS TO PRIME RETAIL, INC. AND HORIZON GROUP, INC., SUCH FORWARD-LOOKING STATEMENTS MAY ALSO BE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

    CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT. AS USED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/ INFORMATION STATEMENT, EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, "PRIME" MEANS PRIME RETAIL, INC., A MARYLAND CORPORATION, AND ITS SUBSIDIARIES; "PRIME PARTNERSHIP" MEANS PRIME RETAIL, L.P., A DELAWARE LIMITED PARTNERSHIP OF WHICH PRIME IS THE SOLE GENERAL PARTNER, AND ITS SUBSIDIARIES; "HORIZON" MEANS HORIZON GROUP, INC., A MICHIGAN CORPORATION AND ITS SUBSIDIARIES AND AFTER THE REINCORPORATION MERGER EFFECTIVE TIME, SKY MERGER AS THE SUCCESSOR TO HORIZON; "HORIZON PARTNERSHIP" MEANS HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP OF WHICH HORIZON IS THE SOLE GENERAL PARTNER, AND ITS SUBSIDIARIES; "SKY MERGER" MEANS SKY MERGER CORP., A MARYLAND CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF HORIZON; "HGP" MEANS HORIZON GROUP PROPERTIES, INC., A MARYLAND CORPORATION WHICH IS A SUBSIDIARY OF HORIZON, AND ITS SUBSIDIARIES; "HGP LP" MEANS HORIZON GROUP PROPERTIES, L.P., A DELAWARE LIMITED PARTNERSHIP OF WHICH HGP IS THE GENERAL PARTNER AND HORIZON PARTNERSHIP IS THE LIMITED PARTNER; AND "TRANSACTIONS" MEANS THE HORIZON PARTNERSHIP CONTRIBUTION, THE NEW PRIME CONTRIBUTION, THE PRIME PARTNERSHIP SPECIAL DISTRIBUTION, THE PRIME SPECIAL DISTRIBUTION, THE HGP LP COMMON UNIT DISTRIBUTION, THE HGP COMMON SHARE DISTRIBUTION, THE NEBRASKA/INDIANA PROPERTY TRANSFERS AND THE MERGERS.

    AS USED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT, "NEW PRIME" MEANS THE SURVIVING MARYLAND CORPORATION IN THE CORPORATE MERGER. THE NAME OF NEW PRIME WILL BE PRIME RETAIL, INC.

PARTIES TO THE TRANSACTIONS

    PRIME AND PRIME PARTNERSHIP. Prime is a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. Prime believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate gross leasable area ("GLA") and total revenue. As of December 31, 1997, Prime's portfolio consisted of 28 factory outlet centers in 20 states which totaled approximately 7,217,000 square feet of GLA. As a fully-integrated real estate firm, Prime provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Prime Properties"). The Prime Properties are held and all of Prime's business and operations are conducted through Prime Partnership. Prime controls Prime Partnership as its sole general partner and is dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. Prime is a Maryland corporation that was incorporated in July 1993 and commenced operations as a publicly traded company on March 22, 1994 upon the completion of its initial public offering (the "Prime IPO"). Prime and Prime Partnership's executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, and their telephone number is (410) 234-0782.

    HORIZON AND HORIZON PARTNERSHIP. Horizon is a self-administered and self-managed REIT engaged in the ownership, development and management of factory outlet centers in the United States. Horizon believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31, 1997, Horizon's portfolio consisted of 37 factory outlet centers (including one power center) in 21 states which totaled approximately 9,907,000 square feet of GLA. On April 1, 1998, Horizon and Horizon Partnership consummated the C&C Contribution Agreement which provided for the contribution of Horizon's interests in Dole Cannery Center and Lake Elsinore Center to Castle & Cooke Outlet Centers, LLC, a California limited liability company and an affiliate of Castle & Cooke, Inc., a Hawaii corporation ("Castle & Cooke"). See "The Transactions-- Parties to the Transactions." As a result, Horizon's portfolio consists of 35 factory outlet centers in 20 states which totals approximately 9,283,000 square feet of GLA. As a fully integrated real estate firm, Horizon provides development, construction, finance, leasing, marketing and management services for all of its properties (the "Horizon Properties"). The Horizon Properties are held and all of Horizon's business and operations are conducted through Horizon Partnership. Horizon controls Horizon Partnership as its sole general partner and is dependent on the distributions or other payments from Horizon Partnership in order to meet its financial obligations. Horizon is a Michigan corporation that was incorporated in October, 1984 and commenced operations as a publicly traded company on November 8, 1993 upon the completion of its initial public offering (the "Horizon IPO"). Horizon and Horizon Partnership's executive offices are located at 5000 Hakes Drive, Norton Shores, Michigan 49441, and their telephone number is (616) 798-9100.

    NEW PRIME. Upon consummation of the Transactions, New Prime will be a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. New Prime believes that, immediately following the consummation of the Transactions, it will be the largest owner and operator of factory outlet centers in the United States. Upon consummation of the Transactions, New Prime's portfolio will consist of 48 factory outlet centers in 26 states totaling approximately 13,400,000 square feet of GLA. As a fully-integrated real estate firm, New Prime will provide development, construction, finance, leasing, marketing and management services for all of its properties (the "New Prime Properties"). The New Prime Properties will be held and all of New Prime's business and operations will be conducted through Prime Partnership. New Prime will control Prime Partnership as its sole general partner and will be dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. New Prime is a Maryland corporation that was incorporated on November 12, 1997, and will commence operations as a publicly traded company under the name "Prime Retail, Inc." New Prime and Prime Partnership's executive offices will be located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, and their telephone number will be (410) 234-0782.

    HGP AND HGP LP. Upon consummation of the Transactions, HGP intends to be a self-administered and self-managed REIT. HGP's portfolio (the "HGP Properties") initially will consist of 14 factory outlet centers and one power center in 12 states totaling approximately 3,092,000 square feet of GLA. The HGP Properties will be held and all of HGP's business and operations will be conducted through HGP LP. HGP will control HGP LP as its sole general partner and will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998, and HGP LP is a Delaware limited partnership that was formed on November 12, 1997. Each will commence operations on the Closing Date upon consummation of the Transactions. HGP and HGP LP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441, and their telephone number will be (616) 798-9100.

    HGP and HGP LP's management plans to create and maximize securityholder value over time through repositioning properties and concentrating on remerchandising and leasing existing centers, enhancing operating performance at existing centers through intensive tenant and property management and selectively expanding centers in response to tenant demand. HGP will also explore strategic alternatives, including selective acquisitions of underperforming properties and asset sales.

    HGP intends to qualify as a REIT under the Code. HGP's management does not believe that the obligations inherent in the REIT structure (including the distribution each year of at least 95% of net taxable income, excluding capital gains) will be an impediment to the successful execution of its business plan. Given that HGP's principal source of liquidity is retained earnings and that a substantial portion of HGP's cash flow from operations is expected to be used to make required payments under HGP's debt instruments, there can be no assurance that HGP will be able to make any distributions necessary to maintain its status as a REIT or that such distribution requirements will not impede the successful execution of HGP's business plan.

THE TRANSACTIONS

    OVERVIEW

    The purpose of the Transactions is to allow Prime and Horizon to merge and to execute a new business strategy with respect to their factory outlet centers. The Transactions are designed to enable Prime to acquire 22 of Horizon's best performing factory outlet centers and to spin off 15 underperforming properties of Horizon and Prime to a separate public company owned by the shareholders of New Prime.

    The Transactions are intended to maximize long-term value for shareholders by concentrating Prime's and Horizon's higher quality, more upscale factory outlet centers in one company and transferring their underperforming assets, in this case the HGP Properties, to a newly created company with a management team dedicated to the development and implementation of a business strategy tailored to address the specific issues posed by such assets. The Transactions are designed to benefit New Prime by establishing it as the largest outlet center owner/operator in the United States and enabling it, through its increased size and market capitalization, to achieve greater economies of scale and improved access to capital. Prime and Horizon believe that the HGP Properties, which have performed poorly relative to the New Prime Properties in recent periods, present challenges that are different from those involved in the management of outlet centers with strong operating histories and established positions in their local markets. These challenges include exploring the remerchandising of properties with non-outlet center tenants. In Prime's and Horizon's view, the HGP Properties also involve fundamentally different growth opportunities, investment returns, and financing requirements than the New Prime Properties. Accordingly, Prime and Horizon have concluded that their long term interests are best served through the creation of an independent, more narrowly focused corporation to manage, lease and operate the HGP Properties.

    The Transactions consist of the following steps:

    - Horizon will contribute 13 of its 35 centers from Horizon Partnership to HGP LP, a newly-formed limited partnership of which HGP is the sole general partner.

    - HGP will acquire two factory outlet centers from Prime Partnership (collectively, the "Prime Transferred Properties").

    - Prime will make a special cash distribution of $0.60 per share to the Prime Series B Preferred Shareholders and $0.50 per share/unit to the holders of Prime Common Shares, Prime Common Units, Prime Partnership Series C Preferred Units and Prime Series C Preferred Shares (neither

      Horizon Common Shareholders nor Horizon Partnership Unitholders will participate in such distribution).

    - Horizon Partnership will merge into Prime Partnership and Horizon Partnership Unitholders will receive Prime Partnership Common Units.

    - Horizon will reincorporate in Maryland by merging into Sky Merger.

    - Prime will merge into Sky Merger, and Sky Merger will change its name to "Prime Retail, Inc." In this merger, each Horizon Common Shareholder will receive New Prime Common Shares, and New Prime Series B Preferred Shares and outstanding shares of Prime will become shares of New Prime having substantially identical rights and preferences.

    - HGP Common Shares will be distributed to the holders of New Prime Series C Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares. Limited partnership interests in HGP LP will be distributed to the limited partners of Horizon Partnership and Prime Partnership.

    THE PARTNERSHIP MERGER

    Prime Partnership and Horizon Partnership shall file a Certificate of Merger (the "Delaware Certificate of Merger"), a copy of which is attached hereto as Appendix B, with the Secretary of State of the State of Delaware (the "Delaware Secretary") to effectuate the Partnership Merger pursuant to which Prime Partnership shall survive. Following consummation of the Partnership Merger, each of the issued and outstanding Horizon Partnership Units (other than units held by Horizon or any Horizon Subsidiary) will be converted into the right to receive 0.9193 of a Prime Partnership Common Unit (the "Partnership Merger Consideration"). Each outstanding common and preferred unit of Prime Partnership will continue to represent a unit of the same class and series of partnership interest in the surviving partnership.

    By this Joint Consent Solicitation Statement/Prospectus/Information Statement, the Prime Board of Directors, on behalf of Prime as the sole general partner of Prime Partnership, is soliciting consents from the Prime Partnership Consenting Unitholders (other than Prime). In addition, the Horizon Board of Directors, on behalf of Horizon as the sole general partner of Horizon Partnership, is soliciting consents from the Horizon Partnership Unitholders. The Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders are being asked to consider and consent to the Transactions. The Transactions must receive the affirmative consent of the holders of (i) a majority of the outstanding Prime Partnership Common Units (other than those held by Prime),
(ii) two-thirds of the outstanding Prime Partnership Series C Preferred Units and (iii) a majority of the outstanding Horizon Partnership Units. As of December 31, 1997, Prime owned approximately 76.2% of the Prime Partnership Common Units. Prime intends to consent to the Transactions in its capacity as the holder of such interests. The Partnership Merger will not be consummated if the Transactions do not receive the required consents of the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders.

    THE REINCORPORATION MERGER

    Following consummation of the Partnership Merger, Horizon and Sky Merger will file (i) articles of merger (the "Reincorporation Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland (the "Maryland Department") and (ii) a certificate of merger (the "Reincorporation Certificate of Merger") with the Department of Commerce of the State of Michigan (the "Michigan Department"), in each case to effectuate the Reincorporation Merger pursuant to which Sky Merger shall survive as a Maryland corporation (the "Reincorporation Merger"). In the Reincorporation Merger, each outstanding share of common stock of Sky Merger held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be automatically converted into one share of common stock, $0.01 par value per share, of Sky Merger (each, a "Sky Merger Common Share"). The purpose of the

Reincorporation Merger is to enable New Prime to continue as a Maryland corporation. See "The Reincorporation Merger."

    THE CORPORATE MERGER

    Following consummation of the Reincorporation Merger, Prime and Sky Merger will file articles of merger (the "Corporate Articles of Merger") with the Maryland Department in order to effectuate the Corporate Merger, pursuant to which Sky Merger shall survive as New Prime. The name of New Prime will be Prime Retail, Inc. In the Corporate Merger, each outstanding Horizon Common Share (other than shares held by Horizon or any subsidiary of Horizon) will be converted into 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share (the "Horizon Corporate Merger Consideration"). Each outstanding Prime Common Share will be converted into one New Prime Common Share and each outstanding share of 10.5% Series A Senior Cumulative Preferred Stock, $0.01 par value per share, of Prime (each, a "Prime Series A Preferred Share") and each Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one Series A Preferred Share, $0.01 par value per share, of New Prime (each, a "New Prime Series A Preferred Share"), one New Prime Series B Preferred Share, and one Series C Preferred Share, $0.01 par value per share, of New Prime (each, a "New Prime Series C Preferred Share"), respectively (the "Prime Corporate Merger Consideration" and, together with the Horizon Corporate Merger Consideration, the "Corporate Merger Consideration"). Each such series of preferred stock of New Prime will have rights and preferences that are substantially identical to those of the corresponding series of Prime stock. See "The Corporate Merger."

    By separate Joint Proxy Statement/Prospectus/Information Statement, the Prime Board of Directors is soliciting approvals from the holders of Prime Common Shares and Prime Series C Preferred Shares. In addition, the Horizon Board of Directors is soliciting approvals from the holders of Horizon Common Shares. The holders of the Prime Common Shares, Prime Series C Preferred Shares and Horizon Common Shares are being asked to consider and approve the Transactions. The Transactions must receive the affirmative vote of the holders of (i) two-thirds of the outstanding Prime Common Shares, (ii) two-thirds of the outstanding Prime Series C Preferred Shares and (iii) two-thirds of the outstanding Horizon Common Shares. The Transactions (including the Partnership Merger) will not be consummated if the Transactions do not receive the required approvals of the holders of the Prime Common Shares, Prime Series C Preferred Shares and Horizon Common Shares.

    DISTRIBUTION OF INTERESTS IN HGP AND HGP LP

    Following consummation of the Mergers, New Prime will make a distribution of the HGP Common Shares to the shareholders of record of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares. Such distribution will be made at a rate of one HGP Common Share for every 20 New Prime Common Shares and New Prime Series C Preferred Shares, respectively, and 1.19617 HGP Common Shares for every 20 New Prime Series B Preferred Shares. Following consummation of the Mergers, Prime Partnership will make a distribution of HGP LP Common Units at a rate of one HGP LP Common Unit for every 20 HGP LP Common Units. Each HGP LP Common Unit will be exchangeable for an HGP Common Share on a one-for-one basis or, at the option of HGP, cash in an amount equal to the fair market value of such a share.

    STRUCTURE OF PRIME, HORIZON, NEW PRIME AND HGP

    The following diagrams set forth the organizational structure and ownership interests of Prime and Horizon prior to the consummation of the Transactions and of New Prime and HGP after consummation of the Transactions. The Transactions are described in greater detail in "The Transactions," "The Contribution Agreement," "The Partnership Merger," "The Reincorporation Merger" and "The Corporate Merger."

                           PRE-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF PRIME AND HORIZON PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THEIR PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(3) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(4) After the conversion of Horizon Partnership Units to Horizon Common Shares.

(5) Before the conversion of Prime Partnership Common Units to Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Series C Preferred Units to Prime Common Shares.

(7) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(8) After the conversion of Horizon Partnership Units to Horizon Common Shares.

                          POST-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURE OF NEW PRIME AND HGP IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                  [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares and New Prime Series C Preferred Securities to New Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares (including New Prime Series B Preferred Shares issued to Horizon Common Sharheolders pursuant to the Corporater Merger) and New Prime Series C Preferred Securities to New Prime Common Shares.

(3) Before the conversion of HGP LP Common Units to HGP Common Shares.

(4) After the conversion of HGP LP Common Units to HGP Common Shares.

(5) Before the conversion of Prime Partnership Common Units to New Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Partnership Series C Preferred Units to New Prime Common Shares.

(7) Before the conversion of HGP LP Common Units to HGP Common Shares.

(8) After the conversion of HGP LP Common Units to HGP Common Shares.

PRIME PARTNERSHIP RISK FACTORS

    In considering whether to approve the Transactions, the unitholders of Prime Partnership and Horizon Partnership voting thereon should consider, in addition to the other information in this Joint Consent Solicitation
Statement/Prospectus/Information Statement, the matters discussed under "Prime Partnership Risk Factors." Such matters include:

    - The distribution declared on a Horizon Partnership Unit for each of the first three quarters of 1997 was $0.35 and the distribution declared on each Prime Partnership Common Unit Equivalent was $0.08 lower, or $0.27 for each such quarter. There can be no assurance that Prime Partnership will make distributions equal to or in excess of those historically paid to unitholders of Prime Partnership.

    - Possible fluctuations in the price of shares into which units are exchangeable, including (a) a potential change in the relative market prices of Prime Common Shares and Horizon Common Shares prior to the completion of the Transactions or (b) a possible reduction in the market prices of New Prime Common Shares and New Prime Series B Preferred Shares following the Transactions.

    - Although the receipt of Prime Partnership Common Units in the Partnership Merger generally is not expected to result in the recognition of taxable income or gain by any Prime Partnership Unitholder or Horizon Partnership Unitholder, the federal income tax consequences of the Partnership Merger are highly complex and, with respect to each unitholder, are dependent upon many variables, including the particular circumstances of such unitholder. See "Federal Income Tax Consequences of the Transactions--The Partnership Merger."

    - Neither the Prime Partnership Consenting Unitholders nor the Horizon Partnership Unitholders have appraisal rights in connection with the Partnership Merger under Delaware law. See "Risk Factors--No Appraisal Rights in Connection with the Partnership Merger."

    - There can be no assurance that costs or other factors associated with the integration of Prime Partnership and Horizon Partnership would not adversely affect future combined results of operations or the benefits of expected cost savings.

    - In the event the Transactions are not consummated, Horizon Partnership plans to reevaluate its distribution policy and may reduce or eliminate the quarterly distribution payable to Horizon Partnership Unitholders.

    - Conflicts of interest arising from benefits to certain directors and officers of Horizon and to an affiliate of Horizon's financial advisor to be received upon the consummation of the Transactions described herein.

    - The surviving partnership will be subject to the risks normally associated with debt or preferred equity financings, including the risk that the surviving partnership's cash flow will be insufficient to meet required payments of principal, interest and distributions.

HGP LP RISK FACTORS

    In addition to the general investment and real estate risks and those factors set forth elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement under "HGP LP Risk Factors" in connection with HGP and HGP LP's business activities, Horizon Partnership Unitholders and Prime Partnership Consenting Unitholders should be aware of, among other things, the following factors:

    - HGP LP does not have an operating history as a separate entity. The historical and pro forma results for HGP LP contained elsewhere in this Joint Consent Solicitation Statement/Prospectus/ Information Statement may not be indicative of its results for future periods.

    - The initial assets of HGP LP consist of properties formerly owned by Horizon Partnership and Prime Partnership which have performed poorly relative to other properties owned by Horizon Partnership and Prime Partnership. As of December 31, 1997, the HGP Properties were 80.5% leased while the properties in New Prime's portfolio were 92.7% leased. There can be no assurance that the performance of the HGP Properties will not continue to deteriorate.

    - HGP has obtained a commitment for a first mortgage loan that will be secured by substantially all of the assets of HGP. HGP's indebtedness on a pro forma basis as of December 31, 1997 represented approximately 75.8% of HGP's total capitalization. The degree to which HGP LP will be leveraged could have adverse consequences, including limiting HGP LP's ability to obtain additional financing and that a substantial portion of HGP LP's cash flow is expected to be required to be dedicated to debt service.

    - Implementation of HGP LP's business plan will require substantial working capital. HGP LP does not have any commitments for working capital financing, and there is no assurance that HGP LP will have working capital sufficient to execute its business plan.

    - There can be no assurance as to the value, if any, of the HGP LP Common Units to be distributed in connection with the Transactions. There is no trading market for the securities of HGP LP, and HGP's management currently has no plans to list such securities on any securities exchange.

    - HGP LP does not plan to pay a distribution in the foreseeable future, and there can be no assurance that HGP LP will ever declare a distribution (except to the extent necessary to comply with its obligations as a REIT).

    - The Transactions represent the first attempt by a REIT in the factory outlet center industry to separate its business into two publicly held companies, one to continue to focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented.

    - The business plan of HGP LP is to seek to expand the occupancy of its real estate assets to include non-factory outlet center tenants, which would require HGP LP to compete in new markets. There is no assurance that HGP LP will be able to compete effectively in new markets.

MERGER CONSIDERATION AND DISTRIBUTIONS PAYABLE PURSUANT TO THE TRANSACTIONS

    The consideration and distributions payable pursuant to the Transactions were determined through arm's length negotiations between Prime and Horizon. For a detailed discussion of the background concerning these negotiations see "The Corporate Merger--Background of the Transactions." The consideration of 0.9193 of a Prime Partnership Common Unit reflects the parties' valuation of a Horizon Partnership Common Unit. Each Prime Partnership Unitholder will continue to hold such units of Prime Partnership upon consummation of the Partnership Merger.

    The distribution ratio of one HGP LP Common Unit for every 20 Prime Partnership Common Units was determined by Prime Partnership based on HGP LP's pro forma capitalization and partners' capital as of December 31, 1997. This ratio is expected to result in the issuance of approximately 3,389,000 HGP LP Common Units pursuant to the HGP LP Common Unit Distribution, 2,770,000, or 81.7%, of which will be issued to New Prime.

    The aggregate amount of the Prime Partnership Special Distribution was negotiated in connection with the Merger Agreement. The amount of cash distributed in respect of each unit of Prime Partnership is based on the provisions of the Prime Partnership Agreement that enable holders of Prime Partnership Series C Preferred Units to participate in special cash distributions made in respect of the Prime Partnership Common Units on an as converted basis.

    The following table sets forth the per share/unit consideration and distributions to be received by the shareholders and unitholders of Prime and Horizon upon consummation of the Transactions.

SECURITY                                 PER SHARE/UNIT CONSIDERATION AND DISTRIBUTIONS
----------------------------------  --------------------------------------------------------
PRIME PARTNERSHIP
  Series A Preferred Unit.........  1.0 Prime Partnership Series A Preferred Unit
  Series B Preferred Unit.........  1.0 Prime Partnership Series B Preferred Unit
                                    Cash distribution of $0.60
                                    0.0598 of an HGP LP Common Unit (1)
  Series C Preferred Unit.........  1.0 Prime Partnership Series C Common Unit
                                    Cash distribution of $0.50
                                    0.05 of an HGP LP Common Unit (3)
  Common Unit.....................  1.0 Prime Partnership Common Unit
                                    Cash distribution of $0.50
                                    0.05 of an HGP LP Common Unit (3)

PRIME
  Series A Preferred Share........  1.0 New Prime Series A Preferred Share
  Series B Preferred Share........  1.0 New Prime Series B Preferred Share
                                    Cash distribution of $0.60
                                    0.0598 of an HGP Common Share (1)
  Series C Preferred Share........  1.0 New Prime Series C Preferred Share
                                    Cash distribution of $0.50
                                    0.05 of an HGP Common Share (2)
  Common Share....................  1.0 New Prime Common Share
                                    Cash distribution of $0.50
                                    0.05 of an HGP Common Share (2)

HORIZON PARTNERSHIP
  Common Unit.....................  0.9193 of a Prime Partnership Common Unit
                                    0.04597 of an HGP LP Common Unit (3)

HORIZON
  Common Share....................  0.597 of a New Prime Common Share
                                    0.20 of a New Prime Series B Preferred Share
                                    0.04181 of an HGP Common Share (4)

------------------------

(1) Reflects the distribution ratio of 1.19617 HGP Common Shares and HGP LP Common Units for every 20 New Prime Series B Preferred Shares and Prime Partnership Series B Preferred Units, respectively.

(2) Reflects the distribution ratio of one HGP Common Share for every 20 New Prime Common Shares and New Prime Series C Preferred Shares, respectively.

(3) Reflects the distribution ratio of one HGP LP Common Unit for every 20 Prime Partnership Common Units and Prime Partnership Series C Preferred Units, respectively.

(4) Reflects the sum of (a) the 0.02985 of an HGP Common Share distributable in respect of the 0.597 of a New Prime Common Share based on the distribution ratio of one HGP Common Share for every 20 New Prime Common Shares and (b) the 0.01196 of an HGP Common Share distributable in respect of the 0.20 of a New Prime Series B Preferred Share based on the distribution ratio of
    1.19617 HGP Common Shares for every 20 New Prime Series B Preferred Shares.

    Following the consummation of the Transactions, (i) each Prime Partnership Common Unit will be exchangeable for one New Prime Common Share or, at New Prime's option, the cash equivalent thereof and (ii) each HGP LP Common Unit will be exchangeable for one HGP Common Share or, at HGP's option, the cash equivalent thereof.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE PRIME
  BOARD OF DIRECTORS

    The Prime Board of Directors believes that the Transactions, including the consideration to be paid by Prime, are fair to and in the best interests of Prime, Prime Partnership and their respective security holders. THE PRIME BOARD OF DIRECTORS, ON BEHALF OF PRIME, IN ITS CAPACITY AS SOLE GENERAL PARTNER OF PRIME PARTNERSHIP, UNANIMOUSLY APPROVED THE PARTNERSHIP MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE PRIME BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PRIME PARTNERSHIP COMMON UNITS AND PRIME PARTNERSHIP SERIES C PREFERRED UNITS CONSENT TO THE PARTNERSHIP MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. In reaching this determination, the Prime Board of Directors consulted with Prime's management as well as its financial advisor and legal counsel and considered the short-term and long-term interests of Prime Partnership and its unitholders.

    ADVANTAGES. The material factors that the Prime Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that: (i) the Transactions would establish Prime Partnership as the largest owner/operator of factory outlet centers in the United States which, in the view of the Prime Board of Directors, should improve access to the capital markets and better position the company to attract and retain tenants; (ii) the Transactions would result in an increased market capitalization which likely would result in higher trading volumes for New Prime Common Shares and New Prime Series B Preferred Shares and increased liquidity for the holders of such shares , including Prime Partnership Common Unitholders who receive New Prime Common Shares upon exchange of their units; (iii) the Transactions likely would provide significant cost savings and operating efficiencies for Prime Partnership; (iv) the impact of the Transactions on Prime Partnership's operating results on a pro forma basis are accretive; (v) the Mergers could be effectuated through the issuance of equity rather than the use of available cash or cash raised from debt or equity offerings; (vi) Prime's management and its financial advisor, Friedman, Billings, Ramsey & Co., Inc. ("FBR"), concluded that the Transactions were fair, from a financial point of view; (vii) after review of the terms of the Merger Agreement with Prime's management, legal counsel and financial advisors, the Prime Board of Directors, on behalf of Prime, in its capacity as sole general partner of Prime Partnership, believes the terms of the Merger Agreement were fair; (viii) the Partnership Merger will be tax-free for Prime Partnership for federal income tax purposes; (ix) the HGP LP Common Units to be distributed as a dividend and would enable common and convertible unitholders to benefit from the continuing operations of HGP LP; and (x) the holders of common and convertible preferred shares/units of Prime and Prime Partnership would receive special cash distributions.

    DISADVANTAGES. The Prime Board of Directors also considered the following potentially negative factors which could arise from the Partnership Merger: (i) the significant costs involved in connection with consummating the Transactions;
(ii) the substantial management time and effort required to effectuate the Transactions and integrate the Prime Acquired Properties; (iii) the increase in Prime Partnership's ratio of debt to total market capitalization and the related risks associated with such increased leverage; (iv) the possible adverse effects upon the markets for Prime Common Shares and Prime Series B Preferred Shares and upon Prime's ability to raise capital and issue equity if the Transactions were not consummated; and (v) the risk that the anticipated benefits of the Transactions might not be fully realized. Overall, the Prime Board of Directors concluded that such negative factors were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the Transactions. See "The Corporate Merger--Reasons for the Transactions; Recommendation of the Prime Board of Directors" and "Opinion of Financial Advisor--Prime."

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON
  BOARD OF DIRECTORS

    The Horizon Board of Directors believes that the Transactions, including the consideration, are fair and in the best interests of Horizon, Horizon Partnership and their respective securityholders. ACCORDINGLY, HORIZON'S BOARD OF DIRECTORS, ON BEHALF OF HORIZON, IN ITS CAPACITY AS SOLE GENERAL PARTNER OF HORIZON PARTNERSHIP, UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PARTNERSHIP MERGER, THE TRANSFER OF HORIZON PARTNERSHIP UNITS BY HORIZON AND ITS WITHDRAWAL AS GENERAL PARTNER OF HORIZON PARTNERSHIP, AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF HORIZON PARTNERSHIP UNITS CONSENT TO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PARTNERSHIP MERGER. In reaching its determination, the Horizon Board of Directors consulted with Horizon Partnership's management, as well as financial advisors, legal counsel and accountants, and considered a number of factors.

    ADVANTAGES. The material factors that the Horizon Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that: (i) as a result of the Transactions, Prime Partnership would be better positioned to compete in the outlet shopping center industry; (ii) the Transactions would enhance Prime Partnership's ability to meet its continuing need for liquidity; (iii) the Transactions would provide greater access to the public equity and debt markets and would increase Prime Partnership's ability to raise capital at reasonable rates; (iv) the Transactions would provide Horizon Partnership with a partner that has a stronger capital base; (v) after reviewing Horizon Partnership's strategic alternatives which included maintaining the status quo, raising capital through a debt or equity offering, liquidating the company's assets, acquiring a competitor and merging with another company, the Horizon Board of Directors determined that the Transactions were the best alternative reasonably available to Horizon Partnership Unitholders to maximize unitholder value; (vi) the Horizon Board of Directors believed that, after management's discussions with its investment bankers and after discussions with other REITs which requested and received information about Horizon Partnership, no other prospective purchasers were reasonably expected to make a proposal superior to that made by Prime Partnership in the Transactions; (vii) based upon management's analysis of Horizon Partnership's performance during 1997 and liquidity issues, the Horizon Board of Directors had determined to reevaluate its distribution policy and consider the possible reduction or elimination of future distributions; and
(viii) the Partnership Merger will be tax-free for federal income tax purposes with respect to the Horizon Partnership Unitholders, which the Horizon Board of Directors viewed as favorable because no gain or loss would be recognized by a unitholder of Horizon Partnership. In reaching its determination, the Horizon Board of Directors considered the investigation performed by Horizon Partnership and its advisors as to the financial conditions and business of Prime Partnership, as well as the opinion, analyses and presentations of Lehman Brothers with respect to the strategic alternatives available to Horizon Partnership, including the opinion that, subject to certain factors, the consideration to be received in the Transactions by Horizon's shareholders and unitholders is fair from a financial point of view to such shareholders and unitholders.

    DISADVANTAGES. The Horizon Board of Directors also considered the following potentially negative factors which could arise from the Transactions: (i) the risk that the anticipated benefits from the Transactions might not be fully realized; (ii) that for each of the first three quarters of 1997, the distribution declared on a Horizon Partnership Unit was $0.35 and the distribution declared on 0.9193 of a Prime Partnership Common Unit into which one Horizon Partnership Unit is exchangeable pursuant to the terms of the Partnership Merger (the "Prime Partnership Common Unit Equivalent") was $0.07 lower, or $0.28; (iii) the possibility that the market price of Prime Common Shares, and thus the consideration to be paid Horizon securityholders and unitholders, may decrease in value prior to the Corporate Merger Effective Time;
(iv) the significant costs involved in connection with consummating the Transactions; (v) the substantial management time and effort required to effectuate the Transactions; and (vi) the possibility that Horizon may be required, if the Merger Agreement is terminated under certain circumstances, to pay Prime a Break-up Fee of $20,000,000 and to reimburse Prime for Break-up Expenses of up to $4,500,000. See "The Corporate Merger--Reasons for the Transactions; Recommendation of the Prime Board of Directors" and "Opinion of Financial Advisor--Prime."

OPINIONS OF FINANCIAL ADVISORS

    PRIME. Prime received the oral opinion of FBR at the meeting of the Prime Board of Directors on January 30, 1998, which was confirmed in writing on February 1, 1998, to the effect that, as of the respective dates of such opinion, the consideration to be paid in connection with the Transactions is fair from a financial point of view to Prime and Prime Partnership.

    FBR is a nationally recognized investment banking and financial advisory firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Prime selected FBR to serve as its financial advisor with respect to the Transactions on the basis of such experience and FBR's familiarity with Prime and its operations.

    Prime has agreed to pay FBR a fee of $3,000,000 for the delivery of its opinion and related advisory work, and to indemnify FBR against certain liabilities, including liabilities under the federal securities laws. For additional information concerning FBR and its written opinion, see "The Corporate Merger--Opinion of Financial Advisor--Prime" and FBR's written opinion, dated as of February 1, 1998, attached hereto as Appendix D. The written opinion of FBR should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by FBR in rendering such an opinion.

    HORIZON. Horizon received the oral opinion of Lehman Brothers at the meeting of the Horizon Board of Directors on January 29, 1998, which opinion was subsequently confirmed in writing on January 29, 1998 that as of such date, and subject to assumptions, factors and limitations as described in that opinion, the consideration to be received by the Horizon shareholders and Horizon Partnership limited partners was fair, from a financial point of view.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Horizon Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the real estate industry. Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers, has made a loan to Horizon which had a balance outstanding as of March 31, 1998 of approximately $254,000,000 and such loan is due in full upon the consummation of the Transactions.

    As compensation for its services in connection with the Transactions, Horizon has agreed to pay Lehman Brothers a fee upon consummation of the Transactions of $6,000,000, as well as to reimburse Lehman Brothers for reasonable expenses. In addition, Horizon has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Horizon and the rendering of its opinion. For additional information concerning Lehman Brothers and its written opinion, see "The Corporate Merger--Opinion of Financial Advisor--Horizon" and Lehman Brothers' written opinion, dated as of February 1, 1998, attached hereto as Appendix E. The written opinion of Lehman Brothers should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Lehman Brothers in rendering such an opinion.

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF
  HORIZON

    Certain executive officers, directors and key employees of Horizon have been granted stock options and/or have entered into certain agreements providing them with cash payments and/or rights upon the occurrence of a merger or consolidation between Horizon and another person, the corporate reorganization of Horizon or the acquisition of a majority or more of the assets of Horizon by another person (each a "Specified Event"). The Transactions are such a Specified Event within the meaning of the aforementioned agreements. These executive officers, directors and key employees will receive material benefits from the Transactions that will not generally be received by the other participants in the Transactions and therefore a conflict between the interests of such directors, executive officers and key employees, as individuals, and the interests of the shareholders of Horizon, could exist. For example, under existing agreements with and compensation awards from Horizon, all of which were approved by the Horizon Board of Directors, James S. Wassel, President and Chief Executive Officer of Horizon, will receive the following upon the consummation of the Transactions pursuant to the terms of the Employment Agreement dated as of April 24, 1997, as amended by that certain Amendment No. 1 to Employment Agreement dated as of November 12, 1997: (i) the greater of (a) his base salary plus the maximum bonus he is entitled to receive under the terms of the Employment Agreement and (b) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period, (ii) a payment in the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" under the Code, (iii) the remaining 35,000 restricted Horizon Common Shares to which Mr. Wassel is entitled under the terms of his Employment Agreement and (iv) full vesting of the options under which Mr. Wassel has the right to purchase 200,000 Horizon Common Shares. For a detailed description of the cash payments and other benefits which will be provided to executive officers, directors and key employees of Horizon in connection with the consummation of the Transactions, see "Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Horizon."

EFFECTIVE TIME OF THE PARTNERSHIP MERGER AND CLOSING DATE

    The closing ("Closing") of the Partnership Merger will take place at 10:00 a.m. on the date to be specified by Prime Partnership and Horizon Partnership, which will be no later than the third business day after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties. The Partnership Merger will become effective (the "Partnership Merger Effective Time") immediately after the Prime Partnership Special Distribution, or at such time as Prime Partnership and Horizon Partnership will agree should be specified in the Merger Agreement. It is currently anticipated that the Partnership Merger
Effective Time will be on or about            , 1998.

CONDITIONS TO THE MERGERS; WAIVER AND AMENDMENT

    The consummation of the Mergers are subject to satisfaction of certain conditions, all of which may be waived unless otherwise required by law, including, among other things, obtaining the requisite approval of the limited partners and shareholders, as the case may be, of Horizon Partnership, Prime Partnership, Horizon and Prime, and receipt by Prime and Horizon of opinions of their respective counsel to the effect described in "The Partnership Merger--Federal Income Tax Consequences." See "The Corporate Merger--Representations and Warranties; Conditions to the Mergers" and "The Corporate Merger-- Waiver and Amendment."

APPRAISAL RIGHTS

    The Horizon Partnership Unitholders and Prime Partnership Common Unitholders are not entitled to a statutory right of appraisal.

FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP MERGER

    The receipt of Prime Partnership Common Units in the Partnership Merger generally is not expected to result in the recognition of taxable income or gain by any Prime Partnership Unitholder or Horizon Partnership Unitholder at the time of the Partnership Merger. However, the particular tax consequences of the Partnership Merger for each Horizon Partnership Unitholder or Prime Partnership Unitholder will depend on a number of factors related to the tax situation of the individual unitholder, including such unitholder's adjusted tax basis in its Horizon Partnership Units or Prime Partnership Units at the time of the Partnership Merger, the assets that the Horizon Partnership Unitholder or Prime Partnership Unitholder originally contributed to Horizon Partnership or Prime Partnership in exchange for his or her units, such unitholder's share of the "unrealized gain" with respect to Horizon Partnership's assets or Prime Partnership's assets at the time of the Partnership Merger, the extent to which a unitholder's share of the liabilities of Prime Partnership which the unitholder includes in its basis for its Horizon Partnership Units or Prime Partnership Units after the Partnership Merger is less than such unitholder's share of the liabilities of Horizon Partnership or Prime Partnership before the Partnership Merger. Although the gain that the unitholders of Prime Partnership and Horizon Partnership may recognize as a result of the Partnership Merger is most likely to be less than the gain that they otherwise would recognize in a fully taxable transaction, each unitholder is strongly urged to consult with his or her own tax advisor in order to determine the anticipated tax consequences of the Partnership Merger for such unitholder in light of his or her specific circumstances. See "The Federal Income Tax Consequences of the Transactions--Tax Consequences of the Partnership Merger."

RESALES OF PRIME PARTNERSHIP COMMON UNITS, NEW PRIME COMMON SHARES AND NEW PRIME
  SERIES B PREFERRED SHARES

    The Prime Partnership Common Units to be issued to the holders of Horizon Partnership Units in the Partnership Merger will be transferable subject to the restrictions contained in the Prime Partnership Agreement as described under "Prime Partnership Agreement--Transferability of Interests." New Prime Common Shares and New Prime Series B Preferred Shares to be issued to holders of the Horizon Common Shares upon consummation of the Corporate Merger, and New Prime Common Shares reserved for issuance upon exchange of Prime Partnership Common Units to be issued to holders of Horizon Partnership Units upon consummation of the Partnership Merger, will be registered under the Securities Act. Such securities may be traded freely and without restriction by those shareholders and unitholders who are not deemed to be "affiliates" of Horizon and Prime as that term is defined in the rules and regulations promulgated pursuant to the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with an issuer. This Joint Consent Solicitation Statement/Prospectus/Information Statement does not cover any resales of New Prime Common Shares and New Prime Series B Preferred Shares received by affiliates of Horizon or Prime. Under a registration rights agreement to be entered into by New Prime, New Prime is obligated to keep in effect a shelf registration statement under which affiliates of Horizon or Prime may sell their New Prime Common Shares and New Prime Series B Preferred Shares. See "The Corporate Merger--Registration Rights Agreement."

TERMINATION

    The Merger Agreement provides that it may be terminated in a number of circumstances at any time prior to the Partnership Merger Effective Time, whether before or after the approval of the Partnership Merger and the other transactions contemplated by the Merger Agreement by the unitholders of Prime Partnership and Horizon Partnership. See "The Corporate Merger--Termination Provisions."

BREAK-UP FEE AND EXPENSES

    Depending on the reason for the Merger Agreement's termination, Horizon may be required to pay Prime the Break-up Expenses, the Break-up Fee or the Break-up Fee plus the Break-up Expenses, or

Prime may be required to pay Horizon the Break-up Expenses. See "The Corporate Merger--Break-up Fee and Expenses."

ANTICIPATED ACCOUNTING TREATMENT

    The Mergers will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. See "The Corporate Merger--Anticipated Accounting Treatment."

CONDUCT OF BUSINESS PENDING THE MERGERS

    Each of Horizon and Horizon Partnership has agreed that, prior to the Corporate Merger Effective Time, it will, and will cause each of its respective subsidiaries which it controls to, conduct its business in the ordinary course, except in certain circumstances. In addition, each of Prime and Prime Partnership has agreed that, prior to the Corporate Merger Effective Time, it will, and will cause each of its respective subsidiaries which it controls to, conduct its business in the ordinary course, except in certain circumstances. See "The Corporate Merger--Conduct of Business Pending the Mergers."

NO SOLICITATION OF OTHER TRANSACTIONS

    Horizon has agreed that it will not, and will not permit its officers, trustees, employees, agents or financial advisors to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transactions involving all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Merger Agreement does not, however, prohibit Horizon from entering into discussions with respect to an unsolicited Acquisition Proposal if the Horizon Board of Directors determines that such action is required by its duties to its shareholders imposed by law. See "The Corporate Merger--No Solicitation of Other Transactions."

EXCHANGE OF UNITS

    Contemporaneous with or as soon as practicable after the Partnership Merger Effective Time, Prime Partnership shall mail or otherwise make available to each holder of record of Horizon Partnership Units whose interest in Horizon Partnership was converted into the right to receive the Partnership Merger Consideration, a letter of transmittal. Such letter of transmittal shall contain instructions for execution and delivery of the Prime Partnership Agreement which shall specify that delivery of the Partnership Merger Consideration shall be effected only upon execution and delivery of the Prime Partnership Agreement and such other documentation as Prime Partnership may reasonably specify as necessary in connection with the consummation of the Transactions. Upon execution and delivery of the Prime Partnership Agreement and such other documentation as specified, each holder of Horizon Partnership Units shall be entitled to receive from Prime Partnership a copy of the Prime Partnership Agreement, duly amended to reflect the Partnership Merger Consideration to be received by such holder as well as any dividends or distributions to which such holder is entitled. Only holders of record on the books and records of Horizon Partnership shall be entitled to the Partnership Merger Consideration and to become a limited partner in Prime Partnership. Until the execution and delivery of the Prime Partnership Agreement by a holder of Horizon Partnership Units and such other documentation as specified, such Horizon Partnership Units shall be deemed at any time after the Partnership Merger Effective Time to represent only the rights to receive the Partnership Merger Consideration into which such Horizon Partnership Units shall have been converted, without interest, and any dividends or other distributions to which such holder is entitled, without interest.

COMPARISON OF RIGHTS OF UNITHOLDERS

    The following discussion summarizes certain significant differences between the rights of holders of limited partnership interests of Horizon Partnership and Prime Partnership as a result of the Transactions. The rights of the Horizon Partnership Unitholders and Prime Partnership Unitholders are presently governed by the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), the Horizon Partnership Agreement and Prime Partnership Agreement, respectively. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Horizon Partnership Agreement and the Prime Partnership Agreement.

    ISSUANCE OF OTHER UNITS

    Both the Horizon Partnership Agreement and the Prime Partnership Agreement authorize the general partner to cause the partnership to issue additional partner interests in the form of partnership units for any purpose.

    UNIT OPTION PLAN

    Under the Prime Partnership Agreement, if any incentive options granted in connection with the Prime Stock Incentive Plan are exercised, Prime shall contribute to the capital of Prime Partnership an amount equal to the exercise price paid to Prime, and Prime shall receive common units corresponding to the number of Prime Common Shares delivered by Prime to the exercising party multiplied by the exchange factor.

    The Horizon Partnership Agreement provides that Horizon as general partner may cause Horizon Partnership to adopt one or more Horizon Partnership Unit option or incentive plans pursuant to which officers, directors and/or employees of Prime Partnership or Prime may acquire Prime Partnership Units.

    INDEMNIFICATION

    Pursuant to the Prime Partnership Agreement, Prime Partnership shall generally indemnify and hold harmless Prime from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses incurred by Prime.

    Pursuant to the Horizon Partnership Agreement, Horizon Partnership shall generally indemnify Horizon, any director, officer or employer of Horizon or Horizon Partnership or any person (including any affiliate) designated as an agent by Horizon in its reasonable discretion from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees).

    FINANCIAL STATEMENTS AND REPORTS

    The Prime Partnership Agreement provides that Prime shall cause to be submitted to the limited partners promptly upon receipt of the same from the accountants and in no event later than April 1 of each year, copies of audited financial statements prepared on a consolidated basis for Prime Partnership.

    The Horizon Partnership Agreement provides that Horizon shall maintain at the office of Horizon Partnership full and accurate books of Horizon Partnership showing all transactions, assets and liabilities, financial condition, names and current addresses of partners and all other records necessary for recording Horizon Partnership's business and affairs.

    MERGERS

    DRULPA provides that limited partnerships may enter into mergers, consolidations or similar transactions with other limited partnerships or business entities.

    TRANSFER OR PLEDGE OF UNITS

    Pursuant to the Prime Partnership Agreement, limited partners of Prime Partnership shall have the right to transfer all or any portion of its common units to any person or entity as long as such person or entity does not lack the legal right, power or capacity to own a partnership interest.

    Pursuant to the Horizon Partnership Agreement, limited partners of Horizon Partnership may not, generally, without the consent of Horizon, as general partner, transfer all or any portion of its partnership interests.

    REDEMPTION/EXCHANGE OF UNITS

    Under the Prime Partnership Agreement, if at any time Prime's preferred shares are to be redeemed pursuant to the Prime Charter purchased by Prime, Prime Partnership shall redeem an equal number of preferred units by payment to Prime of the preferred unit redemption amount or purchase price to be paid by Prime immediately prior to or concurrently with such redemption or purchase.

    The Horizon Partnership Agreement provides that any limited partner holding 100,000 or more registrable securities or equivalent securities shall be entitled to redeem the partnership units held by such limited partner only during the 30-day period immediately following the filing with the commission by Horizon of its annual report on Form 10-K or during such periods as Horizon Partnership may otherwise determine.

    AMENDMENTS

    The Prime Partnership Agreement may not be amended, except by a written instrument signed by Prime (and approved on behalf of Prime by at least a majority of its directors who are not affiliates of any of the limited partners) and by a majority-in-interest of the partners.

    The Horizon Partnership Agreement provides that such agreement, except for certain restrictions, may be amended by Horizon, without consent of any limited partner.

MANAGEMENT AND OPERATION OF NEW PRIME AFTER THE TRANSACTIONS

    After the Transactions, management and control of Prime Partnership will be vested in New Prime, which will serve as its sole general partner. Senior management of New Prime will be drawn from the present management of Prime. See "Interests of Certain Persons in the Transactions."

    The Board of Directors of New Prime (the "New Prime Board of Directors") will consist of the following persons: Michael W. Reschke, Abraham Rosenthal, William H. Carpenter, Jr., Glenn D. Reschke, Terence C. Golden, Kenneth A. Randall, James R. Thompson, Marvin S. Traub, Sharon Sharp, Norman Perlmutter, Robert D. Perlmutter and William P. Dickey. The New Prime Board of Directors will be divided into three equally numbered classes serving staggered three-year terms. One class will serve as directors until the 1999 annual meeting of shareholders, one class will serve as directors until the 2000 annual meeting of shareholders, and one class will serve as directors until the 2001 annual meeting of shareholders.

    The Merger Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of former directors and officers of Horizon after the Transactions. See "Interests of Certain Persons in the Transactions."

CONSENT SOLICITATION INFORMATION OF UNITHOLDERS; RECORD DATES; CONSENTS REQUIRED

    PRIME. Prime Partnership Consenting Unitholders are being asked by Prime, in its capacity as sole general partner of Prime Partnership, to consent to the Transactions. Consent to the Transactions by the Prime Partnership Consenting Unitholders is required for consummation of the Transactions. Neither the Prime Partnership Agreement nor Delaware law requires the setting of a record date for Prime Partnership Consenting Unitholders entitled to consent to the Transactions. However, only Prime Partnership Consenting Unitholders of record may consent to the Transactions. Approval of the Transactions requires the affirmative consent of the holders of a majority of Prime Partnership Common Units and holders of a majority of Prime Partnership Series C Preferred Units. At February 1, 1998, Prime Partnership had issued and outstanding 35,800,423 Prime Partnership Common Units and 727,273 Prime Partnership Series C Preferred Units.

    Consents will be solicited by mail, telephone and in person. Solicitations may be made by certain employees of Prime Partnership, none of whom will receive additional compensation for such solicitations. Prime Partnership will bear its own expenses in connection with the consent solicitation. Consents must be received prior to the execution and delivery of the Delaware Certificate of Merger with the Delaware

Secretary (the "Prime Consent Period"). Prime Partnership Consenting Unitholders may revoke consents until the expiration of the Prime Consent Period by dating, signing and delivering a written notice, which clearly expresses the revocation of consent, to Prime Partnership, or by delivering a properly executed, subsequently dated consent card withholding a previously granted consent.

    HORIZON. Horizon Partnership Unitholders are being asked by Horizon, in its capacity as sole general partner of Horizon Partnership, to consent to the Transactions. Consent to the Transactions by the Horizon Partnership Unitholders is required for consummation of the Transactions. Neither the Horizon Partnership Agreement nor Delaware law requires the setting of a record date for Horizon Partnership Unitholders entitled to consent to the Transactions. However, only Horizon Partnership Unitholders of record may consent to the Transactions. Approval of the Transactions requires the affirmative consent of the holders of a majority of Horizon Partnership Units. At February 1, 1998, Horizon Partnership had issued and outstanding 4,227,064 Horizon Partnership Units.

    Consents will be solicited by mail, telephone and in person. Solicitations may be made by certain employees of Horizon Partnership, none of whom will receive additional compensation for such solicitations. Horizon Partnership will bear its own expenses in connection with the consent solicitation. Consents must be received prior to the execution and delivery of the Delaware Certificate of Merger with the Delaware Secretary (the "Horizon Consent Period"). Horizon has retained MacKenzie Partners to assist in the solicitation of consents. The fee of such firm for the corporate proxy solicitation is estimated to be $7,500, plus reimbursement for out-of-pocket costs and expenses and will also cover the solicitation of partnership consents. Horizon Partnership Unitholders may revoke consents until the expiration of the Horizon Consent Period by dating, signing and delivering a written notice, which clearly expresses the revocation of consent, to Horizon Partnership, or by delivering a properly executed, subsequently dated consent card withholding a previously granted consent.

PRIME PARTNERSHIP AND HGP LP SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables set forth the summary unaudited pro forma financial data for Prime Partnership and HGP LP after their giving effect to the Transactions as if they had occurred on the dates indicated herein and the other pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

    The summary unaudited pro forma operating data are presented as if the Transactions had been consummated at the beginning of the earliest period presented.

    The summary unaudited pro forma balance sheet data is presented as if the Transactions had occurred on December 31, 1997. The Mergers have been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Transactions have been made.

    The summary pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the unaudited pro forma financial statements and notes thereto included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

    The summary unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of Prime Partnership and Horizon Partnership or HGP LP would have been for the period and dates presented nor does such data purport to represent the results of future periods.

                          PRIME PARTNERSHIP AND HGP LP
                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

                                                                                                 PRO FORMA
                                                                                         -------------------------
                                                                                          YEAR ENDED DECEMBER 31,
                                                                                                   1997
                                                                                         -------------------------
                                                                                             PRIME
                                                                                          PARTNERSHIP     HGP LP
                                                                                         -------------  ----------
                                                                                         (IN THOUSANDS, EXCEPT PER
                                                                                             UNIT INFORMATION)
OPERATING DATA:
REVENUES
Base rents.............................................................................   $   175,548   $   27,416
Percentage rents.......................................................................         8,140          151
Tenant reimbursements..................................................................        66,732        9,341
Income from investment partnerships....................................................           243           --
Interest and other.....................................................................        15,593        2,638
                                                                                         -------------  ----------
    Total revenues.....................................................................       266,256       39,546
EXPENSES
Property operating.....................................................................        51,261        7,862
Real estate taxes......................................................................        19,655        3,782
Depreciation and amortization..........................................................        61,670        4,489
General and administrative.............................................................         7,232        3,500
Interest...............................................................................        81,210       10,034
Impairment and severance...............................................................            --        6,949
Other charges..........................................................................         6,988        2,696
                                                                                         -------------  ----------
    Total expenses.....................................................................       228,016       39,312
                                                                                         -------------  ----------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM................................        38,240          234
Income allocated to minority interests.................................................           (76)          --
                                                                                         -------------  ----------
INCOME FROM CONTINUING OPERATIONS......................................................        38,164          234
Income allocated to preferred unitholders..............................................        23,245           --
                                                                                         -------------  ----------
NET INCOME APPLICABLE TO COMMON UNITS..................................................   $    14,919   $      234
                                                                                         -------------  ----------
                                                                                         -------------  ----------
EARNINGS PER COMMON UNIT:
  General partner......................................................................   $      0.32   $     0.07
                                                                                         -------------  ----------
                                                                                         -------------  ----------
  Limited partner......................................................................   $      0.32   $     0.07
                                                                                         -------------  ----------
                                                                                         -------------  ----------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner......................................................................        33,587        2,770
  Limited partner......................................................................        12,391          619
                                                                                         -------------  ----------
                                                                                               45,978        3,389
                                                                                         -------------  ----------
                                                                                         -------------  ----------


BALANCE SHEET DATA
 (at end of period)                                                                          DECEMBER 31, 1997
---------------------------------------------------------------------------------------  -------------------------
Investment in rental property, net.....................................................   $ 1,751,257   $  157,099
Total assets...........................................................................     1,867,030      176,749
Total debt.............................................................................     1,095,841      127,387
Minority interests.....................................................................         3,666           --
Partners' capital......................................................................       714,062       40,565

PRIME PARTNERSHIP SUMMARY HISTORICAL FINANCIAL DATA

    The following summary historical financial data for the three years ended December 31, 1997, 1996 and 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the two years ended December 31, 1993 and 1992 are derived from the consolidated financial statements of Prime and the combined financial statements of Prime Retail Properties (the "Prime Partnership Predecessor"). Combined financial statements for the two years ended December 31, 1993 and the period January 1, 1994 to March 21, 1994 are included for the Prime Partnership Predecessor. The combined financial statements for the Prime Partnership Predecessor combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the management and development operations acquired by Prime from PGI in connection with the Prime IPO. Because of the Prime IPO and the related transactions pertaining to the formation of Prime, results of operations for Prime after March 21, 1994 are not comparable to results for prior periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and other financial information included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

                (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                   PRIME PARTNERSHIP
                                                           PRIME PARTNERSHIP                    PREDECESSOR (COMBINED)
                                           --------------------------------------------------  -------------------------
                                                                                 PERIOD FROM   PERIOD FROM
                                                        YEAR ENDED                 MARCH 22     JANUARY 1
                                                       DECEMBER 31,                   TO           TO        YEAR ENDED
                                           ------------------------------------  DECEMBER 31,   MARCH 21,   DECEMBER 31,
                                              1997         1996         1995         1994         1994          1993
                                           -----------  -----------  ----------  ------------  -----------  ------------
TOTAL REVENUES...........................  $   129,092  $    89,040  $   77,398   $   45,365    $   6,330    $   21,800
Operating expense........................       38,909       25,709      22,366       12,414        2,424         6,604
                                           -----------  -----------  ----------  ------------  -----------  ------------
Operating income.........................       90,183       63,331      55,032       32,951        3,906        15,196
Other expenses(1)........................       70,168       55,461      41,176       22,819        6,314        19,069
                                           -----------  -----------  ----------  ------------  -----------  ------------
Income (loss) before minority
  interests..............................       20,015        7,870      13,856       10,132       (2,408)       (3,873)
Income allocated to minority interests...         (189)        (140)       (167)         (46)      --            --
                                           -----------  -----------  ----------  ------------  -----------  ------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................       19,826        7,730      13,869       10,086       (2,408)       (3,873)
Extraordinary item.......................       (2,061)      (4,280)     --           --           --            --
                                           -----------  -----------  ----------  ------------  -----------  ------------
NET INCOME (LOSS)........................       17,765        3,450      13,869       10,086       (2,408)       (3,873)
Income allocated to preferred units......       12,995       14,236      20,944       16,290       --            --
                                           -----------  -----------  ----------  ------------  -----------  ------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS..................................  $     4,770  $   (10,786) $   (7,255)  $   (6,204)   $  (2,408)   $   (3,873)
                                           -----------  -----------  ----------  ------------  -----------  ------------
                                           -----------  -----------  ----------  ------------  -----------  ------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS:
  General partner........................  $     3,305  $    (5,193) $   (1,724)  $   (1,465)
  Limited partner........................        1,465       (5,593)     (5,531)      (4,739)
                                           -----------  -----------  ----------  ------------
Total....................................  $     4,770  $   (10,786) $   (7,255)  $   (6,204)
                                           -----------  -----------  ----------  ------------
                                           -----------  -----------  ----------  ------------

                                                                                                   PRIME PARTNERSHIP
                                                           PRIME PARTNERSHIP                    PREDECESSOR (COMBINED)
                                           --------------------------------------------------  -------------------------
                                                                                 PERIOD FROM   PERIOD FROM
                                                        YEAR ENDED                 MARCH 22     JANUARY 1
                                                       DECEMBER 31,                   TO           TO        YEAR ENDED
                                           ------------------------------------  DECEMBER 31,   MARCH 21,   DECEMBER 31,
                                              1997         1996         1995         1994         1994          1993
                                           -----------  -----------  ----------  ------------  -----------  ------------
EARNINGS (LOSS) PER COMMON UNIT(2):
  General partner (including $0.07 and
    $0.25 net loss per unit from
    extraordinary item in 1997 and 1996,
    respectively)........................  $      0.17  $     (0.63) $    (0.60)  $    (0.51)
                                           -----------  -----------  ----------  ------------
                                           -----------  -----------  ----------  ------------
  Limited partner (including $0.07 and
    $0.25 net loss per unit from
    extraordinary item in 1997 and 1996,
    respectively)........................  $      0.17  $     (0.63) $    (0.60)  $    (0.51)
                                           -----------  -----------  ----------  ------------
                                           -----------  -----------  ----------  ------------
WEIGHTED AVERAGE COMMON UNITS
  OUTSTANDING:
  General partner........................       19,189        8,221       2,875        2,850
  Limited partner........................        8,505        8,855       9,221        9,221
                                           -----------  -----------  ----------  ------------
Total....................................       27,694       17,076      12,096       12,071
                                           -----------  -----------  ----------  ------------
                                           -----------  -----------  ----------  ------------
BALANCE SHEET DATA:
Rental property (before accumulated
  depreciation)..........................  $   904,518  $   640,751  $  454,471   $  376,181    $ 180,170    $  185,394
Total assets.............................      911,834      670,347     462,758      386,198      186,034       190,685
Total liabilities........................      548,542      526,584     326,094      232,917      198,244       197,400
Total partners' capital (deficit)........      359,381      139,777     132,257      (11,217)     (12,210)       (6,715)

SUPPLEMENTAL DATA:
Funds from operations(3).................  $    48,187  $    34,652  $   29,046   $   22,154    $     139    $    4,351
Ratio of earnings to combined fixed
  charges and preferred unit
  distributions..........................        1.06x      --           --           --           --            --
Excess of combined fixed charges and
  preferred unit dividends over
  earnings(4)............................  $   --       $    (9,745) $  (10,262)  $   (7,507)   $  (2,366)   $   (4,423)
Net cash provided by (used in) operating
  activities.............................  $    46,695  $    42,245  $   37,272   $   17,573    $  (1,873)   $   14,450
Net cash used in investing activities....  $  (229,702) $  (232,291) $  (81,967)  $ (149,435)   $  (1,239)   $  (54,210)
Net cash provided by financing
  activities.............................  $   185,366  $   179,042  $   56,634   $  134,845    $   4,087    $   39,907
Factory outlet GLA (square feet).........        7,217        5,780       4,331        3,382        1,839         1,839

------------------------

Notes:

(1) Other expenses includes depreciation and amortization expenses, general and administrative expense, interest expense, and other charges.

(2) Net loss per common unit outstanding is net of applicable preferred distributions.

(3) Prime Partnership's management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Prime Partnership, Funds from Operations ("FFO") should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. Prime Partnership has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. FFO represents net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization and after adjustments for unconsolidated investment partnerships and joint ventures. In March 1995, the National Association of Real Estate Investment Trusts ("NAREIT") issued a clarification of its definition of FFO. Although Prime Partnership has adopted the NAREIT definition of FFO, Prime Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Prime Partnership may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Prime Partnership's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income
    (loss) before allocation to minority interests and preferred shareholders to FFO is as follows:

                                                                                                      PRIME PARTNERSHIP
                                                                 PRIME PARTNERSHIP                 PREDECESSOR (COMBINED)
                                                    --------------------------------------------  -------------------------
                                                                                       PERIOD       PERIOD
                                                              YEAR ENDED              MARCH 22      JAN. 1
                                                             DECEMBER 31,                TO           TO        YEAR ENDED
                                                    -------------------------------   DEC. 31,     MARCH 21,   DECEMBER 31,
                                                      1997       1996       1995        1994         1994          1993
                                                    ---------  ---------  ---------  -----------  -----------  ------------
Income (loss) before allocations to minority
  interests and preferred unitholders.............  $  20,015  $  14,001(i) $  13,856  $  10,132   $  (2,408)   $   (3,873)
FFO ADJUSTMENTS
Depreciation and amortization.....................     26,414     18,703     14,884       9,508        2,173         7,504
Unconsolidated joint venture adjustments (ii).....      1,758      1,948        306       2,514          374           720
                                                    ---------  ---------  ---------  -----------  -----------  ------------
FFO before allocation to minority interests and
  preferred unitholders...........................  $  48,187  $  34,652  $  29,046   $  22,154    $     139    $    4,351
                                                    ---------  ---------  ---------  -----------  -----------  ------------
                                                    ---------  ---------  ---------  -----------  -----------  ------------

------------------------

NOTES:

    (i) Excludes a nonrecurring charge of $6,131 related to the execution of a binding loan commitment related to the pre-payment of long-term debt recorded during the three months ended June 30, 1996.

    (ii) Amounts include net preferential partner distributions from a joint venture partnership of $400, $162 and $2,538 for the years ended December 31, 1996 and 1995 and the period from March 22, 1994 to December 31, 1994, respectively.

(4) For purposes of these computations, earnings consist of income (loss) less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred unit dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred unit dividends. For the years ended December 31, 1996, 1995, 1994 and 1993, Prime's earnings were inadequate to cover fixed charges and preferred unit distributions. A reconciliation of income (loss) before minority interests to excess of combined fixed charges and preferred unit distributions and dividends over earnings is as follows:

                                                                                             PRIME PARTNERSHIP
                                                PRIME RETAIL, L.P.                              PREDECESSOR
                            ----------------------------------------------------------  ----------------------------
                                                                          PERIOD FROM    PERIOD FROM
                             YEAR ENDED     YEAR ENDED     YEAR ENDED     MARCH 22 TO   JANUARY 1 TO    YEAR ENDED
                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                1997           1996           1995           1994           1994           1993
                            -------------  -------------  -------------  -------------  -------------  -------------
Income (loss) before
  minority interests......    $  20,015      $   7,870      $  13,856      $  10,132      $  (2,408)     $  (3,873)
Interest incurred.........       39,078         26,853         22,394          8,491          2,585          9,277
Amortization of
  capitalized interest....          343            284            222            152             42            161
Amortization of debt
  issuance costs..........        2,330          2,407          3,309          2,160            695            362
Amortization of interest
  rate protection
  contracts...............        1,390          1,383          1,276            797         --             --
Less interest earned on
  interest rate protection
  contracts...............         (115)          (201)          (721)          (224)        --             --
Less capitalized
  interest................       (3,818)        (3,462)        (2,675)        (1,277)        --               (711)
                            -------------  -------------  -------------  -------------  -------------  -------------
  Earnings................       59,223         35,134         37,661         20,231            914          5,216
                            -------------  -------------  -------------  -------------  -------------  -------------
Interest incurred.........       39,078         26,853         22,394          8,491          2,585          9,277
Amortization of debt
  issuance costs..........        2,330          2,407          3,309          2,160            695            362
Amortization of interest
  rate protection
  contracts...............        1,390          1,383          1,276            797         --             --
Preferred unit
  distributions...........       12,995         14,236         20,944         16,290         --             --
                            -------------  -------------  -------------  -------------  -------------  -------------
  Combined Fixed Charges
    and Preferred Unit
    Distributions.........       55,793         44,879         47,923         27,738          3,280          9,639
                            -------------  -------------  -------------  -------------  -------------  -------------
Excess of Combined Fixed
  Charges and Preferred
  Unit Distributions over
  Earnings................    $  --          $  (9,745)     $ (10,262)     $  (7,507)     $  (2,366)     $  (4,423)
                            -------------  -------------  -------------  -------------  -------------  -------------
                            -------------  -------------  -------------  -------------  -------------  -------------
Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Unit
  Distributions...........        1.06x         --             --             --             --             --
                            -------------  -------------  -------------  -------------  -------------  -------------
                            -------------  -------------  -------------  -------------  -------------  -------------

HORIZON PARTNERSHIP SUMMARY HISTORICAL FINANCIAL DATA

    The following table sets forth summary historical financial data for Horizon Partnership, which includes the results of operations of McArthur/Glen Outlet Centers Limited Partnership ("McArthur/ Glen") from July 14, 1995, the date of the consolidation. The summary historical financial data as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 is derived from the audited financial statements of Horizon Partnership included herein. Summary historical financial data as of December 31, 1995, 1994 and 1993 and for each of the years ended December 31, 1994 and 1993 is derived from the audited financial statements of Horizon Partnership not included herein. The following information should be read in conjunction with, and is qualified in its entirety by, the financial statements and notes thereto of Horizon Partnership and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained elsewhere in this Form S-4.

                                                                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994      1993(1)
                                                                   ---------  ---------  ---------  ---------  ---------

                                                                          (THOUSANDS, EXCEPT PER UNIT AMOUNTS AND
                                                                                   NUMBER OF PROPERTIES)
OPERATING DATA:
Revenue..........................................................  $ 162,463  $ 154,499  $  93,929  $  43,267  $  22,247
Expenses.........................................................    156,481    124,277     66,558     26,073     19,274
Impairment and severance.........................................      7,798     65,355     --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before gain on sale of real estate, minority
  interests and extraordinary charge.............................     (1,816)   (35,133)    27,371     17,194      2,973
Gain on sale of real estate......................................          8        563        776        287        272
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before minority interests and extraordinary
  charge.........................................................     (1,808)   (34,570)    28,147     17,481      3,245
Minority interests...............................................     (3,211)      (331)    --         --         --
Extraordinary charge.............................................     (3,927)      (419)    --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)................................................  $  (8,946) $ (35,320) $  28,147  $  17,481  $   3,245
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) per unit before extraordinary charge and gain on
  sale of real estate (2)........................................  $   (0.18) $   (1.34) $    1.47  $    1.39  $    0.03
Net income (loss) per unit (2)...................................  $   (0.32) $   (1.34) $    1.52  $    1.42  $    0.06
Distributions declared per unit (3)..............................  $    1.05  $   2.095  $   2.131  $   1.755  $   0.247

BALANCE SHEET DATA:
Real estate, net of accumulated depreciation.....................  $1,051,321 $1,008,000 $1,023,745 $ 287,833  $ 176,512
Total assets.....................................................  1,115,531  1,095,221  1,059,090    300,043    218,146
Total mortgages and other debt...................................    626,097    557,672    503,246     96,929     24,888
Total partners' capital..........................................    412,924    445,639    491,593    178,463    182,478

OTHER DATA:
Funds from operations (4) (5)....................................  $  44,926  $  66,410  $  47,549  $  25,656  $   6,860
Cash flows provided by (used in):
  Operating activities...........................................     49,778     32,442     35,719     26,713      9,557
  Investing activities (5).......................................    (81,282)   (96,854)  (150,916)  (114,330)   (93,663)
  Financing activities...........................................     28,197     74,054    117,592     56,105    118,965
Total GLA (square feet)..........................................      9,907      9,369      8,464      3,124      2,215
Number of properties.............................................         37         37         35         13         12

------------------------------

NOTES:

(1) The selected financial data includes: for the period up to and including November 7, 1993, the combined financial statements of Horizon Partnership and certain affiliated partnerships, the impact of the Horizon IPO and related transactions as of November 8, 1993 and for the period subsequent to November 8, 1993, the consolidated financial statements of Horizon Partnership.

(2) The earnings per unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See the accompanying notes to consolidated financial statements of Horizon Partnership. There is no difference between basic and diluted earnings per unit.

(3) Included in 1995 is a special one-time distribution of $0.111 per unit, declared in connection with the consolidation with McArthur/Glen, a Delaware limited partnership and a predecessor to Horizon Partnership.

(4) Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Horizon Partnership, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. Management has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. FFO is defined as net income (computed in accordance with generally accepted accounting principles) excluding (1) gains or losses from debt restructuring, certain one-time charges and write downs and sales of property, (2) depreciation of real estate, (3) amortization other than the amortization of deferred financing costs and (4) adjustments for unconsolidated partnerships and joint ventures (Funds from Operations as defined by the National Association of Real Estate Investment Trusts in March 1995). Although Horizon Partnership has adopted the NAREIT definition of FFO, Horizon Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Horizon Partnership may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Horizon Partnership's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay distributions. A reconciliation of income (loss) before extraordinary charge to FFO is as follows:

                                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                                                  ------------------------------------------
                                                                                    1997       1996       1995       1994
                                                                                  ---------  ---------  ---------  ---------
Income (loss) before extraordinary charge.......................................  $  (5,019) $ (34,901) $  28,147  $  17,481
FFO Adjustments:
  Depreciation and amortization.................................................     41,154     36,519     20,178      8,462
  Loss on asset impairment......................................................      7,798     65,355         --         --
  Merger expenses...............................................................      1,001         --         --         --
  Gain on sale of assets........................................................         (8)      (563)      (776)      (287)
                                                                                  ---------  ---------  ---------  ---------
    Total FFO adjustments.......................................................     49,945    101,311     19,402      8,175
                                                                                  ---------  ---------  ---------  ---------
FFO.............................................................................  $  44,926  $  66,410  $  47,549  $  25,656
                                                                                  ---------  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------  ---------


                                                                                    1993
                                                                                  ---------
Income (loss) before extraordinary charge.......................................  $   3,245
FFO Adjustments:
  Depreciation and amortization.................................................      3,887
  Loss on asset impairment......................................................         --
  Merger expenses...............................................................         --
  Gain on sale of assets........................................................       (272)
                                                                                  ---------
    Total FFO adjustments.......................................................      3,615
                                                                                  ---------
FFO.............................................................................  $   6,860
                                                                                  ---------
                                                                                  ---------

(5) Certain reclassifications have been made to previously reported balances in order to provide comparability to the current year amounts. These reclassifications have not changed previously reported results or partners' capital.

COMPARATIVE PER UNIT DATA

    The following summary presents selected comparative unaudited per unit information for Prime Partnership and Horizon Partnership on an historical basis and Prime Partnership and HGP LP on a pro forma basis assuming the Transactions had been effective throughout the periods presented. Horizon Partnership pro forma equivalent per unit amounts are presented with respect to such pro forma information. Such per unit amounts allow comparison of historical information with respect to one Horizon Partnership Unit to the corresponding information for the Partnership Merger Consideration payable in respect of each such unit pursuant to the Partnership Merger.

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON UNIT (1)
Prime Partnership...................................................................................   $     0.24
Horizon Partnership.................................................................................        (0.18)
HGP LP (pro forma) (2)..............................................................................         0.07
Prime Partnership (pro forma) (3)...................................................................         0.32
Horizon Partnership pro forma equivalent (4)........................................................         0.29

CASH DISTRIBUTIONS DECLARED PER COMMON UNIT
Prime Partnership Common Unit (5)...................................................................   $    1.180
Horizon Partnership Common Unit (6).................................................................        1.050
HGP LP Common Unit (pro forma)......................................................................           --
Prime Partnership (pro forma) (3)...................................................................        1.180

Horizon Partnership pro forma equivalent (4)........................................................        1.085

PARTNERS' CAPITAL PER COMMON UNIT
Prime Partnership...................................................................................   $     4.67
Horizon Partnership.................................................................................        14.59
HGP LP (pro forma) (2)..............................................................................        11.97
Prime Partnership (pro forma) (3)...................................................................         7.42
Horizon Partnership pro forma equivalent (4)........................................................         6.82

------------------------

NOTES:

(1) Amounts were computed based on net income (loss) per unit from continuing operations and accordingly, such amounts exclude historical losses from extraordinary items.

(2) The pro forma Net Income Per Common Unit for HGP LP has been prepared assuming that in the HGP LP Common Unit Distribution one unit of HGP LP Common Units will be distributed for every 20 Prime Partnership Common Units and that approximately 1.196 HGP LP Common Units will be distributed for every 20 Prime Partnership Series B Preferred Units, resulting in a total weighted average outstanding HGP LP Common Units of 3,389,000 for the year ended December 31, 1997. For the Partners' Capital per Common Unit data, total outstanding HGP LP Common Units was 3,389,000 as of December 31, 1997.

(3) The pro forma Net Income (Loss) Per Common Unit and Cash Distributions Declared data for Prime Partnership has been prepared assuming that in the Partnership Merger each Horizon Partnership Common Unit is converted into
    0.9193 of a Prime Partnership Common Unit, resulting in total weighted average outstanding Prime Partnership Common Units of 45,978,000 for the year ended December 31, 1997. For the Partners' Capital Per Common Unit data total outstanding Prime Partnership Common Units was 54,083,994 as of December 31, 1997.

(4) The Horizon Partnership pro forma equivalent is determined by multiplying
    0.9193 by the Prime Partnership pro forma per common unit amounts.

(5) The 1996 amount excludes a special cash distribution of $0.145 per common unit paid by Prime Partnership in July 1996.

(6) Pursuant to the Merger Agreement, Horizon Partnership agreed to forego the payment of its 1997 fourth quarter distribution which would customarily have been paid in January 1998.

COMPARATIVE SHARE PRICES

    The Prime Partnership Common Units and the Horizon Partnership Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for either of the Prime Partnership Common Units or the Horizon Partnership Units. However, each Prime Partnership Common Unit to be received by Horizon Partnership Unitholders in the Partnership Merger may be exchanged for one New Prime Common Share or, at New Prime's option, the cash equivalent thereof. The Horizon Partnership Units currently may be exchanged for Horizon Common Shares or, at the option of Horizon, the cash equivalent thereof. The following tables set forth certain information related to comparative share prices of Prime and Horizon.

    PRIME.

    The Prime Common Shares commenced trading on the NYSE on August 27, 1997 under the symbol "PRT". From March 15, 1994 through August 26, 1997, the Prime Common Shares were quoted in the Nasdaq National Market under the trading symbols "PRME".

    The following table sets forth the quarterly high and low sales prices per Prime Common Share reported on the NYSE and in the Nasdaq National Market, as the case may be, as well as the cash distributions paid during the periods indicated:

                                                                                    SALES PRICE PER
                                                                                         SHARE              CASH
                                                                                  --------------------  DISTRIBUTIONS
                                                                                    HIGH        LOW       PAID (1)
                                                                                  ---------  ---------  -------------
1996
First Quarter...................................................................  $   12.50  $   11.00   $   0.295
Second Quarter..................................................................      12.00      10.88       0.295
Third Quarter...................................................................      12.25      11.00       0.440(2)
Fourth Quarter..................................................................      12.75      11.38       0.295
1997
First Quarter...................................................................      13.38      12.00       0.295
Second Quarter..................................................................      13.63      11.88       0.295
Third Quarter...................................................................      15.63      13.13       0.295
Fourth Quarter..................................................................      16.50      13.31       0.295
1998
First Quarter...................................................................      15.50      13.75       0.295
Second Quarter (through April 1, 1998)..........................................      15.19      15.00          --(3)

------------------------

NOTES:

(1) Distributions were paid to Prime Common Shareholders and Prime Partnership Common Unitholders.

(2) Includes a special cash distribution of $0.145 per Prime Common Share paid by Prime in July 1996.

(3) On March 18, 1998, the Prime Board of Directors declared a distribution of $0.295 per share payable on May 15, 1998 to holders of record of Prime Common Shares on April 15, 1998.

    On January 30, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price of a Prime Common Share on the NYSE was $14.81 per share. On November 12, 1997, the last full trading day prior to the public announcement of the Merger Agreement dated November 12, 1997 between Prime, Horizon and the other parties signatory thereto (the "Original Merger Agreement"), the last reported sale price of a Prime Common Share on the NYSE was $13.31. As of March 13, 1998, there were 18 record holders of Prime Partnership Common Units, and Prime's transfer agent reported 226 record holders of Prime Common Shares.

    HORIZON.

    The Horizon Common Shares have been traded on the NYSE under the symbol "HGI" since November 1, 1993. The following table sets forth the quarterly high and low sales prices per Horizon Common Share reported on the NYSE as well as the cash distributions paid during the periods indicated:

                                                                                    SALES PRICE PER
                                                                                         SHARE              CASH
                                                                                  --------------------  DISTRIBUTIONS
                                                                                    HIGH        LOW         PAID
                                                                                  ---------  ---------  -------------
1996
First Quarter...................................................................  $   23.25  $   20.75   $   0.505
Second Quarter..................................................................      21.75      19.50       0.505
Third Quarter...................................................................      21.38      19.75       0.530
Fourth Quarter..................................................................      21.75      19.00       0.530
1997
First Quarter...................................................................      19.50      12.75       0.530
Second Quarter..................................................................      14.00      10.00       0.350
Third Quarter...................................................................      13.81      11.06       0.350
Fourth Quarter..................................................................      14.94      10.38       0.350
1998
First Quarter...................................................................      12.50      11.13       0.105(2)
Second Quarter (through April 1, 1998)..........................................      12.69      12.38          --(3)

------------------------

NOTE:

(1) Distributions were paid to Horizon Common Shareholders and Horizon Partnership Unitholders.

(2) Pursuant to the Merger Agreement, Horizon agreed to forego the declaration of the 1997 fourth quarter distribution which would customarily have been paid in January 1998. As permitted under the Merger Agreement, on February 17, 1998, the Horizon Board of Directors declared a distribution of $0.105 per Horizon Common Share.

(3) As permitted under the Merger Agreement, on March 23, 1998, the Horizon Board of Directors declared a distribution of $0.24 per Horizon Common Share payable on May 15, 1998 to holders of record of Horizon Common Shares on April 15, 1998.

    On January 30, 1998, the last full trading day prior to the public announcement of the Transactions, the last reported sale price of Horizon Common Shares on the NYSE was $12.13 per share. On November 12, 1997, the last full trading day prior to the public announcement of the Original Merger Agreement, the last reported sale price of Horizon Common Shares on the NYSE was $12.56 per share. As of March 13, 1998, there were 143 record holders of Horizon Partnership Units, and Horizon's transfer agent reported 745 record holders of Horizon Common Shares.

    BECAUSE THE PARTNERSHIP MERGER CONSIDERATION IS FIXED AND THE MARKET PRICE OF A PRIME COMMON SHARE IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF NEW PRIME COMMON SHARES INTO WHICH PRIME PARTNERSHIP COMMON UNITS ARE EXCHANGEABLE MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE PARTNERSHIP MERGER AND THEREFORE, THE VALUE OF PRIME PARTNERSHIP COMMON UNITS MAY LIKEWISE FLUCTUATE. UNITHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR PRIME COMMON SHARES AND HORIZON COMMON SHARES.

                         PRIME PARTNERSHIP RISK FACTORS

    In considering whether to approve the Transactions, the unitholders of Prime Partnership and Horizon Partnership should consider, in addition to the other information in this Joint Consent Solicitation Statement/Prospectus/Information Statement, the matters described in this section.

RISKS TO HORIZON PARTNERSHIP UNITHOLDERS

    HORIZON DISTRIBUTIONS. The distribution declared on a Horizon Partnership Unit for each of the first three quarters of 1997 was $0.35 and the distribution declared on a Prime Partnership Common Unit Equivalent was $0.07 lower, or $0.28 for each such quarter. There can be no assurance that Prime Partnership will make distributions or, if distributions are made, that they will be equal to or in excess of those historically paid to unitholders of Prime Partnership.

    REDUCTION OR ELIMINATION OF DISTRIBUTION IF THE TRANSACTIONS FAIL TO
OCCUR. Due to the decline in Horizon Partnership's operating results and its continuing liquidity needs, in the event that the Transactions are not consummated, Horizon Partnership plans to reevaluate its distribution policy and may reduce or eliminate its quarterly distribution paid to Horizon Partnership Unitholders.

    TERMINATION PAYMENTS IF THE TRANSACTIONS FAIL TO OCCUR. No assurance can be given that the Transactions will be consummated. The Merger Agreement provides for a Break-up Fee payable by Horizon of $20,000,000 plus Break-up Expenses of up to $4,500,000 if the Merger Agreement is terminated by either Prime or Horizon under certain circumstances and within one year after such termination, Horizon enters into an agreement regarding an "Acquisition Proposal" which is consummated. In addition, if the Merger Agreement is terminated for certain other reasons, Prime or Horizon will be required to pay the other party's Break-Up Expenses of up to $4,500,000. See "The Corporate Merger-Break-up Fee and Expenses."

    The obligation to pay the Break-up Fee and/or Break-up Expenses may adversely affect the ability of Horizon to engage in another transaction in the event the Transactions are not consummated.

    REDUCTION IN OWNERSHIP AND VOTING. Upon consummation of the Transactions, Horizon Partnership Unitholders will own approximately 7.19% of the Prime Partnership Common Units and will not have separate approval rights with respect to any actions or decisions of Prime Partnership.

POTENTIAL CHANGE IN RELATIVE UNIT VALUES; SHARE PRICE FLUCTUATIONS AFTER THE
  TRANSACTIONS

    In considering whether to approve the Transactions, unitholders of Horizon Partnership and Prime Partnership should consider the risks associated with (a) a potential change in the relative stock prices of Prime Common Shares and Horizon Common Shares prior to the Corporate Merger Effective Time, which would increase or decrease the value of the consideration being received by the various parties, and (b) a possible reduction in the market price of New Prime Common Shares following the Transactions, due to future sales of New Prime Common Shares or the availability of such shares for future sales, government regulatory action, tax laws, interest rates, general market conditions and other factors outside the control of New Prime. The market price of a Prime Common Share on the NYSE ranged from $11.88 to $16.50 during 1997. The market price of a Horizon Common Share on the NYSE ranged from $10.00 to $19.50 during 1997.

    The value of the consideration and the distributions payable in respect of a Horizon Common Share and a Horizon Partnership Unit in connection with the Transactions may not be identical. The value of the consideration payable to the Horizon Common Shareholders pursuant to the Corporate Merger will be dependent on the market price of the Prime Series B Preferred Shares and the Prime Common Shares. The value of the consideration payable to holders of Horizon Partnership Units pursuant to the Partnership Merger will depend solely on the market price of the Prime Common Shares into which Prime Partnership Common Units issuable to such holders may be exchanged. Depending on the prevailing market price of such securities, the value of the merger consideration payable in respect of a Horizon Common Share may be more or less than that payable in respect of a Horizon Partnership Unit.

FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP MERGER

    The receipt of Prime Partnership Units in the Partnership Merger generally is not expected to result in the recognition of taxable income or gain by any Prime Partnership Unitholder or Horizon Partnership Unitholder at the time of the Partnership Merger. However, the particular tax consequences of the Partnership Merger for each Horizon Partnership Unitholder or Prime Partnership Unitholder will depend on a number of factors related to the tax situation of the individual unitholder, including such unitholder's adjusted tax basis in its Horizon Partnership Units or Prime Partnership Units at the time of the Partnership Merger, the assets that the Horizon Partnership Unitholder or Prime Partnership Unitholder originally contributed to Horizon Partnership or Prime Partnership in exchange for his or her units, such unitholder's share of the "unrealized gain" with respect to Horizon Partnership's assets or Prime Partnership's assets at the time of the Partnership Merger, the extent to which a unitholder's share of the nonrecourse liabilities of Prime Partnership which the unitholder includes in its basis for its Prime Partnership Units after the Partnership Merger is less than such unitholder's share of the nonrecourse liabilities of Horizon Partnership or Prime Partnership before the Partnership Merger. See "Federal Income Tax Consequences of the Transactions--Tax Consequences of the Partnership Merger."

NO APPRAISAL RIGHTS IN CONNECTION WITH THE PARTNERSHIP MERGER

    Limited partners of Prime Partnership and Horizon Partnership are not entitled to dissenters' appraisal rights under Delaware law, the Horizon Partnership Agreement or the Prime Partnership Agreement in connection with the Partnership Merger.

ADVERSE EFFECTS OF COMBINING THE PARTNERSHIPS

    Prime Partnership and Horizon Partnership are large enterprises with operations in a number of different states. The Mergers involve the addition of 22 Horizon Properties to the 26 properties Prime Partnership is retaining in the Transactions, thereby increasing the GLA under Prime Partnership's management from 7.2 million square feet to 13.4 million square feet. If Prime Partnership is unable to control and manage the integration of these two portfolios effectively, the Mergers could have a material adverse effect on Prime Partnership. There can be no assurance that costs or other factors associated with the integration of the two companies would not adversely affect future combined results of operations or the benefits of expected cost savings.

POSSIBILITY THAT THE EXPECTED BENEFITS OF THE TRANSACTIONS WILL NOT BE REALIZED

    Based on anticipated savings in overhead expenses and other factors, the Transactions have an accretive (rather than a dilutive) effect on the surviving partnership's results of operations on a pro forma basis for the year ended December 31, 1997. Earnings per unit on a pro forma basis for the year ended December 31, 1997, after giving effect to the Transactions, was $0.32 per unit as opposed to $0.24 per unit for the same period on an historical basis. However, no assurance can be given that these anticipated savings will be realized or that the Transactions will not have a dilutive effect on the surviving partnership's earnings per share.

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF
  HORIZON

    In considering whether to approve the Transactions, unitholders should be aware that certain members of the management of Horizon and the Horizon Board of Directors have certain interests that arise in connection with the Transactions that are in addition to the interests of shareholders of Horizon and unitholders of Horizon Partnership generally and therefore a conflict between the interests of such directors, executive officers and key employees, as individuals, and the interests of shareholders of Horizon and unitholders of Horizon Partnership could exist. These interests arise under existing agreements with, and compensation awards from, Horizon, all of which were approved by the Horizon Board of Directors, including the Employment Agreement of James S. Wassel, President and Chief Executive Officer of Horizon dated as of April 24, 1997, as amended by that certain Amendment No. 1 to Employment Agreement dated as of November 12, 1997, which provides, among other things, that upon the consummation of the Transactions, Mr. Wassel shall receive (a) the greater of
(x) his base salary plus the maximum bonus he is entitled to under the terms of the agreement and (y) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period, (b) a payment of the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" for purposes of the Code, (c) the remaining 35,000 restricted Horizon Common Shares to which Mr. Wassel is entitled under the terms of his Employment Agreement and (d) full vesting of the options under which Mr. Wassel has the right to purchase 200,000 Horizon Common Shares.

    Upon the consummation of the Transactions, Norman Perlmutter, Chairman of the Horizon Board of Directors, will receive the following benefits that are in addition to the interests of Horizon shareholders generally all of which were approved by the Horizon Board of Directors: (i) Norman Perlmutter will resign as Chairman of the Horizon Board of Directors, but will become a member of the New Prime Board of Directors and (ii) pursuant to an Agreement dated as of October 23, 1997 between Norman Perlmutter and Horizon, Norman Perlmutter has agreed, commencing January 1, 1998, to serve as the Chairman of the Horizon Board of Directors, if so elected, for a period equal to the shorter of (a) three years and (b) the date on which the failure of Norman Perlmutter to serve as the Chairman of the Board of Horizon shall not cause a default under that certain loan agreement by and among Third Horizon Group Limited Partnership, a Delaware limited partnership, HGL Outlet Associates, a Delaware general partnership, and Lehman Brothers Realty Corporation, a Delaware corporation and an affiliate of Lehman Brothers, Horizon's financial advisor in connection with the Transactions, dated as of June 30, 1997 (the "Lehman Loan") in consideration for a fee paid in three equal annual installments of $333,333 commencing January 1, 1998, which installments shall be accelerated upon the effectiveness of the Transactions.

    Additional conflicts of interest between certain Directors of the Horizon Board or members of management of Horizon, as individuals, and the shareholders of Horizon and unitholders of Horizon Partnership could arise as a result of the following existing agreements with and compensation awards from Horizon, all of which were approved by the Horizon Board of Directors: (i) Robert D. Perlmutter and William P. Dickey, current directors of Horizon, will become members of the Prime Board of Directors upon consummation of the Transactions; (ii) upon the effectiveness of the Mergers, options to purchase an aggregate of 1,798,266 Horizon Common Shares will be converted into options to acquire the number of New Prime Common Shares equal to 0.9193 times the number of Horizon Common Shares subject to such options at an aggregate exercise price per share equal to the exercise price per share set forth in each such option including: (a) the options to purchase 656,432 Horizon Common Shares under the Horizon Long Term Incentive Plan, (b) the options to purchase 441,834 Horizon Common Shares under the Horizon 1993 Stock Option Plan, (c) the options to purchase 55,000 Horizon Common Shares under the Horizon Director/Stock Option Plan, including the option to purchase 5,000 Horizon Common Shares held by Norman Perlmutter and (d) the options to purchase an aggregate of 645,000 Horizon Common Shares under the Horizon 1997 Stock Option Plan, including the options held by Mr. Wassel to purchase 400,000 shares and Norman Perlmutter to purchase 125,000 shares and options held by or to be issued to Paul Comarato, Vice President of Operations of Horizon, to purchase 25,000 shares and Stephen J. Moore, Senior Vice President of Marketing and Communication of Horizon, to purchase 60,000 shares (each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee); (iii) the award by the Horizon Compensation Committee to Ronald Piasecki, Vice Chairman of Horizon, of a bonus in the amount of $150,000 in consideration for his services rendered as Interim Chief Executive Officer and the Chairman of the Executive Committee of

Horizon, with such amount to be paid in twelve equal monthly installments commencing in January 1998, with any remaining outstanding payments becoming immediately due and payable to Mr. Piasecki upon the effectiveness of the Transactions; (iv) the agreement by Mr. Piasecki to sell all his shares of First HGI, Inc., HGI Perryville Inc., MG Third Party Services Corp., HGI Management Corp., and Second HGI, Inc. to Prime for fair market value, but in an aggregate amount not to exceed $50,000; (v) the Second Amendment to the Consulting and Non-Competition Agreement dated as of November 12, 1997 by and among Cheryl McArthur (the former chief executive officer and founder of McArthur/Glen and the wife of Norman Perlmutter) and Horizon and Horizon Partnership which provides that upon the effectiveness of the Transactions, Ms. McArthur's obligation to perform consulting duties thereunder shall be terminated; (vi) the separate agreements each dated as of November 12, 1997 entered into by Horizon and Horizon Partnership with Alan Glen (a former director of Horizon) and Ms. McArthur pursuant to which the parties have agreed to terminate certain prior agreements regarding, among other things, certain outlots owned by Mr. Glen and Ms. McArthur upon the effectiveness of the Transactions; (vii) the separate agreements entered into by Horizon and Horizon Partnership with Mr. Comarato and Mr. Moore, pursuant to which Mr. Comarato shall receive a bonus in the amount of $196,875 plus an option to purchase 15,000 Horizon Common Shares and Mr. Moore shall receive a bonus in the amount of $236,250 plus an option to purchase 50,000 Horizon Common Shares in consideration for each officer's agreement to continue his employment with Horizon until the effectiveness of the Transactions; and (viii) the agreement of New Prime to purchase the interest of a pension fund which is advised by Heitman Capital Management Corporation, an affiliate of Heitman Financial Ltd., of which Norman Perlmutter is Chairman of the Board and Chief Executive Officer, in Horizon's Finger Lakes Outlet Center. See "Interests of Certain Persons in the Transactions."

ADVERSE CONSEQUENCES OF DEBT FINANCING

    Prime Partnership is subject to the risks normally associated with debt or preferred equity financing, including the risk that Prime Partnership's cash flow will be insufficient to meet required payments of principal, interest and distributions, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. Upon the consummation of the Transactions, Prime Partnership will be more leveraged than it was before such consummation. As of December 31, 1997, Prime Partnership's pro forma ratio of debt to total market capitalization , was 50.5% as compared to an historical debt to total market capitalization of 42.4% for Prime Partnership as of such date. If Prime Partnership were unable to refinance its indebtedness on acceptable terms, or at all, Prime Partnership might be forced to dispose of one or more of the properties on disadvantageous terms, which might result in losses to Prime Partnership and might adversely affect the cash available for distributions to unitholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, Prime Partnership's interest expense would increase, which would affect New Prime's ability to make distributions to its shareholders. Furthermore, if a property is mortgaged to secure payment of indebtedness and Prime Partnership is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to Prime Partnership. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering Prime Partnership's ability to meet the REIT distribution requirements of the Code.

CONFLICT OF INTEREST RELATING TO LEHMAN BROTHERS

    Unitholders should be aware that the Lehman Loan, which had a balance of approximately $254,000,000 outstanding as of March 31, 1998, will become due in full upon the closing of the Transactions.

GUARANTEE OF HGP CREDIT FACILITY

    Prime Partnership will guarantee (the "Prime Guarantee") $10,000,000 of HGP's obligations under the HGP Credit Facility. Accordingly, in the event HGP is unable to make debt service payments under such facility, the lender may require Prime Partnership to make payments under the guarantee. See "Policies of New Prime with respect to Certain Activities--New Prime's Relationship with HGP."

RISKS OF OWNERSHIP OF PRIME PARTNERSHIP COMMON UNITS

    DISTRIBUTIONS. Upon consummation of the Transactions, the Horizon Partnership Unitholders will receive Prime Partnership Common Units. The distribution declared on a Horizon Partnership Unit for each of the first three quarters of 1997 was $0.35 and the distribution declared on a Prime Partnership Common Unit Equivalent was $0.08 lower, or $0.27 for each such quarter. There can be no assurance that Prime Partnership will make distributions or, if distributions are made, that they will be equal to or in excess of those historically paid to unitholders of Prime Partnership.

    RESTRICTIONS ON TRANSFER OF UNITS. The Prime Partnership Agreement provides for certain restrictions on a limited partner's ability to transfer his or her Prime Partnership Common Units. Subject to certain exceptions, a limited partner may not transfer all or any portion of his or her Prime Partnership Common Units without (i) providing written notice to the managing general partner, which will have ten days in which to exercise its rights of first refusal to acquire the limited partner's Prime Partnership Common Units, and (ii) meeting certain other requirements set forth in the Prime Partnership Agreement. Notwithstanding its general prohibition, a limited partner of Prime Partnership may transfer his or her Prime Partnership Common Units (i) to any general partner of Prime Partnership, (ii) to his or her parent(s), spouse or descendants, nephews, nieces, brothers and sisters, (iii) to a trust for the benefit of a charitable beneficiary or to a charitable foundation, subject to certain limitations, or
(iv) subject to certain limitations, made pledges or other collateral transfers effected to secure the repayment of a bona fide loan or other extension of credit. A "transfer" does not include the conversion of a preferred unit into one or more Prime Partnership Common Units nor the conversion of a Prime Partnership Common Unit into a New Prime Common Share. Notwithstanding the fact that Prime Partnership Common Units are redeemable for the cash equivalent of New Prime Common Shares, for which there is expected to be an active market (or at the option of New Prime, for New Prime Common Shares) these restrictions may limit a limited partner's ability to liquidate his or her investment in Prime Partnership Common Units quickly.

    NO PUBLIC MARKET. There is no public market for Prime Partnership Common Units. However, the Prime Partnership Agreement provides that limited partners may, subject to certain limitations, redeem their Prime Partnership Common Units for (i) New Prime Common Shares on a one-for-one basis or (ii) cash equal to the fair market value of New Prime Common Shares into which such Prime Partnership Common Units would otherwise have been converted. The determination of whether the redeeming party receives cash or New Prime Common Shares is within the sole discretion of New Prime. Further, under the Registration Rights Agreement, Prime has agreed to keep effective a registration statement providing for the issuance of Prime Common Shares and Prime Series B Preferred Shares upon the exchange of Prime Partnership Common Units or Prime Partnership Series B Preferred Units, respectively, so long as either class of units is outstanding.

LIMITED CONTROL OVER BUSINESS OF PRIME PARTNERSHIP

    All decisions regarding the business and operations of Prime Partnership following the Mergers will be made by New Prime, which will serve as the general partner of Prime Partnership. Under the Prime Partnership Agreement, the limited partners of Prime Partnership may not remove New Prime as the general partner. The inability to remove New Prime from such position may not necessarily be in the limited partners' interest because the general partner may pursue policies or actions that the limited partners believe are adverse to their interests.

    The limited partners of Prime Partnership have no control over actions of New Prime as general partner, and do not take part in the operation, management or control of the business of Prime Partnership. The limited partners of Prime Partnership have no rights with respect to the election of the New Prime Board of Directors.

ADVERSE IMPACT OF NEW PRIME'S FAILURE TO CONTINUE TO QUALIFY AS A REIT

    New Prime intends to qualify as a REIT under the Code. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes at least 95% of its taxable income (excluding any net capital gain) each year.

    No assurance can be given that New Prime will be, or remain, qualified as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within New Prime's control. In the case of a REIT such as New Prime that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If New Prime were to fail to maintain qualification as a REIT in any taxable year, New Prime would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, New Prime also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of New Prime available for investment or distribution to shareholders due to the additional tax liability of New Prime for the years involved. See "Federal Income Tax Consequences of the Transactions."

EFFECT OF REIT DISTRIBUTION REQUIREMENTS

    To maintain its status as a REIT for federal income tax purposes, New Prime generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, New Prime will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its net capital gain income plus 100% of its undistributed income from prior taxable years.

    New Prime intends to pay distributions to its shareholders to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. New Prime also intends to operate such that its cash flow from operations, including its share of distributions from Prime Partnership, will be sufficient to enable it to pay its operating expenses and meet the distribution requirements of a REIT, but no assurance can be given that this will be the case. New Prime may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, New Prime could have taxable income without sufficient cash to enable New Prime to meet the REIT distribution requirements. Accordingly, New Prime could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements. See "Federal Income Tax Consequences of the Transactions."

PENALTY TAX ON PROHIBITED TRANSACTIONS

    Even if New Prime qualifies as a REIT for federal income tax purposes, it will be subject to a 100% tax on (i.e., the forfeiture of) any net income derived from a prohibited transaction. (Net income derived from a prohibited transaction is not taken into account in applying the 95% and 75% gross income tests necessary to qualify as a REIT.) Net income from a prohibited transaction is defined as the excess of the gain from prohibited transactions over the deductions allowed by federal income tax law which are directly connected with the prohibited transaction. Any loss from a prohibited transaction may not be taken into account in determining the amount of such net income.

    The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property or property that was involuntarily converted) that is held "primarily for sale to customers in the ordinary course of a trade or business." Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. To the extent applicable, New Prime will attempt to comply with the terms of safe-harbor provisions of the Code prescribing when asset sales will not be characterized as prohibited transactions.

    Complete assurance cannot be given that New Prime will be able to comply with the safe-harbor provisions of the Code or avoid owning property, the sale of which would be subject to the 100% tax on any gain therefrom as a prohibited transaction.

RESTRICTIONS UPON TRANSFER TO AVOID PUBLICLY TRADED PARTNERSHIP STATUS

    Code Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of "qualifying income." A partnership is "a publicly traded partnership" if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." Under the Treasury Regulations promulgated under Code
Section 7704, interests in a partnership are readily tradable on a secondary market or substantial equivalent thereof if, "taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." The Treasury Regulations provide several safe harbors, which if met, a partnership will not be treated as though its interests are readily tradeable on a secondary market or the substantial equivalent thereof.

    Prime Partnership will not be a publicly traded partnership taxable as a corporation immediately after the Partnership Merger whether or not it meets any applicable safe harbor for being readily tradeable on a secondary market (or the substantial equivalent thereof). However, a transfer by a Prime Partnership Unitholder (excluding the conversion to New Prime Shares) will be prohibited if New Prime determines that such a transfer may reasonably cause Prime Partnership to be treated as a publicly traded partnership.

    Even if Prime Partnership was deemed to be a publicly traded partnership, depending on circumstances at the time, it still will avoid taxation as a corporation under Code Section 7704, based on the nature of its income. A publicly traded partnership is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. These are predominantly the types of income that Prime Partnership expects to earn. If Prime Partnership satisfied the 90% gross income test, but was classified as a publicly traded partnership, it would not be taxed as a corporation, but would be subject to certain special rules under Code Section 469(k). In such event, a Prime Partnership Unitholder would be unable to use losses from other passive activities against his allocable share of Prime Partnership passive activity losses allocable to a Prime Partnership Unitholder could be offset only against his allocable share of Prime Partnership passive activity income or gains, and not against income or gains from other passive activities.

    If Prime Partnership at any time were considered a publicly traded partnership and did not satisfy the qualifying income test, then it will be considered as having transferred its assets at that time to a corporation, and would be taxed as a corporation for federal income tax purposes, which would result in adverse consequences to the Prime Partnership Unitholders and would jeopardize Prime's status as a REIT for federal income tax purposes. This deemed transfer of assets to a corporation may also result in the recognition of taxable income to Prime Partnership and its partners, to the extent that its liabilities at that time exceeded the adjusted tax bases of its assets, without the receipt of any cash to pay the income tax liability resulting from such income.

    In respect of a conversion to New Prime Shares, an opinion of tax counsel to New Prime that such conversion will not cause Prime Partnership to cease to qualify as a partnership for federal income tax purposes generally will be required as condition to such conversion, and any conversion that does not meet this condition will be void. Accordingly, the opinion requirement that the conversion of Prime Partnership Units to New Prime Shares not result in non-partnership tax treatment could operate to void such conversion if such an opinion could not be obtained on the basis that such conversion caused Prime Partnership to be treated as a publicly traded partnership, taxable as a corporation. However, as described above, a publicly traded partnership will not be taxable as a corporation if 90% or more of its income is "qualifying income." The types of income that are qualifying income for this purpose generally match those types of income necessary for New Prime to qualify as a REIT. Accordingly, Prime Partnership anticipates that, even if it is treated as a publicly traded partnership, it still would not be taxable as a corporation. Therefore, as a practical matter, the opinion requirement, that the conversion of Prime Partnership Units to New Prime Shares not result in non-partnership tax treatment, will not operate to void any such conversion on the basis that such an opinion could not be obtained because such conversion would cause Prime Partnership to be treated as a publicly traded partnership, taxable as a corporation.

    Prime Partnership Unitholders and Horizon Partnership Unitholders are strongly urged to consult their own tax advisors to determine the extent to which any of these transfer restrictions may apply to their Prime Partnership Units.

RISKS CONCERNING PRIME'S OWNERSHIP OF MAJORITY OF PRIME PARTNERSHIP COMMON UNITS

    At present, Horizon Partnership Unitholders vote as a class on matters requiring consent or approval of limited partners of Horizon Partnership. However, upon consummation of the Transactions the original Horizon Partnership Unitholders will be limited partners of Prime Partnership. The Prime Partnership Agreement provides that most decisions made by limited partners concerning the ongoing business of Prime Partnership are made by a vote of a majority-in-interest of the limited partners. Upon the consummation of the Transactions, New Prime will own 77.08% of the Prime Partnership Common Units. Therefore, New Prime, which will serve as the sole general partner of Prime Partnership, will be able to control the approval of matters requiring consent of a majority-in-interest of the limited partners of Prime Partnership, with certain limited exceptions.

THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY; DECLINE IN DEVELOPMENT OF NEW
  CENTERS; COMPETITION WITHIN THE INDUSTRY

    THE BRIEF HISTORY OF THE OUTLET CENTER INDUSTRY. The outlet center business is a relatively young segment of the retailing industry. As this segment of the retailing industry matures, there can be no assurance that the advantages offered by this business to consumers and manufacturers will continue. The outlet center business depends, in part, on the pricing differential between goods sold in the outlet centers and similar or identical goods sold in traditional department stores or retail establishments. While this pricing differential results in part because of lower operating costs resulting from the elimination of distribution channels and the reduced rent and overhead at outlet centers, there can be no assurance that traditional retailers will not compete aggressively to regain sales nor can there be any assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods.

    DECLINE IN DEVELOPMENT OF NEW CENTERS. In recent years, the rate of growth in the development of new factory outlet centers has declined significantly. According to VALUE RETAIL NEWS, the number of new centers opened in the United States decreased from 27 grand openings in 1994 to 22, 13 and seven grand openings in 1995, 1996 and 1997, respectively. There can be no assurance that this trend in declining development will not continue, or that the development of newer factory outlet centers will increase in the future.

    COMPETITION FROM OTHER OUTLET CENTERS. There are numerous developers and real estate companies that are engaged in the development or ownership of outlet centers and are expected to compete with Prime Partnership in seeking merchants for outlet centers. This results in competition for prime locations and for merchants who operate outlet center stores, particularly for those manufacturers featuring quality and designer brand name merchandise with proven customer drawing power.

    Because a number of Prime Partnership's outlet centers are located in relatively undeveloped areas, there are often other potential sites near Prime Partnership's outlet centers that may be developed into outlet centers by competitors. As of December 31, 1997, 13 projects in Prime Partnership's portfolio were located within approximately 12 miles of competing outlet centers and thus are subject to existing competition. The development of an outlet center with a more convenient location or lower rents may attract Prime Partnership's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and, accordingly, may affect adversely the business, revenues and/or sales volume of Prime Partnership's outlet centers.

    COMPETITION FROM TRADITIONAL FULL PRICE RETAILERS AND OTHERS. Most of the merchandise produced by manufacturers is sold through traditional full price retail channels, such as large department stores and other mass merchandisers. Manufacturers generally do not wish to jeopardize retail relationships by locating their outlet stores in locations that directly compete with traditional retailers. As a result, Prime Partnership's outlet centers are typically constructed at least 20 miles from the nearest regional mall. These locations are generally less attractive to consumers because they tend to require more travel time. A reduction of pricing discounts by manufacturers, increased competition by traditional retailers or a perception by consumers that such pricing differentials are not significant would reduce the competitive advantage offered by outlet stores to consumers and, consequently, adversely affect the business, revenues and/or sales volume of Prime Partnership's outlet centers. There can be no assurance that the outlet center business will not be adversely affected by other changes in the distribution and sale of retail goods, such as discount shopping clubs, "off-price" retailers, direct mail and telemarketing.

    GENERAL RETAIL INDUSTRY RISKS. The outlet center market is a component of the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. In the event that the retail industry experiences down cycles, manufacturers and merchants of retail merchandise may experience economic difficulties and/or may be less likely to renew existing leases at outlet centers or to expand distribution channels into new outlet centers.

SHAREHOLDER LITIGATION

    On December 10, 1997, a shareholder of Horizon filed a purported class action lawsuit in the Circuit Court for Muskegon County, Michigan against Horizon, Prime and certain directors and former directors of Horizon. The substantive allegations claim that Horizon's directors breached their fiduciary duties to Horizon's shareholders in approving the Corporate Merger and that the consideration to be paid to Horizon's shareholders in connection with the Corporate Merger is unfair and inadequate. The lawsuit requests that such merger be enjoined or, in the event that the purported transaction is consummated, that it be rescinded or damages be awarded to the class members. On January 16, 1998, the defendants answered the complaint, denying that the Horizon Board of Directors breached its fiduciary duties and denying that such consideration is unfair or inadequate. If the lawsuit is successful, the Corporate Merger may be enjoined, thus preventing the Transactions from being consummated. Alternatively, a court may award damages to the class members, which could have an adverse effect on the defendants or could make the Transactions economically inefficient for Prime and/or Horizon. Prime and Horizon intend to vigorously defend against the lawsuit, but there can be no assurance that the lawsuit will not be successful, as to all or some of its claims.

RISKS OF ACQUISITION ACTIVITIES

    Prime Partnership intends to pursue acquisitions of factory outlet centers in the United States. Prime Partnership can provide no assurance as to whether any of the potential acquisitions it is presently exploring will be consummated nor as to the final terms or conditions upon which any such transactions may be completed. Acquisitions of factory outlet centers, like that of commercial real estate, entail risks that the investment will fail to perform in accordance with expectations. The success of Prime Partnership's acquisition strategy will be determined by numerous factors, including Prime Partnership's ability to identify suitable acquisition opportunities, the degree of competition for such acquisitions, Prime Partnership's ability to finance such acquisitions on acceptable terms, the financial performance of the properties following acquisition and the ability of Prime Partnership to effectively integrate the operations of acquired properties. The failure by Prime Partnership to achieve its acquisition plans or to integrate or operate acquired facilities effectively may have a material adverse effect on Prime Partnership's business, financial condition and results of operations.

ADVERSE EFFECT OF INABILITY TO PURSUE DEVELOPMENT ACTIVITIES; DEVELOPMENTS MAY
  NOT BE PROFITABLE

    Prime Partnership intends to pursue development activities as opportunities arise. Prime Partnership will incur risks in connection with such development activities in addition to those applicable to the ownership and operation of the New Prime Properties. These risks include the risks that development opportunities explored by Prime Partnership may be abandoned or delayed, that construction costs of a project may exceed original estimates, that occupancy rates and rents at a completed project will not be sufficient to make the project profitable, and that Prime Partnership may be unable to obtain any required governmental approvals or permits. The occurrence of any of the foregoing may adversely affect the ability of Prime Partnership to pay expected distributions to unitholders.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

    Following the Prime IPO, Prime established a policy of not incurring debt that would result in a ratio of debt to total market capitalization of more than 50%. In 1995, Prime modified this policy to increase such limit to 60%. Such increase responded primarily to the substantial decline in the market prices of Prime's publicly traded equity securities and the significant increase in Prime's total debt related to its property development activities. Prime Partnership intends to continue Prime's existing policy. There can be no assurance, however, that this policy will not be further modified to enable Prime Partnership to become more highly leveraged. Moreover, the organizational documents of Prime Partnership will not contain any limitation on the amount of indebtedness Prime Partnership might incur. If Prime Partnership were to become more highly leveraged, the resulting increase in Prime Partnership's debt service obligations could adversely affect Prime Partnership's available cash flow and ability to make expected distributions to shareholders and increase the risk of default on Prime Partnership's obligations, including financial covenants contained in New Prime or Prime Partnership's debt instruments.

GENERAL REAL ESTATE INVESTMENT RISKS

    GENERAL. Investments in Prime Partnership will be subject to the risks incident to the ownership and operation of commercial retail real estate. These include the risks normally associated with changes in national economic or local market conditions, competition for merchants from other retail properties, including other outlet centers, changes in market rental rates, and the need to periodically renovate, repair and relet space and to pay the costs thereof.

    Equity real estate investments are relatively illiquid compared to most financial assets and, therefore, tend to limit the ability of Prime Partnership to vary its portfolio promptly in response to changes in economic or other conditions. Substantially all of the New Prime Properties are outlet centers. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any of Prime Partnership's outlet centers fails to succeed, either because the concept of the outlet center has lost favor or because of poor results at an individual center, the ability of Prime Partnership to convert the center to an attractive alternative use or to sell the center to recoup Prime Partnership's investment may be limited. Should such an event occur, Prime Partnership's income and available cash flow would be adversely affected.

    BANKRUPTCY OF MERCHANTS. Because rental income will be a principal source of operating revenue for Prime Partnership, Prime Partnership's financial condition and results of operations would be adversely affected if a significant number of Prime Partnership's merchants were unable to meet their lease obligations and if, following such defaults, Prime Partnership were unable to relet the space to new merchants on economically favorable terms. Moreover, the bankruptcy or insolvency of a single major merchant may have an adverse effect on the income produced by certain New Prime Properties. In the event of default by a lessee, Prime Partnership may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and reletting such space in the New Prime Properties.

    RENEWAL OF LEASES AND RELETTING OF SPACE. Prime Partnership will be subject to the risks that, upon expiration of leases for space located in the New Prime Properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations or concessions to merchants) may be less favorable than current lease terms. In general, the leases relating to Prime Partnership's outlet centers have a term of five to seven years with an option to renew for a period equal to the length of the initial term. Because substantially all of Prime Partnership's outlet centers have been constructed or assumed during the past five years, Prime Partnership does not have an extensive history of lease renewals with respect to its current portfolio of leases. As of December 31, 1997, leases will expire prior to 2003 on a total of approximately 64.2% of the GLA in Prime Partnership's outlet centers. If Prime Partnership was unable to promptly relet or renew its leases for all or a substantial portion of the space currently leased, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, or if Prime Partnership's reserves for renovations and concessions proved inadequate, then Prime Partnership's cash flow and, consequently, Prime Partnership's ability to make expected distributions to unit holders may be adversely affected.

    UNINSURED LOSS. Prime Partnership intends to carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to the New Prime Properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (from wars or, in certain locations, earthquakes) that may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, Prime Partnership could lose its capital investment and/or the anticipated profits and cash flow from one or more New Prime Properties.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or under its property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of environmentally hazardous substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect Prime Partnership's ability to pay distributions to unitholders.

    Substantially all of the New Prime Properties have been subject to Phase I or similar environmental assessments by independent environmental consultants within the past five years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Generally, the environmental assessments revealed no significant environmental conditions. However, certain properties had historic or neighboring uses which might have impacted the properties, contained underground storage tanks, or included wetlands, which could affect future development. Neither Prime nor Horizon has been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the New Prime Properties, and neither Prime nor Horizon is aware of any other environmental condition with respect to any of the New Prime Properties that could materially adversely affect New Prime's financial condition or results of operations. Nonetheless, it is possible that Prime Partnership's assessments do not reveal all environmental liabilities or that there are material liabilities of which Prime Partnership is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the New Prime Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the New Prime Properties (such as the presence of underground storage tanks) or by third parties unrelated to Prime Partnership. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds Prime Partnership's budget for such items, Prime Partnership's ability to make expected distributions to shareholders could be adversely affected.

OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION

    For New Prime to qualify as a REIT and thereafter maintain such qualification, not more than 50% in value of New Prime's outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds) at any time during the last half of any taxable year of New Prime other than the first taxable year for which the election to be taxed as a REIT has been made (the "Five or Fewer Requirement"). The Articles of Incorporation of New Prime (the "New Prime Charter") will contain certain restrictions on the ownership and transfer of New Prime's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that New Prime will be able to satisfy the Five or Fewer Requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of New Prime's capital stock. If New Prime fails to satisfy the Five or Fewer Requirement, New Prime's status as a REIT will terminate, and New Prime will not be able to prevent such termination.

    If New Prime were to fail to qualify as a REIT in any taxable year, New Prime would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, New Prime also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of New Prime available for investment or distribution to its shareholders due to the additional tax liability of New Prime for the years involved.

    The New Prime Charter will prohibit ownership, either directly or under the applicable attribution rules of the Code, of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares or New Prime Common Shares that, if effective, would result in (i) New Prime being "closely held" within the meaning of Section 856(h) of the Code, (ii) the outstanding shares of the capital stock of New Prime being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), or (iii) New Prime otherwise failing to qualify as a REIT (including, but not limited to, a transfer or other event that would result in New Prime owning (directly or under the applicable attribution rules) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) (such restrictions constitute the "New Prime Stock Ownership Limit"). Any attempted transfer of shares to a person who, as a result of such transfer, would violate the ownership limitations set forth in the New Prime Charter will be deemed void and the shares purportedly transferred would be converted into shares of a separate class of capital stock with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of the capital stock in excess of the ownership limitations set forth in the New Prime Charter generally will result in the conversion of those shares into shares of a separate class of capital stock with no voting rights and no rights to distributions.

    The New Prime Board of Directors may, subject to the receipt of certain representations as required by the New Prime Charter and a ruling from the Internal Revenue Service (the "IRS" or "Service") or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize New Prime's status as a REIT.

    The New Prime Stock Ownership Limit (and the limitation upon the ownership of more than 10% of the outstanding New Prime Series A Preferred Shares by certain shareholders, which is also provided for in the New Prime Charter) may
(i) discourage a change of control of New Prime, (ii) deter tender offers for such shares, which offers may be attractive to New Prime's shareholders, or
(iii) limit the opportunity for stockholders to receive a premium for their shares that might otherwise exist if an investor attempted either to assemble a block of stock in excess of the New Prime Stock Ownership Limit or 10% of the outstanding New Prime Series A Preferred Shares or to effect a change of control of New Prime.

INFLUENCE OF CERTAIN PERSONS

    Upon consummation of the Transactions, PGI will own a 14.7% common equity interest in New Prime assuming such units are converted to common shares. Because of this ownership interest and the fact that Michael W. Reschke, who will serve as Chairman of the Board of New Prime, is the principal owner of PGI, PGI may be in a position to exercise significant influence over the affairs of Prime Partnership. PGI owns substantial interests in income producing properties unrelated to Prime Partnership's operations. Under the terms of his employment agreement with New Prime, Michael W. Reschke is permitted to devote a considerable portion of his time to the management of such interests provided he is able to perform duties customary to his position as Chairman of the Board of Prime, including overseeing the affairs and proceedings of such board. Michael
W. Reschke and PGI have agreed that, so long as PGI and/ or its affiliates own a 5% or greater economic interest in Prime or Michael W. Reschke is Chairman of the Board of Prime, neither Michael W. Reschke nor PGI will develop or acquire any interest in any retail property that is within the primary business of Prime as determined from time to time by a majority vote of the independent directors of Prime. Excluded from the foregoing restrictions are all properties in which

PGI had an interest prior to the Prime IPO, any retail projects developed or acquired by PGI in Spain, and PGI's or Michael W. Reschke's ownership of less than 5% of any class of securities listed on a national securities exchange. In addition, Michael W. Reschke and PGI may, subject to certain limitations, (i) provide mortgage financing or other debt (including in the form of preferred equity positions) in any person which is engaged in the primary business of Prime and (ii) own equity interests in, and engage in the management of, HGP. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any outlet center owned or operated by New Prime.

LIMITS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT. The New Prime Stock Ownership Limit, as well as the ability of New Prime to issue additional New Prime Common Shares or other shares (which may have rights and preferences senior to New Prime Common Shares), may discourage a change of control of New Prime and may also (i) deter tender offers for New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares, which offers may be advantageous to shareholders and
(ii) limit the opportunity for shareholders to receive a premium for their New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares that might otherwise exist if an investor were attempting to assemble a block of New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares in excess of the New Prime Stock Ownership Limit or otherwise effect a change of control of New Prime.

    STAGGERED BOARD. The New Prime Board of Directors will be divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001, respectively. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may impede the shareholders' ability to change control of New Prime even if a change in control were in the shareholders' interest.

    PREFERRED SHARES. The New Prime Charter will authorize the New Prime Board of Directors to issue up to 24,315,000 New Prime Preferred Shares and to establish the preferences and rights (including the right to vote and the right to convert into New Prime Common Shares) of any New Prime Preferred Shares issued. The power to issue New Prime Preferred Shares could have the effect of delaying or preventing a change in control of New Prime even if a change in control were in the shareholders' interest.

    MARYLAND BUSINESS COMBINATION LAW. Under the Maryland General Corporation Law, as amended (the "MGCL"), certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and (i) any person who (a) beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or (b) is an affiliate or associate of the corporation and beneficially owned 10% or more of the voting power of the corporation's shares at any time within the two-year period immediately prior to the date in question, and after the date on which the corporation had 100 or more beneficial owners of its stock (an "Interested Stockholder"), or (ii) an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the

Interested Stockholder for its shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

TAX TERMINATION OF PRIME PARTNERSHIP

    Pursuant to Section 708(b)(1)(B) of the Code, if within a twelve-month period, there is a sale or exchange of 50% or more of the total interest in a partnership's capital and profit, the partnership terminates for federal income tax purposes. The Section 708 Regulations provide that if a partnership is deemed terminated by a sale or exchange of an interest, the following is deemed to occur: (a) the partnership transfers all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and (b) immediately thereafter, the terminated partnership distributes all of the interests in the new partnership to the purchasing partner and the other remaining partners in liquidation of the terminated partnership. Under the
Section 708 Regulations, the deemed termination of a partnership will result in the closing of the partnership's taxable year and the voiding of any tax elections made by the partnership. In addition, the deemed termination requires the partnership to depreciate its assets as if they were newly acquired by the partnership at the time of termination. As a result, such assets must be depreciated over each asset's depreciable life beginning as of the date of the deemed termination.

    The Corporate Merger should result in the termination of Prime Partnership under Code Section 708(b)(1)(B). Accordingly, under the Section 708 Regulations, all of the assets of Prime Partnership will be deemed to be contributed to a new partnership in return for interests in such new partnership, and the partners of Prime Partnership would be deemed to be distributed interests in such new partnership in exchange for their present interests in Prime Partnership. Although the taxable year of Prime Partnership would end, to the extent that the taxable years of both Prime Partnership and a Prime Partnership Unitholder generally end on the same date (i.e., December 31), the closing of Prime Partnership's taxable year should have no adverse tax consequences to such Prime Partnership Unitholder. Further, the termination of Prime Partnership would cause the assets of Prime Partnership to be depreciated as if they were newly acquired by Prime Partnership, probably resulting in lower annual depreciation deductions to Prime Partnership Unitholders for federal income tax purposes after the Mergers.

ISSUANCE OF PREFERRED UNITS

    The Prime Partnership Agreement (as defined herein) provides that New Prime, as general partner may, in its sole discretion, cause Prime Partnership to issue additional units of partnership interest with rights and preferences that may be senior to those of Prime Partnership Common Units. Such preferred units are available for issuance without further action by the limited partners of Prime Partnership. To the extent preferred units are issued, the holders of Prime Partnership Common Units may be adversely affected because the holders of such additional units may have a priority on distributions with respect to Prime Partnership Common Units or priority upon the liquidation of the assets of Prime Partnership. The rights and preferences associated with such additional units may also prevent distributions to the holders of Prime Partnership Common Units until the obligations of Prime Partnership with respect to such additional units are satisfied.

                              HGP LP RISK FACTORS

    Ownership of HGP LP Common Units involves various risks. In addition to general risks of ownership of HGP LP Common Units and those factors set forth elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement, including risks set forth in "Prime Partnership Risk Factors," holders of HGP LP Common Units should be aware of, among other things, the following factors:

LACK OF OPERATING HISTORY AS SEPARATE ENTITY; LIMITED RELEVANCE OF HISTORICAL
  FINANCIAL INFORMATION

    Upon consummation of the Transactions, HGP LP will own and operate the HGP Properties. HGP LP does not have an operating history as a separate entity, and management has historically been able to rely on the earnings, assets and cash flow of Prime and Horizon in managing the HGP Properties. Furthermore, HGP LP will be a substantially smaller company than either Horizon Partnership or Prime Partnership was prior to consummation of the Transactions. Also, the Transactions may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of HGP LP. As a result of the foregoing, historical and pro forma results for HGP LP contained elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement may not be indicative of its results for future periods. With the exception of the Prime Guarantee, neither New Prime nor Prime Partnership is required or intends to provide assistance or services to HGP or HGP LP after the consummation of the Transactions.

DECLINING OPERATING RESULTS OF HGP PROPERTIES

    The initial assets of HGP LP consist of Horizon Partnership and Prime Partnership properties which have performed poorly relative to other properties owned by Horizon Partnership and Prime Partnership prior to the Transactions and have, as a whole, generated declining operating results in recent periods. As of December 31, 1997, the HGP Properties were 80.5% leased, while the properties to be contained in New Prime's portfolio were 92.7% leased. In addition, HGP LP's net income before gain on sale of real estate, extraordinary charge and losses on impairment on an historical basis was $5,943,000 for the year ended December 31, 1996 compared to a loss of $3,347,000 for the year ended December 31, 1997. Although the management of HGP LP believes that the performance of these properties can be improved over time through increased focus on leasing the properties, remerchandising with nonoutlet merchants, cost-cutting measures and selective expansion of the HGP Properties, there can be no assurance that the performance of the properties will improve or not continue to deteriorate. See "Horizon Group Properties, L.P."

ADVERSE CONSEQUENCES OF DEBT FINANCING

    Upon consummation of the Transactions and after making expected borrowings under the HGP Credit Facility (as hereinafter defined), HGP LP will have substantial indebtedness and debt service obligations. On a pro forma basis, HGP LP's total indebtedness of $127,387,000 would represent approximately 75.8% of its total capitalization as of December 31, 1997. In addition, subject to restrictions in its debt instruments, HGP LP may incur additional indebtedness (including additional secured indebtedness and senior indebtedness) from time to time.

    HGP's ability to make required payments under the HGP Credit Facility and any other debt instruments and required distributions to its shareholders will be dependent upon HGP's ability to generate cash from operations sufficient for such purposes. In turn, HGP's future operating performance and ability to make planned expenditures will be subject to future economic conditions and to financial, business and other factors, many of which are beyond its control. There can be no assurance that HGP will be able to generate funds in a manner that will be sufficient to meet its debt repayment obligations or required distributions.

    The degree to which HGP and HGP LP are leveraged could have important consequences to holders of HGP Common Shares and HGP LP Common Units, including the following: (i) HGP and HGP LP's ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, general corporate or other purposes may be materially limited or impaired; (ii) a substantial portion of HGP and HGP LP's cash flow from operations is expected to be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available to HGP and HGP LP for other purposes, including operations and future business opportunities; (iii) HGP and HGP LP's debt instruments could impose significant financial and operating restrictions on HGP and HGP LP and their subsidiaries which, if violated, could permit HGP and HGP LP's creditors to accelerate payments thereunder and foreclose on the collateral securing such debt instruments; (iv) HGP and HGP LP's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by their leveraged positions and the covenants contained in their debt instruments, thus putting HGP and HGP LP at a competitive disadvantage; (v) HGP and HGP LP may be vulnerable to a downturn in general economic conditions or in their business or be unable to carry out spending that is important to the maintenance of their business; (vi) borrowings under certain of HGP and HGP LP's debt instruments are at variable rates of interest, exposing HGP and HGP LP to the risk of increased interest rates and (vii) HGP and HGP LP's ability to make distributions.

    The HGP Credit Facility requires monthly payments of interest, as well as principal payments totaling $1.5 million, 1.5 million and $2.0 million during the first, second and third years, respectively, following the Closing Date, payable in equal monthly installments. The HGP Credit Facility will mature on the third anniversary of the Closing Date. HGP does not expect that it will generate cash flow from operations sufficient to cover repayment of the HGP Credit Facility when it matures. HGP's ability to repay the HGP Credit Facility at maturity will be dependent on developing one or more sources of cash prior to the maturity of the HGP Credit Facility. If HGP is unable to develop such sources of cash in the future to repay its obligation under the HGP Credit Facility and to meet its other commitments, it may be required to (i) seek to refinance all or a portion of the HGP Credit Facility at maturity, (ii) reduce or delay required or planned expenditures or (iii) seek to sell all or a portion of its interests in one or more of the HGP Properties. The HGP Credit Facility will restrict HGP's ability to sell assets and use the proceeds therefrom. HGP's ability to refinance the HGP Credit Facility or to obtain additional financing will depend upon HGP's operating performance, as well as prevailing economic and market conditions, levels of interest rates, refinancing costs and other factors, many of which are beyond HGP's control. There can be no assurance that HGP will be able to refinance the HGP Credit Facility on terms acceptable to the Company, if at all, or to obtain additional financing in a timely manner or that the proceeds therefrom will be sufficient to effect such refinancing. Any failure by HGP to repay the HGP Credit Facility when due would have a material adverse affect on HGP.

    In the event that HGP is unable to generate sufficient cash flow and HGP is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on its indebtedness (including the HGP Credit Facility), or if HGP otherwise fails to comply with the various covenants in the instruments governing such indebtedness, HGP could be in default under the terms of such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under HGP's debt instruments could elect to terminate their commitments thereunder and HGP could be forced into bankruptcy or liquidation.

    The organizational documents of HGP do not contain any limitation on the amount of indebtedness HGP may incur. Accordingly, HGP could become highly leveraged, resulting in an increase in debt service that could increase the risk of default on HGP's indebtedness.

LACK OF WORKING CAPITAL

    HGP LP will be primarily dependent on cash flow from operations to operate its business. In order to implement its business plan of repositioning the HGP Properties, HGP LP will be required to make improvements to its properties, including constructing tenant build-outs and redesigning or reconfiguring certain retail space. HGP LP does not anticipate that it will be able to implement its business plan without obtaining additional financing. HGP LP's debt instruments, including the HGP Credit Facility, restrict HGP LP's ability to incur additional indebtedness and may prevent HGP LP from adequately repositioning the HGP Properties. HGP LP does not have any commitments for working capital financing and there is no assurance that HGP LP will have sufficient working capital in the foreseeable future to execute its business plan.

NO PRIOR PUBLIC MARKET; NO ASSURANCE OF VALUE

    Prior to the consummation of the Transactions, there has been no public market for HGP Common Shares or the HGP LP Common Units. An application will be made to have the HGP Common Shares listed for quotation in Nasdaq. There can be no assurance that HGP will obtain a listing (see "--Nasdaq Maintenance Requirements; Possible Failure to List or Delisting of HGP Common Shares from Nasdaq"). There can also be no assurance that an active trading market for the HGP Common Shares will develop, or if such market does develop, be sustained. The market price of the HGP Common Shares may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, changes in earnings estimates by securities analysts, changes in accounting principles, sales of HGP Common Shares by existing holders, negative publicity, loss of key personnel and other factors. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the HGP Common Shares regardless of HGP and HGP LP's performance. Furthermore, there is no assurance as to the value of HGP Common Shares in the secondary market.

ABSENCE OF DISTRIBUTIONS

    Subject to the requirements necessary to maintain its status as a REIT, HGP does not anticipate paying distributions to shareholders for the foreseeable future. It is the present intention of HGP to retain all earnings, if any, in order to fund capital expenditures in accordance with its business plan and generally to support its ongoing businesses and make payments on its outstanding indebtedness, including the HGP Credit Facility. Any determination in the future to pay distributions will be dependent upon HGP's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the HGP Board of Directors. HGP's substantial indebtedness and debt service obligations will further restrict its ability to make distributions to its shareholders. The terms of the HGP Credit Facility require that HGP's available cash flow from operations be used first to pay interest payments due on such credit facility before being distributed to securityholders. See "Horizon Group Properties, L.P.--Management's Discussion and Financial Analysis of HGP LP--Liquidity and Capital Resources."

NOVELTY OF TRANSACTION STRUCTURE TO THE FACTORY OUTLET INDUSTRY

    The Transactions represent the first attempt of a REIT in the factory outlet industry to separate its business into two publicly held companies, one to continue its focus on the acquisition, development and ownership of quality factory outlet centers and the other to implement a repositioning strategy with respect to its retail properties. There is no assurance that this strategy can be successfully implemented in the factory outlet industry. See "--Change in Business Strategy."

IMPACT OF EQUITY FINANCINGS MAY NOT BE SUCCESSFUL

    In order to obtain financing necessary to execute its business plan, HGP LP intends to raise additional equity capital through the public or private equity markets. Such financing may be obtained through the sale of common or preferred equity. There can be no assurance that HGP LP will be successful in obtaining any such financing or that the terms of such financing, including the price at which equity securities are issued and any resulting dilution to existing investors, will be favorable to HGP LP and the holders of HGP LP Common Units.

LIMITED EXPERIENCE OF HGP'S MANAGEMENT IN FACTORY OUTLET CENTER INDUSTRY

    None of the executive officers of HGP are currently employed by Horizon or Prime. Many of these officers have had limited or no experience in the factory outlet industry. There is no assurance that these executive officers will be able to effectively manage and operate the HGP Properties.

CONFLICTS OF INTERESTS OF COMMON DIRECTORS

    Upon consummation of the Transactions, Michael W. Reschke and Norman Perlmutter will serve as directors of both New Prime and HGP. Messrs. Reschke and Perlmutter may face certain conflicts of interests under Maryland law as a result of their positions as directors of both companies. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP and HGP LP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any outlet center owned or operated by New Prime.

CHANGE IN BUSINESS STRATEGY

    The initial assets of HGP LP have historically been operated as factory outlet centers. As part of its business plan, HGP LP may expand its leasing efforts to include a broader array of tenants, including local, regional and national retailers. See "Horizon Group Properties, L.P.--Business Strategy". This change in business strategy, if implemented, entails numerous risks, including the risk that HGP LP will be unable to obtain financing to implement the strategy, attract such non-factory outlet tenants, the addition of such non-factory outlet tenants will lead to a loss of HGP LP's current factory outlet center tenants and tenant sales at HGP LP's properties could be reduced due to a change in market perception caused by the inclusion of non-factory outlet tenants. In addition, there is no assurance that HGP LP will be able to acquire additional properties on terms and conditions that would be accretive to its securityholders or suitable for repositioning.

DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY

    HGP LP's cash flow, results of operations and value of its assets would be adversely affected if a significant number of tenants of the HGP Properties failed to meet their lease obligations or if HGP LP were unable to lease a significant amount of space on economically favorable terms. In the event of a default by a lessee, HGP LP may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The bankruptcy or insolvency of a major tenant may have an adverse effect on a property. At any time, a tenant may seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property. No assurance can be given that the HGP Properties will not experience significant tenant defaults in the future.

    On a pro forma basis as of December 31, 1997, leases representing approximately 41% of the GLA in the HGP Properties were scheduled to expire prior to 2001. If HGP LP is unable to promptly relet or renew its leases for all or a substantial portion of the space currently leased, or if the rental rates upon such renewal or reletting were significantly lower than existing rates, or if HGP LP's reserves for renovations and concessions proved inadequate, then HGP LP's cash flow and operations may be adversely affected.

LIMITS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT. The HGP Share Ownership Limit, as well as the ability of HGP to issue additional HGP Common Shares or other shares (which may have rights and preferences senior to the HGP Common Shares), may discourage a change of control of HGP and may also (i) deter tender offers for the HGP Common Shares, which offers may be advantageous to shareholders and (ii) limit the opportunity for shareholders to receive a premium for their HGP Common Shares that might otherwise exist if an investor were attempting to assemble a block of HGP Common Shares in excess of the HGP Share Ownership Limit or otherwise effect a change of control of HGP.

    STAGGERED BOARD. The HGP Board of Directors will be divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001, respectively. As the term of each class expires, directors for that class will be elected for a three-year term and the directors in the other two classes will continue in office. The staggered terms for directors may impede the shareholders' ability to change control of HGP even if a change in control were in the shareholders' interest.

    PREFERRED SHARES. The HGP Charter will authorize the HGP Board of Directors to issue up to 50,000,000 preferred shares of HGP and to establish the preferences and rights (including the right to vote and the right to convert into HGP Common Shares) of any preferred shares of HGP issued. The power to issue preferred shares of HGP could have the effect of delaying or preventing a change in control of HGP even if a change in control were in the shareholders' interest.

    MARYLAND BUSINESS COMBINATION LAW. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and any Interested Stockholder or an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation received a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

OWNERSHIP LIMIT NECESSARY TO MAINTAIN REIT QUALIFICATION

    For HGP to qualify as a REIT and thereafter maintain such qualification, it must satisfy the Five or Fewer Requirement. The HGP Charter will contain certain restrictions on the ownership and transfer of HGP's capital stock, described below, which are intended to prevent concentration of stock ownership. These restrictions, however, do not ensure that HGP will be able to satisfy the Five or Fewer Requirement primarily, though not exclusively, as a result of fluctuations in values among the different classes of HGP's capital shares. If HGP fails to satisfy the Five or Fewer Requirement, HGP's status as a REIT will terminate, and HGP will not be able to prevent such termination.

    If HGP were to fail to qualify as a REIT in any taxable year, HGP would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. Moreover, unless entitled to relief under certain statutory provisions, HGP also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of HGP available for investment or distribution to its shareholders due to the additional tax liability of HGP for the years involved.

    The HGP Ownership Restrictions include a prohibition of ownership, either directly or under the applicable attribution rules of the Code, of HGP Common Shares that, if effective, would result in (i) HGP being "closely held" within the meaning of Section 856(h) of the Code, (ii) the outstanding shares of beneficial interest of HGP being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution), or (iii) HGP otherwise failing to qualify as a REIT (including, but not limited to, a transfer or other event that would result in HGP owning (directly or under the applicable attribution rules) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by HGP from such tenant would cause HGP to fail to satisfy any of the gross income requirements of Section 856(c) of the Code). Any attempted transfer of shares to a person who, as a result of such transfer, would violate the ownership limitations set forth in the HGP Charter will be deemed void and the shares purportedly transferred would be converted into shares of a separate class with no voting rights and no rights to distributions. In addition, ownership, either directly or under the applicable attribution rules of the Code, of the shares in excess of the ownership limitations set forth in the HGP Charter generally will result in the conversion of those shares of a separate class of shares with no voting rights and no rights to distributions.

    The HGP Board of Directors may, subject to the receipt of certain representations as required by the HGP Charter and a ruling from the IRS or any opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize HGP's status as a REIT.

    The HGP Ownership Restrictions may (i) discourage a change of control of HGP, (ii) deter tender offers for such stock, which offers may be attractive to HGP's shareholders or (iii) limit the opportunity for shareholders to receive a premium for their shares that might otherwise exist if an investor attempted either to assemble a block of shares in excess of the HGP Ownership Limit or to effect a change of control of HGP.

ADVERSE IMPACT OF THE FAILURE TO CONTINUE TO QUALIFY AS A REIT

    HGP intends to qualify, and upon qualification, intends to continue to qualify, as a REIT under the Code. A REIT generally is not subject to federal income tax at the corporate level on income which it currently distributes to its shareholders so long as it distributes to its shareholders at least 95% of its taxable income (excluding any net capital gain) each year.

    No assurance can be given that HGP will remain qualified as a REIT. Qualification as a REIT involves the satisfaction of the numerous requirements (in certain instances, on an annual and quarterly basis) set forth in highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and may be affected by various factual matters and circumstances not entirely within HGP's control. In the case of a REIT such as HGP that holds its assets in partnership form, the complexity of these Code provisions and of the applicable Treasury Regulations that have been promulgated thereunder is even greater. Further, no assurance can be given that future legislation, new Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    If HGP were to fail to maintain qualifications as a REIT in any taxable year, HGP would not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders, and thus would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, HGP also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. Such disqualification would reduce the net earnings of HGP available for investment or distribution to shareholders due to the additional tax liability of HGP for the years involved.

EFFECT OF REIT DISTRIBUTION REQUIREMENTS

    To maintain its status as a REIT for federal income tax purposes, HGP generally will be required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, HGP will be subject to federal income tax to the extent it distributes less than 100% of its taxable income, including any net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income plus 95% of its net capital gain income plus 100% of its undistributed income from prior taxable years.

    HGP intends to pay distributions to its shareholders only to the extent necessary to comply with the 95% distribution requirement of the Code and to avoid the nondeductible excise tax described above. HGP anticipates that its cash flow from operations, including its share of distributions from HGP LP, will be sufficient to enable it to pay its current level of operating expenses and meet the distribution requirements of a REIT but no assurance can be given that this will be the case. HGP may be required from time to time, under certain circumstances, to accrue as income for tax purposes rent or interest earned but not yet received. In such event, or upon the repayment of principal indebtedness, HGP could have taxable income without sufficient cash to enable HGP to meet the REIT distribution requirements. Accordingly, HGP could be required to borrow funds or liquidate investments on adverse terms in order to comply with such requirements.

PENALTY TAX ON PROHIBITED TRANSACTIONS

    Even if HGP qualifies as a REIT for federal income tax purposes, it will be subject to a 100% tax on (i.e., the forfeiture of) any net income derived from a prohibited transaction. (Net income derived from a prohibited transaction is not taken into account in applying the 95% and 75% gross income tests necessary to qualify as a REIT.) Net income from a prohibited transaction is defined as the excess of the gain from prohibited transactions over the deductions allowed by federal income tax law which are directly connected with the prohibited transaction. Any loss from a prohibited transaction may not be taken into account in determining the amount of such net income.

    The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property or property that was involuntarily converted) that is held "primarily for sale to customers in the ordinary course of a trade or business." Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. To the extent applicable, HGP will attempt to comply with the terms of safe-harbor provisions of the Code prescribing when asset sales will not be characterized as prohibited transactions.

    Complete assurance cannot be given that HGP will be able to comply with the safe-harbor provisions of the Code or avoid owning property, the sale of which would be subject to the 100% tax on any gain therefrom as a prohibited transaction.

RESTRICTIONS UPON TRANSFER TO AVOID PUBLICLY TRADED PARTNERSHIP STATUS

    Code Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of "qualifying income." A partnership is "a publicly traded partnership" if interests in such partnership are either traded on an established securities market or are "readily tradeable on a secondary market (or the substantial equivalent thereof)." Under the Treasury Regulations promulgated under Code
Section 7704, interests in a partnership are readily tradeable on a secondary market or substantial equivalent thereof if, "taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." The Treasury Regulations provide several safe harbors, which if met, a partnership will not be treated as though its interests are readily tradeable on a secondary market or the substantial equivalent thereof.

    Even if HGP LP was deemed to be a publicly traded partnership, depending on circumstances at the time, it still will avoid taxation as a corporation under Code Section 7704, based on the nature of its income. A publicly traded partnership is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. These are predominantly the types of income that HGP LP expects to earn. If HGP LP satisfied the 90% gross income test, but was classified as a publicly traded partnership, it would not be taxed as a corporation, but would be subject to certain special rules under Code Section 469(k). In such event, an HGP LP Unitholder would be unable to use losses from other passive activities against his allocable share of HGP LP passive activity income. Passive activity losses allocable to an HGP LP Unitholder could be offset only against his allocable share of HGP LP passive activity income or gains, and not against income or gains from other passive activities.

    If HGP LP at any time were considered a publicly traded partnership and did not satisfy the qualifying income test, then it will be considered as having transferred its assets at that time to a corporation, and would be taxed as a corporation for federal income tax purposes, which would result in adverse consequences to the HGP LP Unitholders and would jeopardize Prime's status as a REIT for federal income tax purposes. This deemed transfer of assets to a corporation may also result in the recognition of taxable income to HGP LP and its partners, to the extent that its liabilities at that time exceeded the adjusted tax bases of its assets, without the receipt of any cash to pay the income tax liability resulting from such income.

    A transfer by an HGP LP Common Unitholder of HGP Common Units (including the conversion to HGP Common Shares) will be prohibited if New Prime determines that such a transfer reasonably may cause Prime Partnership to be treated as a publicly traded partnership. HGP LP Common Unitholders are strongly urged to consult their own tax advisors to determine the extent to which these restrictions may apply to their HGP LP Common Units.

NASDAQ MAINTENANCE REQUIREMENTS; POSSIBLE FAILURE TO LIST OR DELISTING OF HGP
  COMMON SHARES FROM NASDAQ

    HGP intends to list the HGP Common Shares in Nasdaq. If HGP is unable to obtain a listing in Nasdaq or if, after listing the HGP Common Shares in Nasdaq, HGP is unable to satisfy Nasdaq's maintenance criteria in the future, the HGP Common Shares will be subject to delisting. As a consequence of such delisting or failure to be listed, trading in the HGP Common Shares would henceforth be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements for Nasdaq, or in what are commonly referred to as the "pink sheets." As a result, the holder of HGP Common Shares could find it more difficult to dispose of, or to obtain accurate quotations of the price of, the HGP Common Shares.

SEC PENNY STOCK REGULATIONS

    If the HGP Common Shares are not listed in Nasdaq and have a market price of less than $5.00 per share, they may be classified as a "penny stock." SEC regulations define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and to provide current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The foregoing required penny stock restrictions will not apply to HGP Common Shares if such securities are listed in Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that HGP Common Shares will qualify for exemption from these restrictions. In any event, even if HGP Common Shares were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the SEC finds that such a restriction would be in the public interest. If HGP Common Shares were subject to the rules of penny stocks, the market liquidity for HGP Common Shares could be severely adversely affected.

    In addition, if the HGP Common Shares are not listed in Nasdaq (see "--Nasdaq Maintenance Requirements; Possible Delisting of HGP Common Shares from Nasdaq"), they could become subject to

Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by such rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell HGP Common Shares and may adversely affect the ability of the holders of HGP Common Shares to sell in the secondary market any of such securities.

FEDERAL INCOME TAX CONSEQUENCES OF THE HGP LP COMMON UNIT DISTRIBUTION

    Prime Partnership should not recognize any gain or loss on the distribution of the HGP LP Common Units, provided that the HGP LP Common Units are not "marketable securities." The HGP LP Common Units will not be treated as marketable securities because of, among other reasons, the substantial restrictions upon transfer or conversion of such units and the general applicability of an exception to such treatment under the Treasury regulations. In such case, each Prime Partnership Unitholder will have an initial tax basis in such HGP LP Common Units distributed to he, she or it equal to the adjusted tax basis that Prime Partnership had in such units immediately prior to the distribution and will have to reduce his, her or its adjusted tax basis in his, her or its Prime Partnership Units by the basis of the HGP LP Common Units distributed to such Prime Partnership Unitholder. Prime Partnership Unitholders, however, also will need to reduce his, her or its initial tax basis in their HGP LP Common Units in an amount equal to his, her or its share of HGP LP's liabilities immediately prior to the distribution (because all such liabilities will be at least initially allocated to HGP).

    Even in the unlikely event that the HGP LP Common Units are marketable securities, each pre-Partnership Merger Prime Partnership Unitholder should have the same federal income tax results from the HGP LP Common Unit Distribution, provided that his, her or its adjusted tax basis in their Prime Partnership Units exceeds the value of the HGP LP Common Units such Prime Partnership Unitholder receives in the distribution. Each Horizon Partnership Unitholder will have substantially similar tax results; however, following the distribution, such unitholder's initial tax basis in his, her or its HGP LP Common Units will equal the fair market value of such units.

    Under Code section 704(c)(1)(B), the HGP LP Common Unit Distribution will cause the Horizon Partnership Unitholders to recognize any Code section 704(c) "built-in gain or loss" they had in respect of the Horizon Contributed Properties, but only to the extent that the HGP LP Common Units represent an interest in properties that were not initially contributed to Horizon Partnership by such Horizon Partnership Unitholders. The amount of Code Section 704(c) gain or loss varies depending upon whether the fair market value of the HGP LP Common Units which represent an interest in properties that were not initially contributed to Horizon Partnership by such Horizon Partnership Unitholders is more or less than the basis of such properties. Based on computations using fair market values provided by Prime Partnership, the Horizon Partnership Unitholders are expected to recognize an aggregate loss, and no Horizon Partnership Unitholder is expected to recognize any gain, on the distribution of the HGP LP Common Units.

    To the extent any gain or loss is recognized by a Horizon Partnership Unitholder under Code section 704(c)(1)(B), appropriate adjustments will need to be made immediately prior to the distribution to Prime Partnership's basis in the HGP LP Common Units distributed to the historic Prime Partnership Unitholders and to such unitholders' basis in their Prime Partnership Units. Further, after the HGP LP Common Unit Distribution, Horizon Partnership Unitholders should continue to have the remaining Code section 704(c) "built-in loss" with respect to the underlying Horizon Contributed Properties.

    Because of the particular tax attributes of Prime Partnership Unitholders, Horizon Partnership Unitholders, and HGP LP, the HGP LP Common Unit Distribution may have differing tax consequences for such partners. Thus, each Prime Partnership unitholder and Horizon Partnership Unitholders is strongly urged to consult with their own tax advisors to determine the tax consequences of the HGP LP Common Unit Distribution in light of their particular circumstances. See "Federal Income Tax Consequences of the Transactions--Tax Consequences of HGP LP Common Unit Distribution."

GENERAL REAL ESTATE RISKS

    If the HGP Properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, the financial condition and results of operations of HGP LP may be adversely affected. HGP LP's financial condition and results of operations may be adversely affected by a number of factors, including the international and domestic general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions by prospective tenants of the safety, convenience and attractiveness of HGP Properties; the ability of the owner to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants and interest from borrowers; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment. If an HGP Property is mortgaged to secure the payment of indebtedness and if HGP LP or the entity in which HGP LP invests or to which it lends is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

OPERATING RISKS

    The HGP Properties are subject to operating risks common to the particular types of property, any and all of which may adversely affect occupancy or rental rates. Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air-conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. To the extent rents cannot be increased or costs controlled, the cash flow of HGP LP and its financial condition may be adversely affected.

UNINSURED LOSS

    HGP LP will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the properties that it owns, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, HGP LP could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the financial condition and results of operations of HGP LP.

CHANGES IN POLICIES WITHOUT UNITHOLDER APPROVAL

    The investment, financing, borrowing and distribution policies of HGP LP and its policies with respect to all other activities, growth, debt, capitalization and operations, will be determined by the Board of Directors of HGP (the "HGP Board of Directors"). Although it has no present intention to do so, the HGP Board of Directors may amend or revise these policies at any time and from time to time at its discretion without a vote of the securityholders of HGP LP. A change in these policies could adversely affect HGP LP's financial condition, results of operations and the market price of HGP Common Shares. See "Horizon Group Properties, Inc.--Policies with Respect to Certain Activities."

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE HGP PROPERTIES

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or under its property. These laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefor as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of environmentally hazardous substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Moreover, such laws are subject to change and any such change may result in significant unanticipated expenditures, which could adversely affect HGP LP's performance.

    Substantially all of the HGP Properties have been subject to Phase I or similar environmental assessments by independent environmental consultants within the past five years. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. Generally, the environmental assessments revealed no significant environmental conditions. However, certain properties had historic uses which might have impacted the properties, or included wetlands, which could affect future development. Neither Prime nor Horizon have been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the HGP Properties, and neither Prime nor Horizon is aware of any other environmental condition with respect to any of the HGP Properties that could materially adversely affect HGP LP's financial condition or results of operations. Nonetheless, it is possible that HGP LP's assessments do not reveal all environmental liabilities or that there are material liabilities of which HGP LP is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the HGP Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the HGP Properties (such as the presence of underground storage tanks) or by third parties unrelated to HGP LP. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds HGP LP's budget for such items, HGP LP's ability to make expected distributions to shareholders could be adversely affected.

COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

    Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require both structural and non-structural changes to the HGP Properties and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although HGP's management believes that its properties are substantially in compliance with present requirements of the ADA, HGP LP may incur additional costs of compliance in the future. A number of additional federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to the HGP Properties, or restrict certain further renovations thereof, with respect to access by disabled persons. Final regulations under the ADA have not yet been promulgated and the ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on HGP LP, they could be substantial. If required changes involve greater expense than HGP LP currently anticipates, HGP LP's financial condition and results of operations could be adversely affected.

OTHER LAWS

    Real estate properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. HGP believes that its properties are currently in material compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by HGP LP and could have an adverse effect on HGP LP's results of operations.

               PRIME PARTNERSHIP CONSENT SOLICITATION INFORMATION

PURPOSE

    Prime Partnership Consenting Unitholders are being asked by Prime, in its capacity as sole general partner of Prime Partnership, to consent to the Transactions. Consent to the Transactions by the Prime Partnership Consenting Unitholders is required for consummation of the Transactions.

RECORD DATE; CONSENTS REQUIRED

    Neither the Prime Partnership Agreement nor Delaware law requires the setting of a record date for Prime Partnership Consenting Unitholders entitled to consent to the Transactions. However, only Prime Partnership Consenting Unitholders of record of Prime Partnership may consent to the Transactions.

    Approval of the Transactions requires the affirmative consent of the holders of a majority of Prime Partnership Common Units, 27,294,951 of which are owned by Prime and holders of a majority of Prime Partnership Series C Preferred Units (other than the 3,636,363 Prime Partnership Series C Preferred Units owned by Prime). At February 1, 1998, Prime Partnership had issued and outstanding 35,800,423 Prime Partnership Common Units, 27,294,951 of which are owned by Prime and 727,273 Prime Partnership Series C Preferred Units (other than the 3,636,363 Prime Partnership Series C Preferred Units owned by Prime). Based on its ownership of Prime Partnership Common Units, Prime, without the consent of any other Prime Partnership Common Unitholder, has the authority to provide the requisite approval of the Transactions. Prime has indicated that it intends to consent to the Transactions.

SOLICITATION OF CONSENTS

    Consents will be solicited by mail, telephone and in person. Solicitations may be made by certain employees of Prime Partnership, none of whom will receive additional compensation for such solicitations. Prime Partnership will bear its own expenses in connection with the consent solicitation. Consents must be received prior to the execution and delivery of the Delaware Certificate of Merger with the Delaware Secretary (the "Prime Consent Period").

REVOCATION OF CONSENTS

    Prime Partnership Consenting Unitholders may revoke consents until the expiration of the Prime Consent Period by dating, signing and delivering a written notice, which clearly expresses the revocation of consent, to Prime Partnership, or by delivering a properly executed, subsequently dated consent card withholding a previously granted consent.

              HORIZON PARTNERSHIP CONSENT SOLICITATION INFORMATION

PURPOSE

    Horizon Partnership Unitholders are being asked by Horizon, in its capacity as sole general partner of Horizon Partnership, to consent to the Transactions. Consent to the Transactions by the Horizon Partnership Unitholders is required for consummation of the Transactions.

RECORD DATE; CONSENTS REQUIRED

    Neither the Horizon Partnership Agreement nor Delaware law requires the setting of a record date for Horizon Partnership Unitholders entitled to consent to the Transactions. However, only Horizon Partnership Unitholders of record of Horizon Partnership may consent to the Transactions.

    Approval of the Transactions requires the affirmative consent of the holders of a majority of Horizon Partnership Units. At February 1, 1998, Horizon Partnership had issued and outstanding 4,227,064 Horizon Partnership Units.

SOLICITATION OF CONSENTS

    Consents will be solicited by mail, telephone and in person. Solicitations may be made by certain employees of Horizon Partnership, none of whom will receive additional compensation for such solicitations. Horizon Partnership will bear its own expenses in connection with the consent solicitation. Consents must be received prior to the execution and delivery of the Delaware Certificate of Merger with the Delaware Secretary (the "Horizon Consent Period"). Horizon has retained MacKenzie Partners to assist in the solicitation of consents. The fee of such firm for the corporate proxy solicitation is estimated to be $7,500, plus reimbursement for out-of-pocket costs and expenses and will also cover the solicitation of partnership consents.

REVOCATION OF CONSENTS

    Horizon Partnership Unitholders may revoke consents until the expiration of the Horizon Consent Period by dating, signing and delivering a written notice, which clearly expresses the revocation of consent, to Horizon Partnership, or by delivering a properly executed, subsequently dated consent card withholding a previously granted consent.

                                THE TRANSACTIONS

PARTIES TO THE TRANSACTIONS

    PRIME AND PRIME PARTNERSHIP. Prime is a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. Prime believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31, 1997, Prime's portfolio consisted of 28 factory outlet centers in 20 states which totaled approximately 7,217,000 square feet of GLA. As a fully-integrated real estate firm, Prime provides development, construction, finance, leasing, marketing and management services for all of the Prime Properties. The Prime Properties are held and all of Prime's business and operations are conducted through Prime Partnership. Prime controls Prime Partnership as its sole general partner and is dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. Prime is a Maryland corporation that was incorporated in July 1993 and commenced operations as a publicly traded company on March 22, 1994 upon the completion of the Prime IPO. Prime and Prime Partnership's executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, and their telephone number is (410) 234-0782.

    HORIZON AND HORIZON PARTNERSHIP. Horizon is a self-administered and self-managed REIT engaged in the ownership, development and management of factory outlet centers in the United States. Horizon believes it is one of the largest owners and operators of factory outlet centers in the United States based on aggregate GLA and total revenue. As of December 31 1997, Horizon's portfolio consisted of 37 factory outlet centers (including one power center) in 21 states which totaled approximately 9,907,000 square feet of GLA. On April 1, 1998, Horizon and Horizon Partnership consummated the C&C Contribution Agreement which provided for the contribution of Horizon's interests in Dole Cannery Center and Lake Elsinore Center to Horizon/C&C LLC. As a result, Horizon's portfolio consists of 35 factory outlet centers in 20 states which totals approximately 9,283,000 square feet of GLA. As a fully integrated real estate firm, Horizon provides development, construction, finance, leasing, marketing and management services for all of the Horizon Properties. The Horizon Properties are held and all of Horizon's business and operations are conducted through Horizon Partnership. Horizon controls Horizon Partnership as its sole general partner and is dependent on the distributions or other payments from Horizon Partnership in order to meet its financial obligations. Horizon is a Michigan corporation that was incorporated in October, 1984 and commenced operations as a publicly traded company on November 8, 1993 upon the completion of the Horizon IPO. Horizon and Horizon Partnership's executive offices are located at 5000 Hakes Drive, Norton Shores, Michigan 49441, and their telephone number is (616) 798-9100.

    CASTLE & COOKE. On April 1, 1998, Horizon Partnership consummated a Contribution Agreement (the "C&C Contribution Agreement") with certain affiliates of Castle & Cooke that provided, among other things, for the formation of a limited liability company by such parties ("Horizon/C&C LLC"). Pursuant to the C&C Contribution Agreement, Horizon Partnership contributed to Horizon/C&C LLC (i) all of its rights and obligations under the long-term lease relating to Horizon's Dole Cannery Outlet Center in Honolulu, Hawaii (the "Dole Cannery Lease") and certain related assets and liabilities, (ii) a limited partnership interest (the "Lake Elsinore Partnership Interest") in the partnership (the "Second Horizon Partnership") that owns Horizon's outlet center in Lake Elsinore, California (the "Lake Elsinore Center") and (iii) certain vacant property located adjacent to the Lake Elsinore Center. In connection with this contribution, Horizon/C&C LLC assumed Horizon Partnership's obligations under the Dole Cannery Lease arising following the closing. As a result, Horizon Partnership was released from any obligations under the Dole Cannery Lease arising following the closing.

    The Lake Elsinore Partnership Interest represents substantially all of Horizon's economic interest in the Lake Elsinore Center and entitles the holder to receive the available cash flow from such property. In this regard, the Lake Elsinore Center (together with four other outlet centers owned by Second Horizon Partnership) is mortgaged to secure the non-recourse obligations of Second Horizon Partnership under a securitized loan facility (the "Securitized Financing"). As of December 31, 1997, aggregate borrowings under the Securitized Financing totaled $98,668,990. For purposes of the C&C Contribution Agreement, $29,312,540 of the indebtedness outstanding under the Securitized Financing at December 31, 1997 was allocated to the Lake Elsinore Center (the "Allocated Debt") and any cash flow generated by such property will be applied first to pay interest and principal obligations in respect of the Allocated Debt. The parties have further agreed that Castle & Cooke or an affiliate of Castle & Cooke will reimburse Horizon to the extent such cash flow is insufficient to cover debt service with respect to Allocated Debt and other operating expenses relating to the Lake Elsinore Center. Alternatively, Horizon Partnership will reimburse Horizon/C&C LLC in the event the cash flow from the Lake Elsinore Center is applied to pay debt service under the Securitized Financing that is not attributable to the Allocated Debt or other operating expenses not related to the Lake Elsinore Center. Upon repayment of the Allocated Debt in full and the related release of the Lake Elsinore Center as collateral under the Securitized Financing, the Lake Elsinore Partnership Interest will be redeemed for fee title to the Lake Elsinore Center.

    Under the terms of the C&C Contribution Agreement, Horizon Partnership acquired an interest in Horizon/C&C LLC. Horizon Partnership will have no obligation with respect to the operations of Horizon/ C&C LLC nor will it have any commitment to make any additional capital contributions. It is not anticipated that any material distributions will be made in respect of Horizon Partnership's interest in Horizon/C&C LLC or that any redemption price paid for such interest will be material.

    The C&C Contribution Agreement contains provisions that are customary for transactions of this type, including representations and warranties by Horizon Partnership relating to the operation and financial condition of the Dole Cannery Center and the Lake Elsinore Center and indemnities with respect to breaches of such representations and warranties. Horizon presently manages and leases the Lake Elsinore Center for a fee. Horizon Partnership, in its capacity as manager of the Lake Elsinore Center, may subcontract the performance of certain management services to Horizon/C&C LLC.

    NEW PRIME. Upon consummation of the Transactions, New Prime will be a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. New Prime believes that, immediately following the consummation of the Transactions, it will be the largest owner and operator of factory outlet centers in the United States. Upon the consummation of the Transactions, New Prime's portfolio will consist of 48 factory outlet centers in 26 states totaling approximately 13,400,000 square feet of GLA. As a fully-integrated real estate firm, New Prime will provide development, construction, finance, leasing, marketing and management services for all of the New Prime Properties. The New Prime Properties will be held and all of New Prime's business and operations will be conducted through Prime Partnership. New Prime will control Prime Partnership as its sole general partner and will be dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations. New Prime is a Maryland corporation that was incorporated on November 12, 1997, and will commence operations as a publicly traded company under the name "Prime Retail, Inc." New Prime and Prime Partnership's executive offices will be located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, and their telephone number will be (410) 234-0782.

    HGP AND HGP LP. HGP was recently formed by Horizon in connection with the Transactions. Upon consummation of the Transactions, HGP will be self-administered and self-managed REIT. HGP's portfolio initially will consist of 14 factory outlet centers and one power center in 12 states totaling approximately 3,092,000 square feet of GLA. The HGP Properties will be held and all of HGP's business and operations will be conducted through HGP LP. HGP will control HGP LP as its sole general partner and will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998, and expects to commence operations as a publicly traded company upon consummation of the Transactions. HGP and HGP LP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441, and their telephone number will be (616) 798-9100.

SUMMARY OF THE TRANSACTIONS

    The purpose of the Transactions is to allow Prime and Horizon to merge and to execute a new business strategy with respect to their factory outlet centers. The Transactions are designed to enable Prime to acquire 22 of Horizon's best performing factory outlet centers and to spin off 15 underperforming properties of Horizon and Prime to a separate public company owned by the shareholders of New Prime.

    The Transactions are intended to maximize long-term value for shareholders by concentrating Prime's and Horizon's higher quality, more upscale factory outlet centers in one company and transferring their underperforming assets, in this case the HGP Properties, to a newly created company with a management team dedicated to the development and implementation of a business strategy tailored to address the specific issues posed by such assets. The Transactions are designed to benefit New Prime by establishing it as the largest outlet center owner/operator in the United States and enabling it, through its increased size and market capitalization, to achieve greater economies of scale and improved access to capital. Prime and Horizon believe that the HGP Properties, which have performed poorly relative to the New Prime Properties in recent periods, present challenges that are different from those involved in the management of outlet centers with strong operating histories and established positions in their local markets. These challenges include exploring the remerchandising of properties with non-outlet center tenants. In Prime's and Horizon's view, the HGP Properties also involve fundamentally different growth opportunities, investment returns, and financing requirements than the New Prime Properties. Accordingly, Prime and Horizon have concluded that their long term interests are best served through the creation of an independent, more narrowly focused corporation to manage, lease and operate the HGP Properties.

    The Transactions consist of the following steps:

    - Horizon will contribute 13 of its 35 centers from Horizon Partnership to HGP LP, a newly-formed limited partnership of which HGP is the sole general partner.

    - HGP will acquire two factory outlet centers from Prime Partnership.

    - Prime will make a special cash distribution of $0.60 per share to the Prime Series B Preferred Shareholders and $0.50 per share/unit to the holders of Prime Common Shares, Prime Common Units, Prime Partnership Series C Preferred Units and Prime Series C Preferred Shares (neither Horizon Common Shareholders nor Horizon Partnership Unitholders will participate in such distribution).

    - Horizon Partnership will merge into Prime Partnership and Horizon Partnership Unitholders will receive Prime Partnership Common Units.

    - Horizon will reincorporate in Maryland by merging into Sky Merger.

    - Prime will merge into Sky Merger, and Sky Merger will change its name to "Prime Retail, Inc." In this merger, each Horizon Common Shareholder will receive New Prime Common Shares and New Prime Series B Preferred Shares and outstanding shares of Prime will become shares of New Prime having substantially identical rights and preferences.

    - HGP Common Shares will be distributed to the holders of New Prime Series C Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares. Limited partnership interests in HGP LP will be distributed to the limited partners of Horizon Partnership and Prime Partnership.

    The Transactions, and the order in which they will be consummated, are set forth in steps 1-12 contained on the following diagrams:

                           PRE-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF PRIME AND HORIZON PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                   [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, Prime Partnership Series C Preferred Units, Prime Series B Preferred Shares and Prime Series C Preferred Shares to Prime Common Shares.

(3) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(4) After the conversion of Horizon Partnership Units to Horizon Common Shares.

(5) Before the conversion of Prime Partnership Common Units to Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Series C Preferred Units to Prime Common Shares.

(7) Before the conversion of Horizon Partnership Units to Horizon Common Shares.

(8) After the conversion of Horizon Partnership Units to Horizon Common Shares.

                    FORMATION OF SKY MERGER, HGP AND HGP LP

    HORIZON HAS FORMED HGP WHICH, THROUGH HGP LP, WILL OWN AND OPERATE THE HGP PROPERTIES AS AN INDEPENDENT PUBLICLY TRADED COMPANY. IN ADDITION, HORIZON HAS FORMED SKY MERGER CORP. WHICH WILL BECOME NEW PRIME FOLLOWING THE CORPORATE MERGER.

 1. FORMATION OF SKY MERGER AND HGP. Each of Sky Merger and HGP was recently formed by Horizon as a wholly owned subsidiary in connection with the Transactions. Neither Sky Merger nor HGP currently holds any assets or businesses.

 2. FORMATION OF HGP LP. HGP LP, the general partnership interests and limited partnership interests of which are held by HGP and Horizon Partnership, respectively, was recently formed in connection with the Transactions. HGP LP currently holds no assets or businesses.

                                [DIAGRAM]

                        HORIZON PARTNERSHIP CONTRIBUTION

    IN ORDER TO SEPARATE CERTAIN OF THE HGP PROPERTIES FROM THE NEW PRIME PROPERTIES, HORIZON PARTNERSHIP WILL CONTRIBUTE 13 OF ITS 35 OUTLET CENTERS TO HGP LP.

 3. HORIZON PARTNERSHIP CONTRIBUTION. In accordance with the terms of the Contribution Agreement, Horizon Partnership will contribute to HGP LP substantially all of the assets relating to 13 of the 35 centers currently operated by Horizon Partnership which will ultimately be owned and operated by HGP (the "Horizon Contributed Properties" and, collectively with the Prime Transferred Properties, the "HGP Properties"), and HGP LP will assume certain obligations of Horizon Partnership (collectively, the "Horizon Partnership Contribution"). See "The Contribution Agreement."

                                [DIAGRAM]

                     PRIME PARTNERSHIP SPECIAL DISTRIBUTION
                         AND PRIME SPECIAL DISTRIBUTION

    AS PART OF THE NEGOTIATED TERMS OF THE TRANSACTIONS, CERTAIN SHAREHOLDERS AND UNITHOLDERS OF PRIME AND PRIME PARTNERSHIP ARE ENTITLED TO RECEIVE THE CASH DISTRIBUTIONS DESCRIBED BELOW.

 4. PRIME PARTNERSHIP SPECIAL DISTRIBUTION. Prior to the Closing, Prime Partnership will declare a special cash distribution of $0.60 per Series B preferred unit (each, a "Prime Partnership Series B Preferred Unit") and $0.50 per Prime Partnership Series C Preferred Unit and Prime Partnership Common Unit to the record holders of such interests immediately prior to the Partnership Merger (collectively, the "Prime Partnership Special Distribution"). The payment date for the Prime Partnership Special Distribution will be on the Closing Date.

 5. PRIME SPECIAL DISTRIBUTION. Prior to the Closing, Prime will declare a special cash distribution of $0.60 per Prime Series B Preferred Share and $0.50 per Prime Series C Preferred Share and Prime Common Share to the record holders of such securities immediately prior to the Partnership Merger (collectively, the "Prime Special Distribution"). The payment date for the Prime Special Distribution will be on the Closing Date.

                                [DIAGRAM]

                               PARTNERSHIP MERGER

    HORIZON PARTNERSHIP WILL MERGE INTO PRIME PARTNERSHIP TO ENABLE PRIME PARTNERSHIP TO ACQUIRE 22 OF HORIZON PARTNERSHIP'S BEST PROPERTIES.

 6. PARTNERSHIP MERGER. Horizon Partnership will merge with and into Prime Partnership with Prime Partnership as the surviving partnership. In the Partnership Merger, limited partners of Horizon Partnership will receive in exchange for each Horizon Partnership Unit 0.9193 of a Prime Partnership Common Unit.

                                [DIAGRAM]

                           REINCORPORATION MERGER AND
                                CORPORATE MERGER

    THE REINCORPORATION MERGER WILL BE EFFECTED TO CHANGE THE STATE OF INCORPORATION OF HORIZON FROM MICHIGAN TO MARYLAND. THIS WILL PERMIT NEW PRIME TO BE A MARYLAND CORPORATION. THE CORPORATE MERGER WILL BE EFFECTED TO MERGE PRIME AND HORIZON INTO NEW PRIME.

 7. REINCORPORATION MERGER. Horizon and Sky Merger will effectuate the Reincorporation Merger pursuant to which Sky Merger will survive as a Maryland corporation. In the Reincorporation Merger, each Horizon Common Share shall be converted into one Sky Merger Common Share.

 8. CORPORATE MERGER. Prime and Sky Merger will effectuate the Corporate Merger pursuant to which Sky Merger will survive as a Maryland corporation and the name of Sky Merger will be changed to Prime Retail, Inc. In the Corporate Merger each holder of a Sky Merger Common Share shall receive 0.597 of a New Prime Common Share and 0.20 of a New Prime Series B Preferred Share for each outstanding Sky Merger Common Share. In the Corporate Merger each outstanding Prime Common Share, Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one New Prime Common Share, one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively.

                                [DIAGRAM]

                        HGP LP COMMON UNIT DISTRIBUTION

    IN ORDER TO SEPARATE OWNERSHIP OF HGP LP FROM PRIME PARTNERSHIP, PRIME PARTNERSHIP WILL DISTRIBUTE HGP LP COMMON UNITS TO ITS PARTNERS.

 9. PRIME PARTNERSHIP DISTRIBUTION OF HGP LP COMMON UNITS AND HGP COMMON SHARES. Prime Partnership will declare and distibute all of its HGP LP Common Units to the recordholders of Prime Partnership Common Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units such that 1.19617 HGP LP Common Units will be distributed for every 20 Prime Series B Preferred Unit and one HGP LP Common Unit will be distributed in respect of every 20 Prime Partnership Common Units and Prime Partnership Series C Preferred Units, respectively (the "HGP LP Common Unit Distribution"). Such distribution shall occur 15 days after the Closing Date or on such other date as determined in the sole discretion of Prime Partnership.

                                     [DIAGRAM]

                    NEW PRIME CONTRIBUTION AND DISTRIBUTION
     HGP COMMON SHARE DISTRIBUTION AND NEBRASKA/INDIANA PROPERTY TRANSFERS

    TO ESTABLISH HGP AS AN INDEPENDENT COMPANY, THE COMMON STOCK OF HGP WILL BE DISTRIBUTED TO CERTAIN SHAREHOLDERS OF NEW PRIME. IN ORDER TO COMPLETE THE SEGREGATION OF THE HGP PROPERTIES, PRIME'S FACTORY OUTLET CENTERS IN GRETNA, NEBRASKA AND DALEVILLE, INDIANA WILL BE SOLD TO HGP IN EXCHANGE FOR CASH.

 10. NEW PRIME CONTRIBUTION. New Prime will contribute to HGP all of its HGP LP Common Units in exchange for HGP Common Shares (the "New Prime Contribution").

 11. COMMON SHARE DISTRIBUTION. New Prime will declare a distribution of the HGP Common Shares that it acquires as a result of the New Prime Contribution to the record holders of New Prime Common Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares immediately following the Corporate Merger such that 1.19617 HGP Common Shares will be distributed for every 20 New Prime Series B Preferred Shares and one HGP Common Share will be distributed for every 20 New Prime Common Shares of New Prime Series C Preferred Shares, respectively (collectively, the "HGP Common Share Distribution"). The payment date for the Common Share Distribution shall occur 15 days after the Closing Date or on such other date as determined in the sole discretion of New Prime.

 12. NEBRASKA/INDIANA PROPERTY TRANSFERS. Nebraska Crossing Factory Shops Limited Partnership will contribute its interest in the factory outlet center in Gretna, Nebraska (the "Nebraska Prime Transferred Property") to a wholly-owned limited liability company and will sell its interest in such limited liability company to HGP for approximately $8 million in cash. Indianapolis Factory Shops Limited Partnership will contribute its interest in the factory outlet center in Daleville, Indiana (the "Indiana Prime Transferred Property" and, together with the Nebraska Prime Transferred Property, the "Prime Transferred Properties") to a wholly-owned limited liability company and will sell its interest in such limited liability company to HGP for approximately $18 million in cash. Such transfers together are referred to herein as the "Nebraska/Indiana Property Transfers."

                                     [DIAGRAM]

                          POST-TRANSACTIONS STRUCTURE

    THE DIAGRAM BELOW SETS FORTH THE ORGANIZATIONAL STRUCTURES OF NEW PRIME AND HGP IMMEDIATELY FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS AS WELL AS THE PERCENTAGE OWNERSHIP INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS AND PARTNERS.

                                  [DIAGRAM]

Notes:

(1) Before the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares and New Prime Series C Preferred Securities to New Prime Common Shares.

(2) After the conversion of Prime Partnership Common Units, New Prime Series B Preferred Shares (including New Prime Series B Preferred Shares issued to Horizon Common Shareholders pursuant to the Corporate Merger) and New Prime Series C Preferred Securities to New Prime Common Shares.

(3) Before the conversion of HGP LP Common Units to HGP Common Shares.

(4) After the conversion of HGP LP Common Units to HGP Common Shares.

(5) Before the conversion of Prime Partnership Common Units to New Prime Common Shares.

(6) After the conversion of Prime Partnership Common Units and Prime Partnership Series C Preferred Units to New Prime Common Shares.

(7) Before the conversion of HGP LP Common Units to HGP Common Shares.

(8) After the conversion of HGP LP Common Units to HGP Common Shares.

                           THE CONTRIBUTION AGREEMENT

    THE DESCRIPTION OF THE HORIZON PARTNERSHIP CONTRIBUTION CONTAINED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONTRIBUTION AGREEMENT (THE "CONTRIBUTION AGREEMENT"), THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX C, AND IS INCORPORATED HEREIN BY REFERENCE.

BACKGROUND

    Horizon, Horizon Partnership, Sky Merger, HGP and HGP LP have entered into the Contribution Agreement providing for, among other things, the principal corporate transactions required to effect the Horizon Partnership Contribution. The purpose of the Horizon Partnership Contribution is to facilitate the Mergers by providing for the transfer to HGP LP of the Horizon Contributed Properties and certain other assets which Prime will not acquire pursuant to the Merger Agreement.

CONTRIBUTED ASSETS

    To effect the Horizon Partnership Contribution, Horizon Partnership will, and will cause its subsidiaries prior to giving effect to the Horizon Partnership Contribution (Horizon Partnership and its subsidiaries prior to giving effect to the Horizon Partnership Contribution are collectively referred to herein as the "Initial Horizon Partnership Group") to, transfer, assign and convey to HGP LP as a capital contribution (collectively, the "Contributed Assets") all of their respective right, title and interest in and to (i) all capital stock, partnership interests and membership interests of Initial Horizon Partnership Group in Horizon Partnership, MG Long Island Limited Partnership, MG Patchogue Limited Partnership, MG Patchogue II Limited Partnership; (ii) certain proprietary name rights; (iii) Horizon's administrative offices located at 5000 Hakes Drive, Norton Shores, Michigan and certain office equipment and computer software used therein; and (iv) all business, assets, including cash, cash equivalents and other capital items, properties, interests in property and rights of Initial Horizon Partnership Group solely related to the ownership and operation of the retail properties listed immediately below (See "Horizon Group Properties, L.P.-- Properties"):

           Bellport Outlet Center in Patchogue, New York
           Dry Ridge Outlet Center in Dry Ridge, Kentucky
           Horizon Outlet Center--Holland in Holland, Michigan
           Horizon Outlet Center--Laughlin in Laughlin, Nevada
           Horizon Outlet Center--Monroe in Monroe, Michigan
           Horizon Outlet Center--Somerset in Somerset, Pennsylvania Horizon Outlet Center--Traverse City in Traverse City, Michigan Horizon Outlet Center--Tulare in Tulare, California
           Lakeshore Marketplace in Norton Shores, Michigan
           Medford Outlet Center in Medford, Minnesota
           New Mexico Outlet Center in Algodones, New Mexico
           Sealy Outlet Center in Sealy, Texas
           Warrenton Outlet Center in Warrenton, Missouri

RETAINED ASSETS

    The Retained Assets will include the following assets (collectively, the "Retained Assets"): all business, assets, properties, interests in property, and rights of Initial Horizon Partnership Group, except for the Contributed Assets, and shall include, without limitation, (i) all membership and other interests in Finger Lakes Outlet Center, L.L.C. and (ii) any and all of the business, assets, properties, interests in property and rights, whether tangible or intangible, relating to the ownership and operation of each of the retail outlet centers listed below (See "The Prime Partnership Properties" and "The Horizon Partnership Properties"):

           Berkeley Commons Outlet Center in Williamsburg, Virginia Berkshire Outlet Village in Lee, Massachusetts Burlington Outlet Center in Burlington, Washington Calhoun Outlet Center in Calhoun, Georgia
           Chesapeake Village Outlet Center in Queenstown, Maryland Conroe Outlet Center in Conroe, Texas
           Finger Lakes Outlet Center in Finger Lakes, New York Hillsboro Outlet Center in Hillsboro, Texas
           Horizon Outlet Center--Edinburgh in Edinburgh, Indiana Horizon Outlet Center--Fremont in Fremont, Indiana Horizon Outlet Center--Oshkosh in Oshkosh, Wisconsin Horizon Outlet Center--Vero Beach in Vero Beach, Florida Horizon Outlet Center--Woodbury in Woodbury, Minnesota Jeffersonville Outlet Center in Jeffersonville, Ohio Lakeside Marketplace in Kenosha, Wisconsin
           Lighthouse Place in Michigan City, Indiana
           Outlets at Birch Run in Birch Run, Michigan
           Outlets at Gilroy in Gilroy, California
           Perryville Outlet Center in Perryville, Maryland
           Pismo Beach Outlet Center in Pismo Beach, California Silverthorne Factory Stores in Silverthorne, Colorado Tracy Outlet Center in Tracy, California

ASSUMED AND RETAINED LIABILITIES

    In connection with the Horizon Partnership Contribution, HGP LP will assume, undertake to pay, satisfy and discharge when due in accordance with their terms certain assumed liabilities (the "Assumed Liabilities"), which are defined to include all liabilities of Initial Horizon Partnership Group, other than the Retained Liabilities, and will include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise, for any matter existing or occurring after the Corporate Merger Effective Time, (ii) all liabilities relating to any indebtedness for borrowed money secured by a Contributed Asset, (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to any Contributed Asset and (iv) certain other specified obligations. "Retained Liabilities" will mean all liabilities of Initial Horizon Partnership Group other than the Assumed Liabilities and will include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise arising from any matter at or prior to the Corporate Merger Effective Time, (ii) all liabilities relating to any indebtedness for borrowed money and (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the outlet centers listed as Retained Assets above.

INDEMNIFICATION

    Pursuant to the Contribution Agreement, HGP LP will indemnify and hold Horizon Partnership harmless from and against Horizon Partnership losses arising out of or related to the Assumed Liabilities, and Horizon Partnership will indemnify and hold HGP LP and its subsidiaries harmless from and against HGP LP losses arising out of or related to the Retained Liabilities, in each case in accordance with the terms of the Contribution Agreement.

                             THE PARTNERSHIP MERGER

    THE DESCRIPTION OF THE PARTNERSHIP MERGER CONTAINED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

CONSENT SOLICITATION; CONSENT REQUIRED

    By this Joint Consent Solicitation Statement/Prospectus/Information Statement, the Prime Board of Directors, on behalf of Prime as the sole general partner of Prime Partnership, is soliciting consents from the Prime Partnership Consenting Unitholders. In addition, the Horizon Board of Directors, on behalf of Horizon as the sole general partner of Horizon Partnership, is soliciting consents from the Horizon Partnership Unitholders. The Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders are being asked to consider and consent to the Transactions. The Transactions must receive the affirmative consent of (i) a majority of the outstanding Prime Partnership Common Units, (ii) two-thirds of the outstanding Prime Partnership Series C Preferred Units and (iii) a majority of the outstanding Horizon Partnership Units. As of December 31, 1997, Prime owned approximately 76.2% of the Prime Partnership Common Units. Prime intends to consent to the Transactions in its capacity as the holder of such interests. The Corporate Merger will not be consummated if the Transactions do not receive the required consents of the Prime Partnership Consenting Unitholders and the Horizon Partnership Unitholders.

PARTNERSHIP MERGER CONSIDERATION

    Each of the issued and outstanding Horizon Partnership Units (other than units held by Horizon or any Horizon Subsidiary) shall be converted pursuant to the Partnership Merger into the right to receive 0.9193 of a Prime Partnership Common Unit. As of the Partnership Merger Effective Time, all such Horizon Partnership Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of Horizon Partnership Units shall cease to have any rights thereto, except the right to receive the Partnership Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to the Merger Agreement and any cash in lieu of fractional units to be issued or paid in consideration therefor upon surrender of such Horizon Partnership Units without interest.

PARTNERSHIP MERGER EFFECTIVE TIME

    Assuming the Prime Partnership Consenting Unitholders and Horizon Partnership Unitholders consent to the Transactions, immediately following the declaration of the Prime Special Distribution and immediately prior to the declaration of the HGP LP Common Unit Distribution, Horizon Partnership and Prime Partnership shall consummate the Partnership Merger with Prime Partnership as the surviving partnership. As soon as practicable after satisfaction of all conditions to consummation of the Mergers (see "The Corporate Merger--Representations and Warranties; Conditions to the Mergers"), Prime Partnership and Horizon Partnership shall file the Delaware Certificate of Merger with the Delaware Secretary. The Partnership Merger shall become effective (the "Partnership Merger Effective Time") at such time as shall be specified in the Delaware Certificate of Merger.

APPOINTMENT OF EXCHANGE AGENT

    Prior to the Closing Date, Prime Partnership shall appoint American Stock Transfer & Trust Company to act as Exchange Agent for the exchange of the Partnership Merger Consideration upon exchange of the Partnership Merger Consideration in connection with the Partnership Merger.

EXCHANGE OF UNITS

    Contemporaneous with or as soon as reasonably after the Partnership Merger Effective Time, Prime Partnership shall mail or otherwise make available to each holder of record of Horizon Partnership Units whose interest in Horizon Partnership was converted into the right to receive the Partnership Merger Consideration, a letter of transmittal with instructions for execution and delivery of the Prime Partnership Agreement which shall specify that delivery of the Partnership Merger Consideration shall be effected only upon execution and delivery of the Prime Partnership Agreement and such other documentation as Prime Partnership may reasonably specify as necessary in connection with the consummation of the transactions. Upon execution and delivery of the Prime Partnership Agreement and such other documentation as specified, each holder of Horizon Partnership Units shall be entitled to receive from Prime Partnership a copy of the Prime Partnership Agreement, duly amended to reflect the Partnership Merger Consideration to be received by such holder as well as any dividends or distributions to which such holder is entitled. Only holders of record on the books and records of Horizon Partnership shall be entitled to the Partnership Merger Consideration and to become a limited partner in Prime Partnership. Until the execution and delivery of the Prime Partnership Agreement by a holder of Horizon Partnership Units and such other documentation as specified, such Horizon Partnership Units shall be deemed at any time after the Partnership Merger Effective Time to represent only the rights to receive the Partnership Merger Consideration into which such Horizon Partnership Units shall have been converted, without interest, and any dividends or other distributions to which such holder is entitled, without interest.

UNITS AVAILABLE FOR RESALE

    The Prime Partnership Common Units to be issued to the holders of Horizon Partnership Units in the Partnership Merger will be transferable subject to the restrictions contained in the Prime Partnership Agreement as described under "Prime Partnership Agreement--Transferability of Interests." Pursuant to the Registration Rights Agreement, Prime has agreed to keep effective a registration statement providing for the issuance of Prime Common Shares and Prime Series B Preferred Shares upon the exchange of Prime Partnership Common Units and Prime Partnership Series B Preferred Units, respectively, so long as either class of units is outstanding. See "The Corporate Merger--Registration Rights Agreement."

FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP MERGER

    The receipt of Prime Partnership Common Units in the Partnership Merger generally is not expected to result in the recognition of taxable income or gain by any Prime Partnership Unitholder or Horizon Partnership Unitholder at the time of the Partnership Merger. However, the particular tax consequences of the Partnership Merger for each Horizon Partnership Unitholder or Prime Partnership Unitholder will depend on a number of factors related to the tax situation of the individual Unitholder, including such Unitholder's adjusted tax basis in its Horizon Partnership Units or Prime Partnership Units at the time of the Partnership Merger, the assets that the Horizon Partnership Unitholder or Prime Partnership Unitholder originally contributed to Horizon Partnership or Prime Partnership in exchange for his or her units, such unitholder's share of the "unrealized gain" with respect to Horizon Partnership's assets or Prime Partnership's assets at the time of the Partnership Merger, the extent to which a unitholder's share of the nonrecourse liabilities of Prime Partnership which the unitholder includes in its basis for its Prime Partnership Units after the Partnership Merger is less than such unitholder's share of the nonrecourse liabilities of Horizon Partnership or Prime Partnership before the Partnership Merger. Each unitholder is strongly urged to consult with his or her own tax advisor in order to determine the anticipated tax consequences of the Partnership Merger for such unitholder in light of his or her specific circumstances. See "Federal Income Tax Consequences of the Transactions--Partnership Merger."

                           THE REINCORPORATION MERGER

    THE DESCRIPTION OF THE REINCORPORATION MERGER CONTAINED IN THIS JOINT CONSENT SOLICITATION STATEMENT/ PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

TERMS OF THE REINCORPORATION MERGER

    Immediately following consummation of the Partnership Merger, Horizon and Sky Merger shall file (i) the Reincorporation Articles of Merger with the Maryland Department and (ii) the Reincorporation Certificate of Merger with the Michigan Department, in each case to effectuate the Reincorporation Merger pursuant to which Sky Merger shall survive as a Maryland corporation. If the Reincorporation Merger is approved by the requisite vote of shareholders of Horizon and by Horizon as the sole shareholder of Sky Merger, and the other conditions to the Reincorporation Merger are satisfied or waived, the Reincorporation Merger will become effective (the "Reincorporation Merger Effective Time") immediately following the Partnership Merger Effective Time and upon the later of (i) the issuance of the Reincorporation Articles of Merger by the Maryland Department, (ii) the endorsement of the Reincorporation Certificate of Merger by the Michigan Department or (iii) at a different time established in either the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger, not to exceed 30 days after the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger are accepted for record by the Maryland Department or the Michigan Department, respectively. It is presently anticipated that such filing and acceptance will be made on or about
           , 1998, and that the Reincorporation Merger Effective Time will occur on such date unless a different date is specified in the Reincorporation Articles of Merger or the Reincorporation Certificate of Merger, although there can be no assurance as to whether or when the Reincorporation Merger will occur. Following the Reincorporation Merger, the separate corporate existence of Horizon shall cease, and Sky Merger shall succeed to all the rights and obligations of Horizon in accordance with the MGCL and the Michigan Business Corporation Act (the "MBCA"). The New Prime Charter and the bylaws of Sky Merger as amended and restated pursuant to the Reincorporation Merger (the "New Prime Bylaws") shall continue in full force and effect thereafter until further amended in accordance with applicable Maryland law. Such New Prime Charter and New Prime Bylaws shall be identical in all material respects to the Prime Charter and Prime Bylaws, respectively, as in effect immediately prior to the Reincorporation Merger. The purpose of the Reincorporation Merger is to enable New Prime to continue as a Maryland corporation.

REINCORPORATION MERGER CONSIDERATION; TREATMENT OF STOCK OPTIONS

    Upon the Reincorporation Merger Effective Time, each issued and outstanding Sky Merger Common Share held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one Sky Merger Common Share. Each certificate representing issued and outstanding Horizon Common Shares shall upon consummation of the Reincorporation Merger be deemed to represent the same number of Sky Merger Common Shares until consummation of the Corporate Merger (as discussed below), and each holder of a certificate of Horizon Common Shares shall otherwise cease to have any rights to such Horizon Common Shares, except the right to receive any dividends or other distributions with a record date prior to the Reincorporation Merger Effective Time which may have been declared or made by Horizon on such Horizon Common Shares which remain unpaid at the Reincorporation Merger Effective Time. There shall be no further registration of transfers on the stock transfer books of Horizon of the Horizon Common Shares which were outstanding immediately prior to the Reincorporation Merger Effective Time. If, after the Reincorporation Merger Effective Time, Certificates are presented to New Prime for any reason, they shall be canceled and exchanged. See "The Corporate Merger--Exchange of Certificates." As of the Reincorporation Merger Effective Time, each outstanding Horizon Stock Option (as defined in the section entitled "Interests of Certain Persons in the Transactions") shall be assumed by

Sky Merger and shall be deemed to constitute an option to acquire (each, a "Sky Merger Stock Option"), on the same terms and conditions applicable under such Horizon Stock Option, the same number of Sky Merger Common Shares as the holder of such Horizon Stock Option would have been entitled to receive pursuant to the Reincorporation Merger had such holder exercised such Horizon Stock Option in full immediately prior to the Reincorporation Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Horizon Stock Option divided by the number of full Sky Merger Common Shares deemed to be purchasable pursuant to such Horizon Stock Option.

                              THE CORPORATE MERGER

    THE DESCRIPTION OF THE CORPORATE MERGER CONTAINED IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/ INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX A, AND IS INCORPORATED HEREIN BY REFERENCE.

TERMS OF THE CORPORATE MERGER

    Immediately following consummation of the Reincorporation Merger, Prime and Sky Merger shall file the Corporate Articles of Merger with the Maryland Department in order to effectuate the Corporate Merger, pursuant to which Sky Merger shall survive as a Maryland corporation. The Corporate Merger Effective Time shall be as specified in the Corporate Articles of Merger. See "--Effective Time of the Corporate Merger." The New Prime Charter and New Prime Bylaws in effect immediately after the Reincorporation Merger shall continue in full force and effect after the Corporate Merger until further amended in accordance with applicable Maryland law. Following the Corporate Merger, the separate corporate existence of Prime shall cease, and Sky Merger as New Prime shall continue and shall succeed to assume all the rights and obligations in accordance with the MGCL. The name of New Prime shall be "Prime Retail, Inc."

    The Corporate Merger Consideration shall consist of the conversion of (i) each outstanding Horizon Common Share (other than shares held by Horizon or any subsidiary of Horizon) into 0.20 of a New Prime Series B Preferred Share and
0.597 of a New Prime Common Share, (ii) each outstanding Prime Common Share into one New Prime Common Share and (iii) each outstanding Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share into one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively. As of the Corporate Merger Effective Time, all such Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Sky Merger Common Shares shall cease to have any rights thereto, except the right to receive the Corporate Merger Consideration, any dividend or other distribution to which such holder is entitled and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate without interest.

BACKGROUND OF THE TRANSACTIONS

    On October 30, 1996, Horizon engaged Lehman Brothers and Smith Barney Inc. to consider the strategic alternatives of Horizon. At a Horizon Board of Directors meeting held on November 25, 1996, Lehman Brothers and Smith Barney Inc. presented the strategic alternatives available to Horizon which included
(i) continuing to implement Horizon's current business plan, (ii) strategic acquisitions and combinations, and (iii) strategic merger combinations. The members of the Horizon Board of Directors engaged in detailed discussions with Lehman Brothers and Smith Barney Inc., during which the members of management were excluded for portions thereof. Horizon's Chairman of the Board, President and Chief Executive Officer, Jeffrey A. Kerr then presented management's expectations for 1996. Horizon's independent auditor reported that they had reviewed Horizon's accounting procedures and did not anticipate any year-end accounting adjustments which would significantly affect earnings other than adjustments considered necessary by management. Horizon's management then presented their business plan for 1997 and responded to detailed questions by the Horizon Board of Directors. Based upon these presentations and management's expectations of improvement, the Horizon Board of Directors decided that the best strategic alternative to follow at that point in time was to terminate the engagement of Lehman Brothers and Smith Barney Inc., and to allow Horizon's management to continue with its plan to revitalize the company. A key element of the plan was to augment management by hiring a highly skilled and experienced Chief Financial Officer and Chief Operating Officer. The Horizon Board of Directors decided to immediately focus on hiring a Chief Operating Officer and engaged Fergeson Associates to assist in the search.

    On February 8, 1997, following two months of operations with no improvement, the Horizon Board of Directors expressed its concern that management's plan to revitalize the company was not being successfully implemented. As a result, the Horizon Board of Directors accepted the resignation of Mr. Kerr as Chairman of the Board, President and Chief Executive Officer and appointed Norman Perlmutter, a non-management director, as the non-executive Chairman of the Board and Ronald L. Piasecki, a non-management director, as Interim President and Chief Executive Officer while Fergeson Associates conducted an executive search to identify the successor Chief Executive Officer.

    In March of 1997, Michael W. Reschke, Chairman of the Prime Board of Directors, and Mr. Perlmutter, Chairman of the Horizon Board of Directors, met at the request of Mr. Reschke and discussed the status of the outlet center industry. Mr. Reschke suggested the possibility of a business combination. The discussion concluded with no encouragement of a combination by Mr. Perlmutter.

    On March 25, 1997, Prime's management distributed to the Prime Board of Directors certain information relating to Prime management's proposal that Prime consider a possible business combination with Horizon, including publicly available information pertaining to Horizon's business and properties and certain historical and pro forma information. On March 28, 1997, the Prime Board of Directors held a special telephonic meeting. All of Prime's directors participated in the meeting. At the meeting, Prime's management made a presentation regarding a business combination with Horizon. Following the presentation, and after discussion, the Prime Board of Directors authorized Prime's management to pursue discussions with Horizon concerning a business combination.

    On April 1, 1997, Mr. Reschke sent a letter to Mr. Perlmutter proposing a possible acquisition of Horizon by Prime. Horizon responded to the Prime proposal in a letter dated April 2, 1997, explaining that the Horizon Board of Directors had not made a decision to sell Horizon, but that the proposal would be reviewed by the Horizon Board of Directors. The Prime proposal was discussed at the April 3, 1997 meeting of the Horizon Board of Directors. After consideration, the Horizon Board of Directors decided that it was not in the best interests of the shareholders to pursue a transaction with Prime at that time as the Horizon Board of Directors believed that shareholder value would be enhanced if Horizon could solve the problems identified by the Board of Directors, including the hiring of a new Chief Executive Officer.

    After an extensive search, James S. Wassel was hired as the President and Chief Operating Officer of Horizon, effective as of April 24, 1997. The Horizon Board of Directors considered that Mr. Wassel had significant experience in asset management and strategic planning and implementation in the commercial real estate industry and Mr. Wassel was then Senior Vice President of Asset Management with Crescent Real Estate Equities of Fort Worth, Texas. On June 19, 1997, Mr. Wassel was elected as a director of Horizon and appointed Horizon's Chief Executive Officer.

    In early September 1997, Mr. Reschke contacted Mr. Perlmutter to reassess the status of the outlet center industry and the possibility of a transaction between Prime and Horizon. During the week of September 1, 1997, Messrs. Reschke and Perlmutter met to further discuss the possibility of a transaction between the two companies. On September 9, 1997, Mr. Wassel met with Mr. Reschke to discuss the possibility of a transaction between Prime and Horizon.

    At a meeting of the Horizon Board of Directors held on September 10, 1997, Mr. Perlmutter discussed with the Horizon Board of Directors his meeting with Mr. Reschke and Prime's interest in merging with Horizon.

    On September 18, 1997, a confidentiality agreement was signed by Horizon and Prime, pursuant to which the parties agreed to share information regarding their respective companies.

    On September 19, 1997, Mr. Wassel had a telephone conversation with Mr. Reschke during which Mr. Wassel advised Mr. Reschke that Horizon was considering making a public disclosure that Horizon would begin to consider strategic alternatives. On September 19, 1997, at a meeting of the Horizon Board of Directors, the Horizon directors discussed Horizon's performance and the capital issues facing the company and considered the payment of the third quarter distribution. In addition, the Horizon Board of Directors discussed the Prime inquiries, the engagement of Lehman Brothers and the advantages and disadvantages of making an announcement relating to the decision to explore strategic alternatives. The meeting was adjourned until the following week to allow the directors to consider the issues discussed.

    On September 22, 1997, at a meeting of the Horizon Board of Directors, the Horizon Board of Directors decided to declare a third quarter distribution in the amount of $0.35 per share. In addition, the Horizon Board of Directors decided to engage Lehman Brothers to evaluate Horizon's strategic alternatives and to issue a press release announcing such decision to engage Lehman Brothers. The Horizon Board of Directors concluded that if Horizon was going to continue its discussions with Prime, Horizon's investment bankers should consider all alternatives and a press release should be issued to encourage potential bidders to contact Horizon. The Horizon Board of Directors also authorized Messrs. Perlmutter and Wassel to meet with Michael J. DeMarco, Senior Vice President of Lehman Brothers, and representatives from Prime on September 26, 1997, to discuss further the possibility of a transaction between the companies. At such time the Board of Directors determined to explore the strategic alternatives, including a transaction with Prime, despite the progress made by the company's new Chief Executive Officer, since the Board of Directors believed that it would take longer to correct Horizon's problems than they originally estimated in November 1996 when the Board considered its strategic alternatives and in April 1997 when the Board considered the initial indication of interest from Prime.

    During the week of September 22, 1997, Messrs. Perlmutter, Wassel and Reschke met and had several discussions. Messrs. Wassel, Perlmutter and DeMarco met on September 26, 1997 and discussed the companies' portfolios, general trends in the outlet center industry, the available structures of a possible transaction and the range of possible exchange ratios.

    Between October 2, 1997 and October 15, 1997, Lehman Brothers approached approximately 15 parties that they believed might have an interest in a possible transaction with Horizon, based upon the parties' familiarity with the outlet center industry and ability to meet Horizon's capital and liquidity needs. Of such companies two were REIT's in the outlet center industry and the remaining companies were involved in other sectors of the real estate industry. Separate confidentiality agreements were signed by Horizon and seven companies in addition to Prime, pursuant to which Horizon's investment bankers provided information relating to Horizon. Lehman Brothers discussed a possible transaction with three of the companies that signed confidentiality agreements and expressed an interest in a possible transaction. None of these three companies made a written offer to acquire all of the assets of Horizon. The Board of Directors of Horizon preferred the pursuit of the Prime proposal because in the opinion of the Horizon Board of Directors, the Prime proposal was the best proposal to maximize shareholder value. All merger-related contracts were made through Lehman Brothers and not directly with Horizon, except the discussions between Horizon and Prime.

    On October 6, 1997, Prime sent a written proposal to Horizon detailing the proposed terms of a merger between the companies, including (i) Prime's plan to separate Horizon's properties into two groups, (ii) a proposed total purchase price of $14.00 per outstanding Horizon Common Share payable solely in the form of equity securities of Prime or payable solely in the form of equity securities of Prime and HGP, and (iii) a distribution to the Horizon Partnership Unitholders of (a) $13.00 per Horizon Partnership Unit in cash or (b) the same consideration being offered to the Horizon Common Shareholders.

    On October 8, 1997, a meeting was held in Chicago, Illinois, attended by Messrs. Perlmutter, Wassel, Reschke and Abraham Rosenthal, Chief Executive Officer of Prime, and legal counsel and investment advisors for both parties. The parties discussed numerous issues, including pricing, the timing of a possible transaction and issues relating to the Dole Cannery Lease, such as Horizon's ability to meet its long-term obligations under the Dole Cannery Lease. The decision to proceed with structuring a transaction between Horizon and Prime was made at this meeting.

    Subsequent to the meeting on October 8, 1997, Messrs. William H. Carpenter, Jr., President and Chief Operating Officer of Prime, Reschke and Rosenthal updated the Prime Board of Directors regarding Prime's discussions with Horizon. Members of the Prime Board of Directors encouraged Prime management to continue these discussions.

    On October 10, 1997, a conference call was held among Messrs. DeMarco, Perlmutter, Reschke, Rosenthal, Carpenter and legal counsel for each of the parties during which the parties discussed the terms outlined in Prime's proposal, the process of structuring a transaction acceptable to both parties, and the delivery of due diligence materials to the respective parties.

    A meeting of the Horizon Board of Directors was held on October 13, 1997, at which time the terms of a potential transaction with Prime, including potential exchange ratios, procedures to determine an exchange ratio and the contribution and/or retention of certain assets of Horizon were discussed. In addition, to induce Prime to continue its due diligence and to negotiate a definitive agreement while Horizon explored other strategic alternatives, including transactions with other parties, the Horizon Board of Directors authorized the payment of Prime's out-of-pocket expenses in the event that Horizon undertook a transaction with another party.

    From October 14, 1997 through November 12, 1997, numerous meetings and telephone conferences occurred between the management of Horizon and Prime and each company's respective legal counsel and investment bankers regarding the various legal and business issues and the parties engaged in reciprocal due diligence.

    On October 31, 1997, Prime's management distributed to the Prime Board of Directors certain information relating to the proposed business combination with Horizon, including a description of the proposed transactions, information pertaining to Horizon's business and properties and certain historical and pro forma financial information.

    On November 3, 1997, a meeting attended by Mr. Wassel, Mr. Rosenthal and C. Alan Schroeder, General Counsel of Prime, was held in Baltimore, Maryland to address operational issues and remaining structural issues relating to HGP.

    On November 4, 1997, a meeting was held in Chicago, Illinois that was attended by Messrs. Wassel, Perlmutter, Reschke, Rosenthal and Robert P. Mulreaney, Chief Financial Officer and Treasurer of Prime, and each company's respective legal counsel and investment bankers to address the remaining major business issues, including the potential exchange ratio, distribution rates and the amount of the break-up fee. At the conclusion of the meeting, Horizon and Prime arrived at a preliminary business understanding of most major issues and agreed to continue to work diligently towards a final resolution of the outstanding items.

    On November 8, 1997, Horizon's management distributed to the Horizon Board of Directors certain information relating to the proposed business combination with Prime, including a description of the proposed transaction, information pertaining to Prime's business and properties and certain historical and pro forma information.

    On November 8, 1997, Prime's management distributed to the Prime Board of Directors additional information relating to the proposed business combination.

    On November 12, 1997, Messrs. Reschke and Perlmutter discussed by telephone certain issues relating to the transactions, including the consideration payable in connection with the Partnership Merger.

    On November 12, 1997, the Horizon Board of Directors held a special meeting at which members of management, representatives of Lehman Brothers and legal counsel were present. At the meeting, representatives of Lehman Brothers made a detailed presentation regarding the proposed merger with Prime. Lehman's written opinion confirming its oral opinion was delivered on November 12, 1997.

    Following the presentation by Lehman Brothers, and after extensive discussion, the Horizon Board of Directors concluded that the advantages of the Original Merger Agreement and the transactions contemplated thereby outweighed the potential benefits of other strategic alternatives, and unanimously approved the Original Merger Agreement and the related agreements contemplated thereby, and authorized Horizon's management to enter into such agreements. Lehman Brothers rendered its opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid in connection with the merger agreement and the transactions contemplated thereby was fair, from a financial point of view, to Horizon's shareholders and the limited partners of Horizon Partnership.

    On November 12, 1997, a meeting of the Prime Board of Directors was held at which members of management and representatives of Prime's financial and legal advisors were present. All of Prime's directors were present with the exception of Mr. Golden. Mr. Reschke and other members of management provided the Prime Board of Directors with a review of the background and events leading up to the proposed business combination with Horizon and set forth in detail the potential benefits and detriments of the proposed transaction. Prime's legal counsel presented and explained the terms of the Original Merger Agreement to the Prime Board of Directors including the closing conditions, termination rights and break-up fee and expense reimbursement provisions, and advised the Prime Board of Directors of its fiduciary obligations. In addition, the directors discussed with management and Prime's advisors the current operations of Prime and Horizon, the structure of the proposed transaction, the form of consideration payable in the transactions contemplated by the Original Merger Agreement, the potential synergies expected by management to result from such transactions and certain governance, tax and due diligence matters.

    At the November 12, 1997 meeting of the Prime Board of Directors, representatives of FBR made a presentation regarding the Original Merger Agreement and the transactions contemplated thereby. Following FBR's presentation, and after extensive discussion, the Prime Board of Directors concluded that the advantages of the transactions contemplated by the Original Merger Agreement outweighed the potential risks and the Prime directors present unanimously approved the Original Merger Agreement and the transactions contemplated thereby, and authorized Prime's management to enter into such agreement. FBR rendered its oral opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid by Prime in connection with the Original Merger Agreement and the transactions contemplated thereby was fair, from a financial point of view to Prime's shareholders and the limited partners of Prime Partnership. FBR's written opinion confirming its oral opinion was delivered on November 16, 1997.

    On November 12, 1997, the Original Merger Agreement was executed as of November 12, 1997, and a press release announcing such execution was made on November 13, 1997, prior to the opening of trading on the NYSE.

    Following the execution of the Original Merger Agreement, representatives of Prime, Horizon and each company's respective legal counsel, investment bankers and accountants commenced preparation of this Joint Proxy/Prospectus/Information Statement.

    By letter dated November 14, 1997, David H. Murdock requested information from Horizon with respect to the Original Merger Agreement in his capacity as a shareholder of Horizon. As of February 1, 1998, Mr. Murdock and certain of his affiliates have represented that they owned 1,099,800, or approximately 4.6%, of the outstanding Horizon Common Shares. By letter dated November 18, 1997, Castle & Cooke Properties, Inc. ("CCPI"), the landlord under the Dole Cannery Lease and an affiliate of Mr. Murdock, alleged that the consummation of the Original Merger Agreement would violate the terms of the Dole Cannery Lease unless its prior consent to the transactions contemplated by the Original Merger Agreement was obtained.

    A meeting was held on November 26, 1997 in Snowmass, Colorado attended by Messrs. Murdock, Perlmutter, Wassel and Reschke. Mr. Murdock stated that he believed that the transactions contemplated by the Original Merger Agreement were not in the best interests of Horizon and its shareholders. He also confirmed the position of CCPI that the proposed merger would constitute a default under the Dole Cannery Lease unless its consent was obtained. During the course of the meeting, Mr. Murdock indicated that both he and CCPI would consider appropriate legal action to assert their respective rights.

    By a letter dated December 5, 1997, addressed to Messrs. Perlmutter, Wassel and Reschke, Mr. Murdock again expressed the belief that the terms of the transactions contemplated by the Original Merger Agreement were not adequate for the Horizon Shareholders. In a letter also dated December 5, 1997, CCPI confirmed that the transactions contemplated by the Original Merger Agreement required its consent, expressed CCPI's willingness to consider proposals for resolving issues relating to the Dole Cannery Lease and outlined general economic and business terms for such a resolution. After consideration of the proposals made by Mr. Murdock and by CCPI, Horizon and Prime jointly responded in a letter dated December 9, 1997. Such letter made three alternate proposals for resolving the issues relating to the merger and to the Dole Cannery Lease: a buyout of the lease, a joint venture and a restructuring of the lease. Horizon and Prime believed that it would be in the best interests of New Prime if the burden of the Dole Cannery Lease could be eliminated as part of the Transactions due to the uncertainty of the future costs to New Prime relating to the Dole Cannery Lease and the time and resources that would otherwise be required of management of New Prime in addressing issues relating to the Dole Cannery Lease.

    On December 15, 1997, Messrs. Reschke, Wassel and Murdock met in Los Angeles, California. After a lengthy discussion, the parties reached an agreement in principle to structure a transaction whereby (i) CCPI would consent to the assignment of the Dole Cannery Lease to a new entity which would assume liability thereunder, (ii) Horizon would be released from further liability under the Dole Cannery Lease and (iii) Horizon would contribute to such new entity an interest in a factory outlet center or centers with a current cash flow approximating the cash flow CCPI currently receives from the Dole Cannery Lease. Mr. Murdock agreed to vote the Horizon Common Shares that he controls in favor of the Merger Agreement if it was amended as currently contemplated.

    From December 15, 1997 through February 1, 1998, numerous meetings and telephone conferences occurred among the management of Horizon, Prime, Castle & Cooke and each company's respective legal counsel regarding the various alternatives relating to the formation of the new entity, the release of Horizon Partnership from further liability under the Dole Cannery Lease, the identification of the property or properties to be contributed to the new entity and reciprocal legal and financial due diligence.

    In addition, from December 15, 1997 through February 1, 1998, numerous meetings and telephone conferences occurred between the management of Prime and Horizon and each company's legal counsel to discuss certain amendments to the Original Merger Agreement. These amendments included: (i) revising the terms of the Partnership Merger to eliminate the ability of the holders of Horizon Partnership Units to receive partial cash; (ii) the elimination of the proposed distribution of preferred stock of HGP to certain Prime shareholders and providing for the Prime Special Distribution; (iii) the issuance of HGP Common Shares to the shareholders of both Prime and Horizon; and (iv) changing the portfolios of both New Prime and HGP.

    On January 24, 1998, Prime's management distributed to the Prime Board of Directors a description of, and certain information related to, the revisions to the Original Merger Agreement and the proposed C&C Contribution Agreement and the Murdock Agreement.

    On January 25, 1998, Horizon's management distributed to the Horizon Board of Directors a description of, and certain information related to, the revisions to the Original Merger Agreement and the proposed C&C Contribution Agreement and the Murdock Agreement.

    On January 29, 1998, the Horizon Board of Directors held a special meeting by video and telephone conference at which members of management, representatives of Lehman Brothers and legal counsel were present. At the meeting, representatives of Lehman Brothers made a detailed presentation regarding the Merger Agreement, which included a discussion of the changes proposed with respect to the Original Merger Agreement.

    Following the presentation by Lehman Brothers, and after extensive discussion, the Horizon Board of Directors unanimously approved the Merger Agreement concluding that the advantages of the Transactions as proposed to be amended outweighed the benefits of other strategic alternatives and outweighed the potential risks. Lehman Brothers rendered its opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and the limits of its review, the consideration to be paid in connection with the Transactions were fair, from a financial point of view, to Horizon's shareholders and the limited partners of Horizon Partnership. The Horizon Board of Directors discussed the fact that, although the market value of the securities to be received by Horizon Common Shareholders and the Horizon Partnership Unitholders was approximately the same as of the date of the meeting (based on the closing prices at January 28, 1998, the day preceding the board action, the value to the common shareholders was $14.00 and the value to the unitholders was $13.90), the form of consideration to be received by the Horizon Common Shareholders and the Horizon Partnership Unitholders was not the same and, consequently, the value of such consideration might differ more substantially in the future based upon fluctuations in the market prices of Prime's securities. The Horizon Board of Directors determined that in order to increase the likelihood that the Horizon Partnership Unitholders would vote favorably on the Transactions, the consideration payable pursuant to the Partnership Merger would be required to be only in the form of Prime Partnership Common Units.

    In addition, members of management of Horizon and Horizon's legal counsel presented and explained the terms of the C&C Contribution Agreement and the Murdock Agreement. Following such presentation, the Horizon Board of Directors unanimously approved the C&C Contribution Agreement and the Murdock Agreement, and authorized Horizon management to enter into such agreements.

    On January 30, 1998, a meeting of the Prime Board of Directors was held at which members of management were present and representatives of Prime's financial and legal advisors were present by telephone. Mr. Reschke and other members of management described the revised transaction structure and provided the Prime Board of Directors with a review of the events leading up to the revised transaction structure. Prime's legal counsel presented and explained the terms of the Merger Agreement to the Prime Board of Directors. FBR's presentation included a discussion of (i) the fairness from a financial point of view to Prime and its shareholders and partners of the consideration to be paid by Prime in the Transactions, (ii) a summary of the financial terms of the Transactions, and (iii) a discussion of the impact of the proposed Transactions on Prime. Also included in FBR's oral presentation was an outline of FBR's fairness opinion process.

    Following FBR's presentation, the Prime Board of Directors concluded that the advantages of the Transactions as proposed to be amended outweighed the potential risks and unanimously approved the Merger Agreement. FBR rendered its oral opinion to the effect that, as of the date and subject to the assumptions made, procedures followed, matters considered and limits of its review, the consideration to be paid by Prime in connection with the Transaction was fair, from a financial point of view, to Prime's shareholders and the limited partners of Prime Partnership. FBR's written opinion confirming its oral opinion was delivered on February 1, 1998.

    In addition, members of management of Prime and Prime's legal counsel presented and explained the terms of the C&C Contribution Agreement and the Murdock Agreement. Following such presentation, the Prime Board of Directors unanimously approved the C&C Contribution Agreement and the Murdock Agreement, and authorized Prime management to enter into such agreements to which Prime was a party.

    From January 30, 1998 through February 1, 1998, representatives of Horizon and Prime and their respective legal counsel negotiated the remaining terms of the Merger Agreement. The Merger Agreement was executed as of February 1, 1998.

    From January 30, 1998 through February 1, 1998, representatives of Horizon, Prime, Mr. Murdock and Castle & Cooke and their respective legal counsel negotiated the remaining terms of the C&C Contribution Agreement and the Murdock Agreement. The C&C Contribution Agreement and the Murdock Agreement were executed as of February 1, 1998.

    On February 2, 1998, Prime and Horizon issued a press release announcing the execution of the Merger Agreement and the C&C Contribution Agreement and the Murdock Agreement.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE PRIME
  BOARD OF DIRECTORS

    The Prime Board of Directors believes that the Transactions, including the consideration to be paid by Prime, is fair to and in the best interests of Prime, Prime Partnership and their respective security holders. Accordingly, the Prime Board of Directors, on behalf of Prime, in its capacity as sole general partner of Prime Partnership, unanimously approved the Partnership Merger and the other transactions contemplated by the Merger Agreement and unanimously recommends that the Prime Partnership Common Unitholders and Prime Partnership Series C Preferred Unitholders consent to the Partnership Merger and the other transactions contemplated by the Merger Agreement.

    ADVANTAGES

    In reaching this determination, the Prime Board of Directors consulted with Prime's management as well as its financial advisor and legal counsel, and considered the short-term and long-term interests of Prime, Prime Partnership and their respective securityholders. The Prime Board of Directors reviewed and relied upon, although it did not specifically adopt, the conclusions of the opinion of its financial advisor. See "--Opinion of Financial Advisor--Prime." The material factors that the Prime Board of Directors considered in approving the Transactions, which it deemed favorable, are as follows:

        1. BENEFITS OF BEING THE LARGEST OUTLET CENTER OWNER/OPERATOR IN THE UNITED STATES. The Prime Board of Directors believes that the Transactions would establish New Prime as the largest outlet center owner/operator in the United States. New Prime would own and operate 48 outlet centers containing approximately 13,400,000 square feet of GLA as compared to Prime's existing outlet center portfolio containing 28 properties with approximately 7,217,000 square feet. The Prime Board of Directors believe that by virtue of its larger size New Prime should be better positioned to attract and retain tenants and to develop and implement marketing and advertising programs, among other things. New Prime should also have improved access to capital markets which should enable it to obtain debt or other financing upon more favorable terms.

         2. INCREASED MARKET CAPITALIZATION AND LIQUIDITY. Based on the closing prices of Prime Common Shares and Prime Series B Preferred Shares on September 30, 1997, New Prime would have a pro forma total market capitalization of approximately $2.3 billion as compared to Prime's pro forma total market capitalization before the Transactions of $1.3 billion on such date. The Prime Board of Directors believes that this larger total market capitalization would likely result in higher trading volumes for New Prime Common Shares and New Prime Series B Preferred Shares and enhanced liquidity for the holders of such securities.

         3. COST SAVINGS AND OPERATING EFFICIENCIES. The Prime Board of Directors believes that the Transactions will result in opportunities to achieve economies of sale and operating efficiencies. The Prime Board of Directors based this belief on management's estimate that New Prime would realize a pro forma decrease in general and administrative expenses per square foot of $0.21 or 26.6% from $0.79 per square foot to $0.58 per square foot.

         4. ACCRETIVE IMPACT OF TRANSACTIONS ON PRO FORMA NET INCOME (LOSS) PER COMMON UNIT. The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 demonstrate the positive impact of the Transactions on Prime Partnership's net income (loss) per common unit. On a pro forma basis giving effect to the Transactions, Prime Partnership's net income per common unit for the nine months ended September 30, 1997 was $0.01 compared to a loss per Prime Partnership Common Unit of ($0.43) on a pre-Transactions pro forma basis during the same period.

         5. USE OF EQUITY RATHER THAN CASH. The Prime Board of Directors viewed as favorable the fact that the Partnership Merger could be effected through the issuance of new equity valued at approximately $389.0 million (based upon the closing prices of Prime Common Shares on January 30, 1998) rather than the use of available cash or cash raised from debt offerings.

         6. FBR FAIRNESS OPINION. FBR delivered an oral opinion on January 30, 1998 to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be paid by Prime in connection with the Transactions was fair, from a financial point of view, to Prime, Prime Partnership and their securityholders. The Prime Board of Directors viewed such opinion as favorable not only because of the conclusion reached by FBR, but also because such conclusion was consistent with the opinion of Prime's management.

         7. TERMS OF THE MERGER AGREEMENT. The Prime Board of Directors reviewed the terms of the Merger Agreement with Prime's management, its legal counsel and financial advisors. Based on that review, the Prime Board of Directors believes the terms of the Merger Agreement to be fair to Prime, Prime Partnership and their respective securityholders.

         8. TAX-FREE NATURE OF THE PARTNERSHIP MERGER. For federal income tax purposes the Partnership Merger will be a tax-free transaction for Prime Partnership, which the Prime Board of Directors viewed as favorable because, no gain or loss will be recognized by Prime Partnership in connection with the Partnership Merger.

         9. DISTRIBUTIONS OF HGP LP COMMON UNITS. In connection with the Transactions, the common and convertible preferred unitholders of Prime will receive HGP LP Common Units. Although the Prime Board of Directors did not assign a particular value to such units, it viewed as favorable the fact that such units would be distributed as a dividend and enable such Prime Partnership unitholders to benefit from the continuing operations of HGP LP.

        10. SPECIAL CASH DISTRIBUTIONS. The Prime Board of Directors viewed as favorable the fact that in connection with the Transactions, holders of common and convertible preferred shares/units of Prime and Prime Partnership will receive the Prime Special Distribution and Prime Partnership Special Distribution, as applicable.

    DISADVANTAGES

    The Prime Board of Directors also considered the following potentially negative factors which could arise from the Transactions: (1) the significant costs involved in connection with consummating the Transactions; (2) the substantial management time and effort required to effectuate the Transactions and integrate the Prime Acquired Properties with Prime's existing properties and operations; and (3) the Transactions would increase by approximately $572.0 million the total debt of Prime Partnership as of September 30, 1997. In addition, Prime Partnership's ratio of debt to total market capitalization would increase to 48.8% on a pro forma basis as of September 30, 1997 after the Transactions compared to a ratio of 41.3% for Prime Partnership on a pro forma basis before the Transactions. The Prime Board of Directors recognized that such increase could adversely affect the ability of Prime Partnership to obtain debt financing for additional growth and would subject Prime Partnership's operations (after the Partnership Merger) to the risks of higher leverage. Overall, however, the Prime Board of Directors concluded that the increase in debt would be within Prime's policies with respect to the incurrence of debt. In addition, the Prime Board of Directors considered the possible adverse effects upon the market for Prime Common Shares and Prime Series B Preferred Shares and upon Prime's ability to raise capital and issue equity in the capital markets which might result if the Transactions were not consummated. Finally, the Prime Board of Directors considered the risk that the anticipated benefits of the Transactions might not be fully realized and the capacity of Prime Partnership to effectively merge its expanded portfolio of properties. The Prime Board of Directors did not believe that these negative factors were sufficient, either individually or collectively, to outweigh the advantages of the Transactions.

    OTHER CONSIDERATIONS

    The Prime Board of Directors viewed as adequate the conditions to the closing in the Merger Agreement, including the condition that no change in the financial condition, business or operations of Horizon will have occurred that would have a Horizon Material Adverse Effect (as defined in the Merger Agreement). The Prime Board of Directors acknowledged the indemnification provisions relating to directors and officers of Horizon as a continuing obligation of New Prime and approved such provisions as part of the overall transaction.

    In view of the wide variety of factors considered in connection with its evaluation of the Transactions, the Prime Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. Further, the Prime Board of Directors did not obtain independent appraisals of the market value of properties or other assets involved in the Transactions.

    RECOMMENDATION

    The Prime Board of Directors believes that the proposed transaction is fair to and in the best interests of Prime, Prime Partnership and their respective securityholders. The Prime Board of Directors unanimously approved the Partnership Merger and the other transactions contemplated by the Merger Agreement and unanimously recommends that the Prime Series C Preferred Unitholders and Prime Common Unitholders consent to the Partnership Merger and the other transactions contemplated by the Merger Agreement.

    In the event the Transactions are not consummated for any reason, Prime will continue to pursue its business objectives.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS; RECOMMENDATION OF THE HORIZON
  BOARD OF DIRECTORS

    The Horizon Board of Directors believes that the Transactions, including the consideration to be paid by Prime, are fair and in the best interests of Horizon, Horizon Partnership and their respective securityholders. Accordingly, Horizon's Board of Directors, on behalf of Horizon, in its capacity as sole general partner of Horizon Partnership, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Partnership Merger, the transfer of Horizon Partnership

Units by Horizon and its withdrawal as general partner of Horizon Partnership, and unanimously recommends approval of the Merger Agreement and the transactions contemplated thereby, by the Horizon Partnership Unitholders. In reaching its determination, the Horizon Board of Directors consulted with Horizon management, as well as financial advisors, legal counsel and accountants, and considered a number of factors. The Horizon Board of Directors reviewed and relied upon, although it did not specifically adopt, the conclusions of the opinions of its financial advisor. See "--Opinion of Financial Advisor--Horizon."

    ADVANTAGES

    The material factors that the Horizon Board of Directors considered in approving the Transactions and unanimously recommending approval of the Transactions are that:

         1. BENEFITS OF BEING THE LARGEST OUTLET CENTER OWNER/OPERATOR IN THE UNITED STATES. As a result of the Transactions, New Prime would be better positioned to compete in the outlet shopping center industry.

         2. INCREASED LIQUIDITY. The Transactions would enhance New Prime's ability to meet its continuing need for liquidity.

         3. INCREASED ACCESS TO EQUITY AND DEBT MARKETS. The Transactions would provide greater access to the public equity and debt markets and would increase New Prime's ability to raise capital at reasonable rates.

         4. STRONGER CAPITAL BASE. Prime is deemed to have a stronger capital base with which to support the Horizon properties to be acquired by Prime.

         5. SUPERIOR PROPOSAL. After reviewing Horizon's strategic alternatives, which included maintaining the status quo, raising capital through a debt or equity offering, liquidating the company's assets, acquiring a competitor and merging with another company, the Horizon Board of Directors determined that the Transactions were the best alternative reasonably available to Horizon's and Horizon Partnership's securityholders to maximize such securityholder value. The Horizon Board of Directors believed that, after management's discussions with its investment bankers and after discussions with other REITs which requested and received information about Horizon, no other prospective purchasers were reasonably expected to make a proposal superior to that made by Prime.

         6. POSSIBLE REDUCTION OR ELIMINATION OF HORIZON DISTRIBUTION. Based upon management's analysis of Horizon's performance during 1997 and Horizon's liquidity, the Horizon Board of Directors believed that it would be necessary to reevaluate its distribution policy and consider the possible reduction or elimination of future distributions.

         7. LEHMAN FAIRNESS OPINION. The consideration to be paid to Horizon and Horizon Partnership securityholders is fair to such securityholders. In reaching its determination, the Horizon Board of Directors considered the investigation performed by Horizon and its advisors as to the financial conditions and business of Prime, as well as the opinion, analyses and presentations of Lehman Brothers with respect to the strategic alternatives available to Horizon, including the opinion that, subject to certain factors, the consideration to be received in the Transactions by Horizon and Horizon Partnership is fair from a financial point of view to their securityholders.

         8. TAX-FREE NATURE OF THE PARTNERSHIP MERGER. The Partnership Merger will be tax-free for federal income tax purposes with respect to the Horizon Partnership Unitholders, which the Horizon Board of Directors viewed as favorable because no gain or loss would be recognized by a unitholder of Horizon Partnership (except with respect to any cash received by a unitholder of Horizon Partnership in lieu of a fractional interest in a Prime Partnership Common Unit).

         9. DISTRIBUTIONS OF HGP LP COMMON UNITS. In connection with the Transactions, the Horizon Partnership Unitholders will receive HGP LP Common Units. Although the Horizon Board of Directors did not assign a particular value to such shares, it viewed as favorable the fact that such units would be distributed as a dividend and enable such Horizon Partnership Unitholders to benefit from the continuing operations of HGP LP.

    DISADVANTAGES

    The Horizon Board of Directors also considered the following potentially negative factors, which could arise from the Transactions:

        1. BENEFITS NOT FULLY REALIZED. The risk that the anticipated benefits from the Transactions may not be fully realized.

        2. LOWER DISTRIBUTION. For each of the first three quarters of 1997, the distribution declared on a Horizon Partnership Unit was $0.35 and the distribution declared on the Prime Partnership Common Unit Equivalent was $0.08 lower, or $0.27, for each such quarter.

        3. DECREASE IN MARKET PRICE. The possibility that the market price of Prime's shares, and thus the consideration to be paid to the Horizon Common Shareholders, may decrease in value prior to the time the Corporate Merger becomes effective.

        4. COSTS OF THE TRANSACTIONS. The significant costs involved in connection with the consummation of the Transactions.

        5. MANAGEMENT TIME AND EFFORT. The substantial management time and effort required to effectuate the Transactions.

        6. BREAK-UP FEES AND BREAK-UP EXPENSES. Under certain circumstances Horizon may be required to pay Prime a Break-up Fee of $20,000,000 and Break-up Expenses of up to $4,500,000 if the Merger Agreement is terminated.

    OTHER CONSIDERATIONS

    Furthermore, the Horizon Board of Directors considered the actual and potential conflicts of interest of certain members of Horizon's management. See "Interests of Certain Persons in the Transactions."

    In view of the wide variety of factors considered in connection with its evaluation of the Transactions, the Horizon Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. Further, the Horizon Board of Directors did not obtain independent appraisals of the market value of properties or other assets involved in the Transactions.

    The Horizon Board of Directors relied on the Lehman Brothers' fairness opinion as one of the factors that it examined in making its determination that the Transactions are fair and in the best interests of Horizon, Horizon Partnership and their respective securityholders.

    RECOMMENDATION

    The Horizon Board of Directors believes that the proposed transaction is fair and in the best interest of Horizon, Horizon Partnership and their securityholders. Accordingly, the Horizon Board of Directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Partnership Merger, the transfer of Horizon Partnership Units by Horizon and its withdrawal as general partner of Horizon Partnership, and unanimously recommends that the holders of Horizon Partnership

Units consent to the Merger Agreement and the transactions contemplated thereby, including the Partnership Merger.

    In the event that the Transactions are not consummated for any reason, Horizon will continue to pursue its business objectives of (i) maximizing funds from operations available for distribution to Horizon and Horizon Partnership securityholders, (ii) increasing the value of its properties by continuing its growth through the active management and expansion of existing factory outlet centers and selective development and acquisition of new factory outlet centers,
(iii) holding its properties for long-term investment and (iv) continuing its disposition of poorly performing centers. In addition, Horizon intends to seek additional debt or equity financing and may seek other strategic alternatives, including the sale of Horizon. Horizon has no commitment for any additional financing and there is no assurance that any such financing will be available or that Horizon's continuing business plan will be successfully implemented. Furthermore, the Horizon Board of Directors will reevaluate its distribution policy.

OPINION OF FINANCIAL ADVISOR--PRIME

    At the meeting of the Prime Board of Directors on January 30, 1998, FBR rendered its oral opinion to the Prime Board of Directors that, as of such date, the consideration to be paid by Prime in connection with the proposed Transactions was fair from a financial point of view to Prime and Prime Partnership. FBR has confirmed its January 30, 1998 oral opinion by delivering its written opinion to the Prime Board of Directors, dated February 1, 1998, that, as of such date, the consideration to be paid by Prime in connection with the proposed Transactions was fair from a financial point of view to Prime and Prime Partnership. FBR has not been requested to, and will not update its opinion prior to the Closing. FBR did not make a recommendation to Prime with respect to the amount of consideration to be paid by Prime in connection with the proposed Transactions. No limitations were imposed by the Prime Board of Directors upon FBR with respect to the investigations made or procedures followed in rendering its opinion. In the opinion of Prime, no events or significant changes in information have occurred that would alter the opinion of FBR and there were no specific factors which did not support the opinion of FBR. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms of such agreement, a revised fairness opinion will be requested. No limitations were imposed by the Prime Board of Directors upon FBR, and no instructions were given by the Prime Board of Directors to FBR with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF THE WRITTEN OPINION OF FBR, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. PRIME PARTNERSHIP COMMON UNITHOLDERS AND PRIME PARTNERSHIP SERIES C PREFERRED UNITHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. FBR'S WRITTEN OPINION IS ADDRESSED TO THE PRIME BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN CONNECTION WITH THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PRIME CONSENTING UNITHOLDER AS TO WHETHER SUCH PRIME CONSENTING UNITHOLDER SHOULD CONSENT. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE TRANSACTIONS AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE PRIME BOARD OF DIRECTORS AS ALTERNATIVES TO THE TRANSACTIONS, OR THE DECISION OF THE PRIME BOARD OF DIRECTORS TO PROCEED WITH THE TRANSACTIONS. THE SUMMARY OF THE OPINION OF FBR SET FORTH IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, FBR, among other things, (i) reviewed Horizon's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, and December 31, 1995, and Horizon's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997, and September 30, 1997; (ii) reviewed Prime's Forms 10-K and related financial information for the two fiscal years ended December 31, 1996, and December 31, 1995, Prime's unaudited financial information for the period ended September 20, 1997, released October 28, 1997, and Prime's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, and March 31, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Horizon and Prime, furnished to FBR by the management of Horizon and Prime, respectively, including forecasts of Horizon's financial performance prepared by Prime's management; (iv) participated in discussions with certain members of senior management of Prime and Horizon concerning their business and prospects; (v) reviewed the historical market prices and trading activity for Horizon Common Shares and Prime Series B Preferred Shares and Prime Common Shares and compared them with those of certain publicly traded companies which FBR deemed to be reasonably comparable to Horizon and Prime, respectively; (vi) compared the results of operations of Horizon and Prime with that of certain companies which FBR deemed to be reasonably comparable to Horizon and Prime, respectively; (vii) reviewed the pro forma effect of the Transactions on New Prime's capitalization ratios, FFO and future cash flows; (viii) reviewed the Merger Agreement and certain related documents; and (ix) performed such other analyses and reviewed such other information as FBR deemed appropriate. FBR also held discussions with certain members of the managements of Prime and Horizon with respect to certain aspects of the Transactions, and the past and current business operations of Prime and Horizon, the financial condition and future prospects and operations of Prime and Horizon, and certain other matters believed necessary or appropriate to FBR's inquiry. In addition, FBR reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    FBR relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Prime and Horizon or otherwise reviewed by FBR, and FBR has not assumed any responsibility of liability therefor. FBR has not conducted any independent valuation or appraisal of any assets or liabilities of Horizon or Prime, nor have any valuations or appraisals been provided to FBR. In relying on financial analyses and forecasts provided to FBR, FBR has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and good faith judgments of the management of Prime as to the expected future results of operations and financial condition of Horizon and its properties. FBR has also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to FBR, by representatives of Prime and Prime Partnership, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement.

    No representation or warranty was made by FBR, Prime or Horizon or any of their respective affiliates to any of such other parties with respect to these projections. Financial projections are subject to contingencies beyond management's control, and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of FBR could be materially affected.

    FBR's opinions are based on regulatory, economic, monetary, market, and other conditions as in effect on, and the information made available to FBR as of, the date of such opinions. Such developments may affect the written opinion dated February 1, 1998, and FBR does not have any obligation to update, revise, or reaffirm such opinion. FBR expressed no opinion as to the price at which the shares to be issued in the Transactions to the shareholders of New Prime may trade at any time.

    In accordance with customary investment banking practice, FBR informed Prime that FBR employed generally accepted valuation methods in reaching its opinion. At the meeting of the Prime Board of Directors held on January 30, 1998, FBR orally presented certain financial analyses in connection with the delivery of its opinion. Such oral opinion was not accompanied with written materials. The following is a summary of the material analyses utilized by FBR in connection with providing its opinion.

    PRO FORMA MERGER ANALYSIS. FBR analyzed the effect of the Transactions on, among other things, estimates of FFO per Prime Common Share for the year ended December 31, 1998. FBR combined the estimated 1998 operating results for Horizon and Prime and assumed certain savings in accounting adjustments and savings in general and administrative expense per estimates.

    FBR also analyzed the effect of the Transactions on Prime's pro forma equity market capitalization and total capitalization, and 1998 pro forma leverage ratios and distribution payout ratio. In this regard, FBR noted that the pro forma equity market capitalization for Prime would be approximately $1.12 billion, assuming (1) a share price for Prime Common Shares of $14.81 and 35.80 million Prime Common Shares outstanding after completion of the Transactions;
(2) a share price for Prime Series A Preferred Shares of $26.00 and 2.30 million Prime Series A Preferred Shares outstanding; (3) a share price for Prime Series B Preferred Shares of $24.50 and 2.98 million Prime Series B Preferred Shares outstanding; (4) a share price for Prime Series C Preferred Shares of $14.81 and
4.36 million shares outstanding; and (5) a share price for Horizon Common Shares of $11.88 and 28.29 million shares outstanding. Share price assumptions are based on the respective closing share prices on January 30, 1998, for each equity share. FBR further noted that (i) Prime's ratio of debt to total capitalization would increase slightly, upon completion of the Transactions, from 40.20% prior to the Transactions to 49.69% after the assumption of Horizon's outstanding debt plus the incremental debt incurred from the payment of certain transaction costs and (ii) the ratio of debt plus preferred stock to total capitalization would increase from 56.43% to 63.91%. Assuming a post-transaction annual distribution for Prime of $1.18 per share, its pro forma distribution payout ratio would be 78.85%, as compared to 89.95% prior to the Mergers.

    PUBLIC TRADING MULTIPLES ANALYSIS. Using publicly available information, FBR compared selected financial and stock market data of Horizon with similar data for selected publicly traded companies (each, a "Comparable Company" and, collectively, the "Comparable Companies") engaged in business which FBR judged to be analogous to Horizon's. The companies selected by FBR were: (a) Chelsea GCA Realty, Inc.; (b) FAC Realty Trust, Inc.; (c) Tanger Factory Outlet Centers, Inc.; (d) Horizon (when comparing comparable companies to Prime); and (e) Prime (when comparing comparable companies to Horizon).

    For each Comparable Company, publicly available financial performance data through the twelve months ended December 31, 1997 was measured. FBR calculated the multiples of current stock price, averaged across calendar year 1997, to analysts' estimates for 1998 consensus FFO as reported by Nelson Information, Inc. ("Nelson's") for each of the Comparable Companies to determine the 1998 FFO trading multiples. Nelson's is an on-line data service available to subscribers which compiles earnings estimates by research analysts. FBR's calculations resulted in a range of 1998 FFO multiples from 5.72x to 10.67x. These multiples were then applied to Horizon's 1998 FFO per share consensus estimate as reported by Nelson's, yielding a range of implied trading values of approximately $9.49 to $17.71 per Horizon Common Share compared to an implied transaction price per Horizon Common Share of $13.74 as of February 2, 1997.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, FBR examined selected transactions with respect to purchase price per share to calculate FFO transaction multiples. Specifically, FBR reviewed the following nine transactions: (i) Equity Office Properties Trust with Beacon Properties Corporation; (ii) Equity Residential Properties Trust with Evans Withycombe Residential, Inc.; (iii) The Meditrust Companies with Santa Anita Realty Enterprises; (iv) Post Properties, Inc. with Columbus Realty

Trust; (v) Equity Residential Properties Trust with Wellsford Residential Properties Trust; (vi) Camden Property Trust with Paragon Group, Inc.; (vii) United Dominion Realty Trust, Inc. with South West Property Trust, Inc.; (viii) Chateau Communities, Inc. with ROC Communities, Inc.; and (ix) Horizon Outlet Centers, Inc. with McArthur/Glen Realty Corp. FBR observed a range of transaction multiples from 6.09x to 15.17x based on consensus FFO estimates for the acquired companies. This range was then applied to Horizon's 1998 FFO per share consensus estimate as reported by Nelson's, resulting in a range of equity values for Horizon Common Shares of between $10.12 and $25.18 per share. FBR noted that the implied price for Horizon Common Shares was within this range.

    AVERAGE TRANSACTION PREMIUM ANALYSIS. FBR reviewed mergers and acquisitions of U.S. public REITs in negotiated transactions with values over $50 million, utilizing publicly available data and data provided by NAREIT, to derive a range of premiums paid over the public trading prices per share five trading days prior to the announcement of such transactions for the periods from 1995 to 1997. FBR noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and that premiums fluctuate among different industry sectors based on perceived growth, synergies, strategic value and the type of consideration utilized in the transaction.

    The analyses indicated that the average of premiums paid over the public trading prices adjusted for deviations was 11.20% in the period from 1995 to 1997 (the premiums ranged from -3.99% to 21.01%). FBR applied the median premium to Horizon's closing price of $13.1875 on November 6, 1997 (five trading days prior to the announcement of the merger), to derive an implied price per Horizon Common Share of $14.66.

    HISTORICAL EXCHANGE RATIO ANALYSIS. FBR reviewed the historical exchange ratio of the daily closing price per Horizon Common Share to the daily closing price per Prime Common Share and per Prime Series B Preferred Share for the 365-day period from January 29, 1997, to January 29, 1998. FBR noted a low to high range of between $11.88 to $16.18 (with an average price of $13.83) for the Prime Common Shares, between $22.75 and $24.89 (with an average price of $23.72) for the Prime Series B Preferred Shares; and an average exchange ratio of 0.597 for the Prime Common Shares and 0.200 for the Prime Series B Preferred Shares, in the stated 365-day period. In addition, such analysis implied a one-year historical share price value range for Horizon Common Shares of $11.54 to $14.59 (with an average price of $13.00), as calculated by multiplying the daily 1997 Prime Common Share and Prime Series B Preferred Share closing prices by their respective exchange ratios.

    DISCOUNTED CASH FLOW ANALYSIS. FBR performed discounted cash flow analysis (i.e., an analysis of the present value of the projected levered cash flows for the periods using a range of discount rates) of Horizon based upon projections of Horizon's cash flow for the years 1998 to 2000, inclusive. A range of terminal value capitalization rates from 8.5% to 12.5% was applied to year 2000 cash flows to determine a terminal value. This value, and the intervening annual cash flows from year 1998 through 2000 were discounted at a range of discount rates from 10% to 12% (the range of capitalization and discount rates selected is representative of similar real estate properties). The present value of developments was added to the discounted cash flow value. This sum was then divided by the total Horizon Common Shares outstanding to arrive at an implied value of $13.58 to $19.59 per Horizon Common Share.

    CONTRIBUTION ANALYSIS. FBR reviewed certain estimated future operating and financial information (including, among other things, total rental revenues, NOI, EBITDA, and FFO) for Prime and Horizon for 1998. Based upon 1998 contribution, including synergies and accounting adjustments, Horizon would contribute 43% of NOI, 38% of EBITDA, and 57% of FFO, while maintaining a 42% equity ownership in the combined entity.

    As a part of its investment banking business, FBR and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. FBR was selected to deliver an opinion to the Prime Board of Directors with respect to the Transactions on the basis of such experience and its familiarity with Prime.

    FBR will receive a fee of $3,000,000 from Prime, which is contingent and payable upon consummation of the Transactions, for the delivery of its opinion and related advisory work. Prime reimbursed FBR for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify FBR against certain liabilities, including liabilities arising under federal securities laws. In the event the Transactions are not consummated, Prime will reimburse FBR for any additional reasonable out of pocket expenses, including costs of travel and reasonable legal fees, incurred in connection with its services.

    FBR and its affiliates maintain banking and other business relationships with Prime and its affiliates pursuant to which FBR has received an aggregate of approximately $13,009,329 in fees over the past two years. Of this amount, approximately $7,773,925 was earned in connection with the underwriting of Prime Series B Preferred Shares and secondary offerings of Prime Common Shares; approximately $5,235,404 was earned in connection with the initial public offerings and secondary offerings of the common stock of Prime's affiliates. In the ordinary course of their businesses, FBR and its affiliates may actively trade the equity securities of Prime or Horizon for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

OPINION OF FINANCIAL ADVISOR--HORIZON

    On September 25, 1997, Horizon and Horizon Partnership engaged Lehman Brothers to act as its financial advisor to assist in the Horizon Board of Directors' study of strategic alternatives available to Horizon and Horizon Partnership. As part of its role as financial advisor, Lehman Brothers rendered its opinion as to the fairness, from a financial point of view, to the Horizon Common Shareholders and the Horizon Partnership Unitholders of the consideration to be received by such parties in the Transactions.

    On January 29, 1998, Lehman Brothers delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of such date, and subject to assumptions, factors and limitations as described in that opinion, the consideration to be received by the shareholders and limited partners of Horizon and Horizon Partnership, respectively, was fair to such securityholders from a financial point of view. Lehman Brothers has not been requested to, and, unless requested, will not, update its opinion prior to Closing.

    THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS IS ATTACHED AS APPENDIX E TO THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HORIZON PARTNERSHIP UNITHOLDERS ARE URGED TO READ SUCH OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In the opinion of Horizon, no event or significant changes in information have occurred that would alter the opinion of Lehman Brothers. However, if such an event or change does occur, including, without limitation, an amendment to the Merger Agreement which materially affects the financial terms of such agreement, a revised fairness opinion will be requested.

    No limitations were imposed by, and no instructions were given by, Horizon or Horizon Partnership on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Horizon Board of Directors as to the form or amount of the consideration to be received by the Horizon shareholders and limited partners in the Transactions, which was determined through arms-length negotiations between Horizon and Prime. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Horizon, but made its determination as to the fairness, from a financial point of view, of the consideration to be received by the shareholders and limited partners on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Horizon Board of Directors and was rendered to the Horizon Board of Directors in connection with its consideration of the Transactions and is not intended to be and does not constitute a recommendation to any shareholder or limited partner as to how such shareholder or limited partner should vote with respect to the Transactions at the Horizon Special Meeting. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, Horizon's underlying business decision to proceed with or effect the Transactions.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Transactions, (2) publicly available information concerning Horizon and Prime which Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Horizon and Prime furnished to Lehman Brothers by Horizon and Prime, (4) a trading history of Horizon Common Shares from November 3, 1993 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of Horizon and Horizon Partnership with those of other companies which Lehman Brothers deemed relevant, (6) a trading history of Prime Common Shares from March 15, 1994 to the present and a comparison of that trading history with those of other companies which Lehman Brothers deemed relevant and the terms of, and a trading history of Prime Series B Preferred Shares from March 15, 1994 to the present and a comparison of that trading history with those of other securities that Lehman Brothers deemed relevant, (7) a comparison of the historical financial results and present financial condition of Prime with those of other companies which Lehman Brothers deemed relevant,
(8) potential liquidation values of the properties of Horizon furnished to Lehman Brothers by Horizon, (9) the results of Lehman Brothers' efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the business and/or properties of Horizon which efforts produced preliminary indications of interest from two parties other than Prime, (10) alternatives available to Horizon on a stand-alone basis to fund their on-going capital and operating requirements and (11) the potential pro forma financial effects of the Transactions on Prime (including, without limitation, the formation of HGP and HGP LP.) In addition, Lehman Brothers had discussions with the managements of Horizon and Prime concerning their respective business, operations, assets, financial condition and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of certain of the businesses and properties of Horizon and Prime and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information given to Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Horizon and Prime that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of New Prime, upon advice of Horizon and Prime, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Horizon and Prime as to the future financial performance of Horizon, Prime and New Prime and that Horizon, Prime and New Prime will perform substantially in accordance with such projections. Lehman Brothers was not provided with, and did not have access to, financial projections for Prime or New Prime for any period subsequent to their 1998 fiscal year. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties of Horizon and Prime and did not make or obtain any evaluations or appraisals of the assets or liabilities of Horizon or Prime. Upon advice of Horizon, Lehman Brothers assumed that the Transactions will qualify as tax-free reorganizations within the meaning of Section 368(a) of the Code and therefore as a tax-free transaction to the shareholders of Horizon except to the extent that they receive a taxable dividend of shares of HGP. In addition, Lehman Brothers assumed that the Transactions will generally be tax-free to the limited partners of Horizon Partnership. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of its opinion.

    In connection with the preparation and delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses without considering all analyses and considered factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business, economic conditions, the competitive environment in the markets in which Horizon and Prime operate and other matters. Many of these assumptions are beyond the control of Horizon and Prime. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to reflect the prices at which such businesses or assets actually may be sold.

    STOCK TRADING HISTORY. Lehman Brothers considered various historical data concerning the history of the trading prices for Horizon Common Shares for the period from November 3, 1993, the date of Horizon's initial public offering, to January 22, 1998 and the relationship between the price movements of the common stock and the relative price performance of Horizon as compared to the Horizon Peer Group (as defined below) for the period January 1, 1996 to January 22, 1998. Lehman Brothers reviewed the historical trading prices for the Horizon Common Shares and noted that the mean daily closing price of the Horizon Common Shares from its initial public offering through January 22, 1998 was $20.83, with a low of $10.33 on April 23, 1997 and a high of $28.75 on both February 23, 1994 and June 7, 1994. Horizon's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 8.5%, (18.3%), (35.6%) and (47.5%), respectively. Lehman Brothers also reviewed the stock trading history of the Prime Peer Group (as defined below) for the same period. The mean of the Prime Peer Group's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 1.8%, (1.3%), 15.0%, and 9.6%, respectively. Additionally, Lehman Brothers reviewed the performance of the S&P 500 and the "Lehman Brothers' REIT Index" for the same period. The "Lehman Brothers' REIT Index" is defined as a market capitalization weighted index of 103 real estate investment trusts across nine real estate sectors indexed to January 1, 1996. The one-month, one-quarter, one-year and 24.7-month performance of the S&P 500 was 1.0%, (0.6%), 22.5%, and 56.4%,
respectively, while the performance of the Lehman Brothers REIT Index for the same periods was 1.9%, 3.3%, 17.0%, and 51.2%, respectively.

    Lehman Brothers considered various historical data concerning the trading prices for Prime Common Shares for the period from March 15, 1994, the date of the Prime IPO to January 22, 1998 and the relationship between the price movements of the Prime Common Shares and the relative performance of Prime as compared to the Prime Peer Group for the same period. Lehman Brothers reviewed the historical trading prices for Prime Common Shares and noted that the mean daily closing price of Prime Common

Shares from the Prime IPO through January 22, 1998 was $13.72, with a low of $11.00 on twenty-two different dates in 1996 (the latest was August 6, 1996) and a high of $20.00 on March 18, 21 and 22, 1994 and April 11, 1994. Prime's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 -January 22, 1998) was 6.4%, 1.6%, 22.8%, and 30.5%, respectively. Lehman
Brothers also reviewed the stock trading history of the Prime Peer Group (as defined below) for the same period. The mean of the Prime Peer Group's one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock performance (January 1, 1996 - January 22, 1998) was 2.3%, (6.2%), 0.4%, and (9.9%). Additionally, Lehman Brothers
reviewed the performance of the S&P 500 and the Lehman Brothers' REIT Index for the same period. The one-month, one-quarter, one-year and 24.7-month performance of the S&P 500 was 1.0%, (0.6%), 22.5%, and 56.4%, respectively, while the performance of the Lehman Brothers REIT Index for the same periods was 1.9%, 3.3%, 17.0%, and 51.2%, respectively.

    ANALYSES OF SELECTED RELEVANT PUBLICLY TRADED COMPANIES. Using publicly available information, Lehman Brothers compared selected financial data of Horizon with similar data of selected publicly-traded REITs engaged in businesses considered by Lehman Brothers to be relevant. Specifically, Lehman Brothers included in its review Prime, Tanger Factory Outlet Centers, Inc., Chelsea GCA Realty, Inc., and FAC Realty Trust, Inc., (the "Horizon Peer Group"). Lehman Brothers reviewed and compared selected financial statistics and ratios for Horizon with those of the Horizon Peer Group. In the analysis, Lehman Brothers reviewed debt-to-total market capitalization ratios, latest twelve months' ("LTM") FFO multiples, and 1997 and 1998 estimated FFO multiples. The LTM, 1997 estimated and 1998 estimated FFO multiples were calculated as a ratio of current market price divided by the LTM FFO per share and estimated 1997 and 1998 estimated FFO per share for each of the comparable companies. The 1997 and 1998 FFO per share estimates were based upon the mean of publicly-available earnings estimates published by research analysts as available by First Call Investor Services. Lehman Brothers divided the comparable companies into two different comparable groups and then analyzed Horizon with respect to each of them. The first group, (the "Well-Capitalized Owners"), is comprised of Chelsea GCA Realty, Inc. and Prime. Both of these companies have higher 1998 FFO multiples than the second group, (the "Highly-Leveraged Owners"), comprised of FAC Realty Trust, Inc. and Tanger Factory Outlet Centers, Inc.

    Lehman Brothers compared Horizon Common Shares to those of the Horizon Peer Group based on the financial statistics and ratios described above. The mean debt-to-total market capitalization ratio for the Well-Capitalized Owners was 36.5% while the mean debt-to-total market capitalization for the Highly-Leveraged Owners was 54.7%. Horizon's debt-to-total market capitalization was 64.4%, or 76.4% higher than the Well-Capitalized Owners and 17.7% higher than the Highly-Leveraged Owners. The mean LTM FFO multiple for the Well-Capitalized Owners was 12.4x while the mean LTM FFO multiple for the Highly-Leveraged Owners was 8.0x. Horizon's LTM FFO multiple was 7.3x or 41.1% lower than the Well-Capitalized Owners and 8.8% lower than the Highly-Leveraged Owners. The mean 1997 estimated FFO multiple for the Well-Capitalized Owners was 12.3x while the mean 1997 estimated FFO multiple for the Highly-Leveraged Owners was 7.9x. Horizon's 1997 estimated FFO multiple was 7.9x or 35.8% lower than the Well-Capitalized Owners and equal to the Highly-Leveraged Owners. The mean 1998 estimated FFO multiple for the Well-Capitalized Owners was 10.7x while the mean 1998 estimated FFO multiple for the Highly-Leveraged Owners was 7.3x. Horizon's 1998 estimated FFO multiple was 7.3x or 31.8% lower than the Well-Capitalized Owners and equal to the Highly-Leveraged Owners.

    Lehman Brothers also compared selected financial data of Prime with similar data of selected publicly traded REITs engaged in businesses considered by Lehman Brothers to be relevant. Specifically, Lehman Brothers included in its review Horizon, Tanger Factory Outlet Centers, Inc., Chelsea GCA Realty, Inc., and FAC Realty Trust, Inc. ("Prime Peer Group"). Lehman Brothers compared the Prime Common Shares to those of the Prime Peer Group based on the financial statistics and ratios described above. In this analysis, Chelsea GCA Realty, Inc. comprises the Well-Capitalized Owners and FAC Realty Trust, Inc.,

Tanger Factory Outlet Centers, Inc. and Horizon comprise the Highly-Leveraged Owners. The mean debt-to-total market capitalization ratio for the Well-Capitalized Owners was 27.5% while the mean debt-to-total market capitalization ratio for the Highly-Leveraged Owners was 57.9%. Prime's debt-to-total market capitalization ratio was 45.5%, or 65.5% higher than the Well-Capitalized Owners and 21.4% lower than the Highly-Leveraged Owners. The mean LTM FFO multiple for the Well-Capitalized Owners was 12.7x while the mean LTM FFO multiple for the Highly-Leveraged Owners was 7.8x. Prime's LTM FFO multiple was 12.1x or 4.7% lower than the Well-Capitalized Owners and 55.1% higher than the Highly-Leveraged Owners. The mean 1997 estimated FFO multiple for the Well-Capitalized Owners was 12.5x while the mean 1997 estimated FFO multiple for the Highly-Leveraged Owners was 7.9x. Prime's 1997 estimated FFO multiple was 12.1x or 3.2% lower than the Well-Capitalized Owners and 53.2% higher than the Highly-Leveraged Owners. The mean 1998 estimated FFO multiple for the Well-Capitalized Owners was 11.1x while the mean 1998 estimated FFO multiple for the Highly-Leveraged Owners was 7.3x. Prime Inc.'s 1998 estimated FFO multiple was 10.4x or 6.3% lower than the Well-Capitalized Owners and 42.5% higher than the Highly-Leveraged Owners.

    VALUATION ANALYSIS OF PRIME SERIES B PREFERRED SHARES. Lehman reviewed the historical trading prices for the Prime Series B Preferred Shares and noted that the mean daily closing price of the Prime Series B Preferred Shares from its issue date of March 15, 1994 through January 22, 1998 was $21.06, with a low of $16.25 on March 15, 1996 and a high of $26.25 on March 19, 1994. Prime Series B Preferred Shares' one month stock price performance, one quarter stock price performance, one year stock price performance and 24.7-month stock price performance (January 1, 1996 - January 22, 1998) was 2.1%, (1.5%), 8.2%, and
(3.4%), respectively. Lehman Brothers analyzed the stock trading history of the Prime Series B Preferred Shares against the Prime Common Shares and the inverted 30 Year Treasury Bond. Lehman Brothers observed that the Prime Series B Preferred Shares' trading pattern closely tracked that of the Prime Common Shares and not that of the inverted 30 Year Treasury Bond. Lehman Brothers also evaluated the Prime Series B Preferred Shares utilizing a convertible preferred derivative model. The derivative model takes into account the particular characteristics of the issue including the credit rating, the number of years before the issue is callable, the price at call, the coupon rate, and the present value of all future coupon payments assuming a discount rate of 9.95% which was based upon a spread of 400 basis points over the 30 year Treasury Bond on January 23, 1998. According to this analysis, a Prime Series B Preferred Share is valued at $24.59 which is determined by the simple bond value of the issue ($21.94) plus the value of the investor call option ($4.05) minus the value of the issuer call option ($1.40).

    ASSET LIQUIDATION ANALYSIS. Lehman Brothers analyzed the liquidation values provided by Horizon for each of Horizon's 35 properties after taking into account the transactions contemplated by the C&C Contribution Agreement. Lehman Brothers used Horizon's estimates of stabilized NOI and applied a cap rate to determine value. The cap rates are based on the overall quality of the centers, tenant mix at each center, physical condition of each center and future growth potential.

    The analysis produced an aggregate liquidation value for all of Horizon's properties of $10.62 - $12.17 per share. This represented a cap rate of 10.7% - 11.2%, respectively, on the portfolio. The cap rates on the individual centers ranged from a low of 9.0% to a high of 15.5%.

    PRO FORMA MERGER ANALYSIS. Lehman Brothers performed an analysis of the effect of the Transactions on Prime's pro forma FFO per share based on Horizon's and Prime's projected operating results. Lehman Brothers combined the projected operating results of Horizon and Prime to arrive at a pro forma FFO for New Prime. Lehman Brothers' analysis was based on an assumed exchange ratio of 0.597 of a Prime Common Share and 0.20 of a Prime Series B Preferred Share for each share of Horizon Common Stock and an assumed exchange rate of 0.9193 share of limited partnership unit of Prime Partnership for each Horizon Partnership Unit. Based on this analysis, Lehman Brothers concluded that the Transactions would be accretive to Prime's FFO in 1998. In addition, managements of both Horizon and Prime believe that the Transactions will be accretive to Prime's FFO in 1998.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Horizon Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the real estate industry.

    As compensation for its services in connection with the Transactions, Horizon has agreed to pay Lehman Brothers a fee contingent upon consummation of the Transactions of $6,000,000, as well as to reimburse Lehman Brothers for reasonable expenses. In the event the Transactions are not consummated, Lehman Brothers would be entitled to reimbursement of such expenses. In addition, Horizon has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Horizon and the rendering of its opinion.

    Lehman Brothers is acting as financial advisor to Horizon in connection with the Transactions. Lehman Brothers has also performed various investment banking services for Horizon in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may trade in the shares of Horizon and Prime for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers, has outstanding a first mortgage loan to Horizon secured by 16 of Horizon's properties which had a balance outstanding as of January 27, 1998 of approximately $254,000,000 and such loan is due in full upon the closing of the Transactions.

EFFECTIVE TIME OF THE CORPORATE MERGER

    If the Transactions are approved by the requisite vote of the Horizon Common Shareholders and the Prime Shareholders, and the other conditions to the Transactions are satisfied or waived, the Corporate Merger will become effective immediately following the effectiveness of the Partnership Merger and upon the later of (i) the acceptance for record of the Corporate Articles of Merger by the Maryland Department, or (ii) at a different time established in the Corporate Articles of Merger, not to exceed 30 days after the Corporate Articles of Merger are accepted for record by the Maryland Department. It is presently anticipated that such filing and acceptance will be made on or about
           , 1998, and that the Corporate Merger Effective Time will occur on such date unless a different date is specified in the Corporate Articles of Merger, as discussed above, although there can be no assurance as to whether or when the Corporate Merger will occur. See "--Representations and Warranties; Conditions to the Mergers."

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGERS

    The Merger Agreement contains representations and warranties by Prime and Horizon regarding, among other things, their organization and good standing, capitalization, ownership and capitalization of their subsidiaries, qualification to do business, authority to enter into the Merger Agreement and related agreements, filings with the Commission, reliability of financial statements, compliance with applicable laws and regulations, taxation and qualification as a REIT, properties, development rights, environmental matters, contracts, debt instruments, employee benefit plans, undisclosed liabilities and the absence of certain legal proceedings and other events, including material adverse changes in the parties' businesses, financial condition or results of operations. These representations and warranties in the Merger Agreement will not survive the Corporate Merger Effective Time.

    The respective obligations of Prime and Horizon to effect the Mergers are subject to the following conditions: (i) approval of the Transactions by the limited partners and shareholders, as the case may be, of Horizon Partnership, Prime Partnership, Horizon and Prime, (ii) approval by the NYSE of the listing of the New Prime Common Shares and New Prime Series B Preferred Shares to be issued in the Corporate

Merger and the New Prime Common Shares reserved for issuance upon exchange of Prime Partnership Common Units issued in the Partnership Merger, (iii) the Registration Statement shall be effective and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order, (iv) no injunctions or restraints shall have been issued by any court of competent jurisdiction preventing the consummation of the Mergers, (v) all state securities or "blue sky" laws shall have been complied with, and (vi) all material actions by or in respect of filings with any governmental entity required for the consummation of the Mergers shall have been obtained.

    The respective obligations of Horizon and Prime to effect the Mergers are also subject to the following additional conditions: (i) all representations and warranties made by the parties shall be true and correct as of the Closing Date, which shall be deemed the case unless the aggregate economic losses caused by the breach of such representations and warranties exceeds $50,000,000, (ii) each party shall have performed in all material respects its obligations under the Merger Agreement, (iii) as of the Closing Date, since February 1, 1998, neither party, nor any of their subsidiaries, will have suffered a material adverse change in its business, financial condition or results of operations taken as a whole that have resulted or would result individually, or in the aggregate, in economic losses equal to or greater than $50,000,000 or more (a "Material Adverse Change"), (iv) each party shall have received an opinion of counsel from counsel to the other party stating that its client was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, (v) each party shall have received an opinion of counsel dated as of the closing date, to the effect that the Mergers will qualify as a reorganization under the provisions of Section 368(a) of the Code and (vi) each party shall have received a "comfort letter" from the other party's accountants.

    The obligations of Prime to effect the Mergers are subject to the following conditions: (i) the Contribution Agreement and all of the conditions to the consummation of the transactions contemplated by the Contribution Agreement shall have been satisfied and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time; and (ii) all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) shall have been transferred to Prime Retail Services, Inc., or its designees or assigns, in accordance with the terms of the Amended and Restated Stock Purchase Agreement entered into by Ronald Piasecki dated as of February 1, 1998 relating to the voting capital stock of each of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (as amended, the "Stock Purchase Agreement").

REGULATORY MATTERS

    Prime and Horizon believe that the Transactions may be consummated without notification being given or certain information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Transactions. However, at any time before or after the Corporate Merger Effective Time, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin the Transactions. Prime and Horizon believe that consummation of the Transactions would not violate any antitrust laws. However, there can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if a challenge is made, what the result will be.

TERMINATION PROVISIONS

    The Merger Agreement provides that it may be terminated at any time prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary in connection with the Partnership Merger, whether before or after the Horizon or Prime shareholder approvals necessary to consummate the transactions contemplated in the Merger Agreement are obtained, by mutual written consent duly authorized by the Boards of Directors of Prime and Horizon. In addition, the Merger Agreement may be terminated by Prime or Horizon (i) if the Mergers have not been consummated by July 31, 1998 (provided the terminating party will not have breached in any material respect its obligations under the Merger Agreement in any manner that will have proximately contributed to the occurrence of such failure), (ii) upon a breach of any representation, warranty, covenant, obligation or agreement, on the part of the non-terminating party set forth in the Merger Agreement, such that certain conditions set forth in the Merger Agreement would be incapable of being satisfied by July 31, 1998, (iii) if the requisite vote of the shareholders of Prime or Horizon will not have been obtained at the meeting of such shareholders, or (iv) if a judgment, injunction, order, decree, ruling or action by any competent governmental authority preventing the consummation of any of the Mergers shall have become final and non-appealable.

    The Merger Agreement may be terminated by Horizon upon payments to Prime of the Break-up Fee and Break-up Expenses, if prior to the Horizon Shareholders Meeting, the Horizon Board of Directors withdraws or modifies its approval or recommendation of the Mergers in connection with, or approves or recommends, a Superior Acquisition Proposal. The Merger Agreement may be terminated by Prime if (i) prior to the Horizon Shareholders Meeting, the Horizon Board of Directors withdraws or modifies in any manner adverse to Prime its approval or recommendation of the Mergers in connection with, or approves or recommends, a Superior Acquisition Proposal, (ii) Horizon enters into any agreement for any Acquisition Proposal, or (iii) the Horizon Board of Directors or any committee thereof shall have resolved to do any of the foregoing.

    The Merger Agreement defines an "Acquisition Proposal" as any proposal or offer, that constitutes or may reasonably be expected to lead to, or otherwise with respect to, (i) a merger, acquisition, consolidation, share exchange, business combination or similar transaction, (ii) any tender offer or exchange offer for 10% or more of the outstanding Horizon Common Shares or the filing of a registration statement under the Securities Act in connection therewith, (iii) a transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Horizon, (iv) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Horizon or Horizon Partnership or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated by the Merger Agreement.

    The Merger Agreement defines a "Superior Acquisition Proposal" as a bona fide Acquisition Proposal made by a third party which a majority of the members of the Horizon Board of Directors resolves in good faith to be in the best interests of and more favorable to the Horizon Shareholders than the Mergers and which the Horizon Board of Directors determines is reasonably capable of being consummated.

BREAK-UP FEE AND EXPENSES

    Except as described below, each party shall bear its own fees and expenses in connection with the transactions contemplated by the Merger Agreement.

    Horizon and Horizon Partnership are obligated to pay Prime Partnership Break-up Expenses (as defined below) and a fee (a "Break-up Fee") equal to the lesser of (A) $20,000,000 and (B) the maximum amount which Prime Partnership can receive without causing Prime to be disqualified as a REIT under the Code, under the following circumstances:

        (i) if the Merger Agreement is terminated by Horizon as a result of the Horizon Board of Directors having, prior to the Horizon Shareholders Meeting, withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Transactions in connection with, or approved or recommended, a Superior Acquisition Proposal; provided, however, that Horizon and Horizon

    Partnership will have no obligation to pay the Break-up Fee if, at the time of such termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership;

        (ii) if the Merger Agreement is terminated by Prime as a result of (A) the Horizon Board of Directors having, prior to the Horizon Shareholders Meeting, withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Transactions in connection with, or having approved or recommended, any Superior Acquisition Proposal, (B) Horizon having entered into any agreement for any Acquisition Proposal, or (C) the Horizon Board of Directors or any committee thereof having resolved to do any of the foregoing; provided, however, that Horizon and Horizon Partnership will have no obligation to pay the Break-up Fee if, at the time of such termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership; or

       (iii) if the Merger Agreement is terminated by Prime as a result of (A) a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership, (B) if any representation or warranty of Horizon or Horizon Partnership shall become untrue such that certain conditions precedent to the Mergers are unfulfilled, (C) the existence of a final and non-appealable judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Mergers (if primarily resulting from any action or inaction of Horizon of any Horizon subsidiary), (D) the Mergers not being consummated before July 31, 1998 (or as otherwise extended), (E) the failure of the Mergers to be approved by the requisite vote at the Horizon Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Horizon Partnership and HGP LP and, prior to the time of such termination, an Acquisition Proposal has been received by Horizon or any Horizon subsidiary, and either prior to the termination of the Merger Agreement or within 12 months thereafter, Horizon or any Horizon subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not any such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of the Merger Agreement).

    Horizon and Horizon Partnership are obligated to pay Prime Partnership a Break-up Fee if, prior to the Horizon Shareholders Meeting, the Horizon Board of Directors shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers and, within 12 months after termination of the Merger Agreement, Horizon or Horizon Partnership enters into any written Acquisition Proposal which is subsequently consummated (whether or not any Acquisition Proposal had been received prior to the time of the termination of the Merger Agreement).

    Horizon and Horizon Partnership are obligated to pay Prime Partnership an amount ("Break-up Expenses") equal to the lesser of (A) $4,500,000, (B) Prime Partnership's out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (C) the maximum amount which Prime Partnership can receive without causing it to be disqualified as a REIT under the Code, under the following circumstances, unless, at the time of termination of the Merger Agreement, Horizon was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership:

        (i) if the Merger Agreement is terminated by Prime as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership or if any representation or warranty of Horizon or Horizon Partnership shall become untrue, such that certain conditions precedent to the Mergers would be incapable of being satisfied by July 31, 1998; or

        (ii) if the Merger Agreement is terminated by Prime or Horizon as a result of the failure of the Mergers to be approved by the requisite vote at the Horizon Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Horizon Partnership and HGP LP.

    Prime and Prime Partnership shall be obligated to pay Horizon Partnership Break-up Expenses equal to the lesser of (A) $4,500,000, (B) Horizon Partnership's out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (C) the maximum amount which Horizon Partnership can receive without causing it to be disqualified as a REIT under the Code, under the following circumstances, unless, at the time of termination of the Merger Agreement, Prime was also entitled to terminate the Merger Agreement as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership:

        (i) if the Merger Agreement is terminated by Horizon as a result of a breach of any representation, warranty, covenant, obligation or agreement on the part of Prime or Prime Partnership or if any representation or warranty of Prime or Prime Partnership shall become untrue, such that certain conditions precedent to the Mergers would be incapable of being satisfied by July 31, 1998; or

        (ii) if the Merger Agreement is terminated by Prime or Horizon as a result of the failure of the Mergers to be approved by the requisite vote at the Prime Shareholders Meeting or any adjournment thereof or as a result of failure to obtain the requisite approvals of the partners of Prime Partnership.

NO SOLICITATION OF OTHER TRANSACTIONS

    Horizon has agreed, for itself and in its capacity as general partner of Horizon Partnership, that neither it nor any of the Horizon subsidiaries will, nor will any of them permit any of its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives to invite, initiate, solicit or encourage directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of, any Acquisition Proposal or engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, provided that nothing in the Merger Agreement prohibits the Horizon Board of Directors (including with respect to Horizon's capacity as general partner of the Horizon Partnership) from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that, (A) a majority of the members of the Horizon Board of Directors determines in good faith that such action is required for the Horizon Board of Directors to comply with its duties to shareholders imposed by applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Horizon provides written notice to Prime to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (ii) making any disclosure required by applicable law with regard to an Acquisition Proposal. The foregoing provisions are not to be construed to (i) permit Horizon to terminate the Merger Agreement (except as specifically described in the Merger Agreement, (ii) permit Horizon to enter into an agreement for an Acquisition Proposal during the term of the Merger Agreement or (iii) affect any other obligation of Horizon under the Merger Agreement; provided however, that a majority of the Horizon Board of Directors may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement and the Mergers if such majority determines in good faith, based upon the advice of outside counsel, that such action is required for the Horizon Board of Directors to comply with its duties to shareholders imposed by applicable law.

CONVERSION OF SHARES

    Upon the Reincorporation Merger Effective Time, each certificate representing Horizon Common Shares shall, without any action on the part of the holder thereof, be deemed to represent a certificate evidencing the same number of Sky Merger Common Shares.

    Upon the Corporate Merger Effective Time, each certificate representing outstanding Prime Common Shares, Prime Series A Preferred Shares, Prime Series B Preferred Shares or Prime Series C Preferred Shares will, without any action on the part of the holder thereof, thereafter represent the same number of New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares or New Prime Series C Preferred Shares, as the case may be.

    Upon the Corporate Merger Effective Time, each Horizon Common Share outstanding immediately prior to the Corporate Merger Effective Time (other than any Horizon Common Shares held by Horizon or any Horizon subsidiary, which in each case shall be automatically canceled and retired and all rights with respect thereto shall cease to exist) shall be converted into the right to receive 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share. As of the Corporate Merger Effective Time, no Horizon Common Shares shall be outstanding, and all Horizon Common Shares shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and each holder of a certificate representing any Horizon Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such certificate in accordance with the applicable provision of the Merger Agreement, certificates representing the New Prime Common Shares and New Prime Series B Preferred Shares required to be delivered under the Corporate Articles of Merger and any dividends or other distributions with a record date prior to the Corporate Merger Effective Time which may have been declared or made by Horizon on such Horizon Common Shares which remain unpaid at the Corporate Merger Effective Time and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate, without interest.

    The issuance, terms and conditions of the New Prime Common Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares will be governed by the New Prime Charter. For a detailed description of certain provisions of the New Prime Charter, see "Certain Provisions of Maryland Law and New Prime's Charter and Bylaws" and "Comparison of Rights of Shareholders."

APPOINTMENT OF EXCHANGE AGENT

    Prior to the Closing Date, Prime shall appoint American Stock Transfer & Trust Company to act as Exchange Agent for the exchange of the Corporate Merger Consideration upon surrender of certificates representing issued and outstanding Horizon Common Shares.

EXCHANGE OF CERTIFICATES

    As soon as reasonably practicable after the Corporate Merger Effective Time, the Exchange Agent shall mail, to each holder of record of a certificate or certificates which immediately prior to the Corporate Merger Effective Time represented outstanding Horizon Common Shares (the "Certificates") whose shares were converted into the right to receive the Corporate Merger Consideration pursuant to the Merger Agreement, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as New Prime may reasonably specify) and (ii) instructions for surrendering the Certificates in exchange for the Corporate Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive the Corporate Merger Consideration relating to the Horizon Common Shares represented by such Certificate, as well as any dividends, other distributions or cash in lieu of fractional shares to which such holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Horizon Common Shares which is not registered in the transfer records of Horizon, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered upon compliance with certain requirements as to endorsement and the payment of taxes. Until surrendered, each Certificate shall be deemed after the Corporate Merger Effective Time to represent only the right to receive upon surrender the Corporate Merger Consideration, without interest, relating to the Horizon Common Shares represented by such Certificate, and any dividends, other distributions or fractional shares to which such holder is entitled pursuant to the Merger Agreement. No interest will be paid or will accrue on the Corporate Merger Consideration upon the surrender of any Certificate or on any dividends, other distributions or cash in lieu of fractional shares pursuant to the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGERS

    During the period from the date of the Merger Agreement to the Corporate Merger Effective Time, except as consented to in writing by Prime or as expressly provided for in the Merger Agreement, the C&C Contribution Agreement or the Murdock Agreement, Horizon and Horizon Partnership shall, and shall cause (or, in the case of Horizon subsidiaries that Horizon or Horizon Partnership do not control, shall use reasonable best efforts to cause) each of the Horizon subsidiaries to:

    (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

    (b) use commercially reasonable efforts to preserve intact its business organizations, goodwill and ongoing businesses and keep available the services of its officers and employees;

    (c) confer on a regular basis with one or more representatives of Prime to report operational matters of materiality and any proposals to engage in material transactions (except with respect to Acquisition Proposals, as to which the no solicitation provisions of the Merger Agreement shall apply);

    (d) promptly notify Prime of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

    (e) promptly deliver to Prime true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement;

    (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date (as defined in the Merger Agreement), except as may be required by the Commission, applicable law or GAAP;

    (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Horizon notifies Prime that it is availing itself of such extensions and provided such extensions do not adversely affect Horizon's status as a qualified REIT under the Code;

    (h) not make any tax election (unless required by law or necessary to preserve Horizon's status as a REIT or the status of any Horizon subsidiary as a partnership for federal income tax purposes, as the case may be) and not make or rescind any express or deemed election relative to taxes;

    (i) make all capital expenditures, and expenditures relating to leasing, in accordance with a capital budget of Horizon delivered to Prime prior to the date of the Merger Agreement (the "Horizon Capital Budget") and will not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving in excess of $100,000 which is not included in the Horizon Capital Budget approved by Prime, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its retail property business or (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness disclosed to Prime;

    (j) not (1) amend its articles of incorporation, or its bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Horizon subsidiary or (2) amend or otherwise modify or waive any rights under either of the C&C Contribution Agreement or the Murdock Agreement to which it is a party;

    (k) not split, combine or reclassify any capital stock, partnership or other ownership interests and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to the redemption of Horizon Partnership Units pursuant to the Horizon Partnership Agreement or the exercise of Horizon Stock Options (as defined and further described in the section entitled "Interests of Certain Persons in the Transactions");

    (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by the Merger Agreement, not amend or waive any rights under any of the Horizon Stock Options;

    (m) except as provided in the Merger Agreement (see "--Dividends and Distributions") and in connection with the use of Horizon Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Shares or Horizon Partnership Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon, except for
(A) exchanges of Horizon Common Shares required under Section 5.4 of the Horizon Charter in order to preserve the status of Horizon as a REIT under the Code and
(B) redemptions of Horizon Partnership Units, whether or not outstanding on the date of this Agreement, under the Horizon Partnership Agreement in which Horizon Common Shares are utilized;

    (n) not sell, lease, mortgage, subject to lien or otherwise dispose of any of the Horizon Properties, except in connection with a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of the Merger Agreement and disclosed to Prime; provided, however, without the prior written consent of Prime, leases of space in all Horizon Properties which are to be contributed to HGP LP pursuant to the Horizon Partnership Contribution may be made in accordance with the leasing plans or parameters which shall be agreed from time to time between Horizon Partnership and Prime (notwithstanding any provision of the Merger Agreement to the contrary, a Horizon subsidiary shall be permitted to enter into any lease for any space in any property owned by it if such Horizon subsidiary provides written notice to Prime with respect to the terms of a proposed lease and Prime does not object in writing by notice to such Horizon subsidiary to the terms of such lease within one business day after the receipt of the aforesaid notice from such Horizon subsidiary);

    (o) not sell, lease, mortgage, subject to lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by the Merger Agreement or that is made in the ordinary course of business and is not material, individually or in the aggregate;

    (p) not make any loans, advances or capital contributions to, or investments in, any other person (whether by the purchase, redemption or other acquisition of the equity or debt of such person or otherwise), other than loans, advances and capital contributions to Horizon subsidiaries in existence on the date hereof and advances to employees in the ordinary course of business consistent with past practice;

    (q) not incur, pay, discharge, satisfy or settle any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Prime or incurred in the ordinary course of business consistent with past practice;

    (r) not guarantee the indebtedness of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

    (s) not enter into any Commitment with any officer, director or affiliate of Horizon or any of the Horizon subsidiaries or any material Commitment with any consultant;

    (t) except as disclosed to Prime, not increase any compensation or enter into or amend any employment agreement disclosed to Prime with any of its officers, directors or employees, other than as required by any contract or plan or in accordance with waivers by employees of benefits under such agreements and other than normal year end bonuses in keeping consistent with past practice and annual salary increases not exceeding 5%; provided, however, that for any officer or employee earning an annual salary in excess of $75,000, Horizon may provide such employee with an annual salary increase only after consulting with Prime before effecting such increase;

    (u) not adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan or amend any existing plans or rights, except for changes to severance benefits to provide that an employee whose position is transferred to a location outside the standard metropolitan statistical area in which such employee is currently employed shall not forfeit severance benefits by reason of failure to accept such transfer, and changes which are required by law;

    (v) not settle any shareholder derivative, class action claims or other suit or claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement;

    (w) not change the ownership of any of its subsidiaries, except changes which arise as a result of the acquisition of Horizon Partnership Units in exchange for Horizon Common Shares pursuant to exercise of the Horizon Partnership Units redemption right under the Horizon Partnership Agreement;

    (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Horizon Common Shares;

    (y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Horizon, Horizon Partnership or any Horizon subsidiary not approved by a majority of the "independent" members of the Horizon Board of Directors;

    (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity unless such transaction has been approved by Prime.

    Notwithstanding any provision of the Merger Agreement to the contrary, (i) on or prior to the Closing, Horizon or Horizon Partnership shall be permitted to make any or all of certain payments previously disclosed to Prime without the consent of Prime and (ii) Horizon and Horizon Partnership shall be permitted to take any and all actions expressly set forth in a quarterly operating budget, prepared by Horizon and approved by Prime in writing prior to the commencement of each quarter.

    During the period from the date of the Merger Agreement to the Corporate Merger Effective Time, except as (i) contemplated by the Merger Agreement including as contemplated by the Contribution and Distribution Agreement or (ii) consented to in writing by Horizon, Prime and Prime Partnership shall, and shall cause (or, in the case of Prime subsidiaries that Prime or Prime Partnership do not control, use reasonable best efforts to cause) each of the Prime subsidiaries to:

    (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

    (b) confer on a regular basis with one or more representatives of Horizon to report operational matters of materiality which would have a Prime Material Adverse Effect (as defined in the Merger Agreement);

    (c) promptly notify Horizon of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

    (d) promptly deliver to Horizon true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement;

    (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Prime Financial Statement Date (as defined in the Merger Agreement), except as may be required by the Commission, applicable law or GAAP;

    (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Prime's status as a qualified REIT under the Code;

    (g) not make or rescind any express or deemed election relative to taxes (unless required by law or necessary to preserve Prime's status as a REIT or the status of any Prime subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

    (h) not amend the Prime Charter or the Prime Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Prime subsidiary, including the Prime Partnership Agreement (except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Prime without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Prime Partnership Common Units);

    (i) except as provided in the Merger Agreement (see "--Dividends and Distributions") and in connection with the use of Prime Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (A) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Prime Common Shares or Prime Partnership Common Units or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Prime, except for (1) conversions of Prime Common Shares required under Section 4.9.5 or Section 4.5.7, respectively, of the Prime Charter in order to preserve the status of Prime as a REIT under the Code and (2) exchanges of Prime Partnership Common Units, whether or not outstanding on the date of the Merger Agreement, under the Prime Partnership Agreement in which Prime Common Shares are utilized;

    (j) not sell, lease, mortgage, subject to lien or otherwise dispose of any of the Prime Properties, except in connection with a transaction that would not reasonably be expected to have a Prime Material Adverse Effect;

    (k) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if it would reasonably be expected to have a Prime Material Adverse Effect; and

    (l) except as contemplated by the Merger Agreement, not directly or indirectly through a subsidiary, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any person or entity whose securities are registered under the Exchange Act unless such transaction has been approved by Horizon.

DIVIDENDS AND DISTRIBUTIONS

    The Merger Agreement provides that from and after February 1, 1998, Horizon and Horizon Partnership, on the one hand, and Prime and Prime Partnership, on the other hand, are restricted from declaring or paying any dividend or distribution to its shareholders or partners, as the case may be, without the prior written consent of Prime or Horizon, respectively; provided, however, that such written consent is not required for the declaration and payment of (i) (a) a distribution of $0.295 per Prime Common Share, $0.65625 per Prime Series A Preferred Share, $0.53125 per Prime Series B Preferred Shares, $0.295 per Prime Series C Preferred Share, $0.295 per Prime Series C Preferred Unit and $0.295 per Prime Common Unit, each payable on February 17, 1998 to shareholders/unitholders of record as of February 2, 1998 and (b) a distribution with respect to each Horizon Common Share or Horizon Partnership Unit in the first quarter of 1998 in an amount equal to $0.105, (ii) a quarterly distribution with respect to each Horizon Common Share or Horizon Partnership Unit in any quarterly period ending after March 31, 1998 in an amount up to the product of (A) 0.9193 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime Partnership Common Unit in such quarterly period, (iii) Prime regular quarterly distributions in the amount of $0.295 per Prime Series C Preferred Share and $0.295 per Prime Common Share, (iv) any distribution contemplated by the Contribution Agreement and (v) any distribution contemplated by Section 1.14(d),
Section 1.16 or Section 1.17 of the Merger Agreement; provided, however, that, except for distributions described in the foregoing clauses (i) and (iv), the record date for each distribution with respect to the Horizon Common Shares and the Horizon Partnership Units, on the one hand, shall be the same date as the record date for the quarterly distributions for the Prime Common Shares and the Prime Partnership Units, on the other hand. The foregoing restrictions do not apply to the extent a distribution by Horizon or Prime is necessary for Horizon or Prime, as applicable, to maintain REIT status.

WAIVER AND AMENDMENT

    The Merger Agreement provides that, at any time prior to the Corporate Merger Effective Time, either party may, in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

    The Merger Agreement provides that it may be amended by the parties in writing by action taken by the Boards of Directors of Prime and Horizon, at any time before or after approval of the Merger Agreement by the shareholders of Prime or Horizon and prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary. After any such approval by the shareholders of Prime or Horizon or the partners of Prime Partnership or Horizon Partnership, no amendment, modification or supplement may be made which by law requires the further approval of shareholders or partners without obtaining such further approval.

STOCK EXCHANGE LISTING

    New Prime will apply to list New Prime Common Shares, New Prime Series A Preferred Shares and New Prime Series B Preferred Shares on the NYSE. Approval of the listing of the New Prime Series B Preferred Shares and the New Prime Common Shares on the NYSE, subject to official notice of issuance, is a condition to the respective obligations of the parties to consummate the Transactions.

ANTICIPATED ACCOUNTING TREATMENT

    The Mergers will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting treatment of a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair market value of the consideration given by New Prime in the Corporate Merger will be used as the valuation basis of the combination. The assets acquired and liabilities assumed of Sky Merger will be recorded at the relative fair market values as of the Corporate Merger Effective Date. The financial statements of New Prime will reflect the combined operations of Prime and Sky Merger from the date of the Corporate Merger.

SHARES AVAILABLE FOR RESALE

    The issuance of New Prime Common Shares and New Prime Series B Preferred Shares upon consummation of the Corporate Merger will be registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Horizon or Prime as that term is defined in the rules and regulations promulgated pursuant to the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with an issuer. This Joint Consent Solicitation Statement/Prospectus/Information Statement does not cover any resales of New Prime Common Shares and New Prime Series B Preferred Shares received by affiliates of Horizon or Prime. See "--Registration Rights Agreement."

REGISTRATION RIGHTS AGREEMENT

    On the Closing Date, New Prime will enter into the registration rights agreement (the "Registration Rights Agreement") for the benefit of certain holders of New Prime Series B Preferred Shares, New Prime Common Shares, Prime Partnership Series B Preferred Units and Prime Partnership Common Units (collectively, the "Registration Rights Holders"). Pursuant to the Registration Rights Agreement, New Prime has agreed to cause a registration statement on Form S-3 to be filed within thirty (30) days from the Closing Date for the sale of New Prime Series B Preferred Shares and New Prime Common Shares (i) issuable upon the exchange of units in Prime Partnership or (ii) held by certain affiliates of Prime and Horizon. New Prime shall use its reasonable efforts to cause such registration statement to be declared effective by the Commission as soon as reasonably practicable and once effective, to keep the registration statement continuously effective under the Securities Act until such date as there are no longer any Registration Rights Holders with registrable securities outstanding.

STOCK PURCHASE AGREEMENT

    Pursuant to the Merger Agreement, Prime Services Corp and Ronald Piasecki entered into the Stock Purchase Agreement. Upon consummation of the Transactions and pursuant to such Stock Purchase Agreement, Mr. Piasecki shall transfer to Prime Services Corp or such person or persons as Prime Services Corp shall designate all of the shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. owned by him, constituting all the outstanding shares of such companies which are not owned by Horizon Partnership, for fair market value in an amount up to $50,000.

SHAREHOLDER LITIGATION

    On December 10, 1997, a shareholder of Horizon filed a purported class action lawsuit in the Circuit Court for Muskegon County, Michigan against Horizon, Prime and certain directors and former directors of Horizon. The substantive allegations claim that Horizon's directors breached their fiduciary duties to Horizon's shareholders in approving the Corporate Merger and that the consideration to be paid to Horizon's shareholders in connection with the Corporate Merger is unfair and inadequate. The lawsuit requests that such merger be enjoined or, in the event that the purported transaction is consummated, that it be rescinded or damages be awarded to the class members. On January 16, 1998, the defendants answered the complaint, denying that the Horizon Board of Directors breached its fiduciary duties and denying that such consideration is unfair or inadequate. Prime and Horizon intend to defend themselves vigorously.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    Certain executive officers, directors and key employees of Horizon have been granted stock options and/or have entered agreements providing them with cash payments and/or certain rights upon the occurrence of Specified Events. The Transactions are a Specified Event within the meaning of the aforementioned agreements. The following sets forth the cash payments and/or other benefits which will be provided to key executives, directors and key employees of Horizon in connection with the consummation of the Transactions.

BENEFITS TO CERTAIN DIRECTORS AND OFFICERS

    James S. Wassel, President and Chief Executive Officer of Horizon, has entered into an amendment dated as of November 12, 1997 to his employment agreement with Horizon pursuant to which the parties agreed to the following:
(i) upon the occurrence of a Specified Event, the Board of Directors will make every commercially reasonable effort to have Mr. Wassel's Horizon stock options substituted upon appropriate and equitable terms; (ii) if Mr. Wassel's employment with Horizon is terminated as the result of a Specified Event, Horizon shall pay Mr. Wassel the amounts payable to him under the terms and conditions of the employment agreement had he remained employed for the entire term of the employment agreement and the ownership of the life insurance policy established thereunder shall be transferred to Mr. Wassel; (iii) if Mr. Wassel's employment is terminated as the result of a Specified Event he shall also be entitled to certain amounts payable in connection with his relocation expenses;
(iv) a provision pursuant to which Mr. Wassel shall receive an additional payment in an amount equal to Mr. Wassel's tax liability on any compensation he receives from Horizon which is treated as an "excess parachute payment" within the meaning of the Code; and (v) to amend the definition of Specified Event to include a merger with another entity if on any date within the twelve month period immediately following the merger the members of Horizon's Board of Directors as of the date immediately preceding the merger no longer constitute a majority of the members of Horizon's Board of Directors.

    Under the terms of Mr. Wassel's employment agreement, as amended, upon the occurrence of a Specified Event, Mr. Wassel shall receive the greater of (x) his base salary plus the maximum bonus he is entitled to under the terms of the agreement and (y) the amount of base salary and bonus actually paid to Mr. Wassel for the most recently completed twenty-four month period. In addition, upon the occurrence of a Specified Event, Mr. Wassel shall receive a payment of the amount required to cover any additional tax liability incurred because any income or compensation paid to Mr. Wassel is treated as an "excess parachute payment" for purposes of the Code. The issuance of 35,000 restricted Horizon Common Shares which Mr. Wassel is entitled to receive under the terms of his Employment Agreement, (15,000 shares on April 15, 1999 and 20,000 on April 15, 2000) will be accelerated so that all of such shares will be issued Mr. Wassel as of the effectiveness of the Transactions. In addition, the vesting under Mr. Wassel's options of his right to purchase 100,000 Horizon Common Shares on the earlier of (i) the date on which the reported closing price of a Horizon Common Share on the NYSE exceeds $16 per share for twenty consecutive trading sessions and (ii) the seventh anniversary of the approval of Horizon's 1997 Stock Option Plan shall be accelerated to occur as of the effectiveness of the Transactions and the vesting under Mr. Wassel's option of the right to purchase 100,000 Horizon Common Shares on the earlier of (x) the date on which the reported closing price of a Horizon Common Share on the NYSE exceeds $20 per share for twenty consecutive trading sessions and (y) the seventh anniversary of the approval of Horizon's 1997 Stock Option Plan shall be accelerated and occur as of the effectiveness of the Transactions.

    Norman Perlmutter will resign as Chairman of the Board of Horizon, but will become a member of the Prime Board of Directors. In addition, Robert D. Perlmutter and William P. Dickey, current directors of Horizon, will become Directors of Prime. Norman Perlmutter shall continue to serve on the Board of Directors of HGP. Mr. N. Perlmutter, the Chairman of the Horizon Board of Directors, has entered into an agreement dated as of October 23, 1997, pursuant to which Mr. Perlmutter has agreed, commencing on January 1, 1998, to serve as the Chairman of the Board of Horizon, if so elected, for a period equal to the shorter of (i) three (3) years and (ii) the date on which the failure of Mr. N. Perlmutter to serve as the Chairman of the Board of Horizon shall not cause a default under the Lehman Loan. Under the terms of the agreement by and among Mr.
N. Perlmutter, Horizon and Horizon Partnership, Mr. N. Perlmutter shall receive three equal annual installments of $333,333, commencing January 1, 1998. The amounts payable to Mr. N. Perlmutter shall be accelerated in the event that his failure to serve as Chairman of the Board of Horizon shall not cause a default under the Lehman Loan prior to January 1, 2000.

    The Horizon Compensation Committee awarded Ronald Piasecki, Vice Chairman of Horizon, a bonus in the amount of $150,000 in consideration for his services rendered as the former Interim Chief Executive Officer and the Chairman of the Executive Committee of Horizon with such amount to be paid in twelve equal monthly installments commencing in January, 1998. Any remaining outstanding payments shall become immediately due and payable to Mr. Piasecki upon the consummation of a Specified Event of Horizon.

    Pursuant to the Stock Purchase Agreement, Mr. Piasecki has agreed to sell all his shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp., and Second HGI, Inc. to Prime Services Corp for fair market value up to $50,000.

    Upon consummation of the Transactions, certain options to purchase an aggregate of 1,798,266 Horizon Common Shares (each a "Horizon Stock Option") will be converted into options to acquire the number of New Prime Common Shares equal to 0.9193 times the number of Horizon Common Shares subject to such options at an aggregate exercise price per share equal to the exercise price per share set forth in each such option including: (a) the options to purchase 656,432 Horizon Common Shares under the Horizon Long Term Incentive Plan, (b) the options to purchase 441,834 Horizon Common Shares under the Horizon 1993 Stock Option Plan, (c) the options to purchase 55,000 Horizon Common Shares under the Horizon Director/Stock Option Plan, including the option to purchase 5,000 Horizon Common Shares held by Norman Perlmutter, and (d) the options to purchase an aggregate of 645,000 Horizon Common Shares under the Horizon 1997 Stock Option Plan including the options held by Mr. Wassel to purchase 400,000 shares and Norman Perlmutter to purchase 125,000 shares and the options held or to be acquired by Paul Comarato to purchase 25,000 shares and Stephen J. Moore to purchase 60,000 shares.

Each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee.

AMENDMENTS TO AGREEMENTS WITH CERTAIN SHAREHOLDERS

    The Consulting and Non-Competition Agreement dated March 13, 1995 by and among Cheryl McArthur, Horizon and Horizon Partnership has been amended to provide that upon the effectiveness of a Specified Event of Horizon or Horizon Partnership, Ms. McArthur's obligation to perform consulting duties thereunder shall be terminated. Ms. McArthur is the former chief executive officer and founder of McArthur/Glen and the wife of Norman Perlmutter.

    Horizon and Horizon Partnership have entered into separate agreements with Alan Glen and Cheryl McArthur pursuant to which the parties have agreed to terminate certain prior agreements regarding, among other things, certain outlots owned by Mr. Glen and Ms. McArthur upon the occurrence of a Specified Event of Horizon or Horizon Partnership. Mr. Glen is a former director of Horizon.

AGREEMENTS WITH CERTAIN OFFICERS AND KEY EMPLOYEES

    Horizon and Horizon Partnership have entered into separate agreements with Paul Comarato, Vice President of Operations, Stephen J. Moore, Senior Vice President of Marketing and Communication and an officer of Horizon, pursuant to which each individual has agreed to continue such person's employment with Horizon until the occurrence of a Specified Event of Horizon or Horizon Partnership. The terms of the agreements provide that (i) Mr. Moore shall receive a bonus in the amount of $236,250 and an option to purchase 50,000 Horizon Common Shares, (ii) Mr. Comarato shall receive a bonus in the amount of $196,875 and an option to purchase 15,000 Horizon Common Shares, and (iii) a key employee shall receive a bonus in the amount of $54,000 and an option to purchase 5,000 Horizon Common Shares.

AGREEMENTS RELATING TO FINGER LAKES

    As of April 3, 1998, Prime Partnership entered into an agreement to purchase all of the outstanding membership interests of FLOC, L.L.C. (other than such interests held by Horizon Partnership) of Horizon's Finger Lakes Outlet Center, L.L.C. for a purchase price of $46,100,000. The purchase price is payable in cash, or at the option of FLOC, L.L.C., in Prime equity securities based on the average closing price of such securities during the ten days prior to closing. In the event this option is exercised the amount of the purchase price will be increased by 2.5%. Closing of the transaction is expected to occur simultaneously with, and is conditioned upon, consummation of the Mergers. FLOC, L.L.C. is owned by a pension fund which is advised by Heitman Capital Management Corporation, an affiliate of Heitman Financial Ltd., of which Norman Perlmutter is Chairman of the Board and Chief Executive Officer.

RETENTION PROGRAM

    Horizon has implemented a retention program for key employees pursuant to which up to an aggregate of $990,000 may be paid to such key employees who continue to be employed through a specified period or who are terminated without cause prior to such date.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Pursuant to the terms of the Merger Agreement, New Prime will indemnify each officer, director and employee of Horizon or any Horizon subsidiary against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising out of the fact that such person is or was a director, officer or employee of Horizon or any Horizon subsidiary. The directors, officers and employees of Horizon will be indemnified by New Prime against claims asserted prior to, or at or after the consummation of the Transactions to the full extent permitted under the MGCL. In addition, New Prime will obtain and maintain in effect upon the consummation of the Transactions and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Horizon's existing insurance policy covering the directors and officers of Horizon with respect to their service as such prior to the consummation of the Transactions.

              FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

    The following discussion summarizes the federal income tax considerations of the Transactions and of continuing ownership of Prime Partnership Units that are material to Prime Partnership Unitholders and Horizon Partnership Unitholders. The following discussions were prepared based on consultation with Winston & Strawn, special counsel to Prime Partnership, and Rudnick & Wolfe, special counsel to Horizon Partnership, in connection with the Transactions and continuing ownership of Prime Partnership Units. In the opinion of Rudnick & Wolfe and Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.

    The information set forth below is based on the Code, final, temporary and proposed Treasury Department regulations promulgated thereunder (such regulations are hereafter referred to as the "Treasury Regulations"), current administrative interpretations, and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations, and court decisions will not significantly change the law, and thereby affect the accuracy of this discussion. Any such change in law could apply retroactively.

    Neither Prime, Horizon, Prime Partnership, Horizon Partnership, New Prime, HGP nor HGP LP intend to obtain a ruling from the IRS concerning the tax consequences of the Transactions or any of the other matters set forth herein. The discussions in this section do not constitute tax advice to any person.

    The following summary is not intended to be comprehensive. It does not address the state, local or foreign tax consequences of the Transactions or of subsequent ownership of Prime Partnership Units, nor does it discuss all aspects of federal income taxation that may be relevant to Prime Partnership Unitholders or Horizon Partnership Unitholders in light of their particular circumstances. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States, and therefore has limited application to domestic corporations and persons subject to special federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

    BECAUSE OF THE PARTICULAR TAX ATTRIBUTES OF PARTNERS OF PRIME PARTNERSHIP, HORIZON PARTNERSHIP AND HGP LP, THE TRANSACTIONS MAY HAVE DIFFERING TAX IMPLICATIONS FOR SUCH PARTNERS. THUS, EACH PRIME PARTNERSHIP LIMITED PARTNER AND HORIZON PARTNERSHIP UNITHOLDER IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE TRANSACTIONS AND THE SUBSEQUENT OWNERSHIP OF PRIME PARTNERSHIP UNITS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

TAX CONSEQUENCES OF THE HORIZON PARTNERSHIP CONTRIBUTION

    EFFECT OF CONTRIBUTING PROPERTIES TO HGP LP. In general, a contribution of property to a partnership in exchange for an interest in such partnership is a nonrecognition transaction under Code Section 721(a). Pursuant to the Horizon Partnership Contribution, Horizon Partnership will contribute the Horizon Contributed Properties subject to liabilities to HGP LP. No gain or loss will be recognized by Horizon Partnership (or by Horizon Partnership Unitholders) as a result of the Horizon Partnership Contribution of such properties under Code Section 721(a). Under Code Section 722, a contributing partner receives an initial tax basis in its partnership interest equal to the adjusted tax basis such partner had in the property contributed at the time of contribution increased by the amount (if any) of gain recognized under Code Section 721(b) as a result of the contribution of such property. No gain will be recognized by Horizon Partnership under Code Section 721(b) as a result of the Horizon Partnership contribution of the Horizon Contributed Properties, therefore, the initial tax basis it receives in the HGP LP Common Units received will equal the adjusted tax basis which Horizon Partnership had in the Horizon Contributed Properties contributed. Under Code Section 723 the initial tax basis of property contributed to a partnership by a partner equals the adjusted tax basis of such contributed property in the hands of the contributing partner increased by any gain recognized by the contributing partner. Therefore, HGP LP's initial tax basis in the Horizon Contributed Properties will equal the adjusted tax basis Horizon Partnership had in the Horizon Contributed Properties at the time of contribution.

    CODE SECTION 704(C) CONSEQUENCES TO HORIZON PARTNERSHIP
UNITHOLDERS. Pursuant to Code Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for a partnership interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of contribution of such property. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of contributed property at the time of initial contribution ("Built-in Gain" and "Built-in Loss," respectively). The Horizon Contributed Properties include properties that had Built-in Gains or Built-in Losses when contributed to Horizon Partnership (prior to the Horizon Partnership Contribution) by Horizon Partnership Unitholders. Under Code Section 704(c)(1)(A) if property with Built-in Gain or Built-in Loss is sold by the partnership, then the contributing partner would have to be allocated the gain or loss recognized by the partnership, in an amount which would take into account such Built-In Gain or Built-In Loss.

    However, the Treasury Regulations under Code Section 704(c) provide that if property with Built-in Gain or Built-in Loss is contributed in a nonrecognition transaction to another partnership in exchange for an interest in such partnership, then no amount of such Built-In Gain or Built-In Loss is recognized by any partner of the contributing partnership, and the partnership interests received will then constitute the Built-In Gain or Built-in Loss property of the contributing partner in the hands of the contributing partnership. Therefore, because the Horizon Contributed Properties, which were Built-in Gain or Built-in Loss properties with respect to the Horizon Partnership Unitholders will be transferred to HGP LP in a nonrecognition transaction under Code Section 721(a), no gain or loss will be recognized by Horizon Partnership or Horizon Partnership Unitholders, under Code Section 704(c)(1)(A) as a result of such transfer, and the HGP LP Common Units held by Horizon Partnership will be considered the Built-in Gain or Built-in Loss property of the Horizon Partnership Unitholders for purposes of Code Section 704(c).

TAX CONSEQUENCES OF THE PARTNERSHIP MERGER

    GENERAL. Pursuant to, and subject to the terms and conditions of the Agreement and Plan of Merger, Prime and Horizon have agreed that Horizon Partnership will merge with and into Prime Partnership under the DRULPA with Prime Partnership as the surviving partnership. Under the terms of such transaction, each outstanding Horizon Partnership Unit shall be converted by the Partnership Merger into the right to receive 0.9193 Prime Partnership Common Units.

    TRANSFER OF HORIZON PARTNERSHIP ASSETS TO PRIME PARTNERSHIP/TERMINATION OF HORIZON PARTNERSHIP. The IRS regards transactions whereby the businesses of two or more partnerships are combined in a single partnership, regardless of the form of the transaction and regardless of whether the transaction constitutes a merger or consolidation under state law, as mergers or consolidations for purposes of Code Section 708.

Therefore, the Partnership Merger will constitute a merger of Horizon Partnership with and into Prime Partnership for purposes of Code Section 708.

    Under Code Section 708(b)(2)(A), in the case of a merger of two or more partnerships, the resulting partnership shall be considered the continuation of the merging partnership whose members own an interest of more than 50% in the capital and profits of the resulting partnership. Following the Partnership Merger, the Prime Partnership Unitholders prior to the Partnership Merger will own more than 50% in the capital and profits of Prime Partnership after the Partnership Merger. Therefore, Prime Partnership will be considered the surviving partnership under Code Section 708.

    In Revenue Ruling 68-289, the Service concluded that regardless of the actual form of the transaction, a partnership that terminates as a result of a merger is treated as contributing its assets to the resulting partnership and then liquidating, distributing interests in the resulting partnership to its partners. Thus, as a result of the Partnership Merger, Horizon Partnership will be treated for federal income tax purposes as if it had directly contributed all of its assets (subject to all of its liabilities) to Prime Partnership in exchange for Prime Partnership Common Units and subsequently liquidated, distributing all of such Prime Partnership Common Units to its partners.

    Subject to the exceptions discussed below, under Code Section 721(a) no gain or loss will be recognized by Horizon Partnership, Prime Partnership, Horizon Partnership Unitholders or Prime Partnership Unitholders upon the Partnership Merger and the deemed Horizon Partnership contribution of its assets (subject to its liabilities) to Prime Partnership in consideration for Prime Partnership Common Units.

    ALLOCATION OF PRIME PARTNERSHIP LIABILITIES. Subsequent to the Partnership Merger, Prime Partnership's recourse and nonrecourse liabilities will be allocated among the Prime Partnership Unitholders in accordance with Code
Section 752 and the Treasury Regulations. To the extent that a Prime Partnership Unitholder has a smaller allocation of Prime Partnership liabilities after the Partnership Merger than it had in Prime Partnership or Horizon Partnership, as applicable, before the Partnership Merger, such holder of Prime Partnership Units would be deemed to have received a cash distribution equal to the difference. Under Code Section 731, to the extent this deemed cash distribution exceeded such partner's adjusted tax basis in its Prime Partnership Units, it would be required to recognize gain.

    A partnership liability is a recourse liability to the extent that any partner or a related person bears the economic risk of loss for that liability. A partner's share of recourse liabilities equals the portion of that liability, if any, for which that partner or a related person bears such economic risk of loss. Prime Partnership Unitholders are not expected to bear the economic risk of loss for any liabilities of Prime Partnership. However, Prime, as the sole general partner of Prime Partnership, currently does and will bear the economic risk of loss for certain liabilities of Prime Partnership. Accordingly, under Code Section 752, such liabilities will constitute recourse liabilities and will be allocable to Prime.

    A partnership liability is a nonrecourse liability to the extent that no partner or related person bears the economic risk of loss for that liability. A partner's share of nonrecourse liabilities equals the sum of: (1) the partner's share of partnership "minimum gain" determined in accordance with the rules of Code Section 704(b) and Treasury Regulations thereunder; (2) the amount of any taxable gain that would be allocated to the partner under Code Section 704(c) if the partnership (in a taxable transaction) disposed of all partnership property subject to one or more partnership nonrecourse liabilities in full satisfaction of those liabilities and for no other consideration; and (3) the partner's share of excess nonrecourse liabilities of the partnership (i.e., those liabilities not allocated under (1) and (2) above) as generally determined in accordance with the partner's share of profits. Both the Treasury Regulations and official pronouncements of the IRS indicate that there is significant flexibility in determining a partner's share of partnership profits for purposes of determining the partner's share of nonrecourse liabilities.

    The Prime Partnership Agreement provides for the allocation of Prime Partnership nonrecourse liabilities in a manner that is intended to comply with these Treasury Regulations and IRS pronouncements. In particular, the Prime Partnership Agreement provides a method for determining each Prime Partnership Limited Partner's share of profits for purposes of allocating the third tier of excess nonrecourse liabilities that is based upon, and intended to comply with, Revenue Ruling 95-41 issued by the IRS. Pursuant to the Prime Partnership Agreement, Prime Partnership believes that its method of determining each partner's relevant interest in Prime Partnership "profits" should result in no Prime Partnership Unitholder after the Partnership Merger (including former Horizon Partnership Unitholders) being required to recognize gain from a deemed distribution under Code Sections 752 and 731. Nevertheless, Prime Partnership Unitholders are strongly urged to consult with their own tax advisor to determine the extent (if any) of any increase or reduction in the amount of nonrecourse liabilities allocated to such partner as a result of the Partnership Merger.

    CODE SECTION 751(B). Notwithstanding Code Section 731, under Code Section 751(b), a non-pro rata distribution of either cash or property by a partnership generally is subject to being recast if such distribution has the effect of distributing such to certain partners more or less than their allocable share of the "unrealized receivables" or "substantially appreciated inventory items" (collectively, the "hot assets") of the partnership. The definition of unrealized receivables and inventory items for this purpose is broader than the literal meaning of such term, and generally includes the right to receives payment for non-capital goods delivered or to be delivered, services rendered or to be rendered, various "recapture" items such as Code Section 1245 property and non-capital assets. To the extent Code Section 751(b) applies to a distribution of non-hot assets (such as cash), the partners who receive the distribution generally are treated as receiving a deemed distribution in the same amount that includes their pro rata share of the partnership's hot assets, which are then treated as exchanged (in a taxable transaction) by such partners in return for additional non-hot assets. Thus, the application of Code Section 751(b) may cause the distributing partnership (and thus non-distributee partners) as well as the distributee partners to recognize income.

    A shift of the allocation of liabilities of any Prime Partnership Unitholder (including a former Horizon Partnership Unitholder) under Code Section 752, and resulting deemed cash distribution, from the Partnership Merger presumably will not be pro rata to the Prime Partnership Unitholders. Accordingly, any such Prime Partnership Unitholder, as the deemed distributee of such cash distribution, may recognize income under Code Section 751(b) in respect of the Partnership Merger from a deemed exchange by such partners of Prime Partnership hot assets, deemed distributed to them, in return for part of the deemed cash distributed to them under Code Section 752. However, the amount of any such income is not expected to be material to any Prime Partnership Unitholder.

    BASIS IN PRIME PARTNERSHIP UNITS RECEIVED. Code Section 732(b) provides that the basis of property (other than money) distributed to a partner in liquidation of the partner's interest in the partnership shall be an amount equal to the adjusted basis of such partner's interest in the partnership reduced by any cash distributed in the same transaction. Therefore, each Prime Partnership Unitholder (including each former Horizon Partnership Unitholder) will have an initial tax basis in his Prime Partnership Units received in the Partnership Merger equal to such partner's basis in the Prime Partnership Units or Horizon Partnership Units held by such partner, subject to adjustment by operation of Sections 751 and 752.

    Code Section 752 provides that an increase in a partner's share of partnership liabilities is treated as a contribution of money by such partner to the partnership, and a reduction in a partner's share of partnership liabilities is treated as a distribution of money to such partner by the partnership. Under Code Section 722, a contribution of cash by a partner increases a partner's adjusted basis in his partnership interest, and under Code Section 733, a distribution of cash to a partner reduces a partner's adjusted basis in his partnership interest.

    The Partnership Merger may cause a Prime Partnership Unitholder (including each former Horizon Partnership Unitholder) to receive an allocation of liabilities from Prime Partnership that is greater or less than the amount of liabilities than was previously allocated to such partner by Prime Partnership or Horizon Partnership, respectively. Accordingly, each Prime Partnership Unitholder (including each Horizon Partnership Unitholder who receives Prime Partnership Units in connection with the liquidation of Horizon Partnership) will have an adjusted basis in its Prime Partnership Units equal to such partner's adjusted basis in its Prime Partnership Units or Horizon Partnership Units, respectively, immediately prior to the deemed liquidation of Horizon Partnership, increased or decreased by any actual or deemed contribution or distribution, respectively, of money in connection with the Partnership Merger. The effect of receiving money from Prime Partnership upon a Prime Partnership Unitholder is discussed above.

    Notwithstanding the above, to the extent any deemed distribution under Code
Section 752 to a Prime Partnership Unitholder (including any former Horizon Partnership Unitholder) causes such partner to recognize income from a deemed exchange of non-hot assets of Prime Partnership under Code Section 751(b), such deemed distribution (or part thereof treated as part of such deemed exchange) will not result in a reduction in such Prime Partnership Unitholder's adjusted tax basis in its Prime Partnership Units.

    CODE SECTION 707(A)(2)(B) SALE. Notwithstanding the foregoing, to the extent a Horizon Partnership Unitholder has a deemed distribution under Code
Section 752 from the Partnership Merger, then to the extent that such Horizon Partnership Unitholder's share of nonrecourse liabilities which are reduced pursuant to the Partnership Merger, constitutes a reduction is such unitholder's share of "non-qualified liabilities" (generally defined as liabilities that were incurred within two years prior to the contribution), any such deemed distribution to a Horizon Partnership Unitholder may be recast as part of a deemed sale of such Horizon Partnership Unitholder's Horizon Partnership Units (or underlying interest in the Horizon Properties) under Code Section 707(a)(2)(B). This deemed sale otherwise will result in gain or loss to such Horizon Partnership Unitholder as if it had sold Horizon Partnership Units (or Horizon Partnership had sold such underlying Horizon Properties). Any gain or loss recognized under Code Section 707(a)(2)(B) upon such deemed sale would otherwise be allocated, at least in part, to the Horizon Partnership Unitholders under Code Section 704(c).

    However, Horizon Partnership believes that the nonrecourse liabilities which are allocated to Horizon Partnership Common Unitholders are qualified liabilities because such liabilities were incurred more than two years prior to the contribution and, as a result, any deemed distribution pursuant to Code
Section 752 will not result in any deemed sale taxable gain or loss under Code
Section 707(a)(2)(B).

    CODE SECTION 704(C) VALUATION. Following the Partnership Merger, the value of the Horizon Properties for purposes of determining Code Section 704(c) Built-in Gain and Built-in Loss for the Horizon Properties, but not for the properties of Prime Partnership prior to the Partnership Merger, will be recomputed. As a result of this revaluation of the Horizon Properties, the capital account balances of the Prime Partnership Unitholders before the Partnership Merger will be relatively higher (based upon relative fair market values of the Prime Properties and the Horizon Properties) than those of the Horizon Partnership Unitholders. This difference may mean that, upon any liquidation of Prime Partnership, the pre-Partnership Merger Prime Partnership Unitholders would receive a greater liquidating distribution than would former Horizon Partnership Unitholders, in proportion to their relative ownership of Prime Partnership Units.

    SUBSEQUENT ADJUSTMENTS TO ADJUSTED TAX BASIS OF PRIME PARTNERSHIP
UNITS. The adjusted basis of a Prime Partnership Unitholder in its Prime Partnership Units after the Partnership Merger generally will be increased by
(a) its share of Prime Partnership taxable income, (b) its contributions to the capital of Prime Partnership, and (c) increases in its allocable share of the liabilities of Prime Partnership. Generally, such holder's adjusted basis in his Prime Partnership Units will be decreased (but not below zero) by (1) its share of Prime Partnership's taxable losses and Prime Partnership nondeductible expenditures which are not chargeable to capital, (2) cash distributions made to such partner by Prime Partnership, and (3) decreases in its allocable share of the liabilities of Prime Partnership.

TAX CONSEQUENCES OF TAX TERMINATION OF PRIME PARTNERSHIP

    Based upon a numerical analysis prepared by Prime Partnership, the Corporate Merger should result in a technical "termination" of Prime Partnership under Code Section 708(b)(1)(B). Upon such termination, the following steps should be deemed to occur: (a) Prime Partnership transfers all of its assets and liabilities to a new partnership in exchange for an interest in such new partnership; and (b) immediately thereafter, the terminated partnership distributes all of the interests in the new partnership to the partners of Prime Partnership in liquidation of Prime Partnership.

    Under the Treasury Regulations, one result of this termination is that the taxable year of Prime Partnership will end. However, to the extent that the taxable years of both Prime Partnership and a Prime Partnership Unitholder generally end on the same date (i.e., December 31), the closing of Prime Partnership's taxable year should have no adverse federal income tax consequences to such Prime Partnership Unitholder. This termination also will cause the assets of Prime Partnership to be depreciated as if they were newly acquired by Prime Partnership, probably resulting in lower annual depreciation deductions to Prime Partnership (and, accordingly, the Prime Partnership Unitholders) for federal income tax purposes.

    However, the termination of Prime Partnership will also terminate all of its current federal income tax elections, including those made under Code Section 704(c), allowing Prime Partnership to make new such elections in respect of its current Prime Properties and the Horizon Properties. The Treasury Regulations provide for generally three different methods for taking into account any Built-in Gain or Built-in Loss for purposes of Code Section 704(c). The first of these methods, the "traditional method", provides that the tax items of income, gain, loss and deduction from a Built-in Gain or Built-in Loss property be allocated among the partners in order to take into account (and reduce) such Built-in Gain or Built-in Loss. However, the traditional method fails to take into account the fact that the total tax items of income, gain, loss or deduction in respect of a Built-in Gain or Built-in Loss property that may be allocated to the partners with Built-in Gain or Built-in Loss cannot exceed the total partnership tax items of income, gain, loss or deduction with respect to such property (the "ceiling rule"). The ceiling rule may cause the contributing partner of the Built-in Gain or Built-in Loss property to fail to recognize all such Built-in Gain or Built-in Loss.

    In order to avoid the effect of the ceiling rule, the Treasury Regulations provide for another method called the "traditional method with curative allocations." This method generally cures the possible effect of the ceiling rule by allocating other partnership tax items of income, gain, loss or deduction to make up the difference of items under the ceiling rule.

    Upon the termination of Prime Partnership, Prime Partnership intends to elect the traditional method with respect to its pre-Partnership Merger properties and intends to elect the traditional method with curative allocations in respect of the Horizon Properties (other than the interest of HGP LP Common Units, for which Prime Partnership intends to elect the traditional method). Prime Partnership and Horizon Partnership believe that these elections are appropriate and should be respected.

    Although a partnership generally has this choice of Code Section 704(c) method with respect to each property, including with respect to different items of contributed property, the partnership must consistently apply a single method with respect to each item of contributed property and the overall method or combination of methods must be reasonable based upon the facts and circumstances and underlying purposes of Code Section 704(c). Prime Partnership believes that the above elections with respect to Prime Properties (including the Horizon Properties) should be respected as reasonable and consistent with the underlying purposes of Code Section 704(c). However, there is no assurance that the IRS will not challenge this combination of methods. Such a challenge, if successful, could cause one or more Prime

Partnership Unitholders to recognize more taxable income or less taxable loss, both currently or on an ongoing basis in respect of their Prime Partnership Units.

TAX CONSEQUENCES OF THE NEBRASKA/INDIANA PROPERTY TRANSFERS

    GENERAL. Two lower tier partnerships of Prime Partnership, Nebraska Crossing Factory Shops Limited Partnership and Indianapolis Factory Shops Limited Partnership will contribute their respective interests in the Prime Transferred Properties to two wholly-owned limited liability companies and such lower tier partnerships will transfer their respective interests in such limited liability companies to HGP for approximately $26 million of cash.

    CODE SECTION 704(C) Under Code Section 704(c), to the extent that any property that has Built-in Gain or Built-in Loss is sold, the contributing partner must recognize such all or part of the Built-in Gain or Built-in Loss which would have been recognized if the partnership had sold such property for its fair market value. The amount of Built-in Gain or Built-in Loss recognized will be subject to the ceiling rule, depending upon the Code Section 704(c) method applicable to such property.

    The sale of the limited liability company holding the Nebraska Prime Transferred Property will be subject to Code Section 704(c), causing the Prime Partnership Unitholders that contributed the Nebraska Prime Transferred Property to recognize the Built-In Gain or Built-In Loss with respect to such property (subject to the Code Section 704(c) method). As discussed above, Prime Partnership intends to elect the traditional method in respect of its Prime Properties that are not Horizon Properties. Based on an analysis prepared by Prime Partnership, under this election, no Prime Partnership Unitholder would recognize any taxable gain under Code Section 704(c) upon the sale of the limited liability company holding the Nebraska Prime Transferred Property.

    Although a partnership generally has a choice of Code Section 704(c) method with respect to each property, including with respect to different items of contributed property, the partnership must consistently apply a single method with respect to each item of contributed property and the overall method or combination of methods must be reasonable based upon the facts and circumstances and underlying purposes of Code Section 704(c). Prime Partnership and HGP LP each believes that the above elections with respect to Prime Transferred Properties should be respected as reasonable and consistent with the underlying purposes of Code Section 704(c). However, there is no assurance that the IRS will not challenge this method. If such a challenge were successful, the analysis prepared by Prime Partnership indicates that certain Prime Partnership Unitholders (excluding any former Horizon Partnership Unitholders) could recognize significant taxable gain in respect of Code Section 704(c)(1)(B) from sale of the Nebraska Prime Transferred Property.

    RECOGNITION OF TAX LOSS UPON SALE OF INDIANA PRIME TRANSFERRED
PROPERTY. The Nebraska/Indiana Property Transfer of the two limited liability companies holding the Prime Transferred Properties should be a sale of such properties under Code Section 1001. Accordingly, Nebraska Crossing Factory Shops Limited Partnership and Indianapolis Factory Shops Limited Partnership should each recognize gain or loss to the extent that the basis in the Prime Transferred Property is less than or greater than its adjusted tax basis in such property. Based upon current estimates Nebraska Crossing Factory Shops Limited Partnership Indianapolis Factory Shops Limited Partnership should realize a loss of approximately $19 million upon such sale. This loss should be a Code Section 1231 loss, and should be allocated to Prime Partnership and thereafter to Prime Partnership Unitholders as a separately stated partnership item.

    However, whether any loss recognized on the sale of the Prime Transferred Properties is of any benefit depends upon whether the loss recognized is disallowed under Code Section 267. Under Code Section 267, a loss on the sale of an asset between a partnership and a corporation is disallowed if the two entities are under common control following the exchange. For purposes of Code
Section 267, a partnership and corporation are under common control if the same persons own, based upon certain attribution rules, more than fifty percent of the corporation's stock (on a value basis) and interests in the partnership representing more than fifty percent of its capital or profits.

    Based upon current due diligence as to the ownership of Nebraska Crossing Factory Shops Limited Partnership Indianapolis Factory Shops Limited Partnership and HGP, under the applicable attribution rules, these entities should not be under common control immediately following the Nebraska/Indiana Property Transfers or the Transactions. Consequently, the loss recognized by Nebraska Crossing Factory Shops Limited Partnership and Indianapolis Factory Shops Limited Partnership upon the sale of the Prime Transferred Properties should not be disallowed under Code Section 267.

    Accordingly, each Prime Partnership Unitholder should be able to offset any distributive share of Code Section 1231 gains it has from Prime Partnership with such allocable share of such loss, and any excess of such allocable share of such loss over such partner's allocable share of Code Section 1231 gains otherwise should be deductible against such partner's allocable share of income and gain from Prime Partnership as an ordinary loss (and subject to the restrictions regarding passive losses, the "at-risk" rules and other loss restrictions for pass-through entities).

    However, there are no assurances that the IRS would not take a different position as the application of the relevant attribution rules in such a way as to assert that such loss should be disallowed under Code Section 267. In such case, if such assertion were successful, neither Nebraska Crossing Factory Shops Limited Partnership, Indianapolis Factory Shops Limited Partnership nor any Prime Partnership Unitholder would recognize its distributive share of such loss.

TAX CONSEQUENCES OF THE PRIME PARTNERSHIP SPECIAL DISTRIBUTION

    GENERAL. Prior to the Closing, Prime Partnership will declare a distribution of cash equal to $0.60 per Prime Partnership Series B Preferred Unit and $0.50 per Prime Partnership Series C Preferred Unit and Prime Partnership Common Unit to the record holders on the date of declaration. The payment of the Prime Partnership Special Distribution will occur on the Closing Date.

    TAX CONSEQUENCES OF THE PRIME PARTNERSHIP SPECIAL DISTRIBUTION.  Under Code
Section 731, a distribution of money by a partnership to a partner results in gain recognition only to the extent the amount of money exceeds the partner's adjusted basis in his partnership interest. Under Code Section 733, the Prime Partnership Unitholders will be required to reduce their basis in their Prime Partnership Units by the amount of cash received and recognize gain to the extent the cash distribution exceeds their basis in their partnership interest.

    Notwithstanding Code Section 731, under Code Section 751(b), a non-pro rata distribution of either cash or property by a partnership generally is subject to being recast if such distribution has the effect of distributing such to certain partners more or less than their allocable share of the "unrealized receivables" or "substantially appreciated inventory items" (collectively, the "hot assets") of the partnership. The definition of unrealized receivables and inventory items for this purpose is broader than the literal meaning of such terms, and generally includes the right to receives payment for non-capital goods delivered or to be delivered, services rendered or to be rendered, various "recapture" items such as Code Section 1245 property and non-capital assets. To the extent Code Section 751(b) applies to a distribution of non-hot assets (such as cash), the partners who receive the distribution generally are treated as receiving a deemed distribution in the same amount that includes their pro rata share of the partnership's hot assets, which are then treated as exchanged (in a taxable transaction) by such partners in return for additional non-hot assets. Thus, the application of Code Section 751(b) may cause the distributing partnership (and thus non-distributee partners) as well as the distributee partners to recognize income.

    However, because the Prime Partnership Special Distribution will be pro rata to the classes of Prime Partnership Unitholders to whom it was made, an exception to Code Section 751(b) should apply such that neither Prime Partnership nor any Prime Partnership Unitholder will recognize any income in respect of the Prime Partnership Special Distribution under Code Section 751(b). (Moreover, the amount of any such income is not expected to be material to any Prime Partnership Unitholder.)

TAX CONSEQUENCES OF THE HGP LP COMMON UNIT DISTRIBUTION

    GENERAL. Prime Partnership will declare a distribution of HGP LP Common Units to the record holders of Prime Partnership Common Units, Prime Partnership Series B Preferred Units, and Prime Partnership Series C Preferred Units immediately following the Partnership Merger such that each holder of Prime Partnership Series B Preferred Units receives 1.196 times more the number or portion of HGP LP Common Units distributed in respect of each Prime Partnership Common Unit and Prime Partnership Series C Preferred Unit.

    MARKETABLE SECURITIES. In general, under Code Section 731, a distribution of money by a partnership to a partner results in gain recognition only to the extent the amount of money exceeds the partner's adjusted basis in his partnership interest. Under Code Section 731(b), a distribution of property, other than money, by a partnership to a partner does not result in taxable gain to the partner, and the distributee partner generally has an initial tax basis in such properties equal to the lesser of the basis the partnership had in such property and the distributee partner's adjusted tax basis in such partnership. The term "money" for purposes of Code Section 731 includes "marketable securities." The term marketable securities includes financial instruments, such as stock and other equity interests, that are actively traded as of the date of the distribution, and financial instruments that are readily convertible into or exchangeable for money or marketable securities.

    It is unlikely that HGP LP Common Units distributed to Prime Partnership Common Unitholders will be considered marketable securities, and, therefore, subject to the gain recognition requirements of Code Section 731 because of, among other reasons, the substantial restrictions upon transfer or conversion of such units and the general applicability of an exception to such treatment under the Treasury regulations. Accordingly, it is likely that a distribution of HGP LP Common Units to a holder of Prime Partnership Units in connection with the Partnership Merger will not constitute a distribution of money to the Prime Partnership Common Unitholder under Code Section 731 and will not result in gain recognized by such Prime Partnership Common Unitholders under Code Section 731. Further, in such case, each Prime Partnership Limited Partner will have an initial tax basis in such HGP LP Common Units equal to the lesser of Prime Partnership adjusted tax basis in such units and such Prime Partnership Limited Partner's adjusted tax basis in the Prime Partnership Units in respect of which such distribution was made. However, such Prime Partnership Unitholders will also have to reduce his, her or its initial tax basis in his, her or its HGP LP Common Units in an amount equal to a share of HGP LP's nonrecourse liabilities immediately prior to the distribution (because after such distribution all such liabilities will at least be allocated to HGP).

    Finally, even if the HGP LP Common Units are treated as marketable securities, each Prime Partnership Unitholder should have the same federal tax consequences from such distribution of HGP LP Common Units, provided that his, her or its adjusted tax basis in his, her or its Prime Partnership Units exceeds the fair market value of the HGP LP Common Units distributed to such Prime Partnership Unitholder (except that, following such distribution, each such Horizon Partnership Unitholder's initial tax basis in his, her or its HGP LP Common Units will equal the fair market value of such units and the holding period for such HGP LP Common Units will begin upon the date of receipt.

    CODE SECTIONS 704(C)(1)(B). Pursuant to Code Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for a partnership interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of contribution of such property. The Horizon Contributed Properties include properties that had Built-in Gains or Built-in Losses when contributed to Horizon Partnership pursuant to the Horizon Partnership Contribution. These Built-in Gain and Built-in Loss properties were contributed to Horizon Partnership by Horizon Partnership Unitholders.

    Under Code Section 704(c)(1)(B), to the extent that any property that has Built-in Gain or Built-in Loss is distributed to a partner, other than the one which contributed such property, within five years (for property contributed to a partnership before June 9, 1997, seven years for property contributed to a partnership after June 8, 1997) of the time such property was contributed, the contributing partner must recognize such all or part of the Built-in Gain or Built-in Loss which would be recognized if the partnership had sold such property for its fair market value, depending upon the Code Section 704(c) method applicable to such property.

    The HGP LP Common Unit Distribution will be a distribution in respect of the Horizon Unitholders that is subject to Code Section 704(c)(1)(B) because such distribution consists of the distribution of HGP LP Common Units which were "contributed" by Horizon Partnership to Prime Partnership (through the Partnership Merger) within the last seven years. Further, under Treasury Regulations, such Code Section 704(c)(1)(B) event with respect to Horizon Partnership will carry through and be a Code Section 704(c)(1)(B) event to those Horizon Partnership Unitholders that contributed the Horizon Contributed Properties to Horizon Partnership within five years of the HGP LP Common Unit Distribution. The Horizon Partnership Unitholders should recognize any Code
Section 704(c) Built-in Gain or Built-in Loss upon the HGP LP Common Unit Distribution to the extent that the HGP LP Common Units represent an interest in properties that were not initially contributed to Horizon Partnership by such Horizon Partnership Unitholders. The amount of Code Section 704(c) gain or loss varies depending upon whether the fair market value of the HGP LP Common Units which represent an interest in properties that were not initially contributed to Horizon Partnership by such Horizon Partnership Unitholders is more or less than the basis of such properties. Based on computations using fair market values provided by Prime Partnership, the Horizon Partnership Unitholders are expected to recognize an aggregate loss and no Horizon Partnership Unitholder is expected to recognize any gain on the distribution of the HGP LP Common Units.

    The Treasury Regulations provide for generally three different methods for taking into account any Built-in Gain or Built-in Loss for purposes of Code
Section 704(c). The first of these methods, the "traditional method" provides that the tax items of income, gain, loss and deduction from a Built-in Gain or Built-in Loss property be allocated among the partners in order to take into account (and reduce) such Built-in Gain or Built-in Loss. However, the traditional method fails to take into account the fact that the total tax items of income, gain, loss or deduction in respect of a Built-in Gain or Built-in Loss property cannot exceed the total partnership income, gain, loss or deduction with respect to such property (the "ceiling rule"). The ceiling rule may result in the contributing partner of the Built-in Gain or Built-in Loss property to fail to recognize all such Built-in Gain or Built-in Loss.

    In order to avoid the effect of the ceiling rule, another elective method is the "traditional method with curative allocations." This method generally cures the possible effect of the ceiling rule by allocating other partnership tax items of income, gain, loss or deduction to make up the difference of items under the ceiling rule.

    Prime Partnership intends to elect the traditional method with respect to its pre-Partnership Merger Prime Properties and intends to elect the traditional method with curative allocations in respect of the Horizon Properties (other than the interest transferred in respect of HGP LP, for which Prime Partnership intends to elect the traditional method). Although a partnership generally has this choice of Code Section 704(c) method with respect to each of its properties, including with respect to different items of contributed property, the partnership must consistently apply a single method with respect to each item of contributed property, and the overall method or combination of methods must be reasonable based upon the facts and circumstances and underlying purposes of Code Section 704(c). Prime Partnership and Horizon Partnership each believes that the above election with respect to HGP LP Common Units should be respected as reasonable and consistent with the underlying purposes of Code
Section 704(c). However, there is no assurance that the IRS will not challenge this combination of methods. If such a challenge were successful, the analysis done by Horizon Partnership indicates that the aggregate taxable loss that the former Horizon Partnership Unitholders would recognize in respect of Code
Section 704(c)(1)(B) from the HGP LP Common Unit Distribution would be less.

    To the extent any former Horizon Partnership Unitholder recognizes gain or loss in respect of Code Section 704(c)(1)(B) from the HGP LP Common Unit Distribution, such unitholder will adjust its tax basis in its Prime Partnership Units, and the initial tax basis of Prime Partnership in its HGP LP Common Units, and thus the Prime Partnership Unitholder recipients of such HGP LP Common Units, will also be adjusted for any such gain or loss recognized.

    CODE SECTION 737. If a partner contributes property to a partnership that has Built-in Gain or Built-in Loss and such contributing partner receives a distribution of property from the partnership within five years of contribution of the Built-in Gain or Built-in Loss property for property contributed to a partnership before June 9, 1997 (or within seven years of contribution for property contributed to a partnership after June 8, 1997), then the amount of gain or loss that such contributing partner must recognize upon receipt of a distribution of property is determined under Code Section 737. Under Code
Section 737 in the case of any distribution by a partnership to a partner, such partner shall be treated as recognizing gain in an amount equal to the lesser of
(i) the excess (if any) of (a) the fair market value of property (other than money) received in the distribution over (b) the adjusted basis of such partner's interest in the partnership immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution or (ii) the net precontribution gain of the partner. "Net precontribution gain" is defined under Code Section 737 as the net gain (if any) which would have been recognized by the distributee partner under Code Section 704(c)(1)(B) if all property which had been contributed to the partnership by the distributee partner within seven years for property contributed to a partnership after June 8, 1997, and is held by such partnership immediately before the distribution, had been distributed by such partnership to another partner. Pursuant to Code
Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for a partnership interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the Built-in Gain or Built-in Loss associated with the property at the time of the contribution of such property.

    Pursuant to the HGP LP Common Unit Distribution, the pre-Partnership Merger Prime Partnership Unitholders will receive a distribution of HGP LP Common Units. Therefore, under Code Section 737 if any such partner contributed property with Built-in Gain to Prime Partnership within the last five or seven years, as applicable, such partner will be required to recognize gain equal to the lesser of the excess (if any) of the fair market value of the HGP LP Common Units received in the distribution over the adjusted basis of such partner's interest in the Prime Partnership immediately before the distribution reduced (but not below zero) by the amount of any money received in the distribution or the partner's Built-in Gain. Based upon an analysis done by Prime Partnership, no Prime Partnership Limited Partner should recognize any gain under Code
Section 737 in respect of the HGP LP Common Unit Distribution.

ENTITY CLASSIFICATION

    Substantially all of Prime's investments are held indirectly through Prime Partnership and other subsidiaries which are treated as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership.

    CLASSIFICATION OF PRIME PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS. Interests in the Prime Partnership, as well as certain subsidiaries which are treated as partnerships for federal income tax purposes (collectively, the "Subsidiary Partnerships"), involve special tax considerations, including the possibility of a challenge by the IRS of the Prime Partnership's status as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If Prime Partnership was treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In addition, a change in Prime Partnership's status for tax purposes might be treated as a taxable event in which case the Prime Partnership Unitholders might incur a tax liability without any related cash distributions.

    Under the relevant Treasury Regulations (the "Entity Classification Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Entity Classification Regulations apply for tax periods beginning on or after January 1, 1997 (the "Regulations Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Treasury Regulations Effective Date will have the same classification for federal income tax purposes that it claimed under the Treasury Regulations in effect prior to the Treasury Regulations Effective Date. In addition, an Eligible Entity with two or more members and which did not exist, or did not claim a classification, prior to the Treasury Regulations Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Prime Partnership and each of the Subsidiary Partnerships that were in existence prior to the Treasury Regulations Effective Date claimed classification as a partnership for federal tax purposes. Accordingly, Prime Partnership and each Subsidiary Partnership will be treated as a partnership for federal income tax purposes.

    PUBLICLY TRADED PARTNERSHIPS. Code Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of "qualifying income." A partnership is "a publicly traded partnership" if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." Under the Treasury Regulations promulgated under Code Section 7704, interests in a partnership are readily tradable on a secondary market or substantial equivalent thereof if, "taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." Furthermore, interests in a partnership are tradeable as such if (i) interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in (i), (ii) or (iii). The Treasury Regulations provide several safe harbors, which if met, a partnership will not be treated as though its interests are readily tradeable on a secondary market or the substantial equivalent thereof.

    Any transfer by a Prime Partnership Unitholder (excluding the conversion to New Prime Shares) will be void to the extent that New Prime reasonably determines that such transfer may cause Prime Partnership to be treated as a publicly traded partnership. Prime Partnership Unitholders and Horizon Partnership Common Unitholders are strongly urged to consult their own tax advisors to determine the extent to which these restrictions may apply to their Prime Partnership Units.

    Winston & Strawn, as special counsel to the Prime Partnership, has given its opinion that Prime Partnership is a partnership, and not a publicly traded partnership taxable as a corporation, for federal income tax purposes. Rudnick & Wolfe, as special counsel to the HGP LP, has given its opinion that each of HGP LP and its subsidiaries formed as partnerships are partnerships, and not publicly traded partnerships, for federal income tax purposes. Opinions of counsel are not binding on the Internal Revenue Service. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.

    Even if Prime Partnership or a Subsidiary Partnership were deemed to be a publicly traded partnership, depending on circumstances at the time, it still will avoid taxation as a corporation under Code Section 7704, based on the nature of its income. A publicly traded partnership is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. These are predominantly the types of income that Prime Partnership expects to earn. If Prime Partnership satisfied the 90% gross income test, but was classified as a publicly traded partnership, it would not be taxed as a corporation, but would be subject to certain special rules under Code Section 469(k). In such event, a Prime Partnership Unitholder would be unable to use losses from other passive activities against his allocable share of Prime Partnership passive activity losses allocable to a Prime Partnership Unitholder could be offset only against his allocable share of Prime Partnership passive activity income or gains, and not against income or gains from other passive activities.

    If Prime Partnership at any time were considered a publicly traded partnership and did not satisfy the qualifying income test, then it will be considered as having transferred its assets at that time to a corporation, and would be taxed as a corporation for federal income tax purposes, which would result in adverse consequences to the Prime Partnership Unitholders and would jeopardize Prime's status as a REIT for federal income tax purposes. This deemed transfer of assets to a corporation may also result in the recognition of taxable income to Prime Partnership and its partners, to the extent that its liabilities at that time exceeded the adjusted tax bases of its assets, without the receipt of any cash to pay the income tax liability resulting from such income.

ALLOCATIONS OF PARTNERSHIP ITEMS

    REQUIREMENTS UNDER CODE SECTION 704(B). Under Code Section 704(b), a partnership's allocation of any item of income, gain, loss or deduction to a partner will be respected for federal income tax purposes so long as it has "substantial economic effect," or is otherwise deemed to be allocated in accordance with the partner's "interest in the partnership." If the allocation does not satisfy this standard, the item will be reallocated among the partners on the basis of their respective interests in the partnership, determined by taking into account all the facts and circumstances. Taxable income of Prime Partnership (ignoring Code Section 704(c) allocations) is generally allocated among the Prime Partnership Unitholders first to the Prime Partnership Series A Preferred Unitholders, to the extent of their cumulative unpaid preferential distributions, then to the Prime Partnership Series B Preferred Unitholders, to the extent of their cumulative unpaid preferential distributions, then to the Prime Partnership Series C Preferred Unitholders, to the extent of their cumulative unpaid preferential distributions, and finally to the Prime Partnership Common Unitholders, in proportion to the number of Prime Partnership Common Units held by such Prime Partnership Common Unitholder. The allocations of partnership items under the Prime Partnership Agreement are intended to have substantial economic effect, based on the applicable Regulations. Notwithstanding such intention, however, there can be no assurance that the allocations under the Prime Partnership Agreement will not be challenged by the IRS or that partnership items will not be required to be reallocated as a result of such challenge.

    SECTION 704(C) ALLOCATION. Gain or loss recognized by Prime Partnership upon disposition of an item of contributed property which has Built-In Gain or Built-In Loss, respectively, remaining after prior adjustments for depreciation and other items will be allocated to the contributing partners, as required under Code Section 704(c) and the Code Section 704(c) methods to be elected by Prime Partnership. Any additional gain or loss with respect to the Prime Properties will be allocated among all of the Prime

Partnership Unitholders in the manner provided under the Prime Partnership Agreement for allocations of profits and losses, as described above.

    The Treasury Regulations provide for generally three different methods for taking into account any Built-in Gain or Built-in Loss for purposes of Code
Section 704(c). The first of these methods, the "traditional method" provides that the tax items of income, gain, loss and deduction from a Built-in Gain or Built-in Loss property be allocated among the partners in order to take into account (and reduce) such Built-in Gain or Built-in Loss. However, the traditional method fails to take into account the fact that the total tax items of income, gain, loss or deduction in respect of a Built-in Gain or Built-in Loss property cannot exceed the total partnership income, gain, loss or deduction with respect to such property (the "ceiling rule"). The ceiling rule may result in the contributing partner of the Built-in Gain or Built-in Loss property to fail to recognize all such Built-in Gain or Built-in Loss.

    In order to avoid the effect of the ceiling rule, another elective method is the "traditional method with curative allocations." This method generally cures the possible effect of the ceiling rule by allocating other partnership tax items of income, gain, loss or deduction to make up the difference of items under the ceiling rule.

    Prime Partnership intends to elect the traditional method with respect to its pre-Partnership Merger properties and intends to elect the traditional method with curative allocations in respect of the Horizon Properties (other than HGP LP Common Units, for which Prime Partnership intends to elect the traditional method). Based on estimates by Ernst & Young LLP, this combination of elections has the most favorable result to pre-Partnership Merger Prime Partnership Unitholders than other combinations of these approaches for the Horizon Properties and other Prime Properties in terms of the rate of inclusion of taxable income in respect of Code Section 704(c) gain or loss of such Prime Partnership Unitholders. Prime Partnership believes that this result is appropriate given the larger, relative amount of aggregate Built-in Gain in respect of the Horizon Properties compared to the aggregate Built-in Gain of the pre-Partnership Merger Prime Properties.

    Although a partnership generally has this choice of Code Section 704(c) method with respect to each property, including with respect to different items of contributed property, the partnership must consistently apply a single method with respect to each item of contributed property and the overall method or combination of methods must be reasonable based upon the facts and circumstances and underlying purposes of Code Section 704(c). Prime Partnership believes that the above elections with respect to Prime Properties (including the Horizon Properties) should be respected as reasonable and consistent with the underlying purposes of Code Section 704(c). However, there is no assurance that the IRS will not challenge this combination of methods. Such a challenge, if successful, could cause one or more Prime Partnership Unitholders to recognize more taxable income or less taxable loss on an ongoing basis in respect of their Prime Units.

PRIME PARTNERSHIP DISTRIBUTIONS

    Under Code Section 731, distributions of money (and marketable securities) by Prime Partnership to a Prime Partnership Unitholder generally will not be taxable to such Prime Partnership Unitholder to the extent such distributions do not exceed the Prime Partnership Unitholder's adjusted basis in its Prime Partnership Units immediately before the distribution. Distributions in excess of a Prime Partnership Unitholder's basis in his Prime Partnership Units (arising from either an actual distribution of cash or a deemed distribution of cash resulting from a shifting of partnership liabilities) will be considered gain recognized from the sale or disposition of the partner's Prime Partnership Units.

DISPOSITIONS AND EXCHANGES/REDEMPTIONS OF PRIME PARTNERSHIP UNITS

    DISPOSITION OF PRIME PARTNERSHIP UNITS. If a Prime Partnership Unit is sold or otherwise disposed of, the determination of gain or loss will be based on the difference between the amount realized and the adjusted tax basis for such Prime Partnership Unit. Upon the sale of a Prime Partnership Unit, a Prime Partnership Unitholder's "amount realized" will be the sum of the cash and fair market value of other property received, plus the portion of Prime Partnership's liabilities allocated to the Prime Partnership Unit sold. Upon a gift of a Prime Partnership Unit, the amount realized will be the portion of Prime Partnership's liabilities allocable to such Prime Partnership Unit. To the extent that the amount realized exceeds the adjusted basis of the Prime Partnership Unit disposed of, the Prime Partnership Unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

    EXCHANGE/REDEMPTION OF PRIME PARTNERSHIP UNITS. Under the Prime Partnership Agreement, each Prime Partnership Common Unit may be exchanged for one New Prime Common Share or the cash equivalent (subject to certain restrictions). An exchange of Prime Partnership Units for either cash or New Prime Common Shares will constitute a sale of Prime Partnership Units by such Prime Partnership Unitholder to Prime. Such sale will be fully taxable to the Prime Partnership Unitholder, and such Prime Partnership Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the New Prime Common Shares received in the exchange plus the amount of any Prime Partnership liabilities allocable to the redeemed Prime Partnership Units at the time of the exchange.

TAX RETURNS AND OTHER TAX MATTERS AFFECTING HOLDERS OF PRIME PARTNERSHIP UNITS

    Prime Partnership must file with the IRS an annual information return for federal income tax purposes. On a timely basis, Prime Partnership will furnish to each Prime Partnership Unitholder a Schedule K-1 which sets forth the allocable share of Prime Partnership's income, gains, losses, deductions and credits, if any, as well as certain other information to be used in the Prime Partnership Unitholder's tax return. The information return filed by Prime Partnership may be audited by the IRS. Adjustments (if any) resulting from such an audit may result in adjustments to the Prime Partnership Unitholder's tax return, and possibly may result in an audit of that return, which would not necessarily be limited to Prime Partnership items.

    The Code contains special procedures that specify the manner in which IRS audit adjustments of partnership items are resolved. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of IRS adjustments and tax settlement proceedings. The tax treatment of partnership items is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the "Tax Matters Partner" ("TMP") for these purposes. The Prime Partnership Agreement appoints New Prime, its general partner, as TMP. As the TMP, New Prime has all the rights and obligations of the TMP under the Code. The Prime Partnership Unitholders generally will be required to treat Prime Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the Prime Partnership information return. In general, that consistency requirement will be waived if the Prime Partnership Unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the Prime Partnership Unitholder to the treatment on the Prime Partnership return. Even if the consistency requirement is waived, adjustments to the Prime Partnership Unitholder's tax liability with respect to partnership items may result from an audit of Prime Partnership's or the Prime Partnership Unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a Prime Partnership Unitholder to substantial penalties.

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

    PASSIVE ACTIVITY RULES. The passive activity rules of Code Section 469 generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations may deduct losses from passive activities (including rental activities, as well as trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from passive activities.

For most Prime Partnership Limited Partners, their distributive share of Prime Partnership taxable income or loss is likely to be treated as passive activity income or loss (although Prime Partnership also may have a substantial amount of portfolio income from earnings on reserves). However, if Prime Partnership or any Subsidiary Partnership was to be classified as a publicly traded partnership under Code Section 469(k), any passive activity losses arising from the publicly traded partnership that are allocable to an Prime Partnership Unitholder could be used solely to offset passive activity gains or income from Prime Partnership and could not be offset with losses from other passive activities. See "--Entity Classification."

    OTHER LOSS LIMITATIONS. An Prime Partnership Unitholder may not deduct his share of Prime Partnership losses to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his Prime Units at the end of Prime Partnership's taxable year in which the loss occurs, and (2) the amount for which the Prime Partnership Unitholder is considered "at risk" at the end of that year under Code Section 465. In general, a partner will initially be "at risk" to the extent of the cash investment in his respective partnership interest (unless he borrowed amount on a nonrecourse basis to acquire such interest) plus such partner's share (as determined under Code Section 752) of such partnership's "qualified nonrecourse financing" (within the meaning of Code
Section 465(b)(6)). Losses disallowed to a Prime Partnership Unitholder as a result of these rules can be carried forward and may be allowed to the extent that such partner's adjusted basis or "at risk" amount (whichever was the limiting factor) increases in a subsequent year. The "at risk" rules apply to
(a) an individual, (b) a shareholder of a corporation that is an S corporation, and (c) a corporation if more than 50% of the value of stock of such corporation is owned directly or indirectly by five or fewer individuals during the last half of the taxable year.

STATE AND LOCAL TAXES

    Prime Partnership will own properties and conduct business operations in a number of states, and, thus, Prime Partnership and its partners may be subject to income tax, withholding and tax reporting requirements in a number of jurisdictions. Prime Partnership intends to provide its partners with sufficient and timely state and local income tax information upon which they may rely in reporting and otherwise complying with their state and local income tax obligations.

ALTERNATIVE MINIMUM TAX

    The Code contains different sets of minimum tax rules applicable to corporate and noncorporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. CORPORATE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE CORPORATE MINIMUM TAX PROVISIONS FOLLOWING CONSUMMATION OF THE PARTNERSHIP MERGER.

    Noncorporate taxpayers are subject to an alternative minimum tax ("AMT") to the extent the tentative minimum tax ("TMT") exceeds the regular income tax otherwise payable. The highest rate of tax imposed on alternative minimum taxable income ("AMTI") in computing TMT is 28%. AMTI consists of the taxpayer's taxable income, as adjusted under Code Sections 56 and 58, plus his items of tax preference, reduced by an exemption amount.

    In computing AMTI, for all depreciable property placed in service after December 31, 1986, an alternative cost recovery (i.e., depreciation) system is substituted for the cost recovery system used in calculating the regular tax. Cost recovery for most real property of the type to be owned by Prime Partnership is computed under the straight-line method over a 40-year life for purposes of computing

AMTI rather than the 31.5-year life used for most nonresidential real property under the regular tax system. (For regular tax and AMT purposes, different recovery periods will apply to personal property and certain real estate improvements owned by Prime Partnership.)

    The limitation on the deduction of passive activity losses applies to the calculation of AMTI as well as the regular tax, although the amount of passive activity deductions disallowed for AMTI purposes will be less than the amount disallowed for regular tax purposes to the extent that the lower depreciation rates used in computing AMTI depreciation produce smaller passive activity losses.

    Prime Partnership itself is not subject to the alternative minimum tax, but each Prime Partnership Unitholder is required to take into account his share of Prime Partnership's tax preference items and adjustments in order to compute AMTI. Since the impact of this tax depends on each Prime Partnership Unitholder's particular situation, Prime Partnership Unitholders are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following consummation of the Partnership Merger.

QUALIFICATION OF NEW PRIME AS A REIT

    GENERAL. Horizon elected REIT status commencing with its taxable year ending December 31, 1994. In the opinion of Rudnick & Wolfe, which has acted as counsel to Horizon, Horizon was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1994 through December 31, 1997. Winston & Strawn has opined that, subsequent to the Corporate Merger, New Prime's proposed method of operation described in this Joint Proxy Statement/Prospectus/Information Statement and as represented by Prime and Horizon will enable New Prime to meet the requirements for qualification and taxation as a REIT for federal income tax purposes. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of New Prime and its subsidiaries, and is conditioned upon certain representations made by Prime, Prime Partnership and Horizon as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of New Prime and its subsidiaries. New Prime's qualification and taxation as a REIT depend upon New Prime's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Joint Proxy Statement/Prospectus/Information Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its dividends to shareholders, and the diversity of its share ownership. Neither Winston & Strawn nor Rudnick & Wolfe will review New Prime's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of New Prime and its subsidiaries, the sources of their income, the nature of their assets, the level of New Prime's dividends to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

    In any year in which New Prime qualifies as a REIT, generally it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. New Prime may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. If New Prime should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. New Prime will also be subject to a 100% tax on net income derived from any "prohibited transaction," as described below. In addition, if New Prime should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, New Prime would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. New Prime may also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. New Prime will use the calendar year both for federal income tax purposes and for financial reporting purposes.

    In order to qualify as a REIT, New Prime must meet, among others, the following requirements:

    SHARE OWNERSHIP TEST. Shares of beneficial interest of New Prime must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of New Prime may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year. Prime and Horizon believe that they have each satisfied both of these tests, and that New Prime will continue to do so. In order to help comply with the second of these tests, New Prime has placed certain restrictions on the transfer of the New Prime Common Shares, the New Prime Series A Preferred Shares, the New Prime Series B Preferred Shares and the New Prime Series C Preferred Shares that are intended to prevent further concentration of share ownership.

    ASSET TESTS. At the close of each quarter of New Prime's taxable year, New Prime must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of New Prime's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and certain government securities. Second, although the remaining 25% of New Prime's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of New Prime's total assets as to any one issuer, or
(ii) 10% of the outstanding voting securities of any one issuer. Where New Prime invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets. New Prime's investment in properties through its interest in Prime Partnership and other subsidiaries which are partnerships for federal income tax purposes will constitute qualified assets for purposes of the 75% asset test.

    GROSS INCOME TESTS. There are two separate percentage tests relating to the sources of New Prime's gross income which must be satisfied for each taxable year. For purposes of these tests, where New Prime invests in a partnership, New Prime will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of New Prime as it has in the hands of the partnership.

    1. THE 75% TEST. At least 75% of New Prime's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of New Prime's trade or business ("dealer property"); (iv) distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by New Prime in exchange for its shares (including the securities offered hereby) during the one-year period following the receipt of such new capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if New Prime, or an owner of 10% or more of New Prime, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. Finally, for rents received to qualify as rents from real property, New Prime generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom New Prime derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by New Prime are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant."

    New Prime, through certain of its subsidiaries, will provide certain services with respect to the properties of Horizon and Prime and any newly acquired properties. Prime and Horizon each believe that the services provided by such subsidiaries are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services has not caused, and will not in the future cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    2. THE 95% TEST. At least 95% of New Prime's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends including New Prime's share of dividends paid by Prime Services Corp (which will own all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership)), Prime Retail Finance, Inc., Prime Retail Finance II, Inc., Prime Retail Finance IV, Inc., Prime Retail Finance V, Inc. and Prime Retail Stores, Inc. (collectively, the "Prime Finance Corporations"), which are corporations for federal income tax purposes, and interest on any obligations not collateralized by an interest in real property and any payments made on behalf of New Prime by a financial institution pursuant to a rate protection agreement will be included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% test. For purposes of determining whether New Prime complies with the 75% and 95% income tests, qualifying income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by New Prime for at least four years and excluding foreclosure property.

    New Prime's investment in the New Prime Properties, through Prime Partnership, in major part will give rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the New Prime Properties or of New Prime's interest in Prime Partnership will generally qualify under the 75% and 95% gross income tests. Each of Prime and Horizon believes that the income on its other investments will not cause New Prime to fail the 75% or 95% gross income test for any year, and each of Prime and Horizon anticipates that this will continue to be the case for New Prime.

    Even if New Prime fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) New Prime's failure to comply was due to reasonable cause and not to willful neglect; (ii) New Prime reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, New Prime, however, will still be subject to a 100% tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less certain adjustments.

    New Prime, through Prime Services Corp (which will own all of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership)) will provide certain services with respect to the properties of New Prime and any newly acquired properties. Prime believes that the services provided by Prime Services Corp and its subsidiaries are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore the provision of such services has not caused, and will not in the future cause, the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

    ANNUAL DISTRIBUTION REQUIREMENTS. New Prime, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of New Prime's REIT taxable income (computed without regard to the dividends paid deduction and New Prime's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before New Prime timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that New Prime does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    Each of Prime and Horizon has made and intends to continue, and intends for New Prime, to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of Prime Partnership authorizes New Prime, as general partner, to take such steps as may be necessary to cause Prime Partnership to distribute to its partners an amount sufficient to permit New Prime to meet these distribution requirements. It is possible that New Prime may not have sufficient cash or other liquid assets to meet the 95% dividend requirement, due to the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing New Prime's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, New Prime will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause Prime Partnership or other of its subsidiaries to borrow funds) in order to satisfy the distribution requirement.

    FAILURE TO QUALIFY. If New Prime fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, New Prime will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which New Prime fails to qualify will not be required and, if made, will not be deductible by New Prime. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, New Prime also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

                          PRIME PARTNERSHIP AND HGP LP
                          SELECTED UNAUDITED PRO FORMA
                                 FINANCIAL DATA

    The following table sets forth the selected unaudited pro forma financial data for Prime Partnership and HGP LP after their giving effect to the Transactions as if it had occurred on the dates indicated herein and the other pro forma adjustments described in the notes to the unaudited pro forma financial statements included elsewhere in the Joint Consent Solicitation Statement/Prospectus/Information Statement.

    The selected unaudited pro forma operating data are presented as if the Transactions had been consummated at the beginning of the earliest period presented.

    The selected unaudited pro forma balance sheet data is presented as if the Transactions had occurred on December 31, 1997. The Transactions have been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the Transactions have been made.

    The selected pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the unaudited pro forma financial statements and notes thereto included elsewhere in the Joint Consent Solicitation Statement/Prospectus/Information Statement.

    The selected unaudited pro forma operating and balance sheet data are presented for comparative purposes only and are not necessarily indicative of what the actual results of Prime Partnership and Horizon Partnership would have been for the period and dates presented nor does such data purport to represent the results of future periods.

                          PRIME PARTNERSHIP AND HGP LP

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                                                               PRO FORMA
                                                                                     -----------------------------
                                                                                     YEAR ENDED DECEMBER 31, 1997
                                                                                     -----------------------------
                                                                                     PRIME PARTNERSHIP    HGP LP
                                                                                     -----------------  ----------
                                                                                       (IN THOUSANDS, EXCEPT PER
                                                                                           UNIT INFORMATION)
OPERATING DATA:
REVENUES
Base rents.........................................................................     $   175,548     $   27,416
Percentage rents...................................................................           8,140            151
Tenant reimbursements..............................................................          66,732          9,341
Income from investment partnerships................................................             243             --
Interest and other.................................................................          15,593          2,638
                                                                                     -----------------  ----------
    Total revenues.................................................................         266,256         39,546
EXPENSES
Property operating.................................................................          51,261          7,862
Real estate taxes..................................................................          19,655          3,782
Depreciation and amortization......................................................          61,670          4,489
General and administrative.........................................................           7,232          3,500
Interest...........................................................................          81,210         10,034
Impairment and severance...........................................................              --          6,949
Other charges......................................................................           6,988          2,696
                                                                                     -----------------  ----------
    Total expenses.................................................................         228,016         39,312
                                                                                     -----------------  ----------
INCOME BEFORE MINORITY INTERESTS...................................................          38,240            234
Income allocated to minority interests.............................................             (76)            --
                                                                                     -----------------  ----------
Income from continuing operations..................................................          38,164            234
Income allocated to preferred unitholders..........................................          23,245             --
                                                                                     -----------------  ----------
NET INCOME APPLICABLE TO COMMON UNITS..............................................     $    14,919     $      234
                                                                                     -----------------  ----------
                                                                                     -----------------  ----------
EARNINGS PER COMMON UNIT:
  General partner..................................................................     $      0.32     $     0.07
                                                                                     -----------------  ----------
                                                                                     -----------------  ----------
  Limited partners.................................................................     $      0.32     $     0.07
                                                                                     -----------------  ----------
                                                                                     -----------------  ----------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner..................................................................          33,587          2,770
  Limited partners.................................................................          12,391            619
                                                                                     -----------------  ----------
                                                                                             45,978          3,389
                                                                                     -----------------  ----------
                                                                                     -----------------  ----------

                                                                                           DECEMBER 31, 1997
                                                                                     -----------------------------
                                                                                           PRIME
                                                                                        PARTNERSHIP       HGP LP
                                                                                     -----------------  ----------
BALANCE SHEET DATA:
Investment in rental property, net.................................................    $   1,751,257    $  157,099
Total assets.......................................................................        1,867,030       176,749
Total debt.........................................................................        1,095,841       127,387
Minority interests.................................................................            3,666            --
Partners' capital..................................................................          714,062        40,565

                               PRIME PARTNERSHIP
                       SELECTED HISTORICAL FINANCIAL DATA

    The following sets forth summary historical financial data for the three years ended December 31, 1997, 1996 and 1995, the periods from January 1, 1994 to March 21, 1994 and March 22, 1994 to December 31, 1994 and the year ended December 31, 1993 are derived from the consolidated financial statements of Prime Partnership and Prime Retail Properties. The Combined Financial Statements for Prime Retail Properties combine the balance sheet data and results of operations of eleven predecessor partnerships, the 40% equity interest in two predecessor partnerships that previously owned properties, and the management and development operations acquired by Prime from PGI in connection with the Prime IPO. Because of the Prime IPO and the related transactions pertaining to the formation of Prime, results of operations for Prime Partnership after March 21, 1994 are not comparable for recent periods. The following financial information should be read in conjunction with, the financial statements, notes thereto and other financial information included elsewhere in this Joint Consent Solicitation Statement/ Prospectus/Information Statement.

                (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                PRIME PARTNERSHIP
                                                                                                   PREDECESSOR
                                                         PRIME PARTNERSHIP                          (COMBINED)
                                           ----------------------------------------------  ----------------------------
                                                                             PERIOD FROM    PERIOD FROM
                                                                              MARCH 22       JANUARY 1
                                               YEAR ENDED DECEMBER 31,           TO             TO         YEAR ENDED
                                           -------------------------------  DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                             1997       1996       1995         1994           1994           1993
                                           ---------  ---------  ---------  -------------  -------------  -------------
Total revenue............................  $ 129,092  $  89,040  $  77,398    $  45,369      $   6,330      $  21,800
Total expenses...........................    109,077     81,170     63,542       35,233          8,738         25,673
                                           ---------  ---------  ---------  -------------  -------------  -------------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS..............................     20,015      7,870     13,856       10,132         (2,408)        (3,873)
Income allocated to minority interests...       (189)      (140)      (167)         (46)        --             --
                                           ---------  ---------  ---------  -------------  -------------  -------------
INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEM...................................     19,826      7,730     13,689       10,086         (2,408)        (3,873)
Extraordinary item.......................     (2,061)    (4,280)    --           --             --             --
                                           ---------  ---------  ---------  -------------  -------------  -------------
NET INCOME (LOSS)........................     17,765      3,450     13,689       10,086      $  (2,408)     $  (3,873)
                                                                                           -------------  -------------
                                                                                           -------------  -------------
Income allocated to preferred
  unitholders............................     12,995     14,236     20,944       16,290
                                           ---------  ---------  ---------  -------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS..................................  $   4,770  $ (10,786) $  (7,255)   $  (6,204)
                                           ---------  ---------  ---------  -------------
                                           ---------  ---------  ---------  -------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS:
  General partner........................  $   3,305  $  (5,193) $  (1,724)   $  (1,465)
  Limited partner........................      1,465     (5,593)    (5,531)      (4,739)
                                           ---------  ---------  ---------  -------------
Total....................................  $   4,770  $ (10,786) $  (7,255)   $  (6,204)
                                           ---------  ---------  ---------  -------------
                                           ---------  ---------  ---------  -------------
EARNINGS (LOSS) PER COMMON UNIT:
  General partner (including $0.07 and
    $0.25 net loss per unit from
    extraordinary item in 1997 and 1996,
    respectively)........................  $    0.17  $   (0.63) $   (0.60)   $   (0.51)
                                           ---------  ---------  ---------  -------------
                                           ---------  ---------  ---------  -------------
  Limited partner (including $0.07 and
    $0.25 net loss per unit from
    extraordinary item in 1997 and 1996,
    respectively)........................  $    0.17  $   (0.63) $   (0.60)   $   (0.51)
                                           ---------  ---------  ---------  -------------
                                           ---------  ---------  ---------  -------------
WEIGHTED AVERAGE UNITS OUTSTANDING:
  General partner........................     19,189      8,221      2,875        2,850
  Limited partner........................      8,505      8,855      9,221        9,221
                                           ---------  ---------  ---------  -------------
Total....................................     27,694     17,076     12,096       12,071
                                           ---------  ---------  ---------  -------------
                                           ---------  ---------  ---------  -------------

                                                           PRIME PARTNERSHIP
                                                   ---------------------------------
                                                                                         PRIME RETAIL PROPERTIES (COMBINED)
                                                             DECEMBER 31,             -----------------------------------------
                                                   ---------------------------------  DECEMBER 31,    MARCH 21,   DECEMBER 31,
                                                      1997        1996       1995         1994          1994          1993
                                                   -----------  ---------  ---------  -------------  -----------  -------------
Balance Sheet Data:
Rental property (before accumulated
  depreciation)..................................   $ 904,518   $ 604,751  $ 454,471    $ 376,181     $ 180,170     $ 185,394
Net investment in rental property................     822,502     583,081    414,282      349,513       164,159       169,674
Total assets.....................................     911,834     670,347    462,758      386,198       186,034       190,685
Bonds and notes payable..........................     515,265     499,523    305,954      214,025       188,378       184,037
Total liabilities................................     548,542     526,584    326,094      232,917       198,244       197,400
Total partners' capital (deficit)................     359,381     139,777    132,257      (11,217)      (12,210)       (6,715)

                                                                                                        PRIME PARTNERSHIP
                                                                     PRIME RETAIL, L.P.               PREDECESSOR (COMBINED)
                                                        --------------------------------------------  ----------------------
                                                                                           PERIOD       PERIOD       YEAR
                                                                                          MARCH 22      JAN. 1       ENDED
                                                              YEAR ENDED DEC. 31,            TO           TO       DEC. 31,
                                                        -------------------------------   DEC. 31,     MARCH 21,   ---------
                                                          1997       1996       1995        1994         1994        1993
                                                        ---------  ---------  ---------  -----------  -----------  ---------
Supplemental Data:
Funds from operations (1).............................  $  48,187  $  34,652  $  29,046   $  22,154    $     139   $   4,351
Ratio of earnings to combined fixed charges and
  preferred unit distributions(2).....................      1.06x     --         --          --           --          --
Excess of combined fixed charges and preferred unit
  dividends over earnings (2).........................  $  --      $  (9,745) $ (10,262)  $  (7,507)   $  (2,366)  $  (4,423)
Net cash (used in) provided by operating activities...  $  46,695  $  42,245  $  32,272   $  17,573    $  (1,873)  $  14,450
Net cash used in investing activities.................  $(229,702) $(232,291) $ (81,967)  $(149,435)   $  (1,239)  $ (54,210)
Net cash provided by financing activities.............  $ 185,366  $ 179,042  $  56,634   $ 134,845    $   4,087   $  39,907
Distributions declared per common unit................  $    1.18  $    1.18(3) $   0.623  $  --       $  --       $  --
Factory outlet GLA (sq. ft.)..........................      7,217      5,780      4,331       3,382        1,839       1,839

------------------------
NOTES:

(1) Prime Partnership management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Prime Partnership, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. Prime Partnership has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. In March 1995, NAREIT issued a clarification of its definition of FFO. Although Prime Partnership has adopted the NAREIT definition of FFO, Prime Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Prime Partnership may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Prime Partnership's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income
    (loss) before allocation to minority interests and preferred unitholders to FFO is as follows:

                                                                                             PRIME PARTNERSHIP
                                                        PRIME PARTNERSHIP                  PREDECESSOR (COMBINED)
                                          ----------------------------------------------  ------------------------
                                                                               PERIOD       PERIOD
                                                                              MARCH 22      JAN. 1
                                                 YEAR ENDED DEC. 31,             TO           TO       YEAR ENDED
                                          ---------------------------------   DEC. 31,     MARCH 21,    DEC. 31,
                                            1997        1996        1995        1994         1994         1993
                                          ---------  -----------  ---------  -----------  -----------  -----------
Income (loss) before allocations to
  minority interests and preferred
  unitholders...........................  $  20,015  $  14,001(i) $  13,856   $  10,132    $  (2,408)   $  (3,873)
FFO ADJUSTMENTS
Depreciation and amortization...........     26,414     18,703       14,884       9,508        2,173        7,504
Unconsolidated joint venture
  adjustments (ii)......................      1,758      1,948          306       2,514          374          720
                                          ---------  -----------  ---------  -----------  -----------  -----------
FFO before allocation to minority
  interests and preferred unitholders...  $  48,187  $  34,652    $  29,046   $  22,154    $     139    $   4,351
                                          ---------  -----------  ---------  -----------  -----------  -----------
                                          ---------  -----------  ---------  -----------  -----------  -----------

------------------------

NOTES:

    (i) Excludes a nonrecurring charge of $6,131 related to the prepayment of a long-term debt during 1996.

    (ii) Amounts include net preferential partner distributions from a joint venture partnership of $400, $162 and $2,538 for the years ended December 31, 1996 and 1995 and for the period from March 22, 1994 to December 31, 1994, respectively.

 (2) For purposes of these computations, earnings consist of income (loss) less income from unconsolidated investment partnerships, plus fixed charges (excluding capitalized interest). Combined fixed charges and preferred unit dividends consist of interest costs whether expensed or capitalized and amortization of debt issuance costs and preferred unit dividends.

    For the years ended December 31, 1996, 1995, 1994 and 1993, Prime's earnings were inadequate to cover fixed charges and preferred unit distributions. A reconciliation of income (loss) before minority interests to excess of combined fixed charges and preferred unit distributions and dividends over earnings as follows:

                                                                                                  PRIME PARTNERSHIP
                                                     PRIME RETAIL, L.P.                              PREDECESSOR
                                 ----------------------------------------------------------  ----------------------------
                                                                               PERIOD FROM    PERIOD FROM
                                  YEAR ENDED     YEAR ENDED     YEAR ENDED     MARCH 22 TO   JANUARY 1 TO    YEAR ENDED
                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,     MARCH 21,    DECEMBER 31,
                                     1997           1996           1995           1994           1994           1993
                                 -------------  -------------  -------------  -------------  -------------  -------------
Income (loss) before minority
  interests....................    $  20,015      $   7,870      $  13,856      $  10,132      $  (2,408)     $  (3,873)
Interest incurred..............       39,078         26,853         22,394          8,491          2,585          9,277
Amortization of capitalized
  interest.....................          343            284            222            152             42            161
Amortization of debt issuance
  costs........................        2,330          2,407          3,309          2,160            695            362
Amortization of interest rate
  protection contracts.........        1,390          1,383          1,276            797         --             --
Less interest earned on
  interest rate protected
  contracts....................         (115)          (201)          (721)          (224)        --             --
Less capitalized interest......       (3,818)        (3,462)        (2,675)        (1,277)        --               (711)
                                 -------------  -------------  -------------  -------------  -------------  -------------
  Earnings.....................       59,223         35,134         37,661         20,231            914          5,216
                                 -------------  -------------  -------------  -------------  -------------  -------------
Interest incurred..............       39,078         26,853         22,394          8,491          2,585          9,277
Amortization of debt issuance
  costs........................        2,330          2,407          3,309          2,160            695            362
Amortization of interest rate
  protection contracts.........        1,390          1,383          1,276            797         --             --
Preferred unit distributions...       12,995         14,236         20,944         16,290         --             --
                                 -------------  -------------  -------------  -------------  -------------  -------------
  Combined Fixed Charges and
    Preferred Unit
    Distributions..............       55,793         44,879         47,923         27,738          3,280          9,639
                                 -------------  -------------  -------------  -------------  -------------  -------------
Excess of Combined Fixed
  Charges and Preferred Unit
  Distributions over
  Earnings.....................  --$.........     $  (9,745)     $ (10,262)     $  (7,507)     $  (2,366)     $  (4,423)
                                 -------------  -------------  -------------  -------------  -------------  -------------
                                 -------------  -------------  -------------  -------------  -------------  -------------
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Unit Distributions...........         1.06         --             --             --             --             --
                                 -------------  -------------  -------------  -------------  -------------  -------------
                                 -------------  -------------  -------------  -------------  -------------  -------------

------------------------

 (3) Excludes a special cash distribution of $0.145 per Prime Partnership Common Unit paid in July 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              OF PRIME PARTNERSHIP
      (AMOUNTS IN THOUSANDS, EXCEPT UNIT AND PER SQUARE FOOT INFORMATION)

INTRODUCTION

    The following discussion and analysis of the consolidated financial condition and results of operations of Prime Partnership and the Prime Partnership Predecessor (as defined herein) should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement. The combined financial statements of Prime Partnership combine the balance sheet data and results of operations of the Prime Partnership Predecessor which were contributed to Prime Partnership simultaneously with the completion, on March 22, 1994, of the Prime IPO. Historical results and percentage relationships set forth herein are not necessarily indicative of future operations.

CAUTIONARY STATEMENTS

    The following discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements which reflect management's current views with respect to future events and financial performance. Such forward-looking statements are subject to certain risks and uncertainties; including, but not limited to, the effects of future events on Prime Partnership's financial performance; the risk that Prime Partnership may be unable to finance its planned development activities; risks related to the retail industry in which Prime Partnership's factory outlet centers compete, including the potential adverse impact of external factors, such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences; risks associated with Prime Partnership's property acquisition activities, such as the lack of predictability with respect to financial returns; risks associated with Prime Partnership's property development activities, such as the potential for cost overruns, delays and the lack of predictability with respect to the financial returns associated with these development activities; the risk of potential increases in market interest rates from current levels; risks associated with Prime Partnership's property acquisition activities, such as the uncertainty as to whether these transactions may be completed and the lack of predictability with respect to the financial returns; and risks associated with real estate ownership, such as the potential adverse impact of changes in local economic climate on the revenues and the value of Prime Partnership's properties.

PORTFOLIO GROWTH

    Prime Partnership has grown by developing and acquiring factory outlet centers and expanding its existing factory outlet centers. Prime Partnership's factory outlet portfolio consisted of 28 operating factory outlet centers totaling 7,217,000 square feet of GLA at December 31, 1997, compared to 21 factory outlet centers totaling 5,780,000 square feet of GLA at December 31, 1996, and 17 factory outlet centers totaling 4,331,000 square feet of GLA at December 31, 1995.

    During 1997, Prime Partnership purchased seven factory outlet centers totaling 1,221,000 square feet of GLA and opened four expansions to existing factory outlet centers totaling 224,000 square feet of GLA. Additionally, Prime Partnership acquired its joint venture partner's 25% partnership interest in Buckeye Factory Shops Limited Partnership ("Buckeye") on September 2, 1997 and now owns 100% of this factory outlet center with 205,000 square feet of GLA. During 1996, Prime Partnership opened two new factory outlet centers and nine expansions, and acquired two factory outlet centers from an unrelated third party, adding 1,449,000 square feet of GLA in the aggregate. Additionally, Prime Partnership purchased its joint venture partner's first mortgage and 50% partnership interest in Grove City Factory Shops Partnership on November 1, 1996 and owns 100% of this factory outlet center with 533,000 square feet of GLA. The significant increases in the number of Prime Partnership's operating properties and total GLA during 1996 and 1997 are collectively referred to as the "Portfolio Expansion."

RESULTS OF OPERATIONS

    A summary of the consolidated operating results for the years ended December 31, 1997, 1996, and 1995 is presented in TABLE 1. A summary of the operating results for the years ended December 31, 1997, 1996 and 1995 expressed in amounts calculated on a weighted average occupied GLA basis is presented in TABLE 2.

    TABLE 1--CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
REVENUES
Base rents...................................................................  $   78,049  $   54,710  $   46,368
Percentage rents.............................................................       3,277       1,987       1,520
Tenant reimbursements........................................................      37,519      25,254      22,283
Income from investment partnerships..........................................         103       1,239       1,729
Interest and other...........................................................      10,144       5,850       5,498
                                                                               ----------  ----------  ----------
  Total revenues.............................................................     129,092      89,040      77,398

EXPENSES
Property operating...........................................................      29,492      20,421      17,389
Real estate taxes............................................................       9,417       5,288       4,977
Depreciation and amortization................................................      26,704      19,253      15,436
General and administrative...................................................       4,232       3,090       2,830
Interest.....................................................................      36,122      24,532      20,821
Other charges................................................................       3,110       8,586       2,089
                                                                               ----------  ----------  ----------
  Total expenses.............................................................     109,077      81,170      63,542
                                                                               ----------  ----------  ----------

INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM......................      20,015       7,870      13,856
Income allocated to minority interests.......................................        (189)       (140)       (167)
                                                                               ----------  ----------  ----------

INCOME BEFORE EXTRAORDINARY ITEM.............................................      19,826       7,730      13,689
Extraordinary item--loss on early extinguishment of debt.....................      (2,061)     (4,280)     --
                                                                               ----------  ----------  ----------

NET INCOME...................................................................      17,765       3,450      13,689
Income allocated to preferred unitholders....................................      12,995      14,236      20,944
                                                                               ----------  ----------  ----------

NET INCOME (LOSS) APPLICABLE TO COMMON UNITS.................................  $    4,770  $  (10,786) $   (7,255)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
NET INCOME (LOSS) APPLICABLE TO COMMON UNITS:
  General partner............................................................  $    3,305  $   (5,193) $   (1,724)
  Limited partners...........................................................       1,465      (5,593)     (5,531)
                                                                               ----------  ----------  ----------
      Total..................................................................  $    4,770  $  (10,786) $   (7,255)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
EARNINGS (LOSS) PER COMMON UNIT:
  General partner (including $0.07 and $0.25 net loss per unit from
    extraordinary item in 1997 and 1996, respectively).......................  $     0.17  $    (0.63) $    (0.60)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Limited partners (including $0.07 and $0.25 net loss per unit from
    extraordinary item in 1997 and 1996, respectively).......................  $     0.17  $    (0.63) $    (0.60)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
WEIGHTED AVERAGE UNITS OUTSTANDING:
  General partner............................................................      19,189       8,221       2,875
  Limited partners...........................................................       8,505       8,855       9,221
                                                                               ----------  ----------  ----------
      Total..................................................................      27,694      17,076      12,096
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    TABLE 2--STATEMENTS OF OPERATIONS ON A WEIGHTED AVERAGE PER SQUARE FOOT
     BASIS

                                                                                          YEARS ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
GLA at end of period(1)..............................................................      7,326      5,684      4,134
Weighted average occupied GLA........................................................      5,735      4,075      3,458
Executed leases at end of period (GLA)...............................................      6,854      5,252      3,950
Factory outlet centers in operation at end of period(2)..............................         28         21         17
New factory outlet centers opened(2).................................................         --          2          3
Factory outlet centers expanded(2)...................................................          4          9          4
Factory outlet centers acquired(2)...................................................          7          2         --
Community centers in operation at end of period......................................          3          3          3
States operated in at end of period..................................................         20         16         14

PORTFOLIO WEIGHTED AVERAGE PER SQUARE FOOT(2):
REVENUES
Base rents...........................................................................  $   13.61  $   13.43  $   13.41
Percentage rents.....................................................................       0.57       0.49       0.44
Tenant reimbursements................................................................       6.54       6.20       6.44
Interest and other...................................................................       1.79       1.74       2.09
                                                                                       ---------  ---------  ---------
  Total revenues.....................................................................      22.51      21.86      22.38

EXPENSES
Property operating...................................................................       5.14       5.01       5.03
Real estate taxes....................................................................       1.64       1.30       1.44
Depreciation and amortization........................................................       4.66       4.72       4.46
General and administrative...........................................................       0.74       0.76       0.82
Interest.............................................................................       6.30       6.02       6.02
Other charges........................................................................       0.54       2.11(4)      0.60
                                                                                       ---------  ---------  ---------
  Total expenses.....................................................................      19.02      19.92      18.37
                                                                                       ---------  ---------  ---------
Income before minority interests and extraordinary item..............................  $    3.49  $    1.94  $    4.01
                                                                                       ---------  ---------  ---------

FACTORY OUTLET CENTERS WEIGHTED AVERAGE PER SQUARE FOOT(3):
REVENUES
Base rents...........................................................................  $   14.19  $   14.18  $   14.36
Percentage rents.....................................................................       0.63       0.55       0.51
Tenant reimbursements................................................................       6.96       6.75       7.16
Interest and other...................................................................       1.75       0.82       0.66
                                                                                       ---------  ---------  ---------
  Total revenues.....................................................................      23.53      22.30      22.69
EXPENSES
Property operating...................................................................       5.40       5.45       5.54
Real estate taxes....................................................................       1.67       1.29       1.46
Depreciation and amortization........................................................       4.67       4.87       4.38
Interest.............................................................................       6.31       6.82       6.81
Other charges........................................................................       0.43       0.81(5)      0.23
                                                                                       ---------  ---------  ---------
  Total expenses.....................................................................      18.48      19.24      18.42
                                                                                       ---------  ---------  ---------
Income before minority interests, corporate general and administrative expenses, and
 extraordinary item..................................................................  $    5.05  $    3.06  $    4.27
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

------------------------

NOTES:

(1) Includes total GLA in which Prime Partnership receives substantially all of the economic benefit.

(2) Includes factory outlet centers operated under unconsolidated joint venture partnerships with unrelated third parties.

(3) Based on occupied GLA weighted by months of operation.

(4) Includes certain nonrecurring charges of $6,131, or $1.51 per square foot, relating to the prepayment of long-term debt recorded during 1996.

(5) Includes certain nonrecurring charges of $1,806, or $0.51 per square foot, relating to the prepayment of long-term debt recorded during 1996.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31,
  1996

    SUMMARY

    For the year ended December 31, 1997, Prime Partnership reported net income of $17,765. During the third quarter of 1997, the Prime Partnership reported an extraordinary loss of $2,061 related to the prepayment of certain long-term debt. For the year ended December 31, 1997, the net income applicable to common unitholders was $4,770 or $0.17 per common unit. For the year ended December 31, 1996, Prime Partnership reported net income of $3,450. These results included a nonrecurring charge and an extraordinary loss of $6,131 and $4,280, respectively, related to the prepayment of certain long-term debt. For the year ended December 31, 1996, the net loss applicable to common unitholders was $10,786 or $0.63 per common unit.

    REVENUES

    Total revenues were $129,092 for the year ended December 31, 1997, compared to $89,040 for the year ended December 31, 1996, an increase of $40,052, or 45.0%. Base rents increased $23,339, or 42.7%, in 1997 compared to 1996. These increases were primarily due to the Portfolio Expansion, including the effect of the acquisition of seven factory outlet centers from unrelated third parties and Prime Partnership's purchase of its joint venture partner's 25% partnership interest in a factory outlet center on September 2, 1997. Straight-line rents (included in base rents) were $643 and $600 for the years ended December 31, 1997 and 1996, respectively. The average base rent per square foot for new factory outlet leases negotiated and executed by Prime Partnership was $15.52 and $15.36 for the years ended December 31, 1997 and 1996, respectively.

    Percentage rents, which represent rents based on a percentage of sales volume above a specified threshold, increased $1,290, or 64.9%, during the year ended December 31, 1997 compared to the same period in 1996. This increase was attributable to higher reported merchant sales in 1997 and the Portfolio Expansion.

    As summarized in TABLE 3, merchant sales reported to Prime Partnership increased by $389.9 million, or 37.3%, to $1,434.2 million from $1,044.3 million for the years ended December 31, 1997 and 1996, respectively. The increase in total reported merchant sales is primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in 1997. The weighted average reported merchant sales per square foot increased by 3.1% to $236.20 per square foot in 1997 from $229.08 per square foot in 1996. Total merchant occupancy cost per square foot increased slightly from $21.12 in 1996 to $21.36 in 1997 but decreased as a percentage of reported sales from 8.64% to 8.39%, respectively. The decrease in the cost of merchant occupancy to reported sales is primarily due to an increase in the weighted average reported merchant sales per square foot for Prime Partnership's entire factory outlet portfolio.

    TABLE 3--SUMMARY OF REPORTED MERCHANT SALES(1)

    A summary of reported factory outlet merchant sales and related data for 1997, 1996 and 1995 follows:

                                                                                   YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                                  1997        1996       1995
                                                                               ----------  ----------  ---------
Total reported merchant sales (in millions)(1)...............................  $  1,434.2  $  1,044.3  $   809.6
                                                                               ----------  ----------  ---------
                                                                               ----------  ----------  ---------
Weighted average reported merchant sales per square foot(2):
  All store sales............................................................  $   236.20  $   229.08  $  235.99
                                                                               ----------  ----------  ---------
                                                                               ----------  ----------  ---------
  Same-space sales...........................................................  $   231.89  $   232.45
                                                                               ----------  ----------
                                                                               ----------  ----------
Total merchant occupancy cost per square foot(3).............................  $    21.36  $    21.12  $   21.64
                                                                               ----------  ----------  ---------
                                                                               ----------  ----------  ---------
Cost of merchant occupancy to reported sales(4)..............................       9.04%       9.22%      9.17%
                                                                               ----------  ----------  ---------
                                                                               ----------  ----------  ---------
Cost of merchant occupancy (excluding marketing contributions) to reported
 sales(5)....................................................................       8.39%       8.64%      8.48%
                                                                               ----------  ----------  ---------
                                                                               ----------  ----------  ---------

------------------------

NOTES:

(1) Total reported merchant sales summarizes gross sales generated by merchants and includes changes in merchant mix and the effect of new space created from the acquisition and opening of new and expanded factory outlet centers. Several of Prime Partnership's factory outlet centers were constructed, expanded or acquired during the time periods contained in TABLE 3 and therefore, reported sales for such new openings, expansions and acquisitions were reported only for the partial period and were not annualized. TABLE 3 should be read in conjunction with the information summarized under the caption "The Prime Partnership Properties".

(2) Weighted average reported sales per square foot is based on reported sales divided by the weighted average square footage occupied by the merchants reporting those sales. Same-space sales is defined as the weighted average reported merchant sales per square foot for space open since January 1, 1996.

(3) Total merchant occupancy cost per square foot includes base rents, percentage rents and tenant reimbursements which includes tenant marketing contributions.

(4) Computed as follows: total merchant occupancy cost per square foot divided by total weighted average reported merchant sales per square foot.

(5) Computed as follows: total merchant occupancy cost per square foot (excluding marketing contributions paid by merchants) divided by total weighted average reported merchant sales per square foot.

    Tenant reimbursements, which represent the contractual recovery from tenants of certain operating expenses, increased by $12,265, or 48.6%, in 1997 over 1996. These increases are primarily due to the Portfolio Expansion, including the effect of the acquisition of seven factory outlet centers from unrelated third parties and Prime Partnership's purchase of its joint venture partnership's first mortgage and 25% partnership interest in a factory outlet center on September 2, 1997.

    As shown in TABLE 4, tenant reimbursements as a percentage of recoverable property operating expenses and real estate taxes was 96.4% in 1997 compared to 98.2% in 1996. These levels reflect Prime Partnership's continued efforts to contain operating expenses at its properties while requiring merchants to pay their pro rata share of these expenses. TABLE 4 sets forth recoveries from merchants as a percentage of total recoverable expenses for 1997, 1996, and 1995:

    TABLE 4--TENANT RECOVERIES AS A PERCENTAGE OF TOTAL RECOVERABLE EXPENSES

                                                   PERCENTAGE OF EXPENSES
YEAR                                              RECOVERED FROM TENANTS(1)
------------------------------------------------  -------------------------
1997............................................              96.4%
1996............................................              98.2%
1995............................................              99.6%

------------------------

NOTE:

(1) Total recoverable expenses include property operating expenses and real estate taxes.

    Income from investment partnerships decreased by $1,136, or 91.7%, to $103 for the year ended December 31, 1997 compared to $1,239 for the year ended December 31, 1996. This decrease reflects Prime Partnership's purchase of (i) its joint venture partner's first mortgage and 50% partnership interest in Grove City Factory Shops Partnership on November 1, 1996 and (ii) its joint venture partner's first mortgage and 25% partnership interest in Buckeye on September 2, 1997. As a result of these acquisitions, Prime Partnership owns 100% of both Grove City Factory Shops and Buckeye Factory Shops. Prior to the acquisition dates, the operating results of these factory outlet centers were accounted for under the equity method of accounting. Commencing on the date of acquisition, the operating results of these factory outlet centers were included in the consolidated results of Prime Partnership.

    Interest and other income increased by $4,294, or 73.4%, to $10,144 during the year ended December 31, 1997 as compared to $5,850 for the year ended December 31, 1996. The increase reflects higher (i) interest income of $2,954,
(ii) gains on sales of land of $988, (iii) municipal assistance income of $903,
(iv) push cart income of $304, (v) temporary tenant income of $218, (vi) lease termination income of $213 and (vii) all other ancillary income of $22. Partially offsetting these increases were reduced property, development and construction management fees and leasing commissions of $1,308. The increase in interest income was primarily due to interest earnings on Prime Partnership's expansion loan escrow account included in restricted cash.

    Property operating expenses increased by $9,071, or 44.4%, to $29,492 in 1997 compared to $20,421 in 1996. Real estate taxes increased by $4,129, or 78.1%, to $9,417 in 1997 from $5,288 in 1996. Depreciation and amortization expense increased by $7,451, or 38.7%, to $26,704 in 1997 compared to $19,253 in 1996. The increases in property operating expenses, real estate taxes, and depreciation and amortization expense were primarily due to the Portfolio Expansion, including the effect of the acquisition of seven factory outlet centers from unrelated third parties and Prime Partnership's purchase of its joint venture partner's first mortgage and 25% partnership interest in a factory outlet center on September 2, 1997.

    TABLE 5--COMPONENTS OF DEPRECIATION AND AMORTIZATION EXPENSE

    The components of depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Buildings and improvements.......................................................  $  13,987  $   9,471  $   8,159
Land improvements................................................................      2,838      2,161      1,440
Tenant improvements..............................................................      7,372      5,165      3,563
Furniture and fixtures...........................................................        847        668        552
Leasing commissions(1)...........................................................      1,660      1,788      1,722
                                                                                   ---------  ---------  ---------
        Total....................................................................  $  26,704  $  19,253  $  15,436
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

------------------------

NOTE:

(1) In accordance with GAAP, leasing commissions is classified as intangible assets. Therefore, the amortization of leasing commissions is reported as a component of depreciation and amortization expense.

    As shown in TABLE 6, interest expense increased by $11,590, or 47.2%, to $36,122 in 1997 compared to $24,532 in 1996. This increase reflects higher interest incurred of $12,194, a reduction in interest earned on interest rate protection contracts of $86, an increase in amortization of deferred financing costs of $11, and an increase in amortization of interest rate protection contracts of $7. Partially offsetting these items was an increase in the amount of interest capitalized in connection with development projects of $708.

    The increase in interest incurred is primarily attributable to an increase of $166,015 in Prime Partnership's average debt outstanding during 1997 compared to 1996. The increase in interest incurred also reflects a slightly higher weighted average interest rate for 1997 compared to 1996. The weighted average interest rates were 7.36% and 7.22% for 1997 and 1996, respectively.

    TABLE 6--COMPONENTS OF INTEREST EXPENSE

    The components of interest expense for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Interest incurred................................................................  $  36,551  $  24,357  $  19,354
Interest capitalized.............................................................     (4,056)    (3,348)    (2,336)
Interest earned on interest rate protection contracts............................       (115)      (201)      (721)
Amortization of deferred financing costs.........................................      2,352      2,341      3,248
Amortization of interest rate protection contracts...............................      1,390      1,383      1,276
                                                                                   ---------  ---------  ---------
        Total....................................................................  $  36,122  $  24,532  $  20,821
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    Other charges decreased by $5,476, or 63.8%, to $3,110 in 1997 compared to $8,586 for 1996. The 1996 amount reflects a nonrecurring loss of $6,131 related to the prepayment of certain long-term debt. Excluding this nonrecurring loss, other charges increased by $655, or 26.7%, in 1997. This increase reflects higher marketing costs of $272, an increase in the provision for uncollectible accounts receivable of $260, an increase in the provision for potentially unsuccessful pre-development efforts of $150, offset by a decrease in other miscellaneous charges of $27.

    TABLE 7--CAPITAL EXPENDITURES

    The components of capital expenditures for 1997, 1996, and 1995 are summarized as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                     1997           1996         1995
                                                                 -------------  -------------  ---------
New developments...............................................  $    34,175    $    33,787    $  59,222
Property acquisitions, net.....................................      191,345(1)     131,593(2)    --
Expansions and renovations.....................................       37,941         20,428       19,237
Re-leasing tenant allowances...................................          561            473          616
                                                                 -------------  -------------  ---------
  Total........................................................  $   264,022    $   186,281    $  79,075
                                                                 -------------  -------------  ---------
                                                                 -------------  -------------  ---------

------------------------

NOTES:

(1) Includes the net assets acquired by Prime Partnership during 1997 consisting of (i) the purchase of seven factory outlet centers ($166,987) and (ii) the purchase of Prime Partnership's joint venture partner's partnership interest in Buckeye ($24,358).

(2) Includes the net assets acquired by Prime Partnership during 1996 consisting of (i) the purchase of two factory outlet centers ($71,770) and (ii) the purchase of Prime Partnership's joint venture partner's partnership interest in Grove City Factory Shops ($57,094).

    TABLE 8--CONSOLIDATED QUARTERLY SUMMARY OF OPERATIONS

                                                                        1997                                   1996
                                                 --------------------------------------------------  ------------------------
                                                   FOURTH        THIRD       SECOND        FIRST       FOURTH        THIRD
                                                   QUARTER      QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Total revenues.................................   $  36,168    $  31,549    $  31,213    $  30,162    $  25,928    $  21,831
Total expenses.................................      28,208       27,175       27,263       26,431       22,043       17,461
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before minority interests and
 extraordinary item............................       7,960        4,374        3,950        3,731        3,885        4,370
Income allocated to minority interests.........         (44)         (63)         (52)         (30)         (33)         (42)
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before extraordinary item........       7,916        4,311        3,898        3,701        3,852        4,328
Extraordinary item--loss on early
 extinguishment of debt........................      --           (2,061)      --           --           --           --
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)..............................       7,916        2,250        3,898        3,701        3,852        4,328
Income allocated to preferred unitholders......       3,715        3,094        3,093        3,093        3,000        3,000
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) applicable to common units...   $   4,201    $    (844)   $     805    $     608    $     852    $   1,328
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) applicable to common units:
  General partner..............................   $   2,985    $    (585)   $     523    $     382    $     521    $     810
  Limited partner..............................       1,216         (259)         282          226          331          518
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Total..........................................   $   4,201    $    (844)   $     805    $     608    $     852    $   1,328
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Earnings per common unit:
  General partner (including $0.07 and $0.35
    net loss per unit from extraordinary item
    in third quarter 1997 and second quarter
    1996, respectively.........................   $    0.12    $   (0.03)   $    0.03    $    0.03    $    0.04    $    0.06
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
  Limited partners (including $0.07 and $0.35
    net loss per unit from extraordinary item
    in third quarter 1997 and second quarter
    1996, respectively)........................   $    0.12    $   (0.03)   $    0.03    $    0.03    $    0.04    $    0.06
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

Weighted average units outstanding:
  General partner..............................      27,295       19,160       15,795       14,344       13,405       13,322
  Limited partners.............................       8,505        8,505        8,505        8,505        8,505        8,508
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Total..........................................      35,800       27,665       24,300       22,849       21,910       21,830
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Distributions paid per common unit:
  General partner..............................   $   0.295    $   0.295    $   0.295    $   0.295    $   0.295    $   0.295(1)
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------
  Limited partners.............................   $   0.295    $   0.295    $   0.295    $   0.295    $   0.295    $   0.295
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------


                                                  SECOND       FIRST
                                                  QUARTER     QUARTER
                                                 ---------  -----------
Total revenues.................................  $  20,150   $  21,131
Total expenses.................................     23,825      17,841
                                                 ---------  -----------
Income (loss) before minority interests and
 extraordinary item............................     (3,675)      3,290
Income allocated to minority interests.........        (40)        (25)
                                                 ---------  -----------
Income (loss) before extraordinary item........     (3,715)      3,265
Extraordinary item--loss on early
 extinguishment of debt........................     (4,280)     --
                                                 ---------  -----------
Net income (loss)..............................     (7,995)      3,265
Income allocated to preferred unitholders......      3,000       5,236
                                                 ---------  -----------
Net income (loss) applicable to common units...  $ (10,995)  $  (1,971)
                                                 ---------  -----------
                                                 ---------  -----------
Net income (loss) applicable to common units:
  General partner..............................  $  (2,820)  $    (468)
  Limited partner..............................     (8,175)     (1,503)
                                                 ---------  -----------
Total..........................................  $ (10,995)     (1,971)
                                                 ---------  -----------
                                                 ---------  -----------
Earnings per common unit:
  General partner (including $0.07 and $0.35
    net loss per unit from extraordinary item
    in third quarter 1997 and second quarter
    1996, respectively.........................  $   (0.89)  $   (0.16)
                                                 ---------  -----------
                                                 ---------  -----------
  Limited partners (including $0.07 and $0.35
    net loss per unit from extraordinary item
    in third quarter 1997 and second quarter
    1996, respectively)........................  $   (0.89)  $   (0.16)
                                                 ---------  -----------
                                                 ---------  -----------
Weighted average units outstanding:
  General partner..............................      3,171       2,875
  Limited partners.............................      9,193       9,221
                                                 ---------  -----------
Total..........................................     12,364      12,096
                                                 ---------  -----------
                                                 ---------  -----------
Distributions paid per common unit:
  General partner..............................  $   0.295   $   0.295
                                                 ---------  -----------
                                                 ---------  -----------
  Limited partners.............................  $   0.219   $   0.227
                                                 ---------  -----------
                                                 ---------  -----------

------------------------

NOTE:

(1) Excludes a special cash distribution of $0.145 per common share relating to Prime's exchange offer completed in June 1996.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31,
  1995

    SUMMARY

    For the year ended December 31, 1996, Prime Partnership reported net income of $3,450. These results included a nonrecurring charge and an extraordinary loss of $6,131 and $4,280, respectively, related to the prepayment of certain long-term debt. For the year ended December 31, 1996, the net loss applicable to common unitholders was $10,786, or $0.63 per common unit. For the year ended December 31, 1995, Prime Partnership reported net income of $13,689. For the year ended December 31, 1995, the net loss applicable to common unitholders was $7,255, or $0.60 per common unit.

    REVENUES

    Total revenues were $89,040 for the year ended December 31, 1996, as compared to $77,398 for the year ended December 31, 1995, an increase of $11,642, or 15.0%. Base rents increased $8,342, or 18.0%, in 1996 compared to 1995. These increases were primarily due to the Portfolio Expansion, including the effect of the acquisition of two factory outlet centers from an unrelated third party on November 1, 1996 and Prime Partnership's purchase of its joint venture partner's 50% partnership interest in a factory outlet center on November 1, 1996. Straight-line rents (included in base rents) were $600 and $931 for the years ended December 31, 1996 and 1995, respectively. The average base rent per square foot for new factory outlet leases negotiated and executed by Prime Partnership was $15.36 and $14.90 for the years ended December 31, 1996 and 1995, respectively.

    As summarized in TABLE 3, merchant sales reported to Prime Partnership increased by $234.7 million, or 29.0%, to $1,044.3 million from $809.6 million for the years ended December 31, 1996 and 1995, respectively. The increase in total reported merchant sales was primarily due to the Portfolio Expansion, including the effect of the acquisition of certain properties in 1996. However, the weighted average reported merchant sales per square foot decreased by 2.9% to $229.08 per square foot from $235.99 per square foot for the years ended December 31, 1996 and 1995, respectively. Prime Partnership's factory outlet centers (including centers operated under partnerships with unrelated third parties) contained an average of 275,238 and 254,765 square feet of GLA at December 31, 1996 and 1995, respectively. The increase in the cost of merchant occupancy to reported sales was primarily due to a decrease in the weighted average reported merchant sales per square foot for Prime Partnership's entire factory outlet portfolio.

    Tenant reimbursements, which represent the contractual recovery from tenants of certain operating expenses, increased by $2,971, or 13.3%, in 1996 over 1995. These increases were primarily due to the Portfolio Expansion, including the effect of the acquisition of two factory outlet centers from an unrelated third party and Prime Partnership's purchase of its joint venture partner's first mortgage and 50% partnership interest in a factory outlet center on November 1, 1996.

    As shown in TABLE 4, tenant reimbursements as a percentage of recoverable operating expenses were 98.2% in 1996 compared to 99.6% in 1995. These levels reflect Prime Partnership's continued efforts to contain operating expenses at its properties while requiring merchants to pay their pro rata share of these expenses. TABLE 4 highlights the trend of recoveries from merchants as a percentage of total recoverable expenses and real estate taxes.

    Income from investment partnerships decreased by $490, or 28.3%, to $1,239 for the year ended December 31, 1996 compared to $1,729 for the year ended December 31, 1995. This decrease reflected Prime Partnership's purchase of its joint venture partner's first mortgage and 50% partnership interest in Grove City Factory Shops Partnership on November 1, 1996. As a result of its acquisition, Prime Partnership owns 100% of this factory outlet center and, therefore, commencing November 1, 1996, its operations were included in the consolidated results of Prime Partnership. Prior to November 1, 1996, Prime Partnership accounted for its interest under the equity method of accounting. The decrease in income from investment partnerships in 1996 compared to 1995 was offset, in part, by the openings of Arizona Factory Shops (Phase II-September
1996) and Buckeye (Phase I-November 1996).

    Interest and other income increased by $352, or 6.4%, to $5,850 during the year ended December 31, 1996 as compared to the year ended December 31, 1995. The increase reflected higher temporary and customer service income, lease termination income, and property management fees of $736, $620, and $149, respectively, partially offset by lower leasing commissions, real estate brokerage commissions, ancillary income, interest income, municipal assistance income, and construction and development management fees of $364, $278, $139, $115, $104 and $47, respectively. Also offsetting this increase was a $106 gain on the sale of land during the year ended December 31, 1995.

    Property operating expense increased by $3,032, or 17.4%, to $20,421 in 1996 compared to $17,389 in 1995. Real estate taxes increased by $311, or 6.2%, to $5,288 in 1996 from $4,977 in 1995. Depreciation and amortization expense increased by $3,817, or 24.7%, to $19,253 in 1996, compared to $15,436 in
1995.The increases in property operating expenses, real estate taxes and depreciation and amortization expense were primarily due to the Portfolio Expansion, including the acquisition of two factory outlet centers from an unrelated third party and Prime Partnership's purchase of its joint venture partner's 50% partnership interest in a factory outlet center on November 1, 1996.

    As shown in TABLE 6, interest expense increased by $3,711, or 17.8%, to $24,532 in 1996 compared to $20,821 in 1995. This increase reflected higher interest incurred of $5,003, an increase in amortization of interest rate protection contracts of $107, and a reduction in interest earned on interest rate protection contracts of $520, partially offset by a decrease in amortization of deferred financing costs of $907 and an increase in the amount of interest capitalized in connection with development projects of $1,012.

    The increase in interest incurred was primarily attributable to an increase of approximately $86,256 in Prime Partnership's average debt outstanding during 1996 compared to 1995. Additionally, the increase in interest incurred was offset by a decrease of 0.59% in the weighted average interest rate for the year ended December 31, 1996 compared to the same period in 1995. The weighted average interest rates were 7.22% and 7.81% for 1996 and 1995, respectively.

    The decrease in amortization of deferred financing costs was primarily attributable to reduced amortization expense related to certain deferred financing costs which were written-off in 1996. These costs were part of the $10,411 nonrecurring loss recorded in the second quarter of 1996 related to a binding loan commitment that Prime Partnership obtained on June 5, 1996 in connection with Prime Partnership's refinancing approximately $253,000 of debt.

    Other charges increased by $6,497 to $8,586 in 1996 compared to $2,089 for 1995. This increase is primarily due to the nonrecurring loss of $6,131 described above. Excluding this nonrecurring charge, other charges increased by $366, or 17.5%, to $2,455 in 1996 reflecting a higher provision for uncollectible accounts receivable of $364, an increase in ground lease expense of $228, offset by a lower provision for potentially unsuccessful pre-development efforts of $204 and a decline in miscellaneous other charges of $24.

LIQUIDITY AND CAPITAL RESOURCES

    SOURCES AND USES OF CASH

    For the year ended December 31, 1997, net cash provided by operating activities was $46,695, net cash used in investing activities was $229,702 and cash provided by financing activities was $185,366.

    The primary uses for investing activities during 1997 included (i) costs associated with the acquisition of seven factory outlet centers and the purchase of an unrelated joint venture partner's 25% partnership interest in a factory outlet center, (ii) costs associated with development and construction of expansions to existing factory outlet centers aggregating 224,000 square feet of GLA which opened during 1997, (iii) costs associated with the completion of factory outlet centers and expansions to existing factory outlet centers aggregating 930,000 square feet of GLA which opened during 1996, and (iv) costs for pre-development activities associated with future developments.

    The sources of cash from financing activities during 1997 included (i) contributions from Prime of $233,019, (ii) proceeds from notes payable of $160,057, and (iii) contributions from limited partners of

$9,710. Such proceeds were partially offset by (i) principal repayments on notes payable of $175,683 and (ii) distributions to partners of $40,890.

    SOURCES AND USES OF CASH--CAPITAL CONTRIBUTIONS

    In February and March 1997, Prime Partnership received capital contributions from Prime of $31,754 (the "February Contribution") that were used (i) to repay certain outstanding indebtedness aggregating $26,500, (ii) to fund development and construction activities, and (iii) for general operating purposes. As a result of the February Contribution, Prime Partnership issued to Prime 2,390,300 Prime Partnership Common Units and 175,800 Prime Partnership Series B Preferred Units.

    On September 8, 1997, Prime Partnership issued 727,273 Prime Partnership Series C Preferred Units at $13.75 per unit pursuant to the initial sale under the private placement (the "Private Placement"). In addition, in September 1997, Prime Partnership received a capital contribution from Prime and issued to Prime 11,500,000 common units (the "September 1997 Contribution"). As a result of the September 1997 Contribution and the initial sale under the Private Placement (collectively, the "September Capital Transactions"), Prime Partnership received proceeds of $161,930. A portion of the proceeds from the September Capital Transactions were used (i) to repay certain outstanding corporate indebtedness aggregating $113,410 and (ii) to acquire the 25% partnership interest of Prime Partnership's joint venture partner in Buckeye for $23,148 (including $22,642 of mortgage indebtedness relating to such property). The remaining proceeds from the September Capital Transactions of $26,192 were used (i) to fund development and construction activities, (ii) to fund property acquisitions, and (iii) for general operating purposes.

    On December 2, 1997, Prime Partnership received a capital contribution of $49,045 from Prime and issued to Prime 3,636,363 Prime Partnership Series C Preferred Units. Prime Partnership used such proceeds to acquire Niagara International Factory Outlets and Shasta Factory Stores.

    SOURCES AND USES OF CASH--1997 PROPERTY ACQUISITIONS

    On February 13, 1997, Prime Partnership acquired Oak Creek Factory Stores, Bend Factory Outlets and Factory Outlets at Post Falls from an unrelated third party for an aggregate purchase price of $37,250. Prime Partnership financed the purchase with loan proceeds from a financial institution and a $4,000 promissory note issued to the seller. The operating results of Prime Partnership for 1997 include the results of these acquisitions effective with the closing on February 13, 1997.

    Oak Creek Factory Outlets is located in Sedona, Arizona, which is north of Phoenix and south of the Grand Canyon. Oak Creek Factory Outlets contains approximately 82,000 square feet of GLA and was 100% executed at December 31, 1997. Bend Factory Outlets is located in Bend, Oregon, which is east of Eugene, Oregon and southeast of Portland. Bend Factory Outlets contains approximately 97,000 square feet of GLA and was 86% executed at December 31, 1997. Factory Outlets at Post Falls is located in Post Falls, Idaho, which is 30 miles east of Spokane, Washington. Factory Outlets at Post Falls contains approximately 179,000 square feet of GLA and was 84% executed at December 31, 1997.

    On September 2, 1997, Prime Partnership acquired the 25% partnership interest in Buckeye from its joint venture partner, SBRC, for $23,148 (including $22,642 of mortgage indebtedness relating to such property), thereby increasing its ownership percentage in such property to 100%. Prior to September 2, 1997, Prime Partnership accounted for its 75% investment in Buckeye using the equity method of accounting. Commencing September 2, 1997, the operating results of Buckeye are consolidated. Prime Partnership financed the acquisition with proceeds from the September Offering.

    On October 29, 1997, Prime Partnership acquired Tidewater Outlet Mall, Manufacturer's Outlet Mall, Kittery Outlet Village (collectively "Prime Retail Outlets of Kittery"), and Latham Factory Outlet Center

(the "Latham Property") from an unrelated third party for an aggregate purchase price of $26,000. Prime Partnership financed the purchase with proceeds from the September Offering.

    Prime Retail Outlets of Kittery are located in Kittery, Maine and serve the Boston, Massachusetts and Portland, Maine markets. Prime Retail Outlets of Kittery contain approximately 121,000 square feet of GLA, and were 100% executed as of December 31, 1997. The Latham Property is located in Latham, New York, north of Albany, New York and south of Saratoga Springs, New York. The Latham Property contains approximately 43,000 square feet of GLA and was 100% executed as of December 31, 1997.

    On December 2, 1997, Prime Partnership acquired Niagara and Shasta from an unrelated third party for an aggregate purchase price of $101,000 including the assumption of mortgage indebtedness of $31,368. Prime Partnership financed the purchase with proceeds from the September Contribution and the Private Placement.

    Niagara is located in Niagara Falls, New York and serves Buffalo, New York; Ontario, Canada; and tourist markets. Niagara contains approximately 534,000 square feet of GLA and was 88% executed as of December 31, 1997. Shasta is located six miles west of Redding, California and serves the Northern California tourist market. Shasta contains approximately 165,000 square feet of GLA and was 91% executed as of December 31, 1997.

    During 1998, Prime Partnership will explore acquisitions of factory outlet centers in the United States and in Europe as well as consider possible strategic acquisitions of other assets in the retail sector. Prime Partnership has evaluated and is evaluating such opportunities and prospects and will continue to do so throughout 1998. Prime Partnership cannot predict if any transaction will be consummated, nor the terms or form of consideration required.

    PLANNED DEVELOPMENT

    Management believes that there is sufficient demand for continued development of new factory outlet centers and the expansion of certain existing factory outlet centers. Prime Partnership expects to open approximately 751,000 square feet of GLA during 1998. At December 31, 1997, the budgeted remaining capital expenditures for 1998 planned developments aggregated approximately $78,200, while anticipated capital expenditures related to the completion of expansion of existing factory outlet centers opened during 1997 (aggregating 224,000 square feet of GLA) approximated $5,200.

    Management believes that Prime Partnership has sufficient capital and capital commitments to fund the remaining capital expenditures associated with its 1997 and 1998 development activities. These funding requirements are expected to be met, in large part, with the proceeds from various loan facilities, including the financing of certain unencumbered properties. If adequate financing for such development and expansion is not available, Prime Partnership may not be able to develop new centers or expand existing centers at currently planned levels.

    Prime Partnership currently plans to open one new factory outlet center and several expansions in 1999 that are expected to contain approximately 400,000 square feet of GLA, in the aggregate, and have a total expected development cost of approximately $56,000. Prime Partnership expects to fund the development cost of these projects from (i) certain line of credit facilities, (ii) joint venture partners, (iii) retained cash flow from operations, (iv) construction loans, and
(v) contributions from Prime. As of December 31, 1997, there were no material commitments with regard to the construction of the new factory outlet centers and expansions scheduled to open in 1999. There can be no assurance that Prime Partnership will be successful in obtaining the required amount of equity capital or debt financing for the 1999 planned openings or that the terms of such capital raising activities will be as favorable as Prime Partnership has experienced in prior periods.

    DEBT TRANSACTIONS

    On February 13, 1997, Prime Partnership closed on $30,000 of loan facilities with Nomura Asset Capital Corporation ("Nomura"). The transaction provided (i) a $27,000 nonrecourse first mortgage loan (the "First Mortgage Loan"), and (ii) a junior secured loan (the "Junior Secured Loan") of $3,000. The First Mortgage Loan (i) is cross collateralized by first mortgages on three of Prime Partnership's factory outlet centers, (ii) bears a fixed rate of interest of 8.35%, and (iii) requires monthly principal and interest payments pursuant to a 360-month amortization schedule. The Junior Secured Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on the First Mortgage Loan, (ii) bears a variable interest rate at the London Interbank offered rate for 30-day deposits in U.S. dollars ("30-day LIBOR") plus 1.95%, (iii) matures in three years, (iv) requires monthly interest-only payments through April 10, 1998 and (v) monthly principal and interest payments thereafter.

    On July 11, 1997, Prime Partnership's $15,000 unsecured line of credit (the "Unsecured Line") was renewed. The purpose of the Unsecured Line is to provide working capital to facilitate the funding of short-term operating cash needs of Prime Partnership. The Unsecured Line bears an interest rate of 30-day LIBOR plus 2.50% and matures on July 11, 1998. No amounts were outstanding under the Unsecured Line at December 31, 1997.

    In September 1997, Prime Partnership repaid certain outstanding corporate indebtedness aggregating $113,410, including the Junior Secured Loan, with proceeds from contributions from Prime. As a result of the prepayment of such indebtedness, Prime Partnership incurred an extraordinary loss of $1,423 related to the write-off of certain unamortized financing costs. Prime Partnership also incurred an extraordinary loss of $638 related to the write-off of certain unamortized financing costs in connection with the Buckeye Acquisition (see Note 5--"Investment in Partnerships" of the Notes to the Consolidated Financial Statements).

    On November 13, 1997, Prime Partnership closed on a term loan with Nomura Securities (Bermuda) Ltd. ("Nomura Securities") of $53,290 (the "Term Loan"). The Term Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on a first mortgage loan collateralized by 16 of Prime Partnership's factory outlet centers, (ii) bears a variable interest rate of 30-day LIBOR plus 1.95%, (iii) matures on November 11, 1999, (iv) requires monthly interest-only payments through February 10, 1998 and monthly interest payments and quarterly principal payments thereafter that approximate a six-year amortization schedule, and (v) may be subject to earlier principal payments via "mark-to-market" of the underlying debt instrument.

    In addition, on November 13, 1997, Prime Partnership closed on a term loan with Nomura Securities of $3,000 (the "Second Term Loan"). The Second Term Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on a first mortgage loan collaterlized by three of Prime Partnership's factory outlet centers, (ii) bears a variable interest rate of 30-day LIBOR plus 1.95%, (iii) matures on February 13, 2000,
(iv) requires monthly interest-only payments through April 10, 1998 and monthly principal and interest payments thereafter that approximate a five-year amortization schedule, and (v) may be subject to earlier principal payments via "mark-to-market" of the underlying debt instrument.

    On December 2, 1997, Prime Partnership assumed a $31,328 mortgage loan in connection with the purchase of Niagara (the "Niagara Loan"). The Niagara Loan
(i) bears a fixed rate of interest of 6.83%, (ii) requires monthly principal and interest payments that approximates a 25-year amortization schedule, and (iii) is collateralized by Niagara International Factory Outlets.

    On December 31, 1997, Prime Partnership obtained from a financial institution a commitment for a construction mortgage loan in an amount not to exceed $20,396 (the "Construction Mortgage Loan"). The Construction Mortgage Loan (i) bears a variable interest rate at the financial institution's prime rate or, at Prime Partnership's option, a LIBOR index plus 1.75%, (ii) matures on December 31, 1999, and

(iii) requires monthly interest-only payments. The Construction Mortgage Loan is collateralized by a first mortgage on Lebanon Factory Shops, a factory outlet center located in Lebanon, Tennessee. At December 31, 1997, no amounts were outstanding on the Construction Mortgage Loan.

    DEBT REPAYMENTS AND PREFERRED UNIT DISTRIBUTIONS

    Prime Partnership's aggregate indebtedness was $515,265 and $499,523 at December 31, 1997 and 1996, respectively. At December 31, 1997, such indebtedness had a weighted average maturity of 6.5 years and bore interest at a weighted average interest rate of 7.36% per annum. At December 31, 1997, $74,729, or 14.5%, of such indebtedness bore interest at fixed rates and $440,536, or 85.5%, of such indebtedness, including $28,250 of tax-exempt bonds, bore interest at variable-rates. Of the variable-rate indebtedness outstanding at December 31, 1997, $355,996 is scheduled to convert to a fixed rate of 7.782% in November 1998 for the remaining five-year term of such indebtedness.

    At December 31, 1997, Prime Partnership held interest rate protection contracts on all $28,250 of its floating rate tax-exempt indebtedness which expire in 1999 and approximately $355,996 of other floating rate indebtedness which expires in November 1998 (or approximately 80.8% of its total floating rate indebtedness). In addition, Prime Partnership held additional interest rate protection contracts on $43,900 (of which $22,000 expires in July 1998 and $21,900 expires in April 1999) of the $355,996 floating rate indebtedness to further reduce Prime Partnership's exposure to increases in interest rates. See
Note 2-- "Summary of Significant Accounting Policies" and Note 7--"Bonds and Notes Payable" of the Notes to Consolidated Financial Statements for additional information concerning the accounting policies and significant terms of the interest rate protection contracts.

    Prime Partnership's ratio of debt to total market capitalization at December 31, 1997 (defined as total long-term debt divided by the sum of: (a) the aggregate market value of the outstanding Prime Partnership Common Units, assuming the full exchange of Prime Partnership Series C Preferred Units into Prime Partnership Common Units; (b) the aggregate market value of the outstanding units of Prime Partnership Series B Preferred Units; (c) the aggregate liquidation preference of Prime Partnership Series A Preferred Units at $25.00 per unit; and (d) the total long-term debt of Prime Partnership) was 42.4%.

    Prime Partnership is obligated to repay $13,951 and $50,179 of mortgage indebtedness during 1998 and 1999, respectively. Annualized cumulative distributions on Prime Partnership Series A Preferred Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units outstanding as of December 31, 1997 are $6,038, $6,336, and $5,149, respectively. These distributions are payable quarterly, in arrears.

    Prime Partnership anticipates that cash flow from operations, together with cash available from borrowings and other sources, including proceeds from the September Contribution and the Private Placement, will be sufficient to satisfy its debt service obligations, expected distribution requirements and operating cash needs for the next year.

ECONOMIC CONDITIONS

    Substantially all of the merchants' leases contain provisions that somewhat mitigate the impact of inflation. Such provisions include clauses providing for increases in base rent and clauses enabling Prime Partnership to receive percentage rentals based on merchants' gross sales. Substantially all leases require merchants to pay their proportionate share of operating expenses, including common area maintenance, real estate taxes and promotion, thereby reducing Prime Partnership's exposure to increased costs and operating expenses resulting from inflation. At December 31, 1997, Prime Partnership maintained interest rate protection contracts to protect against increases in interest rates on certain floating rate indebtedness (see "--Debt Repayments and Preferred Unit Distributions").

    Prime Partnership intends to reduce operating and leasing risks by managing its existing portfolio of properties with the goal of improving its tenant mix, rental rates and lease terms and attracting high fashion, upscale manufacturers and national brand-name manufacturers as merchants.

YEAR 2000

    Recognizing the need to ensure that Prime Partnership's operations will not be adversely impacted by year 2000 software failures, management has assessed the potential impact of the year 2000 on the processing of date-sensitive information by Prime Partnership's computerized information systems. Based on this assessment, management believes that Prime Partnership's primary computerized information systems are Year 2000 compliant and Prime Partnership's operations will not be adversely impacted by Year 2000 software failures.

FUNDS FROM OPERATIONS

    Management believes that to facilitate a clear understanding of Prime Partnership's operating results, FFO should be considered in conjunction with net income (loss) presented in accordance with GAAP.

    In March 1995, NAREIT established guidelines clarifying the definition of FFO. FFO is defined as net income (loss) (determined in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.

    Prime Partnership generally considers FFO an appropriate measure of liquidity of an equity REIT because industry analysts have accepted it as a performance measure of equity REITs. Prime Partnership's FFO is not comparable to FFO reported by other REITs that do not define the term using the current NAREIT definition or that interpret the current NAREIT definition differently than does Prime Partnership. Therefore, Prime Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Prime Partnership may not be comparable to other similarly titled measures of other reporting companies. Prime Partnership believes that in order to facilitate a clear understanding of its operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of Prime Partnership's performance or to cash flows as a measure of liquidity or ability to make distributions.

    TABLE 9 provides a reconciliation of income before allocation to minority interests and preferred unitholders to FFO for the years ended December 31, 1997, 1996, and 1995. FFO increased $13,535, or 39.1% to $48,187 for year ended
December 31, 1997 from $34,652 for year ended December 31, 1996. The increase in FFO primarily reflects the $6,131 nonrecurring charge related to the prepayment of certain long-term debt in 1996, offset by the Portfolio Expansion, including the effect of the acquisition of certain properties in November 1996.

    TABLE 9--FUNDS FROM OPERATIONS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
Income before allocations to minority interests and preferred unitholders.....  $   20,015  $   14,001  $   13,856
FFO ADJUSTMENTS:
Real estate depreciation and amortization.....................................      26,414      18,703      14,884
Unconsolidated joint venture adjustments......................................       1,758       1,948         306
                                                                                ----------  ----------  ----------
FFO before allocations to minority interests and preferred unitholders........  $   48,187  $   34,652  $   29,046
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                         BUSINESS OF PRIME PARTNERSHIP

GENERAL

    Prime Partnership was organized as a Delaware limited partnership on March 22, 1994. Upon completion of the Prime IPO, Prime, a self-administered and self-managed REIT, became the general partner of Prime Partnership which owns interests in and provides development, leasing, marketing and management services for 28 upscale factory outlet centers and three community shopping centers with a total of 7,217,000 and 424,000 feet of GLA at December 31, 1997, respectively. The Prime Properties are located throughout the United States, generally near large metropolitan areas.

    As used herein, unless the context otherwise requires, the term "Prime Partnership" shall mean Prime Partnership, Prime, its general partner, and those entities owned or controlled by Prime Partnership.

    Prime Partnership's executive offices are located at 100 East Pratt Street, Baltimore, Maryland 21202 (telephone 410-234-0782).

BUSINESS

    Prime Partnership is engaged primarily in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers throughout the United States. Factory outlet centers have become an established segment of the retail industry, enabling value-oriented shoppers to purchase designer and brand-name products directly from manufacturers at discounts generally ranging from 25% to 50% below regular department and specialty store prices.

    Since entering the factory outlet center business in 1988 (through the retail division of PGI, from whom Prime Partnership acquired certain Prime Properties and management and development operations, Prime Partnership has become one of the leading developers and operators in the industry having successfully developed or acquired outlet centers containing approximately 7.2 million square feet of GLA at December 31, 1997, including approximately 1,221,000 square feet of GLA that was acquired and approximately 224,000 square feet of GLA that was developed and completed during 1997.

    Prime Partnership pursues acquisition and development strategies designed to take advantage of growth opportunities in the factory outlet segment of the retail industry and to distinguish itself among its competitors. Prime Partnership strives to differentiate itself from competitors in the outlet center industry by owning and operating larger outlet centers with highly accessible locations, a larger and more diverse merchandising mix, extensive food and recreational amenities and quality architecture and landscaping, all designed to create an upscale environment in which to showcase merchandise and encourage shopping.

    The average outlet center in Prime Partnership's portfolio contains 257,750 square feet of GLA at December 31, 1997, compared to an industry average of approximately 177,656 square feet as reported in January 1997 by VALUE RETAIL NEWS, an industry trade magazine whose advisory board and executive committee includes William H. Carpenter, Jr., President and Chief Operating Officer of Prime Partnership. Management believes that the considerable size of its outlet centers, coupled with Prime Partnership's established base of national and international manufacturers of designer and brand-name merchandise, significantly enhances the competitive position of Prime Partnership's factory outlet centers.

    Management has developed close working relationships with its merchants to understand and better anticipate the merchants' immediate and long-term merchandising strategies and retail space requirements. Prime Partnership established The Manufacturers Forum-Registered Trademark-, an organization of over 100 manufacturers that conducts between three and six industry meetings per year--two of which meetings are held at semi-annual conventions. The meetings are organized and hosted by executives of Prime Partnership and are attended by senior executives from member manufacturers. Industry experts are invited to attend as guest speakers to discuss ideas, trends, data and other issues pertinent to the ongoing growth of the factory outlet center business. The Manufacturers Forum-Registered Trademark- was developed as an educational tool for both Prime

Partnership and the member merchants, including new manufacturers that are investigating opening factory outlet stores, and allows both Prime Partnership and member merchants to stay up-to-date with changes in the industry. Topics discussed at The Manufacturers Forum-Registered Trademark- lead to stronger relationships with key merchants and a shared vision with the manufacturers as to future growth of the industry.

STRATEGIES FOR GROWTH

    Prime Partnership intends, on a long-term basis, to increase its per share FFO and the value of its portfolio of factory outlet centers through the active management and expansion of existing factory outlet centers and the selective acquisition and development of factory outlet centers. FFO does not represent cash flow from operating activities in accordance with GAAP, is not indicative of cash available to fund all of Prime Partnership's cash needs and should not be considered as an alternative to net income or any other GAAP measure as an indicator of Prime Partnership's performance or as an alternative to cash flow as a measure of liquidity or the ability to service debt or pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Prime Partnership--Funds from Operations."

    Prime Partnership intends to continue to increase its FFO per share over time by (i) selectively acquiring, expanding, and developing factory outlet centers that offer strong prospects for cash flow growth and capital appreciation, subject to the availability of debt financing on favorable terms and additional equity capital and (ii) managing, leasing and marketing its portfolio of retail properties to increase consumer traffic, sales per square foot, tenant occupancy levels, and the effective base and percentage rents. While no assurances can be given that Prime Partnership will successfully implement the foregoing objectives, Prime Partnership intends to employ the following strategies:

    - ACQUISITION OF EXISTING OUTLET CENTERS. Prime Partnership explores opportunities to acquire factory outlet centers or interests therein that are compatible with Prime Partnership's existing portfolio and offer attractive yields, potential cash flow growth and capital appreciation. Prime Partnership draws upon its development, leasing, operating and marketing expertise to improve such centers through expansion and/or remerchandising or reletting. Properties may be acquired separately or as part of a portfolio, and may be required for cash and/or in exchange for equity securities of Prime Partnership. During 1997, Prime Partnership acquired seven centers totaling 1,221,000 square feet of GLA for an aggregate purchase price of $164,300.

    - PLANNED DEVELOPMENT OF NEW FACTORY OUTLET CENTERS. Prime Partnership develops new factory outlet centers on sites with favorable demographics, access to interstate highways, good visibility and favorable market conditions that generally can accommodate a minimum of 300,000 square feet of GLA over multiple phases. In March 1997, Prime Partnership commenced construction on the Outlet Village of Lebanon, located east of Nashville, Tennessee. The Outlet Village of Lebanon, which will contain approximately 208,000 square feet of GLA, has a total expected development cost of approximately $28,900 and is expected to open in the second quarter of 1998. In October 1997, Prime Partnership commenced construction on the Outlet Village of Hagerstown located west of Baltimore, Maryland and northwest of Washington, D.C. The Outlet Village of Hagerstown, which will contain approximately 216,000 square feet of GLA, has a total expected development cost of approximately $29,300 and is expected to open in the third quarter of 1998. Management believes that there is sufficient demand for continued development of new factory outlet centers and the expansion of existing outlet centers.

    - STRATEGIC EXPANSIONS OF EXISTING CENTERS. Prime Partnership selectively expands its existing factory outlet centers in phased developments that respond to merchant and consumer demand, thereby maximizing returns from these outlet centers through higher effective rents from new merchants based on the proven success and customer drawing power of existing phases. Prime Partnership expects to open approximately 327,000 square feet of GLA during 1998 in connection with planned expansions of existing centers. As of February 28, 1998, Prime Partnership owned, or held under long-term lease, land contiguous to its outlet centers to construct additional phases totaling approximately 1,500,000 square feet of GLA. Prime Partnership also holds options to purchase property adjoining its existing factory outlet centers upon which additional expansions could be constructed.

    - ACTIVE PROPERTY MANAGEMENT. Prime Partnership monitors and seeks to enhance the operating performance of its centers through intensive merchant and property management, and by providing experienced and professional on-site management. Property managers and marketing directors work with leasing representations of Prime Partnership systematically review merchant performance, merchandising mix and layout in order to improve sales per square foot. Through its intensive management efforts, Prime Partnership attempts to reduce the average occupancy cost on its outlet portfolio while at the same time continuing to provide a high level of merchant and customer service, maintenance and security.

    - INNOVATIVE MARKETING AND PROMOTION. Prime Partnership continuously seeks to increase the sales performance of each factory outlet center and markets its factory outlet centers with promotional materials and advertising strategies that target and attract customers. Substantially all factory outlet centers have an experienced marketing director who creates and administers retail marketing strategies that are designed to highlight each factory outlet center's unique merchandising strengths, customized to the local customer base and demographics. Prime Partnership advertises its centers using a wide variety of media that can include television, radio and print advertising, promotions, billboards, special events, and an extensive public relations program. These activities are supported by quantitative and qualitative market research based on such information gathering techniques as focus groups and detailed customer surveys. To better understand the needs and expectations of its customers, Prime Partnership routinely conducts exit surveys, the results of which are closely reviewed by senior management and, when appropriate, merchants in the center. All of these activities are monitored and reviewed at least quarterly by senior marketing management of Prime Partnership.

COMPETITION

    Prime Partnership's outlet centers compete for customers primarily with outlet centers built and operated by different developers, traditional shopping malls, and "off-price" retailers. Prime Partnership carefully considers the degree of existing and planned competition in a proposed trade area before developing a new outlet center. Merchants of outlet centers carefully avoid direct competition with major retailers and their own full-price stores. Generally, this is accomplished by locating outlet centers at least 20 miles from the nearest regional mall. For this reason, Prime Partnership's outlet centers compete only to a limited extent with traditional retail malls in or near metropolitan areas.

    Prime Partnership's outlet centers compete to a limited extent with various full-price and off-price retailers in the highly fragmented retailing industry. However, management believes that the majority of Prime Partnership's customers visit outlet centers specifically for designer and brand-name goods at discounted prices. Traditional full-and off-price retailers are often unable to provide such a variety of products at attractive prices.

    Because several of Prime Partnership's outlet centers are located in relatively undeveloped areas, there are often other potential sites near Prime Partnership's outlet centers that may be developed into outlet centers by competitors. Seven projects in Prime Partnership's portfolio, Factory Outlets at Post Falls (Post Falls, Idaho), Gulf Coast Factory Shops (Ellenton, Florida), Magnolia Bluff Factory Shops (Darien, Georgia), Ohio Factory Shops (Jeffersonville, Ohio), Oxnard Factory Outlet (Oxnard, California), Prime Retail Outlets of Kittery (Kittery, Maine) and San Marcos Factory Shops (San Marcos, Texas), are located within twelve miles of competing factory outlet centers and, therefore, are subject to direct outlet competition. The existence or development of an outlet center with a more convenient location or lower rents may attract Prime Partnership's merchants or cause them to seek more favorable lease terms at or prior to renewal of their leases and, accordingly, may affect adversely the business, revenues and/or sales volume of Prime Partnership's outlet centers.

    Prime Partnership's community shopping centers compete with similar community shopping centers located in the same geographic trade areas.

RELATIONSHIP WITH MUNICIPALITIES

    Because of the favorable impact that Prime Partnership's properties may have on a local community's economy by generating sales and property taxes and increasing employment in the area, local communities often assist Prime Partnership with respect to zoning, economic incentives or favorable business development legislation. Prime Partnership explores opportunities to obtain incentives from local, county and state governments in connection with the development of its factory outlet centers. Such incentives often fund the cost of off-site sewer and water services to the site, required highway improvements and, on occasion, the cost of land and various on-site improvements.

MORTGAGE AND OTHER DEBT FINANCING OF PRIME PARTNERSHIP

    The following table sets forth certain information regarding the mortgage debt, other debt and tax-exempt financing of Prime Partnership (in thousands except percentages):

                                                                                             ACTUAL DEBT              ESTIMATED
                                                                       ANNUAL    PRINCIPAL   SERVICE PAID              BALLOON
                                                                      INTEREST    BALANCE      FOR YEAR                PAYMENT
                                                                      RATE AT      AS OF        ENDED       MATURITY   DUE AT
DESCRIPTION                                                   NOTES   12/31/97   12/31/97      12/31/97       DATE    MATURITY
------------------------------------------------------------  -----   --------   ---------   ------------   --------  ---------
Variable rate tax-exempt bonds (the "Bonds"), collateralized
  by properties in Chattanooga, TN and Knoxville, TN........   (1)      3.85%    $  28,250     $  1,097           (1) $  28,250(1)

Urban Development Action Grant Loans, collateralized by
  property in Chattanooga, TN...............................   (2)      6.00%        4,650          264           (2)     1,462(2)

Term loan, LIBOR plus 1.95%, quarterly principal and monthly interest payments, collateralized by excess cash flow of
  sixteen properties located throughout the United States...   (3)      7.95%       53,290       56,581     11/11/99     39,238

Term loan, LIBOR plus 1.95%, monthly principal and interest
  payments, collateralized by excess cash flow of three
  properties located throughout the United States...........   (3)      7.95%        3,000        3,141     02/13/00      2,131

Unsecured Promissory Note, LIBOR plus 3.50%, interest-only
  payments..................................................   (4)        --            --       16,876           (4)        --

Unsecured Line of Credit, $15,000 LIBOR plus 2.50%,
  interest-only payments....................................   (5)      8.50%           --       58,210      7/11/98         --

Mortgage Loan, LIBOR plus 1.51%, monthly installments of
  $2,580 including interest, collateralized by sixteen
  properties located throughout the United States...........            7.51%      355,996       28,548     11/11/03     40,436

Mortgage Loan, 8.35% monthly installments of $215 including
  interest, collateralized by three properties located
  throughout the United States..............................            8.35%       26,784        2,095     06/11/07      2,507

                                                                                             ACTUAL DEBT              ESTIMATED
                                                                       ANNUAL    PRINCIPAL   SERVICE PAID              BALLOON
                                                                      INTEREST    BALANCE      FOR YEAR                PAYMENT
                                                                      RATE AT      AS OF        ENDED       MATURITY   DUE AT
DESCRIPTION                                                   NOTES   12/31/97   12/31/97      12/31/97       DATE    MATURITY
------------------------------------------------------------  -----   --------   ---------   ------------   --------  ---------
Mortgage Loan, 9.375%, monthly installments of $71 including
  interest, collateralized by property in Lombard, IL.......            9.38%        6,735          846     03/01/04      5,038

Mortgage Loan, 7.50%, monthly installments of $29 including
  interest, collateralized by property in Knoxville, TN.....            7.50%        3,732          343     06/22/00      3,581

Mortgage Loan, 8.50%, unsecured, quarterly interest-only
  payments, collateralized by three properties located
  throughout the United States..............................   (6)      8.50%           --        4,185           (6)        --

Mortgage Loan, 6.83%, monthly installments of $218 including interest, collateralized by property in Niagara Falls,
  NY........................................................            6.83%       31,328          218      06/1/06     25,888

Unsecured term loan, 8.25%, monthly interest-only payments,
  collateralized by properties in Loveland, CO and Odessa,
  MO........................................................            8.25%        1,500       11,358     08/31/98        500
                                                                                 ---------   ------------             ---------

                                                                                 $ 515,265     $183,762               $ 150,031
                                                                                 ---------   ------------             ---------
                                                                                 ---------   ------------             ---------

--------------------------

Notes:

(1) Floating rate adjusted weekly or monthly by a third party remarketing agent. The Bonds consist of four issues. For two issues in the aggregate principal amount of $19,250,000, the floating rate shall be no less than 80% and no more than 120% of the average of the rate of no less than ten other tax-exempt bond issues of a similar credit rating. For two issues in the aggregate principal amount of $9,000,000, the floating rate shall be no less than 90% or more than 120% of the average of the rate of no less than five other comparable tax-exempt bond issues. Two issues in the aggregate principal amount of $19,250,000 mature in December 2012 and two other issues in the aggregate principal amount of $9,000,000 mature in December 2014. In March 1994, Prime Partnership purchased five-year interest rate caps to protect Prime Partnership against increases in a specified underlying tax-exempt bond index above 3.0% the first year, 3.5% the second year, 4.0% the third year, 4.5% the fourth year and 5.0% the fifth year. The Estimated Balloon Payment Due at Maturity for these Bonds in the table above reflects the aggregate principal amount due for all four issues. On December 31, 1997, the Bonds were collateralized by letters of credit (the "Letters of Credit") issued by a group of financial institutions pursuant to a master letter of credit agreement. A letter of credit fee of 1.0% per annum of the stated amount of the Letters of Credit is payable quarterly in advance to such financial institutions. The Letters of Credit were collateralized by a reimbursement agreement under the master letter of credit agreement (the "Reimbursement Agreement") which obligates an insurance company to reimburse the financial institutions for any funds drawn on the Letters of Credit. In addition, in March 1994, the issuing partnerships, Prime Partnership and an insurance entered into standby bond purchase and indemnity agreements (the "Standby Agreements") in order to address the scheduled expirations of various credit enhancements, including the Letters of Credit, through March 21, 1999.

(2) The loans are due under four separate promissory notes. Two notes in the aggregate principal amount of $3,823,000 mature in August 2016 and two other notes in the aggregate principal amount of $827,000 mature in September 2019. No interest was payable on the notes with an aggregate principal amount of $3,823,000 until September 1995, however, interest accrued on such notes at 3% per annum until that time. After September 1995, interest is payable monthly at 3% per annum for two years. Thereafter, payments of principal and interest will be payable monthly in an amount that would fully amortize the loan at a rate of 6% per annum over a period of 21 years with a balloon payment due in August 2016 provided that Prime Partnership maybe required to pay the remaining balance of the loan in August 2014. With respect to the remaining promissory notes in an aggregate principal amount of $827,000, interest accrues at 3% per annum through September 1994. After September 1994, interest is payable at 3% per annum for three years. Thereafter, payments of principal and interest are payable monthly in an amount that would fully amortize the loan at a rate of 6% per annum over a period of 22 years with the final installment due in September 2019 provided that Prime Partnership may be required to pay the remaining balance of the loan in September 2017. The Estimated Balloon Payment Due at Maturity for these notes in the table above reflects the principal amount due at the first call date. In addition, the notes that aggregate $3,823,000 entitle the City of Chattanooga to a contingent interest in a cash flow from the project under certain circumstances.

(3) The loan was repaid in full in September 1997. On November 13, 1997, a new loan was entered into with the same terms.

(4) The loan was paid in full on September 2, 1997.

(5) This is a revolving line of credit and, accordingly, debt service payment includes all repayments of advances during 1997.

(6) The loan was paid in full on September 2, 1997.

JOINT VENTURE FINANCING

    Prime Partnership has entered into various joint venture investment partnerships with an unrelated third party that are accounted for under the equity of accounting. The investment partnerships obtain financing for these developments from the unrelated third party. The following table sets forth certain information regarding Prime Partnership's joint venture financings:

                                                                                                 ACTUAL DEBT              ESTIMATED
                                                                ANNUAL    PRINCIPAL   RECOURSE   SERVICE PAID              BALLOON
                                                               INTEREST    BALANCE     AMOUNT      FOR YEAR                PAYMENT
                                                               RATE AT      AS OF      AS OF        ENDED       MATURITY   DUE AT
DESCRIPTION                                            NOTES   12/31/97   12/31/97    12/31/97     12/31/97       DATE    MATURITY
-----------------------------------------------------  -----   --------   ---------   --------   ------------   --------  ---------
                                                                           (000'S)    (000'S)      (000'S)                 (000'S)
Arizona Factory Shops Partnership- notes payable,
  LIBOR plus 1.00% collateralized by property in
  Phoenix, AZ........................................   (1)      7.03%     $ 32,684                $ 3,210            (1)  $30,261
Buckeye Factory Shops Partnership--notes payable,
  LIBOR plus 2.00%, collateralized by property in
  Burbank, OH........................................   (2)      --          --                     23,717            (2)    --
Oxnard Factory Outlet Partners--notes payable, LIBOR
  plus 1.00%, collateralized by property in Oxnard,
  CA.................................................   (3)      6.84%       14,845                  1,495            (3)   14,443
Oxnard Factory Outlet Partners--note payable,
  collateralized by property in Oxnard, CA...........   (4)      4.00%          510   $    153      --            6/9/04       510
                                                                          ---------   --------   ------------             ---------
                                                                           $ 48,039   $    153     $28,422                 $45,214
                                                                          ---------   --------   ------------             ---------
                                                                          ---------   --------   ------------             ---------

------------------------

Notes:

(1) Consists of two notes payable related to an existing construction loan. Interest charged on the notes payable is based on LIBOR plus 1.00%, adjusted according to the underlying LIBOR contracts. Commencing March 1996 and August 1997, monthly principal payments of $55,000 and $23,100 respectively, are required. Assuming the line is fully drawn, the estimated balloon payment due at maturity will be approximately $22,175,792 and 8,085,100, respectively.

(2) The loan was paid in full on September 2, 1997.

(3) Consists of two notes payable related to previously existing construction loans with outstanding balances of $14,845,000 and $0, respectively. Interest charged on the notes payable is based on LIBOR plus 1.00% as of the respective draw dates. Interest is due and payable monthly. Commencing July 1995, a combined monthly principal payment of $33,500 is required with balloon payments totaling $14,433,000 in the aggregate due on December 1 and 13, 1998 (dates of maturity).

(4) Interest accrues commencing on June 9, 1994. Payments are required quarterly, commencing on October 15, 1999. Payments shall be in the amount of 20% of net cash flow, as defined, for the calendar quarter preceding the quarter in which payment is due. Payments shall be applied first to charges assessed by the lender, if any second to interest and third to principal.

CERTAIN TAX INFORMATION

    Prime Partnership's aggregate gross tax basis of depreciable real property and depreciable personal property for federal income tax purposes in the Prime Properties was $859.0 million and $647.1 million as of December 31, 1997 and 1996, respectively. Depreciation on the Prime Properties is computed using the Modified Accelerated Cost Recovery System under the Code over the estimated useful life of the real property and land improvements which ranges from 15 to 39 years. The average annual rate for real property is 2.56% and a variable rate for land improvement ranges from 2.95% to 9.50%. The aggregate real estate tax expenses on the Prime Properties for calendar year 1995 was approximately $5.0 million. Virtually all of Prime Partnership's leases contain provisions requiring merchants to pay as additional rent a proportionate share of real estate taxes, including real estate tax increases resulting from improvements in the applicable Prime Property, and certain other operating expenses.

LEGAL PROCEEDINGS

    Prime Partnership is involved in various legal matters incidental to its business. The outcome of litigation is not susceptible to easy or certain prediction. While an unfavorable outcome in a particular proceeding could have a significant effect on Prime Partnership's consolidated results of operations in a future reporting period, Prime Partnership believes ultimate resolution of these matters, would not, either singly or in the aggregate, significantly affect Prime Partnership's results of operations, liquidity or financial position.

ENVIRONMENTAL MATTERS

    Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or redemption of certain hazardous substances on their property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of the hazardous substances. The costs of redemption or removal may be substantial, and the presence of the hazardous substances, or the failure to promptly remediate them, may adversely affect the owner's ability to sell the real estate or to borrow using the real estate as collateral. In connection with its ownership and operation of the Prime Properties, Prime Partnership may be potentially liable for the costs of removal or remediation of hazardous substances.

    Prime Partnership has no knowledge, nor has Prime Partnership been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous substances in connection with any properties in which any of such entities now has or heretofore had an interest. However, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Prime Properties will not be affected by merchants and occupants of the Prime Properties, by the condition of properties in the vicinity of the Prime Properties (such as the presence of underground storage tanks) or by third parties unrelated to Prime Partnership.

INSURANCE

    Management believes that each of the Prime Properties is covered by adequate fire, flood, and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

EMPLOYEES

    As of December 31, 1997, Prime Partnership had 560 employees. Prime Partnership believes that its relations with its employees are satisfactory.

EXECUTIVE OFFICERS

    The executive officers of Prime, the sole general partner of Prime Partnership, and their ages and positions as of December 31, 1997 were as follows:

            NAME                                                POSITION                                         AGE
----------------------------  -----------------------------------------------------------------------------      ---
Michael W. Reschke            Chairman of the Board, Director                                                        42
Abraham Rosenthal             Chief Executive Officer, Director                                                      48
William H. Carpenter, Jr.     President, Chief Operating Officer, Director                                           46
Glenn D. Reschke              Executive Vice President, Development and Acquisitions, Director                       46
Robert P. Mulreaney           Executive Vice President, Chief Financial Officer and Treasurer                        39
David G. Phillips             Executive Vice President, Operations and Marketing                                     36
C. Alan Schroeder             Executive Vice President, General Counsel and Secretary                                40
R. Bruce Armiger              Senior Vice President, Development and Construction Management Services                52
Steven S. Gothelf             Senior Vice President, Finance                                                         37
Anya T. Harris                Senior Vice President, Marketing and Communications                                    31
John S. Mastin                Senior Vice President, Leasing                                                         51
Steven M. McGhee              Senior Vice President, Operations                                                      43

BIOGRAPHIES OF EXECUTIVE OFFICERS

    For a description of the executive officers of Prime and New Prime, see "Management and Operation of New Prime After the Transactions--Directors and Executive Officers."

                        THE PRIME PARTNERSHIP PROPERTIES

GENERAL

    Prime Partnership's strategy is to build on its reputation and experience in the factory outlet center business and to capitalize on the current trend in value-oriented retailing through the selective acquisition and development of factory outlet centers and the strategic expansion of its existing factory outlet centers. As a fully-integrated real estate company, Prime Partnership provides development, construction, finance, leasing, accounting, marketing and management services for all of its properties. At December 31, 1997, Prime Partnership's portfolio consisted of the following properties: (i) 28 factory outlet centers aggregating 7,217,000 square feet of GLA (including 595,000 square feet of GLA at factory outlet centers owned through joint venture partnerships), (ii) three community shopping centers aggregating 424,000 square feet of GLA and (iii) 159,000 square feet of GLA of office space.

    The following list includes some of the lead tenants in the Prime Partnership's outlet centers based on leases executed as of December 31, 1997:

                                                                                            NUMBER OF     % OF LEASED
TENANT                                                                                       STORES           GLA
----------------------------------------------------------------------------------------  -------------  -------------
PHILLIPS-VAN HEUSEN
  BASS..................................................................................           19          1.82%
  VAN HEUSEN............................................................................           24          1.46
  GEOFFREY BEENE........................................................................           21          1.32
  IZOD..................................................................................           16          0.51
  GANT..................................................................................            6          0.25
                                                                                                  ---         -----
    SUBTOTAL PHILLIPS-VAN HEUSEN........................................................           86          5.36
DRESS BARN, INC.
  WESTPORT, LTD./WESTPORT WOMAN/DRESS BARN..............................................           29          2.75
  SBX...................................................................................            2          0.19
                                                                                                  ---         -----
    SUBTOTAL DRESS BARN, INC............................................................           31          2.94

SARA LEE
  L'EGGS/HANES/BALI/PLAYTEX.............................................................           22          1.46
  CHAMPION..............................................................................            6          0.29
  COACH.................................................................................           11          0.42
  SOCKS GALORE..........................................................................            3          0.06
                                                                                                  ---         -----
  SUBTOTAL SARA LEE.....................................................................           42          2.24

CASUAL CORNER GROUP, INC.
  CASUAL CORNER OUTLET..................................................................           16          1.08
  CASUAL CORNER WOMAN...................................................................            9          0.35
  PETITE SOPHISTICATE...................................................................           16          0.59
                                                                                                  ---         -----
  SUBTOTAL CASUAL CORNER GROUP, INC.....................................................           41          2.01

OFF 5TH-SAKS FIFTH AVENUE...............................................................            8          2.39
LEVI'S OUTLET...........................................................................           16          2.04
BUGLE BOY...............................................................................           23          1.90
MIKASA..................................................................................           16          1.83
GAP.....................................................................................           12          1.74
REEBOK..................................................................................           12          1.57
OSHKOSH B'GOSH/GENUINE KIDS.............................................................           25          1.51
NIKE....................................................................................            9          1.49
SPRINGMAID-WAMSUTTA.....................................................................           14          1.46

                                                                                            NUMBER OF     % OF LEASED
TENANT                                                                                       STORES           GLA
----------------------------------------------------------------------------------------  -------------  -------------
CORNING-REVERE..........................................................................           20          1.44%
JONES NEW YORK..........................................................................           33          1.42
DESIGN'S INC./BOSTON TRADER.............................................................           12          1.38
VANITY FAIR/LEE/WRANGLER/BARBIZON.......................................................            4          1.36
CARTERS.................................................................................           19          1.34
POLO/RALPH LAUREN.......................................................................           11          1.21
READING CHINA & GLASS...................................................................            3          1.05
ANN TAYLOR..............................................................................            8          0.88
JOCKEY..................................................................................           16          0.82
EDDIE BAUER.............................................................................            7          0.80
LIZ CLAIBORNE...........................................................................            5          0.73
AMERICAN OUTPOST........................................................................           13          0.66
NINE WEST...............................................................................           17          0.64
DANSKIN.................................................................................            9          0.64
ESPRIT..................................................................................            5          0.61
GUESS?..................................................................................            7          0.58
J. CREW.................................................................................            6          0.58
BROOKS BROTHERS.........................................................................            7          0.53
DONNA KARAN.............................................................................            8          0.50
BOSE....................................................................................            9          0.50
COUNTY SEAT.............................................................................            6          0.49
VILLEROY & BOCH.........................................................................            8          0.47
TOMMY HILFIGER..........................................................................            9          0.47
SONY....................................................................................            5          0.42
NAUTICA.................................................................................            6          0.29
NORDIC TRACK............................................................................            6          0.24
ANNE KLEIN..............................................................................            3          0.14
ELLEN TRACY.............................................................................            2          0.10
FIRST CHOICE/ESCADA.....................................................................            2          0.05
                                                                                                  ---         -----
TOTAL...................................................................................          601         48.80%
                                                                                                  ---         -----
                                                                                                  ---         -----

    Lead tenants are placed in strategic locations designed to draw customers into the outlet center and to encourage them to shop at more than one store. Prime Partnership continually examines the placement of tenants within each center and, in collaboration with its tenants, adjusts the size and location of their space within the center to improve sales per square foot.

    Prime Partnership strives to identify tenants with potential credit problems at an early stage by closely monitoring tenant's performance. Prime Partnership has worked successfully to limit its delinquencies and bad debt losses. During the year ended December 31, 1997, total bad debt expense was approximately $970 or .01% of total revenues. Prime Partnership has not lost any material revenue related to tenant bankruptcies or other lease defaults.

PRIME PARTNERSHIP'S OUTLET CENTERS

    The table set forth below summarizes certain information with respect to Prime Partnership's existing centers as of December 31, 1997.

                                                                               GRAND            GLA       PERCENTAGE
FACTORY OUTLET CENTERS                                          PHASE       OPENING DATE     (SQ. FT.)     LEASED(1)
------------------------------------------------------------  ---------  ------------------  ----------  -------------
Niagara International Factory Outlets (2)--Niagara Falls,
  New York..................................................          I           July 1982     300,000          96%
                                                                     II         August 1985     234,000          79
                                                                                             ----------         ---
                                                                                                534,000          88

Prime Retail Outlets of Kittery (3)--Kittery Maine..........          I          April 1984      25,000         100
                                                                     II            May 1984      78,000         100
                                                                    III         August 1989      18,000         100
                                                                                             ----------         ---
                                                                                                121,000         100

Latham Factory Outlets (3)--Latham, New York................          I         August 1987      43,000         100

Warehouse Row Factory Shops(4)--Chattanooga, Tennessee......          I       November 1989      95,000          94
                                                                     II         August 1993      26,000          94
                                                                                             ----------         ---
                                                                                                121,000          94

Oak Creek Factory Stores (5)--Sedona, Arizona...............          I         August 1990      82,000         100

San Marcos Factory Shops--San Marcos, Texas.................          I         August 1990     177,000          99
                                                                     II         August 1991      70,000         100
                                                                    III         August 1993     117,000          98
                                                                   IIIB       November 1994      20,000          91
                                                                   IIIC       November 1995      35,000         100
                                                                                             ----------         ---
                                                                                                419,000          99

Shasta Factory Stores (2)--Anderson, California.............          I         August 1990     165,000          91

Factory Outlets at Post Falls (5)--Post Falls, Idaho........          I           July 1991     111,000          92
                                                                     II           July 1992      68,000          71
                                                                                             ----------         ---
                                                                                                179,000          84

Gulf Coast Factory Shops--Ellenton, Florida.................          I        October 1991     187,000          98
                                                                     II         August 1993     123,000         100
                                                                    III        October 1996      30,000         100
                                                                                             ----------         ---
                                                                                                340,000          99

Triangle Factory Shops--Raleigh-Durham, North Carolina......          I        October 1991     181,000          99
                                                                     II           July 1996       6,000         100
                                                                                             ----------         ---
                                                                                                187,000          99

Coral Isle Factory Shops--Naples/Marco Island, Florida......          I       December 1991      94,000         100
                                                                     II       December 1992      32,000          82
                                                                                             ----------         ---
                                                                                                126,000          95

                                                                               GRAND            GLA       PERCENTAGE
FACTORY OUTLET CENTERS                                          PHASE       OPENING DATE     (SQ. FT.)     LEASED(1)
------------------------------------------------------------  ---------  ------------------  ----------  -------------
Castle Rock Factory Shops--Castle Rock, Colorado............          I       November 1992     181,000          97%
                                                                     II         August 1993      94,000          99
                                                                    III       November 1992      95,000         100
                                                                     IV         August 1993     110,000         100
                                                                                             ----------         ---
                                                                                                480,000          99

Bend Factory Outlets (5)--Bend, Oregon......................          I       December 1992      97,000          86

Ohio Factory Shops--Jeffersonville, Ohio....................          I           July 1993     186,000          98
                                                                     II       November 1993     100,000         100
                                                                    IIB       November 1994      13,000          75
                                                                   IIIA         August 1996      35,000         100
                                                                   IIIB          March 1997      73,000          73
                                                                                             ----------         ---
                                                                                                407,000          93

Gainesville Factory Shops--Gainesville, Texas...............          I         August 1993     210,000          89
                                                                     II       November 1994     106,000          92
                                                                                             ----------         ---
                                                                                                316,000          90

Nebraska Crossing Factory Stores--Gretna, Nebraska*.........          I        October 1993     192,000          88

Rocky Mountain Factory Stores (6)--Loveland, Colorado.......          I            May 1994     139,000         100
                                                                     II       November 1994      50,000         100
                                                                    III            May 1995     114,000         100
                                                                     IV            May 1996      25,000         100
                                                                                             ----------         ---
                                                                                                328,000         100

Oxnard Factory Outlet (7)--Oxnard, California...............          I           June 1994     148,000          88

Grove City Factory Shops (8)--Grove City, Pennsylvania......          I         August 1994     235,000          99
                                                                     II       November 1994      95,000         100
                                                                    III       November 1995      85,000          99
                                                                     IV       November 1996     118,000          99
                                                                                             ----------         ---
                                                                                                533,000          99

Huntley Factory Shops--Huntley, Illinois....................          I         August 1994     192,000          98
                                                                     II       November 1995      90,000          88
                                                                                             ----------         ---
                                                                                                282,000          92

Florida Keys Factory Shops--Florida City, Florida...........          I      September 1994     208,000          88

Indiana Factory Shops--Daleville, Indiana*..................          I       November 1994     208,000          90
                                                                    IIA       November 1996      26,000          35
                                                                                             ----------         ---
                                                                                                234,000          84

Kansas City Factory Outlets (6)--Odessa, Missouri...........          I           July 1995     191,000         100
                                                                     II       November 1996     105,000          66
                                                                                             ----------         ---
                                                                                                296,000          88

                                                                               GRAND            GLA       PERCENTAGE
FACTORY OUTLET CENTERS                                          PHASE       OPENING DATE     (SQ. FT.)     LEASED(1)
------------------------------------------------------------  ---------  ------------------  ----------  -------------
Magnolia Bluff Factory Shops (9)--Darien, Georgia...........          I           July 1995     238,000          89%
                                                                    IIA       November 1995      49,000          99
                                                                    IIB           July 1996      20,000         100
                                                                                             ----------         ---
                                                                                                307,000          91

Arizona Factory Shops (10)--Phoenix, Arizona................          I      September 1995     217,000          98
                                                                     II      September 1996     109,000          93
                                                                                             ----------         ---
                                                                                                326,000          96

Gulfport Factory Shops (11)--Gulfport, Mississippi..........          I       November 1995     228,000          97
                                                                    IIA       November 1996      40,000          82
                                                                    IIB       November 1997      38,000          38
                                                                                             ----------         ---
                                                                                                306,000          88

Buckeye Factory Shops (12)--Burbank, Ohio...................          I       November 1996     205,000          95

Carolina Factory Shops--Gaffney, South Carolina.............          I       November 1996     235,000          95
                                                                                             ----------         ---

Total Factory Outlet Centers (13)                                                             7,217,000          94%
                                                                                             ----------         ---
                                                                                             ----------         ---

------------------------

NOTES:

   * Prime Partnership will transfer its interests in this property to HGP LP upon the consummation of the Transactions.

 (1) Percentage reflects fully executed leases as of December 31, 1997 as a percent of square feet of GLA.

 (2) Prime Partnership acquired this factory outlet center on December 2, 1997 from an unrelated third party.

 (3) Prime Partnership acquired this factory outlet center on October 29, 1997 from an unrelated third party.

 (4) Prime Partnership owns a 2% partnership interest as the sole general partner in Phase I of this property but is entitled to 99% of the property's operating cash flow and net proceeds from a sale or refinancing. An unrelated third party holds a 35% limited partnership interest and Prime Partnership holds a 65% general partnership interest in the partnership that owns Phase II of this property. Phase I of this mixed-use development includes 154,000 square feet of office space and Phase II includes 5,000 square feet of office space. The total office space of 159,000 square feet is not included in this table and such space was 78% leased as of December 31, 1997.

 (5) Prime Partnership acquired this factory outlet center on February 13, 1997 from an unrelated third party.

 (6) Upon consummation of the Merger Agreement, Prime Partnership intends to sell this factory outlet center (See Note 11-"Merger Agreement" of the Notes to Consolidated Financial Statements).

 (7) On February 7, 1997, Prime Partnership purchased an additional 20% interest from a joint venture partner, increasing Prime Partnership's ownership interest in this property to 50%.

 (8) On November 1, 1996, Prime Partnership purchased its joint venture partner's 50% partnership interest in Grove City Factory Shops Partnership and now owns 100% of this factory outlet center.

 (9) Prime Partnership operates this property pursuant to a long-term ground lease under which Prime Partnership receives the economic benefit of a 100% ownership interest.

 (10) Prime Partnership owns 50% of this factory outlet center in a joint venture partnership with an unrelated third party.

 (11) The real property on which this outlet center is located is subject to a long-term ground lease. Prime Partnership receives the economic benefit of a 100% ownership interest.

 (12) On September 2, 1997, Prime Partnership purchased its joint venture partner's 25% partnership interest in Buckeye and now owns 100% of this factory outlet center.

 (13) Prime Partnership also owns three community centers not included in this table containing 424,000 square feet of GLA in the aggregate that were 96% leased as of December 31, 1997.

TENANTS

    In management's view, the tenant mix is one of the most important factors in promoting an outlet center's success. Virtually all aspects of Prime Partnership's outlet centers, ranging from site selection to architectural design, are planned to attract and retain a diverse mix of nationally and internationally recognized manufacturers of upscale designer and brand-name products. Crucial to the development of a new outlet center is having lead tenants committed to the outlet center early in the process. In management's view, lead tenants are manufacturers that during the development of an outlet center attract other high-quality manufacturers to the outlet center and provide for a well-balanced and diversified mix of tenants that will attract consumers to the outlet center. During the year ended December 31, 1997, no group of tenants under common control accounted for more than 5.74% of the gross revenues of Prime Partnership or occupied more than 5.36% of the total GLA of Prime Partnership.

    As of February 28, 1998, Prime Partnership owned, or held under long-term leases, land contiguous to its outlet centers to construct additional phases totaling approximately 1,500,000 square feet of GLA. Prime Partnership also holds options to purchase property adjoining its existing factory outlet centers upon which additional expansion could be constructed. Property held for sale by a REIT is subject to significant restrictions imposed by the Code. Consequently, it is Prime Partnership's intention to hold its undeveloped parcels for future development, expansion or lease, rather than for sale.

LEASE TERMS FOR OUTLET CENTERS

    In general, the leases relating to Prime Partnership's outlet centers have a term of five to seven years. Most leases provide for the payment of percentage rents for annual sales in excess of certain thresholds. In addition, the typical lease agreement provides for the recovery of all of a merchant's proportionate share of actual common area maintenance ("CAM"), refuse removal, insurance, and real estate taxes as well as a collection for advertising and promotion and an administrative fee. CAM includes such items as common area utilities, security, parking lot cleaning, maintenance and repair of common areas, capital replacement reserves, landscaping, seasonal decorations, public restroom maintenance and certain administrative expenses.

    LEASE RENTALS AND OTHER TERMS FOR OUTLET CENTERS

    The following table sets forth information concerning the average base rental per square foot of leased GLA of Prime Partnership's outlet centers as of December 31 for the years 1993 through 1997.

                                                              WEIGHTED AVERAGE
                                                                  SQ. FT.        AVERAGE % OF GLA      AVERAGE BASE
PERIOD                                                           AVAILABLE            LEASED         RENT PER SQ. FT.
------------------------------------------------------------  ----------------  -------------------  -----------------
1997........................................................       5,048,590            91.22               14.02
1996........................................................       3,633,606            95.10               14.10
1995........................................................       2,513,038            94.28               13.35
1994........................................................       1,193,259            92.95               13.60
1993........................................................       1,193,259            92.95               13.60

    Merchant leases generally provide for the payment of percentage rents for annual sales in excess of certain threshold amounts.

    LEASE EXPIRATIONS AT OUTLET CENTERS

    The following table shows lease expirations for the next ten years at Prime Partnership's 28 outlet centers, not including office space at Warehouse Row Factory Shops (as of December 31, 1997 and assuming no lease renewals or extensions):

                                                                                                        % OF TOTAL
                                                          NUMBER                                        ANNUALIZED
                                                            OF                        ANNUALIZED       MINIMUM RENT
                                                          LEASES     APPROXIMATE   MINIMUM RENT OF    REPRESENTED BY
YEAR                                                     EXPIRING        GLA       EXPIRING LEASES    EXPIRING LEASES
------------------------------------------------------  -----------  ------------  ----------------  -----------------
1998..................................................         208       672,590    $    8,676,382           8.95%
1999..................................................         282       951,096        13,884,059          14.32
2000..................................................         362     1,219,241        19,129,588          19.73
2001..................................................         386     1,318,768        20,735,895          21.39
2002..................................................         280       974,632        15,499,971          15.99
2003..................................................          67       309,794         4,904,704           5.06
2004..................................................          53       328,272         4,646,025           4.79
2005..................................................          46       272,619         4,268,191           4.40
2006..................................................          30       178,420         2,730,946           2.82
2007..................................................           9        36,262           552,230           0.57

COMMUNITY SHOPPING CENTERS

    The following is a description of the three community shopping centers owned by Prime Partnership. All of Prime Partnership's community shopping centers are owned in fee. Prime Partnership's management believes that each of its community shopping centers is adequately insured in accordance with industry standards.

    Melrose Place is located on 1.6 acres in Knoxville, Tennessee on Old Kingston Pike along Interstate 40 and Kingston Pike, approximately 4 miles west of downtown Knoxville. The center opened in September 1987. The Shops at Western Plaza is located on approximately 14 acres on Old Kingston Pike, 3.5 miles west of downtown Knoxville and 1.2 miles east of Melrose Place. The center initially was completed in 1957 and was substantially renovated and expanded in 1987 to its present size. Northgate Plaza is located on 24 acres in Lombard, Illinois, at the intersection of Interstate 355 and North Avenue, approximately 30 miles west of downtown Chicago. The center opened in June 1992.

    The following table sets forth certain summary information with respect to each of Prime Partnership's community shopping centers:

                                                                         OWNERSHIP                  PERCENTAGE LEASED AT
PROPERTY (DATE CONSTRUCTED OR RENOVATED)                 LOCATION         INTEREST        GLA        DECEMBER 31, 1997
---------------------------------------------------  ----------------  --------------  ---------  ------------------------
Melrose Place (1987)...............................  Knoxville, TN            100%        21,000               90%
The Shops at Western Plaza (1987)(1)...............  Knoxville, TN            100%       198,000               90
Northgate Plaza (1991)(2)..........................  Lombard, IL              100%       205,000               96

------------------------

NOTES:

(1) Project was opened in 1957, substantially renovated in 1987 and acquired by PGI in June 1993.

(2) This property occupies one of two buildings which together comprise a retail shopping center. The other building is owned by an unaffiliated third party.

    For the year ended December 31, 1997, total revenues from Prime Partnership's community shopping centers were $3,496,090, representing 2.71% of Prime Partnership's total revenues for such period. For the year ended December 31, 1996 total revenues from Prime Partnership's community shopping centers were $3,537,568, representing 4.19% of Prime Partnership's total revenues for such period.

    LEASE RENTALS AND OTHER RENTAL TERMS FOR COMMUNITY SHOPPING CENTERS.

    The following table sets forth the weighted average square feet of available GLA, average percent of GLA leased and average base rent at Prime Partnership's community shopping centers:

                                                          WEIGHTED AVERAGE
                                                                 SQ.
                                                          FT. OF AVAILABLE     AVERAGE % OF    AVERAGE BASE RENT PER
PERIOD                                                           GLA            GLA LEASED       OCCUPIED SQ. FT.
-------------------------------------------------------  -------------------  --------------  -----------------------
1997...................................................         431,889            90.45%            $    6.80
1996...................................................         433,159            93.83                  7.14
1995...................................................         424,033            86.95                  6.70
1994...................................................         424,033            92.10                  6.32
1993...................................................         260,852            90.97                  6.67

LEASE EXPIRATIONS FOR PRIME PARTNERSHIP'S ENTIRE PORTFOLIO OF PRIME PROPERTIES

    The following table shows lease expirations at the Prime Properties (as of December 31, 1997 and assuming no lease renewals or extensions):

                                                                                                        % OF TOTAL
                                                          NUMBER                                        ANNUALIZED
                                                            OF                        ANNUALIZED       MINIMUM RENT
                                                          LEASES     APPROXIMATE   MINIMUM RENT OF    REPRESENTED BY
YEAR                                                     EXPIRING        GLA       EXPIRING LEASES    EXPIRING LEASES
------------------------------------------------------  -----------  ------------  ----------------  -----------------
1998..................................................         224       724,114    $    9,103,695           9.13%
1999..................................................         294       997,803        14,286,096          14.33
2000..................................................         368     1,237,744        19,337,002          19.39
2001..................................................         391     1,323,195        20,844,262          20.90
2002..................................................         283       994,461        15,641,250          15.68
2003..................................................          71       325,414         5,157,311           5.17
2004..................................................          54       330,863         4,707,224           4.72
2005..................................................          47       282,690         4,490,357           4.50
2006..................................................          30       178,420         2,730,946           2.74
2007..................................................           9        36,262           552,230           0.55

                              HORIZON PARTNERSHIP
                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of Horizon Partnership, which includes the results of operations of McG Outlet Centers Limited Partnership ("McArthur/Glen Partnership") from July 14, 1995, the date of the consolidation. The selected historical financial data as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997, 1996 and 1995 is derived from the audited financial statements of Horizon Partnership included herein. Selected historical financial data as of December 31, 1995, 1994 and 1993 and for each of the years ended December 31, 1994 and 1993 is derived from the audited financial statements of Horizon Partnership not included herein. The following information should be read in conjunction with, and is qualified in its entirety by, the financial statements and notes thereto of Horizon Partnership and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Horizon Partnership" contained elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

                                                                           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------------
                                                                     1997         1996         1995        1994      1993(A)
                                                                  -----------  -----------  -----------  ---------  ---------

                                                                            (THOUSANDS, EXCEPT PER UNIT AMOUNTS AND
                                                                                     NUMBER OF PROPERTIES)
OPERATING DATA:
Revenue.........................................................  $   162,463  $   154,499  $    93,929  $  43,267  $  22,247
Expenses........................................................      156,481      124,277       66,558     26,073     19,274
Impairment and severance........................................        7,798       65,355      --          --         --
                                                                  -----------  -----------  -----------  ---------  ---------
Income (loss) before gain on sale of real estate, minority
  interests and extraordinary charge............................       (1,816)     (35,133)      27,371     17,194      2,973
Gain on sale of real estate.....................................            8          563          776        287        272
                                                                  -----------  -----------  -----------  ---------  ---------
Income (loss) before minority interests and extraordinary
  charge........................................................       (1,808)     (34,570)      28,147     17,481      3,245
Minority interests..............................................       (3,211)        (331)     --          --         --
Extraordinary charge............................................       (3,927)        (419)     --          --         --
                                                                  -----------  -----------  -----------  ---------  ---------
Net income (loss)...............................................  $    (8,946) $   (35,320) $    28,147  $  17,481  $   3,245
                                                                  -----------  -----------  -----------  ---------  ---------
                                                                  -----------  -----------  -----------  ---------  ---------
Income (loss) per unit before extraordinary charge and gain on
  sale of real estate (b).......................................  $     (0.18) $     (1.34) $      1.47  $    1.39  $    0.03
Net income (loss) per unit (b)..................................        (0.32)       (1.34)        1.52       1.42       0.06
Distributions declared per unit (c).............................        1.050        2.095        2.131      1.755      0.247

BALANCE SHEET DATA:
Real estate, net of accumulated depreciation....................  $ 1,051,321  $ 1,008,000  $ 1,023,745  $ 287,833  $ 176,512
Total assets....................................................    1,115,531    1,095,221    1,059,090    300,043    218,146
Total mortgages and other debt..................................      626,097      557,672      503,246     96,929     24,888
Total partners' capital.........................................      412,924      445,639      491,593    178,463    182,478

OTHER DATA:
Funds from operations (d) (e)...................................  $    44,926  $    66,410  $    47,549  $  25,656  $   6,860
Cash flows provided by (used in):
  Operating activities..........................................       49,778       32,442       35,719     26,713      9,557
  Investing activities (e)......................................      (81,282)     (96,854)    (150,916)  (114,330)   (93,663)
  Financing activities..........................................       28,197       74,054      117,592     56,105    118,965
Total gross leasable area (square feet).........................        9,907        9,369        8,464      3,124      2,215
Number of properties............................................           37           37           35         13         12

------------------------------

NOTES:

(a) The selected financial data includes: for the period up to and including November 7, 1993, the combined financial statements of Horizon Partnership and certain affiliated partnerships, the impact of the Horizon IPO and related transactions as of November 8, 1993 and for the period subsequent to November 8, 1993, the consolidated financial statements of Horizon Partnership.

(b) The earnings per unit amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128. See the accompanying notes to consolidated financial statements of Horizon Partnership. There is no difference between basic and diluted earnings per unit.

(c) Included in 1995 is a special one-time distribution of $0.111 per unit, declared in connection with the consolidation with McArthur/Glen.

(d) Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of Horizon Partnership, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. Horizon Partnership has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. FFO is defined as net income (computed in accordance with generally accepted accounting principles) excluding (1) gains or losses from debt restructuring, certain one-time charges and write downs and sales of property, (2) depreciation of real estate, (3) amortization other than the amortization of deferred financing costs and (4) adjustments for unconsolidated partnerships and joint ventures (FFO as defined by the National Association of Real Estate Investment Trusts in March 1995). Although Horizon Partnership has adopted the NAREIT definition of FFO, Horizon Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Horizon Partnership may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Horizon Partnership's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay distributions. A reconciliation of income (loss) before extraordinary charge to FFO is as follows:

                                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                                                  ------------------------------------------
                                                                                    1997       1996       1995       1994
                                                                                  ---------  ---------  ---------  ---------
Income (loss) before extraordinary charge.......................................  $  (5,019) $ (34,901) $  28,147  $  17,481
FFO Adjustments:
  Depreciation and amortization.................................................     41,154     36,519     20,178      8,462
  Loss on asset impairment......................................................      7,798     65,355         --         --
  Merger expenses...............................................................      1,001         --         --         --
  Gain on sale of assets........................................................         (8)      (563)      (776)      (287)
                                                                                  ---------  ---------  ---------  ---------
    Total FFO adjustments.......................................................     49,945    101,311     19,402      8,175
                                                                                  ---------  ---------  ---------  ---------
FFO.............................................................................  $  44,926  $  66,410  $  47,549  $  25,656
                                                                                  ---------  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------  ---------


                                                                                    1993
                                                                                  ---------
Income (loss) before extraordinary charge.......................................  $   3,245
FFO Adjustments:
  Depreciation and amortization.................................................      3,887
  Loss on asset impairment......................................................         --
  Merger expenses...............................................................         --
  Gain on sale of assets........................................................       (272)
                                                                                  ---------
    Total FFO adjustments.......................................................      3,615
                                                                                  ---------
FFO.............................................................................  $   6,860
                                                                                  ---------
                                                                                  ---------

(e) Certain reclassifications have been made to previously reported balances in order to provide comparability to the current year amounts. These reclassifications have not changed previously reported results or partners' capital.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                             OF HORIZON PARTNERSHIP

GENERAL OVERVIEW

    Horizon Partnership is engaged in the ownership, acquisition, development and operation of outlet centers. Horizon Partnership receives rental revenue through base rent, percentage rent and expense recoveries from tenants. Base rent represents a minimum amount for which tenants are contractually obligated. Percentage rent represents an amount tenants are obligated to pay as additional rent based on a percentage of the tenant's gross sales in excess of a "breakpoint." Expense recoveries from tenants relate to the portion of the operating expenses for which the tenants are obligated to reimburse Horizon Partnership, including real estate taxes, insurance, utilities and common area maintenance charges.

    Horizon Partnership has grown by developing new outlet shopping centers, expanding existing outlet shopping centers, acquiring outlet shopping centers and increasing rental revenue at its existing outlet shopping centers. Horizon Partnership is a subsidiary of Horizon, a self-managed and self-administered REIT. Horizon is the general partner of Horizon Partnership and each Horizon Common Share is equivalent to one Horizon Partnership Unit. Horizon's assets, which include investments in joint ventures, are owned by and substantially all of its operations are conducted through Horizon Partnership.

    At December 31, 1997, Horizon Partnership operated 37 outlet centers containing an aggregate of 9.9 million square feet of GLA in 21 states compared to 37 outlet centers with 9.4 million square feet of GLA in 20 states at the end of 1996 and 35 factory outlet centers containing an aggregate of 8.5 million square feet of GLA in nineteen states at the end of 1995. The increase in GLA from 1996 to 1997 was approximately 428,000 square feet of GLA due to the expansion of three outlet centers and the development of one new outlet center. Horizon Partnership also acquired an outlet center adjacent to an existing outlet center owned by Horizon Partnership that provided approximately an additional 203,000 square feet. One center of approximately 161,000 square feet was sold for approximately $4.5 million in 1997. The increase in GLA from 1995 to 1996 was approximately 905,000 square feet of additional GLA from the expansion of eight outlet centers and the development of three new outlet centers. The above mentioned factors increasing the GLA of Horizon Partnership's properties are collectively referred to as the "Portfolio Expansion."

    On July 14, 1995, Horizon Partnership expanded its operations by consolidating with McArthur/Glen Partnership, an owner, operator and developer of factory outlet centers (the "Consolidation"). At the Consolidation date, McArthur/Glen Partnership operated 20 outlet centers with 3.9 million square feet of GLA. See Note 3 in the accompanying consolidated financial statements for further information.

    Horizon Partnership's occupancy for stabilized properties was 92%, 89% and 95% at December 31, 1997, 1996 and 1995, respectively. Horizon Partnership's properties are considered to be stabilized if they have been open for twelve months or if they have reached full occupancy (considered by Horizon Partnership to be 95% occupied).

CONSOLIDATED RESULTS OF OPERATIONS

    1997 COMPARED TO 1996

    The loss before minority interests and extraordinary charge was $1.8 million in 1997 compared to loss before minority interests and extraordinary charge of $34.6 million in 1996. The loss in 1997 resulted from a $7.8 million loss on asset impairment and a $1.0 million charge for professional fees incurred relating to the impending merger with Prime Partnership that, as the acquiree under purchase accounting, is required to be expensed.

    Total revenues increased $8.0 million, or 5.2%, to $162.5 million in 1997 from $154.5 million in 1996. This increase resulted principally from increased GLA due to the Portfolio Expansion. Base rent increased $5.9 million, or 5.4%, to $115.9 million in 1997 compared to $110.0 million in 1996. Percent rent was $4.0 million in 1997 and $3.2 million in 1996, an increase of 26%. The increase in base rent includes recording $3.0 million of deferred rent relating to Horizon Partnership's New Mexico Outlet Center. In July 1997, Horizon Partnership leased its Algodones, New Mexico outlet center to Chelsea GCA Realty Partnership, L.P. ("Chelsea LP") for $4.0 million over a period of two years. The $4.0 million was prepaid at closing and is non-refundable. Pursuant to its rights under the lease, Chelsea LP gave notice in 1997 that it would terminate the lease effective January 2, 1998, and accordingly, the remaining $3.0 million of deferred rent was recognized in 1997.

    Tenant expense recoveries increased $.2 million, or .5%, to $34.1 million in 1997 compared to $33.9 million in 1996 as a result of additional GLA from the Portfolio Expansion offset by approximately $1.2 million of operating costs relating to the Partnership's Dole Cannery project in Honolulu, Hawaii. As a result, expense recoveries covered 87.5% of property operating and real estate tax expenses in 1997 compared to 96.6% in 1996.

    Other income increased $1.1 million, or 14.0%, to $8.5 million in 1997 compared to $7.4 million in 1996 principally from higher temporary tenant income.

    Property operating and real estate tax expenses increased $3.8 million, or 10.9%, to $39.0 million in 1997 from $35.1 million in 1996 principally from increased GLA resulting from the Portfolio Expansion.

    Land lease and other expense increased $10.8 million to $12.3 million in 1997 compared to $1.5 million in 1996, principally due to $8.2 million of space lease expense, including $4.8 million of straight line expense, associated with the Dole Cannery project and landlord marketing contributions.

    General and administrative expenses increased $1.5 million, or 12.7%, to $13.3 million in 1997 compared to $11.8 million in 1996 principally due to $1.6 million in increased professional fees and leasing costs offset by a $1.0 million decline in the provision for uncollectible accounts. As a result, general and administrative expenses, as a percentage of total revenues, increased to 8.2% in 1997 compared to 7.6% in 1996.

    Depreciation and amortization increased $4.8 million, or 13.0%, to $42.0 million in 1997 compared to $37.2 million in 1996 principally from additional GLA associated with the Portfolio Expansion. Interest expense increased $10.2 million, or 26.4%, to $48.9 million in 1997 compared to $38.7 million in 1996 due to increased debt levels primarily resulting from the Portfolio Expansion and a $6.3 million decrease in capitalized interest due to decreased development activity.

    A loss on asset impairment of $6.9 million was recognized in 1997 to reduce six properties under sales agreements, subject to certain contingencies, to an amount equal to estimated sales proceeds less costs to dispose and to record a $0.9 million charge for undeveloped projects that will not be pursued. At September 30, 1997, six outlet centers were classified as held for sale resulting from these agreements. One center was sold in November 1997 for approximately $4.5 million. The agreements for the remaining five properties were terminated. Management then decided to pursue the sale of only one of the outlet centers. The remaining four outlet centers were reclassified to real estate assets in the fourth quarter of 1997 at their fair values as of the date of the decision not to sell.

    In 1997, Horizon Partnership recorded an extraordinary charge of $3.9 million related to the early retirement of debt. The charge primarily consisted of the write-off of unamortized debt issuance costs associated with the debt retired.

    1996 COMPARED TO 1995

    The loss before minority interests and extraordinary charge was $34.6 million in 1996 compared to income before minority interests and extraordinary charge of $28.1 million in 1995. The loss in 1996 resulted from charges and asset write-downs aggregating $65.4 million, comprised of a $61.7 million loss primarily for asset impairment, $2.2 million related to discontinued development projects and $1.5 million in executive severance costs.

    Total revenues increased $60.6 million, or 64.5%, to $154.5 million in 1996 from $93.9 million in 1995. Base rent increased $41.5 million, or 60.5%, to $110.0 million in 1996 compared to $68.5 million in 1995. Percent rent was $3.2 million in 1996 and $2.4 million in 1995, an increase of 29.2%. These increases resulted from increased GLA principally from the Portfolio Expansion and a full year of operations of outlet centers obtained in the Consolidation, compared to a partial year of operations in 1995.

    Tenant expense recoveries increased $15.0 million, or 79.3%, to $33.9 million in 1996 compared to $18.9 million in 1995 as a result of additional GLA from the Portfolio Expansion and the Consolidation. Expense recoveries covered 96.6% of property operating and real estate tax expenses compared to 92.3% in 1995.

    Other income increased $3.4 million, or 84.5%, to $7.4 million in 1996 compared to $4.0 million in 1995 from higher lease termination income and income related to marketing.

    Property operating and real estate tax expenses have increased $14.6 million, or 71.4%, to $35.1 million in 1996 from $20.5 million in 1995 principally from increased GLA resulting from the Portfolio Expansion and the Consolidation.

    Land lease and other expense increased $0.3 million to $1.5 million in 1996 compared to $1.2 million in 1995, principally due to the straight-line lease expense associated with the Dole Cannery project.

    General and administrative expenses increased $6.8 million, or 136.7%, to $11.8 million in 1996 compared to $5.0 million in 1995 from the inclusion of a full year of expense in 1996 from the Consolidation, higher provisions for uncollectible accounts receivable and increased leasing costs. Primarily as a result of higher provisions for uncollectible accounts receivable and increased leasing costs, general and administrative expenses, as a percentage of total revenues, increased to 7.6% in 1996 compared to 5.3% in 1995.

    Depreciation and amortization increased $16.5 million, or 80.1%, to $37.2 million in 1996 compared to $20.7 million in 1995 principally from a full year of combined operations relating to the Consolidation and additional GLA associated with the Portfolio Expansion. Interest expense increased $19.4 million, or 100.8%, to $38.7 million in 1996 compared to $19.3 million in 1995 due to increased debt levels primarily resulting from the Portfolio Expansion as well as debt assumed from the Consolidation.

    As a result of Horizon Partnership's review of the carrying value of its long-lived assets, Horizon Partnership was required to recognize write-downs totaling $61.7 million during the fourth quarter of 1996 primarily pursuant to the provisions of Statement of Financial Accounting Standards No. 121 "IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF" as follows:

    - Cost over-runs and limited success in leasing Horizon Partnership's Dole Cannery project in Honolulu, Hawaii required a write-down of Horizon Partnership's investment in that project together with a reserve against a related receivable as of December 31, 1996. Beginning in 1997, Horizon Partnership has expensed and not capitalized leasing, interest or operating costs incurred on the Dole Cannery project.

    - The decision to market for sale two centers that, based on the expected net proceeds, required a write-down of the carrying values of such centers to their estimated fair value less cost to sell. One of these properties was sold in November 1997 and the other property was reclassified to real estate as of December 31, 1997.

    - Revised occupancy expectations that indicated a permanent impairment of value of three other centers. These centers were written-down to estimated fair value.

    In addition, fourth quarter 1996 results include charges of $2.2 million related to development projects which will not be pursued and a $1.5 million provision for executive severance costs.

    Income (loss) in 1996 before minority interests and extraordinary charge, excluding the $65.4 million in charges and write-downs, improved $2.6 million in 1996 compared to 1995. The improvement resulted principally from increased GLA due to the Consolidation and the Portfolio Expansion.

LIQUIDITY AND CAPITAL RESOURCES

    During 1997, Horizon Partnership, through wholly-owned subsidiaries ("Borrower"), entered into a $300.6 million credit facility with Lehman Brothers Realty Corporation ("Lender"). The initial loan (the "Initial Loan") of $250.6 million included an initial funding at closing of $212.1 million and a reservation of financing in the amount of $38.5 million for the acquisition of a specified property (the "Additional Loan"). The Borrower may borrow an additional $50.0 million in increments of no less than $10.0 million each, subject to the satisfaction of certain conditions, including predefined debt service coverage ratios (the "Second Loan" and collectively with the "Initial Loan," including the "Additional Loan," the "Loan"). Subsequent to the Initial Loan, the Borrower borrowed the entire $38.5 million of the Additional Loan for the acquisition of the specified property and $11.0 million of the Second Loan. While the Borrower has additional availability under the Second Loan, additional borrowings may not be available due to the financial ratios Horizon Partnership is required to maintain. The Borrower repaid $7.7 million of the Loan in connection with property sales and refinancing. Interest on the Loan is payable at the following rates: (i) 1.75% over the London interbank offering rate ("LIBOR") for the Initial Loan, and (ii) 2.25% over LIBOR for the Second Loan or
(iii) if the Loan is converted to a prime rate loan under certain circumstances at the Lender's discretion, the prime rate plus .75% with respect to the Initial Loan and plus 1.25% with respect to the Second Loan. The maturity date of the Loan is July 1, 1999, unless otherwise extended pursuant to the terms of the Loan. The net proceeds of the Initial Loan were primarily used to retire Horizon Partnership's aggregate outstanding balances under the following: (i) a revolving credit facility with a subsidiary of First Chicago NBD Corporation and other banks, (ii) construction financing facilities with Canadian Imperial Bank of Commerce, (iii) four mortgage notes payable and (iv) one revolving credit facility. Horizon Partnership recorded a $3.9 million extraordinary charge comprised primarily of unamortized debt issuance costs associated with the debt retired. The Loan is guaranteed by Horizon Partnership and is secured by a pool of 16 properties transferred to Borrower. The Loan requires Horizon Partnership to maintain certain financial ratios and restricts the amount of distributions that can be made.

    Additionally, Horizon Partnership has an unsecured revolving credit facility that expires in August 1998 for $4.0 million with a Michigan bank for working capital requirements, which was completely outstanding as of December 31, 1997. Interest on borrowings under this facility is charged at the prime rate and the facility is recourse to Horizon Partnership.

    In 1996, Horizon Partnership formed a venture (the "Venture") with a pension fund (the "Fund") advised by Heitman Capital Management. Horizon Partnership contributed a 325,000 square foot center in the Finger Lakes region of New York in 1996 and a 67,000 square foot expansion in 1997 to the Venture. In exchange for the contribution, Horizon Partnership received $34.9 million and $7.6 million in cash in 1996 and 1997, respectively, and a 50% interest in the Venture. The Fund contributed, concurrent with Horizon Partnership's contribution of property, $34.9 million and $7.6 million in cash in 1996 and 1997, respectively, in return for a $38.2 million preferred equity position that earns a 9.6% return on the outstanding balance and a 50% ownership in the Venture. The Fund's entire equity position upon election of the Fund, is convertible into 2.2 million Horizon Common Shares, which represents an exercise price of $19.63 per share (the approximate market price of a Horizon Common Share on the date of issuance). Should Horizon issue such shares, Horizon Partnership would be required to issue Horizon Partnership Units to Horizon on a one-for-one basis. Horizon Partnership manages and leases the property. The accompanying financial statements consolidate the financial position and results of operations of the Venture and the interest of the Fund has been reflected as a component of minority interests.

    In 1997, Horizon Partnership issued 0.3 million units to Horizon related to the Dividend Reinvestment Plan ("DRIP") for an aggregate price of $5.9 million. The contribution of the net proceeds to

Horizon Partnership from the foregoing sales of units were used to reduce amounts outstanding under revolving credit facilities. Horizon discontinued further stock issuances under the DRIP based on the current market price of Horizon's Common Shares.

    During 1998, Horizon Partnership has no plans to expand its outlet centers. However, Horizon Partnership plans to spend approximately $19.0 million for tenant allowances and capital improvements to its outlet centers in 1998. Horizon Partnership plans to fund this expansion with existing cash balances, cash flow from operations and proceeds from the sale of assets.

    Horizon Partnership expects to meet its short-term liquidity requirements generally through working capital and cash flows from operations. Horizon Partnership expects to meet its long-term requirements, such as tenant allowances for new leases and capital improvements, through additional borrowings of long-term debt and the potential offering of equity securities in the private or public capital markets. As a result of Horizon Partnership's leverage and the covenants related to its debt, Horizon Partnership's ability to obtain additional financing sources is limited. There can be no assurances that Horizon Partnership will be able to successfully obtain such funding sources or, if obtained, on favorable terms.

    Total tenant retail sales at Horizon Partnership outlet centers increased in 1997 compared to 1996. Tenant sales, on a comparative store basis, increased approximately 3.1% in 1997 compared to 1996, comparable to the trend in the industry. Lower sales by certain tenants may however have an adverse effect on tenant plans for new store openings. It is Horizon Partnership's practice to achieve minimum pre-leasing levels prior to commencing construction activities. Horizon Partnership's results of operations are significantly dependent on the overall health of the retail industry. Should declines in general retail industry conditions continue to slow tenant leasing commitments, Horizon Partnership may delay construction of certain development and expansion projects pending the attainment of minimum pre-leasing levels. Such a delay may adversely affect Horizon Partnership's ability to capitalize and defer a portion of its direct leasing costs to the extent that Horizon Partnership does not reduce such overhead costs.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Horizon Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    Horizon Partnership does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on Horizon Partnership's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. Horizon Partnership has initiated formal communications with all of its significant suppliers to determine the extent to which Horizon Partnership's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies, on which Horizon Partnership's systems rely, will be timely converted and would not have an adverse effect on Horizon Partnership's systems.

FUNDS FROM OPERATIONS

    Management of Horizon Partnership believes that in order to facilitate a clear understanding of the consolidated historical operating results of Horizon Partnership, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. Horizon Partnership has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. FFO is defined as net income (computed in accordance with generally accepted accounting principles) excluding (1) gains or losses from debt restructuring, certain one-time charges and write-downs and sales of property, (2) depreciation of real estate, (3) amortization other than the amortization of deferred financing costs and (4) adjustments for unconsolidated partnerships and joint ventures (FFO as defined by NAREIT in March 1995). Although Horizon Partnership has adopted the NAREIT definition of FFO, Horizon Partnership cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by Horizon Partnership may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of Horizon Partnership's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. FFO in 1997 decreased $21.5 million, or 32.4%, to $44.9 million compared to $66.4 million in 1996. The decline was principally due to the costs associated with the Dole Cannery project, and increased general and administrative and interest costs. FFO increased $18.9 million, or 39.7%, to $66.4 million in 1996 compared to $47.5 million in 1995. The increase in 1996 was due to a full year of operations of outlet centers obtained in the Consolidation compared to a partial year of operations in 1995.

INFLATION

    Horizon Partnership's leases with the majority of its tenants require the tenants to reimburse Horizon Partnership for most operating expenses and increases in common area maintenance expenses, which reduces Horizon Partnership's exposure to increases in costs and operating expenses resulting from inflation.

                        BUSINESS OF HORIZON PARTNERSHIP

GENERAL

    Horizon Partnership is one of the largest owners, operators and developers of outlet centers in the United States based on total GLA, number of tenants and total revenue. At December 31, 1997, Horizon Partnership owned and operated 37 outlet centers (including one power center) containing an aggregate of approximately 9.9 million square feet of GLA located in 21 states.

    The Horizon Properties are held by, and all of Horizon's operations are conducted through, Horizon Partnership and its subsidiaries. Horizon is the general partner of Horizon Partnership and, as of December 31, 1997, owned approximately 85.1% of Horizon Partnership Units.

BUSINESS DEVELOPMENTS

    In December 1997, Horizon Partnership acquired a 202,795 square foot outlet center adjacent to its existing center in Gilroy, California for $38.5 million, which was financed in its entirety by Horizon Partnership's primary lender.

    On April 1, 1998, Horizon and Horizon Partnership consummated the C&C Contribution Agreement which provided for the contribution of Horizon's interests in the Dole Cannery Center and Lake Elsinore Center to Castle & Cooke. See "The Transactions--Parties to the Transactions--Castle & Cooke."

    Results of operations for 1997 include a charge for asset impairment of $7.8 million. At September 30, 1997, four outlet centers were reclassified by Horizon Partnership as held for sale, in addition to the two classified as held for sale at December 31, 1996. This reclassification was made as a result of sales agreements to sell, subject to certain contingencies, all but one of these outlet centers. The loss on asset impairment was recorded to reduce the carrying value of these outlet centers to an amount equal to the estimated sales proceeds less costs to dispose. In November 1997, one property sold for $4.5 million. The remaining sale agreements were subsequently terminated. It was management's decision to then pursue the sale of only one of the outlet centers classified as held for sale. The remaining four outlet centers were reclassified to real estate assets during the fourth quarter of 1997 at their fair values as of the date of the decision not to sell.

BUSINESS STRATEGY

    Horizon Partnership's business strategy consists primarily of increasing its focus on the leasing of existing outlet centers, reducing general and administrative expenses and limiting new development to the expansion of certain selected existing outlet centers where Horizon Partnership anticipates high demand for additional retail space. While Horizon Partnership may engage in new developments or acquisitions, it will do so only in limited circumstances with compelling business rationale. In addition, Horizon Partnership is also attempting to divest itself of one of its centers, and may also divest itself of additional centers.

    SEASONALITY. Horizon Partnership's revenues are primarily derived from long-term leases with five to ten year terms. Accordingly, Horizon Partnership's revenues are not significantly affected by seasonal factors. Horizon Partnership does, however, generate a small amount of additional revenue, primarily from temporary tenant income, in the fourth quarter resulting from the holiday season. Revenues in the fourth quarter of 1997 also include $3.0 million from the acceleration of revenue from a two year lease of its New

Mexico outlet center that was terminated early. Revenues for each quarter of 1997 and 1996 are as follows (in thousands):

QUARTER ENDED                                                          FISCAL 1997  FISCAL 1996
---------------------------------------------------------------------  -----------  -----------
March 31.............................................................   $  38,756    $  37,004
June 30..............................................................      38,761       37,215
September 30.........................................................      39,782       38,651
December 31..........................................................      45,164       41,629

    FINANCING. In 1997, Horizon Partnership financed its operations, expansions and development with undistributed cash flow, bank or other borrowings from institutional lenders and the issuance of equity securities. As of December 31, 1997, Horizon Partnership had aggregate commitments under existing revolving lines of credit of $4.0 million. While Horizon Partnership has additional availability under its loan agreements with its lenders, additional borrowings are effectively limited by the financial ratios Horizon Partnership is required to maintain. As of December 31, 1997, Horizon Partnership had a debt to total market capitalization (the aggregate of the market value of Horizon Common Shares and its long-term debt) ratio of approximately 67%.

    Horizon Partnership's general financing strategy has been not to incur additional debt if such additional debt would cause its ratio of debt to total market capitalization to exceed 40%, however, Horizon Partnership may incur additional debt if the total consolidated debt of Horizon Partnership does not exceed 55% of the then fair market value of the real estate owned by Horizon Partnership. Due primarily to the decline in the market price of Horizon Common Shares from the time the debt was incurred, Horizon Partnership's debt to total market capitalization at December 31, 1997 exceeded 40%; however, Horizon Partnership does not believe that its total consolidated debt exceeded 55% of the current market value of the real estate owned by Horizon Partnership at December 31, 1997. Horizon Partnership may from time to time re-evaluate and modify its debt policies in light of then current economic conditions, relative costs of debt and equity capital, the market value of its properties, growth and acquisition opportunities and other factors. The governing instruments of Horizon Partnership do not contain any limitations on the amount of indebtedness Horizon Partnership may incur.

    Any additional debt financing, including additional lines of credit, may be secured by mortgages on its properties. Such mortgages may be recourse or non-recourse and/or cross-collateralized and/or may contain cross-default provisions. Horizon Partnership does not have a policy limiting the number of mortgages that may be placed on, or the amount of indebtedness that may be secured by, any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties.

COMPETITION

    Horizon Partnership's outlet centers compete for customers primarily with outlet centers built and operated by other developers, traditional shopping malls and "off-price" retailers. Horizon Partnership believes that the location of the other outlet centers near its centers generally is not harmful to its business since a concentration of value retail stores tends to create a shopping destination. Horizon Partnership carefully considers the degree of existing and planned competition in a proposed area before deciding to build or acquire a new center or expand an existing center.

    Horizon Partnership's outlet centers compete to a limited extent with various full- and off-price retailers in the highly fragmented retailing industry. However, Horizon Partnership believes that the majority of its customers visit outlet centers because they are intent on buying first-quality, name brand goods at discounted prices. Traditional full- and off-price retailers are often unable to provide such a variety of products at attractive prices.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following supplements the discussion of Horizon Partnership's primary strategy as set forth elsewhere herein. Horizon Partnership's policies with respect to those activities and the matters discussed below have been determined by the Horizon Board of Directors, the sole general partner of Horizon Partnership, and may be amended or revised from time to time at the discretion of such Board of Directors without a vote of the Horizon Common Shareholders or Horizon Partnership Unitholders.

    INVESTMENT POLICIES. Horizon Partnership may expand existing properties, develop new properties, purchase or lease income-producing properties for long-term investment, expand and improve the properties it owns or sell such properties, in whole or in part, when circumstances warrant. Horizon Partnership may also participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of Horizon Partnership.

    While Horizon Partnership has emphasized equity real estate investments, it may, in its discretion, invest in mortgages and other real estate interests. Horizon Partnership has not previously invested in mortgages and it does not presently intend to invest to a significant extent in mortgages or deeds of trust, but it may invest in participating or convertible mortgages if it concludes that it may benefit from the cash flow or any appreciation in the value of the subject property.

    Subject to the percentage of ownership limitations and gross income test which must be satisfied to qualify as a REIT, Horizon may also invest in securities of concerns engaged in real estate activities or in securities of other issuers. Horizon Partnership does not intend to invest in the securities of any other issuer for the purpose of exercising control; however, Horizon Partnership may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with Horizon Partnership's investment policies. In any event, Horizon Partnership does not intend that its investments in securities would require Horizon Partnership to register as an investment company under the Investment Company Act of 1940, and Horizon Partnership would divest securities before any such registration would be required

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

    Horizon Partnership may, but does not presently intend to, make investments other than as previously described. Horizon Partnership has authority to offer its Horizon Partnership Units in exchange for property and to repurchase or otherwise reacquire Horizon Partnership Units and may engage in such activities in the future. During the last four years, Horizon Partnership has not engaged in trading, underwriting or agency distribution or resale of securities of other issuers and does not intend to do so. At all times, Horizon Partnership intends to make investments in such a manner as to be consistent with the requirements of the Code for Horizon to qualify as a REIT unless, because of changed circumstances, the Board of Directors of Horizon determines that it is no longer in the best interests of Horizon to qualify as a REIT.

ENVIRONMENTAL MATTERS

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of toxic or hazardous substances can, under certain circumstances, also result in claims for personal injury and property damage. The presence of such substances may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Such costs or liabilities may exceed the value of such real estate. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal remediation of such substances at the disposal or treatment facility, whether or not such facility is owned by such person. In connection with its ownership and operation of the Horizon Properties, Horizon Partnership may be potentially liable for the costs described above. However, Horizon Partnership has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Horizon Properties. Horizon Partnership is not aware of any other environmental condition with respect to any of the Horizon Properties that it believes would have a material adverse effect on Horizon Partnership's business, assets, results of operations, or competitive conditions nor does Horizon Partnership believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on the capital expenditures, earnings or competitive position of Horizon Partnership. It is Horizon Partnership's policy to obtain Phase I environmental studies before acquiring properties.

INSURANCE

    Management believes that each of the Horizon Properties is covered by adequate fire, flood, property and, in the case of the Gilroy, Pismo Beach, Tracy and Tulare centers in California, the Burlington center in Washington and the Laughlin center in Nevada, earthquake insurance provided by reputable companies and with commercially reasonable deductibles and limits.

EMPLOYEES

    As of December 31, 1997, Horizon and Horizon Partnership had 438 full-time employees. Horizon Partnership believes that this staffing will be sufficient to manage Horizon Partnership and its 37 outlet centers. Horizon Partnership believes that its relations with its employees are good.

MANAGEMENT

    The executive officers of Horizon, the sole general partner of Horizon Partnership, and their ages and positions as of December 31, 1997 were as follows:

         NAME               AGE                                  POSITION
----------------------      ---      ----------------------------------------------------------------
James S. Wassel                 47   Chief Executive Officer, President and Director
Paul Comarato                   46   Vice President of Operations/Asset Management
James S. Harris                 49   Vice President of Retail Strategies
Stephen J. Moore                44   Senior Vice President of Marketing and Communications
Thomas A. Rumptz                37   Vice President of Real Estate

    JAMES S. WASSEL. Mr. Wassel joined Horizon as President in April 1997 and has served as President and Chief Executive Officer of Horizon since he was made CEO in June 1997. From June 1994 to April 1997, Mr. Wassel served as Senior Vice President of Asset Management with Crescent Real Estate Equities of Fort Worth, Texas ("Crescent"), where he oversaw asset management, strategic planning and implementation of value enhancement programs for Crescent's 30 million square foot portfolio of commercial real estate. From November 1990 to January 1993, Mr. Wassel was a partner and Director of Asset Management with Trammell Crow Realty Advisors of Dallas, Texas ("Trammell Crow"). While with Trammell Crow, Mr. Wassel oversaw the disposition of $250 million in assets, the redevelopment of other portfolio properties and was responsible for the asset management of a portfolio of over $3.0 billion in assets. In addition, Mr. Wassel also served as President of Trammell Crow Real Estate Investors, a REIT, where he oversaw the revitalization of that company's under-performing industrial and office properties. From September 1987 to October 1990, Mr. Wassel served as Partner/Director of Asset Management with Jones Lang Wootton Realty Advisors of New York, where he oversaw the asset management and administration of a $1.0 billion portfolio of diversified assets on behalf of public and corporate pension funds and served as President and Chief Operating Officer of JLW Management Group. Earlier in his career, Mr. Wassel served as a Vice President with The Rouse Company of Columbia, Maryland ("Rouse"), where he directed the management of Rouse's centers in the Northeast United States and oversaw development and re-merchandising efforts at Rouse's South Street Seaport (New
York), Faneuil Hall (Boston), Willowbrook Mall (Wayne, New Jersey) and Paramus Park Mall (Paramus, New Jersey) properties.

    PAUL COMARATO. Mr. Comarato has served as Vice President of Operations of Horizon since August 1997 and oversees all aspects of property level operations, tenant construction and legal, business and strategic planning. From June 1994 to July 1997, Mr. Comarato held a similar position managing East Coast Operations for Chelsea GCA Realty, where he managed nearly two million square feet of GLA, including Chelsea's flagship center in Woodbury, New York and oversaw the opening of that company's two most recent developments. From June 1990 to May 1994, Mr. Comarato served as General Manager at Wilmorite's Freehold Raceway Mall in Freehold, New Jersey. Prior to his employment by Wilmorite, Mr. Comarato served as General Manager of Paramus Park Mall in Paramus, New Jersey and Willowbrook Mall in Wayne, New Jersey, both owned by The Rouse Company.

    JAMES S. HARRIS. Mr. Harris currently serves as Vice President--Retail Strategies of Horizon. Mr. Harris oversees the strategic merchandising efforts of Horizon. Mr. Harris joined Horizon in July 1995 in conjunction with Horizon's merger with and assimilation of McArthur/Glen, where Mr. Harris served as Vice President from November 1990 until he was appointed Chief Operating Officer in July 1993. Prior to his employment by McArthur/Glen, Mr. Harris spent six year managing and leasing regional shopping centers to the Taubman Company of Bloomfield Hills, Michigan.

    STEPHEN J. MOORE. Mr. Moore has served as Vice President of Marketing and Communications of Horizon since May 1997 and oversees all aspects of corporate and property level marketing, advertising and public relations. From April 1994 to April 1997, Mr. Moore served as Director of the Commercial Division of The Becker Group in Baltimore, Maryland. From April 1979 to March 1993, Mr. Moore was with The Rouse Company, where he served as Group Director of Sales and Marketing and directed all aspects of Marketing and Strategic Planning for Rouse's East Coast properties in the United States and properties in Canada.

    THOMAS A. RUMPTZ. Mr. Rumptz currently serves as Vice President of Real Estate of Horizon, and oversees the expansion of existing centers as well as new development and residual land sales. In addition, Mr. Rumptz has overseen the management of joint venture investments and development relationships for Horizon. During his eight year tenure with Horizon, Mr. Rumptz has served as Vice President of Finance, Director of Real Estate, Senior Acquisitions Analyst and Controller. Prior to his employment by Horizon, Mr. Rumptz served as Manager of Investment Real Estate with Foremost Insurance of Grand Rapids, Michigan and Business Manager at Robert Grooter Development Company, a Grand Rapids, Michigan based developer of commercial and light industrial facilities, where he oversaw leasing, accounting and operations.

                       THE HORIZON PARTNERSHIP PROPERTIES

PROPERTIES

    As of December 31, 1997, Horizon Partnership's portfolio consisted of the following properties: (i) 37 outlet centers located in California, Colorado, Florida, Georgia, Hawaii, Indiana, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Mexico, New York, Ohio, Pennsylvania, Texas, Virginia, Washington and Wisconsin with an average size of approximately 267,800 square feet of GLA, aggregating approximately 9.9 million square feet of GLA; and (ii) an aggregate of approximately 346 acres of outlots, retail pads and expansion pads located adjacent to or near certain of Horizon Partnership's existing outlet centers.

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Bellport Outlet Center(1)*  1992/1997      291,248         79.5%  Anne Klein, Bass, Corning/
Patchogue, New York          3 Phases                               Revere, Dress Barn, Gap,
                                                                    Jockey, Jones New York, Liz
                                                                    Claiborne, London Fog,
                                                                    Maidenform, Nike, Nine West,
                                                                    OshKosh B'Gosh, Reebok, Van
                                                                    Heusen, Vanity Fair

Outlets at Birch Run        1986/1996      720,983         97.3%  American Eagle, Ann Taylor,
Birch Run, Michigan         18 Phases                               BOSE, Dansk, Eddie Bauer,
                                                                    Espirt, Etienne Aigner, Fila,
                                                                    Gap, Guess?, J. Crew, Lenox,
                                                                    Levi's, Liz Claiborne,
                                                                    Mikasa, Nautica, Nike, Nine
                                                                    West, NordicTrack, Noritake,
                                                                    OshKosh B'Gosh, Polo/Ralph
                                                                    Lauren, Reebok, Sony,
                                                                    Spiegel, Springmaid-Wamsutta,
                                                                    Tommy Hilfiger, Van Heusen,
                                                                    Vanity Fair, WestPoint
                                                                    Stevens

Burlington Outlet Center    1989/1993      174,105         98.7%  Bass, Bugle Boy, Fila, Guess?,
Burlington, Washington       3 Phases                               J. Crew, Jones New York, Liz
                                                                    Claiborne, Madenform, Mikasa,
                                                                    Tommy Hilfiger, Van Heusen

Calhoun Outlet Center       1992/1995      254,270         87.7%  Dress Barn, J. Crew, Jones New
Calhoun, Georgia             2 Phases                               York, Liz Claiborne, London
                                                                    Fog, Mikasa, Nike, Nine West,
                                                                    OshKosh B'Gosh, Springmaid-
                                                                    Wamsutta, Van Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Conroe Outlet Center        1992/1994      281,436         92.4%  Bass, Bugle Boy, Carter's
Conroe, Texas                3 Phases                               Childrenswear,
                                                                    Corning/Revere, Elisabeth,
                                                                    Etienne Aigner, Fila, Guess?,
                                                                    Jockey, Levi's, Liz
                                                                    Claiborne, Mikasa, Nike, Nine
                                                                    West, OshKosh B'Gosh,
                                                                    Springmaid-Wamsutta, Van
                                                                    Heusen

Dry Ridge Outlet Center*    1991/1994      117,980         71.3%  Guess?, Jones New York, Liz
Dry Ridge, Kentucky          2 Phases                               Claiborne, Mikasa, Nike, Nine
                                                                    West, Van Heusen, Westport
                                                                    Ltd.

Horizon Outlet Center--     1989/1995      298,068         92.3%  American Eagle, Ann Taylor,
  Edinburgh                  2 Phases                               Bugle Boy, Corning/Revere,
Edinburgh, Indiana                                                  Dansk, Eddie Bauer, Esprit,
                                                                    Florsheim, Jockey, Lenox,
                                                                    Levi's, Nautica, OshKosh
                                                                    B'Gosh, Tommy Hilfiger,
                                                                    Spiegel, Van Heusen

Finger Lakes Outlet         1995/1997      391,746         98.2%  Bass, BOSE, Brooks Brothers,
  Center(2)                  3 Phases                               Bugle Boy, Calvin Klein,
Waterloo, New York                                                  Coach, Dockers, Esprit,
                                                                    Etienne Aigner, Fila,
                                                                    Florsheim, Gap, J. Crew,
                                                                    Jockey, Jones New York,
                                                                    Levi's, Liz Claiborne, London
                                                                    Fog, Mikasa, Nautica, Nine
                                                                    West, OshKosh B'Gosh,
                                                                    Polo/Ralph Lauren, Reebok,
                                                                    Springmaid-Wamsutta, Van
                                                                    Heusen, Vanity Fair,
                                                                    Waterford Wedgwood

Horizon Outlet Center--     1985/1994      229,029         93.3%  Ann Taylor, Bass, Bugle Boy,
  Fremont                    3 Phases                               Coach, Corning/Revere,
Fremont, Indiana                                                    Florsheim, Jockey, Jones New
                                                                    York, Levi's, London Fog,
                                                                    Mikasa, Nautica, OshKosh
                                                                    B'Gosh, Polo/Ralph Lauren,
                                                                    Reebok, Tommy Hilfiger, Van
                                                                    Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Outlets at Gilroy           1990/1995      576,699         97.1%  Ann Taylor, Bass, BOSE, Brooks
Gilroy, California           5 Phases                               Brothers, Esprit, Etienne
                                                                    Aigner, Eddie Bauer,
                                                                    Florsheim, Gap, Guess?, J.
                                                                    Crew, Jones New York, Lenox,
                                                                    Levi's, Liz Claiborne, London
                                                                    Fog, Mikasa, Nike,
                                                                    NordicTrack, Noritake,
                                                                    OshKosh B'Gosh, Reebok, Reed
                                                                    & Barton, Springmaid-
                                                                    Wamsutta, Timberland, Van
                                                                    Heusen, Vanity Fair

Southwest Outlet Center     1989/1995      359,255         98.7%  American Eagle, Corning/Revere,
  at Hillsboro               3 Phases                               Eddie Bauer, Etienne Aigner,
Hillsboro, Texas                                                    Fila, Florsheim, Gap, Guess,
                                                                    J. Crew, Jockey, Jones New
                                                                    York, Levi's, Liz Claiborne,
                                                                    Mikasa, Nike, Nine West,
                                                                    OshKosh B'Gosh, Reebok,
                                                                    Springmaid-Wamsutta, Van
                                                                    Heusen

Horizon Outlet Center--     1988/1990      185,769         72.8%  Bass, Bugle Boy, Carter's
  Holland*                   2 Phases                               Childrenswear, Casual Corner,
Holland, Michigan                                                   Dress Barn, Eddie Bauer,
                                                                    Florsheim, Jockey, Oneida,
                                                                    Reebok, S&K Menswear, Van
                                                                    Heusen

The Dole Cannery(3)            1996        254,999         40.5%  Big Dog Sportswear, California
Honolulu, Hawaii             4 Phases                               Luggage, Dockers,
                                                                    Leathermode, Levi's, 'Van's

Jeffersonville Outlet       1993/1994      314,102         82.3%  Anne Klein, BD Baggies, Bass,
Center                       3 Phases                               Big Dog Sportswear, Corning/
Jeffersonville, Ohio                                                Revere, Dress Barn, Etienne
                                                                    Aigner, Everything
                                                                    Rubbermaid, Genuine Article,
                                                                    Jones New York, Linen Barn,
                                                                    Liz Claiborne, Maidenform,
                                                                    Mikasa, Reebok, Spiegel, Van
                                                                    Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Lakeside Marketplace        1988/1991      268,736         97.0%  Anne Klein, Bass, Brooks
Kenosha, Wisconsin           4 Phases                               Brothers, Dansk, Etienne
                                                                    Aigner, Fila, Gap, Genuine
                                                                    Article, J. Crew, Jones New
                                                                    York, Liz Claiborne, London
                                                                    Fog, Maidenform, Mikasa,
                                                                    Nike, NordicTrack, Noritake,
                                                                    Polo/Ralph Lauren, Reebok,
                                                                    Timberland, Van Heusen,
                                                                    Woolrich

Lake Elsinore Outlet        1991/1995      368,785         90.9%  Bass, Bugle Boy,
  Center(3)                  4 Phases                               Corning/Revere, Esprit,
Lake Elsinore, California                                           Etienne Aigner, Florsheim,
                                                                    Jockey, Jones New York,
                                                                    Levi's, Liz Claiborne, London
                                                                    Fog, Maidenform, Mikasa,
                                                                    Nike, Nine West, NordicTrack,
                                                                    OshKosh B'Gosh, Reebok Sony,
                                                                    Van Heusen, Vanity Fair

Horizon Outlet Center--        1996        258,312         79.2%  Bass, Big Dog Sportswear, Bugle
  Laughlin*                                                         Boy, Corning/Revere, Dress
Laughlin, Nevada                                                    Barn, Levi's, Linen Barn,
                                                                    Maidenform, Mikasa, OshKosh
                                                                    B'Gosh, Polo/Ralph Lauren,
                                                                    Reebok, Van Heusen

Berkshire Outlet Village       1997        224,363         99.2%  Anne Klein, Coach, Dockers,
Lee, Massachusetts                                                  Etienne Aigner, Fila, Gap,
                                                                    Guess?, J. Crew, Johnston &
                                                                    Murphy, Jones New York,
                                                                    Levi's, Liz Claiborne,
                                                                    Mikasa, Nautica, Polo/Ralph
                                                                    Lauren, Reebok, Tommy
                                                                    Hilfiger, Waterford Wedgewood

Medford Outlet Center*      1991/1995      188,060         80.3%  American Eagle, Bass, Bugle
Medford, Minnesota           2 Phases                               Boy, Casual Corner,
                                                                    Corning/Revere, Dress Barn,
                                                                    Etienne Aigner, Guess?,
                                                                    Levi's, Liz Claiborne,
                                                                    Mikasa, Nike, Van Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Lighthouse Place            1987/1997      490,915         98.1%  American Eagle, Ann Taylor,
Michigan City, Indiana       7 Phases                               Anne Klein, Bass, Big Dog
                                                                    Sportswear, Brooks Brothers,
                                                                    Coach, Corning/Revere, Crate
                                                                    & Barrel, Eddie Bauer,
                                                                    Esprit, Etienne Aigner, Gap,
                                                                    Guess?, J. Crew, Jockey,
                                                                    Jones New York, Lenox,
                                                                    Levi's, Liz Claiborne, London
                                                                    Fog, Mikasa, Nautica, Nine
                                                                    West, NordicTrack, OshKosh
                                                                    B'Gosh, Polo/Ralph Lauren,
                                                                    Reebok, Spiegel, Timberland,
                                                                    Tommy Hilfiger, Van Heusen

Horizon Outlet Center--     1987/1989      230,139         87.3%  Bass, Bugle Boy, Carter's
  Monroe*                    2 Phases                               Childrenswear, Casual Corner,
Monroe, Michigan                                                    Corning/Revere, Dress Barn,
                                                                    Hit or Miss, Levi's, Mikasa,
                                                                    Nike, Van Heusen, WestPoint
                                                                    Stevens

Lakeshore Marketplace*         1995        360,592         74.3%  Barnes & Noble, Ben Franklin,
Norton Shores, Michigan                                             Di's Hallmark, Dunham's
                                                                    Sporting Goods, Elder-
                                                                    Beerman, Great Party, Old
                                                                    Navy, TJ Maxx, Toys "R" Us

Horizon Outlet Center--     1989/1991      259,443         85.4%  Bass, Bugle Boy, Dansk, Eddie
  Oshkosh                    2 Phases                               Bauer, Florsheim, Jockey,
Oshkosh, Wisconsin                                                  Jones New York, Lands' End,
                                                                    Lenox, Levi's, London Fog,
                                                                    Nautica, OshKosh B'Gosh,
                                                                    Polo/Ralph Lauren, Tommy
                                                                    Hilfiger, Van Heusen

Perryville Outlet Center       1990        148,134         93.9%  Bass, Dan River, Elisabeth,
Perryville, Maryland                                                Etienne Aigner, Florsheim,
                                                                    Jones New York, Liz
                                                                    Claiborne, Mikasa, Nike, Van
                                                                    Heusen

Pismo Beach Outlet Center      1994        147,576         98.0%  Anne Klein, Bass, Big Dog
Pismo Beach, California                                             Sportswear, Florsheim,
                                                                    Jockey, Jones New York,
                                                                    Levi's, London Fog,
                                                                    Maidenform, Mikasa, Nine
                                                                    West, Tommy Hilfiger, Van
                                                                    Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Chesapeake Village at       1989/1993      220,415        100.0%  Big Dog Sportswear, Brooks
  Queenstown                 5 Phases                               Brothers, Corning/Revere,
Queenstown, Maryland                                                Dockers, Etienne Aigner,
                                                                    Guess?, Jones New York,
                                                                    Lenox, Levi's, Liz Claiborne,
                                                                    Nike, Nine West, Springmaid-
                                                                    Wamsutta, St. John Knits, Van
                                                                    Heusen, Vanity Fair

Sealy Outlet Center*        1995/1996      191,865         90.1%  Bass, Bugle Boy, Dress Barn,
Sealy, Texas                 2 Phases                               Florsheim, J. Crew, Jockey,
                                                                    Jones New York, Liz
                                                                    Claiborne, Mikasa, Nine West,
                                                                    OshKosh B'Gosh, Reebok,
                                                                    Spiegel, Springmaid-Wamsutta,
                                                                    Van Heusen

Silverthorne Factory        1988/1993      257,470         92.9%  American Eagle, Anne Klein,
Stores                       3 Phases                               Bass, Big Dog Sportswear,
Silverthorne, Colorado                                              Dansk, Eddie Bauer, Fila,
                                                                    Gap, Genuine Article, J.
                                                                    Crew, Jones New York, Liz
                                                                    Claiborne, London Fog,
                                                                    Maidenform, Mikasa, Nike,
                                                                    Nine West, Tommy Hilfiger,
                                                                    Van Heusen

Horizon Outlet Center--        1990        199,962         80.0%  Bass, Brooks Brothers, Bugle
  Somerset*                                                         Boy, Casual Corner,
Somerset, Pennsylvania                                              Corning/Revere, Dress Barn,
                                                                    Jones New York, Levi's,
                                                                    Mikasa, Polo/Ralph Lauren,
                                                                    S&K Menswear, Van Heusen

Tracy Outlet Center            1994        153,000         94.5%  Anne Klein, Big Dog Sportswear,
Tracy, California                                                   Casual Corner,
                                                                    Corning/Revere, Fila, Jones
                                                                    New York, Levi's,
                                                                    Leathermode, Liz Claiborne,
                                                                    Mikasa, Nine West, OshKosh
                                                                    B'Gosh, Reebok, Sony

Horizon Outlet Center--     1990/1996      147,455         71.5%  Bass, Bugle Boy, Carter's
  Traverse City*             2 Phases                               Childrenswear,
Traverse City, Michigan                                             Corning/Revere, Dansk,
                                                                    Levi's, London Fog, S&K
                                                                    Menswear, Van Heusen

                             YEAR OF
                             OPENING/
                               MOST        TOTAL     PERCENTAGE
                              RECENT    APPROXIMATE      GLA
                            EXPANSION/   GLA AS OF     LEASED
   NAME AND LOCATION OF       NO. OF     12/31/97       AS OF
          CENTER              PHASES     (SQ. FT.)    12/31/97            CERTAIN TENANTS
Horizon Outlet Center--        1995        139,433         83.7%  Bass, Big Dog Sportswear,
  Tulare*                                                           Corning/Revere, Jones New
Tulare, California                                                  York, Linen Barn, Maidenform,
                                                                    Mikasa, Polo/Ralph Lauren,
                                                                    Reebok, Van Heusen

Horizon Outlet Center--     1994/1995      323,463         94.4%  Ann Taylor, Anne Klein, Big Dog
  Vero Beach                 2 Phases                               Sportswear, BOSE, Bugle Boy,
Vero Beach, Florida                                                 Dansk, Etienne Aigner,
                                                                    Jockey, Jones New York,
                                                                    Levi's, Liz Claiborne, London
                                                                    Fog, Mikasa, Nautica, Nine
                                                                    West, Polo/Ralph Lauren,
                                                                    Reebok, Reed & Barton,
                                                                    Spiegel, Springmaid-Wamsutta,
                                                                    Timberland, Van Heusen

Warrenton Outlet Center*    1993/1995      200,363         81.7%  Bass, Corning/Revere, Jockey,
Warrenton, Missouri          2 Phases                               Jones New York, Levi's, Linen
                                                                    Barn, Liz Claiborne, Mikasa,
                                                                    Nike, Nine West, Van Heusen

Berkeley Commons Outlet     1988/1995      274,565        100.0%  American Eagle, Anne Klein,
  Center                     4 Phases                               Bass, BOSE, Brooks Brothers,
Williamsburg, Virginia                                              Coach, Eddie Bauer, Etienne
                                                                    Aigner, Guess?, J. Crew,
                                                                    Jones New York, Liz
                                                                    Claiborne, Lladro, Mikasa,
                                                                    Nautica, Nike, Nine West,
                                                                    NordicTrack, OshKosh B'Gosh,
                                                                    Reebok, Timberland, Tommy
                                                                    Hilfiger, Van Heusen,
                                                                    Waterford Wedgewood

Horizon Outlet Center       1992/1994      249,208         92.6%  American Eagle, Big Dog
  Woodbury                   3 Phases                               Sportswear, Bugle Boy, Casual
Woodbury, Minnesota                                                 Corner, Corning/Revere, Eddie
                                                                    Bauer, Fila, Levi's, Reebok,
                                                                    Spiegel, Van Heusen,
                                                                    WestPoint Stevens

New Mexico Outlet              1993        155,170           --(4)
  Center(4)*                 1 Phase
Algodones, New Mexico

TOTAL HORIZON PORTFOLIO                  9,907,113         89.4 %

------------------------

NOTES:

* Horizon Partnership will transfer its interests in this property to HGP LP upon the consummation of the Transactions.

(1) Owned by a partnership in which the Company has an interest.

(2) Owned by a joint venture with an institutional investor.

(3) Horizon's interests in this property were transferred to Horizon/C&C LLC pursuant to the C&C Contribution Agreement. See "The Transactions--Parties to the Transactions--Castle & Cooke."

(4) As of January 31, 1998, the center was unoccupied and held for sale. See
    Note 3 to the Consolidated Financial Statements.

EXECUTIVE OFFICES

    Horizon Partnership owns its 35,000 square foot executive offices in Norton Shores, Michigan.

STATE INFORMATION

    The following table indicates, as of December 31, 1997, certain information regarding the outlet centers presented by state.

                                                                                         PERCENTAGE OF         TOTAL
                                           NUMBER OF     TOTAL GLA    PERCENTAGE OF      GLA LEASED ON        OCCUPIED
STATE                                     PROPERTIES     (SQ. FT.)      TOTAL GLA      DECEMBER 31, 1997     BASE RENT
--------------------------------------  ---------------  ----------  ---------------  -------------------  --------------
California............................             5      1,385,493          14.0%              93.9%      $   22,706,178
Colorado..............................             1        257,470           2.6               92.9            3,937,864
Florida...............................             1        323,463           3.3               94.4            4,125,131
Georgia...............................             1        254,270           2.6               87.7            2,852,791
Hawaii................................             1        254,999           2.6               40.5              723,616
Indiana...............................             3      1,018,012          10.3               95.3           12,549,876
Kentucky..............................             1        117,980           1.2               71.3              545,725
Maryland..............................             2        368,549           3.7               97.6            5,059,763
Massachusetts.........................             1        224,363           2.3               99.2            3,745,012
Michigan..............................             5      1,644,938          16.6               85.8           15,353,883
Minnesota.............................             2        437,268           4.4               87.3            4,221,059
Missouri..............................             1        200,363           2.0               81.7            2,026,827
Nevada................................             1        258,312           2.6               79.2            3,016,854
New Mexico............................             1        155,170           1.5             --                 --
New York..............................             2        682,994           6.9               90.2            9,069,950
Ohio..................................             1        314,012           3.2               82.3            3,035,163
Pennsylvania..........................             1        199,962           2.0               80.0            1,363,240
Texas.................................             3        832,556           8.4               94.6           10,226,495
Virginia..............................             1        274,565           2.8              100.0            4,730,477
Washington............................             1        174,105           1.7               98.7            2,192,176
Wisconsin.............................             2        528,179           5.3               91.3            6,466,519
                                                  --
                                                         ----------         -----              -----       --------------
  Total...............................            37      9,907,113         100.0%              89.4%      $  117,948,599
                                                  --
                                                  --
                                                         ----------         -----              -----       --------------
                                                         ----------         -----              -----       --------------

UNDEVELOPED PARCELS

    As of December 31, 1997, Horizon Partnership owned undeveloped parcels aggregating approximately 346 acres of outlots, retail pads and expansion pads located near certain of Horizon Partnership's outlet centers. Horizon Partnership intends to pursue an aggressive marketing program to lease, develop or sell the parcels owned by it. However, the sale of property by a REIT is subject to significant restrictions imposed by the Code. Accordingly, such restrictions may limit the number, size and timing of such sales.

TENANTS

    GENERAL. Horizon Partnership's portfolio features a diverse mix of tenants. Horizon Partnership's tenants are typically the retailing outlet of large publicly traded manufacturers. Substantially all of the leases require tenants to pay their pro rata share of all property operating expenses and real estate taxes.

    The following table sets forth certain information with respect to each tenant which individually accounts for more than 2% of Horizon Partnership's total base rental revenues or total occupied GLA for the year ended December 31, 1997 and to all other tenants as a group:

                                                                                                          PERCENTAGE OF
                                                  NUMBER      OCCUPIED   TOTAL ANNUAL    PERCENTAGE OF     BASE RENTAL
TENANT                                           OF STORES    GLA (SF)     BASE RENT     OCCUPIED GLA        INCOME
----------------------------------------------  -----------  ----------  -------------  ---------------  ---------------
Phillips-Van Heusen Retail Division...........         123      576,174  $   8,142,269           6.7%             6.6%
Spiegel, Inc..................................          18      283,477      3,000,148           3.3              2.4
LCI Holdings, Inc.............................          31      271,413      2,821,250           3.2              2.3
Dress Barn, Inc...............................          34      220,942      3,320,674           2.6              2.7
Sara Lee Corporation..........................          65      214,043      2,971,922           2.5              2.4
Mikasa, Inc...................................          27      208,647      2,543,044           2.4              2.1
Brown Retail Group, Inc.......................          46      204,706      3,041,900           2.4              2.5
Melru Corporation.............................          59      182,090      2,979,331           2.1              2.4
Reebok International Ltd......................          21      176,086      2,193,448           2.0              1.8
Other.........................................       1,664    6,253,792     91,468,013          72.8             74.8

    TENANT LEASES. During 1997, leases for approximately 621,000 square feet of GLA in Horizon Partnership's outlet centers came up for renewal. Of this amount, approximately 487,000 renewed at an average rental rate of $15.10, representing an 8.4% increase from 1996 rental rates. In addition to renewals, in 1997, Horizon Partnership entered into new leases totaling 875,000 square feet of GLA at an average base rental rate of $14.70 per square foot with an average base term of 5.0 years. Horizon Partnership's average tenant space is approximately 4,000 square feet of GLA. As of December 31, 1997, executed leases at Horizon Partnership's outlet centers had an average base rent of $14.99 per square foot.

    The following table sets forth, as of December 31, 1997, tenant lease expirations for the next ten years at Horizon Partnership's outlet centers (assuming that none of the tenants exercises any renewal option):

                                                              APPROXIMATE GLA
YEAR ENDING DECEMBER 31,                       # OF LEASES       (SQ. FT.)      ANNUAL BASE RENT
-------------------------------------------  ---------------  ----------------  ----------------
1998.......................................           266            805,340     $   11,237,577
1999.......................................           319          1,056,049         16,302,012
2000.......................................           425          1,433,374         22,213,053
2001.......................................           367          1,361,989         21,489,277
2002.......................................           365          1,390,871         21,658,273
2003.......................................            96            517,018          7,161,875
2004.......................................            71            379,366          5,452,987
2005.......................................            54            421,502          4,825,259
2006.......................................            41            412,316          4,122,149
2007.......................................            25            183,164          2,153,703

MORTGAGE DEBT

    The following table sets forth, as of December 31, 1997, certain information regarding the mortgages currently encumbering Horizon Partnership's outlet centers.

                                                         12/31/97                                       ESTIMATED BALLOON
                                        ANNUAL          PRINCIPAL      ANNUAL DEBT       MATURITY          PAYMENT AT
PROPERTY                             INTEREST RATE       BALANCE         SERVICE           DATE             MATURITY
---------------------------------  -----------------  --------------  -------------  -----------------  -----------------
Perryville, MD...................         8.625 %     $    9,741,064  $     976,400             Nov-05         8,223,900
Bellport, NY.....................        10.25            10,891,034      1,284,000             Jun-18
Edinburgh, IN....................         9.50             6,985,835        754,900             Jun-01         6,619,300
Edinburgh, IN....................         9.50            10,212,077      1,088,800             May-01         9,748,900
Birch Run, MI....................         9.50            22,363,938      2,411,400             Jun-02        20,797,500
Birch Run, MI....................         9.50             4,861,727        524,200             Jun-02         4,521,200
Birch Run, MI....................         9.50            17,502,221      1,887,200             Jun-02        16,276,300
Birch Run, MI....................         9.50            10,471,570      1,111,344            June-01        10,003,600
Williamsburg, VA.................         8.75            14,004,323      1,633,100             Nov-00        12,698,700
Williamsburg, VA.................         8.25             9,759,024      1,022,500             Oct-00         9,090,600
Vero Beach, FL...................         7.875           26,798,254      2,528,900             Nov-05        22,284,000
Woodbury, MN.....................         7.875           17,865,503      1,685,900             Nov-05        14,856,000
Conroe, TX.......................         9.40             6,794,610        794,200             May-02         5,966,900
Conroe, TX.......................         9.40             1,900,601        222,100             May-02         1,669,100
Conroe, TX.......................         9.40             8,695,210      1,016,300             May-02         7,636,000
Jeffersonville, OH...............         9.40             7,459,827        871,900             May-02         6,551,000
Jeffersonville, OH...............         9.40             9,645,511      1,127,400             May-02         8,470,500
Jeffersonville, OH...............         9.40             2,185,684        255,500             May-02         1,919,400
First Horizon....................         8.57            63,761,603      6,319,700             Mar-06        54,458,700
  Burlington, WA
  Fremont, IN
  Kenosha, WI
  Oshkosh, WI
Second Horizon...................         9.06            98,668,991      9,639,400             Oct-06        90,933,800
  Hillsboro, TX
  Lake Elsinore, CA
  Pismo Beach, CA
  Queenstown, MD
  Tracy, CA
Third Horizon....................    LIBOR + 1.75        244,195,696      8,109,500             Jul-99       244,195,696
  Calhoun, GA
  Dry Ridge, KY
  Gilroy, CA
  Holland, MI
  Laughlin, NV
  Lee, MA
  Medford, MN
  Michigan City, IN
  Monroe, MI
  Norton Shores, MI
  Sealy, TX
  Silverthorne, CO
  Somerset, PA
  Traverse City, MI
  Tulare, CA
  Warrenton, MO
Third Horizon....................    LIBOR + 2.25          9,724,304        200,800             Jul-99         9,724,304
Other............................      6.90-10.0           7,259,783        883,000      Aug-00-Dec-02         3,159,431
                                                      --------------  -------------                     -----------------
                                                      $  621,748,380  $  46,348,400                     $    569,804,831
                                                      --------------  -------------                     -----------------
                                                      --------------  -------------                     -----------------

TAXES

    At December 31, 1997, Horizon Partnership had an aggregate cost basis of $860.0 million in its real estate assets for federal income tax purposes. Depreciation for income tax purposes is calculated using the straight line method over the estimated useful lives of the assets, which for buildings placed in service prior to May 13, 1993 is 31.5 years (resulting in a rate of 3.2% per year) and buildings placed in service after May 13, 1993 is 39 years (resulting in a rate of 2.6% per year).

    Horizon Partnership's aggregate real estate tax obligation during the year ended December 31, 1997 was approximately $13.3 million. Estimated aggregate 1998 real estate taxes, taking into account planned expansions, are approximately $14.4 million.

                             POLICIES OF NEW PRIME
                       WITH RESPECT TO CERTAIN ACTIVITIES

    The following section sets forth the policies expected to be implemented by New Prime upon the effectiveness of the Transactions with respect to certain matters. These policies may be amended or revised from time to time at the discretion of the New Prime Board of Directors without a vote of the stockholders of New Prime.

INVESTMENT OBJECTIVES AND POLICIES

    New Prime's investment objectives will be to provide regular quarterly cash dividends to its stockholders and achieve long-term capital appreciation through increases in cash flow of the New Prime Properties. New Prime will seek to accomplish these objectives through the ownership and the enhanced operation of the New Prime Properties, the selective development and acquisition of additional retail properties, particularly outlet centers, and, where appropriate, renovations and expansions of these properties. New Prime will seek opportunities to develop factory outlet centers throughout the United States and abroad. All of New Prime's investment activities will be conducted through Prime Partnership, the Prime Finance Corporations, the partnerships of New Prime which hold New Prime Properties (collectively, the "New Prime Partnerships") and its subsidiaries, although New Prime also may hold temporary cash investments from time to time pending investment or distribution to stockholders. New Prime's investments will not be restricted to any geographic area or any specific type of property. New Prime will not have any limit on the amount or percentage of assets invested in any property.

    New Prime will be able to purchase or lease New Prime Properties for long-term investment, expand and improve New Prime Properties owned at the time of the Transactions, or sell such New Prime Properties, in whole or in part, when circumstances warrant. New Prime will also be able to participate with other entities in property ownership, through partnerships or other types of co-ownership arrangements. Equity investments may be subject to existing mortgage financing and other indebtedness which will have priority over the equity interest of New Prime.

    While New Prime's investment policy will emphasize equity real estate investments, it may, in its discretion, invest in mortgages, stock of other real estate investment trusts and other real estate interests. New Prime will not plan on investing in the securities of other issuers except in connection with New Prime's acquisitions of indirect interests in New Prime Properties (normally through partnership interests in special purpose partnerships owning title to New Prime Properties) and investments in short-term income producing investments such as overnight repurchase agreements and 30-day commercial paper. Any such investments in the securities of other issuers will be subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification. In any event, New Prime will not intend for its investment in securities to require it to register as an "investment company" under the Investment Company Act of 1940, and New Prime will intend to divest securities before any such registration would be required.

DISTRIBUTION AND DIVIDEND POLICY

    New Prime's dividend policy with respect to New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares will be to continue to pay $2.625, $2.125, $1.18 and $1.18 per annum per share, respectively, or such greater amount as may be required by the New Prime Charter. Distributions and dividends will be determined by the New Prime Board of Directors and will be dependent on a number of factors, including continuing favorable operations at the New Prime Properties. Prime's current policy is to pay the same amount of dividends on the underlying units of Prime Partnership as are paid on the respective shares of Prime. No assurance will be given that distributions or dividends will continue to be paid or as to the amount of such distributions or dividends.

FINANCING POLICIES

    New Prime will have a policy of not incurring debt if at such time it would result in a ratio of debt-to-total market capitalization of more than 60%. Such policy will allow New Prime to incur more debt as a ratio of its total market capitalization. The organizational documents of New Prime, however, will not limit the amount or percentage of indebtedness that New Prime may incur. New Prime may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, the market values of its New Prime Properties, general conditions in the market for debt and equity securities, fluctuations in the fair market prices of New Prime Common Shares, growth and acquisition opportunities and other factors. Accordingly, New Prime will be able to increase or decrease its debt-to-total market capitalization ratio above or below the limit described above. If the New Prime Board of Directors determines that additional funding is required, New Prime may be authorized to raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT taxable income), or a combination of these methods.

    In the event that the New Prime Board of Directors determines to raise additional equity capital, it will have the authority, without stockholder approval (except for the issuance of New Prime Preferred Shares senior to or on parity with New Prime Series A Preferred Shares or senior to New Prime Series B Preferred Shares or New Prime Series C Preferred Shares) to issue additional shares of New Prime Common Shares or Preferred Shares of New Prime in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. Existing stockholders would have no preemptive right to purchase shares issued in any offering and any such offering might cause a dilution of a stockholder's investment in New Prime.

    Any additional borrowings will be made through Prime Partnership, the Prime Finance Corporations, New Prime Property Partnerships or any additional New Prime Property Partnership, although New Prime also may incur indebtedness which may be re-loaned to Prime Partnership. Indebtedness incurred by New Prime may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness to be incurred by Prime Partnership, the Prime Finance Corporations, New Prime Property Partnerships or any additional New Prime Property Partnership may be in the form of purchase money obligations to the sellers of New Prime Properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by Prime Partnership, the Prime Finance Corporations, New Prime Property Partnerships or any new property partnership. Such indebtedness may be recourse to all or any part of the property of New Prime, Prime Partnership, the Prime Finance Corporations, New Prime Property Partnership or any new property partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by New Prime, Prime Partnership, the Prime Finance Corporations, any New Prime Property Partnership or any new property partnership may be used for the payment of distributions, for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or development of additioinal New Prime Properties; provided that New Prime will not be able to borrow to pay distributions to stockholders except through Prime Partnership.

CONFLICT OF INTEREST POLICIES

    New Prime will adopt certain policies and enter into various agreements designed to reduce conflicts of interest involving the owners and management of New Prime.

    Michael W. Reschke, the Chairman of the Board of New Prime and the principal stockholder of PGI, will continue to devote a considerable portion of his time to the management of PGI's continuing commercial real estate operations provided he is able to perform duties customary to his position as Chairman of the Board of Prime, including overseeing the affairs and proceedings of such board. Mr. Reschke and PGI have agreed that, so long as PGI and/or its affiliates own a 5% or greater economic interest in New Prime or Mr. Reschke is Chairman of the Board of New Prime, neither Mr. Reschke nor PGI (including its affiliates) will develop or acquire any interest in any retail property that is within the primary business of New Prime as determined from time to time by a majority vote of the independent directors of New Prime. Excluded from the foregoing restrictions are all properties in which PGI had an interest prior to the Prime IPO, any retail projects developed or acquired by PGI in Spain and PGI's or Mr. Reschke's ownership of less than 5% of any class of securities listed on a national securities exchange. In addition, Michael W. Reschke and PGI may, subject to certain limitations, (i) provide mortgage financing or other debt financing (including in the form of preferred equity positions) to any person which is engaged in the primary business of Prime and (ii) own equity interests in, and engage in the management of, HGP. For so long as Mr. Reschke serves as an executive officer or director of HGP, HGP will be prohibited from acquiring or developing any factory outlet center that is within a 50 mile radius of any factory outlet center owned or operated by New Prime.

    Messrs. Rosenthal and Carpenter have entered into employment agreements that contain noncompetition provisions designed to reduce potential conflicts of interest. These provisions prohibit Messrs. Rosenthal and Carpenter from engaging directly or indirectly in the primary business of Prime (as described above) during the period each is employed with New Prime and for an additional 24-month period following any termination of such employment either by New Prime for cause or by the officer voluntarily.

    New Prime will form the Independent Directors Committee to consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving New Prime.

    As holders of Prime Partnership Common Units, the limited partners of Prime Partnership may suffer different and more adverse tax consequences than New Prime upon the sale or refinancing of certain of the New Prime Properties that were contributed to Prime in connection with the Prime IPO and therefore the limited partners of Prime Partnership and New Prime may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of certain of the New Prime Properties. The decision to proceed with any such sale or refinancing will be made by the New Prime Board of Directors. The Prime Partnership Agreement will provide that New Prime has no obligation to consider the separate interests of the limited partners of Prime Partnership, including tax consequences to limited partners, in deciding whether to sell a property.

    In addition, pursuant to Maryland law (the jurisdiction under which New Prime will be incorporated) and the bylaws of New Prime, each of the directors will be obligated to offer to New Prime any opportunity which comes to such director and which New Prime could reasonably be expected to have an interest in pursuing. In addition, under Maryland law, any contract or transaction between New Prime and any director or any entity in which the director has a material financial interest will be voidable unless (a) it is approved after disclosure of the interest, by an affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (b) it is fair and reasonable to New Prime.

WORKING CAPITAL RESERVES

    New Prime will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts the Executive Committee of the New Prime Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of New Prime's business.

NEW PRIME'S RELATIONSHIP WITH HGP

    Neither New Prime nor Prime Partnership is required or intends to provide assistance or services to HGP other than as required pursuant to the terms of Prime Partnership's partial guarantee of HGP's obligations under the HGP Credit Facility (the "Prime Guarantee"). In order to assist HGP to obtain financing, Prime Partnership has agreed to guarantee $10,000,000 in indebtedness under the HGP Credit Facility. The Prime Guarantee will terminate if HGP raises at least $50,000,000 in equity and uses no less than $50,000,000 of such proceeds to repay outstanding principal under the HGP Credit Facility pursuant to the Prime Guarantee. HGP will be required to pay Prime Partnership an annual fee equal to 4.0% of the aggregate amount of HGP's obligations subject to such Prime Guarantee. See "Horizon Group Properties, L.P.--Management's Discussion and Financial Analysis of HGP LP--Liquidity and Capital Resources."

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    New Prime will have the authority to offer its shares or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its shares or any other securities. Similarly, New Prime may offer additional interests in Prime Partnership that are exchangeable into New Prime Common Shares or, at New Prime's option, cash in exchange for property. New Prime also may make loans to Prime Partnership. New Prime will expect to issue New Prime Common Shares to holders of interests in Prime Partnership upon exchange thereof, subject to certain restrictions and limitations. Any such election by New Prime with respect to Prime Partnership Common Units held by PGI, Messrs. Rosenthal and Carpenter or any other officer or director of New Prime or certain other parties will be made with the approval of the independent directors. New Prime will have no formal policy with respect to loans to other persons. New Prime will expect to make loans to its employees from time to time in the ordinary course of its business which either singly or in the aggregate, will not be material to New Prime. New Prime will not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers. At all times, New Prime will intend to make investments in such manner as to be consistent with the requirements of the Code for New Prime to continue to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the New Prime Board of Directors with the consent of the holders of the majority of the votes entitled to be cast on such matter, determine that it is no longer in the best interests of New Prime to continue to be qualified as a REIT.

    LIQUIDITY AND CAPITAL RESOURCES OF NEW PRIME FOLLOWING THE TRANSACTIONS

PLANNED DEVELOPMENT

    Management believes that there is sufficient demand for continued development of new factory outlet centers and expansions of certain existing factory outlet centers. New Prime expects to open approximately 751,000 square feet of GLA during 1998 including two new factory outlet centers currently under construction. At December 31, 1997, the budgeted remaining capital expenditures for 1998 planned developments aggregated approximately $78.2 million, while anticipated capital expenditures related to the completion of expansions of existing factory outlet centers opened during 1997 (aggregating 224,000 square feet of GLA) approximated $5.2 million.

    Management believes that New Prime has sufficient capital and capital commitments to fund the remaining capital expenditures associated with its 1997 and 1998 development activities. These funding requirements are expected to be met, in large part, with the proceeds from various loan facilities, including the financing of certain unencumbered properties (See "--Debt Transactions"). If adequate financing for such development and expansion is not available, New Prime may not be able to develop new centers or expand existing centers at currently planned levels.

    New Prime currently plans to open one new factory outlet center and several expansions in 1999 that are expected to contain approximately 775,000 square feet of GLA, in the aggregate, and have a total expected development cost of approximately $98.0 million. New Prime expects to fund the development cost of these projects from (i) certain line of credit facilities, (ii) joint venture partners, (iii) retained cash flow from operations, (iv) construction loans, and
(v) the potential sale of common or preferred equity in the public or private capital markets. As of December 31, 1997, there were no material commitments with regard to the construction of the new factory outlet centers and expansions scheduled to open in 1999.

There can be no assurance that New Prime will be successful in obtaining the required amount of equity capital or debt financing for the 1999 planned openings or that the terms of such capital raising activities will be as favorable as New Prime has experienced in prior periods.

NOMURA LOAN FACILITIES

    New Prime has obtained a loan commitment from Nomura Asset Capital Corporation to provide $305.0 million of debt financing under various debt facilities (collectively, the "Nomura Loan Facilities").

    The $305.0 million loan commitment to New Prime contemplates (i) a $180.0 million nonrecourse permanent loan (the "Permanent Loan"), (ii) an $85.0 million full recourse bridge loan (the "Bridge Loan"), and (iii) a $40.0 million full recourse unsecured corporate line of credit (the "Unsecured Corporate Line"). The Permanent Loan will (i) be collateralized by first mortgages on four factory outlet centers, (ii) bear a fixed rate of interest equal to the yield on the 10-year U.S. Treasury plus 1.50%, and (iii) require monthly principal and interest payments pursuant to a 27-year amortization schedule. The Bridge Loan will (i) be collateralized by first mortgages on six factory outlet centers,
(ii) bear a variable rate of interest equal to 30-day LIBOR plus 1.25%, (iii) mature in three years, and (iv) require monthly interest-only payments. The Unsecured Corporate Line will (i) bear a variable rate of interest equal to 30-day LIBOR plus 1.75%, (ii) mature in three years, and (iii) require monthly interest-only payments.

    The proceeds from the Permanent Loan, the Bridge Loan, and the Unsecured Corporate Line will be used (i) to repay $144.7 million of debt outstanding,
(ii) for the payment of loan fees and closing costs of approximately $2.2 million, (iii) for the purchase of Horizon's joint venture partner's minority interest in the Finger Lakes Center for $46.1 million, (iv) for the payment of the merger transaction costs of approximately $18.7 million, (v) for the payment of the Prime Special Distribution and Prime Partnership Special Distribution of $21.8 million, (vi) for development and acquisition activities, and (vii) for general corporate purposes.

DEBT REPAYMENTS AND PREFERRED STOCK DIVIDENDS

    New Prime's aggregate indebtedness was $1.1 billion at December 31, 1997. At December 31, 1997, such indebtedness had a weighted average maturity of 7.0 years and bore interest at a weighted average interest rate of 7.8% per annum. At December 31, 1997, $575.1 million, or 52.5%, of such indebtedness bore interest at fixed rates and $520.7 million, or 47.5%, of such indebtedness, including $28.3 million of tax-exempt bonds, bore interest at variable rates. Of the variable rate indebtedness outstanding at December 31, 1997, $356.0 million is scheduled to convert to a fixed rate of 7.782% in November 1998 for the remaining five-year term of such indebtedness.

    At December 31, 1997, New Prime held interest rate protection contracts on $28.3 million of its floating rate tax-exempt indebtedness which expire in 1999 and approximately $356.0 million of other floating rate indebtedness which expire in November 1998 (or approximately 73.8% of its total floating rate indebtedness). In addition, New Prime held additional interest rate protection contracts on $43.9 million (of which $22.0 million expires in July 1998 and $21.9 million expires in April 1999) of the $356.0 million floating rate indebtedness to further reduce New Prime's exposure to increases in interest rates.

    New Prime's ratio of debt to total market capitalization at December 31, 1997 (defined as total long-term debt divided by the sum of: (a) the aggregate market value of the outstanding shares of New Prime Common Shares, assuming the full exchange of Prime Partnership Common Units, Prime Partnership Series C Preferred Units and New Prime Series C Preferred Shares into New Prime Common Shares; (b) the aggregate market value of the outstanding New Prime Series B Preferred Shares; (c) the aggregate liquidation preference of the New Prime Series A Preferred Shares at $25.00 per share; and (d) the total long-term debt of New Prime) was 50.5%.

    New Prime is obligated to repay $19.6 million and $58.1 million of mortgage indebtedness during 1998 and 1999, respectively. Annualized cumulative dividends on New Prime Senior Preferred Shares, New Prime Series B Preferred Shares, and New Prime Series C Preferred Securities outstanding as of December 31, 1997 are $6.0 million, $16.6 million, and $5.1 million, respectively. These dividends are paid quarterly, in arrears.

    New Prime anticipates that cash flow from operations, together with cash available from the Nomura Loan Facilities will be sufficient to satisfy its debt service obligations, expected distribution and dividend requirements and operating cash needs for the next year.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of New Prime's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    New Prime does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on New Prime's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. New Prime has initiated formal communications with all of its significant suppliers to determine the extent to which New Prime's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies, on which New Prime's systems rely, will be timely converted and would not have an adverse effect on New Prime's systems.

                     MANAGEMENT AND OPERATION OF NEW PRIME
                             AFTER THE TRANSACTIONS

GENERAL

    The New Prime Board of Directors will consist of the following persons:
Michael W. Reschke, Abraham Rosenthal, William H. Carpenter, Jr., Glenn D. Reschke, Terence C. Golden, Kenneth A. Randall, James R. Thompson, Marvin S. Traub, Sharon Sharp, Norman Perlmutter, Robert D. Perlmutter and William P. Dickey. The Board of Directors of New Prime will be divided into three equally numbered classes serving staggered three-year terms. One class will serve as directors until the 1998 annual meeting of shareholders, one class will serve as directors until the 1999 annual meeting of shareholders, and one class will serve as directors until the 2000 annual meeting of shareholders.

    Senior management of New Prime will be drawn from the present management of Prime. See "Interests of Certain Persons in the Transactions."

    After the Transactions, management and control of Prime Partnership will be vested in New Prime, which will serve as its sole general partner.

    The Merger Agreement also contains provisions relating to, among other things, employee benefits and indemnification and liability coverage of former directors and officers of Horizon after the Transactions. See "Interests of Certain Persons in the Transactions."

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, positions and, as of December 31, 1997, ages of the executive officers and directors of New Prime.

            NAME                                                POSITION                                       AGE
----------------------------  ----------------------------------------------------------------------------  ---------

Michael W. Reschke            Chairman of the Board, Director (term expires 2000)                                  42

Abraham Rosenthal             Chief Executive Officer, Director (term expires 1999)                                48

William H. Carpenter, Jr.     President, Chief Operating Officer, Director (term expires 1998)                     46

Glenn D. Reschke              Executive Vice President--Development and Acquisitions, Director (term
                                expires 2000)                                                                      46

David G. Phillips             Executive Vice President--Operations and Marketing                                   36

Robert P. Mulreaney           Executive Vice President--Chief Financial Officer and Treasurer                      39

C. Alan Schroeder             Executive Vice President--General Counsel and Secretary                              40

R. Bruce Armiger              Senior Vice President--Development and Construction Management Services              52

Steven S. Gothelf             Senior Vice President--Finance                                                       37

Steven M. McGhee              Senior Vice President--Operations                                                    43

John S. Mastin                Senior Vice President--Leasing                                                       51

Anya T. Harris                Senior Vice President--Marketing and Communications                                  31

Terence C. Golden             Director (term expires 2000)                                                         53

Kenneth A. Randall            Director (term expires 2001)                                                         70

James R. Thompson             Director (term expires 1999)                                                         61

Marvin S. Traub               Director (term expires 1999)                                                         72

Sharon Sharp                  Director (term expires 2001)                                                         58

Norman Perlmutter             Director (term expires 2001)                                                         63

Robert D. Perlmutter          Director (term expires 1999)                                                         36

William P. Dickey             Director (term expires 2000)                                                         54

    The following is a biographical summary as of December 31, 1997 of the experience of the executive officers and directors of New Prime.

    MICHAEL W. RESCHKE. Michael W. Reschke has been the Chairman of the Board of Directors of Prime since Prime's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last seventeen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is Chairman of the Board of Brookdale Living Communities, Inc. and Prime Group Realty Trust and a member of the Board of Directors of Prime Residential, Inc., Ambassador Apartments, Inc. and HGP. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute. Mr. Reschke is the brother of Glenn D. Reschke, an executive officer and director of New Prime.

    ABRAHAM ROSENTHAL. Abraham Rosenthal has been the Chief Executive Officer and a Director of Prime since Prime's inception. Mr. Rosenthal joined PGI in 1988, serving as Vice President, Senior Vice President and, immediately prior to joining Prime, as Executive Vice President. Mr Rosenthal's responsibilites with Prime include strategic planning, investor relations, capital markets, financing, site selection, site planning and building design, and new business development for Prime. Mr. Rosenthal has been involved in retail design and development for the past 20 years. Prior to joining PGI, Mr. Rosenthal was Vice President--Design and Construction of Cordish/Embry and Associates. Mr. Rosenthal received a Bachelor of Architecture degree from the University of Maryland School of Architecture, is a registered architect in the State of Maryland and is certified by the National Council of Architectural Registration Board. Mr. Rosenthal is a full member of the Urban Land Institute and the International Council of Shopping Centers the National Realty Committee and NAREIT. Mr. Rosenthal is on the executive committee of the Baltimore Museum of Art and chairs the organization's Development, Marketing and Finance Committee. Mr. Rosenthal is also a member of the Maryland/Israel Development Center and is on the board and a member of the executive committee for Baltimore's Downtown Partnership. Mr. Rosenthal was the recipent of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.

    WILLIAM H. CARPENTER, JR. William H. Carpenter, Jr. has been President, Chief Operating Officer and a Director of Prime since Prime's inception. Mr. Carpenter joined PGI in 1989, serving as Senior Vice President and, immediately prior to joining Prime, as Executive Vice President. Mr Carpenter's responsibilities with Prime include leasing, marketing, operations and management, development, and construction for Prime's retail projects. Prior to joining PGI, Mr. Carpenter was President of D.I. Realty, Inc. (a division of Design International) from 1988 to 1989 and in such capacity managed all aspects of retail leasing and development for D.I. Realty, Inc., including property management, construction, and merchant coordination. Mr. Carpenter previously was senior regional leasing director with The Rouse Company and a partner with Cordish/Embry and Associates in Baltimore, Maryland. In these positions, Mr. Carpenter directed the development and leasing of a number of major urban projects in cooperation with city governments. Over the last 23 years, Mr. Carpenter has been involved in over 57 major urban, suburban and specialty projects throughout the United States. Mr. Carpenter attended the University of Baltimore and is a member of the International Council of Shopping Centers, a member of Developers of Outlet Centers and a full member of the Urban Land Institute. Mr. Carpenter sits on the Board and Executive Committee of the Baltimore Symphony Orchestra and also sits on the International Counsel of Shopping Centers/Value Retail News Executive Committee. Mr. Carpenter was the recipient of the 1995 Entrepreneur of the Year Award for Maryland Real Estate.

    GLENN D. RESCHKE. Glenn D. Reschke is Executive Vice President of Development and Acquisitions and a Director of Prime, where he is responsible for site selection, design and construction for Prime's new retail projects, as well as the acquisition of existing outlet centers nationwide. Mr. Reschke joined PGI in 1983 and, since that time, served as Vice President, Senior Vice President and Executive Vice President of PGI, and was, responsible for PGI's multi-family, senior housing, single family and land development divisions. Prior to that, Mr. Reschke was the Director of the EPA's Automotive Emission Testing Laboratory in Ann Arbor, Michigan where he managed the nation's automotive emission certification and fuel economy testing programs for the Federal Government. Mr. Reschke received a Masters in Business Administration from Eastern Michigan University with a specialization in finance after receiving a Bachelor of Science degree with honors in Chemical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana. Mr. Reschke is the brother of Michael W. Reschke, New Prime's Chairman of the Board.

    DAVID G. PHILLIPS. David G. Phillips is Executive Vice President--Operations and Marketing of Prime. Mr. Phillips joined PGI in 1989 and served as Vice President, Senior Vice President and Executive Vice President--Leasing. Mr. Phillips' responsibilities with Prime include the management and supervision of Prime's operations, marketing and advertising efforts for all of Prime's outlet centers. Prior to joining PGI, Mr. Phillips was a leasing representative at D.I. Realty, Inc., leasing a variety of retail projects including outlet centers and traditional specialty malls. Prior to joining D.I. Realty, Inc., Mr. Phillips owned and operatered Bowdain Street Contracting in Boston, Massachusetts. Mr. Phillips received a Masters of Science in Real Estate Development at Johns Hopkins University and received a Bachelor of Science degree in Business Administration from the University of Vermont. Mr. Phillips is a member of the International Council of Shopping Centers with a Certified Leasing Specialist designation and the Urban Land Institute.

    ROBERT P. MULREANEY. Robert P. Mulreaney is Executive Vice President--Chief Financial Officer and Treasurer of Prime. Mr. Mulreaney joined Prime in 1994. Mr. Mulreaney's responsibilities with Prime include capital market activities, corporate budgeting, financial reporting, investor relations, accounting, taxation, treasury and management information systems. Prior to joining Prime, Mr. Mulreaney was associated for 14 years with Ernst & Young LLP, where he specialized in accounting and consulting issues related to real estate and financial institutions. Mr. Mulreaney received a Bachelor of Business Administration in Accounting in 1980 from Marshall University. Mr. Mulreaney is a member of the American Institute of Certified Public Accountants, the Maryland Association of Certified Public Accountants and the West Virginia Society of Certified Public Accountants.

    C. ALAN SCHROEDER. C. Alan Schroeder is Executive Vice President--General Counsel and Secretary of Prime. He has been General Counsel since 1994. From 1990 to 1994, Mr. Schroeder was an Assistant General Counsel of PGI, responsible for legal matters relating to the retail division. Prior to joining PGI, Mr. Schroeder was associated with Hopkins & Sutter, a Chicago, Illinois based law firm. Mr. Schroeder received a Juris Doctorate degree from The University of Chicago Law School and an A.B. degree from Bowdoin College in Brunswick, Maine. Mr. Schroeder is licensed to practice law in Illinois.

    R. BRUCE ARMIGER. R. Bruce Armiger is Senior Vice President--Development and Construction Management Services of Prime. Mr. Armiger's responsibilities with Prime include supervision of project development and construction for all of Prime's outlet centers. Mr. Armiger joined PGI in 1992, and since that time, acted as Vice President of the Retail Division of PGI. Prior to joining PGI, Mr. Armiger was Vice President and Director of Construction and Engineering of The Rouse Company for a period of 15 years. At The Rouse Company, Mr. Armiger was responsible for all of the construction activities of the company consisting of over 5 million square feet of GLA during his tenure. Mr. Armiger has a Bachelor of Arts degree and Masters of Business Administration from Loyola College, Baltimore, Maryland.

    STEVEN S. GOTHELF. Steven Gothelf is Senior Vice President--Finance of Prime. Mr. Gothelf joined PGI in 1990 and, since that time, served as Vice President of Asset and Development Management.

Mr. Gothelf's responsibilities with Prime include financing, capital market activities, and the review and analysis of potential outlet center acquisitions. For two years prior to joining PGI, Mr. Gothelf was Vice President of Finance and Administration of Clarion Development Inc. Before joining Clarion Development Inc., Mr. Gothelf was a Market Maker for financial futures at the Chicago Board of Trade and prior to that was a Manager of Real Estate Tax and Consulting for KPMG Peat Marwick LLP. Mr. Gothelf received his B.S. degree in Accounting from the University of Illinois and is a certified public accountant.

    STEVEN M. MCGHEE. Steven McGhee is Senior Vice President--Operations of Prime. Mr. McGhee has been affiliated with PGI since October 1989, most recently as Vice President and Director of Operations. Prior to joining PGI, Mr. McGhee was General Manager for CBL and Associates for two years where he marketed and managed a portfolio of 1,500,000 square feet of retail properties. Prior to serving in such position, Mr. McGhee spent fifteen years with the Melville Corporation, a specialty retail chain where he was eventually responsible for the operations of approximately 140 stores nationwide. Mr. McGhee attended the University of Tennessee majoring in Business Administration. Mr. McGhee is a member of the International Council of Shopping Centers (ICSC), Value Retail News and Building Owners and Managers Association (BOMA) and is an honorary Editorial board member for Specialty Retail Report. Mr. McGhee received designation as a CSM (certified shopping center manager) from the ICSC in October 1995.

    JOHN S. MASTIN. John S. Mastin is Senior Vice President--Leasing of Prime. Mr. Mastin's responsibilities with Prime include supervision of leasing and merchandising for all of Prime's outlet centers. Mr. Mastin joined Prime in June of 1996. Prior to joining Prime, Mr. Mastin spent twenty-four years with The Rouse Company. At The Rouse Company, Mr. Mastin began his career as a Junior Leasing Representative and was promoted up to Vice President and Assistant Director of Leasing. Mr. Mastin led the leasing effort for The Rouse Company with numerous regional malls as well as inner-city festival market places to include Bayside in Miami, Florida, and the redevelopment of Underground Atlanta in Atlanta, Georgia. Mr. Mastin was involved in the releasing and remerchandising effort for the operating properties division of The Rouse Company. Prior to The Rouse Company, Mr. Mastin was a Naval Aviator for four years. Mr. Mastin received his Bachelor of Arts in English from Niagara University. Mr. Mastin is a member of the International Council of Shopping Centers (ICSC).

    ANYA T. HARRIS. Anya T. Harris is Senior Vice President, Marketing and Communications of Prime. Ms. Harris began her tenure at Prime in September 1994 as Director of Public Relations, responsible for media relations and community outreach programs for Prime's various outlet centers nationwide. In her present position, Ms. Harris oversees all aspects of Prime's center marketing, public relations and corporate communications programs in order to increase Prime's marketing power and reach in terms of advertising, company indentity and media relations. Prior to joining Prime, Ms. Harris served as Senior Account Executive for Trahan, Burden & Charles, Inc., an advertising and public relations firm in Baltimore. In this capacity, Ms. Harris managed advertising, public relations and marketing campaigns for numerous clients, including Prime. Formerly, she was Senior Account Executive for New York-based Edelman Public Relations. Ms. Harris received her Bachelor of Arts in Political Science and Sociology from Goucher College in Baltimore.

    TERENCE C. GOLDEN. Terence C. Golden, a Director of Prime since the Prime IPO, has been Chief Executive Officer and President of Host Marriott Corporation, Bethesda, Maryland since September 1995 as well as Chairman of the Board of Bailey Realty Corporation (BRC) in Washington, D.C. since 1991. Prior to forming BRC, Mr. Golden held the position of Chief Financial Officer of The Oliver Carr Company from 1989 to 1991. From 1985 to 1988, Mr. Golden was appointed by President Reagan and confirmed by the U.S. Senate to the office of Administrator of General Services Administration. From 1984 through 1985, Mr. Golden was Assistant Secretary at the U.S. Department of Treasury. Mr. Golden was one of the founding partners of Trammell Crow Residential Companies and was its Managing Partner from 1976 through 1984. Mr. Golden also serves as a director of D.R. Horton, Inc. and Cousins Properties,

Inc. Mr. Golden received an M.B.A. degree from Harvard Business School (1970), an M.S. degree in Nuclear Engineering at the Massachusetts Institute of Technology (1967), and a B.S. degree in Mechanical Engineering from the University of Notre Dame (1966).

    KENNETH A. RANDALL. Kenneth A. Randall, a Director of Prime since the Prime IPO, was the Chairman of ICL Inc. from 1980 to 1982, Vice Chairman of Northeast Bancorp, Inc. from 1977 to 1987, the Chairman and Chief Executive Officer of United Virginia Bankshares Incorporated from 1970 to 1976 and the Chairman of the FDIC from 1965 to 1970. Mr. Randall was President and Chief Executive Officer of The Conference Board, Inc. from 1976 to 1982. Mr. Randall currently serves on the Board of Directors of Dominion Resources, Inc., Dominion Energy, Inc., Enron/Dominion Cogen, Inc., Lumbermans Mutual Casualty Company, American Motorist Insurance Company, and American Manufacturers Mutual Insurance Company. Mr. Randall also serves as trustee of the principal Oppenheimer mutual funds. Mr. Randall attended Weber State University and received a B.A. degree and an M.S. degree from Brigham Young University.

    GOVERNOR JAMES R. THOMPSON. James R. Thompson, a Director of Prime since the Prime IPO, is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977-1991. Governor Thompson serves on the Board of Directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Corporation (U.S.), International Advisory Council of the Bank of Montreal, Pechiney International, Wackenhut Corrections Corporation, Union Pacific Resources Company, Prime Group Realty Trust and Hollinger International, Inc. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

    MARVIN S. TRAUB. Marvin S. Traub, a Director of Prime since the Prime IPO, has been President of Marvin Traub Associates, Inc. since 1992. In addition, Mr. Traub joined Financo, Inc. in 1994 as Senior Advisor. Prior to establishing Marvin Traub Associates, Inc., Mr. Traub was Chairman of Bloomingdales from 1978-1992 and was Vice Chairman of Federated Department Stores from 1988-1992. Mr. Traub was a director and Chairman of the Executive Committee of The Conran Stores, Inc. The Conran Stores, Inc. filed a petition for protection under U.S. bankruptcy laws on January 10, 1994. Mr. Traub received an M.B.A. degree (with distinction) from Harvard Business School after receiving a B.A. degree (magna cum laude) from Harvard University.

    SHARON SHARP. Sharon Sharp, a director of Prime since November 1997, currently is a director of the Public Gaming Research Institute ("PGRI"), where she serves as publisher of Public Gaming International, the leading magazine of the worldwide lottery industry; and manages their international career placement service specializing in lottery and gaming personnel. Prior to joining PGRI, Ms. Sharp served as director of the Illinois and California Lotteries from 1987-1993. Ms. Sharp attended Holy Cross Central School of Nursing, and received an A.A.S. in Journalism from Harper College.

    NORMAN PERLMUTTER. Mr. Perlmutter has been, and continues to serve as, the Chairman of the Board of Directors of Horizon since February 8, 1997. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the U.S. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc., United Television, Inc. and HGP. Mr. Perlmutter previously served on the boards of United Asset Management Corporation and Warner Communications. He holds a B.S. degree from the University of Illinois.

    ROBERT D. PERLMUTTER. Since 1990, Mr. Perlmutter has been President and Chief Executive Officer of Heitman Retail Properties, a subsidiary of Heitman Properties, Ltd., which as asset manager, is listed by Shopping Center World as the fourth largest owner of regional mall shopping centers in the United States. Mr. Perlmutter is a member of the International Council of Shopping Centers
(ICSC), the Illinois ICSC

Committee and NAREIT. Mr. Perlmutter received a Bachelor of Science degree from the University of Colorado in Boulder. Mr. Perlmutter is the son of Norman Perlmutter.

    WILLIAM P. DICKEY. Mr. Dickey is the owner and President of the Dermot Company, Inc., a California real estate investment and advisory firm. Prior to forming the Dermot Company, Inc. in October 1991, Mr. Dickey was a Managing Director at The First Boston Corporation, a New York investment banking firm (now CS First Boston) from February 1986 to November 1990. Prior to joining First Boston, Mr. Dickey was a partner with the New York law firm of Cravath, Swaine & Moore from May 1980 to February 1986. From 1964 to 1970, Mr. Dickey was an officer in the U.S. Air Force and during that time served tours in the Philippines and Vietnam as an intelligence officer, and at the U.S. Air Force Academy as an instructor. Mr. Dickey is a Trustee of the Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers. Mr. Dickey is a Director of Price Enterprises, Inc., Mezzanine Capital Property Investors, Inc. and Kilroy Realty Corporation. Mr. Dickey holds a J.D. degree from Columbia Law School, an M.A. degree in International Affairs from Georgetown University, and a B.S. degree from the U.S. Air Force Academy.

COMMITTEES OF THE NEW PRIME BOARD OF DIRECTORS

    There will be four standing committees of the New Prime Board of Directors: the Audit Committee, the Executive Committee, the Executive Compensation and Stock Incentive Plan Committee and the Independent Directors Committee, which are described further below.

    AUDIT COMMITTEE. The functions of the Audit Committee, which will be comprised of Messrs. Golden and Randall, will include making recommendations concerning the engagement of independent public accountants, reviewing with the independent accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of New Prime's internal accounting controls.

    EXECUTIVE COMMITTEE.  The Executive Committee will be comprised of Messrs.
M. Reschke, Rosenthal and Carpenter and will be granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the New Prime Board of Directors, the execution of certain contracts and agreements, including those related to certain borrowings by New Prime. The Executive Committee will meet monthly (or more frequently if necessary) and all actions by the committee will be reported at the next meeting of the New Prime Board of Directors.

    EXECUTIVE COMPENSATION AND STOCK INCENTIVE PLAN COMMITTEE. The Executive Compensation and Stock Incentive Plan Committee will be comprised of Messrs. Golden and Randall and Ms. Sharp and will have the responsibility for determining the compensation for New Prime's executive officers and implementing and administering New Prime's Stock Option Plans.

    COMPENSATION COMMITTEE. The Compensation Committee will be comprised of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp and will have the responsibility for determining the compensation for New Prime's employees.

    INDEPENDENT DIRECTORS COMMITTEE. The Independent Directors Committee will be comprised of Messrs. Golden, Randall and Traub and Governor Thompson and Ms. Sharp and will have the responsibility to (i) consider and approve any proposed action or transaction involving New Prime and PGI; (ii) consider and take such actions and make such approvals and recommendations as are required to be considered, taken or made by New Prime's independent directors under either the Prime Partnership Agreement or corporate governance documents relating to New Prime, or otherwise; and (iii) consider and take such actions and make such approvals as are appropriate to reduce or eliminate any potential or apparent conflict of interest which may arise in connection with any proposed action or transaction involving New Prime.

COMPENSATION OF DIRECTORS

    Directors who are not employees of New Prime or affiliated with PGI or New Prime will receive a fee for their services as directors. Such persons will receive annual compensation of $35,000 plus a fee of $1,000 for attendance in person at each meeting of the New Prime Board of Directors, a fee of $500 for participating by telephone in each substantial meeting of the New Prime Board of Directors or of any committee of the New Prime Board of Directors, a fee of $500 for attending any meeting of any committee of the New Prime Board of Directors, and an annual fee of $1,000 for each committee on which such member serves. Such persons also will receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. In the event the Prime Retail, Inc. Nonemployee Director Stock Plan is approved by Prime shareholders, each nonemployee director who has served on the New Prime Board of Directors for at least three months will receive an automatic grant of options to purchase 10,000 Prime Common Shares.

HEADQUARTERS

    After consummation of the Transactions, the headquarters of New Prime shall be 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, the current headquarters of Prime.

                 DESCRIPTION OF THE CAPITAL STOCK OF NEW PRIME

    THE FOLLOWING SUMMARY OF THE TERMS OF THE NEW PRIME SERIES A PREFERRED SHARES, NEW PRIME SERIES B PREFERRED SHARES, NEW PRIME SERIES C PREFERRED SHARES AND NEW PRIME COMMON SHARES DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PERTINENT SECTIONS OF THE NEW PRIME CHARTER, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/ INFORMATION STATEMENT IS A PART. THE TERMS OF THE NEW PRIME EXCESS SHARES RELATED TO NEW PRIME SERIES A PREFERRED SHARES, NEW PRIME SERIES B PREFERRED SHARES, NEW PRIME SERIES C PREFERRED SHARES AND NEW PRIME COMMON SHARES ARE SET FORTH UNDER "--RESTRICTIONS ON OWNERSHIP AND TRANSFER."

    New Prime is incorporated in the State of Maryland. Rights of stockholders are governed by the MGCL and by the New Prime Charter and New Prime Bylaws.

AUTHORIZED SHARES

    The total number of shares of all classes of stock that New Prime shall have authority to issue is 262,815,000 consisting of (i) 150,000,000 New Prime Common Shares, (ii) 24,315,000 shares of preferred stock, $0.01 par value per share, of New Prime (the "New Prime Preferred Shares"), of which certain shares shall be designated as New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares and (iii) 88,500,000 shares of excess stock, $0.01 par value per share, of New Prime (the "New Prime Excess Shares"), of which certain shares shall be designated New Prime Excess Common Shares (the "New Prime Excess Common Shares"), New Prime Excess Series A Preferred Shares (the "New Prime Excess Series A Preferred Shares"), New Prime Excess Series B Preferred Shares (the "New Prime Excess Series B Preferred Shares") and New Prime Excess Preferred Shares (the "New Prime Excess Preferred Shares").

    The New Prime Board of Directors has the authority to issue additional shares of New Prime Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series without further vote or action by the stockholders, subject to the rights of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares. The New Prime Board of Directors could authorize the issuance of New Prime Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of New Prime Common Shares might believe to be in their interests or in which holders of some, or a majority, of New Prime Common Shares might receive a premium for their shares over the then market price of such shares. As of the date hereof, New Prime has no plans to issue any New Prime Preferred Shares other than New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares.

NEW PRIME SERIES A PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of any series of New Prime Preferred Shares ranking senior as to distributions to New Prime Series A Preferred Shares and to the provisions of the New Prime Charter regarding New Prime Excess Shares, holders of New Prime Series A Preferred Shares are entitled to receive, when and as declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share of New Prime Series A Preferred Shares equal to $2.625 per annum.

    Distributions with respect to New Prime Series A Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "New

Prime Series A Preferred Distribution Payment Date"). Such distribution and any distribution payable on New Prime Series A Preferred Shares for any partial distribution period are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on New Prime Series A Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. Distributions are payable to holders of record as they appear in the stock records of New Prime at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable New Prime Series A Preferred Distribution Payment Date falls or such other date designated by the New Prime Board of Directors for the payment of distributions that is no more than thirty (30) nor less than ten (10) days prior to such New Prime Series A Preferred Distribution Payment Date (each, a "New Prime Series A Preferred Distribution Record Date").

    No distributions on New Prime Series A Preferred Shares will be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as, and to the extent that, the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, or any provisions of the New Prime Charter relating to any series of New Prime Preferred Shares ranking senior to New Prime Series A Preferred Shares as to distributions, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, distributions on New Prime Series A Preferred Shares accrue whether or not New Prime has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Holders of New Prime Series A Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

    If any New Prime Series A Preferred Shares are outstanding, no full distributions will be declared or paid or set apart for payment on the capital stock of New Prime of any other series ranking, as to distributions, on a parity with or junior to New Prime Series A Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on New Prime Series A Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon New Prime Series A Preferred Shares and the shares of any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series A Preferred Shares, all distributions declared upon New Prime Series A Preferred Shares and any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series A Preferred Shares will be declared pro rata so that the amount of distributions declared per share on New Prime Series A Preferred Shares and such other series of New Prime Preferred Shares will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on New Prime Series A Preferred Shares and such other series of New Prime Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any distribution payment or payments on New Prime Series A Preferred Shares which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on New Prime Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions payable in New Prime Common Shares or other capital stock ranking junior to New Prime Series A Preferred Shares as to distributions and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series A Preferred Shares as to distributions, nor will any New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series A Preferred Shares as to distributions or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New Prime

(except by conversion into or exchange for other capital stock of New Prime ranking junior to New Prime Series A Preferred Shares as to distributions and upon liquidation, dissolution or winding up).

    Any distribution payment made on New Prime Series A Preferred Shares is first credited against the earliest accrued but unpaid distribution due with respect to such New Prime Series A Preferred Shares which remains payable.

    If, for any taxable year, New Prime elects to designate as "capital gain distributions" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of New Prime Series A Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions (within the meaning of the Code) paid or made available to the holders of New Prime Series A Preferred Shares for the year and the denominator of which shall be the Total Distributions.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, subject to the prior rights of any series of capital stock ranking senior to New Prime Series A Preferred Shares, the holders of New Prime Series A Preferred Shares will be entitled to be paid out of the assets of New Prime legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon (whether or not earned or declared) to the date of payment (the "New Prime Series A Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of New Prime Series B Preferred Shares, New Prime Common Shares or any other capital stock that ranks junior to New Prime Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of New Prime Series A Preferred Shares will have no right or claim to any of the remaining assets of New Prime.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of New Prime are insufficient to pay the New Prime Series A Preferred Liquidation Preference Amount on all outstanding New Prime Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of New Prime ranking on a parity with New Prime Series A Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of New Prime Series A Preferred Shares and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of New Prime Series A Preferred Shares, the remaining assets of New Prime will be distributed among the holders of any other classes or series of capital stock ranking junior to New Prime Series A Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of New Prime with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of New Prime, will not be deemed to constitute a liquidation, dissolution or winding up of New Prime for these purposes.

    REDEMPTION

    New Prime Series A Preferred Shares will not be redeemable at the option of New Prime prior to March 31, 1999. On and after March 31, 1999, New Prime Series A Preferred Shares may be redeemed for cash at the option of New Prime, in whole or in part, initially at a redemption price of $26.75 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid distributions, if any, to the redemption date. New Prime Series A Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of New Prime Series A Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the New Prime Charter regarding New Prime Excess Shares, in any matter in which New Prime Series A Preferred Shares may vote, including any action by written consent, each New Prime Series A Preferred Share is entitled to one vote. The holders of each New Prime Series A Preferred Share may separately designate a proxy for the vote to which that New Prime Series A Preferred Share is entitled.

    Whenever distributions on any of the New Prime Series A Preferred Shares have been in arrears for six or more consecutive quarterly periods, the holders of such New Prime Series A Preferred Shares (voting separately as a class with all other series of New Prime Preferred Shares (including New Prime Series B Preferred Shares) upon which rights to vote on such matter with New Prime Series A Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of New Prime at a special meeting called by the holders of record of at least 10% of New Prime Series A Preferred Shares and such other New Prime Preferred Shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such New Prime Series A Preferred Shares for the past distribution periods and the then current distribution period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire New Prime Board of Directors will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series A Preferred Shares.

    So long as New Prime Series A Preferred Shares remain outstanding, New Prime will not, without the affirmative vote or consent of the holders of at least two-thirds of New Prime Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or on a parity with New Prime Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or New Prime Excess Series A Preferred Shares with respect to distributions upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of New Prime into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the New Prime Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of New Prime Series A Preferred Shares or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized New Prime Preferred Shares or the creation or issuance of any other series of New Prime Preferred Shares, or any increase in the amount of authorized New Prime Series B Preferred Shares or any other series of New Prime Preferred Shares, in each case ranking junior to New Prime Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any shares of New Prime Series A Preferred Shares remain outstanding, New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding New Prime Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    RANK

    New Prime Series A Preferred Shares, with respect to distribution rights and distributions upon liquidation, dissolution, and winding up, ranks (i) senior to New Prime Common Shares, all other shares of New Prime Common Shares of New Prime of all classes and series, all classes of New Prime Excess Shares (other than New Prime Excess Series A Preferred Shares, as to which New Prime Series A Preferred Shares are senior only as to distributions), New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and shares of all other series of capital stock issued by New Prime other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such New Prime Series A Preferred Shares with respect to distribution rights or distributions upon liquidation, dissolution, or winding up of New Prime; (ii) on a parity with New Prime Excess Series A Preferred Shares (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by New Prime the terms of which specifically provide that the shares rank on a parity with New Prime Series A Preferred Shares with respect to distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series A Preferred Shares); and (iii) junior to all other capital stock issued by New Prime the terms of which specifically provide that the shares rank senior to New Prime Series A Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series A Preferred Shares).

    TRANSFER AGENT

    The transfer agent for the New Prime Series A Preferred Shares is American Stock Transfer & Trust Company.

    LISTING

    The New Prime Series A Preferred Shares will be listed on the NYSE under the trading symbol "PRT pra."

NEW PRIME SERIES B PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of New Prime Series A Preferred Shares and any other series of New Prime Preferred Shares ranking senior as to distributions to New Prime Series B Preferred Shares and to the provisions of the New Prime Charter regarding New Prime Excess Shares, holders of New Prime Series B Preferred Shares are entitled to receive, when and as declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions and dividends, cumulative preferential cash distributions in an amount per New Prime Series B Preferred Share equal to the greater of (i) $2.125 per annum or (ii) the distributions (determined on each of the quarterly New Prime Series B Preferred Distribution Payment Dates referred to below) on the number of New Prime Common Shares (or fraction thereof) into which New Prime Series B Preferred Shares are convertible on or after March 31, 1997. The amount referred to in clause (ii) above will equal the number of shares of New Prime Common Shares, or fraction thereof, into which New Prime Series B Preferred Shares are convertible on or after March 31, 1997, multiplied by the quarterly distribution declared or paid with respect to a New Prime Common Share on or most recently prior to the applicable New Prime Series B Preferred Distribution Payment Date.

    Distributions with respect to New Prime Series B Preferred Shares are cumulative from the date of original issuance and are payable quarterly in arrears on the fifteenth day of each May, August, November, and February, or, if such day is not a business day, on the next succeeding business day (each, a "New Prime Series B Preferred Distribution Payment Date"). Such distribution and any distribution payable on New Prime Series B Preferred Shares for any partial distribution period are computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on New Prime Series B Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. Distributions are payable to holders of record as they appear in the stock records of New Prime at the close of business on the applicable record date, which is the first day of the calendar month in which the applicable New Prime Series B Preferred Distribution Payment Date falls or such other date designated by the New Prime Board of Directors for the payment of distributions that is no more than thirty (30) nor less than ten (10) days prior to such New Prime Series B Preferred Distribution Payment Date (each, a "New Prime Series B Preferred Distribution Record Date").

    No distributions on New Prime Series B Preferred Shares will be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as, and to the extent that, the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, or any provisions of the New Prime Charter relating to any series of New Prime Preferred Shares ranking senior to New Prime Series B Preferred Shares as to distributions (including New Prime Series A Preferred Shares), prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment would be restricted or prohibited by law. Notwithstanding the foregoing, distributions on New Prime Series B Preferred Shares accrue whether or not New Prime has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Holders of New Prime Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

    If any New Prime Series B Preferred Shares are outstanding, no full distributions will be declared or paid or set apart for payment on the capital stock of New Prime of any other series ranking, as to distributions, on a parity with or junior to New Prime Series B Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on New Prime Series B Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon New Prime Series B Preferred Shares and the shares of any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series B Preferred Shares, all distributions declared upon New Prime Series B Preferred Shares and any other series of New Prime Preferred Shares ranking on a parity as to distributions with New Prime Series B Preferred Shares will be declared pro rata so that the amount of distributions declared per share on New Prime Series B Preferred Shares and such other series of New Prime Preferred Shares will in all cases bear to each other the same ratio that accrued and unpaid distributions per share on New Prime Series B Preferred Shares and such other series of New Prime Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, is payable in respect of any distribution payment or payments on New Prime Series B Preferred Shares which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on New Prime Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than distributions payable in New Prime Common Shares or other capital stock ranking junior to New Prime Series B Preferred Shares as to distributions and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment, and no other distribution will be declared or made, upon New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series B Preferred Shares as to distributions, nor will any New Prime Common Shares or any other capital stock of New Prime ranking junior to or on a parity with New Prime Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by New Prime (except by conversion into or exchange for other capital stock of New Prime ranking junior to New Prime Series B Preferred Shares as to distributions and upon liquidation, dissolution and winding up).

    Any distribution payment made on New Prime Series B Preferred Shares is first credited against the earliest accrued but unpaid distribution due with respect to such New Prime Series B Preferred Shares which remains payable.

    If, for any taxable year, New Prime elects to designate the Capital Gains Amount of the Total Distributions, then the portion of the Capital Gains Amount that will be allocable to the holders of New Prime Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions (within the meaning of the Code) paid or made available to the holders of New Prime Series B Preferred Shares for the year and the denominator of which shall be the Total Distributions.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, subject to the prior rights of any series of capital stock ranking senior to New Prime Series B Preferred Shares, the holders of New Prime Series B Preferred Shares will be entitled to be paid out of the assets of New Prime legally available for distribution to its stockholders a liquidation preference equal to the sum of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon (whether or not earned or declared) to the date of payment (the "New Prime Series B Preferred Liquidation Preference Amount"), before any distribution of assets is made to holders of New Prime Common Shares or any other capital stock that ranks junior to New Prime Series B Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of New Prime Series B Preferred Shares will have no right or claim to any of the remaining assets of New Prime.

    In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of New Prime are insufficient to pay the New Prime Series B Preferred Liquidation Preference Amount on all outstanding New Prime Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of New Prime ranking on a parity with New Prime Series B Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of New Prime Series B Preferred Shares and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of New Prime Series B Preferred Shares, the remaining assets of New Prime will be distributed among the holders of any other classes or series of capital stock ranking junior to New Prime Series B Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

    The consolidation or merger of New Prime with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of New Prime, will not be deemed to constitute a liquidation, dissolution or winding up of New Prime for these purposes.

    REDEMPTION

    New Prime Series B Preferred Shares will not be redeemable at the option of New Prime prior to March 31, 1999. On and after March 31, 1999, New Prime Series B Preferred Shares may be redeemed for cash at the option of New Prime, in whole or in part, initially at a redemption price of $27.125 per share and thereafter at prices declining ratably to $25.00 per share on and after March 31, 2004, plus in each case accrued and unpaid distributions, if any, to the redemption date. New Prime Series B Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING RIGHTS

    Holders of New Prime Series B Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law. Subject to the provisions in the New Prime Charter regarding New Prime Excess Shares, in any matter in which New Prime Series B Preferred Shares may vote, including any action by written consent, each New Prime Series B Preferred Share is entitled to one vote. The holders of each New Prime Series B Preferred Share may separately designate a proxy for the vote to which that New Prime Series B Preferred Share is entitled.

    Whenever distributions on any New Prime Series B Preferred Shares have been in arrears for six or more consecutive quarterly periods, the holders of such New Prime Series B Preferred Shares (voting separately as a class with all other series of New Prime Preferred Shares (including New Prime Series A Preferred Shares) upon which rights to vote on such matter with New Prime Series B Preferred Shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors of New Prime at a special meeting called by the holders of record of at least 10% of New Prime Series B Preferred Shares and such other New Prime Preferred Shares, if any (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all distributions accumulated on such New Prime Series B Preferred Shares for the past distribution periods and the then current distribution period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such event, the entire New Prime Board of Directors will be increased by two directors. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series B Preferred Shares.

    So long as any New Prime Series B Preferred Shares remain outstanding, New Prime will not, without the affirmative vote or consent of the holders of at least two-thirds of the New Prime Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to New Prime Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or New Prime Excess Series B Preferred Shares with respect to distributions upon liquidation, dissolution or winding up or reclassify any authorized capital stock of New Prime into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the New Prime Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of New Prime Series B Preferred Shares or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized New Prime Preferred Shares or the creation or issuance of any other series of New Prime Preferred Shares, or any increase in the amount of authorized New Prime Series B Preferred Shares or any other series of New Prime Preferred Shares, in each case ranking on a parity with or junior to New Prime Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. In addition, so long as any New Prime Series B Preferred Shares remain outstanding, New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of New Prime Series B Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION

    Subject to the exceptions described under "--Restrictions on Ownership and Transfer," holders of New Prime Series B Preferred Shares have the right, as provided in the New Prime Charter, except in the case of New Prime Series B Preferred Shares called for redemption, to convert all or any of the New Prime Series B Preferred Shares (based upon the New Prime Series B Preferred Liquidation Preference Amount determined immediately following the most recent New Prime Series B Preferred Distribution Payment Date) into New Prime Common Shares at the conversion price of $20.90 per New Prime Common Share, subject to adjustment upon the occurrence of certain events, as described below. The conversion price of $20.90 represents 110% of the price to the public of Prime Common Shares issued in the Prime IPO. In the case of New Prime Series B Preferred Shares called for redemption, conversion rights will expire at the close of business on the third business day immediately preceding the date fixed for redemption.

    New Prime Series B Preferred Shares will be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by New Prime. Upon conversion, no adjustment or prepayment will be made for distributions or dividends, but if any holder surrenders New Prime Series B Preferred Shares for conversion after the close of business on a New Prime Series B Preferred Distribution Record Date and prior to the opening of business on the related New Prime Series B Preferred Distribution Payment Date, then, notwithstanding such conversion, the distribution or dividend payable on such New Prime Series B Preferred Distribution Payment Date will be paid on such New Prime Series B Preferred Distribution Payment Date to the registered holder of such shares on such New Prime Series B Preferred Distribution Record Date. New Prime Series B Preferred Shares surrendered for conversion during the period from the close of business on a New Prime Series B Preferred Distribution Record Date to New Prime Series B Preferred Distribution Payment Date must also pay the amount of the distribution or dividend which is payable. No fractional New Prime Common Shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of such fractional interest based on the market price of New Prime Common Shares on the last trading day prior to the date of conversion.

    The number of New Prime Common Shares or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of the following events: (i) the issuance of New Prime Common Shares as a dividend or distribution on New Prime Common Shares; (ii) the subdivision, combination or reclassification of the outstanding New Prime Common Shares,
(iii) the issuance to all holders of New Prime Common Shares of rights or warrants to subscribe for or purchase New Prime Common Shares (or securities convertible into New Prime Common Shares) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the New Prime Charter; (iv) the distribution to all holders of New Prime Common Shares of evidences of indebtedness or assets (including securities, but excluding ordinary cash distributions, as defined below, and those distributions, rights or warrants referred to above); and (v) the distribution to all holders of New Prime Common Shares of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above).

    The adjustments to be made in each such event are set forth in the New Prime Charter. In the event of a distribution of evidence of indebtedness or other assets (as described in clause (iv)) or a distribution to all holders of New Prime Common Shares of rights to subscribe for additional shares of New Prime's capital stock (other than those referred to in clause (iii) above), New Prime may, instead of making an adjustment of the conversion price, make proper provision so that each holder who converts such shares will be entitled to receive upon such conversion, in addition to New Prime Common Shares, an appropriate number of such rights, warrants, evidences of indebtedness or other assets. No adjustment will be made for ordinary cash distributions (defined as distributions to holders of New Prime Common Shares in an amount not exceeding Prime Partnership's accumulated FFO since the Prime IPO, after deducting dividends or other distributions (i) paid in respect of all classes of capital stock of New Prime and Prime Partnership Common Units held by persons other than New Prime or (ii) accrued in respect of New Prime Series B Preferred Shares, New Prime Series A Preferred Shares and any other New Prime Preferred Shares New Prime ranking on a parity with or senior to New Prime Series B Preferred Shares as to distributions). In addition, no adjustment of the conversion price will be made until cumulative adjustments amount to one percent or more of the conversion price as last adjusted. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

    Whenever the number of New Prime Common Shares or other assets issuable upon conversion and the conversion price are adjusted as herein provided, New Prime
(i) will promptly make available at the office of the transfer agent a statement describing in reasonable detail such adjustment, and (ii) will cause to be mailed by first class mail, postage prepaid, as soon as practicable, to each holder of record of New Prime Series B Preferred Shares, a notice stating that certain adjustments have been made and stating the adjusted conversion price.

    In the event of any capital reorganization or reclassification of the capital stock of New Prime, or consolidation or merger of New Prime with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of New Prime Common Shares will be entitled to receive stock, securities or other assets with respect to or in exchange for New Prime Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of New Prime Series B Preferred Shares shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

    RANK

    New Prime Series B Preferred Shares, with respect to dividend rights and distributions upon liquidation, dissolution, and winding up, rank (i) senior to New Prime Common Shares, all other New Prime Common Shares, all classes of New Prime Excess Shares (other than New Prime Excess Series A Preferred Shares and New Prime Excess Series B Preferred Shares, as to which New Prime Series B Preferred Shares are senior only as to distributions), and shares of all other series of capital stock issued by New Prime other than any series of capital stock the terms of which specifically provide that the capital stock of such series rank senior to or on a parity with such New Prime Series B Preferred Shares with respect to dividend rights or distributions upon liquidation, dissolution, or winding up of New Prime; (ii) on a parity with New Prime Excess Series B Preferred Shares (upon liquidation, dissolution and winding up) and the shares of all other capital stock issued by New Prime the terms of which specifically provide that the shares rank on a parity with New Prime Series B Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime or make no specific provision as to their ranking; and (iii) junior to New Prime Series A Preferred Shares, New Prime Excess Series A Preferred Shares (only upon liquidation, dissolution or winding up) and all other capital stock issued by New Prime the terms of which specifically provide that the shares rank senior to New Prime Series B Preferred Shares with respect to dividends and distributions upon liquidation, dissolution, or winding up of New Prime (the issuance of which must have been approved by a vote of at least a majority of the outstanding New Prime Series B Preferred Shares).

    TRANSFER AGENT

    The transfer agent and registrar for New Prime Series B Preferred Shares is American Stock Transfer & Trust Company.

    LISTING

    The New Prime Series B Preferred Shares will be listed on the NYSE under the trading symbol "PRT prb."

NEW PRIME SERIES C PREFERRED SHARES

    DISTRIBUTIONS

    Subject to the preferential rights of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and any other New Prime Preferred Shares that rank senior in the payment of distributions to New Prime Series C Preferred Shares, the holders of New Prime Series C Preferred Shares shall be entitled to receive, when, as and if declared by the New Prime Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential distributions payable in cash in an amount per share equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions (determined on each New Prime Series C Preferred Distribution Payment Date referred to below) on New Prime Common Shares, or portion thereof, into which a New Prime Series C Preferred Share is convertible. The distributions referred to in clause (ii) of the preceding sentence shall equal the number of New Prime Common Shares, or portion thereof, into which a share of New Prime Series C Preferred Shares will be convertible on or after the New Prime Series C Conversion Date, multiplied by the most current quarterly distribution on a share of New Prime Common Shares on or before the applicable New Prime Series C Preferred Distribution Payment Date. If New Prime pays a regular cash distribution on New Prime Common Shares with respect to a New Prime Series C Preferred Dividend Period after the date on which the New Prime Series C Preferred Distribution Payment Date is declared and the distribution calculated with respect to such New Prime Series C Preferred Distribution Period is greater than the distribution previously declared on New Prime Series C Preferred Shares with respect to such New Prime Series C Preferred Distribution Period, New Prime shall pay an additional distribution to the holders of New Prime Series C Preferred Shares on the date on which the distribution on New Prime Common Shares is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (ii) above and (z) the amount of distributions previously declared on New Prime Series C Preferred Shares with respect to such New Prime Series C Preferred Distribution Period.

    Distributions with respect to New Prime Series C Preferred Shares are cumulative from the date of original issuance and begin to accrue from the first day of the applicable New Prime Series C Preferred Distribution Period (each, a "New Prime Series C Preferred Distribution Payment Date"), whether or not in any New Prime Series C Preferred Distribution Period or Periods there shall be funds of New Prime legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the New Prime Board of Directors, in arrears on New Prime Series C Preferred Distribution Payment Dates. Each such distribution shall be payable in arrears to the holders of record of New Prime Series C Preferred Shares as they appear in the records of New Prime at the close of business on such record dates, not less than 10 nor more than 50 days preceding such New Prime Series C Preferred Distribution Payment Dates thereof, as shall be fixed by the New Prime Board of Directors. Accrued and unpaid distributions for any past New Prime Series C Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular New Prime Series C Distribution Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the New Prime Board of Directors. Any distribution payment made on New Prime Series C Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to New Prime Series C Preferred Shares which remains payable.

    Distributions payable on New Prime Series C Preferred Shares for each full distribution period are computed by dividing the annual distribution rate by four. The initial New Prime Series C Preferred Distribution Period for any New Prime Series C Preferred Shares will include a partial distribution for the period from the applicable initial issue date until the last day of the calendar quarter immediately following such initial issue date. The amount of distributions payable for such period, or any other period shorter than a full New Prime Series C Preferred Distribution Period, on the Series C New Prime Preferred Shares shall be computed by dividing the number of days in such period by 365. Holders of New Prime Series C Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of cumulative distributions, as herein provided, on New Prime Series C Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on New Prime Series C Preferred Shares which may be in arrears.

    So long as any New Prime Series C Preferred Shares are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series ranking on a parity as to distributions with New Prime Series C Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on New Prime Series C Preferred Shares for all New Prime Series C Preferred Distribution Periods terminating on or prior to the New Prime Series C Preferred Distribution Payment Date on such class or series of ranking on a parity to New Prime Series C Preferred Shares. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon New Prime Series C Preferred Shares and all distributions declared upon any other class or series ranking on a parity to New Prime Series C Preferred Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on New Prime Series C Preferred Shares and accumulated and unpaid on such other shares.

    So long as any New Prime Series C Preferred Shares are outstanding, no distributions (other than distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, fully junior shares shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon junior shares, nor shall any junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of New Prime Common Shares made for purposes of an employee incentive or benefit plan of New Prime or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any junior shares) by New Prime, directly or indirectly (except by conversion into or exchange for fully junior shares), unless in each case (i) the full cumulative distributions on all outstanding New Prime Series C Preferred Shares and any other shares ranking, as to distributions, on a parity with or junior to New Prime Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past New Prime Series C Preferred Distribution Periods with respect to New Prime Series C Preferred Shares and all past New Prime Series C Preferred Distribution Periods with respect to such parity shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the distribution for the current New Prime Series C Preferred Distribution Period with respect to New Prime Series C Preferred Shares and the current distribution period with respect to such parity shares.

    No distributions on New Prime Series C Preferred Shares shall be declared by the New Prime Board of Directors or paid or set apart for payment by New Prime at such time as the terms and provisions of any agreement of New Prime, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    LIQUIDATION RIGHTS

    In the event of any liquidation, dissolution or winding up of New Prime, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of capital stock ranking senior to New Prime Series C Preferred Shares upon liquidation, distribution or winding up of New Prime (including New Prime Series A Preferred Shares and New Prime Series B Preferred Shares) before any payment or distribution of the assets of New Prime (whether capital or surplus) shall be made to or set apart for the holders of junior shares, the holders of New Prime Series C Preferred Shares shall be entitled to receive

Thirteen Dollars and Seventy-Five Cents ($13.75) (the "New Prime Series C Preferred Liquidation Preference Amount") per share of New Prime Series C Preferred Shares plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; provided, that the distribution payable with respect to the New Prime Series C Preferred Distribution Period containing the date of final distribution shall be equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions on New Prime Common Shares, or portion thereof, into which a New Prime Series C Preferred Share is convertible for the preceding New Prime Series C Preferred Distribution Period. If, upon any liquidation, dissolution or winding up of New Prime, the assets of New Prime, or proceeds thereof, distributable among the holders of New Prime Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series ranking, as to distributions, on a parity with or junior to New Prime Series C Preferred Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of New Prime Series C Preferred Shares and any such other parity shares ratably in accordance with the respective amounts that would be payable on such New Prime Series C Preferred Shares and any such other parity shares if all amounts payable thereon were paid in full. A consolidation or merger of New Prime with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of New Prime's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of New Prime.

    Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to New Prime Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of New Prime, after payment shall have been made in full to the holders of New Prime Series C Preferred Shares, the holders of New Prime Series C Preferred Shares shall have no other claim to the remaining assets of New Prime and any other series or class or classes of junior shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of New Prime Series C Preferred Shares shall not be entitled to share therein.

    REDEMPTION

    New Prime Series C Preferred Shares will not be redeemable by New Prime prior to August 8, 2007. On and after August 8, 2007, New Prime, at its option, may redeem New Prime Series C Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the New Prime Series C Preferred Liquidation Preference Amount per share of New Prime Series C Preferred Shares (plus all accumulated, accrued and unpaid distributions as provided below). New Prime Series C Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

    VOTING

    Holders of New Prime Series C Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

    Whenever (i) distributions on any New Prime Series C Preferred Shares have been in arrears for two consecutive quarters or any series or class of shares on a parity as to dividends or distributions have been in arrears, whether or not earned or declared, or (ii) for two consecutive quarters, New Prime fails to pay distributions on New Prime Common Shares in an amount per share at least equal to $0.25 (subject to adjustment), the number of directors then constituting the New Prime Board of Directors shall be increased by one (unless the then current New Prime Board of Directors consists of more than 10 directors in which case it shall be increased by two) and the holders of New Prime Series C Preferred Shares, together with the holders of shares of every other series or class of shares on a parity as to dividends or distributions with New Prime Series C Preferred Shares (any such other series, the "New Prime Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one or two additional directors to serve on the New Prime Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of New Prime Series C

Preferred Shares and New Prime Voting Preferred Shares. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for New Prime Series C Preferred Shares and New Prime Voting Preferred Shares.

    So long as any New Prime Series C Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the New Prime Charter, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of New Prime Series C Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) any amendment, alteration or repeal of any of the provisions of the New Prime Charter, the New Prime Bylaws that materially and adversely affects the voting powers, rights or preferences of the holders of New Prime Series C Preferred Shares; provided, however, that the amendment of the provisions of the New Prime Charter so as to authorize or create or to increase the authorized amount of, any shares junior to or on a parity with New Prime Series C Preferred Shares as to distributions, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of New Prime Series C Preferred Shares; (ii) a share exchange that affects New Prime Series C Preferred Shares, a consolidation with or merger of New Prime into another entity, or a consolidation with or merger of another entity into New Prime, unless in each such case each share of New Prime Series C Preferred Shares (a) shall remain outstanding without a material and adverse change to its terms and rights or (b) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of New Prime Series C Preferred Shares (except for changes that do not materially and adversely affect the holders of New Prime Series C Preferred Shares); or (iii) the authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to New Prime Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of New Prime or in the payment of distributions; provided, however, that no such vote of the holders of New Prime Series C Preferred Shares shall be required (x) for New Prime in order to sell up to 57,000,000 (before deducting underwriting discounts or commissions) of its New Prime Series B Preferred Shares at a price equal to or greater than $22 per share (before deducting underwriting discounts or commissions) as long as no modification has been made to the New Prime Charter affecting the rights or privileges of such New Prime Series B Preferred Shares, or (y) if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all New Prime Series C Preferred Shares at the time outstanding to the extent such redemption is authorized by the New Prime Charter.

    Each share of New Prime Series C Preferred Shares shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with New Prime Series C Preferred Shares as a single class on any matter, then New Prime Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per $13.75 (or in some cases less) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, New Prime Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any action by New Prime.

    CONVERSION

    Subject to certain exceptions as set forth in the New Prime Charter, holders of New Prime Series C Preferred Shares shall have the right, as provided in the New Prime Charter, exercisable upon the earliest to occur of (i) August 8, 1998,
(ii) the first day on which a "change of control" occurs (as defined in the New Prime Charter), (iii) the occurrence of a "REIT Termination Event" (as defined in the New Prime Charter), or (iv) such date as determined by New Prime (the "New Prime Series C Conversion Date") to convert all or a portion of such shares into the number of fully paid and non-assessable New Prime Common Shares obtained by dividing the aggregate liquidation preference of such shares (inclusive of accrued but unpaid distributions) by the Series C Conversion Price (as in effect at the time) by surrendering such shares to be converted. The initial conversion price of the New Prime Series C Preferred Shares is equal to $13.75 which represents the initial purchase price of such shares. In the case of New Prime Series C Preferred Shares called for redemption, conversion rights will expire at the close of business on the fifth business day immediately preceding the date fixed for redemption.

    In order to exercise the conversion right, the holder of each New Prime Series C Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to New Prime or in blank, at the office of the transfer agent, accompanied by written notice to New Prime that the holder thereof irrevocably elects to convert such New Prime Series C Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such New Prime Series C Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to New Prime, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to New Prime demonstrating that such taxes have been paid).

    Holders of New Prime Series C Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding New Prime Series C Preferred Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such New Prime Series C Preferred Distribution Payment Date. However, New Prime Series C Preferred Shares surrendered for conversion during the period between the close of business on any distribution payment record date and the opening of business on the corresponding New Prime Series C Preferred Distribution Payment Date (except shares converted after the issuance of notice of redemption with respect to a "call date" (as defined in the New Prime Charter) during such period, such New Prime Series C Preferred Shares being entitled to such distribution on New Prime Series C Preferred Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such New Prime Series C Preferred Distribution Payment Date. A holder of New Prime Series C Preferred Shares on a distribution payment record date who (or whose transferee) tenders any such shares for conversion into New Prime Common Shares on the corresponding New Prime Series C Preferred Distribution Payment Date will receive the distribution payable by New Prime on such New Prime Series C Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of New Prime Series C Preferred Shares for conversion. Except as provided above, New Prime shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on New Prime Common Shares issued upon such conversion.

    As promptly as practicable after the surrender of certificates for New Prime Series C Preferred Shares as aforesaid, New Prime shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full New Prime Common Shares issuable upon the conversion of such shares in accordance the New Prime Charter, and any fractional interest in respect of a New Prime Common Share arising upon such conversion shall be settled as provided below.

    Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for New Prime Series C Preferred Shares shall have been surrendered and such notice shall have been received by New Prime as aforesaid (and if applicable, payment of an amount equal to the distribution payable on such shares shall have been received by New Prime as described above), and the person or persons in whose name or names any certificate or certificates for New Prime Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the New Prime Series C Conversion Price in effect at such time on such date unless the share transfer books of New Prime shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the New Prime Series C Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by New Prime.

    No fractional shares or scrip representing fractions of New Prime Common Shares shall be issued upon conversion of New Prime Series C Preferred Shares. Instead of any fractional interest in a share of New Prime Common Shares that would otherwise be deliverable upon the conversion of a share of New Prime Series C Preferred Shares, New Prime shall pay to the holder of such share an amount in cash based upon the current market price of New Prime Common Shares on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full New Prime Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of New Prime Series C Preferred Shares so surrendered.

    The number of New Prime Series C Preferred Shares or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of, among other things, the following events: (i) the issuance of New Prime Common Shares as a distribution on New Prime Common Shares; (ii) the subdivision, combination or reclassification of the outstanding New Prime Common Shares, (iii) the issuance to all holders of New Prime Common Shares of rights or warrants to subscribe for or purchase New Prime Common Shares (or securities convertible into New Prime Common Shares) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the New Prime Charter; (iv) the distribution to all holders of New Prime Common Shares of evidences of indebtedness or assets (including securities, but excluding ordinary cash distributions, as defined below, and those dividends, distributions, rights or warrants referred to above); and (v) the distribution to all holders of New Prime Common Shares of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above).

    In the event of any capital reorganization or reclassification of the capital stock of New Prime, or consolidation or merger of New Prime with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of New Prime Common Shares will be entitled to receive stock, securities or other assets with respect to or in exchange for New Prime Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of New Prime Series C Preferred Shares shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

    FIXED CHARGE COVERAGE; LIMITATION ON ISSUANCE OF ADDITIONAL NEW PRIME
     PREFERRED SHARES AND INDEBTEDNESS

    Without the written consent of the holders of two-thirds of the issued and outstanding New Prime Series C Preferred Shares and New Prime Series C Preferred Units, collectively, none of New Prime, Prime Partnership, or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios: (i) total debt and liquidation value of non-convertible New Prime Preferred Shares to total market capitalization of less than .65 to 1.0, or (ii) consolidated EBITDA to consolidated fixed charges of at least 1.4 to 1.0. In the event that New Prime fails to satisfy one or both of the above tests for two consecutive quarters, the holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units shall have the right to require that New Prime, to the extent that New Prime shall have funds legally available therefor, repurchase any or all of each holder's New Prime Series C Preferred Shares and New Prime Series C Preferred Units at a repurchase price payable in cash in an amount equal to 100% of the liquidation preference thereof, plus accrued and unpaid distributions whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described below (the "Repurchase Offer").

    Within 15 days following the second consecutive quarter that New Prime fails to satisfy one or both of the tests set forth above, New Prime shall mail by first class mail or overnight courier a notice to all holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units stating (i) that New Prime failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of New Prime Series C Preferred Shares and New Prime Series C Preferred Units have the right to require New Prime to repurchase any or all New Prime Series C Preferred Shares and New Prime Series C Preferred Units then held by such holder in cash, (iii) the date of repurchase (which shall be a business day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by New Prime, consistent with this subsection, that the holder must follow in order to have its New Prime Series C Preferred Shares and New Prime Series C Preferred Units repurchased.

    On the Repurchase Date, New Prime will, to the extent lawful, accept for payment New Prime Series C Preferred Shares and New Prime Series C Preferred Units or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of New Prime Series C Preferred Shares and New Prime Series C Preferred Units, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all New Prime Series C Preferred Shares and New Prime Series C Preferred Units or portions thereof so tendered.

    Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, New Prime will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

    RANKING

    Any class or series of shares of capital stock of New Prime shall be deemed to rank: (a) prior to New Prime Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of New Prime Series C Preferred Shares; (b) on a parity with New Prime Series C Preferred Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof shall be different from those of New Prime Series C Preferred Shares, if the holders of such class or series and New Prime Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other; (c) junior to New Prime Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares; and (d) junior to New Prime Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares.

    TRANSFER AGENT

    The transfer agent and registrar for New Prime Series C Preferred Shares is New Prime.

NEW PRIME COMMON SHARES

    All of the New Prime Common Shares offered hereby are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the New Prime Charter regarding New Prime Preferred Shares, including New Prime Series A Preferred

Shares, New Prime Series B Preferred Shares, New Prime Series C Preferred Shares and New Prime Excess Shares, holders of New Prime Common Shares are entitled to receive distributions on such shares if, as and when authorized and declared by the New Prime Board of Directors out of assets legally available therefor and to share ratably in the assets of New Prime legally available for distribution to the stockholders in the event of the liquidation, dissolution or winding-up of New Prime after payment of, or adequate provision for, all known debts and liabilities of New Prime. New Prime intends to continue to pay quarterly distributions. Subject to the payment in full of all current and any accumulated distributions in respect of Prime Partnership Series A Preferred Units, Prime Partnership Series B Preferred Units and New Prime Series C Preferred Shares, up to $0.295 will be distributed quarterly by Prime Partnership in respect of Prime Partnership Common Units held by the Prime Partnership limited partners. Any further amounts distributed in such quarter will be distributed ratably among all holders of Prime Partnership Common Units. If Prime Partnership has not distributed to New Prime the amount specified above in any quarter, then the deficit will accumulate and be distributable on a preferential basis in subsequent quarters. Distributions not paid on Prime Partnership Common Units held by Prime Partnership limited partners for any quarter will not accumulate. Distributions in respect of Prime Partnership Common Units will be made pro rata to the holders thereof.

    New Prime Series B Preferred Shares are entitled to payment of distributions and dividends at the rate declared on New Prime Common Shares if such rate is greater than the stated distribution rate on New Prime Series B Preferred Shares. Accordingly, at such time as the distribution or dividend rate on New Prime Common Shares is greater than the stated rate on New Prime Series B Preferred Shares, holders of New Prime Series B Preferred Shares will be entitled to participate in any further growth of FFO together with the holders of New Prime Common Shares.

    New Prime will not terminate New Prime's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

    Subject to the provisions of the New Prime Charter regarding New Prime Excess Shares, New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares, each outstanding New Prime Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding New Prime Common Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of New Prime Common Shares have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of New Prime.

    Subject to the provisions of the New Prime Charter regarding New Prime Excess Shares, shares of a particular class of issued New Prime Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

    The transfer agent and registrar for New Prime Common Shares is American Stock Transfer & Trust Company.

    The New Prime Common Shares will be listed on the NYSE under the trading symbol "PRT."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    The New Prime Charter contains certain restrictions on the number of shares of capital stock, defined to include all classes of capital stock that New Prime shall have authority to issue, including New Prime Series A Preferred Shares, New Prime Series B Preferred Shares, New Prime Preferred Shares and New

Prime Common Shares, that shareholders may own. For New Prime to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of a taxable year (other than the first taxable year for which the election to be taxed as a REIT has been made). The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because New Prime intends to continue to qualify as a REIT, the New Prime Charter contains restrictions on the ownership and transfer of capital stock.

    Subject to certain exceptions specified in the New Prime Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding New Prime Common Shares (the "New Prime Common Ownership Limit"). The New Prime Common Ownership Limit will not apply, however, to holders of New Prime Common Shares who acquire New Prime Common Shares in excess of the New Prime Common Ownership Limit solely by reason of the conversion of New Prime Series B Preferred Shares owned by such holder into New Prime Common Shares; PROVIDED, HOWEVER, that no such holder may own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant.

    Subject to certain exceptions specified in the New Prime Charter, no holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or beneficially own New Prime Series B Preferred Shares if, as a result of such acquisition or beneficial ownership, such holder beneficially owns shares of capital stock (including all classes) of New Prime in excess of 9.9% of the value of New Prime's outstanding capital stock (the "New Prime Series B Preferred Ownership Limit"). There are no restrictions on the ability of a holder of New Prime Series B Preferred Shares to convert such shares into New Prime Common Shares even if, as a result of such conversion, the holder will own New Prime Common Shares in excess of the New Prime Common Ownership Limit. However, no person may acquire or own share of New Prime Series B Preferred Shares or New Prime Common Shares to the extent that the aggregate of New Prime Common Shares owned by such holder and New Prime Common Shares that would be issued to such holder upon conversion of all New Prime Series B Preferred Shares then owned by such holder, assuming that all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time, exceeds 9.9% of the total New Prime Common Shares on a fully diluted basis (taking into account New Prime Common Shares actually outstanding and New Prime Common Shares that would be issued if all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares, but without regard to New Prime Common Shares issuable in exchange for New Prime Common Units).

    Subject to certain exceptions specified in the New Prime Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 10.0% of the outstanding New Prime Series A Preferred Shares, and no holder that owns an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant, may own, directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding New Prime Series A Preferred Shares (the "New Prime Series A Preferred Ownership Limit"). The Series A Preferred Ownership Limit does not apply, however, to holders who acquired New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership Limit directly from FBR in connection with the Prime IPO ("Initial New Prime Series A Preferred Holders"), provided, however, that (i) such holder may not own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by New Prime, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant and (ii) such holder's ownership of New Prime Series A Preferred Shares does not cause any "individual" (within the meaning of the Code) to beneficially or constructively own New Prime Series A Preferred Shares in excess of the Series A Preferred Ownership Limit. Initial New Prime Series A Preferred Holders will not be able to acquire additional New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership Limit.

    Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of New Prime's capital stock if such ownership or acquisition (i) would cause more than 50% in value of New Prime's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in New Prime's shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (iii) would otherwise result in New Prime failing to qualify as a REIT.

    The New Prime Board of Directors may, subject to the receipt of certain representations as required by the New Prime Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize New Prime's status as a REIT. In addition, under the New Prime Charter, certain parties will not be subject to the New Prime Common Ownership Limit in the event such parties (i) deliver to New Prime either a ruling from the IRS or an opinion from nationally recognized tax counsel that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.9% of the outstanding New Prime Common Shares and (ii) represent to New Prime that it does not and will not own more than a 9.9% interest in any tenant of New Prime.

    If any shareholder purports to transfer capital stock to a person and either the transfer would result in New Prime failing to qualify as a REIT, or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock, and the stockholder will be deemed to have transferred the capital stock to New Prime in exchange for New Prime Excess Shares of the same class or classes as were purportedly transferred, which New Prime Excess Shares will be deemed to be held by New Prime as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of capital stock that cause the applicable ownership restriction to be exceeded for an equal number of New Prime Excess Shares of the appropriate class, which will be deemed to be held by New Prime as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for New Prime Excess Shares will not be entitled to vote New Prime Excess Shares and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to the discovery by New Prime that such shares have been exchanged for New Prime Excess Shares shall be repaid to New Prime upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such New Prime Excess Shares so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for New Prime Excess Shares resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for New Prime Excess Shares resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such New Prime Excess Shares will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by New Prime, on the date New Prime accepts the offer to sell). For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. New Prime Excess Shares so transferred will automatically be deemed reexchanged for the appropriate shares of capital stock. In addition, New Prime will have the right to purchase New Prime Excess Shares for a period of 90 days at a price equal to the Limitation Price.

    An automatic redemption will occur to prevent any violation of the Series B Ownership Limit that would not have occurred but for a conversion of New Prime Series B Preferred Shares, or a redemption or open market purchase of New Prime Series B Preferred Shares by New Prime (each a "Company Induced Event"). In the event of any such automatic redemption, the redemption price of each share of New Prime Series B Preferred Shares redeemed will be (x) if a purported acquisition of New Prime Series B Preferred Shares in which full value was paid for such New Prime Series B Preferred Shares caused the redemption, the price per share paid for New Prime Series B Preferred Shares, or (y) if the transaction that resulted in the redemption was not an acquisition in which the full value was paid for such New Prime Series B Preferred Shares (e.g., a gift or Company Induced Event relating to stock held by others), a price per share equal to the market price on the date of the purported transfer that resulted in the redemption. Any dividend or other distribution paid to a holder of redeemed New Prime Series B Preferred Shares (prior to the discovery by New Prime that such shares have been automatically redeemed by New Prime as described above) will be required to be repaid to New Prime upon demand. An automatic redemption also will occur with respect to New Prime Series A Preferred Shares under similar circumstances as those described above. The New Prime Board of Directors shall have authority at any time to waive the requirements that New Prime Excess Shares be issued or deemed outstanding in accordance with the provisions of the New Prime Charter or that New Prime redeem New Prime Series B Preferred Shares or New Prime Series A Preferred Shares as a result of a Company Induced Event if the issuance of such New Prime Excess Shares or the fact that such New Prime Excess Shares is deemed to be outstanding, or any such redemption would in the opinion of nationally recognized tax counsel jeopardize the status of New Prime as a REIT for federal income tax purposes.

    If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any New Prime Excess Shares may be deemed, at the option of New Prime, to have acted as an agent on behalf of New Prime in acquiring such New Prime Excess Shares and to hold such New Prime Excess Shares on behalf of New Prime.

    All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding New Prime Series A Preferred Shares, New Prime Series B Preferred Shares or New Prime Common Shares must file a written notice with New Prime containing the information specified in the New Prime Charter no later than January 30 of each year. Furthermore, each stockholder shall upon demand be required to disclose to New Prime in writing such information as New Prime may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such capital stock on New Prime's status as a REIT.

    The foregoing ownership limitations may have the effect of precluding acquisition of control of New Prime without the consent of the New Prime Board of Directors, and consequently, stockholders may be unable to realize a premium for their shares over the then prevailing market price which is customarily associated with such acquisitions.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

    The following discussion summarizes certain signifcant differences between the rights of the shareholders under the MBCA, the Horizon Articles and the Horizon Bylaws and the MGCL, the New Prime Charter and the New Prime Bylaws.

PRIME SHAREHOLDERS AND NEW PRIME SHAREHOLDERS

    The New Prime Charter and New Prime Bylaws will be substantially similar to the Prime Charter and Prime Bylaws except as follows: (1) the Prime Charter authorizes 75,000,000 Prime Common Shares and the New Prime Charter authorizes 150,000,000 New Prime Common Shares, (2) the Prime Charter authorizes 51,000,000 Excess Shares and the New Prime Charter authorizes 88,500,000 New Prime Excess Shares, (3) to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to or on a parity with the Prime Series A Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series A Preferred Shares, the vote of the holders of two-thirds of such shares and (4) the Prime Charter provides that to authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the Prime Series B Preferred Shares or amend, alter or repeal the provisions of the Prime Charter so as to materially and adversely affect any right, preference, privilege or voting power of such shares requires the vote of the holders of a majority of such shares, voting separately as a class, while the New Prime Charter requires, with respect to any similar authorization or amendment relating to the New Prime Series B Preferred Shares, the vote of the holders of two-thirds of such shares.

AUTHORIZED AND ISSUED SHARES

    The Horizon Articles authorize the issuance of 60,000,000 Horizon Common Shares. The designation of authorized Horizon Common Shares as of February 1, 1998, was as follows: (i) 47,000,000 Horizon Common Shares, of which 24,066,635 were issued and outstanding; (ii) 3,000,000 Horizon preferred shares, none of which were issued and outstanding; and (iii) 10,000,000 excess Horizon Common Shares, none of which were issued and outstanding.

    The New Prime Charter authorizes the issuance of 150,000,000 New Prime Common Shares. The designation of authorized New Prime Common Shares as of February 1, 1998, was as follows: (i) 150,000,000 New Prime Common Shares, 27,294,951 of which were issued and outstanding; (ii) 24,315,000 New Prime Preferred Shares, (a) 2,300,000 of which were issued and outstanding New Prime Series A Preferred Shares, (b) 2,981,800 of which were issued and outstanding New Prime Series B Preferred Shares, and (c) 727,273 of which were issued and outstanding New Prime Series C Preferred Shares; and (iii) 88,500,000 shares of New Prime Excess Stock, none of which were issued or outstanding.

AMENDMENT TO ARTICLES AND BYLAWS

    The Horizon Articles provide that Horizon may amend, alter, change or repeal any provision of the Horizon Articles with the approval of the record holders of a majority of the outstanding Horizon Common Shares, except that, Horizon shall not have any right, power or authority to amend, alter, change or repeal any of the provisions of the Horizon Articles relating to the characteristics of the excess shares of Horizon Common Shares (each, a "Horizon Excess Share"), the restrictions on ownership and transfer of Horizon Common Shares, restrictions on related party transactions, the election and removal of directors, indemnification by Horizon, liability of Horizon's directors, amendments of the Horizon Articles, merger, consolidation, dissolution, the sale of substantially all of Horizon's assets, restrictions on business combinations, and legends and certificates evidencing Horizon Common Shares, unless such action is first approved by the affirmative vote of the record holders of at least two-thirds of the outstanding Horizon Common Shares entitled to vote thereon voting at a meeting Horizon Shareholders duly called for the purpose of considering the approval of such action.

    Under the New Prime Charter, the affirmative vote of a majority of the aggregate number of votes entitled to be cast generally in the election of directors is required to amend, alter or repeal any provision contained in the New Prime Charter upon (i) adoption by the New Prime Board of Directors of a resolution recommending such amendment, alteration or repeal, and (ii) presentation by the New Prime Board of Directors to the stockholders of a resolution at an annual or special meeting, except that, subject to the voting rights of the New Prime Series A Preferred Shareholders, the New Prime Series B Preferred Shareholders and the New Prime Series C Preferred Shareholders, which the affirmative vote of the holders of two-thirds of the aggregate number of votes then entitled to be cast generally in election of directors, shall be required to amend Sections 4.10.3(b), 6.3 and 6.5 and Article X, and that
Section 5.4 shall not be amended or deleted without the unanimous approval of the record holders of the outstanding stock entitled to vote generally in the election of directors.

    The Horizon Articles provide that the Horizon Bylaws may be altered or repealed and made by the affirmative vote of the holders of at least two-thirds of the combined voting power of all the shares of all classes of capital stock of Horizon then entitled to vote generally in the election of directors or by the affirmative vote of a majority of the members of the Horizon Board of Directors then in office.

    The New Prime Charter provides that no amendment, alteration, change or repeal of any provision of the New Prime Bylaws relating to the amendment or repeal of the New Prime Bylaws shall be effected without the vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of at least two-thirds of the combined voting power of all the shares of all classes of capital stock of New Prime then entitled to vote generally in the election of directors. Accordingly, the same vote of stockholders is required to amend the Horizon Bylaws as the New Prime Bylaws, but a higher vote of the directors is required to amend certain sections of the Horizon Bylaws than the New Prime Bylaws.

VOTING RIGHTS

    The MBCA, the Horizon Articles and the Horizon Bylaws provide that if an action, other than the election of directors, is to be taken by a vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater vote is required by the MBCA, the Horizon Articles or the Horizon Bylaws. The Horizon Articles provide that directors of Horizon are required to be elected by a plurality of the votes cast at an election. Horizon Shareholders do not have the right to take action without a meeting except by unanimous written consent.

    Except as provided in the MGCL or New Prime Charter, a majority of the holders of New Prime Series B Preferred Shares outstanding is required to: (i) authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking on a parity with the New Prime Series B Preferred Shares as to distributions or upon liquidation, dissolution or winding up or the excess shares of New Prime Series B Preferred Shares upon liquidation, dissolution or winding up or reclassify any authorized capital stock into any senior stock or parity stock or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any senior stock or parity stock; or (ii) amend, alter or repeal the provisions of the New Prime Charter; provided that the rights, preferences, privileges or voting powers of the New Prime Series B Preferred Shareholders are not materially and adversely affected.

    Whenever distributions payable on New Prime Series B Preferred Shares shall be in arrears for six or more consecutive quarterly periods, then the New Prime Series B Preferred Shareholders shall be entitled to elect two additional directors at the next annual or special meeting of the shareholders.

    The right of New Prime Series B Preferred Shareholders to elect directors may be exercised until all distributions to which New Prime Series B Preferred Shareholders shall have been entitled for previous distribution periods and the current distribution period shall have been paid in full or declared.

    At any time when the voting right shall become exercisable in the New Prime Series B Preferred Shareholders, and if such right shall not already have been initially exercised, a proper officer of New Prime shall, upon the written request of holders of record of at least ten percent (10%) of the New Prime Series B Preferred Shareholders, and of any other series of preferred stock entitled to vote on such matter then outstanding, addressed to the Secretary of New Prime, call a special meeting of New Prime Series B Preferred Shareholders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of New Prime or, if none, at a place designated by the Secretary of New Prime. If such meeting shall not be called by the proper officers of New Prime within thirty (30) days after the personal service of such written request upon the Secretary of New Prime, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of New Prime at its principal office, then the holders of record of at least ten percent (10%) of the New Prime Series B Preferred Shares, and of any other series of preferred shares entitled to vote on such matter then outstanding, may designate in writing a New Prime Series B Preferred Shareholder or such other preferred stock to call such meeting at the expense of New Prime. No such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of shareholders.

    If any director so elected by the New Prime Series B Preferred Shareholders shall cease to serve as a director before such director's terms shall expire, the New Prime Series B Preferred Shareholders then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

    If, at any time when the New Prime Series B Preferred Shareholders are entitled to elect directors pursuant to the foregoing provisions, the holder of any one or more additional series of New Prime Series B Preferred Shares are entitled to elect directors by reason of any default or event specified in the New Prime Charter, as in effect at the time, or the articles supplementary for such series, and if the terms for such other additional series so permit, then the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the New Prime Series B Preferred Shareholders and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the New Prime Series B Preferred Shareholders to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of New Prime as elsewhere required, then a new election shall be held with all such other series of preferred shares and New Prime Series B Preferred Shares voting together as a single class for such directors, resulting in the termination of the term of such previously elected directors upon the election of such new directors. If the holders of any such other series are entitled to elect in excess of two directors, New Prime Series B Preferred Shares shall not participate in the election of more than two such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the New Prime Series B Preferred Shareholders; provided that, if at the expiration of such terms of New Prime Series B Preferred Shareholders are entitled to vote in the election of directors, then the Secretary of New Prime shall call a meeting to be held at or prior to the time of expiration of the expiring terms referred to above.

    The holders of record of New Prime Series B Preferred Shares, then outstanding, shall be entitled to vote, together with any other class or series of shares entitled to vote, then outstanding, on any resolution presented by the New Prime Board of Directors.

    In any matter in which the New Prime Series B Preferred Shares may vote, including any action by written consent, each New Prime Series B Preferred Share shall be entitled to one (1) vote. Except as required by the MGCL, holders of New Prime Excess Series B Preferred Shares shall not be entitled to vote on any matters.

    Except as required by law, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding New Prime Series B Preferred Shares shall have been redeemed or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

    Except as provided in the MGCL or New Prime Charter, each New Prime Common Shareholder shall be entitled to notice of and the right to vote at any meeting of the shareholders of New Prime. The holders of New Prime Excess Shares shall not be entitled to vote or any matters.

    The New Prime Charter will provide for its amendment in the same manner as the New Prime Charter.

SPECIAL MEETINGS

    The Horizon Bylaws provide that special meetings of the Horizon Shareholders may be called by the Horizon Board of Directors pursuant to a resolution adopted by a majority of the members of the Horizon Board of Directors then in office or by the Chairman of the Horizon Board of Directors, the Co-Chairman of the Horizon Board of Directors, the President or the Secretary upon the receipt by Horizon of a written demand duly executed by shareholders of record of not less than twenty-five percent (25%) of all of the outstanding shares of Horizon entitled to vote at such meeting.

    The New Prime Charter provides that special meetings of shareholders may be called only by the New Prime Board of Directors and shall be called by the Chairman of the New Prime Board of Directors or the Secretary at the request in writing of the New Prime Board of Directors. Except as may otherwise be provided in the New Prime Charter, special meetings of the shareholders shall also be called by the Secretary upon the request in writing of the holders of shares entitled to cast twenty-five percent (25%) or more of all the votes entitled to be cast at the meeting. Such a request shall state the purpose or purposes of the proposed meeting and the shareholders who make the request shall pay the reasonably estimated cost of preparing and mailing of the notice of the meeting prior to its being sent, pursuant to a resolution adopted by a majority of the members of the New Prime Board of Directors then in office.

BOARDS OF DIRECTORS

    NUMBER OF DIRECTORS. Horizon's Bylaws provide that the number of directors of Horizon which constitute the Horizon Board of Directors will be nine (9). No amendment to the Horizon Bylaws can increase the number of directors by fifty percent (50%) or more in any 12-month period without the unanimous approval of the members of the Horizon Board of Directors then in office. The Horizon directors are divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number as possible. At each annual meeting of shareholders, beginning with the 1996 annual meeting, successors to each class of directors whose terms expire at that annual meeting, will be elected for a term expiring at the third succeeding annual meeting of shareholders after their election. The Horizon Articles provide that the Horizon Board of Directors will take such action as it may deem necessary or appropriate from time to time such that at least a majority of the directors of Horizon shall be "Independent". An individual will be deemed to be "Independent" under the Horizon Articles if such individual is not an affiliate of Horizon and is not an employee of Horizon or of any affiliate of Horizon.

    The New Prime Charter provides that the number of directors of New Prime shall consist of that number of members determined by the New Prime Board of Directors, but in no event less than three (3). The term of office of a directors shall not be affected by any decrease in the authorized number of directors. The New Prime Board of Directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes as nearly equal in number as possible.

GENERAL

    REMOVAL. The Horizon Articles and Bylaws provide that any director may be removed only for cause and only by the vote of a majority of the voting power of all shares of capital stock of Horizon then entitled to vote generally in the election of directors, voting together as a single class, at a special meeting of the shareholders of Horizon called for the purpose of removing such director.

    The New Prime Charter provides that any director may be removed for cause by the affirmative vote of two-thirds of the aggregate number of votes entitled to be cast generally in the election of directors. Accordingly, the Horizon Articles and Horizon Bylaws require a lower vote than the New Prime Charter and New Prime Bylaws to remove a director for cause.

    VACANCIES. The Horizon Articles and Horizon Bylaws provide that vacancies on the Horizon Board of Directors that result for any reason shall only be filled by the Horizon Board of Directors by the affirmative vote of a majority of the directors then in office.

    The New Prime Charter and New Prime Bylaws provide that vacancies shall be filled by the majority vote of the New Prime Board of Directors, and any vacancies on the New Prime Board of Directors resulting from death, resignation, removal or other causes shall be filled by the affirmative vote of a majority of the remaining directors then in office even if less than a quorum of the New Prime Board of Directors, or, if applicable by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next New Prime annual meeting.

SHAREHOLDER INSPECTION RIGHTS

    The Horizon Articles provide that the Horizon Board of Directors is expressly authorized to determine whether and to what extent and at what times and places, and under what conditions and regulations, the accounts and books of Horizon will be open to inspection of Horizon Shareholders. Except as so determined, Horizon Shareholders do not have any rights to inspect any account, book or document of Horizon other than such rights as may be conferred by the MBCA. The MBCA provides that any shareholder of record, in person or by attorney or other agent, has a right during the usual hours of business to inspect for any proper purpose Horizon's stock ledger, a list of its shareholders, and its other books and records, if the shareholder gives Horizon written demand describing with reasonable particularity his or her purpose and the records he or she desires to inspect, and the records sought are directly connected with the purpose.

    The New Prime Charter is silent with respect to shareholder inspection rights. The MGCL provides that any shareholder, holder of a voting trust certificate in a corporation, or his agent may inspect and copy during usual business hours any of the following documents: (i) bylaws; (ii) minutes of the proceedings of shareholders; (iii) annual statements of affairs; and (iv) voting trust agreements on file at the corporations principal office.

    The MGCL also provides that one or more persons who together are and for at least six months have been stockholders of record or holders of voting trust certificates of at least five percent (5%) of the outstanding stock of any class of a corporation may: (i) in person or by agent, on written request, inspect and copy during usual business hours New Prime's books of account and New Prime's stock ledger; (ii) present to any officer or resident agent of New Prime a written request for a statement of its affairs; and (iii) New Prime does not maintain the original or a duplicate stock ledger at its principal office, present to any officer or resident agent of the corporation a written request for a list of its shareholders.

MERGERS, CONSOLIDATIONS, DISSOLUTION AND SALE OF SUBSTANTIALLY ALL ASSETS

    The Horizon Articles require any action to merge or consolidate with or into any other corporation, to dissolve and liquidate, or to sell or transfer all or substantially all of Horizon's assets to be approved by the affirmative vote of the record holders of at least two-thirds of Horizon Common Shares entitled to vote thereon voting at a meeting of Horizon Shareholders duly called for such purpose. Notwithstanding the above, the Horizon Articles also provide that Horizon has the right, power and authority to cause the organization of an entity, to either merge or consolidate Horizon with or into such entity or sell all or substantially all of Horizon's assets to such entity and to dissolve and liquidate Horizon if such action is first approved by the affirmative vote of the record holders of a majority of Horizon Common Shares entitled to vote thereon at a meeting of Horizon Shareholders duly called for such purpose, and such action results in the continuation of Horizon's business and activities by such entity in substantially the same manner as such business and activities were previously conducted by Horizon.

    The New Prime Charter does not discuss mergers, consolidations, dissolution and sales of assets. The MGCL requires that a consolidation, merger, share exchange or transfer of assets be approved by the shareholders of New Prime by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. A share exchange need be approved by a Maryland successor only by the New Prime Board of Directors and by any other action required by its charter. A transfer of assets need be approved by a Maryland transferee corporation only by the New Prime Board of Directors and by any other action required by its charter. A merger need be approved by a Maryland successor corporation only by a majority of the entire New Prime Board of Directors if, (i) the merger does not reclassify or change its outstanding stock or otherwise amend its charter and the number of its shares of stock to be issued or delivered in the merger is not more than 20 percent (20%) of the number of its shares of the same class or series outstanding immediately before the merger becomes effective; or (ii) there is no stock outstanding or subscribed for and entitled to vote on the merger.

RESTRICTIONS ON THE OWNERSHIP TRANSFER OR THE ISSUANCE OF SHARES

    For Horizon to qualify as a REIT for all years after the first taxable year in which it elects to be taxed as such (i) not more than 50% in number or value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and
(ii) the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The Horizon Articles impose restrictions on transfer and ownership of its stock in order to meet these requirements.

    The Horizon Articles generally prohibit any shareholder from having beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, of more than 7% in value of the Company's outstanding shares ownership limit. Subject to certain limitations, the directors may increase the ownership limit from time to time. Certain persons including Mr. Kerr, Mr. Glen, Ms. McArthur and their respective affiliates have been designated "Existing Holders," and the directors may designate additional persons as "Existing Holders" from time to time. An Existing Holder is not subject to the ownership limit. Instead, the Horizon Articles establish rules for determining the maximum percentage of outstanding stock, in number or value, of which any particular Existing Holder may have beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, at any particular time (the "Existing Holder Limit"). The Existing Holder Limit applicable to Mr. Kerr, his family and affiliates will be 21.9%. The Existing Holder Limit applicable to Mr. Glen, Ms. McArthur and their respective families and affiliates as well as any transferee receiving stock in excess of the ownership limit from an Existing Holder in a private transaction is the percentage of the outstanding stock owned by the transferee at the time such transferee becomes an Existing Holder, but no more than the highest percentage, in value, of stock which could be owned by such holder without creating the possibility that five or fewer persons could beneficially own 49.9%, in value, of the outstanding stock.

    The ownership restrictions contained in the Horizon Articles (i) prohibit any person who is not an Existing Holder from having beneficial ownership of Horizon Common Shares, either directly or by virtue of the applicable attribution rules, in excess of the ownership limit, (ii) prohibit any Existing Holder from having beneficial ownership of Horizon Common Shares, either directly or by virtue of the applicable attribution rules, in excess of the applicable Existing Holder Limit, (iii) prohibit Horizon Common Shares from being owned by less than 100 persons, and (iv) prohibit Horizon from being "closely held" within the meaning of Section 856(h) of the Code (collectively, "Horizon Ownership Restrictions"). If the Horizon Ownership Restrictions are violated by a sale or transfer, such sale or transfer is void AB INITIO unless Horizon determines such sale or transfer will not jeopardize Horizon's status as a REIT or agrees to increase the applicable ownership limit or Existing Holder Limit, but in no event will such limits be increased if such increase would create the possibility that five or fewer persons could own more than 49.9% of the outstanding shares. Any person who purports to transfer or proposes to transfer shares in violation of the Horizon Ownership Restrictions is required to immediately give written notice to Horizon of such event or proposed event in order for Horizon to determine the effect of such event or proposed event on Horizon's status as a REIT.

    In the absence of appropriate safeguards, certain events could result in a violation of the Horizon Ownership Restrictions ("Triggering Events"). Thus, the Horizon Articles provide that, upon the occurrence of a Triggering Event, certain shares of Horizon Common Shares or Horizon Preferred Shares may automatically be converted into Horizon Excess Shares. All Horizon Excess Shares will be deemed to be owned by Horizon as trustee for the exclusive benefit of the person to whom they are ultimately transferred, and the person who would otherwise be the owner of the shares converted into such Horizon Excess Shares shall have no rights in such Horizon Excess Shares other than the right, subject to certain limitations, to designate the person to whom such Horizon Excess Shares is to be transferred. All Horizon Excess Shares shall be deemed to have been offered for sale to Horizon or its designee at a price per share equal to the lesser of (i) the price in the transaction that results in the exchange of Horizon Common Shares into such Horizon Excess Shares, or (ii) the Fair Market Value (which is defined in the Horizon Articles by reference to the average closing sale price of Horizon Common Shares as reported on the NYSE) for the five trading days immediately prior to the date upon which Horizon or its designee accepts such offer. Unless and until any Horizon Excess Shares shall have been so transferred or redeemed, such Horizon Excess Shares shall remain Horizon Excess Shares, and shall not confer upon any person any voting rights, dividend rights or other distribution rights. Limitations are imposed on the amount of consideration which a person may receive for designating the third party to whom Horizon Excess Shares is to be transferred. Any person who engages in a Triggering Event is required to immediately give written notice of such event to Horizon.

    All certificates representing shares of Horizon Common Shares will bear a legend referring to the Horizon Ownership Restrictions.

    All persons who have beneficial ownership, directly or by virtue of the attribution provisions of the Code, of more than 2.5% of the outstanding Horizon Common Shares are required to file an affidavit with Horizon containing the information specified in the Horizon Articles within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to Horizon such information as the Horizon Board of Directors deems necessary to comply with the provisions of the Code applicable to a real estate investment trust or to comply with the requirements of any taxing authority or government agency.

    The Horizon Ownership Restrictions will not automatically be removed from the Horizon Articles even if the real estate investment trust provisions of the code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Horizon Ownership Restrictions would require an amendment to the Horizon Articles. Such an amendment to the Horizon Articles would require the affirmative vote of holders owning not less than two-thirds of the Horizon Common Shares then outstanding and entitled to vote thereon. In addition to preserving Horizon's status as a REIT, the Horizon Ownership Restrictions may have the effect of precluding an acquisition of control of Horizon without the approval of the directors.

    The Horizon Articles contain ownership restrictions, provisions with respect to the conversion of certain shares into Horizon Common Shares, provisions with respect to a legend and disclosure of ownership which are substantially the same as those set forth in the Horizon Articles, except Mr. Glen and his family and affiliates are not designated as Existing Holders and a transferee from an Existing Holder in a public offering could become an Existing Holder.

    No person shall acquire any New Prime Common Shares if, as a result of such acquisition, the outstanding shares of the New Prime Common Shares would be owned by beneficially and not of record by less than one hundred (100) persons determined without reference to any rules of attribution. No person shall acquire or beneficially own any New Prime Common Shares if, as a result of such acquisition or beneficial ownership, New Prime would be "closely held" within the meaning of Section 856(h) of the Code. No person shall acquire or beneficially own any New Prime Common Shares if, as a result of such acquisition or beneficial ownership, New Prime would fail to qualify as a REIT including, but not limited to a transfer or other event that would result in New Prime owning an interest in a tenant that is described in Section 856 of the Code if the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

    No person other than a conversion holder shall acquire or beneficially own any New Prime Common Shares if, as the result of such acquisition or beneficial ownership, such person shall beneficially own New Prime Common Shares in excess of the common stock ownership limit.

    No conversion holder shall acquire or beneficially own any additional New Prime Common Shares to the extent that as a result of such acquisition or beneficial ownership the aggregate of the New Prime Common Shares beneficially owned by such New Prime Common Shareholder that would be issued to such holder upon conversion of all the New Prime Series B Preferred Shares then beneficially owned by such holder, assuming that all the outstanding shares of New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time would exceed 9.9% of the total shares of New Prime Common Shares that would be outstanding assuming the conversion of all of the outstanding shares of New Prime Series B Preferred Shares but without giving effect to the exchange of New Prime Common Units for New Prime Common Shares.

    Any transfer of New Prime Common Shares that, if effective, would result in a violation of any of the restrictions in the New Prime Charter shall be void AB INITIO as to the transfer of that number of New Prime Common Shares that would cause the violation of the applicable restriction, and the intended transferee shall acquire no rights in such excess number of New Prime Common Shares.

    Any transfer of New Prime Common Shares or other event that, if effective, would result in (i) New Prime being "closely held" within the meaning of Section 856(h) of the Code; (ii) the outstanding New Prime Common Shares being beneficially owned by less than one hundred (100) persons determined without reference to any rules of attribution, or (iii) New Prime otherwise failing to qualify as a REIT, including, but not limited to, a transfer or other event that would result in New Prime owning (directly or constructively, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code of the income derived by New Prime from such tenant would cause New Prime to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, shall be void AB INITIO as to the transfer of that number of New Prime Common Shares (rounding up to the nearest whole share) or other event that would cause New Prime to be "closely held" within the meaning of Section 856(h) of the Code, would result in the outstanding New Prime Common Shares being beneficially owned by less than one hundred (100) persons determined without reference to any rules of attribution, or would otherwise result in New Prime failing to qualify as a REIT, and the intended transferee shall acquire or the beneficial owner shall retain, as the case may be, no rights in such shares.

    It is expressly intended that the restrictions on ownership and transfer described herein shall apply to the exchange rights provided in the Prime Partnership Agreement. Notwithstanding any of the provisions of the Prime Partnership Agreement to the contrary, a partner of Prime Partnership shall not be entitled to effect an exchange of an interest in the Prime Partnership into New Prime Common Shares if the beneficial ownership of such New Prime Common Shares would be prohibited under the New Prime Charter.

    If the New Prime Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of the sale of transfer of New Prime Common Shares or that a person intends to acquire or has attempted to acquire beneficial ownership of any New Prime Common Shares in violation of the sale of transfer of New Prime Common Shares, the New Prime Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such transfer or other event.

    New Prime Excess Shares shall not be transferrable. A purported record transferee or, in the case of New Prime Excess Shares resulting from an event other than a transfer, a purported record holder, may freely designate a beneficiary of its interest in the trust (representing the number of shares of New Prime Excess Shares held by the trust attributable to the purported transfer or other event that resulted in the issuance of such New Prime Excess Shares, if
(i) the New Prime Excess Shares held in the trust would not be New Prime Excess Shares in the hands of such beneficiary; and (ii) the purported beneficial transferee or, in the case of New Prime Excess Shares resulting from an event other than a transfer, the purported beneficial holder, does not receive consideration for the designation of such beneficiary that reflects a price per share for such New Prime Excess Shares that exceeds the "New Prime Excess Shares Limitation Price."

    No person shall acquire any New Prime Series B Preferred Shares if, as the result of such acquisition, such person shall beneficially own New Prime Series B Preferred Shares in excess of the New Prime Series B Preferred Share ownership limit; and (ii) no person may acquire or beneficially own New Prime Series B Preferred Shares to the extent that as a result of such acquisition or beneficial ownership the aggregate of New Prime Common Shares beneficially owned by such holder and the New Prime Common Shares that would be issued to such holder upon conversion of all the New Prime Series B Preferred Shares then beneficially owned by such holder, assuming that all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares at such time, would exceed 9.9% of the total New Prime Common Shares that would be outstanding, assuming all of the outstanding New Prime Series B Preferred Shares were converted into New Prime Common Shares and without giving effect to the exchange of any units for New Prime Shares.

    If the New Prime Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken place that results in a violation of any the restrictions in the New Prime Charter or that a person intends to acquire or has attempted to acquire beneficial ownership of any New Prime Series B Preferred Shares in violation of any of the restrictions in the New Prime Charter, the New Prime Board of Directors or a committee thereof shall take such action as it or they deem advisable.

    Any person who acquires or attempts or intends to acquire New Prime Series B Preferred Shares in violation of any of the restrictions in the New Prime Charter or any person who is a transferee in a transfer or is otherwise affected by an event other than a transfer that results in the issuance of New Prime Excess Series B Preferred Shares, shall immediately give written notice to New Prime of such transfer or other event and shall provide to New Prime such other information New Prime may request in order to determine the effect, if any, of such transfer of attempted, intended or purported transfer or other event on New Prime's status as a REIT.

    Every beneficial owner of more than 5% or such lower percentage as required by the Code and the regulations promulgated thereunder of the outstanding New Prime Series B Preferred Shares shall, within 30 days after December 31 of each year, give written notice to New Prime stating the name and address of such beneficial owner, the number of shares of New Prime Series B Preferred Shares and other shares of the capital stock of New Prime beneficially owned, and a description of the manner in which shares are held. Each such beneficial owner shall provide to New Prime such additional information as New Prime may request an order to determine the effect, if any, of such beneficial ownership on New Prime's status as a REIT and to ensure compliance with the New Prime Series B Preferred Share ownership limit, and each person who is a beneficial owner of New Prime Series B Preferred Shares and each person, including the stockholder of record, who is holding New Prime Series B Preferred Shares for a beneficial owner shall provide to New Prime such information that New Prime may request, in good faith, in order to determine New Prime's status as a REIT.

    New Prime Excess Series B Preferred Shares shall not be transferrable. A purported record transferee or, in the case of New Prime Excess Series B Preferred Shares resulting from an event other than a transfer, a purported record holder, may freely designate a beneficiary of its interest in the trust, representing the number of shares of New Prime Excess Series B Preferred Shares held by the trust attributable to the purported transfer or other event that resulted in the issuance of such New Prime Excess Series B Preferred Shares, if
(i) the New Prime Excess Series B Preferred Shares held in the trust would not be New Prime Excess Series B Preferred Shares in the hands of such beneficiary, and (ii) the purported beneficial transferee or, in the case of New Prime Excess Series B Preferred Shares resulting from an event other than a transfer, the purported beneficial holder, does not receive consideration for the designation of such beneficiary that reflects a price per share for such New Prime Excess Series B Preferred Shares that exceeds the "New Prime Series B Preferred Shares Limitation Price."

APPRAISAL OR DISSENTER'S RIGHTS

    Neither the MCBA nor the MGCL provide appraisal rights for shares listed on a national securities exchange. Accordingly, shareholders of Horizon and shareholders of New Prime have the same appraisal rights under the Horizon Articles and Horizon Bylaws as they have under the New Prime Charter and the New Prime Bylaws, respectively.

ADVANCE NOTICE PROVISION FOR SHAREHOLDER NOMINATION AND SHAREHOLDER PROPOSALS

    The Horizon Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of shareholders of Horizon (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that (i) only persons who are nominated by, or at the direction of, the Horizon Board of Directors, or by a shareholder who has given timely written notice containing specified information to the Secretary of Horizon prior to the meeting at which directors are to be elected, will be eligible for election as directors of Horizon, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Horizon Board of Directors or by a shareholder who has given timely written notice to the Secretary of Horizon of such shareholder's intention to bring such business before the meeting. Except for shareholder proposals submitted in accordance with the federal proxy rules as to which the requirement specified therein shall control, notice of shareholder nominations or business to be conducted at a meeting must be received by Horizon not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting if the notice is to be submitted at an annual meeting, or not later than 10 days following the day on which notice of the date of a special meeting was given if the notice is to be submitted at a special meeting.

    Neither the New Prime Charter nor the New Prime Bylaws specifically provide for a shareholder notice procedure for shareholder nominations or shareholder proposals.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

    The MBCA provides a safe harbor for certain transactions between a corporation and one or more of its directors or officers. Such a transaction with a conflicting interest may not be set aside, enjoined or give rise to damages in a proceeding by a shareholder or by or in the right of the corporation if the person interested in the transaction establishes any of the following: (i) the transaction is fair to the corporation at the time entered into, (ii) the material facts of the transaction and the directors or officers' interests were disclosed or known to the board, a committee of the board, or the independent director or directors, and the board, committee or independent director or directors authorize, approve or ratify the transaction, or (iii) the material facts of the transaction and the directors or officers' interests were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. For purposes of this provision, a transaction is authorized, approved or ratified if it received the affirmative vote of the majority of the directors on the board or committee who had no interest in the transaction, though less than a quorum, or all independent directors who had no interest in the transaction, or have received the majority of votes cast by the holders of shares who did not have an interest in the transaction.

    The Horizon Articles provide that the Horizon Board of Directors has no authority to cause Horizon to enter into any agreement or transaction with Jeffrey A. Kerr or any of his affiliates or Alan Glen or any of his affiliates, unless such agreement or transaction is approved by the affirmative vote of a majority of the directors of Horizon who are Independent.

    The MGCL provides that a contract or other transaction between a corporation and any of its directors or between a corporation and any other corporation, firm, or other entity in which any of its director(s) is a director or has a material financial interest is not void or voidable solely because; (i) the common directorship or interest; (ii) the presence of the director at the meeting of the board or a committee of the board which authorizes, approves, or ratifies the contract or transaction; or the counting of the vote of the director for the authorization, approval or ratification of the contract or transaction.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                      AND THE NEW PRIME CHARTER AND BYLAWS

    THE FOLLOWING PARAGRAPHS SUMMARIZE CERTAIN PROVISIONS OF THE MGCL, THE NEW PRIME CHARTER AND NEW PRIME BYLAWS. THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MGCL, THE NEW PRIME CHARTER AND NEW PRIME BYLAWS FOR COMPLETE INFORMATION.

CLASSIFICATION OF THE NEW PRIME BOARD OF DIRECTORS

    The New Prime Bylaws provide that the number of directors of New Prime may be established by the New Prime Board of Directors but in no case shall be less than three directors. Subject to the right of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares to elect directors under certain circumstances, any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire New Prime Board of Directors. Pursuant to the terms of the New Prime Charter, the directors are divided into three classes. One class will hold office for a term expiring at the annual meeting of stockholders to be held in 1999, another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2000 and another class will hold office for a term expiring at the annual meeting of stockholders to be held in 2001. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. New Prime believes that classification of the New Prime Board of Directors will help to assure the continuity and stability of New Prime's business strategies and policies as determined by the New Prime Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of New Prime, even though such an attempt might be beneficial to New Prime and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the New Prime Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of New Prime Common Shares will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of New Prime Common Shares will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS

    Subject to the right of the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares to elect directors under certain circumstances, the New Prime Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. This provision, when coupled with the provision in the New Prime Bylaws authorizing the New Prime Board of Directors to fill directorships, precludes stockholders from removing incumbent directors except upon an affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock or an affiliate of the corporation which was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, at any time within the two-year period immediately prior to the date in question, and after the date on which the corporation had 100 or more beneficial owners of its stock (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the corporation becomes subject to the "business combination" statute or the Interested Stockholder becomes an Interested Stockholder. The New Prime Board of Directors has exempted from these provisions of the MGCL any business combination involving the issuance of New Prime Common Shares to PGI and certain other entities, or any of their respective affiliates, upon the exchange of Prime Partnership Common Units acquired by such entities in connection with the Prime IPO.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control shares acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for Control Shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the New Prime Charter or New Prime Bylaws.

    The New Prime Charter contains a provision exempting from the control shares acquisition statute any and all acquisitions by any person of New Prime's shares of capital stock. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

    The business combination statute and, if the foregoing exemption in the New Prime Charter is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire New Prime and of increasing the difficulty of consummating any such offer.

AMENDMENT TO THE NEW PRIME CHARTER

    The New Prime Charter, with certain limited exceptions, may be amended by the affirmative vote of the holders of not less than a majority of the aggregate number of votes then entitled to be cast generally in the election of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The New Prime Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the New Prime Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to New Prime's notice of the meeting, (ii) by the New Prime Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the New Prime Charter, with respect to the election of directors by the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares in certain circumstances, or the New Prime Bylaws, and (b) with respect to special meetings of stockholders, only the business specified in New Prime's notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the New Prime Board of Directors may be made only (i) pursuant to New Prime's notice of the meeting, (ii) by the New Prime Board of Directors, or (iii) provided that the New Prime Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Charter, with respect to the election of directors by the holders of New Prime Series A Preferred Shares, New Prime Series B Preferred Shares and New Prime Series C Preferred Shares in certain circumstances, or the New Prime Bylaws.

    The provisions in the New Prime Charter on classification of the New Prime Board of Directors and removal of directors, the business combination statute and, if the applicable provision in the New Prime Charter is revoked, control shares acquisition provisions of the MGCL, and the advance notice provisions of the New Prime Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of New Prime Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                          PRIME PARTNERSHIP AGREEMENT

    THE FOLLOWING SUMMARY OF THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PRIME PARTNERSHIP (THE "PRIME PARTNERSHIP AGREEMENT") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PRIME PARTNERSHIP AGREEMENT, THE FULL TEXT OF WHICH IS ATTACHED AS APPENDIX F.

FORMATION

    Prime Partnership was formed on March 22, 1994 as a limited partnership under the DRUPLA with Prime as the sole general partner. Upon consummation of the Partnership Merger, the limited partnership agreement of Prime Partnership will be amended and restated and the unitholders of Horizon will be admitted as limited partners of Prime Partnership. Following the consummation of the Transactions, New Prime will be the sole general partner of Prime Partnership.

CAPITALIZATION

    Pursuant to the Prime Partnership Agreement, Prime Partnership has designated Prime Partnership Common Units and Prime Partnership Preferred Units ("Prime Partnership Preferred Units"). In addition, the Prime Partnership Agreement has designated the following classes of Prime Partnership Preferred
Units: (i) Series A preferred units of Prime Partnership (each, a "Prime Partnership Series A Preferred Unit"), (ii) Prime Partnership Series B Preferred Units and (iii) Prime Partnership Series C Preferred Units.

MANAGEMENT

    The Prime Partnership Agreement generally provides that New Prime, as the sole general partner of Prime Partnership, has full, exclusive and complete responsibility and discretion in the management and control of Prime Partnership. The limited partners of Prime Partnership (the "Prime Partnership Limited Partners") have no authority to transact business for, or participate in the management activities or decisions of, Prime Partnership. However, any decision for Prime Partnership to make certain amendments to the Prime Partnership Agreement, to take title to any property other than in the name of Prime Partnership, or to dissolve prior to December 31, 2050 (which is the expiration of Prime Partnership's term) or prior to the occurrence of certain liquidating events would require the consent of a majority in interest of Prime Partnership Common Units. Prime Partnership Limited Partners have no right to remove New Prime as general partner of Prime Partnership.

TRANSFERABILITY OF INTERESTS

    The Prime Partnership Agreement provides that New Prime may not voluntarily withdraw from Prime Partnership, or transfer or assign its interest in Prime Partnership, without the unanimous consent of Prime Partnership Limited Partners. Prime Partnership Limited Partners may transfer their interests in Prime Partnership to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor Prime Partnership Limited Partner and provided further that such transfer does not cause a termination of Prime Partnership for federal income tax purposes, may not reasonably cause Prime Partnership to be treated as other than a partnership for federal income tax purposes or as a publicly traded partnership under Code
Section 7704 and may not reasonably cause New Prime to cease to comply with requirements under the Code for qualification as a REIT.

ADDITIONAL FUNDS

    The Prime Partnership Agreement provides that if Prime Partnership requires additional funds at any time or from time to time in excess of funds available to Prime Partnership from operations or prior capital contributions, New Prime may borrow such funds and lend the funds to Prime Partnership on the same terms and conditions as are applicable to New Prime's borrowing of such funds. The Prime Partnership

Agreement further provides that in the event New Prime issues additional shares of capital stock, New Prime shall be required to contribute to Prime Partnership as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the capital stock so issued.

REGISTRATION RIGHTS

    For a description of certain registration rights to be held by Prime Partnership Limited Partners and certain of their affiliates, see "The Corporate Merger--Registration Rights Agreement."

TAX MATTERS

    The taxable income or taxable loss of Prime Partnership generally has and will continue to be allocated to New Prime and Prime Partnership Limited Partners in accordance with the distribution priority among the holders of Prime Partnership Preferred Units and Prime Partnership Common Units and in compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

    Pursuant to the Prime Partnership Agreement, New Prime has been and will continue to be the "tax matters partner" of Prime Partnership and, as such, has had, and will continue to have, the authority to generally control any contest involving the taxable income or loss of Prime Partnership, including how the taxable income or taxable loss of Prime Partnership is allocated to the Prime Partnership Limited Partners. Further, New Prime will have the authority to make tax elections under the Code on behalf of Prime Partnership.

OPERATIONS

    The Prime Partnership Agreement requires that Prime Partnership be operated in a manner that will enable New Prime to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Pursuant to the Prime Partnership Agreement, Prime Partnership also will assume and pay when due, or reimburse New Prime for payment of, all administrative and operating expenses of any partnership or other entity in which Prime Partnership, directly or indirectly, is or becomes a partner or other equity participant and which is formed for the purpose of acquiring, developing or owning a property or a proposed property (the "Prime Property Partnerships"), will distribute cash to New Prime to enable New Prime to pay all of the costs and expenses relating to the operations of New Prime to the extent New Prime does not otherwise have sufficient funds to satisfy such costs and expenses. Prime Partnership will indemnify New Prime, as its general partner, for liabilities incurred in connection with debt financing for Prime Partnership or as general partner of Prime Partnership.

DISTRIBUTIONS

    The Prime Partnership Agreement sets forth the manner in which the net cash flow of Prime Partnership (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to Prime Partnership Preferred Units and Prime Partnership Common Units.

    PRIME PARTNERSHIP SERIES A PREFERRED UNITS. Pursuant to the Prime Partnership Agreement, each Prime Partnership Series A Preferred Unit held by New Prime entitles it to receive a cash distribution in an amount equal to the distribution declared or paid in respect of a New Prime Series A Preferred Share prior to the payment by Prime Partnership of any distributions in respect of Prime Partnership Series B Preferred Units, Prime Partnership Series C Preferred Units and Prime Partnership Common Units.

    PRIME PARTNERSHIP SERIES B PREFERRED UNITS. Each Prime Partnership Series B Preferred Unit held by New Prime entitles it to receive, prior to the payment by Prime Partnership of distributions with respect to

Prime Partnership Series C Preferred Units and Prime Partnership Common Units, a cash distribution in an amount equal to the distribution or distribution declared or paid in respect of a New Prime Series B Preferred Share.

    PRIME PARTNERSHIP SERIES C PREFERRED UNITS. Each Prime Partnership Series C Preferred Unit entitles the holder thereof to receive, prior to the payment by Prime Partnership of distributions with respect to Prime Partnership Common Units, a cash distribution in an amount equal to the distribution or distribution declared or paid in respect of a New Prime Series C Preferred Share.

    PRIME PARTNERSHIP COMMON UNITS. The Prime Partnership Common Units entitle the holders thereof to receive a cash distribution in an amount equal to the balance of any net cash flow of Prime Partnership after payment of the distributions to the holders of Prime Partnership Series A Preferred Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units, as set forth above.

PRIME PARTNERSHIP LIMITED PARTNER EXCHANGE RIGHTS

    PRIME PARTNERSHIP SERIES A PREFERRED UNITS. The holders of Prime Partnership Series A Preferred Units have no exchange rights.

    PRIME PARTNERSHIP SERIES B PREFERRED UNITS. The holders of Prime Partnership Series B Preferred Units have no exchange rights.

    PRIME PARTNERSHIP SERIES C PREFERRED UNITS. Subject to certain conditions, each Prime Partnership Series C Preferred Unit held by a Prime Partnership Limited Partner may be exchanged for one New Prime Series C Preferred Share (subject to adjustment) or, at the option of such Prime Partnership Limited Partner, one New Prime Common Share (subject to adjustment). The Prime Partnership Series C Preferred Units may not be exchanged until August 8, 1998 (or, if earlier, on the first day a "change of control" or a "REIT termination event" occurs (each as defined in the Prime Partnership Agreement)) and from time to time thereafter. Such Prime Partnership Series C Preferred Units may not be exchanged for New Prime Series C Preferred Shares or New Prime Common Shares, as the case may be, unless Prime Partnership receives an opinion of counsel reasonably satisfactory to New Prime that, upon such exchange, Prime Partnership would not cease to qualify as a partnership for federal income taxes.

    PRIME PARTNERSHIP COMMON UNITS. Subject to certain conditions, each Prime Partnership Common Unit held by a Prime Partnership Limited Partner may be exchanged for one New Prime Common Share (subject to adjustment) or, at the option of New Prime, cash equal to the fair market value of a New Prime Common Share at the time of exchange. Such Prime Partnership Common Units may not be exchanged for New Prime Common Shares unless Prime Partnership receives an opinion of counsel reasonably satisfactory to New Prime that, upon such exchange, Prime Partnership would not cease to qualify as a partnership for federal income taxes.

CONVERSION

    If holders of New Prime Series B Preferred Shares or New Prime Series C Preferred Shares exercise their rights under the New Prime Charter to convert their shares to New Prime Common Stock, in whole or in part, then simultaneously with such conversion, an equal number of Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units, as the case may be, shall be automatically converted into a number of Prime Partnership Common Units as set forth in the Prime Partnership Agreement.

REDEMPTION

    If at any time New Prime Preferred Shares are redeemed pursuant to the New Prime Charter or purchased by New Prime, Prime Partnership shall redeem an equal number of Prime Partnership Preferred

Units of the same series by payment to New Prime of the redemption amount set forth in the Prime Partnership Agreement with respect to such series of New Prime Preferred Shares.

    On and after March 31, 1999, Prime Partnership, at the option of New Prime, may redeem the Prime Partnership Series B Preferred Units, in whole or in part, at a price equal to the redemption amount set forth in the Prime Partnership Agreement with respect to such units.

    On and after August 8, 2007, Prime Partnership, at the option of New Prime, may redeem the Prime Partnership Series C Preferred Units, in whole or in part, at a price equal to the redemption amount set forth in the Prime Partnership Agreement with respect to such units.

INDEMNIFICATION

    The Prime Partnership Agreement provides for indemnification solely out of the assets of Prime Partnership of the partners and their affiliates for losses incurred because of the operations of Prime Partnership unless (i) the partner or other person acted or failed to act due to bad faith or through active and deliberate dishonesty, (ii) actually received an improper personal benefit, or
(iii) in the case of any criminal proceeding, the partner or other person had reasonable cause to believe that the action or omission was unlawful.

    New Prime, as general partner of Prime Partnership, is indemnified by Prime Partnership from any loss incurred by New Prime as general partner by reason of
(i) the incurrence of indebtedness in compliance with the Prime Partnership Agreement or indebtedness of Prime Partnership that is guaranteed by New Prime as general partner or (ii) vicarious liability by reason of its status as general partner.

    Prime Partnership Limited Partners expressly acknowledge that New Prime, as general partner, is acting on behalf of Prime Partnership and New Prime's shareholders, collectively, that New Prime is under no obligation to consider the separate interests of the Prime Partnership Limited Partners (including, without limitation, the tax consequences to the Prime Partnership Limited Partners or their assignees) in deciding whether to cause Prime Partnership to take (or decline to take) any actions and that New Prime shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Prime Partnership Limited Partners in connection with such decisions; provided that New Prime has acted in good faith.

DUTIES AND CONFLICTS

    The Prime Partnership Agreement provides that all business activities of New Prime, including all activities pertaining to the acquisition and operation of New Prime's outlet centers, must be conducted through Prime Partnership. The Prime Partnership Agreement prohibits New Prime from borrowing for the purpose of making a distribution to shareholders except if it arranges such borrowing through Prime Partnership.

TERM

    Prime Partnership will continue in full force and effect until December 31, 2050, unless sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of New Prime (unless the Prime Partnership Limited Partners elect to continue Prime Partnership), the election of New Prime with the consent of a majority in interest of Prime Partnership Common Units, the sale or other disposition of all or substantially all the assets of Prime Partnership or by operation of law.

VOTING

    The consent of partners owning a majority in interest of Prime Partnership Common Units in the aggregate is required (i) to take title to any personal or real property, other than in the name of Prime Partnership, a Prime Property Partnership or pursuant to certain provisions in the Prime Partnership Agreement, (ii) to dissolve Prime Partnership prior to the occurrence of any "liquidating event" (as defined in the Prime Partnership Agreement) or (iii) for the matters discussed under "--Amendment" below.

AMENDMENT

    Generally, amendments to the Prime Partnership Agreement may be proposed by the general partner and must be approved by at least a majority of the general partner's board of directors who are not affiliates of any of the limited partners and with the consent of partners owning a majority in interest of Prime Partnership Common Units. Certain amendments that would materially and adversely alter the rights, preferences and terms of the Prime Partnership Common Units held by the limited partners would require the consent of limited partners holding a majority in interest of the Prime Partnership Common Units. Certain amendments that would materially and adversely alter the rights, preferences and terms of the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units held by limited partners or increase the authorized amount of partnership interests that rank prior to the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units in the distribution of assets or the payment of distributions would require the consent of limited partners holding two-thirds of the Prime Partnership Series B Preferred Units or Prime Partnership Series C Preferred Units, as the case may be.

BOOKS AND REPORTS

    New Prime is required to keep the books and records of Prime Partnership at the offices of Prime Partnership, and each partner has the right, subject to certain limitations, to have access to and inspect such books and records of account.

    New Prime will furnish to each limited partner promptly upon receipt of the same but in no event later than April 1 of each year, copies of audited financial statements prepared on a consolidated basis for Prime Partnership and each Prime Property Partnership.

    The general partner will use reasonable efforts to furnish to each limited partner by March 1 of each fiscal year the tax information reasonably required by the limited partners for federal income tax reporting purposes for the preceding year. The general partner is authorized to withhold from otherwise distributable net cash flow any tax that the general partner determines that Prime Partnership is required to withhold or pay with respect to any amount distributable or allocable to any partner.

POWER OF ATTORNEY

    Pursuant to the terms of the Prime Partnership Agreement, each limited partner and each assignee will appoint and empower the general partner, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignees's true and lawful agent and attorney-in-fact to make, execute, acknowledge, deliver, publish and file, in the appropriate public offices, various certificates, documents and other instruments (including, without limitation, the Prime Partnership Agreement and the certificate of limited partnership of Prime Partnership and all amendments or restatements thereof) that the general partner deems appropriate or necessary to effectuate the terms or intent of the Prime Partnership Agreement. The Prime Partnership Agreement provides that such power of attorney is irrevocable, will survive the involuntary withdrawal of any limited partner and the transfer of all or any portion of such limited partner's or assignee's Prime Partnership Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

                    COMPARISON OF RIGHTS OF THE UNITHOLDERS

    At the Effective Time, holders of Horizon Partnership Units will become holders of Prime Partnership Common Units. The rights of Prime Partnership's limited partners are presently governed by DRULPA and the Prime Partnership Agreement. The rights of Horizon's limited partners are presently governed by DRULPA and the Horizon Partnership Agreement. Upon approval of the Transactions by the holders of Prime Partnership Common Units and Horizon Partnership Units and at the Effective Time, the Prime Partnership Agreement will remain in full force and effect. Upon exchange of Horizon Partnership Units for Prime Partnership Common Units, the rights of the former holders of Horizon Partnership Units will be governed by DRULPA and the Prime Partnership Agreement.

    The following discussion summarizes certain significant differences between the rights of holders of limited partnership interests of Horizon Partnership and Prime Partnership as a result of the Transactions. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Horizon Partnership Agreement and the Prime Partnership Agreement.

ISSUANCE OF OTHER UNITS

    The Prime Partnership Agreement authorizes Prime, as general partner, to cause Prime Partnership to issue additional partnership interests in the form of common units for any Prime Partnership purpose, from time to time for consideration not less than the fair value thereof, and as Prime shall establish in each case in its sole discretion without any approval from any limited partner.

    Under the Horizon Partnership Agreement, Horizon as general partner is authorized in its sole discretion to issue additional limited partnership interests in the form of partnership units, for any purpose at any time or from time to time, to any Horizon partner or other entity or individual or entity (other than the general partner). Horizon shall be authorized in its sole discretion to create and issue one or more classes of other units for any Horizon Partnership purpose at any time or from time to time, to any partner or person, in accordance with the Horizon Partnership Agreement. Horizon Partnership shall issue additional units as follows: (i) shares to Horizon upon the issuance by Horizon of additional Horizon Common Shares (other than in exchange for Horizon Partnership Units) and the contribution of the net proceeds from such additional issuance as a capital contribution to Horizon Partnership, however, Horizon may issue shares of Horizon Common Shares in connection with share option plans, or dividend reinvestment plans without receiving any proceeds and that the issuance of such Horizon Common Shares will nonetheless entitle Horizon to additional Horizon Partnership Units under this section, (ii) shares to the partners that hold preference units that are convertible into Horizon Partnership Units, upon the exercise of such conversion in accordance with the terms and conditions of the preference unit term sheet or other securities, (iii) shares to partners holding Horizon Partnership Units if and to the extent of each such partner's participation in any reinvestment program,
(iv) preference units to Horizon upon the issuance by Horizon of securities other than Horizon Common Shares and the contribution of the net proceeds thereof as a capital contribution to Horizon Partnership and (v) in all other cases, Horizon Partnership Units and/or preference units, as determined by Horizon as general partner, in its discretion, to existing or newly-admitted partners, in exchange for the contribution by a partner of additional capital contributions to Horizon Partnership.

UNIT OPTION PLAN

    Under the Prime Partnership Agreement, if any incentive options granted in connection with the Prime Stock Incentive Plan are exercised, Prime shall contribute to the capital of Prime Partnership an amount equal to the exercise price paid to Prime and Prime shall receive common units corresponding to the number of shares of Prime Common Shares delivered by Prime to the exercising party multiplied by the exchange factor.

    The Horizon Partnership Agreement provides that Horizon as general partner may cause Horizon Partnership to adopt one or more Horizon Partnership Unit option or incentive plans pursuant to which officers, directors and/or employees of Horizon Partnership or Horizon may acquire Horizon Partnership Units.

INDEMNIFICATION

    Pursuant to the Prime Partnership Agreement, Prime Partnership shall indemnify and hold harmless Prime from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses incurred by Prime by reason of (i) any indebtedness incurred by Prime or any indebtedness of Prime Partnership or any subsidiary thereof that is guaranteed by Prime or
(ii) vicarious liability by reason of Prime's status as general partner of Prime Partnership. The partners agree that in the event Prime Partnership becomes a debtor in a bankruptcy proceeding under a plan of reorganization, any funds distributable to Prime and any funds distributable to the limited partners under such plan of reorganization, after discharging claims against Prime from such funds, will be distributed to the limited partners and the stockholders of Prime among the various classes of partnership units.

    Pursuant to the Horizon Partnership Agreement, Horizon Partnership shall indemnify Horizon, any director, officer or employer of Horizon or Horizon Partnership or any person (including any affiliate) designated as an agent by Horizon in its reasonable discretion (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees), judgments, fines, settlements and any other amounts arising out of or in connection with any claims, demands, actions, suits or proceedings (civil, criminal or administrative) relating to or resulting (directly or indirectly) from the operations of Horizon Partnership, in which such indemnified party becomes involved, or reasonably believes may become involved, to the fullest extent permitted under DRULPA.

FINANCIAL STATEMENTS AND REPORTS

    The Prime Partnership Agreement provides that Prime shall cause to be submitted to the limited partners promptly upon receipt of the same from the accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for Prime Partnership, together with the reports thereon and all supplementary schedules and information prepared by the accountants. Prime Partnership also shall cause to be prepared such reports and/or information as are necessary for Prime to determine its qualification as a REIT and its compliance with REIT requirements.

    The Horizon Partnership Agreement provides that Horizon shall maintain at the office of Horizon Partnership full and accurate books of Horizon Partnership showing all transactions, assets and liabilities, financial condition, names and current addresses of partners and all other records necessary for recording Horizon Partnership's business and affairs. All partners and their duly authorized representatives shall have the right to inspect and copy any or all of Horizon Partnership's books and records, including books and records necessary to enable a partner to defend any tax audit or related proceeding, during reasonable hours upon three(3) business days notice to Horizon. Within one hundred twenty (120) days after the end of each fiscal year, as of the close of such fiscal year Horizon shall provide an annual report containing audited financial statements of Horizon Partnership or of Horizon, if such statements are prepared on a consolidated basis with Horizon, presented in accordance with GAAP by independent accountants.

MERGERS

    DRULPA provides that limited partnerships may enter into mergers, consolidations or similar transactions with other limited partnerships or business entities.

TRANSFER OR PLEDGE OF UNITS

    Pursuant to the Prime Partnership Agreement, limited partners of Prime Partnership shall have the right to transfer all or any portion of its common units to any person or entity as long as such person or entity does not lack the legal right, power or capacity to own a partnership interest; (i) in violation of applicable security and other laws; (ii) of any component portion of a Prime Partnership Common Unit, such as the capital account, or rights to Net Cash Flow, separate and apart from all other components of a partnership unit; (iii) if such transfer would cause the general partners to cease to comply with the REIT requirements; (iv) if such transfer would cause a termination of the partnership for federal income tax purposes; (v) if New Prime reasonably determines that such transfer may not cause Prime Partnership to be treated as a publicly traded partnership as provided in Code Section 7704 or cause Prime Partnership to cease to be classified as a partnership for federal income tax purposes; (vi) if such transfer would cause the partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to Prime Partnership, cause any portion of the assets of the partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Section 2510.3-101 of the Treasury Regulations; and (viii) to any lender, a lender to Prime Partnership or any person who is related (within the meaning of Section 1.752-4(b) of the Treasury Regulations) to any lender to Prime Partnership whose loan constitutes a "nonrecourse liability" (within the meaning of Section 1.752-1(a)(2) of the Treasury Regulations) without the consent of Prime, in its sole and absolute discretion, unless Prime Partnership's basis in the property or any partner's basis would not be reduced as a result of such transfer.

    Pursuant to the Horizon Partnership Agreement, limited partners of Horizon Partnership may not, without the consent of Horizon, as general partner, transfer all or any portion of its partnership interests. Except a limited partner may, without consent of the general partner, transfer all or any portion of his partnership interests to: (i) a parent, parent-in-law, spouse, natural or adopted descendant or descendants, spouse of such a descendant, brother, sister, nephew, niece, brother-in-law, sister-in-law or children-in-law, step-child or step-grandchild, a corporation or other entity controlled by a limited partner or a person or persons named in (i) above; (ii) such limited partner's estate or one or more trusts for the benefit of a limited partner or a person or persons named in (i) above, for estate and/or gift tax purposes, (iii) an organization described in Section 501(c)(3) of the Code; (iv) a "qualified constitutional buyer" within the meaning of Rule 144A promulgated under the Securities Act; (v) another limited partner; or (vi) if the limited partner is an entity, its beneficial owners.

REDEMPTION/EXCHANGE OF UNITS

    Under the Prime Partnership Agreement, if at any time Prime's preferred shares are to be redeemed pursuant to the Prime Charter or purchased by Prime, Prime Partnership shall redeem an equal number of preferred units by payment to Prime of the preferred unit redemption amount or purchase price to be paid by Prime immediately prior to or concurrently with such redemption or purchase. If at any time shares of Prime's preferred stock are to be redeemed, Prime Partnership shall redeem an equal number of preferred units by payment of the preferred unit redemption amount or purchase price paid by Prime.

    Under the Prime Partnership Agreement, Prime Common Unitholders may exchange all or any portion of their Prime Partnership Common Units for Prime Common Shares on a one-for-one basis, or, at the election of Prime, an amount of cash equal to the value of such Prime Common Shares.

    On and after August 8, 2007, Prime Partnership, at the option of Prime, may redeem the Prime Partnership Series C Preferred Units, in whole or in part at any time or from time to time at a redemption price for each Prime Partnership Series C Preferred Unit, payable in cash, in an amount equal to the Prime Partnership Series C Preferred Unit redemption amount.

    Under the Horizon Partnership Agreement, subject to the restrictions set forth below, Horizon Common Unitholders may exchange all or any portion of their Horizon Common Units for Horizon Common Shares on a one-for-one basis, or, at the election of Horizon, an amount of cash equal to the value of such Horizon Common Shares. The Horizon Partnership Agreement provides that any limited partner holding 100,000 or more registrable securities or equivalent securities shall be entitled to redeem the partnership units held by such limited partner only during the 30-day period immediately following the filing with the Commission by Horizon of its annual report on Form 10-K or during such periods as Horizon Partnership may otherwise determine (each, a "Window Period"), unless such limited partner agrees in writing that, except during a Window Period, it will not engage in an offer, sale, contract to sell or otherwise dispose of any REIT shares acquired by such holder in such redemption during any period commencing fourteen (14) days prior to the effective date of an underwriting agreement executed by the general partner pertaining to an under written public offering of REIT Shares and ending at the commence of the next Window Period.

AMENDMENTS

    The Prime Partnership Agreement may not be amended, except by a written instrument signed by Prime (and approved on behalf of Prime by at least a majority of its directors who are not affiliates of any of the limited partners) and by a majority-in-interest of the partners; provided, however, that any amendment which materially an adversely alters the rights, preferences and terms of the common units held by the limited partners relative to those of the common units held by the general partner shall require the consent of limited partners holding a majority-in-interest of the common units held by limited partners; and, provided, further, that so long as any Prime Partnership Series C Preferred Units are held by limited partners, the consent of limited partners holding at least 66 2/3% of the Prime Partnership Series C Preferred Units shall be necessary for effecting: (i) any amendment that materially and adversely affects the voting powers, rights or preferences of the Prime Partnership Series C Preferred Unitholders except that any amendment to authorize or create or to increase the authorized amount of, any partnership interests that are not senior in any respect to the Prime Partnership Series C Preferred Units or are on a parity with the Prime Partnership Series C Preferred Units shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Prime Partnership Series C Preferred Units; or (ii) the authorization, reclassification or creation of, or the increase in the authorized amount of, any partnership interests of any class ranking prior to the Prime Partnership Series C Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the partnership or in the payment of dividends; provided, however, that no such consent of the holders of Prime Partnership Series C Preferred Units shall be required (a) for the issuance of additional convertible preferred units to the general partner in connection with the general partner's issuance and sale of up to $57 million (before deducting underwriting discounts or commissions) of its Prime Series B Preferred Shares at a price equal to or greater than $22 per share (before deducting underwriting discounts or commissions) as long as no modification has been made to Horizon Articles from the date hereof affecting the rights or privileges of such convertible preferred units, or (b) if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior units or convertible security is to be make as the case may be, provision is made for the redemption of all Prime Partnership Series C Preferred Units at the time outstanding to the extent such redemption is authorized by the Prime Partnership Agreement.

    The Horizon Partnership Agreement, may be amended by Horizon except for certain restrictions, without consent of any limited partner; to (i) add to the representations, duties or obligations of the general partner or surrender any right of power granted to the general partner herein; (ii) cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or make any other provision with respect to matters or questions arising hereunder which will not be inconsistent with any other provision hereof; (iii) reflect the admission, substitution, termination or withdrawal of partner in accordance with the Horizon Partnership Agreement; (iv) satisfy any requirements, conditions or guidelines contained in any order, directive, opinion ruling or regulation of a federal or state agency or contained in federal or state law; (v) reflect the issuance of other units; (vi) amend the provisions of the Horizon Partnership Agreement that protect the qualification of Horizon as a REIT if such provisions are no longer necessary because a change in applicable law, a ruling of the IRS, or if the general partner has determined to cease qualifying as a REIT.

                         HORIZON GROUP PROPERTIES, L.P.

GENERAL

    Upon consummation of the Transactions, HGP will be a self-administered and self-managed REIT that will conduct its operation through HGP LP. HGP LP's portfolio will consist of 14 factory outlet centers and one power center located in 12 states containing an aggregate of approximately 3,092,000 square feet of GLA. As of December 31, 1997, the HGP Properties (excluding the New Mexico Center) were 80.1% leased. HGP LP's factory outlet centers feature a variety of manufacturers of widely recognized, traditional brand name merchandise such as Bass, Van Heusen, Corning/Revere, Carter's Childrenware, Big Dog Sportswear, OshKosh B'Gosh, Jones New York, London Fog, Levi's, Jockey, J. Crew, Springmaid-Wamsutta, Nike, Bugle Boy, Polo/Ralph Lauren, Reebok, The Gap, Liz Claiborne, Nautica and Mikasa, as well as value or traditional retailers such as Dress Barn, Linen Barn and Casual Corner.

    HGP will control HGP LP as its sole general partner and the owner of 81.4% of the partnership interests therein. Units of partnership interest in HGP LP are exchangeable for HGP Common Shares on a one-for-one basis. HGP will be dependent upon the distributions or other payments from HGP LP in order to meet its financial obligations. HGP is a Maryland corporation that was incorporated on January 21, 1998 and expects to commence operations as a publicly traded company upon consummation of the Transactions. HGP's executive offices will be located at 5000 Hakes Drive, Norton Shores, Michigan 49441.

    HGP currently intends to elect to be treated as a REIT for federal income tax purposes and to operate in the manner required to maintain its REIT status. For a general discussion of these requirements, see "HGP LP Risk Factors--Ownership Limit Necessary to Maintain REIT Qualification" and "Federal Income Tax Consequences of the Transactions--Qualification of New Prime as a REIT."

BUSINESS STRATEGY

    HGP LP's management plans to create and maximize shareholder value by concentrating on remerchandising and increasing the occupancy levels at its existing centers, enhancing the operating performance of its properties through intensive property management and selectively expanding its centers in response to tenant demand and changes in local market conditions. HGP LP will also explore selective opportunities to acquire and reposition underperforming properties that offer significant potential for cash flow growth and capital appreciation. The following is a brief description of HGP LP's current business strategy and philosophy.

    REMERCHANDISING AND LEASING EXISTING CENTERS. Before the consummation of the Transactions, the HGP Properties operated almost exclusively in the factory outlet sector. After consummation of the Transactions, HGP LP will consider alternate retail and entertainment concepts for each of its properties. HGP LP intends to pursue a remerchandising strategy which will focus on attracting new tenants to its portfolio to offer a wider range of merchandise and amenities that complement its existing tenant base. For example, HGP LP's management believes that the Laughlin, Nevada Center, which has been an outlet center since its inception, has substantially greater potential serving a broader range of retail and service needs of the nearly 6,000,000 tourists visiting its market annually.

    ACTIVE PROPERTY MANAGEMENT. HGP LP's management believes that HGP LP's operating performance can be improved by increasing focus on asset management. HGP LP's asset management team, which includes professionals experienced in development, leasing, marketing, finance and property management, will continually evaluate potential opportunities at its existing centers for capital improvements and renovation that increase property values and offer attractive investment returns. HGP LP also will closely monitor each center's sales, occupancy and overall performance.

    TARGETED LOCAL MARKETING. Historically, Horizon Partnership has employed a centralized marketing strategy that has included national and regional promotions. HGP LP believes that its existing properties can benefit from marketing and advertising programs that are specifically targeted to local customers. To implement this strategy, HGP LP intends to hire on-site marketing managers to develop retail marketing programs designed to highlight each center's merchandising strengths.

    EXPANSION OF EXISTING CENTERS. HGP LP's philosophy is to expand or improve its existing centers only in response to tenant demand for additional retail space. For example, HGP LP may, among other things, construct tenant build-outs and redesign or reconfigure retail space for tenants. HGP LP believes that selective expansion will allow it to take advantage of management's development experience and tenant demand and relationships. Management has no plans at present to expand any of the HGP Properties.

    ALTERNATIVE USES FOR EXISTING CENTERS. A strategy for each existing center will be formulated following an evaluation of property operations, market potential, and real estate considerations. The selected strategy may involve continuation as a factory outlet center, the addition of traditional retail tenants, alternative uses, or some combination thereof. Alternative uses for an existing property will be considered only when HGP LP management believes that a non-retail use will generate higher returns, relative to the returns available from factory outlet and traditional retail strategies for HGP shareholders.

    ACQUISITION OF UNDERPERFORMING PROPERTIES. In addition to seeking to improve the performance of its existing properties, HGP LP will pursue opportunities to acquire underperforming properties that offer the potential for significantly higher cash flow through strategic repositioning. HGP LP intends to focus its acquisition activities on retail properties, including both factory outlet centers and more traditional retail sites, that may be purchased at prices well below estimated replacement cost and generate returns in excess of HGP LP's weighted cost of capital after taking into account estimated repositioning costs, including expenses associated with capital improvements, renovation and tenant turnover. HGP LP's ability to complete such acquisitions will be subject to its ability to obtain adequate financing from third party sources.

    POSSIBLE SALE OF PROPERTIES. Management plans to evaluate all of HGP LP's properties on a regular basis in accordance with its business objectives. In the future HGP LP may dispose of certain of the HGP Properties in order to obtain higher returns through alternative investments. At present, HGP LP has not entered into any agreements or arrangements with respect to the sale or disposition of any of the HGP Properties.

HGP LP DISTRIBUTION POLICY

    Unless required to maintain HGP's status as a REIT under the Code, HGP LP does not currently contemplate paying distributions on HGP LP Common Units. Earnings from the operations of HGP LP are currently expected to be used by HGP LP to support its ongoing business and make payments on its outstanding indebtedness, including the HGP Credit Facility. The terms of the HGP Credit Facility require that HGP LP's available cash flow from operations be used first to pay interest payments due on such credit facility before being distributed to securityholders. After making any payments required under the HGP Credit Facility, HGP, as sole general partner of HGP LP, may determine in its discretion to pay distributions on HGP LP Common Units in the future, and any such determination will be dependent upon HGP LP's results of operations, financial condition, contractual restrictions, REIT qualification requirements and other factors deemed relevant at that time by HGP. See "HGP LP Risk Factors-- Absence of Distributions."

HGP LP CAPITALIZATION

    The following table sets forth the capitalization of HGP LP as of December 31, 1997 on an historical basis and as adjusted to give effect to the Transactions. The information set forth in the table should be read in conjunction with the HGP LP financial statements and notes thereto, the HGP LP pro forma financial information and notes thereto and "HGP LP Management's Discussion and Financial Analysis-- Liquidity and Capital Resources" included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

                                                                                              DECEMBER 31, 1997
                                                                                           -----------------------
                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Mortgages and other debt.................................................................  $  146,846   $ 127,387
Predecessor owners' capital..............................................................      83,162          --
Partners' capital........................................................................          --      40,565
                                                                                           ----------  -----------
Total capitalization.....................................................................  $  230,008   $ 167,952
                                                                                           ----------  -----------
                                                                                           ----------  -----------

HORIZON GROUP PROPERTIES, L.P. SELECTED FINANCIAL DATA

    The following table presents selected historical financial data of HGP LP. The information set forth below should be read in conjunction with "Pro Forma Condensed Financial Statements," "HGP LP Management's Discussion and Financial Analysis" and the historical financial statements and notes thereto included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement. The combined statement of operations data set forth below for each of the four years ended December 31, 1997 and the combined balance sheet data at December 31, 1997, 1996 and 1995 are derived from audited combined financial statements. The audited financial statements of HGP LP as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 are included elsewhere in this Joint Consent Solicitation Statement/Prospectus/Information Statement. The HGP LP selected financial data should be read in conjunction with those financial statements and the notes thereto. The combined operating data for the year ended December 31, 1993 and the combined balance sheet data at December 31, 1994 and 1993 are derived from unaudited combined financial statements not included in this Joint Consent Solicitation Statement/Prospectus/Information Statement.

    HGP LP's historical financial information has been derived from the operations and historical basis of 13 of Horizon Partnership's 35 outlet centers (including one power center) that will be contributed to HGP LP by Horizon Partnership in connection with the Transactions. As historically HGP LP was not a separate legal entity with its own capital structure, per unit data for net income and distributions have not been presented. The historical financial information may not be indicative of HGP LP's future performance and does not necessarily reflect what the financial position and results of operations of HGP LP would have been had HGP LP operated as a separate, stand-alone entity during the periods presented. The selected financial data set forth below does not include the operating results or financial position of the Prime

Transferred Properties. See "HGP LP Risk Factors--Limited Relevance of Historical Financial Information."

                                                                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------------
                         (IN THOUSANDS)                             1997       1996       1995       1994       1993
----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Operating Data:
Revenue.........................................................  $  32,543  $  29,992  $  16,507  $   9,832  $   6,765
Expenses........................................................     35,890     24,049     12,711      6,165      5,929
Impairment (1)..................................................      6,949     24,631         --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Income (loss) before gain on sale of real estate and
  extraordinary charge..........................................    (10,296)   (18,688)     3,796      3,667        836
Gain on sale of real estate.....................................         --         73          3         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary charge.......................    (10,296)   (18,615)     3,799      3,667        836
Extraordinary charge............................................       (808)      (155)        --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................................  $ (11,104) $ (18,770) $   3,799  $   3,667  $     836
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------
Balance Sheet Data:
Real estate, net of accumulated depreciation....................  $ 213,190  $ 211,957  $ 214,839  $  49,520  $  48,656
Total assets....................................................    237,336    249,660    224,182     52,147     57,366
Debt allocated from Horizon Partnership.........................    146,846    132,513    105,138     13,151     10,635
Net assets......................................................     83,162    107,360    105,248     36,419     44,213

Other Data:
FFO (2).........................................................  $   6,016  $  11,544  $   7,468  $   5,625  $   2,137
Cash flows provided by (used in):
  Operating activities..........................................      8,325     (4,990)     9,575      5,362      2,369
  Investing activities..........................................     (9,793)   (37,870)   (72,303)    (3,093)   (18,752)
  Financing activities..........................................        557     46,175     63,314     (8,677)    23,386
Total gross leasable area (square feet).........................      2,370      2,592      2,061        652        452

------------------------------
NOTES:

(1) In 1997, represents a $6.0 million charge to reduce the carrying value of four centers subject to a sales agreement to their estimated sales value less costs to dispose and a $0.9 million impairment charge related to development projects that will not be pursued. In addition, the impairment expense includes a $1.8 million charge related to development projects, which will not be pursued. In 1996,represents a $22.8 million charge to reduce the carrying value of four centers that resulted from management's effort to market one center for sale and revised occupancy estimates on three centers that indicated a permanent impairment in their value. See Note 4--"Impairment" in the Notes to Combined Financial Statements for HGP LP.

(2) HGP LP management believes that in order to facilitate a clear understanding of the combined historical operating results of HGP LP, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. HGP LP has included FFO data because industry analysts have accepted it as a performance measure of equity REITs. In March 1995, NAREIT issued a clarification of its definition of FFO. Although HGP LP has adopted the NAREIT definition of FFO, HGP LP cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by HGP LP may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of HGP LP's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends. A reconciliation of income (loss) before extraordinary charge to FFO is as follows:

                                                                     FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------
                                                            1997        1996       1995       1994       1993
                                                         ----------  ----------  ---------  ---------  ---------
Income (loss) before extraordinary charge..............  $  (10,296) $  (18,615) $   3,799  $   3,666  $     836
FFO ADJUSTMENTS
  Depreciation and amortization........................       9,363       5,601      3,672      1,959      1,301
  Impairment charges...................................       6,949      24,631     --         --         --
  Gain on sale of assets...............................      --             (73)        (3)    --         --
                                                         ----------  ----------  ---------  ---------  ---------
    Total FFO adjustments..............................      16,312      30,159      3,669      1,959      1,301
                                                         ----------  ----------  ---------  ---------  ---------
FFO....................................................  $    6,016  $   11,544  $   7,468  $   5,625  $   2,137
                                                         ----------  ----------  ---------  ---------  ---------
                                                         ----------  ----------  ---------  ---------  ---------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION OF HGP LP

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "--HORIZON GROUP PROPERTIES, L.P. SELECTED FINANCIAL DATA" AND HGP LP COMBINED FINANCIAL STATEMENTS AND NOTES THERETO, EACH APPEARING ELSEWHERE IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT. HISTORICAL RESULTS AS SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FROM OPERATIONS.

OVERVIEW

    HGP LP's historical financial information has been derived from the operations and historical basis of 13 of Horizon Partnership's 35 centers that will be contributed to HGP LP as a result of the Transactions. The combined financial statements of HGP LP are not currently those of a separate legal entity. Accordingly, the combined financial statements of HGP LP have been derived from the historical results of operations and historical basis of the assets and liabilities of such operations. Due to the fact that HGP LP was not historically operated as a separate component of Horizon Partnership, but in an integrated manner with the remaining net assets of Horizon Partnership, HGP LP is not insulated from the obligations and commitments of Horizon Partnership. In addition, the historical results of operations and financial condition of HGP LP have been presented as the net assets that were managed by Horizon Partnership because HGP LP did not have separate employees or business practices from Horizon Partnership.

    As set forth in the financial information included herein, debt, interest and general and administrative expenses of HGP LP are allocations of Horizon Partnership's balances. The balance sheet of HGP LP includes an allocation of the aggregate debt balance of Horizon Partnership (which has historically been secured by a pool of Horizon Partnership assets) based upon the proportionate use of debt proceeds by the HGP LP Properties for development and expansion compared to the Horizon Partnership Properties. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the periods as presented and because allocating debt in this manner results in the statements of operations reflecting the interest cost of doing business. Financing costs were allocated based upon the same proportionate ratio. Interest expense has been estimated based upon the aforementioned proportionate debt balances and the weighted average interest rates incurred by Horizon Partnership on its debt balances.

    General and administrative corporate overhead of Horizon Partnership has been allocated to HGP LP based upon the ratio of GLA of the HGP LP Properties compared to the Horizon Partnership Properties. This allocation of Horizon Partnership's corporate overhead expense may not reflect HGP LP's actual general corporate overhead expense as a separate entity. Cash and cash equivalents have been included in the combined financial statements of HGP LP based upon the respective periods' ratio of GLA of HGP LP's portfolio compared to Horizon Partnership's total historical portfolio.

    Horizon Partnership's management believes the assumptions underlying HGP LP's financial statements to be reasonable. However, the financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of HGP LP in the future or what results of operations, financial position and cash flows would have been had HGP LP been a separate stand-alone entity during the periods presented.

    Horizon Partnership has grown by developing new factory outlet centers, expanding existing factory outlet centers, acquiring factory outlet centers and increasing rental revenue at its existing factory outlet centers. On July 14, 1995, Horizon Partnership expanded its operations by merging with McArthur/Glen, an owner, operator and developer of factory outlet centers. Six of the factory outlet centers included in HGP LP were acquired as a result of this merger. See
Note 3 in the accompanying combined financial statements of HGP LP for further information. The above mentioned factors and the resulting increase in the total GLA contained in HGP LP's properties are collectively referred to as the "Portfolio Expansion."

    HGP LP receives rental revenue through base rent, percentage rent and expense recoveries from tenants. Base rent represents a minimum amount for which tenants are contractually obligated. Percentage rent represents an amount tenants are obligated to pay as additional rent based on a percentage of the tenant's gross sales in excess of a "breakpoint." Expense recoveries from tenants relate to the portion of the operating expenses for which the tenants are obligated to reimburse HGP LP, including real estate taxes, insurance, utilities and common area maintenance charges.

COMBINED RESULTS OF OPERATIONS

    1997 COMPARED TO 1996

    Loss before extraordinary charge was $10.3 million in 1997 compared to loss before extraordinary charge of $18.6 million in 1996. Included in the net loss for 1997 is a $0.8 million extraordinary charge resulting from an early prepayment of debt. Horizon Partnership refinanced its outstanding short-term debt during the second quarter of 1997 and the extraordinary charge represents HGP LP's proportionate share of Horizon Partnership's expense.

    Total revenues increased 8.5% to $32.5 million in 1997 from $30.0 million in 1996. Base rent increased $2.9 million, or 14.6%, for the year ended December 31, 1997 compared to the corresponding period in 1996 primarily due to $3.0 million of prepaid rent on the Algodones, New Mexico property that was recognized in 1997 due to the early termination of the lease. Percentage rent increased in the same period due to higher tenant sales. Decreases in expense recoveries from tenants in 1997 compared to 1996 resulted principally from lower average occupancy. For the year ended December 31, 1997 and 1996, expense recoveries covered 77.4% and 91.7% of property operating and real estate tax expenses, respectively.

    Other income increased in 1997 compared to the prior year from higher temporary tenant income.

    Property operating and real estate tax expenses have increased as a result of the Portfolio Expansion. General and administrative expense increased from $2.3 million in 1996 to $2.8 million in the corresponding period in 1997 primarily due to $0.4 million in increased professional fees and a larger percentage of overhead costs that were expensed as a result of lower development activity. As a result, general and administrative expenses, as a percentage of total revenues, increased to 8.6% in 1997 compared to 7.6% in 1996.

    Depreciation and amortization increased $4.3 million or 71.2% during 1997 when compared to 1996. Interest expense increased $4.8 million or 72.1% between the comparable periods. The increases are primarily a result of the inclusion of interest and depreciation expense associated with HGP LP's outlet center in Laughlin, Nevada after it reached stabilization in July 1997.

    In 1997, Horizon Partnership's management entered into an agreement, subject to certain contingencies, to sell four outlet centers that have been included in the net assets of HGP LP for $17.0 million. A charge for asset impairment of $6.0 million was recorded in the results of operations of HGP LP in the year ended December 31, 1997 to reduce the carrying value of these outlet centers to their estimated fair values less cost to dispose. Subsequently, the sales agreement was terminated and management decided to then pursue the sale of only one of the properties, the New Mexico Outlet Center. The remaining three properties were reclassified to real estate assets at their fair values as of the date of the decision not to sell. In addition, the 1997 expense included a $0.9 million impairment charge related to development projects, which will not be pursued.

1996 COMPARED TO 1995

    The loss before extraordinary charge was $18.6 million in 1996 compared to income before extraordinary charge of $3.8 million in 1995. The net loss in 1996 resulted primarily from a $24.6 million charge for asset impairment. Loss in 1996 before extraordinary charge, excluding the $24.6 million write-down, improved $2.2 million, or 58.4%, in 1996 compared to 1995. The improvement resulted principally from the Portfolio Expansion.

    Total revenues increased $13.5 million, or 81.7% to $30.0 million for the year ended December 31, 1996 compared to the prior year. Base rents increased $8.4 million, or 71.0%, in 1996 compared to 1995.

These increases resulted from increased GLA due to the Portfolio Expansion. Tenant expense recoveries increased $3.9 million, or 104.7%, in 1996 compared to 1995 as a result of additional leased space. For the twelve months ended December 31, 1996, expense recoveries covered 91.7% of property operating and real estate tax expenses, compared to 96.8% in 1995.

    Other income increased in 1996 compared to 1995 from higher lease termination income and income related to marketing.

    Property operating and real estate tax expenses increased $4.5 million, or 116.1%, as a result of the Portfolio Expansion. General and administrative expenses increased $1.3 million in 1996, or 140.9%, compared to 1995 resulting from the inclusion of a full year of additional expense in 1996 resulting from the merger of Horizon Partnership with McArthur/Glen Partnership and increased leasing costs. As a result, general and administrative expenses, as a percentage of total revenues, increased to 7.6% in 1996 compared to 5.7% in 1995.

    Depreciation and amortization increased $1.5 million, or 34.6%, to $6.0 million during 1996 when compared to 1995. Interest expense increased $3.6 million or 118.2% to $6.7 million during 1996 when compared to 1995. These increases were due to the Portfolio Expansion.

    The charge for impairment in 1996 resulted from Horizon Partnership 's review of the carrying value of its long-lived assets. The financial statements of HGP LP reflect write-downs totaling $22.8 million in 1996 primarily pursuant to the provisions of SFAS No. 121 "IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF" as follows:

    - The decision to market for sale one center that, based on the expected net proceeds, required a write-down of the carrying value of such center to its estimated fair value less cost to sell. This property was reclassified to real estate as of December 31, 1997.

    - Revised occupancy expectations that indicated a permanent impairment of value of three other centers. These centers were written-down to estimated fair value.

    In addition, 1996 results reflect a charge of $1.8 million related to HGP LP's development projects which will not be pursued.

LIQUIDITY AND CAPITAL RESOURCES

    The combined financial statements of HGP LP are not currently those of a separate legal entity, and have been derived from the historical results of operations and historical basis of the assets and liabilities of Horizon. Because HGP LP was historically not operated as a separate entity of Horizon Partnership, but in an integrated manner with the net assets of Horizon Partnership, HGP LP is not insulated from the obligations and commitments of Horizon Partnership. HGP LP's liquidity and capital resources set forth in the financial information herein represent amounts allocated from Horizon Partnership as the majority of the properties comprising HGP LP's assets were dependent on Horizon Partnership to fund cash flow requirements that could not be satisfied by cash flows from operations.

    Debt allocated from Horizon Partnership as of December 31, 1997 and 1996 reflects an allocation of debt from Horizon Partnership that is based upon the proportionate use of debt proceeds by HGP LP's portfolio of properties for development and expansion compared to Horizon Partnership's total portfolio. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the period as presented and because allocating the debt in this manner results in the Statements of Operations reflecting the interest cost of doing business. The net proceeds from borrowings from Horizon Partnership were $14.3 million and $27.4 million for the years ended December 31, 1997 and 1996, respectively. The net proceeds from borrowings from Horizon Partnership for the years ended December 31, 1997 and 1996 were primarily used for the Portfolio Expansion. In 1995, the increase in borrowings from Horizon included an allocation of $53.5 million associated with the six outlet centers obtained from McArthur/Glen.

    Net contributions (distributions) from (to) Horizon Partnership represent the net amounts advanced from and repaid to Horizon Partnership that were necessary to fund development or were excess cash flows remitted back to Horizon Partnership. For the years ended December 31, 1997, 1996 and 1995, net contributions (distributions) were $(13.1) million, $20.9 million and $25.5 million, respectively.

    Cash flows from operations were $8.3 million for the year ended December 31, 1997, an increase of $13.3 million compared to the corresponding 1996 period. The increase is due to a $4.0 million prepayment on a master lease of the Algodones, New Mexico outlet center (see Note 8 to the accompanying Notes to Combined Financial Statements) and decreased advances to HGP LP's joint venture. In 1996, cash flows used in operations were $5.0 million, a $14.6 million decrease primarily resulting from advances to HGP LP's joint venture.

    Nomura has entered into a commitment letter pursuant to which Nomura will provide a credit facility (the "HGP Credit Facility") to the entities which will own the HGP Properties. The aggregate principal amount of the HGP Credit Facility will be determined based on various factors, including the historical cash flows of the HGP Properties. HGP presently anticipates that the HGP Credit Facility will provide for initial borrowings of $120,000,000. The HGP Credit Facility will be fully and unconditionally guaranteed by HGP and HGP LP. The HGP Credit Facility will have a term of three years and will bear interest at the 30-day LIBOR Rate (as defined in the HGP Credit Facility) plus 1.90% per annum. The HGP Credit Facility will be cross collateralized by mortgages on each of the HGP Properties as well as a security interest in substantially all the other assets of HGP and its affiliates. The HGP Credit Facility requires monthly payments of interest. In addition, the HGP Credit Facility requires principal payments totaling $1.5 million, $1.5 million and $2.0 million during the first, second and third years, respectively, following the Closing Date, payable in equal monthly installments. The HGP Credit Facility will mature on the third anniversary of the Closing Date. The HGP Credit Facility has a prepayment penalty of 1% of amounts repaid during the first loan year and 2% of amounts repaid in the second and third loan years. The HGP Credit Facility contains restrictions on the ability of HGP and HGP LP to incur additional indebtedness, and under certain circumstances, requires the interest rate of the HGP Credit Facility to be hedged to a fixed rate.

    Prime Partnership has agreed to guarantee $10.0 million of indebtedness under the HGP Credit Facility. Pursuant to such guarantee, HGP LP will be obligated to pay to Prime Partnership a fee equal to 4.0% per annum of the aggregate amount of obligations subject to such guarantee. The guarantee will terminate if HGP LP raises at least $50.0 million in capital contributions and uses at least $50.0 million of the proceeds from such capital contributions to repay the HGP Credit Facility.

    HGP LP expects to meet its short-term liquidity requirements generally through its working capital and cash flow provided by operating activities. HGP LP expects to meet its long-term liquidity requirements such as tenant allowances for new leases and capital improvements through a combination of its working capital, the issuance of long-term debt and/or the potential offering of additional equity securities in the private or public capital markets. Subsequent to the Transactions, HGP LP will have approximately $130 million of outstanding debt. As a result of HGP LP's leverage and the covenants related to the debt, HGP LP's ability to obtain additional financing sources will be limited. There can be no assurance that HGP LP will be able to successfully obtain funding from such sources. Furthermore, HGP LP's business plan calls for the repositioning of certain of the HGP Properties, which will require HGP LP to obtain additional capital. See "Risk Factors--Lack of Working Capital."

    Horizon elected to be taxed as a REIT under the Code commencing with the taxable year ending December 31, 1994. Accordingly, no tax expense has been allocated from Horizon Partnership to HGP LP. In order to qualify as a REIT for federal income tax purposes, Horizon is required to pay dividends to its shareholders of at least 95% of its REIT taxable income in addition to satisfying other requirements.

    On a going forward basis, HGP intends to elect to be taxed as a REIT and make distributions to its shareholders only to the extent necessary to comply with the requirements of the Code. There can be no assurance that HGP will generate taxable income, or pay distributions in the forseeable future. However, the payment of any dividends by HGP would necessitate HGP LP making an equivalent distribution to its unitholders, including HGP. HGP LP also intends to retain such amounts as it considers necessary from time to time for the acquisition or development of new properties as suitable opportunities arise, for the expansion and renovation of its existing factory outlet centers, and for the retirement of debt.

YEAR 2000

    The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of HGP LP's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

    HGP LP does not believe that the impact of the recognition of the year 2000 by its information and operating technology systems will have a material adverse effect on HGP LP's financial condition and results of operations. The majority of any necessary system changes will be upgraded in the normal course of business. HGP LP has initiated formal communications with all of its significant suppliers to determine the extent to which HGP LP's interface systems are vulnerable to those third parties' failure to remediate their own year 2000 issues. There can be no guarantee that the systems of other companies, on which HGP LP's systems rely, will be timely converted and would not have an adverse effect on HGP LP's systems.

FUNDS FROM OPERATIONS

    HGP LP management believes that to facilitate a clear understanding of the consolidated historical operating results of HGP LP, FFO should be considered in conjunction with net income (loss) as presented in the financial statements included in this Joint Consent Solicitation Statement/Prospectus/Information Statement. HGP LP has included FFO data in this Joint Consent Solicitation Statement/Prospectus/ Information Statement because industry analysts have accepted FFO as a performance measure of equity REITs. In March 1995, NAREIT issued a clarification of its definition of FFO. Although HGP LP has adopted the NAREIT definition of FFO, HGP LP cautions that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by HGP LP may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent cash flow from operating activities in accordance with GAAP and is not indicative of cash available to fund all of HGP LP's cash needs. FFO should not be considered as an alternative to net income or any other GAAP measure as an indicator of performance and should not be considered as an alternative to cash flow as a measure of liquidity or the ability to service debt or to pay dividends.

    FFO included herein may not necessarily reflect the FFO of HGP LP in future projects or what FFO would have been had HGP LP been a separate stand-alone entity during the periods presented. FFO decreased $5.5 million, or 47.9%, to $6.0 million in the year ended December 31, 1997 compared to the year ended December 31, 1996. The decrease is primarily due to increased interest expense on the Laughlin, Nevada property and declining occupancy in 1997 as compared to 1996. FFO in 1996 increased $4.1 million, or 54.6%, to $11.5 million compared to 1995. FFO increased $1.8 million, or 32.8%, to $7.5 million in 1995 compared to 1994. These increases resulted from the Portfolio Expansion.

INFLATION

    HGP LP's leases with the majority of its tenants require the tenants to reimburse HGP LP for most operating expenses and increases in common area maintenance expenses, which reduces HGP LP's exposure to increases in costs and operating expenses resulting from inflation.

PROPERTIES

    The following table presents information regarding the HGP Properties:

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Bellport Outlet Center        1992/1997      291,248          79.5%   Bass, Carter's
Patchogue, New York(1)         3 Phases                                 Childrenswear, Dress Barn,
                                                                        The Gap, Liz Claiborne,
                                                                        London Fog, Nike, OshKosh
                                                                        B'Gosh, Pendleton, Reebok,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen, Vanity Fair

Dry Ridge Outlet Center       1991/1994      117,980          71.3%   Bass, Dress Barn, Guess?,
Dry Ridge, Kentucky            2 Phases                                 Jones New York, Liz
                                                                        Claiborne, Mikasa, Nike,
                                                                        Nine West, Van Heusen,
                                                                        Westport

Horizon Outlet Center--       1988/1990      185,769          72.8%   Bass, Bugle Boy, Carter's
  Holland                      2 Phases                                 Childrenswear, Casual
Holland, Michigan                                                       Corner, Dress Barn, Eddie
                                                                        Bauer, Florsheim, Hush
                                                                        Puppies, Oneida,
                                                                        Pfaltzgraff, Reebok, Van
                                                                        Heusen

Horizon Outlet Center--          1996        258,312          79.2%   Big Dog Sportswear, Carter's
  Laughlin                     1 Phase                                  Childrenswear, Corning/
Laughlin, Nevada                                                        Revere, Dress Barn, Linen
                                                                        Barn, Mikasa, OshKosh
                                                                        B'Gosh, Polo/Ralph Lauren,
                                                                        Reebok

Horizon Outlet Center--       1987/1989      230,139          87.3%   Bass, Bugle Boy, Carter's
  Monroe                       2 Phases                                 Childrenswear, Casual
Monroe, Michigan                                                        Corner, Corning/Revere,
                                                                        Dress Barn, Hit or Miss,
                                                                        Levi's, Mikasa, Nike,
                                                                        WestPoint Stevens

Horizon Outlet Center--          1990        199,962          80.0%   Bass, Brooks Brothers,
  Somerset                     1 Phase                                  Casual Corner,
Somerset, Pennsylvania                                                  Corning/Revere, Dress
                                                                        Barn, Evan Picone, Jones
                                                                        New York, Levi's, Mikasa,
                                                                        Polo/Ralph Lauren, Van
                                                                        Heusen

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Horizon Outlet Center--       1990/1996      147,455          71.5%   Bass, Carter's
  Traverse City                2 Phases                                 Childrenswear,
Traverse City, Michigan                                                 Corning/Revere, Dansk,
                                                                        Hush Puppies, Lechters,
                                                                        Levi's, London Fog

Horizon Outlet Center--          1995        139,433          83.7%   Bass, Big Dog Sportswear,
  Tulare                       1 Phase                                  Bugle Boy, Corning/Revere,
Tulare, California                                                      Jones New York, Linen
                                                                        Barn, Mikasa, OshKosh
                                                                        B'Gosh, Polo/Ralph Lauren,
                                                                        Reebok, Van Heusen

Indiana Factory Shops         1994/1996      234,149          85.4%   Bass, Big Dog Sportswear,
Daleville, Indiana             2 Phases                                 Bugle Boy, Carter's
                                                                        Childrenswear, Casual
                                                                        Corner, Corning/Revere,
                                                                        London Fog, Mikasa,
                                                                        OshKosh B'Gosh, Paul
                                                                        Harris, Polo/Ralph Lauren,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen, Westport Ltd.

Lakeshore Marketplace            1995        360,592          74.3%   Barnes & Noble, Ben
Norton Shores, Michigan        1 Phase                                  Franklin, Di's Hallmark,
(Power Center)                                                          Dunham's Sporting Goods,
                                                                        Elder-Beerman, Famous
                                                                        Footwear, Great Party, Old
                                                                        Navy, Toys "R" Us, TJ Maxx

Medford Outlet Center         1991/1995      188,060          80.3%   American Eagle, Bass, Bugle
Medford, Minnesota             2 Phases                                 Boy, Casual Corner,
                                                                        Columbia Sportswear,
                                                                        Corning/Revere, County
                                                                        Seat, Dress Barn, Guess?,
                                                                        Levi's, Liz Claiborne,
                                                                        Mikasa, Nike, Van Heusen,
                                                                        Westport Woman

Nebraska Crossing Factory        1993        191,525          88.5%   Bass, Boston Traders, Bugle
Shops                          1 Phase                                  Boy, Carter's
Gretna, Nebraska                                                        Childrenswear, Casual
                                                                        Corner, Corning/ Revere,
                                                                        Dress Barn, OshKosh
                                                                        B'Gosh, Jockey, Levi's,
                                                                        Mikasa, Westport Ltd.

                               YEAR OF
                               OPENING/
                                 MOST        TOTAL
                                RECENT    APPROXIMATE   PERCENTAGE
                              EXPANSION/   GLA AS OF    GLA LEASED
                                NO. OF     12/31/97        AS OF         CERTAIN TENANTS AS OF
NAME AND LOCATION OF CENTER     PHASES     (SQ. FT.)     12/31/97               12/31/97

Sealy Outlet Center           1995/1996      191,865          90.1%   Bass, Bugle Boy, Casual
Sealy, Texas                   2 Phases                                 Corner, Dress Barn, J.
                                                                        Crew, Jockey, Liz
                                                                        Claiborne, Mikasa, Nine
                                                                        West, OshKosh B'Gosh,
                                                                        Reebok, Spiegel,
                                                                        Springmaid-Wamsutta, Van
                                                                        Heusen

Warrenton Outlet Center       1993/1995      200,363          81.7%   Bass, Corning/Revere, Dress
Warrenton, Missouri            2 Phases                                 Barn, Easy Spirit, Levi's,
                                                                        Linen Barn, Liz Claiborne,
                                                                        Mikasa, Naturalizer, Nike,
                                                                        Nine West, Van Heusen
New Mexico Outlet Center         1993        155,170            --(2)
Algondones, New Mexico         1 Phase

------------------------

NOTES:

(1) HGP LP has a 50% joint venture partnership interest in Phase I of this property representing 94,940 square feet of GLA and a 45% joint venture partnership interest in Phases II and III representing 196,308 square feet of GLA.

(2) As of January 31, 1998, this center was unoccupied and held for sale. See
    Note 8 to Notes to Consolidated Financial Statements of Horizon Group Properties, Inc.

    In the opinion of HGP LP's management, all of the properties described above are adequately covered by insurance.

    On a pro forma basis, no HGP Property accounted for more than 10% of the book value or gross revenues of HGP as of or for the year ended December 31, 1997.

LEASE INFORMATION

    In general, the leases relating to the HGP Properties have initial terms of five to ten years. Most leases provide for the payment of percentage rent for annual sales in excess of certain thresholds. In addition, HGP LP's typical leases provide for the recovery of all of a merchant's proportionate share of actual common area maintenance, refuse removal, insurance, and real estate taxes as well as a collection for advertising and promotion and an administrative fee. Common area maintenance includes such items as common area utilities, security, parking lot cleaning, maintenance and repair of common areas, capital replacement reserves, landscaping, seasonal decorations, public restroom maintenance and certain administrative expenses.

    The following table shows lease expirations for the next ten years at the HGP Properties (as of December 31, 1997 and assuming no lease renewals or extensions):

                                                                         NET RENTABLE
                                                                         AREA SUBJECT      ANNUAL       % OF TOTAL ANNUAL
                                                                         TO EXPIRING      BASE RENT         BASE RENT
                                                           NUMBER OF        LEASES     REPRESENTED BY    REPRESENTED BY
YEAR                                                    LEASES EXPIRING   (SQ. FT.)    EXPIRING LEASES   EXPIRING LEASES
------------------------------------------------------  ---------------  ------------  ---------------  -----------------
1998..................................................            82         274,350    $   2,747,673            12.8%
1999..................................................            90         326,502        4,029,728            15.2
2000..................................................            86         287,513        3,946,077            13.4
2001..................................................            79         287,399        4,121,310            13.4
2002..................................................            56         246,054        3,077,671            11.5
2003..................................................            19          76,463          981,969             3.6
2004..................................................            10          59,187          868,873             2.8
2005..................................................            12          73,719          860,247             3.4
2006..................................................            18         178,041        1,541,521             8.3
2007..................................................             5          56,576          502,166             2.6

TENANT INFORMATION

    HGP LP's factory outlet centers feature a variety of manufacturers of widely recognized, traditional brand name merchandise. The following table sets forth information as to HGP LP's lead tenants as of and for the nine months ended December 31, 1997.

                                                                              OCCUPIED    PERCENTAGE OF
                                                                 NUMBER         GLA        BASE RENTAL      PERCENTAGE OF
TENANT                                                          OF STORES    (SQ. FT.)       INCOME         GLA OCCUPIED
------------------------------------------------------------  -------------  ----------  ---------------  -----------------
Phillips-Van Heusen Retail Division.........................           34       168,159           7.9%              7.3%
Dress Barn, Inc.............................................           15        93,930           4.9%              4.1%
Brown Retail Group, Inc.....................................           16        77,611           3.8%              3.4%
Sara Lee Corporation........................................           10        76,304           3.3%              3.3%
Mikasa, Inc.................................................           18        69,862           3.2%              3.0%
The William Carter Company..................................           10        49,860           2.4%              2.2%
The U.S. Shoe Corporation...................................           12        46,568           2.3%              2.0%
Bugle Boy Industries, Inc...................................           11        64,662           2.2%              2.8%
Other Tenants...............................................          386     1,653,075          70.1%             71.9%

COMPETITION

    HGP LP's factory outlet centers compete for customers primarily with factory outlet centers built and operated by other developers, traditional shopping malls and off-price retailers. HGP LP believes that the majority of its customers visit factory outlet centers because they are intent on buying first-quality, name-brand goods at discounted prices. Traditional full- and off-price retailers are often unable to provide such a variety of products at attractive prices at a single location every day.

    Numerous developers and real estate companies are engaged in the development or ownership of factory outlet centers and other retail complexes that compete with HGP LP in seeking tenants for its centers. Management believes that HGP LP competes with many large national and small developers of factory outlet centers. This results in competition for tenants to lease space in the factory outlet centers that HGP LP and its competitors own or operate. The development of a new, competing factory outlet center with a more convenient location or more favorable rental terms may attract HGP LP's tenants or cause them to renegotiate their leases at or prior to renewal.

    As HGP LP seeks to implement its business plan to enhance the value of its real estate assets by exploring alternative retail and non-retail uses, it will compete directly with a broader array of national and regional real estate management and development companies, many of which are large and have greater financial resources than HGP LP.

LEGAL PROCEEDINGS

    Neither HGP LP nor any of the HGP Properties is subject to any material litigation.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following supplements the discussion of HGP LP's primary management, portfolio diversification, expansion and improvements, development, financing, marketing and operations strategies set forth elsewhere in this Joint Proxy Statement/Prospectus/Information Statement. HGP LP's policies with respect to those activities and the matters discussed below have been determined by the HGP Board of Directors and may be amended or revised from time to time at the discretion of the HGP Board of Directors without a vote of the shareholders of HGP or unitholders of HGP LP. No assurance can be given that HGP LP's investment objectives will be attained or that the value of HGP LP will not decrease.

    FINANCING. HGP LP's policy is to finance any acquisitions, expansions and developments with the source of capital believed by management to be most appropriate, which may include undistributed cash flow, borrowings from institutional lenders, newly-issued equity securities, and debt securities on a secured or unsecured basis. There can be no assurance that any such financing will be obtained. HGP LP's debt instruments may limit its ability to pay dividends in the future. For a description of HGP LP's initial sources of financing, see "Management's Discussion and Analysis of Results of Operations and Financial Conditions of HGP LP--Liquidity and Capital Resources."

    Any additional debt financing, including additional lines of credit, may be secured by mortgages on the HGP Properties. Such mortgages may be recourse or non-recourse or cross-collateralized or may contain cross-default provisions. HGP LP does not have a policy limiting the number of mortgages that may be placed on, or the amount of indebtedness that may be secured by, any particular property; however, mortgage financing instruments usually limit additional indebtedness on the mortgaged properties.

    INVESTMENT POLICIES. HGP LP may expand existing properties, develop new properties, purchase or lease income-producing properties for long-term investment, expand and improve the properties it owns or sell such properties, in whole or in part, when circumstances warrant. HGP LP also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of HGP LP. While HGP LP intends to emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other real estate interests. HGP LP does not presently intend to invest in mortgages or deeds of trust, but it may invest in such instruments if management concludes that HGP LP may benefit from the cash flow or appreciation of the subject property. Subject to the percentage of ownership limitations and gross income tests which must be satisfied to qualify as a REIT, HGP LP also may invest in securities of concerns engaged in real estate activities or in securities of other issuers. HGP LP does not intend to invest in the securities of any other issuer for the purpose of exercising control; however, HGP LP may in the future acquire all or substantially all of the securities or assets of other REITs, management companies or similar entities where such investments would be consistent with HGP LP's investment policies. In any event, HGP LP does not intend that its investments in securities would require HGP LP to register as an investment company under the Investment Company Act of 1940, and HGP LP would divest securities before any such registration would be required.

    CERTAIN OTHER ACTIVITIES. HGP LP may make investments other than as previously described but has no present intention to do so. HGP LP has authority to offer HGP LP Common Units or other securities in exchange for property, to repurchase or otherwise reacquire outstanding HGP LP Common Units or other securities and may engage in such activities in the future. At all times HGP intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of changed circumstances, the HGP Board of Directors determines that it is no longer in the best interests of HGP to qualify as a REIT.

MANAGEMENT

    The executive officers and directors of HGP will be, and their ages and positions as of December 31, 1997 were, as follows:

NAME                                            AGE                      POSITION
-------------------------------------------     ---     -------------------------------------------

Gary J. Skoien                                      43  Chairman of the Board, President, Chief
                                                        Executive Officer (term expires     )

David R. Tinkham...........................         42  Chief Financial Officer

Rege S. Eisaman                                     30  Senior Vice President of Finance

John R. Terrell                                     48  Senior Vice President of Development

Michael W. Reschke                                  42  Director (term expires     )

Norman Perlmutter                                   63  Director (term expires     )

Margaret A. Gilliam                                 59  Director (term expires     )

E. Thomas Thilman                                   56  Director (term expires     )

    GARY J. SKOIEN. Gary J. Skoien will serve as Chairman of the Board, President, Chief Executive Officer and a Director of HGP. Prior to his employment by HGP, Mr. Skoien served as Executive Vice President and Chief Operating Officer of PGI since 1994 where he was responsible for managing the industrial land development and build-to-suit divisions. Prior to this role, Mr. Skoien served as Senior Vice President and Chief Operating Officer of the Retail Division of PGI (currently Prime) from 1992 to 1993. In this role, he oversaw strategic planning, development and management of the rapidly growing division. He oversaw the development of nearly one million square feet of factory outlets shopping centers. From 1983 to 1991, Mr. Skoien was the Executive Director of The Illinois Capital Development Board and from 1980 to 1983, Mr. Skoien was an Assistant to Illinois Governor James R. Thompson. Mr. Skoien is on the Boards of Directors of the Chicagoland Chamber of Commerce and the Civic Federation. Mr. Skoien received his A.B. CUM LAUDE from Colgate University and received his Master of Public Policy from the University of Michigan.

    DAVID R. TINKHAM. David R. Tinkham will serve as Chief Financial Officer of RSI. For fifteen years prior to his employment with RSI, Mr. Tinkham was responsible for capital markets access, treasury, accounting, tax, insurance, investor relations, information technology and SEC compliance at the Chicago Dock and Canal Trust where he served as Chief Financial Officer. Prior to joining the Chicago Dock and Canal Trust, Mr. Tinkham was a Senior Tax Accountant at Arthur Andersen & Co. where he directed a seven-person team in corporate partnership and individual transaction structuring, planning and compliance. Mr. Tinkham received his Masters of Management degree from Northwestern University and a Bachelors of Business Administration in Accounting from The University of Michigan. Mr. Tinkham is a member of the American Institute of Certified Public Accountants, Economic Club of Chicago, Executives' Club of Chicago and the Realty Club of Chicago, he is an associate member of the Urban Land Institute and the National Association of Real Estate Investment Trusts.

    REGE S. EISAMAN. Rege Eisaman will serve as Senior Vice President of Finance of HGP. Mr. Eisaman's responsibilities with HGP will include financing, capital markets activities, and the review and analysis of potential acquisitions. For three years prior to joining HGP, Mr. Eisaman served as a Vice President for Bank of America's ("BofA") Global Private Bank and BofA's Global Capital Markets Group. From 1993 to 1995, Mr. Eisaman was a Portfolio Manager for Investment Counselors Incorporated, and from 1991 to 1993, he was a Senior Analyst for PGI. Mr. Eisaman received his M.B.A. from Northern Illinois University and a B.S. SUMMA CUM LAUDE from Eastern Illinois University. Mr. Eisaman is a

Chartered Financial Analyst (CFA), a member of the Association for Investment Management and Research (AIMR), and a member of Investment Analysts Society of Chicago.

    JOHN R. TERRELL. John R. Terrell will serve as Senior Vice President and Director of Development for HGP. Prior to his employment by HGP, Mr. Terrell founded in 1988 and managed for ten years his own real estate development and consulting firm, Terrell Associates in Boston, Massachusetts. Mr. Terrell received a Bachelors of Architecture from the University of Illinois at Chicago.

    MICHAEL W. RESCHKE. Michael W. Reschke has agreed to serve as a Director of HGP. Mr. Reschke has been the Chairman of the Board of Directors of Prime since Prime's inception. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman, Chief Executive Officer, and President. For the last seventeen years, Mr. Reschke has directed and managed the development, finance, construction, leasing, marketing, acquisition, renovation, and property management activities of PGI. Mr. Reschke is Chairman of the Board of both Brookdale Living Communities, Inc. and Prime Group Realty Trust and is a member of the Board of Directors of Ambassador Apartments, Inc. Mr. Reschke received a Juris Doctorate degree (summa cum laude) from the University of Illinois after having received a B.A. degree (summa cum laude) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute.

    NORMAN PERLMUTTER. Norman Perlmutter has agreed to serve as a Director of HGP. Mr. Perlmutter has served as the Chairman of the Board of Directors of Horizon since February 8, 1997. Since 1966 Mr. Perlmutter has served as Chairman of the Board and Chief Executive Officer of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the United States. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Heitman/PRA Securities Advisors, Inc., and United Television, Inc. Mr. Perlmutter previously served on the boards of United Asset Management Corporation and Warner Communications. He holds a B.S. degree from the University of Illinois.

    MARGARET A. GILLIAM. Margaret A. Gilliam has agreed to serve as a Director of HGP. Ms. Gilliam is President of Gilliam & Co., which she founded in 1997. Gilliam & Co. advises potential investors in both public and private situations, and individual businesses on strategic initiatives. From 1975 to 1997, Ms. Gilliam oversaw investment research in retail and soft goods industries where her most recent title was Director - Equity Research for Credit Suisse First Boston.

    E. THOMAS THILMAN. E. Thomas Thilman has agreed to serve as a Director of HGP. Since the founding of Thilman & Filippini in 1980, Mr. Thilman has been a partner. Thilman & Filippini is a Chicago-based Insurance Brokers and Consultants. Mr. Thilman received his M.B.A. from the University of Chicago and a bachelors in Business from the University of Notre Dame. Mr. Thilman has earned designations as a Certified Public Accountant (CPA) and a Chartered Property Casualty Underwriter (CPCU).

COMPENSATION OF DIRECTORS

    HGP intends to pay its directors who are not employees of HGP or affiliated with HGP a fee for their services as directors. They will receive annual compensation of $15,000 plus a fee of $1,000 for attendance at each meeting of the HGP Board of Directors and $500 for attendance at each committee meeting, and will receive reimbursement of all travel and lodging expenses related to their attendance at both board and committee meetings. Each non-employee director also will be eligible to receive a grant of options to purchase HGP Common Shares under HGP's 1998 Stock Incentive Plan. See "The HGP 1998 Stock Incentive Plan."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The HGP Charter contains a provision permitted under Maryland law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the HGP Charter and HGP Bylaws authorize HGP to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. Maryland law provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against expenses, judgments, fines and amounts paid in settlement, is mandatory in certain circumstances and permissive in others, subject to authorization by the HGP Board of Directors.

    HGP intends to enter into indemnification agreements with each of HGP's directors and certain of its executive officers. The indemnification agreements will require, among other things, that HGP indemnify such directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. HGP also must indemnify and advance all expenses incurred by directors and officers under HGP's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the HGP Charter and HGP Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by the HGP Board of Directors or by the shareholders to eliminate the rights it provides.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the HGP has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HGP of expenses incurred or paid by a director, officer or controlling person of HGP in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL UNITHOLDERS OF HGP

    The following table sets forth information as of April 1, 1998 regarding the beneficial ownership of HGP LP Common Units (i) by each beneficial owner of more than 5.0% of HGP LP Common Units, (ii) by each director or proposed director of HGP, (iii) by certain executive officers of HGP and (iv) by all directors, proposed directors and executive officers of HGP as a group after giving effect to the

Transactions. Each person named in the table has sole voting and investment power with respect to all HGP LP Common Units shown as beneficially owned by such person.

                                                                              PERCENTAGE       PERCENTAGE OWNERSHIP OF
                                                      NUMBER OF UNITS        OWNERSHIP OF      OUTSTANDING HGP COMMON
                                                        BENEFICIALLY      OUTSTANDING HGP LP    SHARES AFTER EXCHANGE
NAME                                                      OWNED(2)          COMMON UNITS(3)          OF UNITS(3)
--------------------------------------------------  --------------------  -------------------  -----------------------
Gary J. Skoien....................................           --                    *                      *
David R. Tinkham..................................         --                    *                     *
Rege S. Eisaman...................................         --                    *                     *
John R. Terrell...................................         --                    *                     *
Michael W. Reschke(1).............................         --                    *                     *
Norman Perlmutter.................................         --                    *                     *
Margaret A. Gilliam...............................         --                    *                     *
E. Thomas Thilman.................................         --                    *                     *
All directors and executive officers as a group
  ([  ] persons)..................................         --                   --                     --

------------------------

NOTES:

*   Less than 1.0%

(1) The business address of Michael W. Reschke is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(2) Includes shares subject to stock options which were exercisable on
              , 1998, or within sixty (60) days thereafter; HGP LP Common Units which are immediately exchangeable for HGP Common Shares on a one-for-one basis (including HGP LP Common Units in which the person named in the table has a beneficial interest).

DESCRIPTION OF CAPITAL STOCK OF HGP

    HGP LP COMMON UNITS ARE EXCHANGEABLE, ON A ONE-FOR-ONE BASIS, INTO HGP COMMON SHARES. THE FOLLOWING SUMMARY OF THE TERMS OF HGP'S STOCK DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE HGP CHARTER AND THE HGP BYLAWS, COPIES OF WHICH ARE ATTACHED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/ INFORMATION STATEMENT IS A PART.

GENERAL

    The HGP Charter authorizes up to 50,000,000 HGP Common Shares. The HGP Board of Directors may reclassify any unissued shares of stock in one or more classes or series of stock. There are currently 1,000 HGP Common Shares issued and outstanding. Upon completion of the Transactions and based on the number of outstanding number of Prime Series B Preferred Shares, Prime Series C Preferred Shares, Prime Common Shares and Horizon Common Shares as of April 15, 1998, there will be issued and outstanding 2,770,000 HGP Common Shares. The HGP Charter also authorizes up to 50,000,000 preferred shares.

    At present, there is no established trading market for HGP Common Shares. American Stock Transfer & Trust Company will act as transfer agent and registrar of the HGP Common Shares. HGP intends to apply for inclusion of the HGP Common Shares in Nasdaq.

    Under Maryland law, stockholders generally are not liable for a corporation's debts and obligations. HGP intends to furnish to its stockholders an annual report containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

HGP COMMON SHARES

    All HGP Common Shares to be issued in connection with the HGP Common Share Distribution have been duly authorized, and will be fully paid, validly issued and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of HGP Common Shares are entitled to receive dividends on such stock if, as and when authorized and declared by the HGP Board of Directors out of assets legally available therefor and to share ratably in the assets of HGP legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of HGP and payment of liquidation preferences to holders of preferred stock.

    Each outstanding HGP Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of HGP Common Shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that, the holders of a majority of the outstanding HGP Common Shares can elect all of the directors then standing for election.

    Holders of HGP Common Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of HGP.

    Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The HGP Charter contains no such provision reducing this two-thirds approval requirement.

PREFERRED STOCK

    The HGP Charter authorizes the HGP Board of Directors to issue preferred stock in one or more series. Thus, the HGP Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of HGP that might involve a premium price for holders of HGP Common Shares or otherwise be in their best interest. Currently no preferred shares have been authorized by HGP.

CLASSIFICATION OR RECLASSIFICATION OF COMMON STOCK OR PREFERRED STOCK

    The HGP Charter authorizes the HGP Board of Directors to classify or reclassify any unissued stock by setting or changing the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any of such shares.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    HGP believes that the power of the HGP Board of Directors to issue additional authorized but unissued shares of HGP Common Shares and to reclassify any unissued shares of HGP stock and thereafter to cause HGP to issue such reclassified shares of stock will provide HGP with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the HGP Common Shares, will be available for issuance without further action by HGP's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which HGP's securities may be listed or traded. Although the HGP Board of Directors has no intention at the present time of doing so, it could authorize HGP to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control of HGP that might involve a premium price for holders of common stock or otherwise be in their best interest.

LISTING AND TRADING OF HGP COMMON SHARES

    HGP intends to apply for listing of the HGP Common Shares on Nasdaq. Initially, HGP will have approximately 971 holders of record of the HGP Common Shares. There is currently no trading market for the HGP Common Shares. Prices at which the HGP Common Shares may trade after issuance cannot be predicted. Until the HGP Common Shares are fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which the HGP Common Shares trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for the HGP Common Shares, investor perception of HGP and its businesses, HGP's dividend policy, interest rates and general economic and market conditions.

    HGP Common Shares distributed to shareholders of New Prime will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of HGP under the Securities Act. Persons who may be deemed affiliates of HGP generally include individuals or entities that control, are controlled by, or are under common control with, HGP, and may include certain officers and directors of HGP as well as certain principal stockholders of HGP, if any. Persons who are affiliates of HGP will be permitted to sell their HGP Common Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK OF HGP

    See "--Certain Provisions of Maryland Law and of the HGP Charter and the HGP Bylaws-- Restrictions on the Ownership and Transfer or the Issuance of Shares."

EXECUTIVE COMPENSATION OF HGP MANAGEMENT

    HGP's executive officers will not receive a salary or other cash compensation from HGP or HGP LP for any period prior to the consummation of the Transactions.

    The following table sets forth certain information with respect to the Chief Executive Officer and each of the other executive officers of HGP (collectively, the "Executive Officers") whose salary is expected to exceed $100,000 on an annualized basis during the fiscal year ending December 31, 1998, and all executive officers as a group.

NAME OF INDIVIDUAL                                             POSITION            SALARY(1)
----------------------------------------------------  ---------------------------  ----------

Gary J. Skoien......................................  Chairman of the Board,
                                                      President and Chief
                                                      Executive Officer            $  225,000

David R. Tinkham....................................  Chief Financial Officer      $  140,000

Rege Eisaman........................................  Senior Vice President of
                                                      Finance                      $  120,000

John R. Terrell.....................................  Senior Vice President of
                                                      Development                  $  150,000

All executive officers as a group (consisting of the 4 persons named above)......
                                                                                   $  635,000

------------------------

NOTE:

(1) Exclusive of bonus. HGP will also institute a cash bonus plan.

EMPLOYMENT AGREEMENTS

    HGP has entered into an employment agreement with Mr. Skoien commencing as of the effectiveness of the Mergers pursuant to which Mr. Skoien shall serve as President, Chief Executive Officer and Director of HGP for a term of three years and will provide, among other things, for cash compensation to be paid to him of $225,000 per annum plus bonuses, as applicable.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE HGP CHARTER AND THE HGP BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE HGP CHARTER AND THE HGP BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE HGP CHARTER AND THE HGP BYLAWS, COPIES OF WHICH ARE ATTACHED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS A PART.

CLASSIFICATION OF THE HGP BOARD OF DIRECTORS

    The HGP Bylaws provide that the number of directors of HGP may be established by the HGP Board of Directors but may not be fewer than the minimum number required by Maryland law, which is three, nor more than 15. The HGP Bylaws provide that the HGP Board of Directors shall initially consist of five directors. Any vacancy on the HGP Board of Directors shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. A vacancy resulting from an increase in the number of directors must be filled by a majority of the entire HGP Board of Directors.

    Pursuant to the HGP Charter, the HGP Board of Directors is divided into three classes of directors, designated Class I, Class II and Class III, with each class being as nearly equal in number as possible. The initial terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 1999, 2000 and 2001, respectively. Beginning in 1999, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The members of each such class will hold office until their successors are duly elected and qualified. HGP believes that classification of the HGP Board of Directors will help to assure the continuity and stability of HGP's business strategies and policies as determined by the HGP Board of Directors. Holders of HGP Common Shares have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of HGP Common Shares are able to elect all of the successors of the class of directors whose terms expire at that meeting.

    Classification of the HGP Board of Directors could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of HGP, even though such an attempt might be beneficial to HGP and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the HGP Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL OF DIRECTORS

    The HGP Charter provides that a director may be removed only for cause and by the affirmative vote of a majority of the votes entitled to be cast for the election of directors (I.E., the votes attributable to all outstanding shares of HGP Common Shares).

COMMITTEES

    The HGP Bylaws provide for a Compensation Committee and an Audit Committee of the HGP Board of Directors, and such other committees as may be designated by the HGP Board of Directors. Each committee will consist of one or more directors of HGP.

    The HGP Bylaws provide that the Compensation Committee will consist of such number of directors as from time to time is prescribed by the HGP Board of Directors. Each such director will not be an officer or employee of HGP or of any subsidiary or affiliated company of HGP. The Compensation Committee will establish general guidelines regarding the compensation of the officers and executives of HGP, determine the compensation of the Chief Executive Officer, and the four most highly compensated executive officers of HGP, other than the Chief Executive Officer, whose individual total annual salary and bonus exceeds $100,000, have the authority to grant options under any HGP stock option plan, determine the bonuses for HGP's executive officers and perform such other duties with respect to plans affecting officers' remuneration.

    The HGP Bylaws provide that the Audit Committee will consist of such number of directors as from time to time shall be prescribed by the HGP Board of Directors. Each such director will not be an officer or employee of HGP or of any subsidiary or affiliated company for HGP. The duties of the Audit Committee will be to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and nonaudit fees and review any recommendations made by HGP's auditors regarding HGP's accounting methods and the adequacy of its system of internal control.

    The HGP Bylaws provide that the HGP Board of Directors may appoint from among its members one or more directors to constitute one or more committees, each of which shall have and may exercise all the powers and authority of the HGP Board of Directors to the extent provided in the resolution appointing it, unless otherwise required by law. The only committees currently authorized by the HGP Board of Directors are the Compensation Committee and Audit Committee described above.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation subject to Section 3-601 et. seq. of the MGCL and (i) an Interested Stockholder, or (ii) an affiliate of such Interested Stockholder, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected (unless, among other conditions, the holders of the common shares of the corporation receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form previously paid by the Interested Stockholder for its shares). Such provisions could have the effect of inhibiting a change in control even if a change in control were in the shareholders' interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

AMENDMENT TO THE CHARTER AND BYLAWS

    The HGP Charter provides that HGP may amend, alter, change or repeal any provision of the HGP Charter with the approval of the record holders of a majority of the outstanding HGP Common Shares, except that, HGP shall not have any right, power or authority to amend, alter, change or repeal any of the provisions of the HGP Charter relating to the characteristics of HGP Excess Shares (as defined herein), the restrictions on ownership and transfer of HGP Common Shares, restrictions on related party transactions, the election and removal of directors, indemnification by HGP, liability of HGP's directors, amendments of the HGP Charter, merger, consolidation, dissolution, the sale of substantially all of HGP's assets, restrictions on business combinations, and legends and certificates evidencing shares of HGP Common Shares, unless such action is first approved by the affirmative vote of the record holders of at least two-thirds of the outstanding HGP Common Shares entitled to vote thereon voting at a meeting of HGP shareholders duly called for the purpose of considering the approval of such action.

    The HGP Charter provides that the HGP Bylaws may be altered or repealed and made by the affirmative vote of the holders of at least two-thirds of HGP Common Shares or by the affirmative vote of a majority of the members of the HGP Board of Directors then in office.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The HGP Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The HGP Charter authorizes HGP, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of HGP, and at the request of HGP, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise. The HGP Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of HGP and at the request of HGP, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise as a director, officer, partner, trustee, manager or member of such corporation, partnership, joint venture, trust, employee benefit plan, limited liability company or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The HGP Charter and HGP Bylaws also permit HGP to indemnify and advance expenses to any person who served a predecessor of HGP in any of the capacities described above and to any employee or agent of HGP or a predecessor of HGP.

    The MGCL requires a corporation (unless its charter provides otherwise, which the HGP Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires HGP, as a condition to advancing expenses, to obtain
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by HGP as authorized by the HGP Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by HGP if it shall ultimately be determined that the standard of conduct was not met.

RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OR THE ISSUANCE OF SHARES

    For HGP to qualify as a REIT for all years after the first taxable year in which it elects to be taxed as such, (i) not more than 50% in number or value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and
(ii) the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The HGP Charter imposes restrictions on transfer and ownership of its stock in order to meet these requirements.

    The HGP Charter generally prohibits any shareholder from having beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, of more than 9.8% in value of HGP's outstanding stock (the "HGP Ownership Limit"). Subject to certain limitations, the directors may increase the HGP Ownership Limit from time to time. Certain persons and their respective affiliates have been designated "Existing Holders", and the HGP Board of Directors may designate persons as "Existing Holders" from time to time. An Existing Holder is not subject to the HGP Ownership Limit. Instead, the HGP Charter establishes rules for determining the maximum percentage of outstanding stock, in number or value, of which any particular Existing Holder may have beneficial ownership, either directly or by virtue of the Code's applicable attribution rules, at any particular time (the "HGP Existing Holder Limit").

    The ownership restrictions contained in the HGP Charter (i) prohibit any person who is not an Existing Holder from having beneficial ownership of HGP equity stock, either directly or by virtue of the applicable attribution rules, in excess of the HGP Ownership Limit, (ii) prohibit any Existing Holder from having beneficial ownership of equity stock, either directly or by virtue of the applicable attribution rules, in excess of the applicable HGP Existing Holder Limit, (iii) prohibit HGP stock from being owned by less than 100 persons, and
(iv) prohibit HGP from being "closely held" within the meaning of Section 856(h) of the Code (collectively, "HGP Ownership Restrictions"). If the HGP Ownership Restrictions are violated by a sale or transfer, such sale or transfer is void AB INITIO unless HGP determines such sale or transfer will not jeopardize the HGP's status as a REIT or agrees to increase the applicable HGP Ownership Limit or Existing Holder Limit, but in no event will such limits be increased if such increase would create the possibility that five or fewer persons could own more than 49.9% of the outstanding shares. Any person who purports to transfer or proposes to transfer shares in violation of the HGP Ownership Restrictions is required to immediately give written notice to HGP of such event or proposed event in order for HGP to determine the effect of such event or proposed event on HGP's status as a REIT.

    In the absence of appropriate safeguards, certain events could result in a violation of the HGP Ownership Restrictions ("HGP Triggering Events"). Thus, the HGP Charter provides that, upon the occurrence of a HGP Triggering Event, certain HGP Common Shares or any Preferred Shares of HGP (the "HGP Preferred Shares") may automatically be converted into HGP Excess Shares. All HGP Excess Shares will be deemed to be owned by HGP, as a trustee for the exclusive benefit of the person to whom they are ultimately transferred, and the person who would otherwise be the owner of the shares converted into such HGP Excess Shares shall have no rights in such shares of HGP Excess Shares other than the right, subject to certain limitations, to designate the person to whom such HGP Excess Shares is to be transferred. All HGP Excess Shares shall be deemed to have been offered for sale to HGP or its designee at a price per share equal to the lesser of (i) the price in the transaction that results in the exchange of HGP stock into such HGP Excess Shares, or (ii) the Fair Market Value (which is defined in the HGP Charter by reference to the average closing sale price of HGP Common Shares as reported in Nasdaq) for the five trading days immediately prior to the date upon which HGP or its designee accepts such offer. Unless and until any HGP Excess Shares shall have been so transferred or redeemed, such HGP Excess Shares shall remain HGP Excess Shares, and shall not confer upon any person any voting rights, dividend rights or other distribution rights. Limitations are imposed on the amount of consideration which a person may receive for designating the third party to whom HGP Excess Shares are to be transferred. Any person who engages in a HGP Triggering Event is required to immediately give written notice of such event to

HGP. All certificates representing HGP Common Shares will bear a legend referring to the HGP Ownership Restrictions.

    All persons who have beneficial ownership, directly or by virtue of the attribution provisions of the Code, of more than 2.5% of outstanding HGP stock are required to file an affidavit with HGP containing the information specified in the HGP Charter within 30 days after January 1 of each year. In addition, each shareholder shall upon demand be required to disclose to HGP such information as the HGP Board of Directors deems necessary to comply with the provisions of the Code applicable to a real estate investment trust or to comply with the requirements of any taxing authority or governmental agency.

    The HGP Ownership Restrictions will not automatically be removed from the HGP Charter if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the HGP Ownership Restrictions would require an amendment to the HGP Charter. Such an amendment to the HGP Charter would require the affirmative vote of holders owning not less than two-thirds of HGP Common Shares then outstanding and entitled to vote thereon. In addition to preserving HGP's status as a REIT, the HGP Ownership Restrictions may have the effect or precluding an acquisition of control of HGP without the approval of the directors.

DESCRIPTION OF THE HGP LP AGREEMENT

    THE FOLLOWING SUMMARY OF THE AGREEMENT OF LIMITED PARTNERSHIP OF HGP LP (THE "HGP LP AGREEMENT") IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE HGP LP AGREEMENT, THE FULL TEXT OF WHICH IS INCLUDED IN APPENDIX G OF THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION STATEMENT IS A PART.

FORMATION

    HGP LP was formed on November 12, 1997 as a limited partnership under DRUPLA.

CAPITALIZATION

    Pursuant to the HGP LP Agreement, HGP LP has designated HGP LP Common Units and HGP LP Preferred Units.

MANAGEMENT

    The HGP LP Agreement generally provides that HGP, as the sole general partner of HGP LP , has full, exclusive and complete responsibility and discretion in the management and control of HGP LP. The limited partners of HGP LP (the "HGP LP Limited Partners") have no authority to transact business for, or participate in the management activities or decisions of, HGP LP. However, any decision for HGP LP to make certain amendments to the HGP LP Agreement, to take title to any property other than in the name of HGP LP, or to dissolve prior to December 31, 2050 (which is the expiration of HGP LP's term) or prior to the occurrence of certain liquidating events would require the consent of a majority in interest of HGP LP Common Units. HGP LP Limited Partners have no right to remove HGP as general partner of HGP LP.

TRANSFERABILITY OF INTERESTS

    The HGP LP Agreement provides that HGP may not voluntarily withdraw from HGP LP, or transfer or assign its interest in HGP LP, without the unanimous consent of HGP LP Limited Partners. HGP LP Limited Partners may transfer their interests in HGP LP to a transferee subject to certain conditions, including that such transferee assumes all obligations of the transferor HGP LP Limited Partner and provided further that such transfer does not cause a termination of HGP LP for federal income tax purposes, or may not reasonably cause HGP LP to be treated as other than a partnership for federal income tax purposes or as a publicly traded partnership under Code Section 7704 and may not reasonably cause HGP to cease to comply with requirements under the Code for qualification as a REIT.

ADDITIONAL FUNDS

    The HGP LP Agreement provides that if HGP LP requires additional funds at any time or from time to time in excess of funds available to HGP LP from operations or prior capital contributions, HGP may borrow such funds and lend the funds to HGP LP on the same terms and conditions as are applicable to HGP's borrowing of such funds. The HGP LP Agreement further provides that in the event HGP issues additional shares of capital stock, HGP shall be required to contribute to HGP LP as an additional capital contribution any net proceeds from such issuance in exchange for additional partnership interests with preferences and rights corresponding to the capital stock so issued.

REGISTRATION RIGHTS

    For a description of certain registration rights to be held by HGP LP Limited Partners and certain of their affiliates, see "The Corporate Merger--Registration Rights Agreement."

TAX MATTERS

    The taxable income or taxable loss of HGP LP generally has and will continue to be allocated to HGP and HGP LP Limited Partners in accordance with the distribution priority among the holders of HGP LP Preferred Units and HGP LP Common Units and in compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

    Pursuant to the HGP LP Agreement, HGP has been and will continue to be the "tax matters partner" of HGP LP and, as such, has had, and will continue to have, the authority to generally control any contest involving the taxable income or loss of HGP LP, including how the taxable income or taxable loss of HGP LP is allocated to the HGP LP Limited Partners. Further, HGP will have the authority to make tax elections under the Code on behalf of HGP LP.

OPERATIONS

    The HGP LP Agreement requires that HGP LP be operated in a manner that will enable HGP to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. Pursuant to the HGP LP Agreement, HGP LP also will assume and pay when due, or reimburse HGP for payment of, all administrative and operating expenses of any partnership or other entity in which HGP LP, directly or indirectly, is or becomes a partner or other equity participant and which is formed for the purpose of acquiring, developing or owning a property or a proposed property (the "HGP Property Partnerships"), will distribute cash to HGP to enable HGP to pay all of the costs and expenses relating to the operations of HGP to the extent HGP does not otherwise have sufficient funds to satisfy such costs and expenses. HGP LP will indemnify HGP, as its general partner, for liabilities incurred in connection with debt financing for HGP LP or as general partner of HGP LP.

DISTRIBUTIONS

    The HGP LP Agreement sets forth the manner in which the net cash flow of HGP LP (which includes operating revenues and proceeds from sales or refinancings less certain expenditures) will be distributed with respect to HGP LP Preferred Units and HGP LP Common Units. The HGP LP Common Units entitle the holders thereof to receive a cash distribution in an amount equal to the balance of any net cash flow of HGP LP.

HGP LP LIMITED PARTNER EXCHANGE RIGHTS

    Subject to certain conditions, each HGP LP Common Unit held by an HGP LP Limited Partner may be exchanged for one HGP Common Share (subject to adjustment) or, at the option of HGP, cash equal to the fair market value of an HGP Common Share at the time of exchange. Such HGP LP Common Units may not be exchanged for HGP Common Shares unless HGP LP receives an opinion of counsel reasonably satisfactory to HGP that, upon such exchange, HGP LP would not cease to qualify as a partnership for federal income taxes.

INDEMNIFICATION

    The HGP LP Agreement provides for indemnification solely out of the assets of HGP LP of the partners and their affiliates for losses incurred because of the operations of HGP LP unless (i) the partner or other person acted or failed to act due to bad faith or through active and deliberate dishonesty, (ii) actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the partner or other person had reasonable cause to believe that the action or omission was unlawful.

    HGP, as general partner of HGP LP, is indemnified by HGP LP from any loss incurred by HGP as general partner by reason of (i) the incurrence of indebtedness in compliance with the HGP LP Agreement or indebtedness of HGP LP that is guaranteed by HGP as general partner or (ii) vicarious liability by reason of its status as general partner.

    HGP LP Limited Partners expressly acknowledge that HGP, as general partner, is acting on behalf of HGP LP and HGP's shareholders, collectively, that HGP is under no obligation to consider the separate interests of the HGP LP Limited Partners (including, without limitation, the tax consequences to the HGP LP Limited Partners or their assignees) in deciding whether to cause HGP LP to take (or decline to take) any actions and that HGP shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the HGP LP Limited Partners in connection with such decisions; provided that HGP has acted in good faith.

DUTIES AND CONFLICTS

    The HGP LP Agreement provides that all business activities of HGP, including all activities pertaining to the acquisition and operation of HGP's outlet centers, must be conducted through HGP LP. The HGP LP Agreement prohibits HGP from borrowing for the purpose of making a distribution to shareholders except if it arranges such borrowing through HGP LP.

TERM

    HGP LP will continue in full force and effect until December 31, 2050, unless sooner dissolved and terminated upon the dissolution, bankruptcy, insolvency or termination of HGP (unless the HGP LP Limited Partners elect to continue HGP LP), the election of HGP with the consent of a majority in interest of HGP LP Common Units, the sale or other disposition of all or substantially all the assets of HGP LP or by operation of law.

VOTING

    The consent of partners owning a majority in interest of HGP LP Common Units in the aggregate is required (i) to take title to any personal or real property, other than in the name of HGP LP, an HGP Property Partnership or pursuant to certain provisions in the HGP LP Agreement, (ii) to dissolve HGP LP prior to the occurrence of any "liquidating event" (as defined in the HGP LP Agreement) or
(iii) for the matters discussed under "--Amendment" below.

AMENDMENT

    Generally, amendments to the HGP LP Agreement may be proposed by the general partner and must be approved by at least a majority of the general partner's board of directors who are not affiliates of any of the limited partners and with the consent of partners owning a majority in interest of HGP LP Common Units. Certain amendments that would materially and adversely alter the rights, preferences and terms of the HGP LP Common Units held by the limited partners would require the consent of limited partners holding a majority in interest of the HGP LP Common Units.

BOOKS AND REPORTS

    HGP is required to keep the books and records of HGP LP at the offices of HGP LP, and each partner has the right, subject to certain limitations, to have access to and inspect such books and records of account.

    HGP will furnish to each limited partner promptly upon receipt of the same but in no event later than April 1 of each year, copies of audited financial statements prepared on a consolidated basis for HGP LP and each HGP Property Partnership.

    The general partner will use reasonable efforts to furnish to each limited partner by March 1 of each fiscal year the tax information reasonably required by the limited partners for federal income tax reporting purposes for the preceding year. The general partner is authorized to withhold from otherwise distributable net cash flow any tax that the general partner determines that HGP LP is required to withhold or pay with respect to any amount distributable or allocable to any partner.

POWER OF ATTORNEY

    Pursuant to the terms of the HGP LP Agreement, each limited partner and each assignee will appoint and empower the general partner, any liquidator and the authorized officers and attorneys-in-fact of each, as such limited partner's or assignees's true and lawful agent and attorney-in-fact to make, execute, acknowledge, deliver, publish and file, in the appropriate public offices, various certificates, documents and other instruments (including, without limitation, the HGP LP Agreement and the certificate of limited partnership of HGP LP and all amendments or restatements thereof) that the general partner deems appropriate or necessary to effectuate the terms or intent of the HGP LP Agreement. The HGP LP Agreement provides that such power of attorney is irrevocable, will survive the involuntary withdrawal of any limited partner and the transfer of all or any portion of such limited partner's or assignee's HGP LP Units and will extend to such limited partner's or assignee's heirs, successors, assigns and personal representatives.

FEDERAL INCOME TAX CONSEQUENCES OF CONTINUING OWNERSHIP OF HGP LP COMMON UNITS
  GENERAL

    The following discussion summarizes the federal income tax considerations of continuing ownership of HGP LP Common Units that are material to HGP LP Unitholders (which, through the HGP LP Common Unit Distribution, will also own the HGP LP Common Units). The following discussions were prepared based on consultation with Winston & Strawn, special counsel to HGP LP, and Rudnick & Wolfe, special counsel to Horizon Partnership, in connection with the Transactions. In the opinion of Rudnick & Wolfe and Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.

    The information set forth below is based on the Code, final, temporary and proposed Treasury Regulations, current administrative interpretations, and court decisions. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations, and court decisions will not significantly change the law, and thereby affect the accuracy of this discussion. Any such change in law could apply retroactively.

    None of Prime, Horizon, Prime Partnership, Horizon Partnership, HGP or HGP LP intends to obtain a ruling from the IRS concerning the tax consequences of continuing ownership of HGP LP Common Units or any of the other matters set forth herein. The discussions in this section do not constitute tax advice to any person.

    The following summary is not intended to be comprehensive. It does not address the state, local or foreign tax consequences of subsequent ownership of HGP LP Common Units, nor does it discuss all aspects of federal income taxation that may be relevant to Prime Partnership Unitholders in light of their particular circumstances. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States, and therefore has limited application to domestic corporations and persons subject to special federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

    BECAUSE OF THE PARTICULAR TAX ATTRIBUTES OF PARTNERS OF PRIME PARTNERSHIP, HORIZON PARTNERSHIP, AND HGP LP, CONTINUING OWNERSHIP OF HGP LP COMMON UNITS MAY HAVE DIFFERING TAX IMPLICATIONS FOR SUCH PARTNERS. THUS, EACH PRIME PARTNERSHIP LIMITED PARTNER IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF SUBSEQUENT OWNERSHIP OF HGP LP COMMON UNITS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

ENTITY CLASSIFICATION

    Substantially all of HGP's investments are held indirectly through HGP LP and other subsidiaries which are treated as partnerships for federal income tax purposes. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership.

    CLASSIFICATION OF HGP LP AND HGP SUBSIDIARY PARTNERSHIPS. Interests in HGP LP, as well as certain subsidiaries which are treated as partnerships for federal income tax purposes (collectively, the "HGP Subsidiary Partnerships"), involve special tax considerations, including the possibility of a challenge by the IRS of HGP LP's status as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If HGP LP was treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In addition, a change in HGP LP's status for tax purposes might be treated as a taxable event in which case HGP LP Common Unitholders may incur a tax liability without any related cash distributions.

    The relevant Treasury Regulations (the "Entity Classification Regulations") which provide that an Eligible Entity may elect to be taxed as a partnership for federal income tax purposes. The Entity Classification Regulations apply for tax periods beginning on or after January 1, 1997 (the "Regulations Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Treasury Regulations Effective Date will have the same classification for federal income tax purposes that it claimed under the Treasury Regulations in effect prior to the Treasury Regulations Effective Date. In addition, an Eligible Entity with two or more members and which did not exist, or did not claim a classification, prior to the

Treasury Regulations Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise. HGP LP will be formed as part of the Transactions, and so will be treated as a partnership for federal income tax purposes. Further, each HGP Subsidiary Partnership that was in existence prior to the Treasury Regulations Effective Date claimed classification as a partnership for federal tax purposes. Accordingly, HGP LP and each such HGP LP Subsidiary Partnership will be treated as a partnership for federal income tax purposes.

    PUBLICLY TRADED PARTNERSHIPS. Code Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of "qualifying income." A partnership is "a publicly traded partnership" if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." Under the Treasury Regulations promulgated under Code Section 7704, interests in a partnership are readily tradable on a secondary market or substantial equivalent thereof if, "taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market." Furthermore, interests in a partnership are tradeable as such if (i) interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership; or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell, or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to that described in (i), (ii) or (iii).

    The Treasury Regulations provide several safe harbors, which if met, a partnership will not be treated as though its interests are readily tradeable on a secondary market or the substantial equivalent thereof. Among these safe harbors are the following transfers (which may apply to the conversion to HGP Common Shares): (i) a private transfer when HGP LP does not have more than 100 partners at any time during its taxable year (HGP LP will have more than 100 partners as of the Closing); (ii) a transfer of more than 2 percent of the total HGP LP Common Units and the total capital accounts of the HGP LP Common Unitholders (excluding HGP LP Common Units owned by HGP LP Common Unitholders who are related to HGP, within the meaning of Code Section 267(b) or 707(b)(1), so long as the HGP LP Common Units owned by HGP and such related HGP LP Common Unitholders constitute more than 10 percent of both the total HGP LP Common Units and the total capital accounts of the partners of HGP LP); (iii) a transfer in which the basis of the HGP LP Common Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Code Section 732, which refers to distributions (other than money) by a partnership to a partner; (iv) a transfer at death of an HGP LP Common Unitholder (who is an individual), including transfers from such HGP LP Common Unitholder's estate or testamentary trust; (v) a transfer between the HGP LP Common Unitholder (who is an individual) and his or her brother or sister (whether by whole or half blood), spouse, ancestor, or lineal descendant; (vi) a transfer consisting of a distribution from an HGP LP Common Unitholder that is a retirement plan qualified under Code Section 401(a) or an individual retirement account; (vii) a transfer by an HGP LP Common Unitholder that is part of one transaction or a series of related transactions in which such HGP LP Unitholder, alone or in combination with other HGP LP Unitholders, transfer an aggregate of 50 percent or more of the total HGP LP Common Units and the total capital accounts of the HGP LP Unitholders (excluding HGP LP Common Units owned by HGP LP Unitholders who are related to HGP, within the meaning of Code Section 267(b) or 707(b)(1), so long as the HGP LP Common Units owned by HGP and such related HGP LP Unitholders constitute more than 10 percent of both the total HGP LP Common Units and the total capital accounts of the partners of HGP LP); and (viii) a transfer by an HGP LP Unitholder, which together with any transfers by any related persons (within the meaning of Code
Section 267(b) or 707(b)(1)), in one or more transactions during any 30 day calendar period, consist of the transfer of HGP LP Common Units or rights representing in aggregate more than 2 percent of the total HGP LP Common Units and the total capital accounts of the HGP LP Unitholders (excluding HGP LP Common Units owned by HGP LP Unitholders who are related to HGP, within the meaning of Code Section 267(b) or 707(b)(1), so long as the HGP LP Common Units owned by HGP and such related HGP LP Unitholders constitute more than 10 percent of both the total HGP LP Common Units and the total capital accounts of the partners of HGP LP).

    Any transfer by an HGP LP Unitholder of HGP LP Common Units (including the conversion to HGP Common Shares) will be void to the extent that HGP reasonably determines that such transfer may cause HGP LP to be treated as a publicly traded partnership. Prime Partnership Unitholders are strongly urged to consult their own tax advisors to determine the extent to which these restrictions may apply to their HGP LP Common Units.

    Rudnick & Wolfe, as special counsel to the HGP LP, has given its opinion that each of HGP LP and its subsidiaries formed as partnerships is a partnership, and not a publicly traded partnership, taxable as a corporation, for federal income tax purposes. Opinions of counsel are not binding on the Internal Revenue Service ("IRS" or "Service"). Thus, there can be no assurance that the IRS will agree with the following discussion and positions described therein, or that the IRS will not seek to challenge such positions, which challenge may be sustained by the courts.

    Even if the HGP LP or a HGP Subsidiary Partnership were deemed to be a publicly traded partnership, depending on circumstances at the time, it may still avoid taxation as a corporation under Code Section 7704, based on the nature of its income. A publicly traded partnership is not taxed as a corporation if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. These are predominantly the types of income that HGP LP expects to earn. If HGP LP satisfied the 90% gross income test, but was classified as a publicly traded partnership, it would not be taxed as a corporation but would be subject to certain special rules under Code Section 469(k). In such event, a Prime Partnership Unitholder would be unable to use losses from other passive activities against his allocable share of HGP LP passive activity losses allocable to such Prime Partnership Unitholder could be offset only against his allocable share of HGP LP passive activity income or gains, and not against income or gains from other passive activities.

    If HGP LP at any time were considered a publicly traded partnership and did not satisfy the qualifying income test, then it will be considered as having transferred its assets at that time to a corporation, and would be taxed as a corporation for federal income tax purposes, which would result in adverse consequences to the Prime Partnership Unitholders and would jeopardize HGP's status as a REIT for federal income tax purposes. This deemed transfer of assets to a corporation may also result in the recognition of taxable income to HGP LP and its partners, to the extent that its liabilities at that time exceeded the adjusted tax bases of its assets, without the receipt of any cash to pay the income tax liability resulting from such income.

ALLOCATIONS OF PARTNERSHIP ITEMS

    REQUIREMENTS UNDER CODE SECTION 704(B). Under Code Section 704(b), a partnership's allocation of any item of income, gain, loss or deduction to a partner will be respected for federal income tax purposes so long as it has "substantial economic effect," or is otherwise deemed to be allocated in accordance with the partner's "interest in the partnership." If the allocation does not satisfy this standard, the item will be reallocated among the partners on the basis of their respective interests in the partnership, determined by taking into account all the facts and circumstances. Taxable income and losses of HGP LP are generally allocated among the HGP LP Common Unitholders in proportion to their partnership interests (based on the number of HGP LP Common Units held by such partner). The allocations of partnership items under the HGP LP Partnership Agreement are intended to have substantial economic effect, based on the applicable Treasury Regulations. Notwithstanding such intention, however, there can be no assurance that the allocations under the HGP LP Partnership Agreement will not be challenged by the IRS or that partnership items will not be required to be reallocated as a result of such challenge.

    SALE OF THE PROPERTIES. Gain or loss recognized by HGP LP upon disposition of an item of Horizon Contributed Property which has Built-In Gain or Built-In Loss, respectively, remaining after prior adjustments for depreciation and other items will be allocated to the contributing partners (which initially will be former Horizon Partnership Unitholders) as required under Code Section 704(c) and the Code Section 704(c) method to be elected by HGP LP. Any additional gain or loss with respect to the HGP Properties will be allocated among all of the HGP LP Common Unitholders in the manner provided under the HGP LP Agreement for allocations of profits and losses, as described above.

    The Treasury Regulations provide for generally three different methods for taking into account any Built-in Gain or Built-in Loss for purposes of Code
Section 704(c). The first of these methods, the "traditional method" provides that the tax items of income, gain, loss and deduction from a Built-in Gain or Built-in Loss property be allocated among the partners in order to take into account (and reduce) such Built-in Gain or Built-in Loss. However, the traditional method fails to take into account the fact that the total tax items of income, gain, loss or deduction in respect of a Built-in Gain or Built-in Loss property cannot exceed the total partnership income, gain, loss or deduction with respect to such property (the "ceiling rule"). The ceiling rule may result in the contributing partner of the Built-in Gain or Built-in Loss property to fail to recognize all such Built-in Gain or Built-in Loss.

    In order to avoid the effect of the ceiling rule, another method is the "traditional method with curative allocations." This method generally cures the possible effect of the ceiling rule by allocating other partnership tax items of income, gain, loss or deduction to make up the difference of items under the ceiling rule.

    HGP LP intends to elect the traditional method with respect to its HGP Properties. Based on an analysis by Ernst & Young LLP and Horizon Partnership, this election has the most favorable result to pre-Partnership Merger Horizon Partnership Unitholders than other approaches for these HGP Properties in terms of the rate of inclusion of taxable income in respect of Code Section 704(c) gain or loss of such partners.

    Although a partnership generally has this choice of Code Section 704(c) method with respect to each property, including with respect to different items of contributed property, the partnership must consistently apply a single method with respect to each item of contributed property and the overall method or combination of methods must be reasonable based upon the facts and circumstances and underlying purposes of Code Section 704(c). Horizon Partnership believes that the above elections with respect to the HGP Properties should be respected as reasonable and consistent with the underlying purposes of Code Section 704(c). However, there is no assurance that the IRS will not challenge this combination of methods. Such a challenge, if successful, could cause one or more former Horizon Partnership Unitholders to recognize more taxable income or less taxable loss, on an ongoing basis in respect of their HGP LP Common Units.

HGP LP DISTRIBUTIONS

    Under Code Section 731, distributions of money (and marketable securities) by HGP LP to an HGP LP Common Unitholder generally will not be taxable to such HGP LP Common Unitholder to the extent such distributions do not exceed the HGP LP Common Unitholder's adjusted basis in its HGP LP Common Units immediately before the distribution. Distributions in excess of an HGP LP Common Unitholder's basis in his HGP LP Common Units (arising from either an actual distribution of cash or a deemed distribution of cash resulting from a shifting of partnership liabilities) will be considered gain recognized from the sale or disposition of the partner's HGP LP Common Units.

DISPOSITIONS AND EXCHANGES/REDEMPTIONS OF HGP LP COMMON UNITS

    DISPOSITION OF HGP LP COMMON UNITS. If an HGP LP Common Unit is sold or otherwise disposed of, the determination of gain or loss will be based on the difference between the amount realized and the adjusted tax basis for such HGP LP Common Unit. Upon the sale of an HGP LP Common Unit, an HGP LP Common Unitholder's "amount realized" will be the sum of the cash and fair market value of other property received, plus the portion of HGP LP's liabilities allocated to the HGP LP Common Unit sold. Upon a gift of a HGP LP Common Unit, the amount realized will be the portion of HGP LP's liabilities allocable to such HGP LP Common Unit. To the extent that the amount realized exceeds the adjusted basis of the HGP LP Common Unit disposed of, the HGP LP Common Unitholder will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

    EXCHANGE/REDEMPTION OF HGP LP COMMON UNITS. Under the HGP LP Partnership Agreement, each HGP LP Common Unit may be exchanged for one HGP Common Share or the cash equivalent (subject to certain restrictions). An exchange of HGP LP Common Units will constitute a sale of HGP LP Common Units by such HGP LP Common Unitholder to HGP. Such sale will be fully taxable to the HGP LP Common Unitholder, and such HGP LP Common Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the HGP Common Shares received in the exchange plus the amount of any HGP LP liabilities allocable to the redeemed HGP LP Common Units at the time of the exchange.

TAX RETURNS AND OTHER TAX MATTERS AFFECTING HOLDERS OF HGP LP COMMON UNITS

    HGP LP must file with the IRS an annual information return for federal income tax purposes. HGP LP will furnish to each HGP LP Common Unitholder a Schedule K-1 on a timely basis which sets forth the allocable share of HGP LP's income, gains, losses, deductions and credits, if any, as well as certain other information to be used in the HGP LP Common Unitholder's tax return. The information return filed by HGP LP may be audited by the IRS. Adjustments (if any) resulting from such an audit may result in adjustments to the HGP LP Common Unitholder's tax return, and possibly may result in an audit of that return, which would not necessarily be limited to HGP LP items.

    The Code contains special procedures that specify the manner in which IRS audit adjustments of partnership items are resolved. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of IRS adjustments and tax settlement proceedings. The tax treatment of partnership items is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the TMP for these purposes. The HGP LP Partnership Agreement appoints HGP, its general partner, as TMP. As the TMP, HGP has all the rights and obligations of the TMP under the Code. The HGP LP Common Unitholders generally will be required to treat HGP LP items on their federal income tax returns in a manner consistent with the treatment of the items on the HGP LP information return. In general, that consistency requirement will be waived if the HGP LP Common Unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the HGP LP Common Unitholder to the treatment on the HGP LP return. Even if the consistency requirement is waived, adjustments to the HGP LP Common Unitholder's tax liability with respect to partnership items may result from an audit of HGP LP's or the HGP LP Common Unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject an HGP LP Common Unitholder to substantial penalties.

LIMITATIONS ON DEDUCTIBILITY OF LOSSES

    PASSIVE ACTIVITY RULES. The passive activity rules of Code Section 469 generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations may deduct losses from passive activities (including rental activities, as well as trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from passive activities. For most if not all of HGP LP Unitholders, their distributive share of HGP LP taxable income or loss is likely to be treated as passive activity income or loss (although HGP LP also may have a substantial amount of portfolio income from earnings on reserves). However, if HGP LP or any HGP Subsidiary Partnership was to be classified as a publicly traded partnership under Code Section 469(k), any passive activity losses arising from the publicly traded partnership that are allocable to an HGP LP Common Unitholder could be used solely to offset passive activity gains or income from HGP LP and could not be offset with losses from other passive activities. See "-- Entity Classification."

    OTHER LOSS LIMITATIONS. An HGP LP Common Unitholder may not deduct his share of HGP LP losses to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his HGP LP Common Units at the end of HGP LP's taxable year in which the loss occurs, and (2) the amount for which the HGP LP Common Unitholder is considered "at risk" at the end of that year under Code Section
465. In general, a partner will initially be "at risk" to the extent of the cash investment in his respective partnership interest (unless he borrowed amount on a nonrecourse basis to acquire such interest) plus such partner's share (as determined under Code Section 752) of such partnership's "qualified nonrecourse financing" (within the meaning of Code Section 465(b)(6)). Losses disallowed to an HGP LP Common Unitholder as a result of these rules can be carried forward and may be allowable to the extent that such partner's adjusted basis or "at risk" amount (whichever was the limiting factor) increase in a subsequent year. The "at risk" rules apply to (a) an individual, (b) a shareholder of a corporation that is an S corporation, and (c) a corporation if more than 50% of the value of stock of such corporation is owned directly or indirectly by five or fewer individuals during the last half of the taxable year.

STATE AND LOCAL TAXES

    HGP LP will own properties and conduct business operations in a number of states, and, thus, HGP LP and its partners may be subject to income tax, withholding and tax reporting requirements in a number of jurisdictions. HGP LP intends to provide its partners with sufficient and timely state and local income tax information upon which they may rely in reporting and otherwise complying with their state and local income tax obligations.

ALTERNATIVE MINIMUM TAX

    The Code contains different sets of minimum tax rules applicable to corporate and noncorporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. CORPORATE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF THE CORPORATE MINIMUM TAX PROVISIONS FOLLOWING CONSUMMATION OF THE PARTNERSHIP MERGER.

    Noncorporate taxpayers are subject to an AMT to the extent the TMT exceeds the regular income tax otherwise payable. The highest rate of tax imposed on AMTI in computing TMT is 28%. AMTI consists of the taxpayer's taxable income, as adjusted under Code Sections 56 and 58, plus his items of tax preference, reduced by an exemption amount.

    In computing AMTI, for all depreciable property placed in service after December 31, 1986, an alternative cost recovery (I.E., depreciation) system is substituted for the cost recovery system used in calculating the regular tax. Cost recovery for most real property of the type to be owned by HGP LP is computed under the straight-line method over a 40-year life for purposes of computing AMTI rather than the 31.5-year life used for most nonresidential real property under the regular tax system. (For regular tax and AMT purposes, different recovery periods will apply to personal property and certain real estate parking lot improvements owned by HGP LP.)

    The limitation on the deduction of passive activity losses applies to the calculation of AMTI as well as the regular tax, although the amount of passive activity deductions disallowed for AMTI purposes will be less than the amount disallowed for regular tax purposes to the extent that the lower depreciation rates used in computing AMTI depreciation produce smaller passive activity losses.

    HGP LP itself is not be subject to the alternative minimum tax, but each HGP LP Common Unitholder is required to take into account his share of HGP LP's tax preference items and adjustments in order to compute AMTI. Since the impact of this tax depends on each HGP LP Common Unitholder's particular situation, HGP LP Common Unitholders are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following the Transactions.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Transactions will be passed upon for Prime and Prime Partnership by Winston & Strawn, Chicago, Illinois. The Honorable James R. Thompson, a partner in Winston & Strawn, is a director of Prime and will become a director of New Prime. Certain legal matters in connection with the Transactions will be passed upon for Horizon, Horizon Partnership, HGP and HGP LP by Rudnick & Wolfe, Chicago, Illinois. Piper & Marbury L.L.P., Baltimore, Maryland, will pass upon certain matters of Maryland law relating to the Merger Agreement, the Reincorporation Articles of Merger and the Corporate Articles of Merger under Maryland law.

                                    EXPERTS

    The consolidated financial statements of Prime, Prime Partnership, Horizon, Horizon Partnership and the combined financial statements of HGP LP and the statements of revenue and certain expenses of Prime Transferred Properties appearing or incorporated by reference in this Joint Consent Solicitation Statement/Prospectus/Information Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein or incorporated herein by reference. Such consolidated and combined financial statements and statements of revenue and certain expenses have been included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    GLOSSARY
FOR PURPOSES OF THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS/INFORMATION
  STATEMENT, THE FOLLOWING CAPITALIZED TERMS SHALL HAVE THE MEANING SET FORTH
                                     BELOW:

Acquisition Proposal..............  Any proposal or offer, that constitutes or may reasonably be expected to lead to, or otherwise with
                                    respect to, (i) a merger, acquisition, consolidation,
                                    share exchange, business combination or similar
                                    transaction, (ii) any tender offer or exchange offer for
                                    10.0% or more of the outstanding Horizon Common Shares
                                    or the filing of a registration statement under the
                                    Securities Act in connection therewith, (iii) a
                                    transaction resulting in the issuance of securities
                                    representing 10.0% or more of the outstanding equity
                                    securities of Horizon, (iv) the sale, lease, exchange,
                                    mortgage, pledge, transfer or other disposition of 10.0%
                                    or more of the assets or equity securities (including,
                                    without limitation, partnership interests and units) of
                                    Horizon or Horizon Partnership or (v) any public
                                    announcements of a proposal, plan or intention to do any
                                    of the foregoing or any agreement to engage in any of
                                    the foregoing, other than the transactions contemplated
                                    by the Merger Agreement.

Act...............................  The Taxpayer Relief Act of 1997.

ADA...............................  The Americans with Disabilities Act of 1990.

Additional Loan...................  The reservation of financing in the amount of $38.5 million for the acquisition of a specified property.

Affiliates........................  Persons who control, are controlled by or are under common control of an issuer.

Allocated Debt....................  $29,312,540 of the indebtedness outstanding under the
                                    Securitized Financing on December 31, 1997 (subject to
                                    adjustment for prepayments prior to closing) allocated
                                    to the Lake Elsinore Center.

AMT...............................  Alternative minimum tax.

AMTI..............................  Alternative minimum tax income.

Antitrust Division................  The Antitrust Division of the Department of Justice.

Appraisal Rights Exceptions.......  Stockholders do not have appraisal rights if, among other things, (i) such stockholder's stock is listed on
                                    a national securities exchange or is designated as a
                                    national market system security on an interdealer
                                    quotation system by the National Association of
                                    Securities Dealers, Inc. or (ii) such stockholder's
                                    stock is that of the surviving corporation in the merger
                                    unless (a) the merger alters the contract rights of the
                                    stock as expressly set forth in the charter, and the
                                    charter does not reserve the right to so alter the
                                    rights of the stock, or (b) the stock is to be changed
                                    or converted in whole or in part in the merger into
                                    something other than either stock in the successor or
                                    cash, scrip, or other rights or interests arising out of
                                    provisions for the treatment of fractional shares of
                                    stock in the successor.

Assumed Liabilities...............  Certain liabilities which HGP LP will assume in connection with the Horizon Partnership Contribution.

Borrower..........................  Horizon Partnership.

Break-up Expenses.................  The out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated
                                    thereunder, and the maximum amount which Horizon
                                    Partnership can receive without causing it to be
                                    disqualified as a REIT under the Code, up to a maximum
                                    of $4,500,000.

Break-up Fee......................  The amount equal to the lesser of $20,000,000 and the maximum amount which Prime Partnership can receive
                                    without causing Prime to be disqualified as a REIT under
                                    the Code.

Bridge Loan.......................  The $85.0 million full recourse bridge loan contemplated by the Nomura Loan Facilities.

Buckeye...........................  Buckeye Factory Shops Limited Partnership.

Built-in Gain.....................  The unrealized gain generally equal to the difference between fair market value and the adjusted tax basis of
                                    contributed property at the time of initial
                                    contribution.

Built-in Loss.....................  The unrealized loss generally equal to the difference between fair market value and the adjusted tax basis of
                                    contributed property at the time of initial
                                    contribution.

CAM...............................  Common area maintenance.

Capital Gains Amount..............  Distributions that a corporation elects to designate as capital gains distributions (within the meaning of the
                                    Code).

Castle & Cooke....................  Castle & Cooke, Inc., a Hawaii corporation.

C&C Contribution Agreement........  The Contribution Agreement, dated as of February 1,
                                    1998, entered into by Horizon Partnership with certain
                                    affiliates of Castle & Cooke.

CCPI..............................  Castle & Cooke Properties, Inc., a Hawaii corporation.

Certificates......................  Certificates representing outstanding Sky Merger Common
                                    Shares.

Chelsea...........................  Chelsea GCA Realty Inc.

Chelsea LP........................  Chelsea GCA Realty Partnership, L.P.

Closing...........................  The closing of the Corporate Merger.

Closing Date......................  The date to be specified by Prime and Horizon, which will be no later than the third business day after
                                    satisfaction or waiver of the conditions set forth in
                                    the Merger Agreement.

Code..............................  The Internal Revenue Code of 1986, as amended.

Commission........................  The Securities and Exchange Commission.

Commitment........................  Any acquisition, exercise of an option to acquire, exercise of an option or other right or election, or
                                    entering into any other commitment or contractual
                                    obligation.

Common Share Distribution.........  The distribution by New Prime of the HGP Common Shares that it acquires as a result of the New Prime
                                    Contribution to the record holders of New Prime Common
                                    Shares, New Prime Series B Preferred Shares and New
                                    Prime Series C Preferred Shares as of the close of the
                                    transfer books immediately following the Corporate
                                    Merger such that each New Prime Series B Preferred Share
                                    will entitle the holder thereof to receive approximately
                                    1.196 times the number or portion of HGP Common Shares
                                    distributed in respect of each New Prime Common Share
                                    and New Prime Series C Preferred Share.

Company Induced Event.............  An automatic redemption occurring to prevent any violation of the New Prime Series B Preferred Ownership
                                    Limit that would not have occurred but for a conversion
                                    of New Prime Series B Preferred Shares, or a redemption
                                    or open market purchase of New Prime Series B Preferred
                                    Shares by New Prime.

Comparable Company................  Selected publicly traded company engaged in business which FBR judged to be analogous to Horizon's.

Concepts..........................  Certain discount retailing concepts which Financo will advise and assist Prime in developing.

Consolidation.....................  The consolidation of Horizon Partnership with
                                    McArthur/Glen Partnership on July 14, 1995.

Construction Mortgage Loan........  A commitment for a construction mortgage loan obtained by Prime Partnership from a financial institution in an
                                    amount not to exceed $20,396,000.

Contributed Assets................  The assets contributed pursuant to the Horizon
                                    Partnership Contribution.

Contribution Agreement............  The Contribution Agreement to be entered into by and among Horizon, Horizon Partnership, HGP, HGP LP and Sky
                                    Merger, a copy of which is attached hereto as Appendix
                                    C.

Control Share Acquisition.........  The acquisition of Control Shares, subject to certain exceptions.

Control Shares....................  Voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the
                                    acquiror, or in respect of which the acquiror is able to
                                    exercise or direct the exercise of voting power, would
                                    entitle the acquiror to exercise voting power in
                                    electing directors within one of the following ranges of
                                    voting power: (i) one-fifth or more but less than
                                    one-third, (ii) one-third or more but less than a
                                    majority, or (iii) a majority of all voting power.

Corporate Articles of Merger......  Articles of merger filed by Prime and Horizon with the
                                    Maryland Department to effectuate the Corporate Merger.

Corporate Merger..................  The merger of Prime with and into Sky Merger with the surviving corporation being named Prime Retail, Inc.

Corporate Merger Consideration....  Prime Corporate Merger Consideration and Horizon
                                    Corporate Merger Consideration.

Corporate Merger Effective Time...  The time the Maryland Department accepts for record the
                                    Corporate Articles of Merger, or at such time as Prime
                                    and Horizon will agree should be specified in the
                                    Corporate Articles of Merger (not to exceed 30 days
                                    after the Corporate Articles of Merger are accepted for
                                    record by the Maryland Department).

Dealer Property...................  Property held primarily for sale to customers in the ordinary course of New Prime's trade or business.

Delaware Certificate of Merger....  Certificate of merger to be filed by Prime Partnership and Horizon Partnership with the Delaware Secretary.

Delaware Secretary................  The Secretary of State of the State of Delaware.

Distribution Agent................  American Stock Transfer & Trust Company.

Dole Cannery Lease................  The lease of the Dole Cannery Outlet Center.

DRIP..............................  Horizon's Dividend Reinvestment Plan.

DRULPA............................  The Delaware Revised Uniform Limited Partnership Act.

EBITDA............................  Earnings Before Interest, Taxes, Depreciation and
                                    Amortization.

Effective Date....................  March 19, 1998, the effective date of the Prime Director
                                    Plan.

Election..........................  The recipient of a non-statutory option may satisfy tax obligations in whole or in part by electing to have HGP
                                    withhold HGP Common Shares having a value equal to the
                                    amount required to be withheld under applicable income
                                    tax laws.

Eligible Entity...................  A domestic business entity not otherwise classified as a corporation and which has at least two members which may
                                    elect to be taxed as a partnership for federal income
                                    tax purposes provided for in the Entity Classification
                                    Regulations.

Employment Agreements.............  Employment Agreements entered into by Prime with each of the Prime Named Executives other than Messrs. Mulreaney
                                    and G. Reschke.

Entity Classification
  Regulations.....................  Certain Regulations finalized and published by the IRS which provide that an Eligible Entity may elect to be
                                    taxed as a partnership for federal income tax purposes.

Exchange Act......................  The Securities Exchange Act of 1934, as amended.

Exchange Agent....................  American Stock Transfer & Trust Company.

Executive Officers................  The executive officers of HGP.

Exercise Price....................  The exercise price of the Prime Stock Options determined by the Prime Executive Compensation and Stock Option
                                    Committee in its sole discretion, provided that it may
                                    not be less than Fair Market Value.

Existing Holder Limit.............  The maximum percentage of outstanding stock, in number or value, of which any particular Existing Holder may
                                    have beneficial ownership, either directly or by virtue
                                    of the Code's attribution rules, at any particular time.

Existing Holders..................  Certain persons designated by the Horizon Board of
                                    Directors or HGP Board of Directors as existing holders.

FBR...............................  Friedman, Billings, Ramsey & Co., Inc.

February Contribution.............  Capital contributions of $31,754,000 received by Prime
                                    Partnership in February and March 1997 from Prime.

FFO...............................  Net income (loss) (computed in accordance with GAAP), excluding gains or losses from debt restructuring and
                                    sales of property, plus depreciation and amortization
                                    and after adjustments for unconsolidated investment
                                    partnerships and joint ventures.

Financo, Inc......................  Financo, Inc., an affiliate of Marvin Traub.

FIRPTA............................  The Foreign Investment in Real Property Tax Act of 1980.

First Mortgage Loan...............  A $27.0 million nonrecourse first mortgage loan provided for in the transaction between Prime Partnership and
                                    Nomura on February 13, 1997.

Five or Fewer Requirement.........  The requirement that a corporation have no more than 50%
                                    in value of such corporation's outstanding capital stock
                                    owned, directly or constructively under the applicable
                                    attribution rules of the Code, by five or fewer
                                    individuals at any time during the last half of any
                                    taxable year of such corporation other than the first
                                    taxable year for which the election to be taxed as a
                                    REIT has been made, in order for such corporation to
                                    qualify as a REIT and thereafter maintain such
                                    qualification.

Foreclosure Property..............  Property acquired at or in lieu of a foreclosure of a mortgage collateralized by such property.

FTC...............................  The Federal Trade Commission.

Fund..............................  Horizon Partnership's pension fund advised by Heitman
                                    Capital Management used to form the Venture.

GAAP..............................  Generally accepted accounting principles.

GLA...............................  Gross leasable area.

HGP...............................  Horizon Group Properties, Inc., a Maryland corporation.

HGP Board of Directors............  The Board of Directors of HGP.

HGP Bonus Plan....................  HGP's cash bonus plan for its executive officers and for certain other key personnel.

HGP Bylaws........................  The bylaws of HGP.

HGP Charter.......................  The charter of HGP.

HGP Common Share Distribution.....  The distribution by New Prime of the HGP Common Shares that it acquires as a result of the New Prime
                                    Contributions to the record holders of New Prime Common
                                    Shares, New Prime Series B Preferred Shares and New
                                    Prime Series C Preferred Shares as of the close of the
                                    transfer books immediately following the Corporate
                                    Merger such that each New Prime Series B Preferred Share
                                    will entitle the holder thereof to receive approximately
                                    1.196 times the number or position of HGP Common Shares
                                    distributed in respect of each New Prime Common Share
                                    and New Prime Series C Preferred Share.

HGP Common Shares.................  The shares of common stock, $0.01 par value per share, of HGP.

HGP Credit Facility...............  The credit facility provided by Nomura in the aggregate principal amount of up to $120,000,000 to the entities
                                    which own the HGP Properties.

HGP Existing Holder Limit.........  The maximum percentage of outstanding stock in number or value, of which any particular Existing Holder may have
                                    beneficial ownership.

HGP LP............................  Horizon Group Properties, L.P., a Delaware limited partnership.

HGP LP Common Unit Distribution...  The distribution by Prime Partnership of interests in
                                    HGP LP Common Units is declared in the Prime Partnership
                                    Declaration of HGP LP Common Units.

HGP LP Common Unitholders.........  The holders of HGP LP Common Units.

HGP LP Common Units...............  The common units of HGP LP.

HGP Ownership Limit...............  No shareholder may have beneficial ownership either directly or by virtue of the Code's applicable
                                    attribution rules of more than 9.8% in value of HGP's
                                    outstanding stock.

HGP Ownership Restrictions........  The ownership restrictions contained in the HGP Charter that (i) prohibit any person who is not an Existing
                                    Holder from having beneficial ownership of HGP equity
                                    stock, either directly or by virtue of the applicable
                                    attribution rules, in excess of the HGP Ownership Limit,
                                    (ii) prohibit any Existing Holder from having beneficial
                                    ownership of equity stock, either directly or by virtue
                                    of the applicable attribution rules, in excess of the
                                    applicable HGP Existing Holder Limit, (iii) prohibit HGP
                                    stock from being owned by less than 100 persons, and
                                    (iv) prohibit HGP from being "closely held" within the
                                    meaning of Section 856(h) of the Code.

HGP Properties....................  All of the properties owned by HGP.

HGP Subsidiary Partnerships.......  Certain subsidiaries of HGP LP which are treated as partnerships for federal income tax purposes.

HGP Triggering Events.............  Certain events that could result in a violation of the
                                    HGP Ownership Restrictions.

Horizon...........................  Horizon Group, Inc., a Michigan corporation and its subsidiaries.

Horizon Articles..................  The Horizon Amended and Restated Articles of
                                    Incorporation.

Horizon Board of Directors........  The Board of Directors of Horizon.

Horizon Bylaws....................  The Amended and Restated Bylaws of Horizon.

Horizon Capital Budget............  The capital budget of Horizon delivered to Prime prior to the date of the Merger Agreement.

Horizon/C&C LLC...................  Castle & Cooke Outlet Centers, LLC, a California limited liability company.

Horizon Common Shareholders.......  The holders of Horizon Common Shares.

Horizon Common Shares.............  The shares of common stock, $0.01 par value per share, of Horizon.

Horizon Consent Period............  The period prior to the execution and delivery of the
                                    Delaware Certificate of Merger with the Delaware
                                    Secretary.

Horizon Contributed Properties....  The 13 of the 35 outlet centers currently operated by
                                    Horizon Partnership which will ultimately be owned and
                                    operated by HGP.

Horizon Corporate Merger
  Consideration...................  The conversion of each outstanding Horizon Common Share
                                    (other than shares held by Horizon or any subsidiary of
                                    Horizon) into 0.20 of a New Prime Series B Preferred
                                    Share and 0.597 of a New Prime Common Share.

Horizon Excess Shares.............  The excess shares of Horizon Common Shares as described in the Horizon Articles.

Horizon Existing Holder Limit.....  An Existing Holder is not subject to the Horizon
                                    Ownership Limit. Instead, the Horizon Articles establish
                                    rules for determining the maximum percentage of
                                    outstanding stock, in number or value, of which any
                                    particular existing holder may have beneficial
                                    ownership, either directly or by virtue of the Code's
                                    applicable attribution rules, at any particular time.

Horizon IPO.......................  Horizon's November 8, 1993 initial public offering.

Horizon Ownership Limit...........  No shareholder may have beneficial ownership, either directly or by virtue of the Code's applicable
                                    attribution rules, of more than 7% in value of Horizon's
                                    outstanding stock.

Horizon Ownership Restrictions....  The ownership restrictions contained in the Horizon
                                    Articles that (i) prohibit any person who is not an
                                    Existing Holder from having beneficial ownership of
                                    Horizon Common Shares, either directly or by virtue of
                                    the applicable attribution rules, in excess of the
                                    Horizon Ownership Limit, (ii) prohibit any Existing
                                    Holder from having beneficial ownership of equity stock,
                                    either directly or by virtue of the applicable
                                    attribution rules, in excess of the applicable Horizon
                                    Existing Holder Limit, (iii) prohibit Horizon Common
                                    Shares from being owned by less than 100 persons, and
                                    (iv) prohibit Horizon from being "closely held" within
                                    the meaning of Section 856(h) of the Code.

Horizon Partnership...............  Horizon/Glen Outlet Centers Limited Partnership, a
                                    Delaware limited partnership.

Horizon Partnership
  Contribution....................  The contribution by Horizon Partnership to HGP LP of substantially all of the assets relating to the Horizon
                                    Contributed Properties which will ultimately be owned
                                    and operated by HGP and the assumption by HGP LP of
                                    certain obligations of Horizon Partnership.

Horizon Partnership Unitholders...  The holders of Horizon Partnership Common Units.

Horizon Partnership Units.........  The limited partnership units of Horizon Partnership.

Horizon Peer Group................  Prime, Tanger Factory Outlet Centers, Inc., Chelsea and
                                    FAC Realty Trust, Inc.

Horizon Properties................  All of the properties owned by Horizon.

Horizon Record Date...............  April 15, 1998.

Horizon Special Meeting...........  The meeting of Horizon Common Shareholders to be held on
                                              , 1998 at 9:00 a.m.

Horizon Stock Options.............  Certain options to purchase an aggregate of 1,798,266
                                    Horizon Common Shares.

HSR Act...........................  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
                                    amended.

Incentive Stock Options...........  Options which are intended to be incentive stock options within the meaning of Section 422 of the Code.

Indemnified Party.................  Each of Horizon, any director, officer or employer of
                                    Horizon or Horizon Partnership or any person (including
                                    any affiliate) designated as an agent by Horizon in its
                                    reasonable discretion, who are indemnified pursuant to
                                    the Horizon Partnership Agreement.

Indiana Prime Transferred
  Property........................  Prime's Indiana Factory Outlet Shops in Daleville,
                                    Indiana.

Initial Horizon Partnership
  Group...........................  Horizon Partnership and its subsidiaries prior to giving effect to the Horizon Partnership Contribution.

Initial Loan......................  The initial loan of $250.6 million under the $300.6 million credit facility between Horizon Partnership and
                                    Lehman Brothers Realty Corporation.

Initial New Prime Series A
  Preferred Holders...............  Holders who acquired New Prime Series A Preferred Shares in excess of the New Prime Series A Preferred Ownership
                                    Limit directly from FBR in connection with the Prime
                                    IPO.

Interested Stockholder............  Any person who (a) beneficially owns 10% or more of the voting power of the corporation's shares after the date
                                    on which the corporation had 100 or more beneficial
                                    owners of its stock or (b) is an affiliate or associate
                                    of the corporation and beneficially owned 10% or more of
                                    the voting power of the corporation's shares at any time
                                    within the two-year period immediately prior to the date
                                    in question, and after the date on which the corporation
                                    had 100 or more beneficial owners of its stock.

IRS...............................  The Internal Revenue Service.

Junior Secured Loan...............  A $3.0 million junior secured loan provided for in the transaction between Prime Partnership and Nomura on
                                    February 13, 1997.

Lake Elsinore Center..............  Horizon's Lake Elsinore Outlet Center in Lake Elsinore,
                                    California.

Lake Elsinore Partnership
  Interest........................  The limited partnership interest in the Second Horizon
                                    Partnership representing the economic interest of the
                                    Lake Elsinore Center.

Latham Property...................  Prime's Latham Factory Outlet Center.

Lehman............................  Lehman Brothers.

Lehman Loan.......................  Loan Agreement by and between Third Horizon Group
                                    Limited Partnership, a Delaware limited partnership, HGL
                                    Outlet Associates, a Delaware general partnership, and
                                    Lehman Brothers Realty Corporation, a Delaware
                                    corporation, dated as of June 30, 1997.

Lender............................  Lehman Brothers Realty Corporation.

LIBOR.............................  The London interbank offering rate.

Limitation Price..................  A price that is equal to the lesser of (i) in the case of a deemed exchange for New Prime Excess Shares
                                    resulting from a transfer, the price paid for the shares
                                    in such transfer or, in the case of a deemed exchange
                                    for New Prime Excess Shares resulting from some other
                                    event, the fair market value, on the date of the deemed
                                    exchange, of the shares deemed exchanged, or (ii) the
                                    fair market value of the shares for which such New Prime
                                    Excess Shares will be deemed to be exchanged on the date
                                    of the designation of the transferee (or, in the case of
                                    a purchase by New Prime, on the date New Prime accepts
                                    the offer to sell).

Loan..............................  Collectively, the Second Loan and the Initial Loan.

LTM...............................  Latest twelve months.

Maryland Department...............  The State Department of Assessments and Taxation of the
                                    State of Maryland.

Material Adverse Change...........  A material adverse change in the business, financial condition or results of operation taken as a whole that
                                    have resulted or would result, individually, or in the
                                    aggregate economic losses equal to or greater than
                                    $50,000,000.00.

MBCA..............................  The Michigan Business Corporation Act.

McArthur/Glen.....................  McArthur/Glen Realty Corp.

McArthur/Glen Partnership.........  McG Outlet Centers Limited Partnerships

Meetings of Shareholders..........  The Horizon Special Meeting and the Prime Special
                                    Meeting.

Merger Agreement..................  The Amended and Restated Agreement and Plan of Merger,
                                    dated as of February 1, 1998, among Prime, Prime
                                    Partnership, Horizon, Sky Merger, HGP, HGP LP and
                                    Horizon Partnership, a copy of which is attached hereto
                                    as Appendix A.

Mergers...........................  The Partnership Merger, the Reincorporation Merger and
                                    the Corporate Merger.

MGCL..............................  The Maryland General Corporation Law, as amended.

Michigan Department...............  The Department of Commerce of the State of Michigan.

MTA...............................  Marvin Traub Associates, Inc.

Murdock Agreement.................  The agreement, dated February 1, 1998, entered into by
                                    Horizon and Prime with Mr. David H. Murdock and certain
                                    of his affiliates, pursuant to which Mr. Murdock and his
                                    affiliates will vote in the Horizon Common Shares in
                                    favor of the Transactions.

NAREIT............................  National Association of Real Estate Investment Trusts.

Nasdaq............................  The Nasdaq National Market.

Nebraska/Indiana Property
  Transfers.......................  Prime's collective transfer of Indiana Prime Transferred
                                    Property and Nebraska Prime Transferred Property to HGP
                                    in exchange for cash and HGP Common Shares with an
                                    aggregate value equal to the difference between the
                                    amount of such cash and the fair market value of such
                                    properties.

Nebraska Prime Transferred
  Property........................  Prime's Nebraska Crossing Factory Shops in Gretna,
                                    Nebraska.

New Mexico Center.................  Horizon's New Mexico Outlet Center in Algodones, New
                                    Mexico.

New Prime.........................  The surviving Maryland corporation in the Corporate
                                    Merger, which will be named Prime Retail, Inc.

New Prime Board of Directors......  The Board of Directors of New Prime.

New Prime Bylaws..................  The bylaws of New Prime.

New Prime Charter.................  The articles of incorporation of New Prime.

New Prime Common Ownership
  Limit...........................  No holder may own, either directly or constructively under the applicable attribution rules of the Code, more
                                    than 9.9% of the outstanding New Prime Common Shares.

New Prime Common Shares...........  The shares of common stock, $0.01 par value per share, of New Prime.

New Prime Contribution............  The contribution by New Prime to HGP of the HGP LP
                                    Common Units and any HGP Common Shares that it holds in
                                    exchange for HGP Common Shares equal to the number of
                                    HGP LP Common Units so contributed by.

New Prime Excess Common Shares....  The 76,342,500 shares of New Prime Excess Shares designated as such.

New Prime Excess Preferred
  Shares..........................  The 7,412,100 shares of New Prime Excess Shares designated as such.

New Prime Excess Series A
  Preferred Shares................  The 1,150,000 shares of New Prime Excess Shares designated as such.

New Prime Excess Series B
  Preferred Shares................  The 3,595,400 shares of New Prime Excess Shares designated as such.

New Prime Excess Shares...........  The shares of excess stock, $0.01 par value per share, of New Prime.

New Prime Partnerships............  Prime Partnership, the Prime Finance Corporations and
                                    the partnership of New Prime which hold the New Prime
                                    Properties.

New Prime Preferred Shares........  The shares of preferred stock, $0.01 par value per share, of New Prime.

New Prime Properties..............  All of the properties owned by New Prime.

New Prime Series A Preferred
  Distribution Payment Date.......  Distributions payable quarterly in arrears on the fifteenth day of each May, August, November, and
                                    February, or, if such day is not a business day, on the
                                    next succeeding business day.

New Prime Series A Preferred
  Distribution Record
  Date............................  The first day of the calendar month in which the applicable New Prime Series A Preferred Distribution
                                    Payment Date falls or such other date designated by the
                                    New Prime Board of Directors for the payment of
                                    distributions that is no more than thirty (30) nor less
                                    than ten (10) days prior to such New Prime Series A
                                    Preferred Dividend Payment Date.

New Prime Series A Preferred
  Liquidation Preference Amount...  Holders of New Prime Series A Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $25.00 per share plus an amount equal to any accrued and
                                    unpaid distributions thereon, subject to the prior
                                    rights of any series of capital stock ranking senior to
                                    New Prime Series A Preferred Shares.

New Prime Series A Preferred
  Ownership Limit.................  No holder may own, either directly or constructively under the applicable attribution rules of the Code, more
                                    than 10.0% of the outstanding New Prime Series A
                                    Preferred Shares, and no holder that owns an interest in
                                    any tenant under any lease of real property owned, in
                                    whole or in part, directly or indirectly by New Prime,
                                    which exceeds, in the case of a tenant that is a
                                    corporation, 9.9% of the total voting stock of such
                                    tenant or 9.9% of the total number of shares of all
                                    classes of stock of such tenant, or in the case of a
                                    tenant that is not a corporation, a 9.9% interest in the
                                    assets or net profits of such tenant, may own, directly
                                    or constructively under the applicable attribution rules
                                    of the Code, more than 9.9% of the outstanding New Prime
                                    Series A Preferred Shares.

New Prime Series A Preferred
  Shares..........................  The shares of Series A Preferred Share, $0.01 par value per share, of New Prime.

New Prime Series B Preferred
  Distribution Payment Date.......  Distributions are payable quarterly in arrears on the fifteenth day of each May, August, November, and
                                    February, or, if such day is not a business day, on the
                                    next succeeding business day.

New Prime Series B Preferred
  Distribution Record Date........  The first day of the calendar month in which the applicable New Prime Series B Preferred Distribution
                                    Payment Date falls or such other date designated by the
                                    New Prime Board of Directors for the payment of
                                    distributions that is no more than thirty (30) nor less
                                    than ten (10) days prior to such New Prime Series B
                                    Preferred Distribution Payment Date.

New Prime Series B Preferred
  Liquidation Preference Amount...  Holders of New Prime Series B Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $25.00 per share plus an amount equal to any accrued and
                                    unpaid distributions thereon, subject to the prior
                                    rights of any series of capital stock ranking senior to
                                    New Prime Series B Preferred Shares.

New Prime Series B Preferred
  Ownership Limit.................  No holder may acquire, either directly or constructively under the applicable attribution rules of the Code, or
                                    beneficially own New Prime Series B Preferred Shares if,
                                    as a result of such acquisition or beneficial ownership,
                                    such holder beneficially own shares of capital stock
                                    (including all classes) of New Prime in excess of 9.9%
                                    of the value of New Prime's outstanding capital stock.

New Prime Series B Preferred
  Shares..........................  The shares of 8.5% Series B Cumulative Participating
                                    Convertible Preferred Share, $0.01 par value per share,
                                    of New Prime.

New Prime Series C Conversion
  Date............................  Date determined by New Prime to convert New Prime Series
                                    C Preferred Shares to New Prime Common Shares.

New Prime Series C Preferred
  Distribution Payment Date.......  (i) For any distribution period with respect to which
                                    New Prime pays on the New Prime Common Shares, the date
                                    on which such distribution is paid, or (ii) for any
                                    distribution period with respect to which New Prime does
                                    not pay a distribution on the New Prime Common Shares, a
                                    date to be set by the New Prime Board of Directors,
                                    which date shall not be later than the thirtieth
                                    calendar day after the end of the applicable
                                    distribution period.

New Prime Series C Preferred
  Distribution Periods............  The quarterly distribution periods commencing on January
                                    1, April 1, July 1 and October 1 of each year and ending
                                    on and including the day preceding the first day of the
                                    next succeeding distribution period with respect to any
                                    New Prime Series C Preferred Shares (other than the
                                    initial distribution period, which shall commence on the
                                    initial issue date for such New Prime Series C Preferred
                                    Shares and end on and include the last day of the
                                    calendar quarter immediately following such initial
                                    issue date, and other than the distribution period
                                    during which any New Prime Series C Preferred Shares
                                    shall be redeemed which shall end on and include the
                                    call date with respect to the New Prime Series C
                                    Preferred Shares being redeemed).

New Prime Series C Preferred
  Liquidation Preference Amount...  Holders of New Prime Series C Preferred Shares will be entitled to a liquidation preference equal to the sum of
                                    $13.75 per share plus an amount equal to any accrued and
                                    unpaid distribution thereon, subject to the prior rights
                                    of any series of capital stock ranking senior to New
                                    Prime Series B Preferred Shares.

New Prime Series C Preferred
  Shares..........................  The shares of Series C Preferred Share $0.01 par value per share, of New Prime.

New Prime Shareholders............  Individually or collectively, any one or a combination of the New Prime Common Shareholders, the New Prime
                                    Series A Preferred Shareholders, the New Prime Series B
                                    Preferred Shareholders and the New Prime Series C
                                    Preferred Shareholders.

New Prime Shares..................  Individually or collectively, any one or a combination of the New Prime Common Shares, the New Prime Series A
                                    Preferred Shares, the New Prime Series B Preferred
                                    Shares and the New Prime Series C Preferred Shares.

New Prime Stock Ownership Limit...  Ownership, either directly or under the applicable attribution rules of the Code, of New Prime Series A
                                    Preferred Stock, New Prime Series B Preferred Stock or
                                    New Prime Common Stock that, if effective, would result
                                    in (i) New Prime being "closely held" within the meaning
                                    of Section 856(H) of the Code, (ii) the outstanding
                                    shares of the capital stock of New Prime being
                                    beneficially owned by less than 100 Persons (determined
                                    without reference to any rules of attribution), or (iii)
                                    New Prime otherwise failing to qualify as a REIT.

New Prime Voting Preferred
  Shares..........................  Holders of shares of every other series or class of shares on a parity as to distributions with New Prime
                                    Series C Preferred Shares.

Niagara...........................  Prime's Niagara International Factory Outlets.

Niagara Loan......................  A $31,328,000 mortgage loan assumed by Prime Partnership in connection with the purchase of Niagara.

NOI...............................  Net Operating Income.

Nomura............................  Nomura Asset Capital Corporation.

Nomura Loan Facilities............  Various debt facilities providing New Prime $305.0 million of debt financing from Nomura.

Nomura Securities.................  Nomura Securities (Bermuda) Ltd.

Nonemployee Director..............  A member of the Prime Board of Directors who is not a current employee of Prime.

Non-Statutory Options.............  Stock options which are not intended to be incentive stock options as defined in the Code.

Non-U.S. Holder...................  Any person other than (i) a citizen or resident of the
                                    United States, (ii) a corporation, partnership, or other
                                    entity created or organized in or under the laws of the
                                    United States or of any political subdivision thereof,
                                    (iii) an estate, the income of which is subject to
                                    United States federal income taxation regardless of its
                                    source or (iv) a trust, if a court within the United
                                    States is able to exercise primary supervision over the
                                    administration of the trust and one or more United
                                    States fiduciaries have the authority to control all
                                    substantial decisions of the trust.

NYSE..............................  The New York Stock Exchange, Inc.

Original Merger Agreement.........  The Agreement and Plan of Merger, dated as of November
                                    12, 1997, among Prime, Prime Partnership, Horizon,
                                    Horizon Partnership, Sky Merger and Sky Merger, L.P.

Participants......................  Key employees and officers, who, as determined by the
                                    Prime Executive Compensation and Stock Option Committee,
                                    provide substantial and important services to Prime and
                                    may be granted Prime Stock Incentive Awards under the
                                    Prime Stock Incentive Plan.

Partnership.......................  Prime Partnership, and other subsidiaries which have been treated as partnerships for federal income tax
                                    purposes.

Partnership Merger................  The merger of Horizon Partnership into Prime Partnership with Prime Partnership as the surviving limited
                                    partnership.

Partnership Merger
  Consideration...................  The conversion of each issued and outstanding Horizon
                                    Partnership Common Unit (other than units held by
                                    Horizon or any Horizon Subsidiary) by the Partnership
                                    Merger into the right to receive 0.9193 of a Prime
                                    Partnership Common Unit.

Partnership Merger Effective
  Time............................  The Partnership Merger shall be effective at such time specified in the Delaware Certificate of Merger.

Performance Share.................  A performance share Prime Stock Incentive Award granted by the Prime Executive Compensation and Stock Option
                                    Committee under the Prime Stock Incentive Plan.

Performance Unit..................  A performance unit Prime Stock Incentive Award granted by the Prime Executive Compensation and Stock Option
                                    Committee under the Prime Stock Incentive Plan.

Permanent Loan....................  The $180.0 million nonrecourse permanent loan contemplated by the Nomura Loan Facilities.

PGI...............................  The Prime Group, Inc.

Plan..............................  The 1998 Stock Option Plan of HGP.

Port Huron Center.................  The Port Huron, Michigan factory outlet center formerly owned by Horizon.

Predecessor.......................  Prime Retail Properties, the predecessor to Prime
                                    Retail, Inc.

Prime.............................  Prime Retail, Inc., a Maryland corporation, and its subsidiaries.

Prime Acquired Properties.........  The 22 of Horizon's best performing factory outlet centers that will be added to Prime as a result of the
                                    Transactions.

Prime Board of Directors..........  The Board of Directors of Prime.

Prime Bylaws......................  The Amended and Restated Bylaws of Prime.

Prime Charter.....................  Prime's Amended and Restated Articles of Incorporation.

Prime Common Securities...........  The Prime Common Shares and Prime Common Units.

Prime Common Shareholders.........  The holders of Prime Common Shares.

Prime Common Shares...............  The shares of common stock, $0.01 par value per share, of Prime.

Prime Consent Period..............  The period prior to the execution and delivery of the
                                    Delaware Certificate of Merger with the Delaware
                                    Secretary.

Prime Corporate Merger
  Consideration...................  The conversion of each outstanding Prime Common Share into one New Prime Common Share and each outstanding
                                    Prime Series A Preferred Share, Prime Series B Preferred
                                    Share and Prime Series C Preferred Share into one New
                                    Prime Series A Preferred Share, one New Prime Series B
                                    Preferred Share, and one New Prime Series C Preferred
                                    Share, respectively.

Prime Director Plan...............  The Prime Retail, Inc. Nonemployee Director Stock Plan.

Prime Director Plan Stock
  Options.........................  Stock options pursuant to the Prime Director Plan.

Prime Excess Series B Preferred
  Shares..........................  The excess shares of Prime Series B Preferred Shares as described in the Prime Charter.

Prime Excess Shares...............  The excess shares of Prime Common Shares as described in the Prime Charter.

Prime Finance Corporations........  Prime Services Corp, Prime Retail Finance, Inc., Prime
                                    Retail Finance II, Inc., Prime Retail Finance IV, Inc.,
                                    Prime Retail Finance V, Inc. and Prime Retail Stores,
                                    Inc.

Prime IPO.........................  Prime's March 15, 1994 initial public offering.

Prime Named Executives............  The Chairman of the Prime Board of Directors, the Chief
                                    Executive Officer of Prime and the four other persons
                                    who are the most highly compensated executive officers
                                    of Prime.

Prime Partnership.................  Prime Retail, LP, a Delaware limited partnership.

Prime Partnership Agreement.......  The Second Amended and Restated Agreement of Limited
                                    Partnership of Prime Partnership.

Prime Partnership Common Unit
  Equivalent......................  The 0.9193 of a Prime Partnership Common Unit into which one Horizon Partnership Unit is exchangeable pursuant to
                                    the terms of the Transactions.

Prime Partnership Common
  Unitholders.....................  Holders of Prime Partnership Common Units.

Prime Partnership Common Units....  The common units of Prime Partnership.

Prime Partnership Consenting
  Unitholders.....................  The holders of certain Prime Partnership Common Units and Prime Partnership Series C Preferred Units.

Prime Partnership Convertible
  Unitholders.....................  Prime Partnership Series B Unitholders and Prime
                                    Partnership Series C Unitholders.

Prime Partnership Limited
  Partners........................  The limited partners of Prime Partnership.

Prime Partnership Predecessor.....  Prime Retail Properties.

Prime Partnership Preferred
  Units...........................  The Prime Partnership preferred units designated in the
                                    Second Amended and Restated Prime Partnership Agreement.

Prime Partnership Series A
  Preferred Units.................  Series A preferred units of Prime Partnership.

Prime Partnership Series B
  Preferred Units.................  Series B preferred units of Prime Partnership.

Prime Partnership Series B
  Unitholders.....................  Holders of Convertible Preferred Units of Prime
                                    Partnership.

Prime Partnership Series C
  Unitholders.....................  Holders of Prime Partnership Series C Preferred Units.

Prime Partnership Series C
  Preferred Units.................  Series C preferred units of Prime Partnership.

Prime Partnership Special
  Distribution....................  The special cash distribution by Prime Partnership of
                                    $0.60 per Prime Partnership Series B Preferred Unit and
                                    $0.50 per Prime Partnership Series C Preferred Unit and
                                    Prime Partnership Common Unit to the record holders of
                                    such interests immediately prior to the Partnership
                                    Merger.

Prime Partnership Units...........  Prime Partnership Series A Preferred Units, Prime
                                    Partnership Series B Preferred Units, Prime Partnership
                                    Series C Preferred Units and Prime Partnership Common
                                    Units.

Prime Partnership Unitholders.....  Prime Partnership Series A Preferred Unitholders, Prime
                                    Partnership Series B Unitholders, Prime Partnership
                                    Series C Unitholders and Prime Partnership Common
                                    Unitholders.

Prime Partnership Voting
  Unitholders.....................  The holders of certain Prime Partnership Common Units and Prime Partnership Series C Preferred Units.

Prime Peer Group..................  Horizon, Tanger Factory Outlet Centers, Inc., Chelsea
                                    GCA Realty, Inc. and FAC Realty Trust, Inc.

Prime Properties..................  All of the properties owned by Prime.

Prime Property Partnerships.......  Any partnership or other entity in which Prime
                                    Partnership, directly or indirectly, is or becomes a
                                    partner or other equity participant and which is formed
                                    for the purpose of acquiring, developing or owning a
                                    property or a proposed property.

Prime Record Date.................  April 15, 1998.

Prime Retail Outlets of Kittery...  Collectively, Prime's Tidewater Outlet Mall,
                                    Manufacturer's Outlet Mall and Kittery Outlet Village.

Prime Series A Preferred
  Shareholders....................  The holders of Prime Series A Preferred Shares.

Prime Series A Preferred Shares...  The shares of 10.5% Series A Senior Cumulative Preferred
                                    Stock, $0.01 par value per share, of Prime.

Prime Series B Preferred
  Shareholders....................  The holders of Prime Series B Preferred Shares.

Prime Series B Preferred Shares...  The shares of 8.5% Series B Cumulative Participating
                                    Convertible Preferred Stock, $0.01 par value per share,
                                    of Prime.

Prime Series C Preferred
  Shareholders....................  The holders of Prime Series C Preferred Shares.

Prime Series C Preferred Shares...  The shares of Series C Cumulative Convertible Redeemable
                                    Preferred Stock, $0.01 par value per share, of Prime.

Prime Series C Securities.........  The Prime Series C Preferred Shares and Prime Series C
                                    Preferred Units.

Prime Services Corp...............  Prime Retail Services, Inc., a Maryland corporation.

Prime Share Equivalent............  The 0.20 of a Prime Series B Preferred Share and 0.567
                                    of a Prime Common Share, for which one Horizon Common
                                    Share is exchangeable pursuant to the terms of the
                                    Transactions.

Prime Shares......................  Individually or collectively, any one or a combination of the Prime Common Shares, Prime Series A Preferred
                                    Shares, Prime Series B Preferred Shares and Prime Series
                                    C Preferred Shares.

Prime Shareholders................  Individually or collectively, any one or a combination of the Prime Common Shareholders, Prime Series A
                                    Preferred Shareholders, Prime Series B Preferred
                                    Shareholders and Prime Series C Preferred Shareholders.

Prime Special Distribution........  The special cash distribution of $0.60 per Prime Series
                                    B Preferred Share and $0.50 per Prime Series C Preferred
                                    Share and Prime Common Share to the record holders of
                                    such securities immediately prior to the Partnership
                                    Merger.

Prime Special Meeting.............  The meeting of Prime Shareholders to be held on
                                              , 1998, at 10:00 a.m.

Prime Stock Incentive Award.......  The grant of incentive and non-qualified stock options,
                                    Restricted Stock, SARs, Performance Shares and
                                    Performance Units provided by the Prime Stock Incentive
                                    Plan.

Prime Stock Incentive Award
  Agreements......................  Award agreements setting forth the terms of the Awards.

Prime Stock Incentive Plan........  The Prime Retail, Inc. 1998 Long-Term Stock Incentive
                                    Plan.

Prime Stock Incentive Stock
  Options.........................  Incentive or non-qualified stock options to purchase
                                    Prime Common Shares which may be granted by the Prime
                                    Executive Compensation and Stock Incentive Committee.

Prime Stock Options...............  Certain options to purchase Prime Common Shares.

Prime Transferred Properties......  The Indiana Prime Transferred Property and the Nebraska
                                    Prime Transferred Property.

Prime Voting Shareholders.........  The Prime Common Shareholders and the Prime Series C
                                    Preferred Shareholders.

Reform Act........................  The Private Securities Litigation Reform Act of 1995.

Registration Rights Agreement.....  The registration rights agreement, entered into on the
                                    Closing Date by New Prime for the benefit of
                                    Registration Rights Holders.

Registration Rights Holders.......  Holders of New Prime Series B Preferred Shares, New
                                    Prime Common Shares, Prime Partnership Series B
                                    Preferred Units and Prime Partnership Common Units.

Registration Statement............  A registration statement filed by Sky Merger on Form S-4 under the Securities Act.

Regulations Effective Date........  January 1, 1997.

Reincorporation Articles of
  Merger..........................  Articles of merger to be filed by Horizon and Sky Merger with the Maryland Department to effectuate the
                                    Reincorporation Merger.

Reincorporation Certificate of
  Merger..........................  A certificate of merger between Horizon and Sky Merger filed with the Michigan Department to effectuate the
                                    Reincorporation Merger.

Reincorporation Merger............  The merger of Horizon into Sky Merger.

Reincorporation Merger Effective
  Time............................  Immediately following the Partnership Merger Effective
                                    Date and upon the later of (i) the issuance of the
                                    Reincorporation Articles of Merger by the Maryland
                                    Department, (ii) the endorsement of the Reincorporation
                                    Certificate of Merger by the Michigan Department or
                                    (iii) at a different time established in either the
                                    Reincorporation Articles of Merger or the
                                    Reincorporation Certificate of Merger, not to exceed 30
                                    days after the Reincorporation Articles of Merger or the
                                    Reincorporation Certificate of Merger are accepted for
                                    record by the Maryland Department or the Michigan
                                    Department, respectively.

REIT..............................  Real Estate Investment Trust.

Repurchase Date...................  The date of repurchase or the date payment made available.

Repurchase Offer..................  The offer by New Prime to repurchase New Prime Series C
                                    Preferred Shares and New Prime Series C Preferred Units,
                                    in the event that New Prime fails to satisfy one or both
                                    of the tests set forth in the above text for two
                                    consecutive quarters, at an amount equal to the
                                    Repurchase Payment.

Repurchase Payment................  A repurchase price payable in cash in an amount equal to
                                    100% of the New Prime Series C Liquidation Preference,
                                    plus accrued and unpaid dividends.

Restricted Stock..................  Prime Common Shares that are subject to such restrictions as the Prime Executive Compensation and
                                    Stock Option Committee deems appropriate, including
                                    forfeiture conditions and restrictions against transfer
                                    for a period specified by the Prime Executive
                                    Compensation and Stock Option Committee.

Retained Assets...................  The assets of Horizon not included in the Contributed
                                    Assets.

Retained Liabilities..............  All liabilities related to the Retained Assets.

Retained Mortgage Loan
  Deficiency......................  The excess, if any, of (i) an amount equal to
                                    $160,000,000 less the aggregate amount of proceeds from
                                    sales of retail outlet centers included in the
                                    definition of Retained Assets applied between November
                                    12, 1997 and the time of Contribution to reduce the
                                    principal balance of mortgage loans included in the
                                    definition of Retained Liabilities over (ii) the
                                    aggregate unpaid principal balance of mortgage loans
                                    included in the definition of Retained Liabilities and
                                    outstanding at the time of Contribution.

SAR...............................  Stock appreciation right.

Second Horizon Partnership........  Second Horizon Group Limited Partnership, a Delaware
                                    limited partnership, that owns the Lake Elsinore Center.

Second Loan.......................  The additional $50.0 million Horizon Partnership may borrow, subject to the satisfaction of certain
                                    conditions, including predefined debt service coverage
                                    ratios.

Second Term Loan..................  The $3.0 million term loan entered into by Prime
                                    Partnership and Nomura Securities on November 13, 1997.

Section 83(b) Election............  An election to be taxed currently under Section 83(b) of the Code.

Section 162(m)....................  Section 162(m) of the Code.

Section 708 Regulations...........  Treasury Regulations under Code Section 708 (b)(1)(B).

Securities Act....................  The Securities Act of 1933, as amended.

Securitized Financing.............  The securitized loan facility of Second Horizon
                                    Partnership.

September 1997 Contribution.......  The capital contribution made to Prime Partnership in
                                    September 1997 by Prime.

September Capital Transactions....  Collectively, the September 1997 Contribution and the
                                    initial sale under the Private Placement.

Service...........................  The Internal Revenue Service.

SFAS..............................  Statement of Financial Accounting Standards.

Shareholder Notice Procedure......  An advance notice procedure established by the Horizon
                                    Bylaws and HGP Bylaws for shareholders to make
                                    nominations of candidates for election as directors or
                                    to bring other business before an annual meeting of
                                    shareholders of Horizon.

Shasta............................  Prime's Shasta Factory Stores.

Silverthorne Center...............  Horizon's Silverthorne Factory Stores in Silverthorne,
                                    Colorado.

Sky Merger........................  Sky Merger Corp., a Maryland corporation, a wholly owned subsidiary of Horizon.

Sky Merger Common Shares..........  The shares of common stock, $0.01 par value per share, of Sky Merger.

Sky Merger Stock Option...........  An option to acquire, on the same terms and conditions applicable under such Horizon Stock Option, the same
                                    number of Sky Merger Common Shares as the holder of such
                                    Horizon Stock Option would have been entitled to receive
                                    pursuant to the Reincorporation Merger had such holder
                                    exercised such Horizon Stock Option in full immediately
                                    prior to the Reincorporation Merger Effective Time at a
                                    price per share equal to the aggregate exercise price
                                    for the shares subject to such Horizon Stock Option
                                    divided by the number of full Sky Merger Common Shares
                                    deemed to be purchasable pursuant to such Horizon Stock
                                    Option as of the Reincorporation Merger Effective Time.

Specified Event...................  A merger or consolidation between Horizon and another person, the corporate reorganization of Horizon or the
                                    acquisition of a majority or more of the assets of
                                    Horizon by another person.

Stock Purchase Agreement..........  The Stock Purchase Agreement entered into by Ronald
                                    Piasecki dated November 12, 1997 relating to the voting
                                    capital stock of each of First HGI, Inc., HGI
                                    Perryville, Inc., MG Third Party Services Corp., HGI
                                    Management Corp. and Second HGI, Inc., as amended as of
                                    February 1, 1998.

Subsidiary Partnerships...........  Certain subsidiaries of Prime Partnership which are treated as partnerships for federal income tax purposes.

Superior Acquisition Proposal.....  A bona fide Acquisition Proposal made by a third party which a majority of the members of the Horizon Board of
                                    Directors resolves in good faith to be in the best
                                    interests of and more favorable to the Horizon
                                    Shareholders than the Mergers and which the Horizon
                                    Board of Directors determines is reasonably capable of
                                    being consummated.

Tax Date..........................  The date used to calculate the amount of tax to be withheld relating to the Election.

Term Loan.........................  The $53,290,000 term loan entered into by Prime
                                    Partnership and Nomura Securities on November 13, 1997.

TMP...............................  Tax matters partner.

TMT...............................  Tentative minimum tax.

Total Distributions...............  Distributions paid or made available for the year to holders of all classes of stock.

Transactions......................  The Horizon Partnership Contribution, the New Prime
                                    Contribution, the Prime Partnership Special
                                    Distribution, the Prime Special Distribution, the Prime
                                    Partnership Common Unit Distribution, the Common Share
                                    Distribution, the Prime Partnership/HGP Transfer and the
                                    Mergers.

Treasury Regulations..............  Final, temporary and proposed Treasury Department regulations promulgated under the Code.

Triggering Events.................  Certain events that could result in a violation of the
                                    Horizon Ownership Restrictions.

UBTI..............................  "Unrelated business taxable income" as defined in
                                    Section 512(a) of the Code.

Unsecured Line....................  Prime Partnership's $15.0 million unsecured line of credit.

USRPIs............................  United States Real Property Interests.

Venture...........................  A venture formed, in 1996, by Horizon Partnership with the Fund.

Window Period.....................  The 30-day period immediately following the filing with the Commission by Horizon of its annual report on Form
                                    10-K or during such periods as Horizon Partnership may
                                    otherwise determine.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PRIME RETAIL, L.P.

  Report of Independent Auditors...........................................................................     F-3

  Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................     F-4

  Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995...............     F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...............     F-6

  Consolidated Statements of Partners' Capital (Deficit)...................................................     F-7

  Notes to Consolidated Financial Statements...............................................................     F-8

  Schedule III--Real Estate and Accumulated Depreciation...................................................    F-23

  Notes to Schedule III....................................................................................    F-24

  Pro Forma Post-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Balance Sheet as of December 31, 1997..................    F-25

    Pro Forma Consolidated Balance Sheet as of December 31, 1997...........................................    F-26

    Notes to Pro Forma Consolidated Balance Sheet..........................................................    F-27

    Basis of Presentation to Pro Forma Consolidated Statements of Operations for the year ended December
     31, 1997..............................................................................................    F-32

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-33

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-34

  Pro Forma Pre-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Statement of Operations for the year ended December 31,
     1997..................................................................................................    F-37

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-38

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-39

HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

  Report of Independent Auditors...........................................................................    F-40

  Consolidated Balance Sheets as of December 31, 1997 and 1996.............................................    F-41

  Consolidated Statements of Operations for the years ended December 31, 1997, 1996 and 1995...............    F-42

  Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...............    F-43

  Consolidated Statements of Partners' Capital.............................................................    F-44

  Notes to Consolidated Financial Statements...............................................................    F-45

  Schedule III--Real Estate and Accumulated Depreciation...................................................    F-57

  Notes to Schedule III....................................................................................    F-59

                                                                                                               PAGE
                                                                                                             ---------
HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

  Pro Forma Pre-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Consolidated Financial Statements as of and for the for the year
     ended December 31, 1997...............................................................................    F-60

    Pro Forma Consolidated Balance Sheet as of December 31, 1997...........................................    F-61

    Notes to Pro Forma Consolidated Balance Sheet..........................................................    F-62

    Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997....................    F-63

    Notes to Pro Forma Consolidated Statement of Operations................................................    F-64

PRIME TRANSFERRED PROPERTIES

  Report of Independent Auditors...........................................................................    F-65

  Statements of Revenue and Certain Expenses for the years ended December 31, 1997, 1996 and 1995..........    F-66

  Notes to Statements of Revenue and Certain Expenses......................................................    F-67

HORIZON GROUP PROPERTIES, L.P.

  Report of Independent Auditors...........................................................................    F-68

  Combined Statements of Net Assets as of December 31, 1997 and 1996.......................................    F-69

  Combined Statements of Operations for the years ended 1997, 1996 and 1995................................    F-70

  Combined Statements of Changes in Net Assets.............................................................    F-71

  Combined Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995...................    F-72

  Notes to Combined Financial Statements...................................................................    F-73

  Schedule III--Real Estate and Accumulated Depreciation...................................................    F-81

  Notes to Schedule III....................................................................................    F-82

  Pro Forma Post-Transactions (Unaudited)

    Basis of Presentation to Pro Forma Combined Financial Statements for the year ended December 31,
     1997..................................................................................................    F-83

    Pro Forma Combined Balance Sheet as of December 31, 1997...............................................    F-84

    Notes to Pro Forma Combined Balance Sheet..............................................................    F-85

    Pro Forma Combined Statement of Operations for the year ended December 31, 1997........................    F-89

    Notes to Pro Forma Combined Statement of Operations....................................................    F-90

REPORT OF INDEPENDENT AUDITORS

To the Partners

Prime Retail, L.P.

We have audited the accompanying consolidated balance sheets of Prime Retail, L.P. (the "Prime Partnership") as of December 31, 1997 and 1996 and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement Schedule III, Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of Prime Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Partnership at December 31, 1997 and 1996, the consolidated results of the Company's operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Baltimore, Maryland
January 23, 1998, except
for Note 11, as to which the date
is February 1, 1998

                               PRIME RETAIL, L.P.
                CONSOLIDATED BALANCE SHEETS OF PRIME PARTNERSHIP
                             (AMOUNTS IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS
Investment in rental property:
  Land....................................................................................  $   66,277  $   44,731
  Buildings and improvements..............................................................     779,191     570,761
  Property under development..............................................................      53,139      20,900
  Furniture and equipment.................................................................       5,911       4,359
                                                                                            ----------  ----------
                                                                                               904,518     640,751
  Accumulated depreciation................................................................     (82,016)    (57,670)
                                                                                            ----------  ----------
                                                                                               822,502     583,081
Cash and cash equivalents.................................................................       6,277       3,918
Restricted cash...........................................................................      41,736      45,127
Accounts receivable, net..................................................................       9,745       6,096
Deferred charges, net.....................................................................      16,206      20,841
Due from affiliates, net..................................................................       9,982       5,175
Investment in partnerships................................................................       3,278       5,625
Other assets..............................................................................       2,108         484
                                                                                            ----------  ----------
  Total assets............................................................................  $  911,834  $  670,347
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Bonds payable.............................................................................  $   32,900  $   32,900
Notes payable.............................................................................     482,365     466,623
Accrued interest..........................................................................       3,767       3,393
Real estate taxes payable.................................................................       4,639       2,138
Construction costs payable................................................................       5,849       3,047
Accounts payable and other liabilities....................................................      19,022      18,483
                                                                                            ----------  ----------
  Total liabilities.......................................................................     548,542     526,584
Minority interests........................................................................       3,911       3,986
Partners' capital (deficit):
  General partner.........................................................................     455,590     237,247
  Limited partners........................................................................     (96,209)    (97,470)
                                                                                            ----------  ----------
    Total partners' capital (deficit).....................................................     359,381     139,777
                                                                                            ----------  ----------
  Total liabilities and partners' capital (deficit).......................................  $  911,834  $  670,347
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See accompanying notes to financial statements.

                               PRIME RETAIL, L.P.
           CONSOLIDATED STATEMENTS OF OPERATIONS OF PRIME PARTNERSHIP
              (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
REVENUES
Base rents.....................................................................  $   78,049  $   54,710  $  46,368
Percentage rents...............................................................       3,277       1,987      1,520
Tenant reimbursements..........................................................      37,519      25,254     22,283
Income from investment partnerships............................................         103       1,239      1,729
Interest and other.............................................................      10,144       5,850      5,498
                                                                                 ----------  ----------  ---------
  Total revenues...............................................................     129,092      89,040     77,398
EXPENSES
Property operating.............................................................      29,492      20,421     17,389
Real estate taxes..............................................................       9,417       5,288      4,977
Depreciation and amortization..................................................      26,704      19,253     15,436
General and administrative.....................................................       4,232       3,090      2,830
Interest.......................................................................      36,122      24,532     20,821
Other charges..................................................................       3,110       8,586      2,089
                                                                                 ----------  ----------  ---------
  Total expenses...............................................................     109,077      81,170     63,542
                                                                                 ----------  ----------  ---------
INCOME BEFORE MINORITY INTERESTS AND EXTRAORDINARY ITEM........................      20,015       7,870     13,856
Income allocated to minority interests.........................................        (189)       (140)      (167)
                                                                                 ----------  ----------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM........................................      19,826       7,730     13,689
Extraordinary item - loss on early extinguishment of debt......................      (2,061)     (4,280)    --
                                                                                 ----------  ----------  ---------
NET INCOME.....................................................................      17,765       3,450     13,689
Income allocated to preferred unitholders......................................      12,995      14,236     20,944
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) APPLICABLE TO COMMON UNITS...................................  $    4,770  $  (10,786) $  (7,255)
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) APPLICABLE TO COMMON UNITS:
  General partner..............................................................  $    3,305  $   (5,193) $  (1,724)
  Limited partners.............................................................       1,465      (5,593)    (5,531)
                                                                                 ----------  ----------  ---------
    Total......................................................................  $    4,770  $  (10,786) $   7,255)
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
EARNINGS (LOSS) PER COMMON UNIT:
  General partner (including $0.07 and $0.25 net loss per unit from
    extraordinary item in 1997 and 1996, respectively).........................  $     0.17  $    (0.63) $   (0.60)
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
  Limited partners (including $0.07 and $0.25 net loss per unit from
    extraordinary item in 1997 and 1996, respectively).........................  $     0.17  $    (0.63) $   (0.60)
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner..............................................................      19,189       8,221      2,875
  Limited partners.............................................................       8,505       8,855      9,221
                                                                                 ----------  ----------  ---------
    Total......................................................................      27,694      17,076     12,096
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
DISTRIBUTIONS PER COMMON UNIT:
  General partner..............................................................  $    1.180  $    1.325  $   1.180
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
  Limited partners.............................................................  $    1.180  $    1.036  $   0.660
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                See accompanying notes to financial statements.

                               PRIME RETAIL, L.P.

           CONSOLIDATED STATEMENTS OF CASH FLOWS OF PRIME PARTNERSHIP

                             (AMOUNTS IN THOUSANDS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
OPERATING ACTIVITIES
Net income.......................................................................  $  17,765  $   3,450  $  13,689
Adjustments to reconcile net income to net cash provided by operating activities:
  Income allocated to minority interests.........................................        189        140        167
  Extraordinary loss for early extinguishment of debt............................      2,061      4,280     --
  Write-off of financing costs related to early extinguishment of debt, net......     --          6,131     --
  Depreciation...................................................................     25,044     17,465     13,714
  Amortization of deferred financing costs and interest rate protection
    contracts....................................................................      3,742      3,724      4,524
  Amortization of leasing commissions............................................      1,660      1,788      1,722
  Equity earnings in excess of cash distributions from joint ventures............     --           (365)    (1,281)
  Provision for uncollectible accounts receivable................................        970        710        346
  Gain on sale of land...........................................................       (904)    --           (106)
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable...................................     (4,619)     1,945     (2,941)
    (Increase) decrease in other assets..........................................      2,264     (3,219)        72
    Increase in other liabilities................................................      2,956      9,393      5,994
    Increase in accrued interest.................................................        374        359      1,059
    (Increase) decrease in due from affiliates, net..............................     (4,807)    (3,556)       313
                                                                                   ---------  ---------  ---------
  Net cash provided by operating activities......................................     46,695     42,245     37,272
                                                                                   ---------  ---------  ---------
INVESTING ACTIVITIES
Purchase of land.................................................................       (667)      (953)    (4,765)
Increase in buildings and improvements...........................................    (20,377)   (45,037)   (70,770)
Increase in property under development...........................................    (49,668)   (11,566)    (7,056)
Acquisition of outlet centers....................................................   (159,232)  (134,668)    --
Increase in construction reserves................................................       (497)   (40,067)    --
Proceeds from sale of land.......................................................      1,358     --            624
Lease commissions................................................................       (537)    --         --
Cash distributions in excess of equity in earnings of joint ventures.............        (82)    --         --
                                                                                   ---------  ---------  ---------
  Net cash used in investing activities..........................................   (229,702)  (232,291)   (81,967)
                                                                                   ---------  ---------  ---------
FINANCING ACTIVITIES
Contributions from general partner...............................................    233,019     38,931     --
Contributions from limited partners..............................................      9,710     --         --
Proceeds from notes payable......................................................    160,057    591,520    185,078
Principal repayments on notes payable............................................   (175,683)  (397,951)   (93,149)
Deferred financing costs.........................................................       (583)   (18,222)    (4,822)
Distributions to minority interests..............................................       (264)      (375)      (190)
Distributions to partners........................................................    (40,890)   (34,861)   (30,283)
                                                                                   ---------  ---------  ---------
  Net cash provided by financing activities......................................    185,366    179,042     56,634
                                                                                   ---------  ---------  ---------
Increase (decrease) in cash and cash equivalents.................................      2,359    (11,004)    11,939
Cash and cash equivalents at beginning of year...................................      3,918     14,922      2,983
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $   6,277  $   3,918  $  14,922
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:
Assumption of note payable.......................................................  $  31,368  $  --      $  --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                See accompanying notes to financial statements.

                               PRIME RETAIL, L.P.

  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT) OF PRIME PARTNERSHIP

                             (AMOUNTS IN THOUSANDS)

                                                                                 LIMITED     GENERAL
                                                                                 PARTNERS    PARTNER      TOTAL
                                                                                ----------  ----------  ----------
Partners' capital (deficit) at January 1, 1995................................  $  (69,413) $  218,264  $  148,851

Distributions.................................................................      (5,033)    (25,250)    (30,283)
Net income (loss).............................................................      (5,531)     19,220      13,689
                                                                                ----------  ----------  ----------
Partners' capital (deficit) at December 31, 1995..............................     (79,977)    212,234     132,257
Contributions.................................................................      --          38,931      38,931
Distributions.................................................................      (8,540)    (26,321)    (34,861)
Net income (loss).............................................................      (8,953)     12,403       3,450
                                                                                ----------  ----------  ----------
Partners' capital (deficit) at December 31, 1996..............................     (97,470)    237,247     139,777
Contributions.................................................................       9,710     233,019     242,729
Distributions.................................................................     (10,102)    (30,788)    (40,890)
Net income....................................................................       1,653      16,112      17,765
                                                                                ----------  ----------  ----------
Partners' capital (deficit) at December 31, 1997..............................  $  (96,209) $  445,590  $  359,381
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

                See accompanying notes to financial statements.

                               PRIME RETAIL, L.P.

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF PRIME PARTNERSHIP

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

    Prime Retail, L.P. ("Prime Partnership") was organized as a Delaware partnership on March 22, 1994. Prime Partnership is a limited partnership engaged in ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. Prime Partnership's factory outlet center portfolio, including three factory outlet centers owned through joint venture partnerships, consists of 28 factory outlet centers in 20 states, which total approximately 7,217,000 square feet of gross leasable area ("GLA") at December 31, 1997.

    At December 31, 1997, Prime Partnership had outstanding 2,300,000 Series A Preferred Units (the "Senior Preferred Units"), 2,981,800 Series B Convertible Preferred Units (the "Series B Convertible Preferred Units"), 4,363,636 Series C Preferred Units (the "Series C Preferred Units "), and 35,800,423 Common Units (the "Common Units").

    A summary of the holders of units in Prime Partnership as of December 31, 1997 is as follows:

                                                           NUMBER OF UNITS
                                           ------------------------------------------------
HOLDER                                      SERIES A    SERIES B    SERIES C      COMMON
-----------------------------------------  ----------  ----------  ----------  ------------
Prime Retail, Inc. ("General Partner")...   2,300,000   2,981,800   3,636,363    27,294,951
PGI, management and other (1) ("Limited
  Partner")..............................      --          --          --         8,505,472
Security Capital Preferred Growth
  Incorporated ("Limited Partner").......      --          --         727,273       --
                                           ----------  ----------  ----------  ------------
                                            2,300,000   2,981,800   4,363,636    35,800,423
                                           ----------  ----------  ----------  ------------
                                           ----------  ----------  ----------  ------------

------------------------

Note:

(1) Includes 742,180 units beneficially owned by management and 4,091,255 units owned by certain executive officers based on their ownership interests in The Prime Group, Inc ("PGI").

    As of December 31, 1997, the General Partner has a 76.2% general partnership interest in Prime Partnership with full and complete control over the management of Prime Partnership as the sole general partner not subject to removal by the limited partners. At December 31, 1997 and 1996, loans to certain limited partners, who also are executive officers of Prime Partnership, aggregating $4,750 were reported as a reduction in the Limited Partners' capital account in the consolidated balance sheets.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Prime Partnership and the partnerships in which Prime Partnership has operational control ("Prime Retail Partnerships"). Profits and losses are allocated in accordance with the terms of the agreements of limited and general partnership of Prime Retail Partnerships. The preparation of financial statements in conformity with generally accepted accounting ("GAAP") principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments in partnerships in which Prime Partnership does not have operational control are accounted for on the equity method of accounting. Income applicable to minority interests and common units as presented in the consolidated statements of operations is allocated based on income before minority interest after income allocated to preferred unitholders. Minority interest includes these property partnerships that are not wholly owned by Prime Partnership.

    Significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RENTAL PROPERTY

    Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets which are as follows:

Land improvements......................................  20 years
                                                         Principally 40
Buildings and improvement..............................  years
                                                         Term of related
Tenant improvements....................................  lease
Furniture and equipment................................  5 years

    Rental property is carried at historical cost net of accumulated depreciation. Development costs, which include fees and costs incurred in developing new properties, are capitalized as incurred. Upon completion of construction, development costs are amortized over the useful lives of the respective properties on a straight-line basis.

    Prime Partnership evaluates its rental properties periodically to assess whether any impairment indications are present, including recurring operating losses and significant adverse changes in the business climate that affect the recovery of recorded asset value. If any rental property is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value. No impairment losses have been recorded in any of the periods presented.

    Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of assets are capitalized and depreciated over their estimated useful lives.

CASH EQUIVALENTS

    Prime Partnership considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ACCOUNTS RECEIVABLE

    Management regularly reviews accounts receivable and determines an appropriate range for the allowance for doubtful accounts based upon the impact of economic conditions on the merchants' ability to pay, past collection experience and such other factors which, in management's judgment, deserve current

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognition. In turn, a provision is charged against earnings in order to maintain the allowance level within this range. The allowance for doubtful accounts at December 31, 1997 and 1996 was $1,780 and $1,349, respectively.

    Accounts receivable due after one year primarily representing straight-line rents were $5,969 and $5,310 at December 31, 1997 and 1996, respectively.

DEFERRED CHARGES

    Deferred charges consists of leasing commissions and financing costs. Deferred leasing commissions incurred to originate and renew operating leases are amortized on a straight-line basis over the term of the related lease. Fees and costs incurred to obtain financing are deferred and are being amortized as a component of interest expense over the terms of the respective loans on a basis that approximates the interest method.

REVENUE RECOGNITION

    Leases with tenants are accounted for as operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in accounts receivable in the accompanying balance sheet. Certain lease agreements contain provisions which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. In addition, the lease agreements generally provide for the reimbursement of real estate taxes, insurance, advertising and certain common area maintenance costs. These additional rents and tenant reimbursements are accounted for on the accrual basis.

NET INCOME (LOSS) PER UNIT

    Net income per partnership unit is determined by allocating net income
(loss) available to the general partner and limited partner common unitholders based on their weighted average partnership units outstanding during the respective periods presented.

INTEREST RATE PROTECTION CONTRACTS

    Prime Partnership uses interest rate protection contracts, including interest rate caps and corridors, to manage interest rate risk associated with floating rate debt. These contracts generally involve limiting Prime Partnership's interest costs with an upper limit or specified range on the underlying interest rate index. The cost of such contracts are included in deferred charges and are being amortized on a straight-line basis as a component of interest expense over the life of the contracts. Amounts earned from interest rate protection contracts are recorded as a reduction of interest expense. Prime Partnership is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses based on the creditworthiness of the counterparties.

INCOME TAXES

    Prime Partnership is not liable for income taxes, and the income or loss from the partnerships are included on the respective income tax returns of the partners. Accordingly, no provision for income taxes has been made in these financial statements.

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RISKS AND UNCERTAINTIES

    Prime Partnership's results of operations are significantly dependent on the overall health of the retail industry. Prime Partnership's tenant base is comprised almost exclusively of merchants in the retail industry. The retail industry is subject to external factors such as inflation, consumer confidence, unemployment rates and consumer tastes and preferences. A decline in the retail industry could reduce merchant sales, which could adversely affect the operating results of Prime Partnership. A number of the merchants have occupied space in more than one of Prime Partnership's factory outlet centers; however, no single merchant accounts for more than 5.7% of Prime Partnership's revenues.

NOTE 3--RESTRICTED CASH

    At December 31, 1997 and 1996, Prime Partnership had placed in escrow $41,736 and $45,127, respectively, to be used to complete certain development projects, to fund real estate taxes and debt service and to pay certain operating costs under a mortgage loan agreement. At December 31, 1997, restricted cash included $34,692 relating to a nonrecourse expansion loan which can only be used to fund certain development costs relating to the expansion of 13 of Prime Partnership's factory outlet centers, provided certain occupancy and other conditions have been attained.

NOTE 4--DEFERRED CHARGES

    Deferred charges were as follows:

                                                                         YEARS ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Leasing commissions...................................................  $   11,261  $   10,567
Financing costs.......................................................      18,145      25,587
                                                                        ----------  ----------
                                                                            29,406      36,154

Accumulated amortization..............................................     (13,200)    (15,313)
                                                                        ----------  ----------
                                                                        $   16,206  $   20,841
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 5--INVESTMENT IN PARTNERSHIPS

    At December 31, 1997, Prime Partnership owned a 50% partnership interest in two real estate ventures that are accounted for using the equity method of accounting. Prime Partnership manages these

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 5--INVESTMENT IN PARTNERSHIPS (CONTINUED) ventures and earns a property management fee based on the ventures' revenues. The condensed combined balance sheets of these ventures and their condensed statements of operations are summarized as follows:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Total assets, primarily rental property.................................  $  51,864  $  75,444
                                                                          ---------  ---------
                                                                          ---------  ---------
Liabilities, primarily long-term debt...................................  $  51,077  $  70,750
Partners' capital.......................................................        787      4,694
                                                                          ---------  ---------
Total liabilities and partners' capital.................................  $  51,864  $  75,444
                                                                          ---------  ---------
                                                                          ---------  ---------

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Revenues.....................................................  $  12,368  $  17,868  $  12,671
Operating expense............................................      4,899      6,268      4,504
Interest expense.............................................      4,174      5,598      3,923
Depreciation and amortization................................      3,206      3,615      2,298
Extraordinary loss...........................................        851     --         --
                                                               ---------  ---------  ---------
Net income (loss)............................................  $    (762) $   2,387  $   1,946
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    As of December 31, 1997, Prime Partnership guaranteed long-term debt of joint venture partnerships of $24,019.

    On September 2, 1997, Prime Partnership acquired a 25% partnership interest in Buckeye Factory Shops Limited Partnership ("Buckeye") from its joint venture partner for $23,148 (including $22,642 of mortgage indebtedness relating to such property), thereby increasing its ownership percentage in such property to 100% (the "Buckeye Acquisition"). Prior to September 2, 1997, Prime Partnership accounted for its 75% investment in Buckeye using the equity method of accounting. Commencing September 2, 1997, the operating results of Buckeye are consolidated. As a result of the prepayment of the mortgage indebtedness noted above, the joint venture partnership incurred an extraordinary loss of $851 related to the write-off of certain unamortized financing costs totaling $624 and a debt prepayment penalty of $227. Prime Partnership's 75% share of the extraordinary loss, or $638, is included in the extraordinary loss in the Consolidated Statements of Operations.

NOTE 6--RELATED PARTY TRANSACTIONS

    At December 31, 1997, the net amount due from affiliates consisted of $8,930 and $1,052 due primarily from the General Partner and its affiliates and joint venture partnerships, respectively, relating to reimbursement of costs paid by Prime Partnership on behalf of the General Partner and its affiliates and joint venture partnerships. At December 31, 1996, the net amount due from affiliates consisted of $3,626 and $595 due primarily from the General Partner and its affiliates and joint venture partnerships, respectively, relating to reimbursement of costs paid by Prime Partnership on behalf of the General

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 6--RELATED PARTY TRANSACTIONS (CONTINUED)
Partner and its affiliates and joint venture partnerships, and $954 of fees due from joint venture partnerships in connection with the development of two factory outlet centers.

NOTE 7--BONDS AND NOTES PAYABLE

    Bonds payable consisted of the following at December 31, 1997 and 1996:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Variable rate tax-exempt revenue bonds (the Bonds), rate determined by remarketing agents, ranging from 3.80% to 3.95% at December 31, 1997, interest-only payments, due 2012 to 2014, collateralized by properties in Chattanooga, TN and
  Knoxville, TN.........................................................  $  28,250  $  28,250

Urban Development Action Grant Loans, 3% through August 31, 1997 and 6%
  thereafter, interest-only payments, due 2016 to 2019, collateralized
  by property in Chattanooga, TN........................................      4,650      4,650
                                                                          ---------  ---------
                                                                          $  32,900  $  32,900
                                                                          ---------  ---------
                                                                          ---------  ---------

    Under the terms of the loan agreements relating to the Bonds, the issuing partnerships are required to make interest-only payments calculated using a variable rate determined by the remarketing agents of the Bonds. The interest rates ranged from 3.00% to 4.70% in 1997, 2.45% to 5.30% in 1996 and 2.65% to
5.30% in 1995. Under certain conditions, the interest rate on the Bonds may be converted to a fixed rate at the request of Prime Partnership. A bondholder may tender bonds during the variable interest rate period and receive principal, plus accrued interest through the tender date. Upon tender, the remarketing agents are required to immediately remarket the Bonds. In the event the remarketing agents fail to remarket any bonds, the remarketing agents may draw on certain liquidity facilities as described below. The remarketing agents receive fees varying from 0.1% to 0.125% per annum on the outstanding bond balance, payable quarterly in arrears.

    At December 31, 1997, the Bonds are collateralized by letters of credit (the "Letters of Credit") issued by a group of financial institutions pursuant to a master letter of credit agreement. A letter of credit fee of 1.0% per annum of the stated amount of the Letters of Credit is payable quarterly in advance to such financial institutions. The Letters of Credit are collateralized by a reimbursement agreement under the master letter of credit agreement (the "Reimbursement Agreement") which obligates an insurance company to reimburse the financial institutions for any funds drawn on the Letters of Credit. In addition, in March 1994, the issuing partnerships, Prime Partnership and an insurance company entered into standby bond purchase and indemnity agreements (the "Standby Agreements") in order to address the scheduled expirations of various credit enhancements, including the Letters of Credit, through March 21, 1999.

    Pursuant to the Standby Agreements, the insurance company agreed that in the event that any of the issuing partnerships are unable to arrange replacement credit enhancement facilities as necessary, the

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 7--BONDS AND NOTES PAYABLE (CONTINUED) insurance company will purchase the applicable Bonds and hold the same until March 21, 1999, at which time the issuing partnership and Prime Partnership will purchase the Bonds pursuant to the terms of the related Standby Agreement.

    The Letters of Credit are scheduled to expire on December 31, 1998. The total commitments outstanding under the Letters of Credit, the Reimbursement Agreement and the Standby Agreements as of December 31, 1997 were $28,909. The due date of the Bonds accelerates upon the expiration of the Letters of Credit unless the Letters of Credit are extended or replaced.

    Notes payable consisted of the following at December 31, 1997 and 1996:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
First Mortgage and Expansion Loan, LIBOR plus 1.51% through November
  10, 1998, 7.782% thereafter, 7.51% at December 31, 1997, monthly installments of $2,580 including interest, due November 11, 2003, collateralized by sixteen properties located throughout the United
  States..............................................................  $  355,996  $  358,748

Term loan, LIBOR plus 1.95%, 7.95% at December 31, 1997, monthly interest-only payments through February 10, 1998; quarterly principal and monthly interest payments thereafter, due November 11,
  1999, collateralized by excess cash flow of sixteen properties
  located throughout the United States................................      53,290      53,290

Mortgage, 6.83%, monthly installments of $218 including interest, due
  June 6, 2006, collateralized by property in Niagara Falls, NY.......      31,328      --

Mortgage, 8.35%, monthly installments of $215 including interest, due
  June 11, 2007, collateralized by three properties located throughout
  the United States...................................................      26,784      --

Mortgage, 9.375%, monthly installments of $71 including interest, due
  March 1, 2004, collateralized by property located in Lombard, IL....       6,735       6,940

Mortgage, 7.50%, monthly installments of $29 including interest, due
  June 22, 2000, collateralized by property in Knoxville, TN..........       3,732       3,793

Term loan, LIBOR plus 1.95%, 7.95% at December 31, 1997, monthly interest-only payments through April 10, 1998; monthly principal and interest payments thereafter, due February 13, 2000, collateralized by excess cash flow of three properties located throughout the
  United States.......................................................       3,000  --........

Unsecured term loans, 8.25%, monthly interest-only payments, due
  August 31, 1998.....................................................       1,500      12,000

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 7--BONDS AND NOTES PAYABLE (CONTINUED)

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Unsecured term loans, LIBOR plus 3.50%, 9.09% at December 31, 1996,
  monthly interest-only payments, due November 11, 1997...............      --      $   16,000

Mortgage, LIBOR plus 2.25%, 7.87% at December 31, 1996, monthly interest-only payments, due September 10, 1998, collateralized by
  property located in Gaffney, SC.....................................      --          15,852

Unsecured line of credit, $15,000 at December 31, 1997, LIBOR plus
  2.50%, monthly interest-only payments, due July 11, 1998............      --          --
                                                                        ----------  ----------

                                                                        $  482,365  $  466,623
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1997, unused commitments were $35,396. Interest costs are summarized as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Interest incurred............................................  $  36,551  $  24,357  $  19,354
Interest capitalized.........................................     (4,056)    (3,348)    (2,336)
Interest earned on interest rate protection contracts........       (115)      (201)      (721)
Amortization of deferred financing costs and interest rate
  protection contracts.......................................      3,742      3,724      4,524
                                                               ---------  ---------  ---------
Interest expense.............................................  $  36,122  $  24,532  $  20,821
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Interest paid................................................  $  36,177  $  23,998  $  18,295
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The scheduled maturities of bonds and notes payable at December 31, 1997 were as follows:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
1998............................................................................   $   13,951
1999............................................................................       50,179
2000............................................................................       10,340
2001............................................................................        5,069
2002............................................................................        5,484
Thereafter......................................................................      430,242
                                                                                  ------------
                                                                                   $  515,265
                                                                                  ------------
                                                                                  ------------

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 7--BONDS AND NOTES PAYABLE (CONTINUED)
    The aggregate carrying amount of bonds and notes payable at December 31, 1997 approximated their fair value. At December 31, 1997, the aggregate carrying amount of rental property collateralizing bonds and notes payable was $712,247

    At December 31, 1997, Prime Partnership held interest rate protection contracts on $28,250 of its floating rate tax-exempt indebtedness which expire in 1999 and approximately $355,996 of other floating rate indebtedness which expire in November 1998. In addition, Prime Partnership purchased additional interest rate protection contracts on $43,900 (of which $22,000 expires in July 1998 and $21,900 expires in April 1999) of the $355,996 floating rate indebtedness to further reduce Prime Partnership's exposure to increases in interest rates. These contracts have a weighted average maturity of approximately 0.9 years.

    The following table summarizes the material terms of the interest rate protection contracts held for purposes other than trading and related borrowings at December 31, 1997:

                       INTEREST RATE PROTECTION CONTRACTS

                 NOTIONAL        DATE
 BORROWINGS       AMOUNT      PURCHASED/                          MAXIMUM INDEX RATE
(IN MILLIONS)  (IN MILLIONS)    AMENDED      TERM       INDEX
-------------  -------------  -----------  ---------  ---------  --------------------
  $   356.0      $   356.0       11/1/96     2 years      LIBOR                   7.0%

       28.3           28.3       3/21/94     5 years      Kenny     Year 1        3.0%
                                                          Index     Year 2        3.5%
                                                                    Year 3        4.0%
                                                                    Year 4        4.5%
                                                                    Year 5        5.0%
     ------         ------
  $   384.3      $   384.3
     ------         ------
     ------         ------

ADDITIONAL INTEREST RATE PROTECTION ON $356.0 MILLION FLOATING RATE INDEBTEDNESS

                                                                                  MAXIMUM SPREAD
                      DATE                                                        BETWEEN MAXIMUM
 NATIONAL AMOUNT   PURCHASED/                           MAXIMUM INDEX RATE          INDEX RATE
  (IN MILLIONS)      AMENDED      TERM       INDEX                                   AND INDEX
-----------------  -----------  ---------  ----------  --------------------  -------------------------
    $    22.0           7/1/94    4 years       LIBOR     Year 1        5.0%               2.0%
                                                          Year 2        5.5%               1.5%
                                                          Year 3        6.0%               1.0%
                                                          Year 4        6.5%               0.5%

         21.9         3/31/94,    5 years       LIBOR     Year 1       3.75%              3.25%
                       Amended                            Year 2       4.25%              2.75%
                        7/1/94                            Year 3       4.75%              2.25%
                                                          Year 4       5.25%              1.75%
                                                          Year 5       5.75%              1.25%
        -----
    $    43.9
        -----
        -----

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 7--BONDS AND NOTES PAYABLE (CONTINUED)
    The net carrying amount of interest rate protection contracts at December 31, 1997 was $1,266. The estimated fair value of interest rate protection contracts based on quoted market rates at December 31, 1997 was $99.

    On February 13, 1997, Prime Partnership closed on $30,000 of loan facilities with Nomura Asset Capital Corporation. The transaction provided (i) a $27,000 nonrecourse first mortgage loan (the "First Mortgage Loan") and (ii) a junior secured loan (the "Junior Secured Loan") of $3,000. The First Mortgage Loan (i) is a cross collateralized by first mortgages on three of Prime Partnership's factory outlet centers, (ii) bears a fixed rate of interest of 8.35%, and (iii) requires monthly principal and interest payments pursuant to a 360-month amortization schedule. The Junior Secured Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on the First Mortgage Loan, (ii) bears a variable interest rate at the London Interbank offered rate for 30-day deposits in U.S. dollars ("30-day LIBOR") plus 1.95%, (iii) matures in three years, and (iv) requires monthly interest only payments through April 10, 1998 and monthly principal and interest payments thereafter.

    On July 11, 1997, Prime Partnership's $15,000 unsecured line of credit (the "Unsecured Line") was renewed. The purpose of the Unsecured Line is to provide working capital to facilitate the funding of short-term operating cash needs of Prime Partnership. The Unsecured Line bears an interest rate of 30-day LIBOR plus 2.50% and matures on July 11, 1998. No amounts were outstanding under the Unsecured Line at December 31, 1997.

    In September 1997, Prime Partnership repaid certain outstanding indebtedness aggregating $113,410, including the Junior Secured Loan, with proceeds from contributions made by the General Partner and a limited partner. As a result of the prepayment of such indebtedness, Prime Partnership incurred an extraordinary loss of $1,423 related to the write-off of certain unamortized financing costs. Prime Partnership also incurred an extraordinary loss of $638 related to the write-off of certain unamortized financing costs in connection with the Buckeye Acquisition (see Note 5-- "Investment in Partnerships" of the Notes to the Consolidated Financial Statements).

    On November 13, 1997, Prime Partnership closed on a term loan with Nomura Securities (Bermuda) Ltd. ("Nomura Securities") of $53,290 (the "Term Loan"). The Term Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on a first mortgage loan collateralized by 16 of Prime Partnership's factory outlet centers, (ii) bears a variable interest rate of 30-day LIBOR plus 1.95%, (iii) matures on November 11, 1999, (iv) requires monthly interest-only payments through February 10, 1998 and monthly interest payments and quarterly principal payments thereafter that approximate a six-year amortization schedule, and (v) may be subject to earlier principal payments via "mark-to-market" of the underlying debt instrument.

    In addition, on November 13, 1997, Prime Partnership closed on a term loan with Nomura Securities of $3,000 (the "Second Term Loan"). The Second Term Loan is a recourse loan to Prime Partnership that (i) is secured by a pledge of excess cash flow after debt service on a first mortgage loan collaterlized by three of Prime Partnership's factory outlet centers, (ii) bears a variable interest rate of 30-day LIBOR plus 1.95%, (iii) matures on February 13, 2000,
(iv) requires monthly interest-only payments through April 10, 1998 and monthly principal and interest payments thereafter that approximate a five-year amortization schedule, and (v) may be subject to earlier principal payments via "mark-to-market" of the underlying debt instrument.

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 7--BONDS AND NOTES PAYABLE (CONTINUED)
    On December 2, 1997, Prime Partnership assumed a $31,328 mortgage loan in connection with the purchase of Niagara International Factory Outlets (the "Niagara Loan"). The Niagara Loan (i) bears a fixed interest rate of 6.83%, (ii) requires monthly principal and interest payments that approximates a 25-year amortization schedule, and (iii) is collateralized by Niagara International Factory Outlets.

    On December 31, 1997, Prime Partnership obtained from a financial institution a commitment for a construction mortgage loan in an amount not to exceed $20,396 (the "Construction Mortgage Loan"). The Construction Mortgage Loan (i) bears a variable interest rate at the financial institution's prime rate or, at Prime Partnership's option, a LIBOR index plus 1.75%, (ii) matures on December 3, 1999, and (iii) requires monthly interest-only payments. The Construction Mortgage Loan is collateralized by a first mortgage on Lebanon Factory Shops, a factory outlet center located in Lebanon, Tennessee. At December 31, 1997, no amounts were on the Construction Mortgage Loan.

NOTE 8--SERIES C UNIT CONTRIBUTION

    On August 8, 1997, Prime Partnership entered into a purchase agreement with Security Capital Preferred Growth Incorporated ("Security Capital") providing for the issuance of a new series of cumulative convertible non-voting preferred units (the "Series C Preferred Units") at $13.75 per unit. The Series C Preferred Units pay distributions equivalent to the amount being paid on Prime Partnership's Common Units, with an annual minimum equal to $1.18 per unit. Prime Partnership has the right to call the Series C Preferred Units, at liquidation preference, after 10 years. The Series C Preferred Units may be converted into Common Units on a one-to-one basis commencing August 8, 1998 (or earlier subject to certain conditions).

    On September 8, 1997, Prime Partnership issued 727,273 Series C Preferred Units at $13.75 per unit to Security Capital and received net proceeds of $9,710 after commissions and underwriting discounts.

    On December 2, 1997, Prime Partnership issued 3,636,363 Series C Preferred Units at $13.75 per unit to the General Partner for net proceeds of $49,045 that were used in the acquisition of Niagara International Factory Outlets and Shasta Factory Stores. The General Partner, in turn, issued 3,636,363 shares of Series C Cumulative Participating Convertible Redeemable Preferred Stock to Security Capital.

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 9--LEASE AGREEMENTS

    Prime Partnership is the lessor of retail and office space under operating leases with initial lease terms that expire from 1998 to 2016. Most leases are renewable for five years at the lessee's option. Future minimum base rent to be received under noncancelable operating leases were as follows:

DECEMBER 31, 1997
----------------------------------------------------------------------------------
1998..............................................................................  $   91,287
1999..............................................................................      81,579
2000..............................................................................      66,987
2001..............................................................................      48,046
2002..............................................................................      28,635
Thereafter........................................................................      55,352
                                                                                    ----------
                                                                                    $  371,886
                                                                                    ----------
                                                                                    ----------

    Prime Partnership leases certain land, buildings and equipment under various noncancelable operating lease agreements. Rental expense for operating leases was $1,046, $1,011, and $961 for the years ended December 31, 1997, 1996 and 1995, respectively. Future minimum rental payments, by year and in the aggregate, payable under these noncancelable operating leases with initial or remaining terms of one year or more consisted of the following:

DECEMBER 31,
-------------------------------------------------------------------------------------
1998.................................................................................  $     934
1999.................................................................................        898
2000.................................................................................        841
2001.................................................................................        803
2002.................................................................................        744
Thereafter...........................................................................        583
                                                                                       ---------
                                                                                       $   4,803
                                                                                       ---------
                                                                                       ---------

NOTE 10--LEGAL PROCEEDINGS

    In the ordinary course of business, Prime Partnership is subject to certain legal actions. While any litigation contains an element of uncertainty, management believes that losses, if any, resulting from such matters, will not have a material adverse effect on the consolidated financial statements of Prime Partnership.

NOTE 11--ACQUISITIONS

    On November 1, 1996, Prime Partnership acquired Rocky Mountain Factory Stores and Kansas City Factory Outlets for an aggregate purchase price of $71,700.

    On November 1, 1996, Prime Partnership purchased its joint venture partner's first mortgage on and 50% partnership interest in Grove City Factory Shops for $57,094 thereby increasing its ownership interest in such property to 100%.

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 11--ACQUISITIONS (CONTINUED)
    On February 13, 1997, Prime Partnership, acquired Oak Creek Factory Stores, Bend Factory Outlets and Factory Outlets at Post Falls from an unrelated third party for an aggregate purchase price of $37,250. Prime Partnership financed the purchase with loan proceeds from a financial institution and a $4,000 promissory note issued to the seller which was repaid in 1997. The operating results of Prime Partnership for 1997 include the results of these acquisitions effective with the closing on February 13, 1997.

    On September 2, 1997, Prime Partnership acquired a 25% partnership interest in Buckeye from its joint venture partner for $23,148 (including $22,642 of mortgage indebtedness relating to such property), thereby increasing its ownership percentage in such property to 100%. Prior to September 2, 1997, Prime Partnership accounted for its 75% investment in Buckeye using the equity method of accounting. Commencing September 2, 1997, the operating results of Buckeye are consolidated. Prime Partnership financed the acquisition with proceeds from the General Partner.

    On October 29, 1997, Prime Partnership acquired Tidewater Outlet Mall, Manufacturer's Outlet Mall, Kittery Outlet Village (collectively "Prime Retail Outlets of Kittery"), and Latham Factory Outlet Center (the "Latham Property") from an unrelated third party for an aggregate purchase price of $26,000. Prime Partnership financed the purchase primarily with the proceeds from the General Partner.

    In addition, on December 2, 1997, Prime Partnership acquired Niagara International Factory Outlets ("Niagara") and Shasta Factory Stores ("Shasta") from an unrelated third party for an aggregate purchase price of $100,975, including the assumption of mortgage indebtedness of $31,368. Prime Partnership financed the purchase with proceeds from the General Partner and a limited partner.

    Prime Partnership accounted for these acquisitions using the purchase method of accounting. The operating results of these acquisitions have been included in Prime Partnership's consolidated results of operations commencing on the date of acquisition. The following unaudited pro forma information presents a summary of the consolidated results of operations of Prime Partnership as if the above acquisitions had occurred on January 1, 1996:

YEARS ENDED DECEMBER 31,                                                   1997        1996
----------------------------------------------------------------------  ----------  ----------
Total revenues........................................................  $  148,750  $  129,565
                                                                        ----------  ----------
                                                                        ----------  ----------
Income before extraordinary item......................................  $   20,843  $    9,459
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income............................................................  $   18,569  $    5,179
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income (loss) applicable to common units..........................  $    5,574  $   (9,057)
                                                                        ----------  ----------
                                                                        ----------  ----------
Earnings per common unit:
  Income (loss) before extraordinary item.............................  $     0.28  $    (0.28)
  Extraordinary item..................................................       (0.08)      (0.25)
                                                                        ----------  ----------
  Net income (loss)...................................................  $     0.20  $    (0.53)
                                                                        ----------  ----------
                                                                        ----------  ----------

    These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense based on the purchase price of such assets acquired and interest expense on debt incurred on financing the acquisitions. These unaudited pro forma

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 11--ACQUISITIONS (CONTINUED)
results do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1996 or of future results of operations of Prime Partnership.

NOTE 12--MERGER AGREEMENT

    On November 12, 1997 and as amended on February 1, 1998, Prime Partnership's General Partner entered into a definitive merger agreement (as amended the "Merger Agreement") with Horizon Group, Inc. ("Horizon") for an aggregate consideration of approximately $945,200, including the assumption of $556,900 of Horizon debt and transaction costs. Upon completion of the transaction, Prime Partnership will own and operate 48 outlet centers totaling approximately 13,406,261 square feet of GLA.

    Under the terms of the Merger Agreement, the General Partner will pay a fixed exchange ratio of 0.20 of a share of Series B Convertible Preferred Stock and 0.597 of a share of Common Stock for each share of common stock of Horizon. In addition, each common unit in Horizon Partnership will entitle the holder to receive 0.9193 of a Common Unit of Prime Partnership. that will be exchangeable for a like number of shares of Common Stock of the General Partner.

    Immediately prior to the merger, Horizon Group Properties, Inc. ("HGP"), a subsidiary of Horizon, will become the sole general partner of Horizon/Glen Outlet Center Limited Partnership ("Horizon Partnership") and the common stock of HGP will be distributed to the shareholders of both the General Partner and Horizon. All of the common equity of HGP will be distributed to the convertible preferred and common shareholders and unitholders of the General Partner and the shareholders and limited partners of Horizon based on their ownership in the General Partner immediately following the merger. It is presently expected that following the merger one share of common stock of HGP will be distributed for every 20 shares of Common Stock or Common Units of the General Partner, and that approximately 1.196 shares of common stock of HGP will be distributed for every 20 shares of Series B Convertible Preferred Stock held in General Partner. Immediately prior to the closing of the merger, Prime Partnership will pay a special cash distribution of $0.60 per share of Series B Preferred Unit and $0.50 per Prime Partnership Common Unit, and Series C Preferred Unit, as applicable. Shareholders and limited partners in Horizon will not participate in this distribution. HGP will own and operate 15 outlet centers totaling approximately 3.1 million square feet of GLA.

    The merger will be accounted for as a purchase. It is conditioned upon, among other things, the approvals of each the General Partner's and Horizon's shareholders and partners and the satisfaction of other customary conditions. The closing is expected during the second quarter of 1998. The exchange of shares of Horizon for shares of the General Partner will be made on a tax-free basis.

    On December 10, 1997, a shareholder of Horizon filed a purported class action lawsuit in the Circuit Court for Muskegon County, Michigan against Horizon, the General Partner, and certain directors and former directors of Horizon claiming, among other things, that Horizon's directors breached their fiduciary duties to Horizon's shareholders in approving the merger of Horizon and the General Partner and that the consideration to be paid to Horizon's shareholders in connection with the merger is unfair and inadequate. The lawsuit requests that such merger be enjoined or, in the event that the purported transaction is consummated, that it be rescinded or unspecified damages be awarded to the class members. On January 16, 1998, the defendants answered the complaint, denying that the Horizon board of directors breached their fiduciary duties and denying that such consideration is unfair or inadequate. Although the

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

NOTE 12--MERGER AGREEMENT (CONTINUED)
General Partner is named as a defendant in the complaint, the substantive allegations focus on the actions of Horizon and its board of directors and not on any actions of the General Partner or its board of directors. Since this litigation is in the initial phases of discovery, its outcome is not susceptible to easy or certain prediction; however, the General Partner intends to defend itself vigorously.

                               PRIME RETAIL, L.P.

            SCHEDULE III-- REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997

                                 (IN THOUSANDS)

                                                                            COSTS CAPITALIZED       GROSS AMOUNT AT WHICH
                                                                              SUBSEQUENT TO          CARRIED AT CLOSE OF
                                               INITIAL COST TO COMPANY         ACQUISITION                  PERIOD
                                               ------------------------  ------------------------  ------------------------
                                                           BUILDINGS &               BUILDINGS &               BUILDINGS &
DESCRIPTION                     ENCUMBRANCES     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS     LAND     IMPROVEMENTS
------------------------------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
Bend Factory Shops............    $   7,936    $   2,560   $     8,476               $        42   $   2,560   $     8,518
Buckeye Factory Shops.........       --            1,013        21,455                       677       1,013        22,132
Carolina Factory Shops........       --           --           --        $     827        24,900         827        24,900
Castle Rock Factory Shops.....       35,942        4,424        47,200       2,717        14,460       7,141        61,660
Coral Isle Factory Shops......       10,840        2,753        15,602      --               278       2,753        15,880
Factory Outlets at Post
  Falls.......................       11,805        3,100        12,163      --                69       3,100        12,232
Florida Keys Factory Shops....       15,632       --           --            2,874        21,366       2,874        21,366
Gainesville Factory Shops.....       20,824       --           --              535        29,657         535        29,657
Grove City Factory Shops......       41,305        1,193        58,630         (70)        3,116       1,123        61,746
Gulf Coast Factory Shops......       29,438       --           --            3,877        28,734       3,877        28,734
Gulfport Factory Shops........       19,968       --           --           --            33,438      --            33,438
Huntley Factory Shops.........       17,800       --           --            1,506        34,772       1,506        34,772
Indiana Factory Shops.........       14,263       --           --              531        24,068         531        24,068
Kansas City Factory Shops.....       14,605          815        31,311      --             2,151         815        33,462
Prime Retail Outlets of
  Kittery.....................       --              820        24,061      --                17         820        24,078
Latham Factory Shops..........       --              507         1,476      --           --              507         1,476
Magnolia Bluff Factory
  Shops.......................       25,331       --           --            3,074        30,541       3,074        30,541
Melrose Place.................        2,000       --           --              499         1,880         499         1,880
Nebraska Crossing Factory
  Stores......................       11,753        2,904        16,614      --               457       2,904        17,071
Niagara International Factory
  Outlets.....................       31,328        7,247        82,842      --                 2       7,247        82,844
Northgate Plaza...............        6,735        3,626        11,630      --               142       3,626        11,772
Oak Creek Factory Stores......        7,043        1,924         9,099      --                32       1,924         9,131
Ohio Factory Shops............       26,529          843        31,084         250        12,637       1,093        43,721
Rocky Mountain Factory
  Shops.......................       22,808        6,400        33,244      --               (53)      6,400        33,191
San Marcos Factory Shops......       39,537       --           --            1,626        40,320       1,626        40,320
Shasta Factory Stores.........       --            1,875        11,036      --                 1       1,875        11,037
Triangle Factory Shops........        9,421       --           --            2,502        21,916       2,502        21,916
Warehouse Row.................       23,900       --           --            1,175        32,073       1,175        32,073
Warehouse Row II..............       --           --           --              350         2,580         350         2,580
Western Plaza.................       10,732       --           --            2,000         6,990       2,000         6,990
Property Under Development....       --           --           --           --            53,139      --            53,139
Other Property................       --           --             1,588      --               328      --             1,916
                                -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                  $ 457,475    $  42,004   $   417,511   $  24,273   $   420,730   $  66,277   $   838,241
                                -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                -------------  ---------  -------------  ---------  -------------  ---------  -------------


                                           ACCUMULATED      CONSTRUCTED(C)
DESCRIPTION                       TOTAL    DEPRECIATION      ACQUIRED(A)
------------------------------  ---------  ------------  --------------------
Bend Factory Shops............  $  11,078   $      215              Feb. 1997(A)
Buckeye Factory Shops.........     23,145          398             Sept. 1997(A)
Carolina Factory Shops........     25,727        1,268              Nov. 1996(C)
Castle Rock Factory Shops.....     68,801        7,515              Mar. 1994(A)
Coral Isle Factory Shops......     18,633        1,552              Mar. 1994(A)
Factory Outlets at Post
  Falls.......................     15,332          315              Feb. 1997(A)
Florida Keys Factory Shops....     24,240        3,165             Sept. 1994(C)
Gainesville Factory Shops.....     30,192        5,075              Aug. 1993(C)
Grove City Factory Shops......     62,869        2,634              Nov. 1996(A)
Gulf Coast Factory Shops......     32,611        6,135              Oct. 1991(C)
Gulfport Factory Shops........     33,438        2,710              Oct. 1995(C)
Huntley Factory Shops.........     36,278        4,049             Sept. 1994(C)
Indiana Factory Shops.........     24,599        2,859              Nov. 1994(C)
Kansas City Factory Shops.....     34,277        1,874              Nov. 1996(A)
Prime Retail Outlets of
  Kittery.....................     24,898          100              Oct. 1997(A)
Latham Factory Shops..........      1,983            6              Oct. 1997(A)
Magnolia Bluff Factory
  Shops.......................     33,615        3,153              July 1995(C)
Melrose Place.................      2,379          744              Aug. 1987(C)
Nebraska Crossing Factory
  Stores......................     19,975        1,600              Mar. 1994(A)
Niagara International Factory
  Outlets.....................     90,091          180              Dec. 1997(A)
Northgate Plaza...............     15,398        1,278              Mar. 1994(A)
Oak Creek Factory Stores......     11,055          218              Feb. 1997(A)
Ohio Factory Shops............     44,814        5,588              Mar. 1994(A)
Rocky Mountain Factory
  Shops.......................     39,591        1,851              Nov. 1996(A)
San Marcos Factory Shops......     41,946        9,940              Aug. 1990(C)
Shasta Factory Stores.........     12,912           24              Dec. 1997(A)
Triangle Factory Shops........     24,418        5,249              Oct. 1991(C)
Warehouse Row.................     33,248       10,171              Nov. 1989(C)
Warehouse Row II..............      2,930          334              Dec. 1993(A)
Western Plaza.................      8,990          954              Jun. 1993(A)
Property Under Development....     53,139       --         Under Construction
Other Property................      1,916          862             Mar. 1994-(A)
                                                                    Dec. 1997
                                ---------  ------------
                                $ 904,518   $   82,016
                                ---------  ------------
                                ---------  ------------

                               PRIME RETAIL, L.P.

                (AMOUNTS IN THOUSANDS, EXCEPT UNIT INFORMATION)

    Depreciation on building and improvements is calculated on a straight-line basis over the estimated useful lives of the asset as follows:

Land improvements......................................  20 years
                                                         Principally 40
Buildings and improvements.............................  years
                                                         Term of related
Tenant improvements....................................  lease
Furniture and equipment................................  5 years

    The aggregate cost for federal income tax purposes was $986,004 at December 31, 1997.

                                                                       INVESTMENT IN RENTAL PROPERTY
                                                                          YEAR ENDED DECEMBER 31
                                                                   -------------------------------------
                                                                      1997         1996         1995
                                                                   -----------  -----------  -----------
Balance, beginning of period.....................................  $   640,751  $   454,471  $   376,181
Retirements......................................................         (718)          (8)        (258)
Acquisitions.....................................................      191,345      131,593      --
Improvements.....................................................       73,517       54,695       79,066
Cost of real estate sold.........................................        ( 377)     --              (518)
                                                                   -----------  -----------  -----------
Balance, end of period...........................................  $   904,518  $   640,751  $   454,471
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                                                                         ACCUMULATED DEPRECIATION
                                                                          YEAR ENDED DECEMBER 31
                                                                   -------------------------------------
                                                                      1997         1996         1995
                                                                   -----------  -----------  -----------
Balance, beginning of period.....................................  $    57,670  $    40,189  $    26,668
Retirements......................................................         (718)          (8)        (258)
Other............................................................           20           24      --
Depreciation for the period......................................       25,044       17,465       13,779
                                                                   -----------  -----------  -----------
Balance, end of period...........................................  $    82,016  $    57,670  $    40,189
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)
              BASIS OF PRESENTATION TO UNAUDITED POST-TRANSACTIONS
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet gives effect to the proposed Transactions as if the Transactions and certain other transactions which have either occurred or are probable of occurring subsequent to December 31, 1997, had occurred on December 31, 1997. The Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet gives effect to the Transactions under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments to reflect the effects of the Transactions have been made.

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual consolidated position of Prime Partnership and Horizon Partnership would have been at December 31, 1997 if the Transactions had been completed as of that date, nor does it purport to represent the future consolidated financial position of Prime Partnership and Horizon Partnership. The Unaudited Post-Transactions Pro Forma Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, (a) the historical financial statements and the notes thereto of Prime Partnership and Horizon Partnership included in this Joint Consent Solicitation Statement/Prospectus/Information Statement; and (b) the Unaudited Pre-Transactions Pro Forma Consolidated Balance Sheets as of December 31, 1997 of Prime Partnership and Horizon Partnership and notes thereto, included elsewhere herein.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                       PRE-TRANSACTIONS                 TRANSACTIONS ADJUSTMENTS
                                                           HORIZON      --------------------------------------------------------
                                           PRIME         PARTNERSHIP                  PRIME TRANSFERRED    PURCHASE OF FINGER
                                      PARTNERSHIP [A]   PRO FORMA [B]    HGP LP [C]    PROPERTIES [D]       LAKES CENTER [E]
                                      ---------------  ---------------  ------------  -----------------  -----------------------
ASSETS

Investment in rental property,
  net...............................     $ 822,502       $   987,026     $ (213,190)      $ (27,047)            $   4,601
Cash and cash equivalents...........         6,277            12,090         (3,581)         25,958
Restricted cash.....................        41,736             1,670           (281)
Accounts receivable, net............         9,745             6,918           (395)           (336)
Deferred charges, net...............        16,206            19,651         (4,933)
Due from affiliates, net............         9,982            11,639        (11,639)            (44)
Investment in Partnerships..........         3,278               309           (309)
Assets held for sale................                           1,933         (1,933)
Other assets........................         2,108             8,815         (1,075)
                                      ---------------  ---------------  ------------       --------              --------
  Total assets......................     $ 911,834       $ 1,050,051     $ (237,336)      $  (1,469)            $   4,601
                                      ---------------  ---------------  ------------       --------              --------
                                      ---------------  ---------------  ------------       --------              --------
LIABILITIES AND PARTNERS' CAPITAL

Mortgages and other debt............     $ 515,265       $   596,784     $ (146,846)                            $  46,100
Accrued interest....................         3,767             3,294           (818)
Real estate taxes payable...........         4,639             6,679         (1,322)      $    (375)
Construction costs payable..........         5,849             2,807           (417)
Accounts payable and other
  liabilities.......................        19,022            16,201         (4,771)         (1,094)
                                      ---------------  ---------------  ------------       --------              --------
  Total liabilities.................       548,542           625,765       (154,174)         (1,469)               46,100
Commitments and contingencies[K]

Minority interests..................         3,911            41,254                                              (41,499)
Partners' capital...................       359,381           383,032        (83,162)
                                      ---------------  ---------------  ------------       --------              --------
  Total liabilities and partners'
    capital.........................     $ 911,834       $ 1,050,051     $ (237,336)      $  (1,469)            $   4,601
                                      ---------------  ---------------  ------------       --------              --------
                                      ---------------  ---------------  ------------       --------              --------


                                                      PRIME
                                      FINANCINGS   PARTNERSHIP
                                       AND OTHER    PRO FORMA
                                      -----------  ------------
ASSETS
Investment in rental property,
  net...............................   $  40,565[F] $  1,751,257
                                         136,800[G]
Cash and cash equivalents...........     (25,300)[H]       15,444
Restricted cash.....................                     43,125
Accounts receivable, net............                     15,932
Deferred charges, net...............     (12,716)[I]       18,208
Due from affiliates, net............                      9,938
Investment in Partnerships..........                      3,278
Assets held for sale................
Other assets........................                      9,848
                                      -----------  ------------
  Total assets......................   $ 139,349   $  1,867,030
                                      -----------  ------------
                                      -----------  ------------
LIABILITIES AND PARTNERS' CAPITAL
Mortgages and other debt............   $  84,538[J] $  1,095,841
Accrued interest....................                      6,243
Real estate taxes payable...........                      9,621
Construction costs payable..........                      8,239
Accounts payable and other
  liabilities.......................                     29,358
                                      -----------  ------------
  Total liabilities.................      84,538      1,149,302
Commitments and contingencies[K]
Minority interests..................                      3,666
Partners' capital...................      54,811[L]      714,062
                                      -----------  ------------
  Total liabilities and partners'
    capital.........................   $ 139,349   $  1,867,030
                                      -----------  ------------
                                      -----------  ------------

   See accompanying Notes to Post-Transactions Pro Forma Consolidated Balance
                                     Sheet.

        NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [A] Represents Prime Partnership's historical balances at December 31, 1997.

 [B] See Pre-Transactions Horizon Partnership Pro Forma Consolidated Balance
     Sheet as of December 31, 1997 included elsewhere herein.

 [C] Represents the historical cost of 13 factory outlet centers to be owned and operated by HGP LP which were previously owned and operated by Horizon Partnership. See HGP LP Pro Forma Combined Balance Sheet included elsewhere herein.

 [D] Represents the sale of the Prime Transferred Properties to HGP LP upon consummation of the Transactions.

 [E] Represents the purchase of the remaining 50% interest of the Finger Lakes
     Center for $46,100 from Horizon Partnership's joint venture partner upon consummation of the Transactions. The purchase is expected to be 100% debt financed. Pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the Transactions, such indebtedness is expected to (i) be collaterized by first mortgages on four factory outlet centers, (ii) bear a fixed rate of interest equal to the yield on the 10-year Treasury plus 1.50%, (iii) mature in 10 years, and (iv) require monthly principal and interest payments pursuant to a 27-year amortization schedule. Horizon Partnership consolidated this joint venture in its financial statements; therefore, the Minority Interests attributable to the Finger Lakes Center of $41,499 has been eliminated. The remaining $4,601 represents a step-up adjustment to rental property.

 [F] Represents the distribution of net assets to HGP LP calculated as follows:

Estimated fair value of HGP LP assets............................  $ 176,749
Total liabilities of HGP LP......................................   (136,184)
                                                                   ---------
  Purchase price allocated to HGP LP (See Note G(iv) below)......  $  40,565
                                                                   ---------
                                                                   ---------

    The estimated fair value of HGP LP's operating properties was based upon a direct capitalization of each property's estimated net operating income. Property capitalization rates were based upon various factors including property location, historical operating performance, occupancy rates and industry information relating to sales of outlet centers.

 [G] Represents adjustments to record the Transactions in accordance with the purchase method of accounting, asssuming a purchase price of $1,020,528 which includes the distribution of net assets to

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

    HGP LP of $40,565 (see Note F above), based on the March 24, 1998 closing prices of $14.25 and $24.00 per Prime Common Unit and Prime Series B Preferred Unit, respectively, as follows:

Issuance of 14,397,631 Prime Partnership Common Units
  (i).................................................             $ 205,166
Issuance of 3,885,940 Prime Partnership Common Units
  based on a 0.9193 exchange rate for 4,227,064
  Horizon Partnership Common Units....................                55,375
Issuance of 4,823,327 Prime Partnership Series B
  Preferred Units (i).................................               115,760
Assumption of Horizon Partnership's liabilities
  (ii)................................................               584,912
Transactions costs (iii)..............................                18,750
                                                                   ---------
  Total purchase price excluding the distribution of
    net assets to HGP LP of $40,565...................               979,963
HGP LP allocations:
  Estimated fair value of HGP LP's assets.............              (176,749)
  Total liabilities of HGP LP.........................               136,184
                                                                   ---------
    Purchase price allocated to HGP LP (iv)...........               (40,565)
                                                                   ---------
Purchase price allocated to Horizon Partnership's
  assets..............................................               939,398
Less historical basis of net assets acquired (v):
  Rental property, net................................  $(773,836)
  Cash and cash equivalents...........................     (8,509)
  Restricted cash.....................................     (1,389)
  Accounts receivable, net............................     (6,523)
  Other assets........................................     (7,740)
                                                        ---------
                                                                    (797,997)

Less step-up recognized with the purchase of the 50%
  interest in the Finger Lakes Center (see Note E
  above)..............................................                (4,601)
                                                                   ---------
Step-up to record fair value of rental property.......             $ 136,800
                                                                   ---------
                                                                   ---------

------------------------

    NOTES:

    (i) Based on the exchange ratio of 0.5970 of a Prime Partnership Common Unit and 0.20 of a Prime Partnership Series B Preferred Unit for 24,116,635 Horizon Partnership Common Units.

    (ii) Represents primarily long-term debt of $563,259 and other liabilities and accrued expenses of $21,653.

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

   (iii) The following is a calculation of the estimated fees and other expenses related to the Transactions:

Employee termination costs.................................  $   4,600
Advisory fees..............................................      9,000
Legal and accounting fees..................................      3,550
Other, including printing and filing costs.................      1,600
                                                             ---------
  Total....................................................  $  18,750
                                                             ---------
                                                             ---------

    (iv) Reflects the difference between HGP LP's net assets on a historical cost and fair value basis as follows:

Historical basis of HGP LP's net assets...................  $  83,162
Adjustment of HGP LP's net assets to its estimated fair
  value...................................................    (42,597)
                                                            ---------
  Estimated fair value of HGP LP's net assets.............  $  40,565
                                                            ---------
                                                            ---------

    (v) Represents the Pre-Transactions Horizon Partnership Pro Forma balances less HGP LP's historical balances per the Prime Partnership's Pro Forma Consolidated Balance Sheet included herein:

                                     PRE-TRANSACTIONS
                                         HORIZON
                                       PARTNERSHIP
                                      PRO FORMA [B]   LESS HGP LP [C]     TOTAL
                                     ---------------  ----------------  ----------
Rental property, net...............   $     987,026     $   (213,190)   $  773,836
Cash and cash equivalents..........          12,090           (3,581)        8,509
Restricted cash....................           1,670             (281)        1,389
Accounts receivable, net...........           6,918             (395)        6,523
Other assets.......................           8,815           (1,075)        7,740
                                     ---------------  ----------------  ----------
                                      $   1,016,519     $   (218,522)   $  797,997
                                     ---------------  ----------------  ----------
                                     ---------------  ----------------  ----------

 [H] Represents the repayment of the mortgage debt for the Silverthorne Center.

 [I] Decrease in Deferred Charges, Net reflects the following:

Elimination of Horizon Partnership's deferred charges in
  connection with the Transactions, net of the portion
  attributable to HGP LP of $4,933................................  $ (14,718)
Estimated financing costs to be incurred pursuant to a mortgage loan commitment expected to be closed simultaneously upon
  closing of the Transactions.....................................      2,002
                                                                    ---------
  Total...........................................................  $ (12,716)
                                                                    ---------
                                                                    ---------

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [J] Increase in Mortgage and Other Debt reflects the following:

Premium required to adjust assumed historical debt of Horizon to its estimated fair value........................................  $  21,747
Issuance of debt to finance the Prime Partnership Special
  Distribution (i)................................................     21,865
Issuance of debt to finance the cost of the Transactions (ii).....     18,750
Adjustment for debt allocation (iii)..............................     45,474
Issuance of debt to finance financing costs (iv)..................      2,002
Repayment of debt for the Silverthorne Center.....................    (25,300)
                                                                    ---------
  Total...........................................................  $  84,538
                                                                    ---------
                                                                    ---------

------------------------

    NOTES:

    (i) Pursuant to a mortgage loan commitment expected to be closed simultaneously upon consummation of the Transactions, such indebtedness is expected to (a) be collateralized by first mortgages on four factory outlet centers, (b) bear a fixed rate of interest equal to the yield on the 10-year U.S. Treasury plus 1.50%, (c) mature in 10 years, and (d) require monthly principal and interest payments pursuant to a 27-year amortization schedule.

    (ii) Pursuant to a mortgage loan commitment expected to be closed sumultaneously upon consummation of the Transactions, such indebtedness is expected to (a) be collateralized by first mortgages on six factory outlet centers, (b) bear a variable rate of interest equal to 30-day LIBOR plus 1.25%, (c) mature in three years, and (d) require monthly interest-only payments.

   (iii) To reflect the debt allocated to HGP LP included in the historical financial statements of HGP LP of $45,474 based upon the proportionate use of debt methodology (see Note 2 - "Debt Allocated From Horizon Partnership" of the notes to historical combined financial statements of HGP LP, included elsewhere herein).

    (iv) Represents estimated financing costs associated with the closing of the mortgage loan commitments discussed above in Notes (i) and (ii).

 [K] In connection with obtaining a first mortgage loan commitment for HGP LP from a third party lender, Prime Partnership has agreed to guarantee up to $10,000 in principal of HGP LP's mortgage indebtedness. If HGP LP receives a capital contribution of at least $50,000 which is used to repay the mortgage loan, then Prime Partnership will be released from such guaranty.

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND UNIT INFORMATION)

 [L] Increase in Partners' Capital reflects the following:

Issuance of 14,397,631 Prime Partnership Common Units at $14.25
  per unit.......................................................  $ 205,166
Issuance of 4,823,327 Prime Partnership Series B Preferred Units
  at $24.00 per unit.............................................    115,760
Issuance of 3,885,940 Prime Partnership Common Units at $14.25
  per unit.......................................................     55,375
Prime Partnership Special Distribution...........................    (21,865)
Elimination of historical Horizon Partnership's Partners'
  Capital, net of HGP LP of $83,162..............................   (299,625)
                                                                   ---------
  Total..........................................................  $  54,811
                                                                   ---------
                                                                   ---------

    The number of units authorized, issued and outstanding on a historical and pro forma basis for each class of equity is as follows:

                                                                            HISTORICAL
                                                                    --------------------------
                                                                       UNITS         UNITS
                                                                       ISSUED     OUTSTANDING
                                                                    ------------  ------------
Preferred Units:
  Prime Series A Preferred Units..................................     2,300,000     2,300,000
  Prime Series B Preferred Units..................................     2,981,800     2,981,800
  Prime Series C Preferred Units..................................     4,363,636     4,363,636
                                                                    ------------  ------------
    Total.........................................................     9,645,436     9,645,436
                                                                    ------------  ------------
                                                                    ------------  ------------
Prime Common Units................................................    35,880,423    35,880,423
                                                                    ------------  ------------
                                                                    ------------  ------------

                                                                            PRO FORMA
                                                                    --------------------------
                                                                       ISSUED     OUTSTANDING
                                                                    ------------  ------------
Preferred Units:
  Prime Series A Preferred Units..................................     2,300,000     2,300,000
  Prime Series B Preferred Units..................................     7,805,127     7,805,127
  Prime Series C Preferred Units..................................     4,363,636     4,363,636
                                                                    ------------  ------------
    Total.........................................................    14,468,763    14,468,763
                                                                    ------------  ------------
                                                                    ------------  ------------
Prime Common Units................................................    54,083,994    54,083,994
                                                                    ------------  ------------
                                                                    ------------  ------------

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)
              BASIS OF PRESENTATION TO UNAUDITED POST-TRANSACTIONS
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Statements of Operations for the year ended December 31, 1997 and for the year ended December 31, 1996 give effect to the Transactions and certain other transactions which have either occurred or are probable of occurring subsequent to December 31, 1997, as if they had occurred at the beginning of the earliest period presented. The Unaudited Post-Transactions Pro Forma Consolidated Statements of Operations gives effect to the Transactions under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16 with the consolidated entity (a) qualifying as a REIT; (b) distributing at least 95% of its taxable income; and (c) therefore, incurring no federal income tax liability for the respective periods. In the opinion of management, all significant adjustments to reflect the effects of the Transactions have been made.

    The accompanying Unaudited Post-Transactions Pro Forma Consolidated Statements of Operations are presented for comparative purposes only and are not necessarily indicative of what the actual consolidated results of Prime Partnership and Horizon Partnership would have been for the years ended December 31, 1997 and 1996 if the Transactions had been completed at the beginning of the earliest period presented, nor does it purport to represent the future consolidated results of operations of Prime Partnership and Horizon Partnership. These Unaudited Post-Transactions Pro Forma Consolidated Statements of Operations should be read in conjunction with, and are qualified in their entirety by, (a) the historical financial statements and the notes thereto of Prime Partnership and Horizon Partnership included in this Joint Consent Solicitation Statement/Prospectus; and (b) the Unaudited Pre-Transactions Pro Forma Consolidated Statements of Operations for the years ended December 31, 1997 and 1996 of Prime Partnership and Horizon Partnership and notes thereto, included elsewhere herein.

        POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                            TRANSACTIONS ADJUSTMENTS
                                                                                        --------------------------------
                                                PRE-TRANSACTIONS    PRE-TRANSACTIONS
                                                PRIME PARTNERSHIP  HORIZON PARTNERSHIP                 PRIME TRANSFERRED
                                                  PRO FORMA [A]       PRO FORMA [B]      HGP LP [C]     PROPERTIES [D]
                                                -----------------  -------------------  -------------  -----------------
REVENUES
Base rents....................................      $  91,035           $ 111,929         $ (23,129)       $  (4,287)
Percentage rents..............................          4,020               4,271              (151)
Tenant reimbursements.........................         43,370              32,703            (7,116)          (2,225)
Income from investment partnerships...........            243
Interest and other............................         10,082               8,149            (2,147)            (491)
                                                     --------            --------       -------------        -------
    Total revenues............................        148,750             157,052           (32,543)          (7,003)
EXPENSES
Property operating............................         35,952              23,171            (6,153)          (1,709)
Real estate taxes.............................         10,641              12,796            (3,036)            (746)
Depreciation and amortization.................         30,306              41,230           (10,228)          (1,586)
General and administrative....................          4,232              10,733            (2,813)
Interest......................................         43,194              47,009            (7,936)
Impairment and severance......................                              6,949            (6,949)
Other charges.................................          3,214               6,070            (2,163)            (133)
                                                     --------            --------       -------------        -------
    Total expenses............................        127,539             147,958           (39,278)          (4,174)
                                                     --------            --------       -------------        -------
INCOME (LOSS) BEFORE MINORITY INTERESTS.......         21,211               9,094             6,735           (2,829)
(Income) loss allocated to minority
  interests...................................           (189)             (3,211)
                                                     --------            --------       -------------        -------
INCOME (LOSS) FROM CONTINUING OPERATIONS......         21,022               5,883             6,735           (2,829)
Income allocated to preferred unit holders....         12,995
                                                     --------            --------       -------------        -------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS.......................................      $   8,027           $   5,883         $   6,735        $  (2,829)
                                                     --------            --------       -------------        -------
                                                     --------            --------       -------------        -------
NET INCOME APPLICABLE TO COMMON UNITS:
  General partner.............................      $   5,562           $   4,963
  Limited partners............................          2,465                 920
                                                     --------            --------
    Total.....................................      $   8,027           $   5,883
                                                     --------            --------
                                                     --------            --------
EARNINGS PER COMMON UNIT:
  General partner.............................      $    0.29           $    0.21
                                                     --------            --------
                                                     --------            --------
  Limited partners............................      $    0.29           $    0.21
                                                     --------            --------
                                                     --------            --------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner.............................         19,189              23,848
  Limited partners............................          8,505               4,422
                                                     --------            --------
    Total.....................................         27,694              28,270
                                                     --------            --------
                                                     --------            --------


                                                 PURCHASE OF                   PRIME
                                                FINGER LAKES   FINANCINGS   PARTNERSHIP
                                                 CENTER [E]     AND OTHER    PRO FORMA
                                                -------------  -----------  -----------
REVENUES
Base rents....................................                               $ 175,548
Percentage rents..............................                                   8,140
Tenant reimbursements.........................                                  66,732
Income from investment partnerships...........                                     243
Interest and other............................                                  15,593
                                                                            -----------
    Total revenues............................                                 266,256
EXPENSES
Property operating............................                                  51,261
Real estate taxes.............................                                  19,655
Depreciation and amortization.................    $     104     $   1,844[F]     61,670
General and administrative....................                     (4,920)       7,232
Interest......................................        3,342        (4,399)      81,210
Impairment and severance......................
Other charges.................................                                   6,988
                                                -------------  -----------  -----------
    Total expenses............................        3,446        (7,475)     228,016
                                                -------------  -----------  -----------
INCOME (LOSS) BEFORE MINORITY INTERESTS.......       (3,446)        7,475       38,240
(Income) loss allocated to minority
  interests...................................        3,476                        (76)
                                                -------------  -----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS......           30         7,475       38,164
Income allocated to preferred unit holders....                     10,250[I]     23,245
                                                -------------  -----------  -----------
NET INCOME (LOSS) APPLICABLE TO COMMON
  UNITS.......................................    $      30     $  (2,775)   $  14,919
                                                -------------  -----------  -----------
                                                -------------  -----------  -----------
NET INCOME APPLICABLE TO COMMON UNITS:
  General partner.............................                               $  10,898
  Limited partners............................                                   4,021
                                                                            -----------
    Total.....................................                               $  14,919
                                                                            -----------
                                                                            -----------
EARNINGS PER COMMON UNIT:
  General partner.............................                               $    0.32
                                                                            -----------
                                                                            -----------
  Limited partners............................                               $    0.32
                                                                            -----------
                                                                            -----------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner.............................                     (9,450)      33,587
  Limited partners............................                       (536)      12,391
                                                               -----------  -----------
    Total.....................................                     (9,986)      45,978
                                                               -----------  -----------
                                                               -----------  -----------

See accompanying Notes to Post-Transactions Pro Forma Consolidated Statement of
                                  Operations.

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] See Pre-Transactions Prime Partnership Pro Forma Consolidated Statement of
    Operations for the year ended December 31, 1997 included elsewhere herein.

[B] See Pre-Transactions Horizon Partnership Pro Forma Consolidated Statement of
    Operations for the year ended December 31, 1997 included elsewhere herein.

[C] To eliminate HGP LP's historical operations for the year ended December 31, 1997. See HGP LP Combined Financial Statements included elsewhere herein.

   The pro forma adjustment to interest expense reflects the following:

  HGP LP's historical interest expense....................................  $ (11,497)
  Adjustment to interest expense allocated to HGP LP (i)..................      3,561
                                                                            ---------
                                                                            $  (7,936)
                                                                            ---------
                                                                            ---------
------------------------
Note:

(i) Adjustment to interest expense results from the elimination of a portion of the debt which was included in the debt allocated to HGP LP in the historical
    Combined Financial Statements of HGP LP based upon the proportionate use of debt methodology (see Note 5--"Debt Allocated From Horizon Partnership" of the Notes
    to Combined Financial Statements of HGP LP included elsewhere herein). The adjustment to interest expense allocated to HGP LP is calculated as follows:

   Elimination of portion of debt allocated to HGP LP.....................  $  45,474
   Weighted average interest rate.........................................       7.83%
                                                                            ---------
                                                                            $   3,561
                                                                            ---------
                                                                            ---------
  The effect of a 1/8% variance in the weighted average interest rate on the debt eliminated would be approximately $57.

[D] To eliminate the historical operations of the Prime Transferred Properties for the year ended December 31, 1997. See Prime Transferred Properties Statements of Revenue and Certain Expenses included elsewhere herein. There is no elimination of interest expense since the debt historically allocated to the Prime Transferred Properties will not be transferred to HGP LP.

[E] Horizon Partnership owned 50% of the Finger Lakes Center in a joint venture partnership prior to the pending acquisition. Because Horizon Partnership controlled the operations of the Finger Lakes Center, the operating results were consolidated in the historical operating results of Horizon Partnership for the year ended December 31, 1997. Accordingly, the pro forma adjustments reflect the (i) depreciation expense on the step-up adjustment allocated to rental property, (ii) interest expense on debt issued to finance the acquisition, and (iii) elimination of the income allocated to the minority interest during the same period.

   A step-up adjustment to rental property results from recording the purchase of the 50% partnership interest in the Finger Lakes Center at its contract price less the minority interest balance. The step-up adjustment was allocated 10.0% to land and 90.0% to depreciable assets. The depreciation expense on

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

    the step-up adjustment is computed using the straight-line method over an estimated useful life of 40 years.

   The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $58.

[F] Increase reflects the following:

  Depreciation on step-up adjustment allocated to depreciable rental
    property..............................................................  $   3,991
  Elimination of Horizon Partnership's historical amortization of deferred
    leasing commissions, net of HGP LP....................................     (1,980)
  Elimination of Horizon Partnership's historical amortization of deferred
    charges, net of HGP LP................................................       (167)
                                                                            ---------
                                                                            $   1,844
                                                                            ---------
                                                                            ---------

   The step-up adjustment to rental property results from recording the Horizon
    Partnership real estate at its purchase price. The step-up adjustment was allocated 10.0% to land and 90.0% to depreciable assets. The depreciation expense on the step-up adjustment is computed using the straight-line method over an estimated useful life of 40 years.

[G] Decrease results from identified historic costs of certain items which are anticipated to be eliminated or reduced as a result of the Transactions as follows:

  Net reduction in salary and benefits....................................  $    (655)
  Duplication of public company expenses..................................       (736)
  Net reduction in legal costs............................................       (963)
  Net reduction in occupancy and other....................................     (1,565)
  Elimination of Horizon Partnership's historical merger expenses.........     (1,001)
                                                                            ---------
                                                                            $  (4,920)
                                                                            ---------
                                                                            ---------

[H] Decrease reflects the following:

  Amortization of premium required to record Horizon Partnership's debt, net of HGP LP, at its estimated fair value............................  $  (3,708)
  Elimination of Horizon Partnership's historical amortization of deferred
    financing costs, net of HGP LP........................................     (1,823)
  Interest savings resulting from repayment of the Silverthorne Center
    debt..................................................................     (1,885)
  Interest savings attributable to debt refinancings......................       (248)
  Interest expense on debt issued to finance the Transactions, including
    the Prime Partnership Special Distribution............................      2,888
  Amortization of deferred financing costs attributable to debt
    refinancing...........................................................        377
                                                                            ---------
                                                                            $  (4,399)
                                                                            ---------
                                                                            ---------
 The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $234.

[I] Increase reflects additional income allocated to Prime Partnership Series B
    Preferred Units issued in connection with the consummation of the Transactions at the beginning of the period presented.

   NOTES TO POST-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

                     PRIME PARTNERSHIP (PRIME RETAIL, L.P.)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[J] Decrease reflects the following:

  Elimination of Horizon Partnership's historical general partnership
    units outstanding.....................................................    (23,848)
  Issuance of Prime Partnership common units issued in connection with
    consummation of the Transactions......................................     14,398
                                                                            ---------
                                                                               (9,450)
                                                                            ---------
                                                                            ---------

[K] Decrease reflects the following:

  Elimination of Horizon Partnership's historical limited partnership
    units outstanding.....................................................     (4,422)
  Issuance of Prime Partnership common units issued in connection with
    consummation of the Transactions......................................      3,886
                                                                            ---------
                                                                                 (536)
                                                                            ---------
                                                                            ---------

                               PRIME RETAIL, L.P.
                            BASIS OF PRESENTATION TO
        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 reflects the acquisition of eight factory outlet centers during 1997 including, the assumption of certain indebtedness and the assumed issuance of debt to finance the acquisitions, as if they had occurred on January 1, 1997.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations has been prepared by management of Prime Partnership and does not purport to be indicative of the results which would have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations should be read in conjunction with the Notes to the Pre-Transactions Pro Forma Consolidated Statement of Operations.

        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                               PRIME RETAIL, L.P.
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

                                                                                                  PRE-TRANSACTIONS
                                                                       1997                            PRIME
                                                         PRIME       ACQUIRED                       PARTNERSHIP
                                                      PARTNERSHIP  PROPERTIES [A] FINANCINGS [B]     PRO FORMA
                                                      -----------  -------------  --------------  ---------------
REVENUES
Base rents..........................................   $  78,049     $  12,986                      $    91,035
Percentage rents....................................       3,277           743                            4,020
Tenant reimbursements...............................      37,519         5,851                           43,370
Income from investment partnerships.................         103           140                              243
Interest and other..................................      10,144           (62)                          10,082
                                                      -----------  -------------                  ---------------
    Total revenues..................................     129,092        19,658                          148,750
EXPENSES
Property operating..................................      29,492         6,460                           35,952
Real estate taxes...................................       9,417         1,224                           10,641
Depreciation and amortization.......................      26,704         3,602                           30,306
General and administrative..........................       4,232                                          4,232
Interest............................................      36,122         2,323      $    4,749           43,194
Other charges.......................................       3,110           104                            3,214
                                                      -----------  -------------       -------    ---------------
    Total expenses..................................     109,077        13,713           4,749          127,539
                                                      -----------  -------------       -------    ---------------
Income before minority interests....................      20,015         5,945          (4,749)          21,211
Income allocated to minority interests..............        (189)                                          (189)
                                                      -----------  -------------       -------    ---------------
Income from continuing operations...................      19,826         5,945          (4,749)          21,022
Income allocated to preferred unit holders..........      12,995                                         12,995
                                                      -----------  -------------       -------    ---------------
NET INCOME APPLICABLE TO COMMON UNITS...............   $   6,831     $   5,945      $   (4,749)     $     8,027
                                                      -----------  -------------       -------    ---------------
                                                      -----------  -------------       -------    ---------------
NET INCOME APPLICABLE TO COMMON UNITS:
  General partner...................................   $   4,733                                    $     5,562
  Limited partners..................................       2,098                                          2,465
                                                      -----------                                 ---------------
    Total...........................................   $   6,831                                    $     8,027
                                                      -----------                                 ---------------
                                                      -----------                                 ---------------
EARNINGS PER COMMON UNIT:
  General partner...................................   $    0.25                                    $      0.29
                                                      -----------                                 ---------------
                                                      -----------                                 ---------------
  Limited partners..................................   $    0.25                                    $      0.29
                                                      -----------                                 ---------------
                                                      -----------                                 ---------------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner...................................      19,189                                         19,189
  Limited partners..................................       8,505                                          8,505
                                                      -----------                                 ---------------
    Total...........................................      27,694                                         27,694
                                                      -----------                                 ---------------
                                                      -----------                                 ---------------

 See accompanying Notes to Pre-Transactions Pro Forma Consolidated Statement of
                                  Operations.

   NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                               PRIME RETAIL, L.P.
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] To reflect the operations and the depreciation expense through the acquisition date for the following properties acquired by Prime Partnership in 1997 (the "1997 Acquired Properties"):

1997 ACQUIRED PROPERTIES                                    DATE ACQUIRED
--------------------------------------------------------  ------------------
Oak Creek Factory Stores................................   February 13, 1997
Bend Factory Outlets....................................   February 13, 1997
Factory Outlets at Post Falls...........................   February 13, 1997
Buckeye Factory Shops...................................   September 2, 1997
Kittery Center..........................................    October 29, 1997
Latham Factory Outlet Center............................    October 29, 1997
Niagara International Factory Outlets...................    December 2, 1997
Shasta Factory Stores...................................    December 2, 1997

    Depreciation on the 1997 Acquired Properties is computed based upon the contract price of the real estate assets acquired, less amounts allocated to land, over an estimated useful life of 40 years. Depreciation expense is computed using the straight-line method.

[B] To reflect interest expense on debt issued to finance the purchase of the 1997 Acquired Properties. The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $80.

REPORT OF INDEPENDENT AUDITORS

To the Partners

Horizon/Glen Outlet Centers Limited Partnership

We have audited the accompanying consolidated balance sheets of Horizon/Glen Outlet Centers Limited Partnership (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement Schedule III, Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Horizon/Glen Outlet Centers Limited Partnership at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                          Ernst & Young LLP

Chicago, Illinois
March 13, 1998,
except for the second
paragraph of Note 3 and
the fourth and fifth paragraphs
of Note 4, as to which the date is
April 1, 1998.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                          CONSOLIDATED BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
                                                                                               (THOUSANDS)
ASSETS

REAL ESTATE, AT COST:
  Land................................................................................  $    145,184  $    135,078
  Buildings and improvements..........................................................       989,660       855,707
  Construction in progress............................................................         3,178        71,113
  Furniture, fixtures and equipment...................................................        10,343        11,592
  Less accumulated depreciation.......................................................       (97,044)      (65,490)
                                                                                        ------------  ------------
      Total real estate...............................................................     1,051,321     1,008,000
Cash and cash equivalents.............................................................        12,902        16,209
Restricted cash.......................................................................         1,670         2,363
Tenant accounts receivable............................................................         6,804         6,807
Due from joint venture................................................................        11,639        13,764
Assets held for sale..................................................................         1,933        13,075
Deferred costs........................................................................        20,126        20,696
Other assets..........................................................................         9,136        14,307
                                                                                        ------------  ------------
      Total assets....................................................................  $  1,115,531  $  1,095,221
                                                                                        ------------  ------------
                                                                                        ------------  ------------

LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
Mortgages and other debt..............................................................  $    626,097  $    557,672
Accounts payable and accrued expenses.................................................        21,006        31,300
Prepaid rents and other tenant liabilities............................................         6,071         5,568
Other liabilities.....................................................................         8,164         5,524
Distributions payable.................................................................            15        14,832
                                                                                        ------------  ------------
      Total liabilities...............................................................       661,353       614,896
                                                                                        ------------  ------------

MINORITY INTERESTS....................................................................        41,254        34,686

PARTNERS' CAPITAL:
  47,000 units authorized, 28,294 and 27,974 issued and outstanding as of December 31,
    1997 and 1996, respectively.......................................................       412,924       445,639
                                                                                        ------------  ------------
Total liabilities and partners' capital...............................................  $  1,115,531  $  1,095,221
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        See accompanying notes to the consolidated financial statements.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
                                                                                    (THOUSANDS, EXCEPT PER UNIT
                                                                                             AMOUNTS)
REVENUE
  Base rent....................................................................  $  115,929  $  109,983  $  68,533
  Percentage rent..............................................................       3,975       3,154      2,441
  Expense recoveries...........................................................      34,088      33,934     18,930
  Other........................................................................       8,471       7,428      4,025
                                                                                 ----------  ----------  ---------
      Total revenue............................................................     162,463     154,499     93,929
                                                                                 ----------  ----------  ---------

EXPENSES
  Property operating...........................................................      25,662      23,192     14,351
  Real estate taxes............................................................      13,297      11,942      6,148
  Land leases and other........................................................      12,323       1,476      1,159
  General and administrative...................................................      13,259      11,764      4,970
  Merger expense...............................................................       1,001          --         --
  Depreciation and amortization................................................      42,045      37,209     20,660
  Impairment and severance.....................................................       7,798      65,355         --
  Interest.....................................................................      48,894      38,694     19,270
                                                                                 ----------  ----------  ---------
      Total expenses...........................................................     164,279     189,632     66,558
                                                                                 ----------  ----------  ---------

INCOME (LOSS) BEFORE GAIN ON SALE OF REAL ESTATE, MINORITY INTERESTS AND
 EXTRAORDINARY CHARGE..........................................................      (1,816)    (35,133)    27,371
  Gain on sale of real estate..................................................           8         563        776
                                                                                 ----------  ----------  ---------
INCOME (LOSS) BEFORE MINORITY INTERESTS AND EXTRAORDINARY CHARGE...............      (1,808)    (34,570)    28,147
  Minority interests...........................................................      (3,211)       (331)        --
                                                                                 ----------  ----------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE......................................      (5,019)    (34,901)    28,147
  Extraordinary charge on debt prepayment......................................      (3,927)       (419)        --
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS)..............................................................  $   (8,946) $  (35,320) $  28,147
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

WEIGHTED AVERAGE UNITS OUTSTANDING--BASIC AND DILUTED..........................      28,270      26,377     18,538
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

EARNINGS PER UNIT--BASIC AND DILUTED:
Income (loss) per unit before gain on sale of real estate and extraordinary
 charge........................................................................  $    (0.18) $    (1.34) $    1.47
GAIN ON SALE OF REAL ESTATE....................................................          --        0.02       0.05
LOSS ON EXTRAORDINARY CHARGE...................................................       (0.14)      (0.02)        --
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS) PER UNIT.....................................................  $    (0.32) $    (1.34) $    1.52
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

        See accompanying notes to the consolidated financial statements.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
                                                                                          (THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) before extraordinary charge..................................  $    (5,019) $   (34,901) $    28,147
Adjustments to reconcile income (loss) before extraordinary charge to net cash provided by operating activities:
  Minority interests in net income (loss)..................................        3,211          331           --
  Depreciation.............................................................       39,084       35,214       19,655
  Amortization.............................................................        5,631        2,700        2,081
  Gain on sale of real estate..............................................           (8)        (563)        (776)
  Loss on asset impairment.................................................        7,798       61,653           --
  Compensation related to the Company's bonus arrangement..................           --            9           97
CHANGES IN ASSETS AND LIABILITIES:
  Tenant accounts receivable...............................................            3         (287)      (4,198)
  Due from joint venture...................................................        2,125      (13,763)          --
  Deferred costs and other assets..........................................        1,197      (14,401)      (7,909)
  Accounts payable and accrued expenses....................................       (7,326)      (6,511)         (19)
  Other liabilities........................................................        2,541        1,897         (589)
  Prepaid rents and other tenant liabilities...............................          541        1,064         (770)
                                                                             -----------  -----------  -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES............................       49,778       32,442       35,719
                                                                             -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for real estate and improvements............................      (86,618)     (95,999)    (146,165)
  Proceeds from sale of real estate........................................        4,643        1,508        1,185
  Proceeds from restricted cash............................................          693           --           --
  Investment in restricted cash............................................           --       (2,363)          --
  Business acquired, net of cash received..................................           --           --       (5,936)
                                                                             -----------  -----------  -----------
      NET CASH USED IN INVESTING ACTIVITIES                                      (81,282)     (96,854)    (150,916)
                                                                             -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributed capital......................................................        5,940       45,124          680
  Contribution from minority interests.....................................        7,600       34,900           --
  Distributions............................................................      (44,525)     (54,095)     (32,478)
  Distributions to minority interests......................................       (4,243)        (173)          --
  Proceeds from borrowings.................................................      261,738      197,067      137,451
  Principal payments on mortgages and other debt...........................      (42,543)    (115,633)     (27,378)
  Net proceeds (repayments) on revolving credit facilities.................     (150,395)     (26,635)      42,122
  Debt issue costs.........................................................       (5,375)      (6,501)      (2,805)
                                                                             -----------  -----------  -----------
  Net cash provided by financing activities................................       28,197       74,054      117,592
                                                                             -----------  -----------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................       (3,307)       9,642        2,395

CASH AND CASH EQUIVALENTS:
  BEGINNING OF YEAR........................................................       16,209        6,567        4,172
                                                                             -----------  -----------  -----------
  END OF YEAR..............................................................  $    12,902  $    16,209  $     6,567
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

        See accompanying notes to the consolidated financial statements.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                                                 GENERAL     LIMITED    PARTNERS'
                                                                                 PARTNER     PARTNER     CAPITAL
                                                                                ----------  ----------  ----------
                                                                                           (THOUSANDS)
BALANCE, JANUARY 1, 1995......................................................  $  148,849  $   29,614  $  178,463
  Compensation related to the Company's bonus arrangement.....................          97          --          97
  Consolidation with McArthur/Glen............................................     191,082     130,951     322,033
  Units exchanged.............................................................       9,870      (9,870)         --
  Units issued................................................................         681       1,932       2,613
  Net income..................................................................      21,371       6,776      28,147
  Distributions declared......................................................     (30,054)     (9,706)    (39,760)
                                                                                ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995....................................................     341,896     149,697     491,593
  Compensation related to the Company's bonus arrangement.....................           9          --           9
  Units exchanged.............................................................      47,743     (47,743)         --
  Units canceled..............................................................          --         (38)        (38)
  Units issued................................................................      45,124          --      45,124
  Net loss....................................................................     (27,274)     (8,046)    (35,320)
  Distributions declared......................................................     (43,617)    (12,112)    (55,729)
                                                                                ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996....................................................     363,881      81,758     445,639
  Units exchanged.............................................................      14,026     (14,026)         --
  Units issued................................................................       5,940          --       5,940
  Net loss....................................................................      (7,584)     (1,362)     (8,946)
  Distributions declared......................................................     (25,032)     (4,677)    (29,709)
                                                                                ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997                                                      $  351,231  $   61,693  $  412,924
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

        See accompanying notes to the consolidated financial statements.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying consolidated financial statements of Horizon/Glen Outlet Centers Limited Partnership (the "Partnership") include the accounts of the Partnership and its wholly owned sub-entities. The Partnership is a subsidiary of Horizon Group, Inc. (the "Company"), a self-administered and self-managed real estate investment trust ("REIT"). The Company is the general partner of the Partnership and each common share of the Company is equivalent to one unit of the Partnership. The Company's assets, which include investments in joint ventures, are owned by, and substantially all of its operations are conducted through, the Partnership. As of December 31, 1997 and 1996, the Company owned an 85.1% and an 81.6% interest, respectively, in the Partnership. The Partnership is engaged in the development, ownership, acquisition and operation of outlet centers.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION--The accounts of all wholly or majority owned subsidiaries of the Partnership have been consolidated in the accompanying financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES--The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    REAL ESTATE AND DEPRECIATION--Real estate assets consist primarily of outlet centers and are stated at cost, less accumulated depreciation. Costs incurred for the acquisition, development, construction and improvement of properties, as well as significant renovations and betterments to the properties, are capitalized. Maintenance and repairs are charged to expense as incurred. Interest costs incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the construction period. Leasing costs and costs to obtain or refinance mortgages are capitalized as incurred.

    At December 31, 1997 and 1996, the Partnership had an aggregate cost basis of $860.0 million and $873.4 million, respectively, in its real estate assets for federal income tax purposes. The cost of real estate assets are depreciated on the straight-line method over estimated useful lives which are:

     Buildings...............................  31.5 years
      Improvements...........................  10 years or lease term, if less
      Furniture, fixtures or equipment.......  3-7 years

    In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS 121"), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value for assets to be held in portfolio. For assets to be sold, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest or a value derived from comparable sales transactions in the marketplace. During 1997 and 1996, events and circumstances occurred which required a $7.8 million and a $61.7 million loss on the impairment of assets, respectively. See Note 5. It is

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reasonably possible that the estimate of the loss on asset impairment may change in the near term because of the degree of judgment involved in determining fair value.

    Periodically, in the course of reviewing the performance of its outlet centers, the Partnership will determine that certain outlet centers no longer meet the parameters the Partnership sets forth for its operating properties, and such outlet centers are designated to be sold based on the Partnership's intent to sell such property. As of December 31, 1996, two such centers, Port Huron, Michigan and Holland, Michigan were classified as held for sale. As of December 31, 1997, the Algodones, New Mexico outlet center was classified as held for sale. See Note 5.

    REVENUE RECOGNITION--Leases with tenants are accounted for as operating leases. Minimum annual rentals are generally recognized on a straight-line basis over the term of the respective lease. As a result of recording rental revenue on a straight-line basis, the Partnership has recorded receivables from tenants, net of reserves, in the amount of $3.6 million and $2.6 million as of December 31, 1997 and 1996, respectively, which the Partnership expects to collect over the remaining life of the leases rather than currently. Contingent rentals based on common area maintenance expenses and certain other expenses are accrued in the period in which the related expense is incurred. Percentage rents are accrued on the basis of reported tenant sales. Accounts receivable are reflected net of reserves of $2.4 million and $2.1 million as of December 31, 1997 and 1996, respectively. The provision for doubtful accounts in 1997, 1996 and 1995 was $1.1 million, $2.1 million and $0.3 million, respectively.

    OTHER REVENUE--Other revenue consists primarily of development, management and leasing income related to other unconsolidated or managed properties, interest income and income related to marketing services that is recovered from tenants pursuant to lease agreements.

    CASH AND CASH EQUIVALENTS--The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

    RESTRICTED CASH--Restricted cash consists of amounts deposited to secure outstanding letters of credit and other amounts which use by the Partnership is contractually restricted.

    DEFERRED COSTS AND OTHER ASSETS--Leasing costs and direct financing costs are capitalized at cost. Amortization is recorded on the straight-line method over a ten year lease period or the life of the loan, respectively.

    INCOME TAXES--State excise taxes of the Partnership for the years ended December 31, 1997, 1996 and 1995 were not significant. Except for the taxes incurred by the Partnership, the results of the Partnership's operations are included in the income tax returns of the partners.

    The Company elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year ending December 31, 1994. As a REIT, the Company generally will not be taxed on income to the extent it distributes its REIT taxable income as defined in the Code to its shareholders and satisfies certain other requirements.

    STOCK OPTION PLAN--The Partnership is subject to the provisions of stock and stock option accounting pursuant to its relationship with the Company wherein the issuance of a share of common stock by the Company results in the corresponding issuance of a unit in the Partnership. Accordingly, the Partnership has elected to apply Accounting Principles Board Opinion No. 25 ("APB 25"), "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," in accounting for its employee stock options because the alternative fair value accounting

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provided for under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "ACCOUNTING FOR STOCK BASED COMPENSATION," requires the use of option valuation models that were not developed for use on valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds fair market value of the underlying stock on the date of grant, no compensation expense is recognized.

    NET INCOME (LOSS) PER UNIT--In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "EARNINGS PER SHARE," which the Partnership adopted, as required by SFAS 128, on December 31, 1997. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per unit amounts for all periods have been presented, and when appropriate, restated to conform to the SFAS 128 requirements.

    RECLASSIFICATIONS--Certain reclassifications have been made to previously reported statements in order to provide comparability to the statements reported herein. These reclassifications have not changed previously reported results or partners' capital.

NOTE 3--BUSINESS COMBINATIONS AND ACQUISITIONS

    On November 12, 1997, the Company and the Partnership entered into a merger agreement (which was amended and restated on February 1, 1998) with Prime Retail, Inc. and Prime Retail, L.P. (collectively, "Prime") which provides for Prime to integrate 22 of the Partnership's existing outlet centers into its portfolio and the Partnership's remaining 13 centers (as well as two centers currently owned by Prime) to be operated by a newly formed entity. The units of the newly formed entity will be distributed following the merger, on a pro rata basis, to the unitholders of both Prime and the Partnership. The Partnership has expensed costs of $1.0 million in 1997 in conjunction with this merger. The merger is conditioned upon, among other things, the approvals of each of the respective Company's shareholders and Partnership's unitholders and the satisfaction of other customary conditions.

    On April 1, 1998, the Company and the Partnership consummated a Contribution Agreement with Castle & Cooke Properties, Inc. which released the Company and the Partnership from its obligations under its long-term lease of the Dole Cannery outlet center in Honolulu, Hawaii, in connection with the formation of a joint venture with certain affiliates of Castle & Cooke, Inc. ("Castle & Cooke") to operate such property. Under the terms of the agreement, Castle & Cooke, the landlord of the project, released the Partnership from all post-closing obligations under the lease, which expires in 2045, in exchange for the Partnership's conveyance to the joint venture of its rights and obligations under such lease. The Contribution Agreement also provided that the Partnership transfer to such joint venture substantially all of the Partnership's economic interest in its outlet center in Lake Elsinore, California together with vacant property located adjacent to the center. The Partnership expects to record an approximate net loss of $30.0 million to reflect the transfer of the economic interest in this property. The Partnership holds a small minority interest in the joint venture but has no obligation or commitment with respect to the operations of the Dole Cannery project following the closing.

    In December 1997, the Partnership acquired a 203,000 square foot outlet center adjacent to one of the Partnership's existing centers for $38.5 million, which was financed in its entirety.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 3--BUSINESS COMBINATIONS AND ACQUISITIONS (CONTINUED)
    In 1996, the Partnership formed a venture (the "Venture") with a pension fund (the "Fund") advised by Heitman Capital Management, a company whose chairman of its board is also the chairman of the board of the Company. The Partnership contributed a 325,000 square foot center in the Finger Lakes region of New York in 1996 and a 67,000 square foot expansion in 1997 to the Venture. In exchange for the contribution, the Partnership received $34.9 million and $7.6 million in cash in 1996 and 1997, respectively, and a 50% interest in the Venture. The Fund contributed, concurrent with the Partnership's contribution of property, $34.9 million and $7.6 million in cash in 1996 and 1997, respectively, in return for a $38.2 million preferred equity position that earns a 9.6% return on the outstanding balance and a 50% ownership in the Venture. The Fund's entire equity position, upon election of the Fund, is convertible into 2.2 million shares of the Company's Common Stock, which represents an exercise price of $19.63 per share (the approximate market price of the Company's Common Stock on the issue date). Should the Company issue such stock, the Partnership would be required to issue units to the Company on a one-for-one basis. The accompanying financial statements consolidate the financial position and results of operations of the Venture and the interest of the Fund has been reflected as a component of minority interests. The Venture is consolidated as a result of the Partnership's control over the operations, leasing activity and disposition of the center (the principal asset of the Venture).

    On July 14, 1995, McG Outlet Centers Limited Partnership ("McArthur/Glen") and Horizon Outlet Centers Limited Partnership were consolidated into the Partnership (the "Consolidation"). McArthur/ Glen developed, owned and managed outlet centers. Each outstanding McArthur/Glen partnership unit was converted into 0.64 units of the limited partnership interest of the Partnership. Each outstanding unit of Horizon Outlet Centers Limited Partnership was converted into one unit of limited partnership interest in the Partnership. The purchase price of $600.4 million consisted of cash of $0.9 million, cash of $6.3 million representing costs incurred by the Partnership in connection with the Consolidation, 13.2 million Partnership units with a market value at the Consolidation date of $322.0 million, and the assumption of $271.2 million in liabilities. The purchase price was allocated based on estimated fair values at the date of the Consolidation.

    The Consolidation was accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. The accompanying consolidated financial statements include the results of operations of McArthur/Glen from the date of the Consolidation.

    At December 31, 1997 and 1996, the Partnership had accrued termination and severance costs of $0.3 million and $1.1 million related to the Consolidation, respectively. The Partnership paid $0.8 million in 1997, $2.5 million in 1996 and $1.2 million in 1995 for termination and severance costs. During 1996, the Partnership reduced the remaining accrual by $3.3 million, which was reflected as an adjustment of the purchase price.

    The following unaudited pro forma summarized results of operations for the year ended December 31, 1995 assumes the Consolidation occurred as of January 1, 1995 (in thousands, except per unit amounts).

                                                                                                       PRO FORMA
                                                                                                          1995
                                                                                                      ------------
Total revenue.......................................................................................  $    131,804
Net income..........................................................................................        26,575
Net income per unit.................................................................................  $       1.46

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 3--BUSINESS COMBINATIONS AND ACQUISITIONS (CONTINUED)
    The pro forma information is provided for information purposes only. It is based on historical information and is not necessarily indicative of what actual results of operations of the Partnership would have been, assuming the Consolidation had been consummated as of January 1, 1995.

    In 1995, the Partnership acquired an outlet center, adjacent to an existing center owned by the Partnership, for a purchase price of $8.7 million, consisting primarily of the assumption of existing mortgage indebtedness and unpaid real estate tax obligations.

NOTE 4--LEASES

    Space in outlet centers is leased to various tenants under operating leases which are generally for 5 to 10 year periods. The leases usually grant tenants renewal options and provide for additional or contingent rents based on certain operating expenses as well as tenants' sales volume. The Partnership expects expiring leases will be renewed or replaced by other leases in the normal course of business.

    Minimum future rentals to be received under non-cancelable leases as of December 31, 1997 are summarized as follows (in thousands):

1998.............................................................   $ 112,567
1999.............................................................     101,666
2000.............................................................      82,362
2001.............................................................      61,890
2002.............................................................      39,716
Thereafter.......................................................      80,389
                                                                   -----------
Total............................................................   $ 478,590
                                                                   -----------
                                                                   -----------

    The Partnership is subject to the usual business risks associated with the collection of the above scheduled rentals.

    The Partnership leases land and a building for outlet centers under five operating lease agreements expiring through the year 2093. At December 31, 1997, future minimum cash rental commitments were as follows (in thousands):

1998.............................................................   $   1,864
1999.............................................................       1,053
2000.............................................................       1,053
2001.............................................................       1,053
2002.............................................................       1,053
Thereafter.......................................................      75,091
                                                                   -----------
Total............................................................   $  81,167
                                                                   -----------
                                                                   -----------

    The Partnership recognized lease expense of $8.2 million in 1997 and $0.6 million in 1996, on a straight-line basis, for its Dole Cannery project lease which expires in 2045. As discussed in Note 3 and reflected in the above table, the Partnership was released from its obligations under the Dole Cannery lease in conjunction with its joint venture agreement with Castle and Cooke.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 4--LEASES (CONTINUED)
    In July 1997, The Partnership entered into an agreement with Chelsea GCA Realty Partnership, L.P. ("Chelsea") for lease of the Partnership's outlet center in Algodones, New Mexico (the "Center"). The term of the lease was two years, but could be terminated at any time after December 31, 1997 by Chelsea upon 30 days written notice. The agreement gave Chelsea the right, during the lease term, to relocate any and all of the tenants to Chelsea's outlet center located in Santa Fe, New Mexico. Chelsea was responsible for all costs of operating the Center during the lease term. At closing, Chelsea prepaid the non-refundable $4.0 million rent, $3.0 million for year one and $1.0 million for year two. Rental payments were recognized for financial statement purposes on a straight-line basis over an expected two year lease term. In November 1997, Chelsea gave written notice of termination, effective January 2, 1998. The Partnership recorded approximately $3.0 million of deferred rent in 1997 as a result of the revised lease term.

NOTE 5--IMPAIRMENT AND SEVERANCE

    Results of operations for 1997 include a charge for asset impairment of $6.9 million to reduce six properties under sales agreements, subject to certain contingencies, to an amount equal to their estimated sales proceeds, less costs to dispose. At September 30, 1997, these six outlet centers were classified as held for sale resulting from these sales agreements. In November 1997, one property sold for $4.5 million. The remaining sales agreements were subsequently terminated. It was management's decision to then pursue the sale of only one of the outlet centers, the Algodones, New Mexico outlet center, which was classified as held for sale as of December 31, 1997. The remaining four outlet centers were subsequently reclassified to real estate assets at their fair values as of the date of the decision not to sell. The results of operations in 1997 also include a $0.9 million charge due to discontinued development projects.

    Results of operations for 1996 include a charge of $65.4 million, comprised of a $61.7 million charge for asset impairment, a $2.2 million charge related to discontinued development projects and a $1.5 million provision for executive severance costs. The asset impairment loss resulted from (1) cost over-runs and limited leasing success in its Dole Cannery project, (2) an initiative by the Partnership to market two centers for sale and (3) revised occupancy estimates on three centers that indicated a permanent impairment in their value.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 6--EARNINGS PER UNIT

    The following table sets forth the computation of basic and diluted earnings per unit:

                                                                                    1997        1996       1995
                                                                                  ---------  ----------  ---------
                                                                                   (IN THOUSANDS EXCEPT PER UNIT
                                                                                               DATA)
Numerator:
  Income (loss) before gain on sale of real estate and extraordinary charge.....  $  (5,027) $  (35,464) $  27,371
  Gain on sale of real estate...................................................          8         563        776
  Extraordinary charge..........................................................     (3,927)       (419)        --
                                                                                  ---------  ----------  ---------
  Net income (loss)--basic and diluted..........................................  $  (8,946) $   35,320  $  28,147
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

Denominator:
  Weighted average units outstanding--basic and diluted.........................     28,270      26,377     18,538

Basic and diluted earnings per unit:
  Income (loss) before gain on sale of real estate and extraordinary charge.....  $    (.18) $    (1.34) $    1.47
  Gain on sale of real estate...................................................         --         .02        .05
  Extraordinary charge..........................................................       (.14)       (.02)        --
                                                                                  ---------  ----------  ---------
  Net income (loss).............................................................  $    (.32) $    (1.34) $    1.52
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

    Pursuant to the Company's stock option and incentive plans, the Company has offered the opportunity to acquire Common Stock through the grant of stock options to officers, directors, and key employees of the Company for 555,000, 383,677, and 35,000 shares of Common Stock at a weighted average exercise price of $10.97, $21.00 and $24.11 per share for the years ended December 31, 1997, 1996 and 1995, respectively. As of December 31, 1997, 1996 and 1995, 1.4 million, 1.3 million and 1.3 million options to purchase shares of Common Stock were exercisable, respectively. Any shares of Common Stock issued pursuant to the Company's stock option plan will result in the Partnership issuing units to the Company on a one-for-one basis. However, outstanding options and convertible minority interests were excluded from the computation of basic and diluted earnings per unit because the effect of such items were anti-dilutive for the periods presented.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 7--DEFERRED COSTS AND OTHER ASSETS

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
Deferred costs consist of the following (in thousands):

Deferred leasing costs......................................................................  $  17,288  $  14,660
Deferred financing costs....................................................................     10,430     10,553
Other.......................................................................................      1,709      1,425
                                                                                              ---------  ---------
                                                                                                 29,427     26,638
Accumulated amortization....................................................................     (9,301)    (5,942)
                                                                                              ---------  ---------
                                                                                              $  20,126  $  20,696
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Other assets consist of the following (in thousands):

Future development projects.................................................................  $   1,879  $   3,115
Escrow deposits.............................................................................      4,505      6,064
Other.......................................................................................      2,752      5,128
                                                                                              ---------  ---------
                                                                                              $   9,136  $  14,307
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    At December 31, 1997 and 1996, the Partnership had $11.6 million and $13.8 million, respectively, due from an unconsolidated joint venture in which the Partnership has a 45% interest. The amount due represents cash advances for construction of an expansion to an existing center ("Joint Venture"). The Partnership is also a guarantor of a $17.0 million construction loan of the Joint Venture. The outstanding balance of the loan was $11.6 million at December 31, 1997. Cash receipts from debt obtained and net cash flows generated by the Joint Venture are applied to outstanding advances to the Joint Venture from its partners prior to distributions to the partners.

NOTE 8--MORTGAGES AND OTHER DEBT

    Mortgages and other debt consist of the following (in thousands):

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
Mortgage notes payable....................................................................  $  621,748  $  402,891
Revolving credit facilities...............................................................       4,000     132,675
Construction loans........................................................................          --      21,720
Capital lease obligations.................................................................         349         386
                                                                                            ----------  ----------
                                                                                            $  626,097  $  557,672
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 8--MORTGAGES AND OTHER DEBT (CONTINUED)
    Debt matures during each of the five years subsequent to 1997 as follows (in thousands):

1998..............................................................................  $   9,566
1999..............................................................................    259,968
2000..............................................................................     29,131
2001..............................................................................     32,319
2002..............................................................................     80,707
Thereafter........................................................................    214,406
                                                                                    ---------
                                                                                    $ 626,097
                                                                                    ---------
                                                                                    ---------

    At December 31, 1997 and 1996, the Partnership had mortgage notes payable with various lending institutions with outstanding amounts of $621.7 million and $402.9 million, respectively. Investments in rental property collateralize all mortgage notes payable.

    During 1997, the Partnership, through wholly-owned subsidiaries ("Borrower"), entered into a $300.6 million credit facility with Lehman Brothers Realty Corporation ("Lender"). The initial loan (the "Initial Loan") of $250.6 million included an initial funding at closing of $212.1 million and a reservation of financing in the amount of $38.5 million for the acquisition of a specified property (the "Additional Loan"). The Borrower may borrow an additional $50.0 million in increments of no less than $10.0 million each, subject to the satisfaction of certain conditions, including predefined debt service coverage ratios (the "Second Loan" and collectively with the "Initial Loan," including the "Additional Loan," the "Loan"). Subsequent to the Initial Loan, the Borrower borrowed the entire $38.5 million of the Additional Loan for the acquisition of the specified property and $11.0 million of the Second Loan. While the Borrower has additional availability under the Second Loan, additional borrowings may not be available due to the financial ratios the Partnership is required to maintain. Interest on the Loan is payable at the following rates:
(i) 1.75% over the London interbank offering rate ("LIBOR") for the Initial Loan, and (ii) 2.25% over LIBOR for the Second Loan or (iii) if the Loan is converted to a prime rate loan under certain circumstances at the Lender's discretion, the prime rate plus .75% with respect to the Initial Loan and plus 1.25% with respect to the Second Loan. The maturity date of the Loan is July 1, 1999, unless otherwise extended pursuant to the terms of the Loan. The net proceeds of the Initial Loan were primarily used to retire the Company's aggregate outstanding balances under the following: (i) a revolving credit facility with a subsidiary of First Chicago NBD Corporation and other banks ("FCNBD"), (ii) construction financing facilities with Canadian Imperial Bank of Commerce ("CIBC"), (iii) four mortgage notes payable and (iv) one revolving credit facility. The Partnership recorded a $3.9 million extraordinary charge comprised primarily of unamortized debt issuance costs associated with the debt retired. The Loan is guaranteed by the Partnership and is secured by a pool of 16 properties transferred to Borrower. The Loan requires the Partnership to maintain certain financial ratios and restricts the amount of distributions that can be made. The Partnership is currently in compliance with all its financial covenants relating to its existing credit facilities at December 31, 1997.

    During 1996, the Partnership received a $99.3 million mortgage and a $65.0 million mortgage from an institutional lender at fixed interest rates of 9.06% and 8.574%, respectively. Each mortgage has a ten-year term. In addition, the Partnership obtained a $10.0 million mortgage from a life insurance company at a fixed rate of 8.25% with a four-year term. Proceeds from the mortgages were used to repay amounts outstanding under revolving credit facilities.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 8--MORTGAGES AND OTHER DEBT (CONTINUED)
    Remaining notes payable mature at various dates through 2018. These loans bear interest at fixed rates ranging between 7.875% and 10.5%. Of the December 31, 1997 mortgage notes payable balance, $61.6 million was assumed on July 14, 1995 in connection with the Consolidation. The assumed debt was recorded at fair market value, and at December 31, 1997 a premium of $3.7 million is being amortized over the life of the respective loans on a straight-line basis resulting in effective interest rates ranging from 7.9% to 8.16%.

    The Partnership has a $4.0 million revolving credit facility for working capital requirements, expiring in August 1998, with interest charged at prime. The outstanding balance on this line was $4.0 million at December 31, 1997. No amounts were borrowed under this line at December 31, 1996. At December 31, 1996, the Partnership had a secured revolving line of credit from FCNBD of $205.0 million, of which $132.7 million was outstanding at that date. The FCNBD line was repaid from proceeds from the Loan during 1997. Interest was based, at the election of the Partnership, at prime plus .25% or LIBOR plus 2 %. Average daily short-term interest-bearing borrowings during 1997 and 1996 were $75.3 million and $165.7 million, with a weighted average interest rate of 7.9% and 7.7%, respectively. The maximum short-term borrowings outstanding at any month end during 1997 and 1996 were $151.8 million and $198.7 million, respectively.

    At December 31, 1996, the Partnership had a $125.0 million construction line of credit (the "Construction Line") with CIBC which was charged interest at the Partnership's option, either (i) 1.5% per annum over the greater of the construction lender's prime rate or the overnight federal funds rate plus 1%, or
(ii) LIBOR plus 2.5%. As of December 31, 1996, borrowings under the Construction Line were $21.7 million. Average daily short-term interest-bearing borrowings during 1997 and 1996 were $11.9 million and $44.8 million, respectively, with a weighted average interest rate of 9.4% and 8.6%, respectively. The maximum short-term borrowings outstanding at any month end during 1997 and 1996 were $28.0 million and $58.4 million, respectively. The Construction Line was repaid in 1997 with proceeds from the Loan.

    At December 31, 1997, the Partnership had an outstanding $0.7 million letter of credit which was secured by cash on deposit.

    The carrying amounts of the Partnership's borrowings under its notes payable and revolving credit agreements approximate their fair value as of December 31, 1997 and 1996. The fair value of the Partnership's long-term debt is estimated using discounted cash flow analyses, based on the Partnership's current incremental borrowing rates for similar types of borrowing arrangements. The carrying value of cash and cash equivalents, receivables and payables approximate their fair value.

    Cash paid for interest for the years ended December 31, 1997, 1996 and 1995 (net of interest capitalized of $2.6 million, $8.9 million, and $5.1 million) was $47.0 million, $38.7 million, and $15.7 million, respectively. Debt issue cost amortization, classified as a component of interest expense, (net of amounts capitalized of $0.1 million, $0.2 million, and $0.2 million) was $2.3 million, $1.1 million, and $0.9 million in 1997, 1996 and 1995, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

    Summary information regarding income from development, leasing and management services performed for properties owned by Jeffrey Kerr, who served as Chief Executive Officer, President and

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 9--RELATED PARTY TRANSACTIONS (CONTINUED)
Chairman of the Board of Directors of the Company until February 8, 1997, and his affiliates not included in the consolidation in 1997, 1996 and 1995 is as follows (in thousands):

                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Development fees..........................................................................  $     426  $     252  $      --
Leasing fees..............................................................................         --         32         34
Management fees...........................................................................         --         30        111
Other.....................................................................................         --         23         14
                                                                                            ---------  ---------  ---------
Total.....................................................................................  $     426  $     337  $     159
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    In 1996, the Partnership leased an aircraft from a company owned by Mr. Kerr for $.2 million. At December 31, 1996, the Partnership had recorded a $1.1 million receivable from Mr. Kerr and his affiliates, which was repaid in 1997.

NOTE 10--SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information regarding non-cash investing and financing activities are as follows:

                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
Reclassification of assets held for sale to real estate assets......................  $   6,458  $  --      $  --
Reclassification of real estate assets to assets held for sale......................      2,638     13,075     --
Acquisition of property for debt assumed............................................     --         --          8,700

NOTE 11--CONTINGENCIES

    In December 1997, a purported shareholder of the Company filed a class action lawsuit naming the Company and several of its current and former directors as defendants. The lawsuit claims, among other things, that the directors of the Company breached their fiduciary duties to the Company's shareholders in approving the merger between the Company and Prime and that the consideration to be paid to the Company's shareholders in such a merger is unfair and inadequate. The lawsuit requests that the merger be enjoined or, in the event that the merger is consummated, that the merger be rescinded or damages be awarded to class members. The Company believes the suit is without merit and intends to vigorously defend the action. The Company is unable to predict the likely outcome of the action, but management does not believe the ultimate outcome of the pending litigation will have a material adverse impact on the Partnership's financial position and results of operations.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

NOTE 12--QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized financial data by quarter for 1997 and 1996 is as follows:

                                                                          1ST        2ND        3RD        4TH
                                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                                       ---------  ---------  ---------  ----------
                                                                          (THOUSANDS, EXCEPT PER UNIT AMOUNTS)
1997
Revenue..............................................................  $  38,756  $  38,761  $  39,782  $   45,164
Expenses.............................................................     36,441     36,141     40,896      43,003
Impairment...........................................................         --         --      6,877         921
Gain on sale of real estate..........................................         --         --         --           8
                                                                       ---------  ---------  ---------  ----------
Income (loss) before minority interests and extraordinary charge.....      2,315      2,620     (7,991)      1,248
Minority interests...................................................       (716)      (774)      (799)       (922)
                                                                       ---------  ---------  ---------  ----------
Income (loss) before extraordinary charge............................      1,599      1,846     (8,790)        326
Extraordinary charge.................................................         --     (3,927)        --          --
                                                                       ---------  ---------  ---------  ----------
Net income (loss)....................................................  $   1,599  $  (2,081) $  (8,790) $      326
                                                                       ---------  ---------  ---------  ----------
                                                                       ---------  ---------  ---------  ----------
Net income (loss) per unit -- basic and diluted......................  $     .06  $    (.07) $    (.31) $      .01

1996
Revenue..............................................................  $  37,004  $  37,215  $  38,651  $   41,629
Expenses.............................................................     26,788     27,724     31,307      38,458
Impairment and severance.............................................         --         --         --      65,355
Gain on sale of real estate..........................................         --         --        432         131
                                                                       ---------  ---------  ---------  ----------
Income (loss) before minority interests and extraordinary charge.....     10,216      9,491      7,776     (62,053)
Minority interests...................................................         --         --         --        (331)
                                                                       ---------  ---------  ---------  ----------
Income (loss) before extraordinary charge............................     10,216      9,491      7,776     (62,384)
Extraordinary charge.................................................       (136)        --       (283)         --
                                                                       ---------  ---------  ---------  ----------
Net income (loss)....................................................  $  10,080  $   9,491  $   7,493  $  (62,384)
                                                                       ---------  ---------  ---------  ----------
                                                                       ---------  ---------  ---------  ----------

Net income (loss) per unit -- basic and diluted......................  $     .39  $     .37  $     .28  $    (2.16)
1997 Distributions per unit..........................................  $     .35  $     .35  $     .35  $       --
1996 Distributions per unit..........................................  $    .505  $    .530  $    .530  $     .530

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1997

                                                                  COSTS CAPITALIZED
                                                                SUBSEQUENT TO INITIAL
                                                                   DEVELOPMENT OF         GROSS AMOUNT AT WHICH CARRIED AT CLOSE
                          INITIAL COST TO COMPANY(A)               ACQUISITION(B)                       OF PERIOD
                   -----------------------------------------  -------------------------  ----------------------------------------
                                               BUILDINGS AND              BUILDINGS AND               BUILDINGS AND
                    ENCUMBRANCE      LAND      IMPROVEMENTS      LAND     IMPROVEMENTS      LAND      IMPROVEMENTS      TOTAL
                   -------------  -----------  -------------  ----------  -------------  -----------  -------------  ------------
Bellport.........   $12,643,100   $   460,700   $16,036,400   $  355,800   $   318,500   $   816,500  $  16,354,900  $ 17,171,400
Birch Run........    54,751,600     3,439,900    39,671,400    3,423,000    32,215,100     6,862,900     71,886,500    78,749,400
Burlington.......    13,117,300     3,568,200    21,629,200       --           178,100     3,568,200     21,807,300    25,375,500
Calhoun..........    16,410,500     3,292,100    19,862,700      439,000     6,067,900     3,731,100     25,930,600    29,661,700
Conroe...........    18,179,000     2,100,900    37,483,100       --           218,000     2,100,900     37,701,100    39,802,000
Dry Ridge........     1,572,300       995,900     8,627,500       (1,700)   (5,567,500)      994,200      3,060,000     4,054,200
Edinburgh........    17,197,900       988,300    11,314,700       46,400    16,077,900     1,034,700     27,392,600    28,427,300
Finger Lakes.....       --            594,400    27,010,000          900    15,648,600       595,300     42,658,600    43,253,900
Fremont..........    14,200,900     2,434,800    10,268,700       --         9,072,200     2,434,800     19,340,900    21,775,700
Gilroy...........    65,248,800    11,283,400    61,998,500    6,580,200     7,588,900    17,863,600     69,587,400    87,451,000
Hillsboro........    28,318,900     6,397,700    44,761,100       50,100     3,850,100     6,447,800     48,611,200    55,059,000
Holland..........     3,242,800       791,600    12,265,800        3,100    (6,841,800)      794,700      5,424,000     6,218,700
Jeffersonville...    20,165,800     1,629,700    37,073,300        1,900       830,600     1,631,600     37,903,900    39,535,500
Kenosha..........    22,242,500     6,299,100    34,658,100        5,100     1,758,800     6,304,200     36,416,900    42,721,100
Lake Elsinore....    29,312,600    19,404,900    43,393,400     (234,500)    6,047,900    19,170,400     49,441,300    68,611,700
Laughlin.........    13,855,500       --         43,571,500       --             1,600    43,573,100     43,573,100        71,600
Lee..............    20,341,000     8,232,400    33,241,900       --           --          8,232,400     33,241,900    41,474,300
Medford..........     9,138,800       269,600    18,586,100      144,400       356,300       414,000     18,942,400    19,356,400
Michigan City....    42,352,800     3,796,200    37,359,700       43,400    12,774,400     3,839,600     50,134,100    53,973,700
Monroe...........     8,450,900       815,000    17,982,900      225,800     1,936,800     1,040,800     19,919,700    20,960,500
Norton Shores-
  Lakeshore
  Marketplace....     8,844,000     3,538,300    22,346,900      225,900     1,094,700     3,764,200     23,441,600    27,205,800
Oshkosh..........    14,200,900       644,800    11,452,800       --         4,987,100       644,800     16,439,900    17,084,700
Perryville.......     9,741,100     3,151,100    16,870,000     (136,200)     (318,900)    3,014,900     16,551,100    19,566,000
Pismo............    11,725,000     8,774,900    16,255,100         (100)      253,800     8,774,800     16,508,900    25,283,700
Queenstown.......    17,289,400     3,455,300    28,620,000         (900)      358,300     3,454,400     28,978,300    32,432,700
Sealy............    10,612,800       827,400    13,454,700       18,100     4,169,500       845,500     17,624,200    18,469,700
Silverthorne.....    27,121,500     9,048,200    36,000,000          200       251,500     9,048,400     36,251,500    45,299,900
Somerset.........     4,422,000     1,750,000    16,460,300       --           237,100     1,750,000     16,697,400    18,447,400
Tracy............    12,023,100     4,655,100    18,087,200    1,509,000        (1,000)    6,164,100     18,086,200    24,250,300
Traverse City....     2,554,900       675,600     7,976,000       --        (5,000,500)      675,600      2,975,500     3,651,100
Tulare...........     8,156,000     3,330,900    16,188,000      416,200     1,752,600     3,747,100     17,940,600    21,687,700
Vero Beach.......    26,798,300     2,707,800    18,915,400         (100)   10,198,300     2,707,700     29,113,700    31,821,400
Warrenton........    11,595,400     1,982,500    14,760,800        8,300     5,750,400     1,990,800     20,511,200    22,502,000
Williamsburg.....    24,033,300    10,086,500    27,728,200     (551,100)    7,327,000     9,535,400     35,055,200    44,590,600
Woodbury.........    17,865,500     1,139,900     8,992,400    8,818,900     1,139,900    17,811,300     18,951,200     2,764,100
Miscellaneous....     8,371,000        42,500     5,445,600        5,700     4,421,100        48,200      9,866,700     9,914,900
                   -------------  -----------  -------------  ----------  -------------  -----------  -------------  ------------
Total............   $626,097,200  $132,605,600  $856,349,400  $12,577,900  $146,832,300  $145,183,500 $1,003,181,700 $1,148,365,200
                   -------------  -----------  -------------  ----------  -------------  -----------  -------------  ------------
                   -------------  -----------  -------------  ----------  -------------  -----------  -------------  ------------


                   ACCUMULATED       DATE OF
                   DEPRECIATION   CONSTRUCTION    DATE ACQUIRED
                   ------------  ---------------  -------------
Bellport.........   $2,072,400           1992            1995
Birch Run........    9,038,100           1986            1995
Burlington.......    1,948,400           1989            1995
Calhoun..........    2,156,800           1992            1995
Conroe...........    3,536,500           1992            1995
Dry Ridge........       --               1991            1995
Edinburgh........    4,816,200           1989          --
Finger Lakes.....    1,532,400           1995            1995
Fremont..........    2,704,900           1985          --
Gilroy...........    5,225,900           1992            1993
Hillsboro........    4,350,400           1989            1995
Holland..........      297,300           1988            1995
Jeffersonville...    3,444,700           1993            1995
Kenosha..........    3,239,200           1988            1995
Lake Elsinore....    4,316,600           1991            1995
Laughlin.........         1996         --
Lee..............       59,000           1996          --
Medford..........    2,345,600           1991            1995
Michigan City....    6,398,600           1987            1993
Monroe...........    5,829,800           1987          --
Norton Shores-
  Lakeshore
  Marketplace....    1,272,100           1995          --
Oshkosh..........    4,159,200           1989          --
Perryville.......    1,800,000           1990            1995
Pismo............    1,683,600           1994            1995
Queenstown.......    2,501,200           1989            1995
Sealy............    1,316,100           1995            1995
Silverthorne.....    3,176,800           1988            1995
Somerset.........    2,375,900           1990            1993
Tracy............    1,811,100           1994            1995
Traverse City....       29,800           1990          --
Tulare...........      658,300           1995          --
Vero Beach.......    3,461,600           1994          --
Warrenton........    1,688,900           1993            1995
Williamsburg.....    2,895,700           1988            1995
Woodbury.........         1992         --
Miscellaneous....    2,065,200           1995          --
                   ------------
Total............   $97,044,000
                   ------------
                   ------------

    Depreciation of the Partnership's investment in buildings and improvements reflected in the Statements of Operations is calculated over the estimated useful lives of the assets as follows:

Buildings                                31.5 years
Improvements                 Shorter of 10 years or useful life

    The aggregate gross cost of property included above for federal income tax purposes approximated $860.0 million as of December 31, 1997.

Notes:

(a) The Initial Cost amounts for assets purchased in the merger with McArthur/Glen have been restated to reflect refinements in the purchase price adjustments.

(b) Includes adjustments for the impairment of long-lived assets on Dry Ridge, Holland, New Mexico, Traverse City and Hawaii.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                             NOTES TO SCHEDULE III

                               DECEMBER 31, 1997

1. RECONCILIATION OF REAL ESTATE PROPERTIES:

    The following table reconciles the Real Estate Properties from January 1, 1995 to December 31, 1997:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------------
                                                                            1997                1996                1995
                                                                     ------------------  ------------------  ------------------
Balance, Beginning of Period.......................................  $    1,073,490,500  $    1,059,960,400  $      305,987,300
  Additions during Period
    Development of New Projects....................................          22,910,900          49,997,800          79,253,400
    Improvements of Existing Properties............................          21,776,100          42,372,300          73,668,900
    Acquisitions...................................................          38,520,000                  --         601,050,800
    Retirements....................................................          (8,361,900)         (1,115,000)                 --
    Write Down to Net Book Value (c)...............................                  --          (6,997,000)                 --
    Transfer of Assets Held for Sale...............................           3,707,500         (23,754,000)                 --
    Write-off of Impaired Properties...............................          (3,677,900)        (46,974,000)                 --
                                                                     ------------------  ------------------  ------------------
Balance, End of Period.............................................  $    1,148,365,200  $    1,073,490,500  $    1,059,960,400
                                                                     ------------------  ------------------  ------------------
                                                                     ------------------  ------------------  ------------------

    The following table reconciles the accumulated depreciation from January 1, 1995 to December 31, 1997:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------------------
                                                                            1997                1996                1995
                                                                     ------------------  ------------------  ------------------
Balance, Beginning of Period.......................................  $       65,491,000  $       37,838,900  $       18,154,300
  Additions during Period
    Depreciation...................................................          38,892,100          34,819,400          19,684,600
    Write Down to Net Book Value (c)...............................                  --          (6,997,000)                 --
  Retirements During Period........................................          (7,339,100)           (170,300)                 --
                                                                     ------------------  ------------------  ------------------
Balance, End of Period.............................................  $       97,044,000  $       65,491,000  $       37,838,900
                                                                     ------------------  ------------------  ------------------
                                                                     ------------------  ------------------  ------------------

------------------------

(c) The cost basis of the impaired assets held for sale have been adjusted to reflect the write-off of accumulated depreciation.

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                            BASIS OF PRESENTATION TO
          PRE-TRANSACTIONS PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Balance Sheet as of December 31, 1997 reflects the consummation of the C&C Contribution Agreement.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 reflects the following transactions which occurred subsequent to December 31, 1997, as if they had occurred on January 1, 1997: (a) the acquisition of one factory outlet center, including assumed issuance of debt to finance the acquisition; (b) the sale of one factory outlet center and the application of the net proceeds to repay debt; and (c) the consummation of the C&C Contribution Agreement.

    The accompanying Unaudited Pre-Transactions Pro Forma Consolidated Financial Statements have been prepared by management of Horizon Partnership and do not purport to be indicative of the results which would have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the Notes to the Pre-Transactions Consolidated Financial Statements.

             PRE-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                  PRE-TRANSACTIONS
                                                                                                      HORIZON
                                                                  HORIZON      C&C CONTRIBUTION     PARTNERSHIP
                                                              PARTNERSHIP [A]    AGREEMENT [B]       PRO FORMA
                                                              ---------------  -----------------  ---------------
ASSETS
Investment in rental property, net..........................   $   1,051,321      $   (64,295)     $     987,026
Cash and cash equivalents...................................          12,902             (812)            12,090
Restricted cash.............................................           1,670                               1,670
Accounts receivable, net....................................           6,804              114              6,918
Deferred charges, net.......................................          20,126             (475)            19,651
Due from affiliates, net....................................          11,639                              11,639
Investment in partnerships..................................             309                                 309
Assets held for sale........................................           1,933                               1,933
Other assets................................................           8,827              (12)             8,815
                                                              ---------------        --------     ---------------
  Total assets..............................................   $   1,115,531      $   (65,480)     $   1,050,051
                                                              ---------------        --------     ---------------
                                                              ---------------        --------     ---------------
LIABILITIES AND PARTNERS' CAPITAL
Mortgages and other debt....................................   $     626,097      $   (29,313)     $     596,784
Accrued interest............................................           3,487             (193)             3,294
Real estate taxes payable...................................           6,679                               6,679
Construction costs payable..................................           2,807                               2,807
Accounts payable and other liabilities......................          22,283           (6,082)            16,201
                                                              ---------------        --------     ---------------
  Total liabilities.........................................         661,353          (35,588)           625,765
Minority interests..........................................          41,499                              41,499
Partners' capital...........................................         412,679          (29,892)           382,787
                                                              ---------------        --------     ---------------
  Total liabilities and partners' capital...................   $   1,115,531      $   (65,480)     $   1,050,051
                                                              ---------------        --------     ---------------
                                                              ---------------        --------     ---------------

   See accompanying Notes to Pre-Transactions Pro Forma Consolidated Balance
                                    Sheets.

         NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED BALANCE SHEET

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to Horizon Partnership's balance sheet to conform to Prime Partnership's balance sheet presentation.

[B] To reflect the contribution of the Lake Elsinore Center and the contribution of the Dole Cannery Center and release of Horizon Partnership's long-term ground lease obligations pursuant to the C&C Contribution Agreement. In connection with the consummation of the C&C Contribution Agreement, Horizon Partnership incurred a loss of approximately $29,862 which represents the net assets of such centers.

        PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

                                                                                                                         C&C
                                                                                                                    CONTRIBUTION
                                                                                                                      AGREEMENT
                                                                                         PURCHASE OF     SALE OF    -------------
                                                                           HORIZON         GILROY      PORT HURON   DOLE CANNERY
                                                                       PARTNERSHIP[A]     CENTER[B]     CENTER[C]     CENTER[D]
                                                                       ---------------  -------------  -----------  -------------

REVENUES
Base rents...........................................................    $   115,929      $   3,662     $    (969)    $    (588)
Percentage rents.....................................................          3,975            343            (3)
Tenant reimbursements................................................         34,088          1,196          (249)         (371)
Income from investment partnerships
Interest and other...................................................          8,479             (3)         (155)         (158)
                                                                       ---------------       ------    -----------  -------------
  Total revenues.....................................................        162,471          5,198        (1,376)       (1,117)

EXPENSES
Property operating...................................................         25,662            850          (301)       (1,658)
Real estate taxes....................................................         13,297            499           (68)         (235)
Depreciation and amortization........................................         42,045          1,159            (4)
General and administrative...........................................         11,658             89          (158)         (316)
Interest.............................................................         48,894                         (251)       (1,704)
Impairment and severance.............................................          7,798                         (142)
Other charges........................................................         14,925             21           (42)       (9,460)
                                                                       ---------------       ------    -----------  -------------
  Total expenses.....................................................        164,279          2,618          (966)      (13,373)
                                                                       ---------------       ------    -----------  -------------

INCOME (LOSS) BEFORE MINORITY INTERESTS..............................         (1,808)         2,580          (410)       12,256
Income allocated to minority interests...............................         (3,211)
                                                                       ---------------       ------    -----------  -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS.............................    $    (5,019)     $   2,580     $    (410)    $  12,256
                                                                       ---------------       ------    -----------  -------------
                                                                       ---------------       ------    -----------  -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS:
  General partner....................................................    $    (4,234)
  Limited partners...................................................           (785)
                                                                       ---------------
    Total............................................................    $    (5,019)
                                                                       ---------------
                                                                       ---------------

EARNINGS PER PARTNERSHIP UNIT:
  General partner....................................................    $     (0.18)
                                                                       ---------------
                                                                       ---------------
  Limited partners...................................................    $     (0.18)
                                                                       ---------------
                                                                       ---------------

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
  General partner....................................................         23,848
  Limited partners...................................................          4,422
                                                                       ---------------
    Total............................................................         28,270
                                                                       ---------------
                                                                       ---------------


                                                                                                   PRE-TRANSACTIONS
                                                                                                       HORIZON
                                                                       LAKE ELSINORE               PARTNERSHIP PRO
                                                                         CENTER[E]    FINANCINGS        FORMA
                                                                       -------------  -----------  ---------------
REVENUES
Base rents...........................................................    $  (6,105)                   $ 111,929
Percentage rents.....................................................          (44)                       4,271
Tenant reimbursements................................................       (1,961)                      32,703
Income from investment partnerships
Interest and other...................................................          (14)                       8,149
                                                                       -------------               ---------------
  Total revenues.....................................................       (8,124)                     157,052
EXPENSES
Property operating...................................................       (1,382)                      23,171
Real estate taxes....................................................         (697)                      12,796
Depreciation and amortization........................................       (1,970)                      41,230
General and administrative...........................................         (540)                      10,733
Interest.............................................................       (2,798)    $   2,868[F]       47,009
Impairment and severance.............................................                                     7,656
Other charges........................................................          (81)                       5,363
                                                                       -------------  -----------  ---------------
  Total expenses.....................................................       (7,468)        2,868        147,958
                                                                       -------------  -----------  ---------------
INCOME (LOSS) BEFORE MINORITY INTERESTS..............................         (656)       (2,868)         9,094
Income allocated to minority interests...............................                                    (3,211)
                                                                       -------------  -----------  ---------------
INCOME (LOSS) FROM CONTINUING OPERATIONS.............................    $    (656)    $  (2,868)     $   5,883
                                                                       -------------  -----------  ---------------
                                                                       -------------  -----------  ---------------
INCOME (LOSS) FROM CONTINUING OPERATIONS:
  General partner....................................................                                 $   4,963
  Limited partners...................................................                                       920
                                                                                                   ---------------
    Total............................................................                                 $   5,883
                                                                                                   ---------------
                                                                                                   ---------------
EARNINGS PER PARTNERSHIP UNIT:
  General partner....................................................                                 $    0.21
                                                                                                   ---------------
                                                                                                   ---------------
  Limited partners...................................................                                 $    0.21
                                                                                                   ---------------
                                                                                                   ---------------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
  General partner....................................................                                    23,848
  Limited partners...................................................                                     4,422
                                                                                                   ---------------
    Total............................................................                                    28,270
                                                                                                   ---------------
                                                                                                   ---------------

 See accompanying Notes to Pre-Transactions Pro Forma Consolidated Statement of
                                  Operations.

    NOTES TO PRE-TRANSACTIONS PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to Horizon Partnership's statement of operations to conform to the presentation of Prime Partnership's statement of operations.

[B] To reflect the operations and the depreciation expense for the Gilroy Center acquired by Horizon Partnership on December 30, 1997.

    Depreciation of the Gilroy Center is computed based upon the contract price of the real estate assets acquired, less amounts allocated to land, over an estimated useful life of 31.5 years. Depreciation expense is computed using straight-line method.

[C] To eliminate the operations of the Port Huron Center which was sold on November 25, 1997.

[D] To eliminate the operations of the Dole Cannery Center resulting from (i)
    Horizon Partnership's contribution of such center and (ii) the release of Horizon Partnership from its long-term ground lease of such center pursuant to the C&C Contribution Agreement.

[E] To reflect the contribution of the Lake Elsinore Center pursuant to the terms of the C&C Contribution Agreement, including (i) the elimination of the operations of the center, and (ii) the recordation of management fees of $324 to be charged to the transferee for Horizon Partnership's management and operation of the center after such contribution. Such management fees will be assessed at a rate of 4% of the center's gross operating revenues less interest and other income.

[F] To reflect interest expense on debt issued to finance the acquisition of the Gilroy Center. The effect of a 1/8% variance in the interest rate on the debt issued would be approximately $48.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Prime Retail, Inc.

We have audited the accompanying statements of revenue and certain expenses of Prime Transferred Properties (the "Properties") as described in Note 2 for the years ended December 31, 1997, 1996 and 1995. These statements of revenue and certain expenses are the responsibility of the Properties' management. Our responsibility is to express an opinion on these statements of revenue and certain expenses based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenue and certain expenses are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the statements of revenue and certain expenses. An audit also includes assessing the basis of accounting used and the significant estimates made by management, as well as evaluating the overall presentation of the statements of revenue and certain expenses. We believe that our audits of the statements of revenue and certain expenses provide a reasonable basis for our opinion.

The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and are not intended to be a complete presentation of the Properties' revenue and expenses.

In our opinion, the statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Properties for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Baltimore, Maryland
January 23, 1998

                          PRIME TRANSFERRED PROPERTIES
                   STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                                 (IN THOUSANDS)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
REVENUE
  Base rents.........................................................................  $   4,287  $   4,838  $   4,667
  Tenant reimbursements..............................................................      2,225      2,197      2,257
  Other revenue......................................................................        491         70        160
                                                                                       ---------  ---------  ---------
    Total revenue....................................................................      7,003      7,105      7,084
EXPENSES
  Property operating.................................................................      1,709      1,722      1,632
  Real estate taxes..................................................................        746        536        732
                                                                                       ---------  ---------  ---------
    Total expenses...................................................................      2,455      2,258      2,364
                                                                                       ---------  ---------  ---------
REVENUE IN EXCESS OF CERTAIN EXPENSES................................................  $   4,548  $   4,847  $   4,720
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                            See accompanying notes.

                          PRIME TRANSFERRED PROPERTIES
            NOTES TO THE STATEMENTS OF REVENUE AND CERTAIN EXPENSES
               (IN THOUSANDS, EXCEPT FOR SQUARE FOOT INFORMATION)

1.  BUSINESS

    The accompanying statements of revenue and certain expenses include the combined operations of the following factory outlet center properties (the "Prime Transferred Properties") owned by Prime Retail, Inc.:

PROPERTY NAME                                                   LOCATION        SQUARE FOOTAGE
--------------------------------------------------------  --------------------  --------------
Nebraska Crossing Factory Stores........................      Gretna, Nebraska       192,000
Indiana Factory Shops...................................    Daleville, Indiana       234,000

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Commission. The statements are not representative of the actual operations of the Prime Transferred Properties for the period presented nor indicative of future operations as certain expenses, consisting of interest expense, depreciation, and certain other operating expenses have been excluded.

    A summary of unaudited expenses are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Interest expense.................................................  $   1,757  $   2,009  $   1,597
Depreciation and amortization....................................      1,586      1,366      1,295
Other............................................................        133        376         74
                                                                   ---------  ---------  ---------
  Total unaudited expenses.......................................  $   3,476  $   3,751  $   2,966
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

REVENUE RECOGNITION

    Rental revenue is recognized as income in the period earned.

USE OF ESTIMATES

    The preparation of the statements of revenue and certain expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

3.  RENTALS

    The Prime Transferred Properties have entered into tenant leases with terms from one to ten years. The leases provide for tenants to share in increases in operating expenses and real estate taxes in excess of base amounts, as defined.

REPORT OF INDEPENDENT AUDITORS

To the Partners

Horizon/Glen Outlet Centers Limited Partnership

We have audited the accompanying combined statements of net assets of Horizon Group Properties, L.P., as described in Note 1, as of December 31, 1997 and 1996, and the related combined statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement Schedule III, Real Estate and Accumulated Depreciation. These financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Horizon Group Properties, L.P. is a part of Horizon/Glen Outlet Centers Limited Partnership and has no separate legal status or existence. Transactions with Horizon/Glen Outlet Centers Limited Partnership are described in Notes 1 and 2.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Horizon Group Properties, L.P. at December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

                                          Ernst & Young LLP

Chicago, Illinois

April 3, 1998

                         HORIZON GROUP PROPERTIES, L.P.
                       COMBINED STATEMENTS OF NET ASSETS
                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
ASSETS
Real estate, at cost:
  Land....................................................................................  $   16,882  $   16,894
  Buildings and improvements..............................................................     178,583     140,704
  Construction in progress................................................................       1,580      39,559
  Furniture, fixtures and equipment.......................................................      36,168      27,157
  Less accumulated depreciation...........................................................     (20,023)    (12,357)
                                                                                            ----------  ----------
    Total real estate.....................................................................     213,190     211,957
  Cash and cash equivalents...............................................................       3,862       4,773
  Tenant accounts receivable..............................................................         395         715
  Due from joint venture..................................................................      11,639      13,764
  Assets held for sale....................................................................       1,933       8,635
  Deferred costs..........................................................................       4,933       5,775
  Other assets............................................................................       1,384       4,041
                                                                                            ----------  ----------
    Total assets..........................................................................     237,336     249,660
                                                                                            ----------  ----------
LIABILITIES
  Debt allocated from Horizon Partnership.................................................     146,846     132,513
  Accounts payable and accrued expenses...................................................       5,005       6,109
  Prepaid rents and other tenant liabilities..............................................       1,006       1,229
  Other liabilities.......................................................................       1,317       2,449
                                                                                            ----------  ----------
    Total liabilities.....................................................................     154,174     142,300
                                                                                            ----------  ----------
Net assets................................................................................  $   83,162  $  107,360
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, L.P.
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
REVENUE
  Base rent....................................................................  $   23,129  $   20,182  $  11,803
  Percentage rent..............................................................         151         121        197
  Expense recoveries...........................................................       7,116       7,640      3,732
  Other........................................................................       2,147       2,049        775
                                                                                 ----------  ----------  ---------
    Total revenue..............................................................      32,543      29,992     16,507
EXPENSES
  Property operating...........................................................       6,153       5,537      2,853
  Real estate taxes............................................................       3,036       2,792      1,002
  Land leases and other........................................................       2,163         780        407
  General and administrative...................................................       2,813       2,284        948
  Depreciation and amortization................................................      10,228       5,974      4,439
  Impairment...................................................................       6,949      24,631
  Interest.....................................................................      11,497       6,682      3,062
                                                                                 ----------  ----------  ---------
    Total expenses.............................................................      42,839      48,680     12,711
                                                                                 ----------  ----------  ---------

INCOME (LOSS) BEFORE GAIN ON SALE OF REAL ESTATE AND EXTRAORDINARY CHARGE......     (10,296)    (18,688)     3,796
  Gain on sale of real estate..................................................                      73          3
                                                                                 ----------  ----------  ---------
INCOME (LOSS) BEFORE EXTRAORDINARY CHARGE......................................     (10,296)    (18,615)     3,799
  Extraordinary charge on debt prepayment......................................        (808)       (155)
                                                                                 ----------  ----------  ---------
NET INCOME (LOSS)..............................................................  $  (11,104) $  (18,770) $   3,799
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, L.P.
                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Net assets at January 1, 1995....................................................  $  36,419
  Contribution of McArthur/Glen net assets.......................................     39,526
  Net contributions from Horizon Partnership.....................................     25,504
  Net income.....................................................................      3,799
                                                                                   ---------
Net assets at December 31, 1995..................................................    105,248
  Net contributions from Horizon Partnership.....................................     20,882
  Net loss.......................................................................    (18,770)
                                                                                   ---------
Net assets at December 31, 1996..................................................    107,360
  Net distributions to Horizon Partnership.......................................    (13,094)
  Net loss.......................................................................    (11,104)
                                                                                   ---------
Net assets at December 31, 1997..................................................  $  83,162
                                                                                   ---------
                                                                                   ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, L.P.
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) before extraordinary charge......................................  $  (10,296) $  (18,615) $   3,799
Adjustments to reconcile income (loss) before extraordinary charge to net cash provided by (used in) operating activities:
  Depreciation and amortization................................................      10,575       6,437      4,722
  Gain on sale of real estate..................................................                     (73)        (3)
  Impairment charge............................................................       6,949      24,631
Changes in assets and liabilities:
  Tenant accounts receivable...................................................         320         478       (834)
  Due from joint venture.......................................................       2,125     (12,968)      (796)
  Deferred costs and other assets..............................................       1,494      (5,277)    (4,157)
  Accounts payable and accrued expenses........................................      (1,487)     (1,589)     5,923
  Other liabilities............................................................      (1,132)      1,625        660
  Prepaid rents and other tenant liabilities...................................        (223)        361        261
                                                                                 ----------  ----------  ---------
  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..........................       8,325      (4,990)     9,575
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for real estate and improvements................................      (9,793)    (38,104)   (72,306)
  Proceeds from sale of real estate............................................                     234          3
                                                                                 ----------  ----------  ---------
  NET CASH USED IN INVESTING ACTIVITIES........................................      (9,793)    (37,870)   (72,303)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net contributions (distributions) from (to) Horizon Partnership..............     (13,094)     20,882     25,504
  Proceeds from net increase in debt allocated from Horizon Partnership........      14,333      27,375     38,522
  Allocated financing costs....................................................        (682)     (2,082)      (712)
                                                                                 ----------  ----------  ---------
  NET CASH PROVIDED BY FINANCING ACTIVITIES....................................        (557)     46,175     63,314
                                                                                 ----------  ----------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........................        (911)      3,315        586
CASH AND CASH EQUIVALENTS:
  BEGINNING OF PERIOD..........................................................       4,773       1,458        872
                                                                                 ----------  ----------  ---------
  END OF PERIOD................................................................  $    3,862  $    4,773  $   1,458
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

                  See Notes to Combined Financial Statements.

                         HORIZON GROUP PROPERTIES, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--BACKGROUND AND BASIS OF PRESENTATION

    These footnotes should be read in conjunction with the Joint Consent Solicitation Statement/ Prospectus/Information Statement.

    BACKGROUND--On February 1, 1998, Prime Retail, Inc. ("Prime") and Horizon Group, Inc. ("Horizon"), two unrelated publicly-held real estate investment trusts, and Prime Retail, L.P. ("Prime Partnership") and Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership"), two limited Partnerships through which Prime and Horizon, respectively, as the general partners, own their assets and conduct substantially all of their operations, entered into an amended and restated agreement and plan of merger ("Merger Agreement"). Transactions contemplated under the Merger Agreement are designed to enable Prime Partnership to acquire 22 of Horizon Partnership's best performing outlet centers and to establish Horizon Group Properties, Inc. ("HGP") as a corporation that will elect status as a self-administered and self-managed real estate investment trust ("REIT") which will be the sole general partner of Horizon Group Properties, L.P. ("HGP LP"). HGP LP will own and operate 15 properties including 13 outlet centers currently owned by Horizon Partnership and two outlet centers that will be acquired from Prime Partnership. The 13 Horizon Partnership outlet centers will be spun-off into HGP LP in connection with the Merger Agreement. Following the consummation of the Merger Agreement, Prime Common Shareholders, Prime Series B Preferred Shareholders, Prime Series C Preferred Shareholders and Horizon Common Shareholders will own all of the HGP common shares and the original holders of Prime Partnership common units (other than Prime) and the original holders of Horizon Partnership units will own all of the outstanding common units of HGP LP.

    BASIS OF PRESENTATION--The combined financial statements reflect the results of operations, financial position, changes in net assets and cash flows of the 13 outlet centers that will be spun-off to HGP LP as if HGP LP had been a separate entity for all periods presented. The historical results of operations and financial condition of the net assets comprising HGP LP are based on the manner in which Horizon Partnership historically managed such net assets. Accordingly, the combined financial statements of HGP LP have been prepared using Horizon Partnership's historical basis of the assets and liabilities and historical results of operations related to the 13 outlet centers. Due to the fact that HGP LP has never been a separate legal entity, the net assets of HGP LP are not insulated from the obligations and commitments of Horizon Partnership. Certain assumptions relating to the allocation of cash and cash equivalents, debt and financing costs, interest expense and general and administrative expenses, all of which were historically aggregated by Horizon Partnership, have been made in these combined financial statements. See Note 2. These statements have been combined based upon the historical common ownership and management of the outlet centers.

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 1--BACKGROUND AND BASIS OF PRESENTATION (CONTINUED)
    The 13 outlet centers of HGP LP as of December 31, 1997 were as follows:

                                                                                                 DATE ACQUIRED OR
                              NAME                                          LOCATION            INITIALLY DEVELOPED
----------------------------------------------------------------  ----------------------------  -------------------
Bellport Outlet Center*                                                    Patchogue, New York            1995
Dry Ridge Outlet Center*                                                   Dry Ridge, Kentucky            1995
Horizon Outlet Center - Holland                                              Holland, Michigan            1990
Horizon Outlet Center - Laughlin                                              Laughlin, Nevada            1996
Medford Outlet Center*                                                      Medford, Minnesota            1995
Horizon Outlet Center - Monroe                                                Monroe, Michigan            1989
Lakeshore Market Place                                                 Norton Shores, Michigan            1995
New Mexico Outlet Center*                                                Algodones, New Mexico            1995
Sealy Outlet Center*                                                              Sealy, Texas            1995
Horizon Outlet Center - Somerset                                        Somerset, Pennsylvania            1994
Horizon Outlet Center - Traverse City                                  Traverse City, Michigan            1990
Horizon Outlet Center - Tulare                                              Tulare, California            1995
Warrenton Outlet Center*                                                   Warrenton, Missouri            1995

* Acquired in the merger between Horizon Partnership and McG Outlet Centers Limited Partnership ("McArthur/Glen Partnership") on July 14, 1995. See Note 3.

    Bellport Outlet Center includes an unconsolidated joint venture interest in Phase II and III. See Note 7.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires Horizon Partnership's management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    REAL ESTATE AND DEPRECIATION--Real estate assets consist primarily of outlet centers and are stated at cost, less accumulated depreciation. Costs incurred for the acquisition, development, construction and improvement of properties, as well as significant renovations and betterments to the properties, are capitalized. Maintenance and repairs are charged to expense as incurred. Interest costs incurred with respect to qualified expenditures relating to the construction of assets are capitalized during the construction period.

    At December 31, 1997 and 1996, HGP LP had an aggregate cost basis of $235.2 million and $231.3 million, respectively, in its real estate assets for federal income tax purposes. The cost of real estate assets are depreciated on the straight-line method over estimated useful lives which are:

Buildings                                      31.5 years
Improvements                                   10 years or lease term, if less
Furniture, fixtures or equipment               3-7 years

    In accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the financial statements of HGP LP

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reflect impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value for assets to be held in the portfolio. For assets to be sold, impairment is measured as the difference between carrying value and fair value, less costs to dispose. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest or a value derived from comparable sales transactions in the marketplace. During the years ended December 31, 1997 and 1996, events and circumstances occurred which required a $6.9 million and a $24.6 million charge, respectively, for the impairment of assets. See Note 4. It is reasonably possible that the estimate for asset impairment may change in the near term because of the degree of judgment involved in determining fair value.

    Periodically, in the course of reviewing the performance of its outlet centers, management may determine that certain outlet centers no longer meet the parameters set forth for its operating properties and accordingly, such outlet centers will be classified as held for sale. As of December 31, 1996, one such center, Holland, Michigan was classified as held for sale. As of December 31, 1997, the Algodones, New Mexico outlet center was classified as held for sale. See Note 4.

    REVENUE RECOGNITION--Leases with tenants are accounted for as operating leases. Minimum annual rentals are generally recognized on a straight-line basis over the term of the respective lease. As a result of recording rental revenue on a straight-line basis, tenant accounts receivable include, net of reserves, $396,000, and $291,000 as of December 31, 1997 and 1996, respectively, which are expected to be collected over the remaining life of the leases rather than currently. Contingent rentals based on common area maintenance expenses and certain other expenses are accrued in the period in which the related expense is incurred. Percentage rents are accrued on the basis of reported tenant sales. Tenant accounts receivable are reflected net of reserves of $797,000 and $504,000 as of December 31, 1997, and 1996, respectively.

    OTHER REVENUE - Other revenue consists primarily of interest income and income related to marketing services that is recovered from tenants pursuant to lease agreements.

    DEFERRED COSTS AND OTHER ASSETS - Leasing and deferred financing costs are capitalized at cost. Amortization is recorded on the straight-line method over a ten-year lease period or the life of the allocated debt, respectively.

    NET CONTRIBUTIONS (DISTRIBUTIONS)--Net contributions (distributions) are the net amounts advanced from and repaid to Horizon Partnership. Excess cash flows have been reflected as being distributed back to Horizon Partnership. Net contributions represent Horizon Partnership's funding of HGP LP's development cost needs in excess of cash flows generated from HGP LP's operations.

    INCOME TAXES--Horizon elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year ending December 31, 1994. A REIT is a legal entity that holds real estate interests, and, through payments of dividends to shareholders, is permitted to reduce or to avoid the payment of federal income taxes at the REIT level. As a REIT, Horizon was not taxed on income since it distributed its REIT taxable income to its shareholders and satisfied certain other requirements as defined in the Code. Accordingly, the combined financial statements of HGP LP do not include any allocation of tax expense.

    ALLOCATIONS FROM HORIZON PARTNERSHIP--The combined financial statements of HGP LP include an allocation of the aggregate debt balances of Horizon Partnership (which have historically been secured by a

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) pool of Horizon Partnership's assets) based upon the proportionate use of debt proceeds by HGP LP's portfolio of outlet centers compared to Horizon Partnership's total portfolio of outlet centers. Financing costs were allocated based upon the same ratio. Interest expense has been estimated based upon the aforementioned proportionate debt balances and the historical weighted average interest rate incurred by Horizon Partnership on its debt balances. The allocation was made in this manner because management believes it best represents the use of funds borrowed during the periods presented and because allocating the debt in this manner results in HGP LP's statements of operations reflecting the stand-alone interest cost of doing business.

    General and administrative expenses of Horizon Partnership have been allocated to HGP LP based upon the ratio of gross leasable area of HGP LP's portfolio of outlet centers compared to Horizon Partnership's outlet centers.

    Cash and cash equivalents have been included in the combined financial statements of HGP LP based upon the respective periods' ratio of gross leasable area of HGP LP's outlet centers compared to Horizon Partnership's total historical portfolio of outlet centers. Horizon Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash and cash equivalents.

    The aforementioned allocations may not reflect actual balances had HGP LP existed as a separate entity. Management of Horizon Partnership believes, however, that such allocations are reasonable.

NOTE 3--BUSINESS COMBINATIONS

    On July 14, 1995, McArthur/Glen Partnership merged with and into Horizon Partnership, as the surviving partnership (the "McG Merger"). McArthur/Glen Partnership developed, owned and managed outlet centers.

    The McG Merger was accounted for using the purchase method by Horizon Partnership in accordance with Accounting Principles Board Opinion No. 16. The accompanying combined financial statements include the results of operations of six McArthur/Glen Partnership properties as identified in Note 1 ("McArthur/Glen Properties") from the date of the McG Merger. Based on the relative fair value of the McArthur/Glen Properties, the financial statements of HGP LP reflect $93.0 million of the total McArthur/Glen Partnership purchase price, which was allocated to these six properties including $53.5 million of liabilities which were also allocated.

    The following unaudited pro forma summarized results of operations for the year ended December 31, 1995 assume the McArthur/Glen Properties were contributed to HGP LP by Horizon Partnership as of January 1, 1995.

                                                           PRO FORMA 1995
                                                           ---------------
                                                           (IN THOUSANDS)
Total revenue                                               $      25,691
Net income                                                  $       5,199

    The pro forma information is provided for information purposes only. It is based on historical information and is not necessarily indicative of what actual results of operations of HGP LP would have been, assuming the six McArthur/Glen Properties had been contributed to HGP LP as of the beginning of the period presented.

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 3--BUSINESS COMBINATIONS (CONTINUED)
    In 1995, Horizon Partnership acquired an outlet center in Holland, MI, adjacent to an existing outlet center owned by Horizon Partnership, for a purchase price of $8.7 million, consisting primarily of the assumption of existing mortgage indebtedness and unpaid real estate tax obligations. This outlet center has been included in the net assets and operating results of HGP LP from the date of acquisition.

NOTE 4--IMPAIRMENT

    In 1997, management entered into an agreement, subject to certain contingencies, to sell four outlet centers that have been included in the net assets of HGP LP. Results of operations in 1997 include a charge for asset impairment of $6.0 million which was recorded by HGP LP to reduce the carrying value of these outlet centers to their estimated sales value less cost to dispose. In the fourth quarter of 1997, the agreement to sell the four centers was terminated. It was management's decision to then pursue the sale of only one of the properties, the Algodones, New Mexico center, which has been classified as held for sale as of December 31, 1997. The remaining outlet centers were reclassified to real estate assets at their fair values (as of the date of the decision not to sell) in the combined financial statements of HGP LP. The results of operations for 1997 also include an impairment charge of $0.9 million for development projects that will not be pursued.

    Results of operations for 1996 include a charge of $24.6 million for asset impairment. Included in the expense for impairment was a $22.8 million charge to reduce the carrying value of four centers that resulted from (1) an initiative by Horizon Partnership's management to market its Holland, Michigan property for sale and (2) revised occupancy estimates on the Dry Ridge Outlet Center, the Horizon Outlet Center - Traverse City and the New Mexico Outlet Center that indicated a permanent impairment in their value. In addition, the expense includes $1.8 million related to development projects which will not be pursued. At December 31, 1996, the Holland, Michigan property was classified as held for sale and subsequently reclassified in 1997 to real estate assets as described above.

NOTE 5--DEBT ALLOCATED FROM HORIZON PARTNERSHIP

    Debt allocated from Horizon Partnership, as of December 31, 1997 and 1996, reflects an allocation of debt from Horizon Partnership that is based upon the proportionate use of debt proceeds used by HGP LP's portfolio of outlet center properties for development and expansion compared to Horizon Partnership's total portfolio which resulted in an allocation of 23.5% and 23.8% of Horizon Partnership's debt to HGP LP as of December 31, 1997 and 1996, respectively. The weighted average rate of interest was 8.7%, 8.8% and 9.6% for the years ended December 31, 1997, 1996 and 1995, respectively.

    Cash paid for interest was $12.6 million, $11.1 million and $4.8 million for the years ended December 31, 1997, 1996 and 1995, respectively. Capitalized interest was $1.1 million, $4.5 million, and $2.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                         HORIZON GROUP PROPERTIES, L.P.

    The aggregate amount of all required principal payments for debt allocated from Horizon Partnership based upon the proportionate allocation of Horizon Partnership's actual debt maturities as of December 31, 1997, were as follows:

                                                                            (IN
                                                                        THOUSANDS)
                                                                       -------------
1998                                                                    $     2,244
1999                                                                         60,977
2000                                                                          6,833
2001                                                                          7,581
2002                                                                         18,930
Thereafter                                                                   50,281
                                                                       -------------
                                                                        $   146,846
                                                                       -------------
                                                                       -------------

    The carrying amounts of the debt allocated from Horizon Partnership approximate their fair value. The fair value of HGP LP's long-term debt allocated from Horizon Partnership is estimated using discounted cash flow analyses, based on the incremental borrowing rates for similar types of borrowing arrangements. The carrying value of cash and cash equivalents, receivables and payables approximate their fair value due to their short-term nature.

    An extraordinary charge resulting from the early retirement of debt was allocated from Horizon Partnership to HGP LP based upon the aforementioned debt allocation methodology and equaled $0.8 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively.

NOTE 6--DEFERRED COSTS AND OTHER ASSETS

                                                                                               DECEMBER 31,
                                                                                         -------------------------
                                                                                             1997          1996
                                                                                         -------------  ----------
                                                                                              (IN THOUSANDS)
Deferred costs consist of the following:

Deferred leasing costs                                                                     $   4,714    $    4,625
Deferred financing costs                                                                       2,446         2,508
                                                                                         -------------  ----------
                                                                                               7,160         7,133
Accumulated amortization                                                                      (2,227)       (1,358)
                                                                                         -------------  ----------
                                                                                           $   4,933    $    5,775
                                                                                         -------------  ----------
                                                                                         -------------  ----------
Other assets consist of the following:
Escrow deposits                                                                            $     281    $    1,239
Future development projects                                                                                    948
Other                                                                                          1,103         1,854
                                                                                         -------------  ----------
                                                                                           $   1,384    $    4,041
                                                                                         -------------  ----------
                                                                                         -------------  ----------

NOTE 7--DUE FROM JOINT VENTURE

    At December 31, 1997 and 1996, HGP LP's financial statements include $11.6 million and $13.8 million, respectively, due from an unconsolidated joint venture in which Horizon Partnership has a 45%

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 7--DUE FROM JOINT VENTURE (CONTINUED) interest. The amount due represents cash advances for construction of an expansion to an existing center ("Joint Venture"). Horizon Partnership is also a guarantor of a $17.0 million construction loan of the Joint Venture. The outstanding balance of the loan was $11.6 million at December 31, 1997. Cash receipts from debt obtained and net cash flows generated by the Joint Venture are applied to outstanding advances to the Joint Venture from its partners prior to distributions to the partners.

NOTE 8--LEASES

    Space in the outlet centers is leased to various tenants under operating leases which are generally for 5 to 10 year periods. The leases usually grant tenants renewal options and provide for additional or contingent rents based on certain operating expenses as well as tenants' sales volume. It is expected that expiring leases will be renewed or replaced by other leases in the normal course of business.

    Minimum future rentals to be received under non-cancelable leases for the HGP LP properties are summarized as follows:

                                                                                    (IN
                                                                             THOUSANDS)
                                                                            -------------
1998                                                                          $  18,527
1999                                                                             16,437
2000                                                                             14,190
2001                                                                             10,380
2002                                                                              7,110
Thereafter                                                                       26,491
                                                                            -------------
Total                                                                         $  93,135
                                                                            -------------
                                                                            -------------

    The above scheduled rentals are subject to the usual business risks associated with collection.

    A land lease for one of the outlet centers included in the HGP LP properties is an operating lease agreement expiring in the year 2056. At December 31, 1997, minimum cash rental commitments to the expiration date were $30.9 million, of which $527,000 is due in each of the next five years, adjusted biannually for changes in the Consumer Price Index.

    On July 1, 1997, Horizon Partnership entered into an agreement with Chelsea GCA Realty Partnership, L.P. ("Chelsea") for lease of the outlet center in Algodones, New Mexico (the "New Mexico Outlet Center"). The term of the lease was two years, but could be terminated by Chelsea upon 30 days written notice at any time after December 31, 1997 (the "Lease Term"). The agreement gave Chelsea the right, during the Lease Term, to relocate any and all of the tenants to Chelsea's outlet center located in Santa Fe, New Mexico. Chelsea was responsible for all costs of operating the New Mexico Outlet Center during the Lease Term. At closing, Chelsea prepaid the non-refundable $4.0 million rent. Rental payments were recognized for financial statement purposes on a straight-line basis over the expected two year Lease Term. On November 25, 1997, Chelsea gave written notice of termination, effective January 2, 1998. Accordingly, HGP LP recorded $4.0 million of income in 1997 as a result of the revised Lease Term.

                         HORIZON GROUP PROPERTIES, L.P.

NOTE 9--SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information regarding non-cash investing and financing activities are as follows:

                                                                                               (IN THOUSANDS)
                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Reclassification of assets held for sale to real estate assets.......................  $   6,458
Reclassification of real estate assets to assets held for sale.......................      2,638  $   8,635
Acquisition of property for debt assumed.............................................                        $   8,700

NOTE 10--CONTINGENCIES

    In December 1997, a purported shareholder of Horizon filed a class action lawsuit naming Horizon and several of its current and former directors as defendants. The lawsuit claims, among other things, that the directors of Horizon breached their fiduciary duties to Horizon's shareholders in approving the merger between Horizon and Prime and that the consideration to be paid to Horizon's shareholders in such a merger is unfair and inadequate. The lawsuit requests that the merger be enjoined or, in the event that the merger is consummated, that the merger be rescinded or damages be awarded to class members. Horizon's management believes the suit is without merit and intends to vigorously defend the action. Horizon's management is unable to predict the likely outcome of the action, but does not believe the ultimate outcome of the pending litigation will have a material adverse impact on HGP LP's financial position and results of operations.

NOTE 11--SUBSEQUENT EVENT

    On March 6, 1998, Nomura Asset Capital Corporation ("Nomura") entered into a non-binding commitment letter pursuant to which Nomura will provide a credit facility in the aggregate principal amount of $120,000,000 to the entities which own the HGP LP properties (the "HGP Credit Facility") upon consummation of the Merger Agreement.

                         HORIZON GROUP PROPERTIES, L.P.
                               DECEMBER 31, 1997

SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                    COSTS CAPITALIZED
                                                                  SUBSEQUENT TO INITIAL
                                                                      DEVELOPMENT OR       GROSS AMOUNT AT WHICH CARRIED AT CLOSE
                                       INITIAL COST TO HGP LP         ACQUISITION(A)                     OF PERIOD
                                      -------------------------  ------------------------  --------------------------------------
                                                  BUILDINGS AND             BUILDINGS AND              BUILDINGS AND
PROPERTY                ENCUMBRANCE      LAND     IMPROVEMENTS     LAND     IMPROVEMENTS      LAND     IMPROVEMENTS      TOTAL
----------------------  ------------  ----------  -------------  ---------  -------------  ----------  -------------  -----------
Bellport                 $7,164,800   $  460,700   $16,036,400   $ 355,800   $   318,500   $  816,500   $16,354,900   $17,171,400
Dry Ridge                 2,724,400      995,900     8,627,500      (1,700)   (5,567,500)     994,200     3,060,000     4,054,200
Holland                   7,772,000      791,600    12,265,800       3,100    (6,841,800)     794,700     5,424,000     6,218,700
Laughlin                 35,494,600                 43,571,500                     1,600                 43,573,100    43,573,100
Medford                   5,047,200      269,600    18,586,100     144,400       356,300      414,000    18,942,400    19,356,400
Monroe                                   815,000    17,982,900     225,800     1,936,800    1,040,800    19,919,700    20,960,500
Norton Shores-
  Lakeshore
  Marketplace            21,095,400    3,538,300    22,346,900     225,900     1,094,700    3,764,200    23,441,600    27,205,800
Sealy                     9,424,300      827,400    13,454,700      18,100     4,169,500      845,500    17,624,200    18,469,700
Somerset                 10,849,700    1,750,000    16,460,300                   237,100    1,750,000    16,697,400    18,447,400
Traverse City             1,909,000      675,600     7,976,000                (5,000,500)     675,600     2,975,500     3,651,100
Tulare                   20,128,400    3,330,900    16,188,000     416,200     1,752,600    3,747,100    17,940,600    21,687,700
Warrenton                12,138,700    1,982,500    14,760,800       8,300     5,750,400    1,990,800    20,511,200    22,502,000
Miscellaneous(b)         13,097,900       42,500     5,445,600       5,700     4,421,100       48,200     9,866,700     9,914,900
                        ------------  ----------  -------------  ---------  -------------  ----------  -------------  -----------
  Total                 1$46,846,400  $15,480,000  $213,702,500  $1,401,600  $ 2,628,800   $16,881,600  $216,331,300  $233,212,900
                        ------------  ----------  -------------  ---------  -------------  ----------  -------------  -----------
                        ------------  ----------  -------------  ---------  -------------  ----------  -------------  -----------


                        ACCUMULATED     DATE OF      DATE OF
PROPERTY                DEPRECIATION  CONSTRUCTION  ACQUISITION
----------------------  ------------  ------------  ----------
Bellport                 $2,072,400       1992         1995
Dry Ridge                                 1991         1995
Holland                     297,300       1988         1995
Laughlin                     71,600       1996          --
Medford                   2,345,600       1991         1995
Monroe                    5,829,800       1987          --
Norton Shores-
  Lakeshore
  Marketplace             1,272,100       1995          --
Sealy                     1,316,100       1995         1995
Somerset                  2,375,900       1990         1993
Traverse City                29,800       1990          --
Tulare                      658,300       1995          --
Warrenton                 1,688,900       1993         1995
Miscellaneous(b)          2,065,200       1995          --
                        ------------
  Total                  $20,023,000
                        ------------
                        ------------

Depreciation of the investment in buildings and improvements reflected in the Statements of Operations is calculated over the estimated useful lives of the assets as follows:

Buildings                       31.5 years
                                Shorter of 10 years or useful
Improvements                    life
Furniture, fixtures and
  equipment                     3-7 years

Notes:

(a) Includes adjustments for the impairment of long-lived assets.

(b) Encumbrance reflects allocated debt from Horizon Partnership on assets held for sale at December 31, 1997.

                         HORIZON GROUP PROPERTIES, L.P.

                             NOTES TO SCHEDULE III

                               DECEMBER 31, 1997

1. RECONCILIATION OF REAL ESTATE PROPERTIES:

    The following table reconciles the real estate properties from January 1, 1995 to December 31, 1997:

                                                         YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------
                                                   1997            1996            1995
                                              --------------  --------------  --------------
Balance, Beginning of Period................  $  224,313,900  $  226,086,000  $   56,844,900
  Additions during Period
    Development of New Projects.............       6,209,800      32,329,900      54,061,000
    Improvements of Existing
      Properties............................       3,535,600       1,101,000       3,145,000
    Acquisitions............................                                     112,035,100
    Write down to net book value(1).........                      (4,098,000)
    Transfer of Assets Held for Sale........       3,707,500      (8,376,000)
    Retirements.............................      (1,582,700)
    Write down for impaired
      Properties............................      (2,971,200)    (22,729,000)
                                              --------------  --------------  --------------
Balance, End of Period......................  $  233,212,900  $  224,313,900  $  226,086,000
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------

    The following table reconciles the accumulated depreciation from January 1, 1995 to December 31, 1997:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1997           1996           1995
                                                  -------------  -------------  -------------
Balance, Beginning of Period....................  $  12,356,400  $  11,247,000  $   7,324,600
  Additions during Period
    Depreciation................................      9,249,300      5,207,400      3,922,400
    Retirements.................................     (1,582,700)
    Write down to net book value(1).............                    (4,098,000)
                                                  -------------  -------------  -------------
Balance, End of Period..........................  $  20,023,000  $  12,356,400  $  11,247,000
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

(1) The cost basis of impaired assets and assets for sale have been adjusted to reflect the write-off of accumulated depreciation.

                         HORIZON GROUP PROPERTIES, L.P.

                             BASIS OF PRESENTATION
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997

    The accompanying Unaudited Pro Forma Combined Balance Sheet reflects the following transactions which are expected to occur subsequent to December 31, 1997: (a) the acquisition of the Prime Transferred Properties, including assumed issuance of debt to finance the acquisition; (b) the refinancing of debt; and
(c) the issuance of common stock and common units.

    The accompanying Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 reflects the following transaction, which occurred or are expected to occur subsequent to December 31, 1997, as if they had occurred on January 1, 1997: (a) the acquisition of the Prime Transferred Properties, including assumed issuance of debt to finance the acquisition; (b) the refinancing of debt; and (c) the issuance of common stock and common units.

    The accompanying Unaudited Pro Forma Combined Financial Statements have been prepared by management of Horizon Partnership and do not purport to be indicative of the results which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the Notes to the Pro Forma Combined Financial Statements.

                        PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          PRIME
                                                                       TRANSFERRED
                                                                       PROPERTIES     PRO FORMA
                                                         HGP LP [A]        [B]       ADJUSTMENTS   PRO FORMA
                                                        ------------  -------------  -----------  -----------
ASSETS
Investment in rental property, net....................   $  213,190     $  27,047     $ (83,138)[C]  $ 157,099
Cash and cash equivalents.............................        3,581       (25,958)       26,015[D]      3,638
Restricted cash.......................................          281                                      281
Accounts receivable, net..............................          395           336                        731
Deferred charges, net.................................        4,933                      (4,933)[E]
Due from affiliates, net..............................       11,639            44                     11,683
Investment in partnerships[F].........................          309                                      309
Assets held for sale..................................        1,933                                    1,933
Other assets..........................................        1,075                                    1,075
                                                        ------------  -------------  -----------  -----------
    Total assets......................................   $  237,336     $   1,469     $ (62,056)   $ 176,749
                                                        ------------  -------------  -----------  -----------
                                                        ------------  -------------  -----------  -----------

LIABILITIES AND PARTNERS' CAPITAL
Mortgages and other debt..............................   $  146,846                   $ (19,459)[G]  $ 127,387
Accrued interest......................................          818                                      818
Real estate taxes payable.............................        1,322     $     375                      1,697
Construction costs payable............................          417                                      417
Accounts payable and other liabilities................        4,771         1,094                      5,865
                                                        ------------  -------------  -----------  -----------
    Total liabilities.................................      154,174         1,489       (19,459)     136,184
Partners' capital[H]..................................       83,162                     (42,597)[I]     40,565
                                                        ------------  -------------  -----------  -----------
    Total liabilities and partners' capital...........   $  237,336     $   1,469     $ (62,056)   $ 176,749
                                                        ------------  -------------  -----------  -----------
                                                        ------------  -------------  -----------  -----------

          See accompanying Notes to Pro Forma Combined Balance Sheet.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[A] Certain reclassifications have been made to HGP LP's balance sheet to conform to Prime Partnership's balance sheet presentation.

[B] To reflect the purchase of the Prime Transferred Properties using the purchase method of accounting. Amounts represent purchase price allocation.

[C] To adjust Investment in Rental Property to their estimated fair value based upon a direct capitalization of each property's estimated net operating income. Property capitilization rates were based upon various factors including property location, historical operating performance, occupancy rates and industry information relating to sales of outlet centers.

[D] Represents the proceeds from the financing of the Prime Transferred
    Properties.

[E] Reflects the elimination of Deferred Charges in connection with the Transactions.

[F] HGP LP holds a 45% interest in a real estate venture (Bellport outlet center
    Phase II & III) that is accounted for using the equity method of accounting. The condensed combined balance sheet of this venture and its condensed statements of operations are summarized as follows:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Total assets, primarily rental property.........................................   $   26,974
                                                                                  ------------
                                                                                  ------------
Liabilities, primarily long-term debt...........................................   $   24,056(i)
Partners' capital...............................................................        2,918
                                                                                  ------------
Total liabilities and partners' capital.........................................   $   26,974
                                                                                  ------------
                                                                                  ------------

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Revenues........................................................................   $    2,050
Operating expense...............................................................          749
Interest expense................................................................          650
Depreciation and amortization...................................................           65
                                                                                  ------------
Net income......................................................................   $      586
                                                                                  ------------
                                                                                  ------------

------------------------

Note:

(i) Includes mortgages of $11,631 pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the formation of HGP LP and (a) is collateralized by Phase II and III, (b) bears interest at 30-day LIBOR plus 1.9%, (c) matures three years from the initial closing of the mortgage loan commitment, and (d) requires monthly interest-only payments. In addition, the amount includes approximately $10,600 due to HGP LP relating to cash advances to fund construction of Phase II and III.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

[G] Decrease in Mortgages and Other Debt reflects the following:

                                                PRO FORMA                                    DEBT
                                              MORTGAGES AND  INTEREST   MATURITY            SERVICE
DESCRIPTION                   COLLATERAL       OTHER DEBT      RATE       DATE            REQUIREMENT
-------------------------  -----------------  -------------  ---------  ---------  -------------------------
Mortgage debt............  (i)                 $   108,225       7.60% ii)   (iv)  Monthly interest-only,
                                                                                     mandatory annual
                                                                                     principal payments
                                                                                     totaling $1,500, $1,500
                                                                                     and $2,000 in years 1,
                                                                                     2 and 3, respectively,
                                                                                     after the loan closing
                                                                                     date
Mortgage debt............  Bellport                 10,891      10.25%   7/1/18    25-year amort, monthly
                                                                                     principal and interest
Unsecured note...........  None                      4,000       8.50%   6/1/98    Monthly interest-only
Capital lease
  obligations............  Office building           3,128       8.20%  ii)  Various Various
                           and equipment
Unsecured note...........  None                        811       8.00%   Various   Various
Other capital lease
  obligations............  Equipment                   332       9.50%   Various   Various
                                              -------------
HGP LP pro forma mortgages and other debt...       127,387
Historical mortgages and other debt at
  12/31/97..................................      (146,846)
                                              -------------
Pro forma adjustment to mortgages and other
  debt......................................   $   (19,459)(v)
                                              -------------
                                              -------------

------------------------

Notes:

(i) Pursuant to a mortgage loan commitment expected to be closed simultaneously upon closing of the formation of HGP LP, the mortgage debt will be collateralized by the following properties: Laughlin, Tulare, Medford, Dry Ridge, Warrenton, Monroe, Holland, Somerset, Sealy, Traverse City, Norton Shores, Indiana, and Nebraska. In connection with the mortgage loan commitment, Prime Partnership will guarantee up to $10,000 in principal. If HGP LP receives capital contributions of at least $50,000 which are used to repay the mortgage loan, then Prime Partnership will be released from such guaranty.

(ii) Based on 30-day LIBOR plus 1.9% assuming 30-day LIBOR equals 5.7%.

(iii) Based on 30-day LIBOR plus 2.5% assuming 30-day LIBOR equals 5.7%.

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(iv) The maturity date will be three years from the initial closing of the mortgage loan commitment.

(v) Includes indebtedness on Indiana and Nebraska of $26,015 and eliminating the debt allocated to HGP LP and included in its historical financial statements of $45,474 based upon the proportionate use of debt methodology (see Note 2 of the historical combined financial statements of HGP LP, included elsewhere herein).

[H] Issuance of 3,389,000 HGP LP Common Units at $0.01 par value. Reflects the elimination of predecessor owners' capital and adjusting certain assets to their estimated fair value. The number of units to be issued to the unit holders of Prime Partnership and Horizon Partnership is calculated as follows:

                                                            HORIZON PARTNERSHIP UNITHOLDERS              PRIME PARTNERSHIP
                                                    ------------------------------------------------        UNITHOLDERS
                                                                                           GENERAL    ------------------------
                                                                 LIMITED      GENERAL      PARTNER      LIMITED      GENERAL
                                                                 PARTNER      PARTNER     SERIES B      PARTNER      PARTNER
                                                      TOTAL      COMMON       COMMON      PREFERRED     COMMON       COMMON
                                                      UNITS       UNITS        UNITS        UNITS        UNITS        UNITS
                                                    ---------  -----------  -----------  -----------  -----------  -----------
Total units as of December 31, 1997...............     28,294                                              8,505       35,226(i)
Common Unit award to Horizon Partnership executive
  officer.........................................         50
Units to be exchanged for Prime Partnership Common
  Units...........................................     (4,227)      4,427
Exchange ratio....................................                 0.9193
                                                    ---------  -----------
    Subtotal......................................                  3,886
Units to be exchanged for Prime Partnership Common
  Units and Prime Partnership Series B Preferred
  Units in the Partnership Merger.................     24,117                   24,117       24,117
                                                    ---------
                                                    ---------
Exchange ratio....................................                               0.597        0.200
                                                               -----------  -----------  -----------       -----   -----------
    Subtotal......................................                  3,886       14,398        4,823        8,505       35,226
Divide by applicable distribution ratio (ii)......                     20           20        16.72           20           20
                                                               -----------  -----------  -----------       -----   -----------
    HGP LP Common Units...........................                    194          720          289          425        1,761
                                                               -----------  -----------  -----------       -----   -----------
                                                               -----------  -----------  -----------       -----   -----------

------------------------

Notes:

(i) As adjusted for the conversion of Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units to HGP LP Common Units at the conversion ratio of approximately 1.196 to 1.0 and 1.0 to 1.0, respectively.

(ii) Pursuant to the HGP LP Common Unit Distribution, the Prime Partnership will declare a distribution of the HGP LP Common Units to the record holders of Prime Partnership Common Units, Prime Partnership Series B Preferred Units and Prime Partnership Series C Preferred Units immediately following the Partnership Merger such that each Prime Partnership Series B Preferred Unit will entitle the holder thereof to receive approximately 1.196 times the number or portion of

                   NOTES TO PRO FORMA COMBINED BALANCE SHEET

                         HORIZON GROUP PROPERTIES, L.P.

                            AS OF DECEMBER 31, 1997

                                  (UNAUDITED)
                                 (IN THOUSANDS)

    HGP LP Common Units distributed in respect of each Prime Partnership Common Unit and Prime Partnership Series C Preferred Unit.

Unit Ownership Summary:

                                                                                         HGP LP OWNERHIP
                                                                         ------------------------------------------------
                                                                           LIMITED      GENERAL
                                                                           PARTNER      PARTNER
                                                                           COMMON       COMMON
                                                                            UNITS        UNITS       TOTAL    PERCENTAGE
                                                                         -----------  -----------  ---------  -----------
Prime Partnership Unitholders..........................................         425        1,761       2,186       64.50%
Horizon Partnership Unitholders........................................         194        1,009       1,203       35.50%
                                                                              -----        -----   ---------  -----------
HGP LP Common Units....................................................         619        2,770       3,389      100.00%
                                                                              -----        -----   ---------  -----------
                                                                              -----        -----   ---------  -----------
Ownership percentage...................................................       18.26%       81.74%     100.00%
                                                                              -----        -----   ---------
                                                                              -----        -----   ---------

[I] Reflects the following:

Issuance of 3,389,000 HGP LP Common Units based on purchase price allocation (see Note H)........................................  $  40,565
Elimination of HGP LP's historical partners' capital.............    (83,162)
                                                                   ---------
                                                                   $ (42,597)
                                                                   ---------
                                                                   ---------

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         HORIZON GROUP PROPERTIES, L.P.

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

                                                                            PRIME
                                                                         TRANSFERRED
                                                                         PROPERTIES      PRO FORMA
                                                           HGP LP [A]        [B]        ADJUSTMENTS     PRO FORMA
                                                          ------------  -------------  --------------  -----------
REVENUES
Base rents..............................................   $   23,129     $   4,287                     $  27,416
Percentage rents........................................          151                                         151
Tenant reimbursements...................................        7,116         2,225                         9,341
Interest and other......................................        2,147           491                         2,638
                                                          ------------       ------                    -----------
    Total revenues......................................       32,543         7,003                        39,546
EXPENSES
Property operating......................................        6,153         1,709                         7,862
Real estate taxes.......................................        3,036           746                         3,782
Depreciation and amortization...........................       10,228         1,586    $   (7,325)[C]       4,489
General and administrative..............................        2,813                         687[D]        3,500
Interest................................................       11,497         1,757        (3,220)[E]      10,034
Impairment and severance................................        6,949                                       6,949
Other charges...........................................        2,163           133           400[F]        2,696
                                                          ------------       ------    --------------  -----------
    Total expenses......................................       42,839         5,931        (9,458)         39,312
                                                          ------------       ------    --------------  -----------
NET INCOME (LOSS).......................................   $  (10,296)    $   1,072    $    9,458       $     234
                                                          ------------       ------    --------------  -----------
                                                          ------------       ------    --------------  -----------
EARNINGS PER COMMON UNIT:
  General partner.......................................                                                $    0.07
                                                                                                       -----------
                                                                                                       -----------
  Limited partner.......................................                                                $    0.07
                                                                                                       -----------
                                                                                                       -----------
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
  General partner.......................................                                                    2,770
  Limited partner.......................................                                                      619
                                                                                                       -----------
    Total...............................................                                                    3,389
                                                                                                       -----------
                                                                                                       -----------

     See accompanying Notes to Pro Forma Combined Statement of Operations.

              NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         HORIZON GROUP PROPERTIES, L.P.
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

[A] Historical statement of operations of HGP LP for the year ended December 31, 1997 included elsewhere herein.

[B] To reflect the operations of the Prime Transferred Properties.

[C] Represents the depreciation expense of HGP LP real estate at fair value compared to historical cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which have a useful life of approximately 31.5 years. The calculation of depreciation of rental property for the year ended December 31, 1997 is as follows:

Pro forma basis of HGP LP at fair value................................................  $ 157,099
Less: Fair value allocated to land.....................................................    (15,710)
                                                                                         ---------
Pro forma basis of HGP LP depreciable rental property at fair value....................    141,389
Divide by 31.5 years...................................................................       31.5
                                                                                         ---------
Annual pro forma depreciation expense..................................................      4,489
Historical depreciation................................................................    (11,814)
                                                                                         ---------
Pro forma adjustment to depreciation expense...........................................  $  (7,325)
                                                                                         ---------
                                                                                         ---------

[D] Increase results from identified historical costs of certain items, primarily salaries and benefits costs and public reporting expenses which are expected to increase as follows:

                                                                                                  YEAR ENDED
                                                                                                 DECEMBER 31,
                                                                                                     1997
                                                                                                 -------------
Estimated pro forma general and administrative costs for the year ended December 31, 1997......    $   3,500
Elimination of historical general and administrative costs.....................................       (2,813)
                                                                                                 -------------
Pro forma adjustment to general and administrative costs.......................................    $     687
                                                                                                 -------------
                                                                                                 -------------

[E] Interest expense computed as follows:

                                                                       PRO FORMA                      PRO FORMA
                                                                     MORTGAGES AND     INTEREST       INTEREST
DESCRIPTION                       COLLATERAL                          OTHER DEBT         RATE          EXPENSE
--------------------------------  ---------------------------------  -------------  ---------------  -----------
Mortgage debt...................  (i)                                 $   108,225        7.60%(ii)    $   8,225
Mortgage debt...................  Bellport                                 10,891       10.25%            1,116
Unsecured note..................  None                                      4,000        8.50%              340
Capital lease obligations.......  Office building and equipment             3,128        8.20%(iii)         256
Unsecured note..................  None                                        811        8.00%               65
Other capital lease
  obligations...................  Equipment                                   332        9.50%               32
                                                                     -------------                   -----------
Total...........................                                      $   127,387                        10,034
                                                                     -------------
                                                                     -------------
Historical interest expense for the year ended December 31, 1997...................................     (13,254)
                                                                                                     -----------
Pro forma adjustment to interest expense...........................................................   $  (3,220)
                                                                                                     -----------
                                                                                                     -----------

    The effect of a 1/8% variance in the interest rate of the debt issued would be approximately $159.

------------------------

Notes:

(i) Pursuant to a mortgage loan commitment expected to be closed simultaneously upon the formation of HGP LP. The mortgage debt will be collateralized by the following properties: Laughlin, Tulare,

                         HORIZON GROUP PROPERTIES, L.P.
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER UNIT INFORMATION)

    Medford, Dry Ridge, Warrenton, Monroe, Holland, Somerset, Sealy, Traverse City, Norton Shores, Indiana, and Nebraska.

(ii) Based on 30-day LIBOR plus 1.9% assuming 30-day LIBOR equals 5.7%.

(iii) Based on 30-day LIBOR plus 2.5% assuming 30-day LIBOR equals 5.7%.

[F] Represents the 4.0% annual fee payable to Prime Partnership pursuant to the terms of the Prime Guaranty.

                                   APPENDIX A
                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                             INDEX OF DEFINED TERMS

ACQUISITION PROPOSAL....................................................  4.3(a)
AFFILIATE...............................................................  2.13
AFFILIATES..............................................................  4.4
AGREEMENT...............................................................  PREAMBLE
AICPA STATEMENT.........................................................  5.1(b)
BASE AMOUNT.............................................................  7.2
BREAK-UP EXPENSES.......................................................  7.2
BREAK-UP FEE............................................................  7.2
BREAK-UP FEE TAX OPINION................................................  7.2
C&C RECITAL.............................................................  W
C&C RETAIL..............................................................  RECITAL W
C&C/HORIZON CONTRIBUTION AGREEMENT......................................  RECITAL W
C&C/MURDOCK AGREEMENTS..................................................  RECITAL W
C&C/PRIME LLC...........................................................  RECITAL W
CERTIFICATES............................................................  1.14(c)(i)
CLOSING.................................................................  1.4
CLOSING DATE............................................................  1.4
CODE....................................................................  RECITAL Q
COMMITMENT..............................................................  4.1(i)
CONFIDENTIALITY AGREEMENT...............................................  5.2
CONTRIBUTION AGREEMENT..................................................  RECITAL F
CONTROLLED GROUP MEMBER.................................................  2.14
CORPORATE EXCHANGE FUND.................................................  1.14(b)(i)
DELAWARE CERTIFICATE OF MERGER..........................................  RECITAL J
DELAWARE SECRETARY......................................................  1.5(a)
DESIGNATED PROPERTIES...................................................  1.18
DISSENTING SHARES.......................................................  1.13(b)
DRULPA..................................................................  1.1(a)
EMPLOYEE PLAN...........................................................  2.14
ENCUMBRANCES............................................................  2.9(a)
ENVIRONMENTAL LAWS......................................................  2.12
ERISA...................................................................  2.14
EXCESS SHARES...........................................................  1.14(g)(ii)
EXCHANGE ACT............................................................  1.8
EXCHANGE AGENT..........................................................  1.14(a)
EXCHANGE FUND...........................................................  1.14(b)(ii)
EXCHANGE TRUST..........................................................  1.14(g)(ii)
FINAL COMPANY DIVIDEND..................................................  1.14(d)(i)
GAAP....................................................................  2.6
GOVERNMENTAL ENTITY.....................................................  2.5(d)
HAZARDOUS SUBSTANCES....................................................  2.12
HORIZON.................................................................  PREAMBLE
HORIZON ARTICLES OF INCORPORATION.......................................  2.1
HORIZON BYLAWS..........................................................  2.1
HORIZON CAPITAL BUDGET..................................................  4.1(i)
HORIZON COMMON SHARE....................................................  1.2
HORIZON DIRECTOR STOCK OPTION PLAN......................................  2.3(b)
HORIZON DISCLOSURE LETTER...............................................  2.2(a)
HORIZON ECONOMIC LOSSES.................................................  6.2(a)

                                  Appendix A-i

HORIZON ENVIRONMENTAL REPORTS...........................................  2.12
HORIZON FINANCIAL STATEMENT DATE........................................  2.7
HORIZON LEASES..........................................................  2.10(b)
HORIZON LONG-TERM INCENTIVE PLAN........................................  2.3(b)
HORIZON MATERIAL ADVERSE CHANGE.........................................  2.7
HORIZON MATERIAL ADVERSE EFFECT.........................................  2.1
HORIZON/MERGER ARTICLES OF INCORPORATION................................  1.2
HORIZON/MERGER BYLAWS...................................................  1.2
HORIZON OP UNIT.........................................................  1.11(b)
HORIZON PARTNER APPROVALS...............................................  5.1(g)
HORIZON PARTNERSHIP.....................................................  PREAMBLE
HORIZON PARTNERSHIP CONTRIBUTION........................................  RECITAL F
HORIZON PERMITS.........................................................  2.19
HORIZON PROPERTIES......................................................  2.9(a)
HORIZON SEC DOCUMENTS...................................................  2.6
HORIZON SHAREHOLDER APPROVALS...........................................  2.5(a)
HORIZON SHAREHOLDERS MEETING............................................  5.1(d)
HORIZON STOCK OPTIONS...................................................  2.3(b)
HORIZON SUBSIDIARIES....................................................  2.2(a)
HORIZON/SUBSIDIARY ARTICLES OF MERGER...................................  RECITAL L
HORIZON/SUBSIDIARY CERTIFICATE OF MERGER................................  RECITAL L
HORIZON/SUBSIDIARY MERGER...............................................  RECITAL L
HORIZON/SUBSIDIARY MERGER EFFECTIVE TIME................................  1.5(b)
HORIZON TITLE INSURANCE POLICIES........................................  2.9(b)
HORIZON 1993 STOCK OPTION PLAN..........................................  2.3(b)
HORIZON 1997 STOCK OPTION PLAN..........................................  2.3(b)
INDEBTEDNESS............................................................  2.20(b)
INDEMNIFIED LIABILITIES.................................................  5.9(a)
INDEMNIFIED PARTIES.....................................................  5.9(a)
INTERESTED STOCKHOLDER..................................................  2.24
IRS.....................................................................  2.14(b)
KNOWLEDGE OF PRIME......................................................  3.20
KNOWLEDGE OF HORIZON....................................................  2.28
LAWS....................................................................  2.5(d)
LIENS...................................................................  2.2(b)
MARYLAND DEPARTMENT.....................................................  1.5(b)
MBCA....................................................................  1.2
MERGERS.................................................................  RECITAL C
MERGER CONSIDERATION....................................................  1.11(e)
MGCL....................................................................  1.2
MICHIGAN DEPARTMENT.....................................................  1.5(b)
MURDOCK.................................................................  RECITAL W
MURDOCK/PACIFIC AGREEMENT...............................................  RECITAL W
NEWCO...................................................................  PREAMBLE
NEWCO COMMON SHARES.....................................................  RECITAL O
NEWCO LP................................................................  PREAMBLE
NEWCO LP COMMON UNIT....................................................  1.16(c)
NEWCO PARTNER APPROVALS.................................................  5.1(g)
NYSE....................................................................  1.14(g)(ii)
ORIGINAL MERGER AGREEMENT...............................................  RECITAL A
OUTSIDE PROPERTY MANAGEMENT AGREEMENTS..................................  2.20(f)

                                 Appendix A-ii

PACIFIC.................................................................  RECITAL W
PARTNER APPROVALS.......................................................  5.1(g)
PARTNERSHIP EXCHANGE FUND...............................................  1.14(b)(ii)
PARTNERSHIP MERGER......................................................  RECITAL I
PARTNERSHIP MERGER CONSIDERATION........................................  1.11(c)
PARTNERSHIP MERGER EFFECTIVE TIME.......................................  1.5(a)
PAYOR...................................................................  7.2
PENSION PLAN............................................................  2.14
PERSON..................................................................  2.2(a)
PRIME...................................................................  PREAMBLE
PRIME ARTICLES OF INCORPORATION.........................................  3.1
PRIME BYLAWS............................................................  3.1
PRIME COMMON SHARES.....................................................  3.3(a)
PRIME COMMON UNIT.......................................................  1.11(b)
PRIME CORPORATE COMMON DISTRIBUTION.....................................  RECITAL P
PRIME CORPORATE CONTRIBUTION............................................  RECITAL O
PRIME DISCLOSURE LETTER.................................................  3.2(a)
PRIME ECONOMIC LOSSES...................................................  6.3(a)
PRIME FINANCIAL STATEMENT DATE..........................................  3.7
PRIME/HORIZON ARTICLES OF MERGER........................................  RECITAL M
PRIME/HORIZON MERGER EFFECTIVE TIME.....................................  1.5(c)
PRIME/HORIZON MERGER....................................................  RECITAL M
PRIME/HORIZON MERGER CONSIDERATION......................................  1.11(d)
PRIME LEASES............................................................  3.10(b)
PRIME MATERIAL ADVERSE CHANGE...........................................  3.7
PRIME MATERIAL ADVERSE EFFECT...........................................  3.1
PRIME OP UNITS..........................................................  3.3(e)
PRIME PARTNER APPROVALS.................................................  5.1(g)
PRIME PARTNERSHIP.......................................................  PREAMBLE
PRIME PARTNERSHIP AGREEMENT.............................................  1.14(d)(i)
PRIME PARTNERSHIP COMMON DISTRIBUTION...................................  RECITAL K
PRIME PARTNERSHIP SPECIAL DISTRIBUTION..................................  RECITAL G
PRIME PERMITS...........................................................  3.15
PRIME PREFERRED SHARES..................................................  3.3(a)
PRIME PROPERTIES........................................................  3.9(a)
PRIME REGULAR QUARTERLY DISTRIBUTIONS...................................  3.7
PRIME SEC DOCUMENTS.....................................................  3.6
PRIME SERIES A PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES B PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES C PREFERRED SHARES.........................................  3.3(a)
PRIME SERIES A PREFERRED UNIT...........................................  3.3(e)
PRIME SERIES B PREFERRED UNIT...........................................  1.11(b)
PRIME SERIES C PREFERRED UNIT...........................................  3.3(e)
PRIME SHAREHOLDER APPROVALS.............................................  3.5(a)
PRIME SHAREHOLDERS MEETING..............................................  5.1(c)
PRIME SPECIAL DISTRIBUTION..............................................  RECITAL H
PRIME STOCK OPTIONS.....................................................  3.3(b)
PRIME SUBSIDIARIES......................................................  3.1
PRIME TITLE INSURANCE POLICIES..........................................  3.9(b)
PROHIBITED TRANSACTION..................................................  2.14(c)
PROPERTY RESTRICTIONS...................................................  2.9(a)

                                 Appendix A-iii

PROXY STATEMENT.........................................................  5.1(a)
QUALIFYING INCOME.......................................................  7.2
RECIPIENT...............................................................  7.2
REGISTRATION STATEMENT..................................................  5.1(a)
REIT....................................................................  2.16(b)
REIT REQUIREMENTS.......................................................  7.2
SEC.....................................................................  2.5(d)
SECOND AMENDED AND RESTATED PRIME PARTNERSHIP AGREEMENT.................  1.7
SECURITIES ACT..........................................................  1.8
SHAREHOLDER APPROVALS...................................................  3.5(a)
SKY MERGER..............................................................  PREAMBLE
SKY MERGER ARTICLES OF INCORPORATION....................................  2.1
SKY MERGER BYLAWS.......................................................  2.1
SKY MERGER COMMON SHARE.................................................  1.2
SKY MERGER SHAREHOLDER APPROVALS........................................  2.5(b)
SKY MERGER STOCK OPTION.................................................  1.2
STOCK PURCHASE AGREEMENT................................................  RECITAL V
SUBJECT PRINCIPAL AMOUNT................................................  1.1(b)
SUBSIDIARY..............................................................  2.2(a)
SUPERIOR ACQUISITION PROPOSAL...........................................  4.3(d)
SURVIVING COMPANY.......................................................  1.3
SURVIVING COMPANY COMMON SHARE..........................................  1.11(d)
SURVIVING COMPANY SERIES B PREFERRED SHARE..............................  1.11(d)
SURVIVING PARTNERSHIP...................................................  1.1(a)
TAKEOVER STATUTE........................................................  2.22
TAXES...................................................................  2.16(a)
TAX PROTECTION AGREEMENTS...............................................  2.20(j)
THIRD PARTY PROVISIONS..................................................  8.5
TIER THREE PERCENTAGE...................................................  5.4(c)(ii)
TRANSFER AND GAINS TAXES................................................  5.7
TRANSFERRED PRIME PROPERTIES............................................  1.17
WELFARE PLAN............................................................  2.14
1940 ACT................................................................  2.23

                                 Appendix A-iv

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 1, 1998 by and among PRIME RETAIL, INC., a Maryland corporation ("Prime"), PRIME RETAIL, L.P., a Delaware limited partnership ("Prime Partnership"), HORIZON GROUP, INC., a Michigan corporation ("Horizon"), SKY MERGER CORP., a Maryland corporation ("Sky Merger"), HORIZON GROUP PROPERTIES, INC., a Maryland corporation ("Newco"), HORIZON GROUP PROPERTIES, L.P., a Delaware limited partnership ("Newco LP"), and HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership ("Horizon Partnership").

                                R E C I T A L S:

    A. The parties hereto (other than Newco) are parties to that certain Agreement and Plan of Merger dated as of November 12, 1997 by and among the parties hereto (the "Original Merger Agreement").

    B. The parties hereto wish to amend and restate, supersede and replace the Original Merger Agreement in its entirety by the execution and delivery of this Agreement.

    C. The Board of Directors of each of Prime and Horizon deems it advisable and in the best interests of their respective shareholders that Prime acquire certain of the assets and business of Horizon and operate under the name "Prime Retail, Inc.""; such acquisition to be effected by the consummation of the transactions set forth herein, including without limitation, the Horizon Partnership Contribution, the Prime Partnership Special Distribution, the Prime Special Distribution, the Partnership Merger, the Prime Partnership Common Distribution, the Horizon/Subsidiary Merger, the Prime/Horizon Merger, the Prime Corporate Contribution and the Prime Corporate Common Distribution (each as defined below; the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger are collectively referred to herein as the "Mergers").

    D. Newco is a Maryland corporation which, prior to the date hereof, was formed by Horizon as its wholly-owned subsidiary.

    E. Newco LP is a Delaware limited partnership, the general partnership interests and limited partnership interests of which are owned by Newco and Horizon Partnership, respectively.

    F. Upon the terms and subject to the conditions set forth herein, immediately prior to the declaration of the Prime Partnership Special
Distribution, it is contemplated that on the Closing Date (as hereinafter defined) Horizon Partnership shall contribute to Newco LP certain of its assets to Newco LP subject to obligations and liabilities relating to such properties (collectively, the "Horizon Partnership Contribution"), all as provided in the Contribution Agreement in substantially the form attached hereto as Exhibit A (the "Contribution Agreement").

    G. Upon the terms and subject to the conditions set forth herein, immediately after the Horizon Partnership Contribution, it is contemplated that on the Closing Date Prime Partnership shall declare a cash distribution (the "Prime Partnership Special Distribution") to the record holders of certain partnership interests in Prime Partnership immediately prior to the consummation of the Partnership Merger, as provided in Section 1.16(a) hereof.

    H. Upon the terms and subject to the conditions set forth herein, on the Closing Date immediately after the declaration of the Prime Partnership
Special Distribution and immediately prior to the consummation of the Partnership Merger, Prime shall declare a cash distribution (the "Prime Special Distribution") to the record holders of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares (each as defined below) immediately prior to the consummation of the Partnership Merger, as provided in
Section 1.16(b) hereof.

                                  Appendix A-1

    I. Under the terms and subject to the conditions set forth herein, after the declaration of the Prime Special Distribution, Prime, as the sole general partner of Prime Partnership, and Horizon, as the sole general partner of Horizon Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that Horizon Partnership shall merge with and into Prime Partnership, with the holders of partnership interests in Horizon Partnership receiving the consideration set forth herein (the "Partnership Merger").

    J. Upon the terms and subject to the conditions set forth herein, Prime Partnership and Horizon Partnership shall execute a Certificate of Merger
(the "Delaware Certificate of Merger") in substantially the form attached hereto as Exhibit B and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

    K. Upon the terms and subject to the conditions set forth herein, on the Closing Date and immediately after the consummation of the Partnership
Merger, Prime Partnership shall declare a distribution of all of the Newco LP Common Units (as defined below) to the record holders of certain partnership interests in Prime Partnership immediately after the consummation of the Partnership Merger (the "Prime Partnership Common Distribution"), as provided in
Section 1.16(c) hereof.

    L. Upon the terms and subject to the conditions set forth herein, immediately following the declaration of the Prime Partnership Common
Distribution, Horizon and Sky Merger shall execute (i) the Articles of Merger (the "Horizon/Subsidiary Articles of Merger") in substantially the form attached hereto as Exhibit C-1 and shall file such Horizon/Subsidiary Articles of Merger in accordance with Maryland law and (ii) the Certificate of Merger (the "Horizon/Subsidiary Certificate of Merger") in substantially the form attached hereto as Exhibit C-2 and file such Horizon/Subsidiary Certificate of Merger in accordance with Michigan law, in each case to effectuate the merger of Horizon into Sky Merger (the "Horizon/Subsidiary Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    M. Upon the terms and subject to the conditions set forth herein, immediately following the consummation of the Horizon/Subsidiary Merger,
Prime and Sky Merger shall execute the Articles of Merger (the "Prime/Horizon Articles of Merger") in substantially the form attached hereto as Exhibit D and shall file such Prime/Horizon Articles of Merger in accordance with Maryland law in order to effectuate the merger of Prime and Sky Merger (the "Prime/Horizon Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    N. Upon the terms and subject to the conditions set forth herein, after consummation of the Prime/ Horizon Merger, Prime Partnership shall make the Prime Partnership Common Distribution, as provided in Section 1.16(c) hereof.

    O. Upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Partnership Common Distribution, Surviving
Company (as defined below) shall contribute to Newco all of the Newco LP Common Units that it receives pursuant to the Prime Partnership Common Distribution and all of the Newco Common Shares (as defined below) held by Prime as a result of the Prime/Horizon Merger, and Newco shall issue to Prime shares of Newco common stock (each a "Newco Common Share") (collectively, the "Prime Corporate Contribution"), as provided in Section 1.16(d) hereof.

    P. Upon the terms and subject to the conditions set forth herein, after the consummation of the Prime Corporate Contribution, Surviving Company shall declare and make a distribution (the "Prime Corporate Common Distribution") of the Newco Common Shares to the record holders of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares (each as defined below) immediately after the consummation of the Prime/Horizon Merger, all as provided in Section 1.16(e) hereof.

    Q. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Horizon
Partnership of all of its assets to Prime Partnership in exchange for

                                  Appendix A-2
partnership interests in Prime Partnership, as provided for herein, under
Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and a liquidating distribution of such partnership interests by Newco LP to its partners under Section 731 of the Code.

    R. For federal income tax purposes, it is intended that the Horizon/Subsidiary Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(F) of the Code.

    S. For federal income tax purposes, it is intended that the Prime/Horizon Merger shall qualify as a tax-free reorganization under Section
368(a)(1)(A) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(A) of the Code.

    T. Prime, Prime Partnership, Horizon and Horizon Partnership have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

    U. Prime, Prime Partnership, Horizon and Horizon Partnership desire to make certain representations, warranties and agreements in connection with the
Mergers.

    V. Concurrently with the execution of this Agreement and as an inducement to Prime and Prime Partnership to enter into this Agreement, Ronald Piasecki has entered into the Amended and Restated Stock Purchase Agreement dated as of the date hereof relating to the voting capital stock of each of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (the "Stock Purchase Agreement"), providing for the sale by Ronald Piasecki of all of the outstanding voting capital stock (other than any such voting capital stock held by Horizon Partnership) of such companies to Prime Retail Services, Inc. or its designees or assigns.

    W. Concurrently with the execution of this Agreement and with the consent of Prime, (i) Castle & Cooke Properties, Inc., a Hawaii corporation ("C&C"),
Castle & Cooke Retail, Inc., a California corporation ("C&C Retail"), and Horizon Partnership have entered into a Contribution Agreement (the "C&C/ Horizon Contribution Agreement"), pursuant to which the parties thereto desire to form Castle & Cooke/ Prime Retail, LLC, a Delaware limited liability company ("C&C/Prime LLC"), and (ii) Prime, Horizon, Mr. David H. Murdock, a resident of the State of California ("Murdock"), and Pacific Holding Company, a sole proprietorship of Murdock ("Pacific"), have entered into an Agreement (the "Murdock/Pacific Agreement") which contains certain obligations of Murdock and Pacific regarding the transactions contemplated hereunder, as more fully described in the Murdock/Pacific Agreement (the C&C/Horizon Contribution Agreement and the Murdock/Pacific Agreement are collectively referred to herein as the "C&C/Murdock Agreements").

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

    1.1  THE PARTNERSHIP MERGER.

       (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code
    Annotated, as amended (the "DRULPA"), Horizon Partnership shall be merged with and into Prime Partnership with Prime Partnership as the surviving limited partnership (the "Surviving Partnership"), with the holders of partnership interests in Horizon Partnership receiving the consideration set forth in Sections 1.10 and 1.11(c).

       (b) After the Partnership Merger, Newco LP shall issue and distribute to the Surviving Partnership an unsecured negotiable recourse promissory note, payable to the order of the Surviving Partnership on demand, in the Subject Principal Amount (as defined below). The unpaid balance of such note

                                  Appendix A-3
    shall bear interest daily at a rate per annum equal to 10% until paid in full. As used herein, "Subject Principal Amount" shall mean the excess, if any, of (i) the aggregate unpaid principal balance of mortgage loans to which the Contributed Assets (as defined in the Contribution Agreement) are subject immediately prior to the consummation of the Horizon Partnership Contribution, over (ii) the aggregate unpaid principal balance of mortgage loans transferred to and assumed by Newco LP as Assumed Liabilities at the Time of Contribution (each as defined in the Contribution Agreement).

    1.2 THE HORIZON/SUBSIDIARY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL") and the Michigan Business Corporation Act ("MBCA"), immediately following the Partnership Merger Effective Time (as defined below), Horizon shall be merged with and into Sky Merger, with Sky Merger as the surviving company. Following the Horizon/Subsidiary Merger, the separate corporate existence of Horizon shall cease, and Sky Merger shall succeed to and assume all the rights and obligations of Horizon in accordance with the MGCL and the MBCA. The articles of incorporation of Sky Merger and the bylaws of Sky Merger shall each be amended and restated pursuant to the Horizon/Subsidiary Merger substantially in the forms attached hereto as Exhibits E and F, respectively (the "Horizon/Merger Articles of Incorporation" and the "Horizon/Merger Bylaws", respectively), and shall continue in full force and effect thereafter until further amended in accordance with applicable Maryland law. In the Horizon/Subsidiary Merger, each outstanding share of common stock of Sky Merger held by Horizon shall be canceled, and each issued and outstanding share of common stock, $0.01 par value per share of Horizon (each, a "Horizon Common Share") (other than Horizon Common Shares owned by Horizon or any Horizon Subsidiary, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one share of common stock, $0.01 par value per share, of Sky Merger (each, a "Sky Merger Common Share"). Each certificate representing issued and outstanding Horizon Common Shares shall upon consummation of the Horizon/Subsidiary be deemed to represent the same number of Sky Merger Common Shares, until consummation of the Prime/Horizon Merger in accordance with Section 1.3. There shall be no further registration of transfers on the stock transfer books of Horizon of the Horizon Common Shares which were outstanding immediately prior to the Horizon/Subsidiary Merger Effective Time (as defined below). If, after the Horizon/Subsidiary Merger Effective Time, Certificates (as defined below) are presented to the Surviving Company (as defined below) for any reason, they shall be canceled and exchanged as provided in Section 1.14. As of the Horizon/Subsidiary Merger Effective Time, each outstanding Horizon Stock Option (as defined in Section 2.3(b)) shall be assumed by Sky Merger and shall be deemed to constitute an option to acquire (each a "Sky Merger Stock Option"), on the same terms and conditions applicable under such Horizon Stock Option, the same number of Sky Merger Common Shares as the holder of such Horizon Stock Option would have been entitled to receive pursuant to the Horizon/Subsidiary Merger had such holder exercised such Horizon Stock Option in full immediately prior to the Horizon/Subsidiary Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Horizon Stock Option divided by the number of full Sky Merger Common Shares deemed to be purchasable pursuant to such Horizon Stock Option.

    1.3 THE PRIME/HORIZON MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, immediately following the Horizon/Subsidiary Merger Effective Time, Prime shall be merged with and into Sky Merger with Sky Merger as the surviving company (the "Surviving Company"). Following the Prime/Horizon Merger, the separate corporate existence of Prime shall cease, and Sky Merger as the Surviving Company shall continue and shall succeed to and assume all the rights and obligations in accordance with the MGCL. The name of the Surviving Company shall be "Prime Retail, Inc."

    1.4 CLOSING OF MERGERS. The closing of the Mergers (the "Closing") will take place at 10:00 a.m., local time on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article
6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties.

                                  Appendix A-4

    1.5 EFFECTIVE TIMES. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6:

       (a) Prime Partnership and Horizon Partnership shall execute and file the Delaware Certificate of Merger, executed in accordance with the
    DRULPA, with the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary"). The Partnership Merger shall become effective (the "Partnership Merger Effective Time") at such time as shall be specified in the Delaware Certificate of Merger.

       (b) Immediately following the Partnership Merger Effective Time, Horizon and Sky Merger shall execute and file (i) the Horizon/Subsidiary
    Articles of Merger, executed in accordance with the MGCL, with the State Department of Assessments and Taxation of Maryland (the "Maryland Department"), and (ii) the Horizon/Subsidiary Certificate of Merger, executed in accordance with the MBCA, with the Department of Commerce of the State of Michigan (the "Michigan Department"). The Horizon/ Subsidiary Merger shall become effective (the "Horizon/Subsidiary Merger Effective Time") at such time as shall be specified in the Horizon/Subsidiary Articles of Merger and the Horizon/Subsidiary Certificate of Merger.

       (c) Immediately following the Horizon/Subsidiary Merger Effective Time, Sky Merger and Prime shall execute and file the Prime/Horizon
    Articles of Merger, executed in accordance with the MGCL, with the Maryland Department. The Prime/Horizon Merger shall become effective (the "Prime/Horizon Merger Effective Time") at such time as shall be specified in the Prime/Horizon Articles of Merger.

Prime, Prime Partnership, Horizon, Sky Merger, Newco, Newco LP, Horizon Partnership and the Surviving Company shall execute and file all other filings and recordings required, with respect to the Horizon/ Subsidiary Merger and the Prime/Horizon Merger, under the MGCL or the MBCA or, with respect to the Partnership Merger, under the DRULPA. Unless otherwise agreed, the parties shall cause the each Prime/ Horizon Merger Effective Time, the Horizon Subsidiary Effective Time and the Partnership Merger Effective Time to occur on the Closing Date in the sequence provided for in the Recitals hereto.

    1.6  EFFECT OF PRIME/HORIZON MERGER ON ARTICLES OF INCORPORATION AND
BYLAWS. The Articles of Incorporation and the Bylaws of Sky Merger as in effect immediately after the Horizon/Subsidiary Merger, shall continue in full force and effect after the Prime/Horizon Merger until further amended in accordance with applicable Maryland law.

    1.7 EFFECT OF PARTNERSHIP MERGER ON AGREEMENT OF LIMITED PARTNERSHIP. The Second Amended and Restated Agreement of Limited Partnership of Prime Partnership in substantially the form of Exhibit G attached hereto (the "Second Amended and Restated Prime Partnership Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law.

    1.8 DIRECTORS. At the Prime/Horizon Merger Effective Time, the directors of the Surviving Company shall consist of twelve persons, including those nine persons named in the Prime/Horizon Articles of Merger (or such other persons as shall be designated by Prime prior to the Closing), each of whom shall serve for the terms specified in the Prime/Horizon Articles of Merger or until their earlier death, resignation or removal, as the case may be, together with three persons to be designated by Horizon prior to Closing, each of whom shall, on the third business day after the Prime/Horizon Merger Effective Time (or such earlier time as shall be required in order to comply with applicable disclosure requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), become a director of the Surviving Company with one of such three persons having terms expiring at the third, second and first annual meeting of shareholders of the Surviving Company held following the Prime/ Horizon Merger Effective Time. The names of the three persons designated by Horizon and their respective terms of office shall be furnished to Prime prior to the time the Proxy Statement (as hereinafter defined) is mailed to the shareholders of Prime and Horizon. Prime and Horizon agree to take whatever action may be necessary to accomplish the foregoing.

                                  Appendix A-5

    1.9 EFFECT ON SHARES. The effect of the Horizon/Subsidiary Merger on the shares of capital stock of Horizon and Sky Merger shall be as provided in the Horizon/Subsidiary Articles of Merger and the Horizon/ Subsidiary Certificate of Merger. The effect of the Prime/Horizon Merger on the shares of capital stock of Prime and Sky Merger shall be as provided in Section 1.14 and in the Prime/Horizon Articles of Merger.

    1.10 EFFECT ON PARTNERSHIP INTERESTS. The effect of the Partnership Merger on the partnership interests of Horizon Partnership shall be as provided in
Section 1.11(c) and in the Delaware Certificate of Merger. The Partnership Merger shall not change the partnership interests of Prime Partnership outstanding immediately prior to the Partnership Merger.

    1.11  MERGER CONSIDERATION.

       (a) In connection with the Horizon/Subsidiary Merger, each issued and outstanding Horizon Common Share and each outstanding Horizon Stock
    Option shall be treated as set forth in Section 1.2.

       (b) As of the Prime/Horizon Merger Effective Time, each Horizon Common Share and Sky Merger Common Share that is owned by Horizon or any
    Horizon Subsidiary (as defined below) shall in each case automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no Prime/Horizon Merger Consideration (as defined below) shall be delivered in exchange therefor. As of the Partnership Merger Effective Time, the issued and outstanding common units of Horizon Partnership (each, a "Horizon OP Unit") that are owned by Horizon shall convert into the right to receive, for each such Horizon OP Unit, that number of common units of Prime Partnership (each, a "Prime Common Unit") and convertible Series B preferred units of Prime Partnership (each, a "Prime Series B Preferred Unit") equal to the number of Surviving Company Common Shares and Surviving Company Series B Preferred Shares, respectively, into which each Horizon Common Share is converted pursuant to the Prime/Horizon Merger.

       (c) Subject to Section 1.14(g), each Horizon OP Unit (other than units held by Horizon or any Horizon Subsidiary) shall be converted by the
    Partnership Merger into the right to receive, 0.9193 of a Prime Common Unit (the "Partnership Merger Consideration"). As of the Partnership Merger Effective Time, all such Horizon OP Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of Horizon OP Units shall cease to have any rights thereto, except the right to receive the Partnership Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional units to be issued or paid in consideration therefor upon surrender of such Horizon OP Units in accordance with Section 1.14(g), without interest.

       (d) Subject to Section 1.14(g), each issued and outstanding Sky Merger Common Share (other than shares held by Horizon or any Horizon
    Subsidiary) shall be converted by the Prime/Horizon Merger into the right to receive 0.20 of a share of 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.0.01 par value per share, of the Surviving Company (the "Surviving Company Series B Preferred Share") and 0.597 of a share of common stock, $0.01 par value per share, of the Surviving Company (the "Surviving Company Common Share") (the "Prime/Horizon Merger Consideration"). As of the Prime/Horizon Merger Effective Time, all such Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Sky Merger Common Shares shall cease to have any rights thereto, except the right to receive the Prime/Horizon Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.14(g), without interest.

       (e) "Merger Consideration" shall mean either the Partnership Merger Consideration or the Prime/Horizon Merger Consideration, as the
    context may require.

    1.12 REGISTRATION RIGHTS AGREEMENT. On the Closing Date, the Surviving Company will enter into the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit H attached

                                  Appendix A-6
hereto under which Surviving Company will assume in writing and succeed to all rights and obligations of Horizon and Prime pursuant to the Registration Rights Agreements listed on Schedule 2.3(g) to the Horizon Disclosure Letter and pursuant to the Registration Rights Agreements listed on Schedule 3.3(h) to the Prime Disclosure Letter, respectively.

    1.13  APPRAISAL RIGHTS.

    (a) NO APPRAISAL RIGHTS. The holders of Horizon Common Shares, Prime Common Shares, Prime Series B Preferred Shares, Sky Merger Common Shares, Horizon OP Units and Prime OP Units (as defined below) are not entitled under applicable law to appraisal rights as a result of the Mergers.

    (b) PRIME SERIES A AND SERIES C PREFERRED SHARES. Notwithstanding anything in this Agreement to the contrary, holders of Prime Series A Preferred Shares and Prime Series C Preferred Shares (each as defined in Section 3.3(a)) that have, as of the Effective Time, complied with all procedures necessary to assert appraisal rights in accordance with the MGCL, if applicable, shall have such rights, if any, as they may have pursuant to Section 3-202 of the MGCL and such Prime Series A Preferred Shares and Prime Series C Preferred Shares shall not be converted or be exchangeable as provided in this Article I, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the MGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MGCL, such holder's Prime Series A Preferred Shares and Prime Series C Preferred Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Prime/Horizon Merger Effective Time, into the Prime/Sky Merger Consideration. The Prime Series A Preferred Shares and Prime Series C Preferred Shares described in this Section 1.13(b) held by holders who exercise and perfect appraisal rights are referred to herein as "Dissenting Shares." Sky Merger shall give Prime prompt notice of any demands for appraisal of shares received by Sky Merger (and shall also give Prime prompt notice of any withdrawals of such demands for appraisal rights) and Prime shall have the opportunity and right to participate in and direct all negotiations with respect to such demands. Sky Merger shall not, except with the prior written consent of Prime, make any payment with respect to, settle or otherwise negotiate or offer to settle any such demand for appraisal rights. Prime agrees that it shall make all payments with respect to appraisal rights and that the funds therefor shall not come, directly or indirectly, from Sky Merger.

    1.14  EXCHANGE OF CERTIFICATES; PRE-CLOSING DIVIDENDS; FRACTIONAL SHARES.

    (a) EXCHANGE AGENT. Prior to the Closing Date, Prime shall appoint American Stock Transfer and Trust Company, or another bank or trust company reasonably acceptable to Horizon, to act as exchange agent (the "Exchange Agent") for the exchange of the Prime/Horizon Merger Consideration upon surrender of certificates representing issued and outstanding Sky Merger Common Shares and the exchange of the Partnership Merger Consideration in connection with the Partnership Merger.

    (b)  MERGER CONSIDERATION.

           (i) The Surviving Company shall provide or cause to be provided to the Exchange Agent on or before the Partnership Merger Effective
       Time, for the benefit of those Persons who are holders of Sky Merger Common Shares after the Horizon/Subsidiary Merger Effective Time, Surviving Company Common Shares and Surviving Company Series B Preferred Shares (the "Corporate Exchange Fund") issuable in exchange for the issued and outstanding Horizon Common Shares pursuant to Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Horizon Common Shares, cash payable in respect of any dividends required pursuant to
       Section 1.14(d)(i) or (ii).

           (ii)Prime Partnership shall provide to the Exchange Agent, for the benefit of the holders of Horizon OP Units, Prime Common Units
       (the "Partnership Exchange Fund", and together with

                                  Appendix A-7
       the Corporate Exchange Fund, the "Exchange Fund") issuable in exchange for, issued and outstanding Horizon OP Units pursuant to Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Horizon OP Units, cash payable in respect of any distributions required pursuant to
       Section 1.14(d).

    (c)  EXCHANGE PROCEDURE.

           (i) As soon as reasonably practicable after the Prime/Horizon Merger Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Prime/Horizon Merger Effective Time represented outstanding Sky Merger Common Shares (the "Certificates") whose shares were converted into the right to receive the Prime/Horizon Merger Consideration pursuant to
       Section 1.11 (d) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as the Surviving Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Prime/Horizon Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Prime/Horizon Merger Consideration into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to
       Section 1.11, as well as any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sky Merger Common Shares which is not registered in the transfer records of Sky Merger, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.14, each Certificate shall be deemed at any time after the Prime/Horizon Merger Effective Time to represent only the right to receive upon such surrender the Prime/Horizon Merger Consideration, without interest, into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.11, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d). No interest will be paid or will accrue on the Prime/Horizon Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.14(d) or Section 1.14(g).

           (ii)Contemporaneous with or as soon as reasonably practicable after the Partnership Merger Effective Time, Prime Partnership shall mail or otherwise make available to each holder of record of Horizon OP Units whose interest in Horizon Partnership was converted into the right to receive the Partnership Merger Consideration a letter of transmittal with instructions for execution and delivery of the Amended and Restated Prime Partnership Agreement which shall specify that delivery of the Partnership Merger Consideration shall be effected only upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as Prime Partnership may reasonably specify as necessary in connection with the consummation of the transactions contemplated hereby. Upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as is reasonably specified by Prime Partnership in connection with the consummation of the transactions contemplated hereby, each holder of Horizon OP Units shall be entitled to receive from Prime Partnership a copy of the Amended and Restated Prime Partnership Agreement, duly amended to reflect the Partnership Merger Consideration to be received by such holder pursuant to Section 1.11, as well as any dividends or distributions to which such holder is entitled pursuant to Section 1.14(d). Only holders

                                  Appendix A-8
       of record on the books and records of Horizon Partnership shall be entitled to the Partnership Merger Consideration and to become a limited partner in Prime Partnership pursuant to this Agreement. Until the execution and delivery of the Amended and Restated Prime Partnership Agreement by a holder of Horizon OP Units, and the other documentation reasonably specified by Prime, such Horizon OP Units shall be deemed at any time after the Partnership Merger Effective Time to represent only the rights to receive the Partnership Merger Consideration into which such Horizon OP Units shall have been converted pursuant to Section 1.11 hereof, without interest, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), without interest.

    (d) RECORD DATES FOR FINAL DIVIDENDS; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

           (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Prime ending at the
       Closing Date (and avoid the payment of tax with respect to undistributed income), Prime shall (i) declare a dividend (the "Final Company Dividend") first to holders of Prime Preferred Shares (as defined below) and then, and only to the extent necessary, to holders of Prime Common Shares (as defined below), the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount equal to the minimum dividend sufficient to permit Prime to satisfy such requirements and (ii) Prime Partnership shall pay a corresponding distribution to holders of Prime OP Units (as defined in Section 3.3(e)) pursuant to Section 6.2 of the Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P. dated as of September 8, 1997, as amended (the "Prime Partnership Agreement"). If Prime determines it necessary to declare a portion of the Final Company Dividend to holders of Prime Common Shares, it shall notify Horizon at least ten (10) days prior to the date for the Prime Shareholders Meeting (as defined in Section 5.1), and Horizon shall (i) declare a dividend per share to holders of Horizon Common Shares, the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount per Horizon Common Share equal to the product obtained by multiplying (x) the Final Company Dividend per Prime Common Share paid by Prime by (y) 0.9193. Horizon Partnership shall pay a corresponding distribution to the holders of Horizon OP Units pursuant to the Horizon Partnership Agreement. The dividends payable hereunder to holders of Horizon Common Shares shall be paid upon presentation of the certificates of Horizon Common Shares for exchange in accordance with this Section 1.14 and the distributions payable to holders of Horizon OP Units shall be paid upon delivery of the executed Second Amended and Restated Prime Partnership Agreement in accordance with this Section 1.14.

           (ii)(A) No dividends or other distributions with respect to Surviving Company Common Shares or Surviving Company Series B Preferred
       Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Surviving Company Common Shares or Surviving Company Series B Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.14(g), in each case until the surrender of such Certificate in accordance with this
       Section 1.14. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Certificate is exchangeable for one or more whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares.

                                  Appendix A-9

               (B) No dividends or distributions with respect to Surviving
                   Company Common Units or Surviving Company Series B Preferred Units with a record date after the Closing Date shall be paid to any holder of Horizon OP Units, and no cash payable in lieu of fractional units shall be paid to any such holder pursuant to Section 1.14(g), in each case until such holder has executed and delivered the Amended and Restated Prime Partnership Agreement and other documentation in accordance with this Section 1.14. Subject to the effect of the applicable escheat laws, following execution and delivery of requisite documents as contemplated by this Section 1.14, there shall be paid to a holder of Horizon OP Units, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of any fractional Prime Common Units to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Horizon OP Units are exchangeable into one or more whole Prime Common Units, (x) the amount of any dividend or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Prime Common Units, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such date and with a payment date subsequent to such date, which are payable with respect to such whole Prime Common Units.

    (e) NO FURTHER OWNERSHIP RIGHTS IN HORIZON COMMON SHARES, SKY MERGER COMMON SHARES AND HORIZON OP UNITS.

           (i) All Prime/Horizon Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.14
       (and any cash paid pursuant to Section 1.14(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Horizon Common Shares and Sky Merger Common Shares, theretofore represented by such Certificates; provided, however, that Horizon shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Closing Date which may have been declared or made by Horizon on such Horizon Common Shares which were converted into Sky Merger Common Shares pursuant to the Horizon/Subsidiary Merger in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Closing Date and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Sky Merger of the Sky Merger Common Shares which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 1.14.

           (ii)All Partnership Merger Consideration payable to holders of Horizon OP Units pursuant to the terms of this Section 1.14 (and any cash payable pursuant to Section 1.14(g)) shall be payable, and when paid shall be deemed to have been paid, in full satisfaction of all rights pertaining to Horizon OP Units.

    (f) NO LIABILITY. None of Horizon, Prime, the Surviving Company, Prime Partnership, Horizon Partnership, Newco, Newco LP or the Exchange Agent shall be liable to any person in respect of any Prime/ Horizon Merger Consideration or Partnership Merger Consideration or dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six (6) months after the Closing Date shall be redelivered by the Exchange Agent to Prime, upon demand, and any holders of Certificates or Horizon OP Units who have not theretofore complied with Section 1.14(c) shall thereafter look only to Prime for delivery of the Partnership Merger Consideration and any unpaid dividends or distributions, subject to applicable escheat and other similar laws.

                                 Appendix A-10

    (g)  NO FRACTIONAL SHARES.

           (i) No certificates or scrip representing fractional Surviving Company Common Shares or Surviving Company Series B Preferred
       Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Surviving Company.

           (ii)Notwithstanding any other provision of this Agreement, each holder of Sky Merger Common Shares exchanged pursuant to the
       Prime/Horizon Merger who would otherwise have been entitled to receive a fraction of a Surviving Company Common Share or a Surviving Company Series B Preferred Share (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this Section 1.14(g), a cash payment in lieu of such fractional shares, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Surviving Company Common Shares and Surviving Company Series B Preferred Shares, as applicable, which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. Prime shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares, as applicable, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

           (iii)
               No fractional Prime Common Units shall be issued in exchange for Horizon OP Units, and no fractional interests shall entitle any holder thereof to vote, receive distributions or have any other rights in, from or to Prime Partnership. In lieu of the issuance of any fractional Prime Common Units, each holder of Horizon OP Units, upon execution and delivery of the documentation contemplated by this Section 1.14, shall be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (1) the average price at which Surviving Company Common Shares constituting Excess Shares sold by the Exchange Agent pursuant to the foregoing clause (ii) and (2) the fractional amount of Prime Common Units which such holder would otherwise be entitled to receive under this Section 1.14.

    (h) WITHHOLDING RIGHTS. (A) The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the Prime/Horizon Merger Consideration otherwise payable pursuant to this Agreement to any holder of Sky Merger Common Shares such amounts as the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Sky Merger Common Stock in respect of which such deduction and withholding was made by Surviving Company or the Exchange Agent.

               (B) Prime Partnership shall be entitled to deduct and withhold from the Partnership Merger Consideration otherwise payable pursuant to this Agreement to a holder of Horizon OP Units such amounts as Prime Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax

                                 Appendix A-11
           law. To the extent that amounts are so withheld by Prime Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Horizon OP Units in respect of which such deduction and withholding was made by Prime Partnership.

           (i) At the Prime/Horizon Merger Effective Time, each certificate representing an outstanding Prime Common Share, Prime Series A
       Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share will, without any action on the part of the holder thereof, thereafter represent one Surviving Company Common Share, one share of Surviving Company 10.5% Series A Senior Cumulative Preferred Stock, $.01 par value per share, one Surviving Company Series B Preferred Share or one share of Surviving Company Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, as the case may be, pursuant to the terms of the Prime/ Horizon Articles of Merger.

    1.15 CONTRIBUTION. As provided in the Contribution Agreement, immediately prior to the declaration of the Prime Partnership Special Distribution, Horizon Partnership and Newco LP shall effect the Horizon Partnership Contribution.

    1.16 PRIME PARTNERSHIP SPECIAL DISTRIBUTION; PRIME SPECIAL DISTRIBUTION; PRIME PARTNERSHIP COMMON DISTRIBUTION; THE PRIME CORPORATE CONTRIBUTION; PRIME CORPORATE COMMON DISTRIBUTION.

    (a) PRIME PARTNERSHIP SPECIAL DISTRIBUTION. On the Closing Date immediately after the Horizon Partnership Contribution and immediately prior to the declaration of the Prime Special Distribution, Prime Partnership shall formally declare a cash distribution of (i) $0.50 per outstanding Prime Common Unit and Prime Series C Preferred Unit and (ii) $0.60 per outstanding Prime Series B Preferred Unit, in each case to each holder of record of Prime Common Units, Prime Series B Preferred Units and Prime Series C Preferred Units as of the close of the transfer books of Prime Partnership immediately prior to the Partnership Merger. The payment date with respect to the Prime Partnership Special Distribution shall be determined at Closing at the sole discretion of Prime Partnership.

    (b) PRIME SPECIAL DISTRIBUTION. On the Closing Date immediately after the declaration of the Prime Partnership Special Distribution and immediately prior to the Partnership Merger, Prime shall formally declare a cash distribution of
(i) $0.50 per outstanding Prime Common Share and Prime Series C Preferred Share and (ii) $0.60 per outstanding Prime Series B Preferred Share, in each case to each holder of record of Prime Common Shares, Prime Series B Preferred Shares and Prime Series C Preferred Shares as of the close of the transfer books of Prime immediately prior to the Partnership Merger. The payment date with respect to the Prime Special Distribution shall be determined at Closing at the sole discretion of Prime Partnership.

    (c) PRIME PARTNERSHIP COMMON DISTRIBUTION. On the Closing Date immediately after consummation of the Partnership Merger, the Prime Partnership Common Distribution shall be effected by the distribution of each issued and outstanding common unit of Newco LP (each, a "Newco LP Common Unit") to each holder of record of Prime Common Units, Prime Series B Preferred Units and Prime Series C Preferred Units as of the close of the transfer books of Prime Partnership immediately after the consummation of the Partnership Merger such that (i) each Prime Series B Preferred Unit shall entitle the holder to receive Newco LP Common Units equal to 1.196 multiplied by the number of Newco LP Common Units being distributed in respect of each Prime Common Unit, and (ii) each Prime Series C Preferred Unit shall entitle the holder to receive that number of Newco LP Common Units distributed in respect of each Prime Common Unit. The number of Newco LP Common Units to be distributed in respect of each Prime OP Unit and the payment date with respect to the Prime Partnership Common Distribution shall be determined at Closing at the sole discretion of Prime Partnership. Immediately after the Partnership Merger Effective Time, Prime Partnership shall formally declare the Prime Partnership Common Distribution.

    (d) PRIME CORPORATE CONTRIBUTION. Immediately following the consummation of the Prime/Horizon Merger, Surviving Company shall transfer, assign and convey to Newco as a capital contribution (i) all

                                 Appendix A-12

Newco LP Common Units held by Surviving Company and (ii) all Newco Common Shares held by Surviving Company, and Newco shall issue to Surviving Company that number of Newco Common Shares equal to the number of Newco LP Common Units so contributed by Surviving Company.

    (e) PRIME CORPORATE COMMON DISTRIBUTION. The Prime Corporate Common Distribution shall be effected by the distribution of the Newco Common Shares received by Surviving Company pursuant to the Prime Corporate Contribution to each holder of record of Surviving Company Common Shares, Surviving Company Series B Preferred Shares and Surviving Company Series C Preferred Shares as of the close of the transfer books of Surviving Company immediately following the consummation of the Prime/Horizon Merger such that (i) each Surviving Company Series B Preferred Share shall entitle the holder to receive Newco Common Shares equal to 1.196 multiplied by the number of Newco Common Shares being distributed in respect of each Surviving Company Common Share, and (ii) each Surviving Company Series C Preferred Share shall entitle the holder to receive that number of Newco Common Shares distributed in respect of each Surviving Company Common Share. The number of Newco Common Shares to be distributed in respect of each Surviving Company Common Share, Surviving Company Series B Preferred Share and Surviving Company Series C Preferred Share pursuant to the Prime Corporate Common Distribution shall be identical to the number of Newco Common Units distributed in respect of each Prime Common Unit, Prime Series B Preferred Unit and Prime Series C Preferred Unit, respectively, pursuant to the Prime Partnership Distribution, and the payment of the Prime Corporate Common Distribution shall occur immediately following the payment of the Prime Partnership Common Distribution. Immediately following the Prime/Horizon Merger Effective Time or on such earlier date as may be required to comply with applicable laws and regulations (including without limitation regulations of the New York Stock Exchange), Surviving Company shall formally declare the Prime Corporate Common Distribution.

    1.17 TRANSFERRED PRIME PROPERTIES. Immediately after the consummation of the Prime/Horizon Merger, the Surviving Partnership shall cause each of Indianapolis Factory Shops Limited Partnership and Nebraska Crossing Factory Shops to transfer to Newco all of their respective rights and interests in Indiana Factory Shops in Daleville, Indiana, and Nebraska Crossing Factory Stores in Gretna, Nebraska (the "Transferred Prime Properties") in consideration for cash in amount equal to the aggregate mortgage indebtedness incurred by Newco in respect of the Transferred Prime Properties.

    1.18 SALE OF DESIGNATED PROPERTIES PRIOR TO CLOSING. The parties hereto acknowledge that prior to the Closing, Horizon and Horizon Partnership may explore the sale of all or a portion of the assets and properties which are designated to be transferred to Newco LP pursuant to the Horizon Partnership Contribution (the "Designated Properties"). Notwithstanding anything herein to the contrary, in the event that on or prior to the Closing Date Prime determines in its sole discretion that it is advisable not to effectuate the transactions under Section 1.15 and Sections 1.16(c), (d) and (e) hereof, then (x) the Horizon Partnership Contribution, Prime Partnership Common Distribution, Prime Corporate Contribution and Prime Corporate Common Distribution shall not be effectuated hereunder and Section 1.15 and Sections 1.16(c), (d) and (e) hereof shall be deemed to be void and of no force or effect, and (y) the Mergers and the other transactions contemplated hereby shall otherwise be consummated on the terms and conditions set forth in this Agreement.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF HORIZON

    Horizon and Horizon Partnership represent and warrant to Prime and Prime Partnership as follows:

    2.1 ORGANIZATION, STANDING AND POWER OF HORIZON. Horizon and Sky Merger are each a corporation duly organized, validly existing and in good standing under the laws of Michigan and Maryland, respectively. Horizon has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Horizon is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the

                                 Appendix A-13
ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Horizon and the Horizon Subsidiaries (as defined below), taken as a whole (a "Horizon Material Adverse Effect"). Horizon has delivered to Prime complete and correct copies of the Amended and Restated Articles of Incorporation of Horizon (the "Horizon Articles of Incorporation") and the Amended and Restated Bylaws of Horizon (the "Horizon Bylaws"), in each case, as amended or supplemented to the date of this Agreement. Sky Merger has delivered to Prime complete and correct copies of the Sky Merger Articles of Incorporation (the "Sky Merger Articles of Incorporation") and the Sky Merger Bylaws (the "Sky Merger Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

    2.2  HORIZON SUBSIDIARIES.

       (a) Schedule 2.2 to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Horizon and delivered to Prime prior to the execution hereof (the "Horizon Disclosure Letter") sets forth (i) each Subsidiary (as defined below) of Horizon (the "Horizon Subsidiaries"), (ii) the ownership interest therein of Horizon (other than, as of the Closing Date, changes thereto between February 1, 1998 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement), (iii) if not wholly owned by Horizon, the identity and ownership interest of each of the other owners of such Horizon Subsidiary (other than, as of the Closing Date, changes thereto between February 1, 1998 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement) and (iv) each factory outlet center and other commercial property owned by such Subsidiary. As used in this Agreement, "Subsidiary" of any Person (as defined below) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule
    2.2 to the Horizon Disclosure Letter sets forth a true and complete list of the equity securities owned by Horizon, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Horizon Subsidiaries.

       (b) Except as set forth in Schedule 2.2 to the Horizon Disclosure Letter,
           (i) all of the outstanding shares of capital stock of each Horizon Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Horizon or by another Horizon Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Horizon Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Horizon, by another Horizon Subsidiary or by Horizon and another Horizon Subsidiary are owned free and clear of all Liens. Each Horizon Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Horizon Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Horizon Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such

                                 Appendix A-14
    qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Horizon Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Horizon Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Prime. No effective amendment has been made to the Horizon Partnership Agreement since the date of this Agreement.

    2.3  CAPITAL STRUCTURE.

       (a) The authorized shares of capital stock of Horizon consist of 3,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding on the date of this Agreement, 10,000,000 shares of excess stock, $0.01 par value per share, none of which are issued or outstanding on the date of this Agreement, and 47,000,000 Horizon Common Shares, 24,066,635 of which were issued and outstanding as of February 1, 1998. The authorized shares of capital stock of Sky Merger consist of 50,000,000 shares of common stock, $0.01 par value per share, 1,000 of which are issued or outstanding as of February 1, 1998.

       (b) Set forth in Schedule 2.3(b) to the Horizon Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Horizon's capital stock granted under Horizon's Amended and Restated 1993 Stock Option Plan (the "Horizon 1993 Stock Option Plan"), Horizon's 1997 Stock Option Plan (the "Horizon 1997 Stock Option Plan"), the Horizon 1993 Long-Term Incentive Plan (the "Horizon Long-Term Incentive Plan"), Horizon's Director Stock Option Plan (the "Horizon Director Stock Option Plan") or any other formal or informal arrangement (collectively, the "Horizon Stock Options") and (ii) all other warrants or other rights to acquire shares of Horizon's capital stock, all limited stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares. Schedule 2.3(b) to the Horizon Disclosure Letter sets forth for each Horizon Stock Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number and type of shares of Horizon's capital stock subject to such option, the number and type of shares subject to options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or in Schedule 2.3(b) to the Horizon Disclosure Letter, no shares of Horizon's capital stock were outstanding or reserved for issuance.

       (c) All outstanding shares of Horizon's and Sky Merger's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Horizon or Sky Merger having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Horizon may vote.

       (d) Except (i) as set forth in this Section 2.3 or in Schedule 2.3(d) to the Horizon Disclosure Letter or as otherwise contemplated by this
    Agreement, and (ii) for Horizon OP Units, which may be redeemed for cash or, at the option of Horizon, Horizon Common Shares in accordance with the Horizon Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Horizon, Sky Merger or any Horizon Subsidiary is a party or by which such entity is bound, obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Horizon, Sky Merger or any Horizon Subsidiary or obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Horizon, Sky Merger or a Horizon Subsidiary).

                                 Appendix A-15

       (e) As of February 1, 1998, 28,293,699 units of Horizon Partnership are duly and validly issued, of which 24,066,635 are owned by Horizon and
    28,293,699 units of Newco LP are duly and validly issued, of which 24,066,635 are owned by Horizon. Schedule 2.3(e) to the Horizon Disclosure Letter sets forth the name of each holder of Horizon OP Units and Newco LP Common Units and the number of Horizon OP Units and Newco LP Common Units owned by each such holder in each case as of the date of this Agreement. The Horizon OP Units are subject to no restrictions except as set forth in the Horizon Partnership Agreement. Except as provided in the Horizon Partnership Agreement or in Schedule 2.3(e) to the Horizon Disclosure Letter, neither Horizon Partnership nor Newco LP has issued or granted and neither is a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Horizon Partnership or Newco LP, whether issued or unissued, or securities convertible or exchangeable into interests in Horizon Partnership or Newco LP, except as contemplated by this Agreement.

       (f) All dividends on Horizon Common Shares, and all distributions on Horizon OP Units and Newco LP Common Units, which have been declared prior to the date of this Agreement have been paid in full.

       (g) Set forth on Schedule 2.3(g) to the Horizon Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Horizon or any of the Horizon Subsidiaries is obligated to register any securities.

    2.4 OTHER INTERESTS. Neither Horizon nor any Horizon Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities or an interest in a Horizon Subsidiary).

    2.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

       (a) Horizon has the requisite corporate power and authority to enter into this Agreement and the C&C/Murdock Agreements to which it is a party and, subject to the requisite shareholder approval of the Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Horizon Shareholder Approvals"), to consummate the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon is a party. The execution and delivery of this Agreement by Horizon and the C&C/Murdock Agreements to which Horizon is a party and the consummation by Horizon of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon is a party have been duly authorized by all necessary action on the part of Horizon, except for and subject to the Horizon Shareholder Approvals and the Horizon Partner Approvals (as defined in Section 5.1(g)). This Agreement and the C&C/Murdock Agreements to which Horizon is a party each has been duly executed and delivered by Horizon and constitutes a valid and binding obligation of Horizon, enforceable against Horizon in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (b) Sky Merger has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Horizon/Subsidiary Merger and the Prime/Horizon Merger and the other transactions contemplated hereby requiring shareholder approval (the "Sky Merger Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Sky Merger is a party. The execution and delivery of this Agreement by Sky Merger and the consummation by Sky Merger of the transactions contemplated by this Agreement to which Sky Merger is a party have been duly authorized by all necessary action on the part of Sky Merger, except for and subject to the Sky Merger Shareholder Approval. This Agreement has been duly executed and delivered by Sky Merger and constitutes a valid and binding obligation of Sky Merger, enforceable against Sky Merger in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                                 Appendix A-16

       (c) Horizon Partnership and Newco LP each has the requisite partnership power and authority to enter into this Agreement and the C&C/Murdock
    Agreements to which Horizon Partnership or Newco LP is a party, subject to the requisite Horizon Partner Approvals and Newco LP Partner Approvals (as defined in Section 5.1(g)), to consummate the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party. The execution and delivery of this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party by Horizon Partnership and Newco LP, and the consummation by Horizon Partnership and Newco LP of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party, have been duly authorized by all necessary action on the part of Horizon Partnership and Newco LP, as applicable, except for and subject to the Horizon Shareholder Approvals, the Horizon Partner Approvals and Newco LP Partner Approvals. This Agreement and the C&C/Murdock Agreements to which Horizon Partnership or Newco LP is a party each has been duly executed and delivered by Horizon Partnership and Newco LP, as applicable, and constitutes a valid and binding obligation of Horizon Partnership and Newco LP, enforceable against Horizon Partnership and Newco LP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (d) Except as set forth in Schedule 2.5(d)(1) to the Horizon Disclosure Letter, the execution and delivery of this Agreement and the
    C&C/Murdock Agreements by Horizon, Horizon Partnership and Sky Merger, as applicable, do not, and the consummation of the transactions contemplated by this Agreement and the C&C/Murdock Agreements to which Horizon, Horizon Partnership or Sky Merger is a party and compliance by Horizon, Horizon Partnership and Sky Merger with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Horizon, Sky Merger or any Horizon Subsidiary under, (i) the Horizon or Sky Merger Articles of Incorporation or the Horizon or Sky Merger Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Horizon Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Horizon or any Horizon Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Horizon or any Horizon Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Horizon Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Horizon or any Horizon Subsidiary in connection with the execution and delivery of this Agreement or the C&C/ Murdock Agreements by Horizon or Horizon Partnership or the consummation by Horizon or Horizon Partnership of the transactions contemplated by this Agreement or the C&C/Murdock Agreements, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in
    Section 5.1) and such reports under Section 13(a) of the Exchange Act, (ii) the acceptance for record of the Horizon/Subsidiary Articles of Merger by the Maryland Department and the Horizon/Subsidiary Certificate of Merger with the Michigan Department, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) the filing of the Prime/Horizon Articles or Merger with the Maryland Department, (v) such filings with and approvals of the NYSE to permit the Surviving Company Common Shares and/or Surviving Company Series B Preferred Shares

                                 Appendix A-17
    that are to be issued pursuant to the Prime/Horizon Merger and the Horizon Stock Options to be listed on the NYSE, (vi) such filings as may be required in connection with the payment of any transfer and gains taxes and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(d)(2) to the Horizon Disclosure Letter, (B) as may be required under (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay the consummation of any of the transactions contemplated by this Agreement or the C&C/Murdock Agreements or otherwise prevent either Horizon or Horizon Partnership from performing its obligations under this Agreement or the C&C/ Murdock Agreements in any respect or have, individually or in the aggregate, a Horizon Material Adverse Effect. None of Sky Merger, Newco or Newco LP has entered into an agreement of any kind, including, but not limited to, any loan, credit or other debt agreements, employment agreements, benefit plans or stock option agreements, or pledge agreements except as contemplated by this Agreement.

    2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Horizon and Horizon Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since November 2, 1993 and March 13, 1995, respectively, through the date hereof (together, the "Horizon SEC Documents"). Schedule 2.6(a) to the Horizon Disclosure Letter contains a complete list of all Horizon SEC Documents filed by Horizon with the SEC since January 1, 1997 and on or prior to the date of this Agreement. All of the Horizon SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Horizon SEC Documents. None of the Horizon SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Horizon SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, included in the Horizon SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in
Schedule 2.6(b) to the Horizon Disclosure Letter, Horizon has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth or reflected in the Horizon SEC Documents or in Schedule 2.6(c) to the Horizon Disclosure Letter, as of the date hereof neither Horizon nor any of the Horizon Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Horizon or in the notes thereto and which, individually or in the aggregate, would have a Horizon Material Adverse Effect.

                                 Appendix A-18

    2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Horizon SEC Documents or in Schedule 2.7 to the Horizon Disclosure Letter, since the date of the most recent audited financial statements included in Horizon SEC Documents (the "Horizon Financial Statement Date") and to the date of this Agreement, Horizon and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Horizon and its Subsidiaries taken as a whole (a "Horizon Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Horizon Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.35 declared in each of the first, second and third quarter of 1997 per Horizon Common Share or Horizon OP Unit, respectively (or, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions permitted pursuant to Section 5.10), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Horizon Common Shares, Horizon OP Units or Newco LP Common Units, (c) any split, combination or reclassification of the Horizon Common Shares, the Horizon OP Units or Newco LP Common Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Horizon or partnership interests in Horizon Partnership or Newco LP or any issuance of an ownership interest in, any Horizon Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Horizon Material Adverse Effect, (e) any change in accounting methods, principles or practices by Horizon or any Horizon Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Horizon SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Horizon and any current or former officer, director, employee or consultant of Horizon.

    2.8  LITIGATION.  Except as disclosed in the Horizon SEC Documents or in
Schedule 2.8 to the Horizon Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Horizon or a Horizon Subsidiary) or, to the Knowledge of Horizon (as hereinafter defined), threatened in writing against or affecting Horizon or any Horizon Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Horizon or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule
2.8 to the Horizon Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Horizon, threatened as of the date hereof which, if adversely determined, could reasonably be expected to result in a Horizon Material Adverse Effect, in each case with a brief summary of such claim or threatened claim, and
(z) except as set forth on Schedule 2.8 to the Horizon Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Horizon or any of the Horizon Subsidiaries.

    2.9  PROPERTIES.

       (a) Schedule 2.9(a) to the Horizon Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Horizon or one of the Horizon Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Horizon or a Horizon Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Horizon or one of the Horizon Subsidiaries (the "Horizon Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Horizon Title Insurance Policies (as defined in Section

                                 Appendix A-19

    2.9(b)), each of the Horizon Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. Except as set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, none of the Horizon Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. The Horizon Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, and (ii) Property Restrictions for which the Horizon Properties comply or for which non-compliance, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably expected to result in a Horizon Material Adverse Effect. Schedule 2.9(a) to the Horizon Disclosure Letter lists each of the Horizon Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

       (b) Except as provided in Schedule 2.9(b) to the Horizon Disclosure Letter, valid policies of title insurance (the "Horizon Title
    Insurance Policies") have been issued insuring Horizon Partnership or the other applicable Horizon Subsidiary's fee simple title or leasehold estate, as the case may be, to the Horizon Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in
    Schedule 2.9(b) to the Horizon Disclosure Letter, no claim has been made against any such policy. A true and correct copy of each Horizon Title Insurance Policy has previously been delivered to Prime.

       (c) Except as provided in Schedule 2.9(c) to the Horizon Disclosure Letter, Horizon has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Horizon Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Horizon Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Horizon Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Horizon Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Horizon Properties issued by any governmental authority, or of any structural defects relating to any Horizon Property, or of any Horizon Property whose building systems are not in working order, or of any physical damage to any Horizon Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, reasonably be expected to result in a Horizon Material Adverse Effect.

       (d) Neither Horizon nor any Horizon Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Horizon Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Horizon Properties or by the continued maintenance, operation or use of

                                 Appendix A-20
    the parking areas, except for such violations which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect.

       (e) Except as set forth in Schedule 2.9(e) to the Horizon Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Horizon Properties (E.G., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Horizon Material Adverse Effect, and Horizon has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Horizon Properties delivered to Prime and Prime Partnership prior to the date hereof.

       (f) Horizon and each of the Horizon Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Horizon as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Horizon as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Horizon and the Horizon Subsidiaries and are not, in the aggregate, material in relation to the assets of Horizon on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Horizon.

    2.10  LEASES.

       (a) The rent roll for the Horizon Properties as of January 1, 1998 previously delivered by Horizon to Prime is correct and complete in all material respects as of the date thereof.

       (b) Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter, (i) each of the leases and tenancies for all or any portion of the Horizon Properties (the "Horizon Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Horizon Lease or in the aggregate with more than one Horizon Leases, could not be reasonably be expected to result in a Horizon Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 2.10(a); and (ii) neither Horizon nor any of the Horizon Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Horizon Material Adverse Effect. Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter neither Horizon nor any of the Horizon Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

       (c) Horizon has previously delivered or made available to Prime a true and correct copy of all Horizon Leases.

       (d) Except as shown in Schedule 2.10(d) to the Horizon Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees of Horizon Properties set forth on Schedule 2.10(d) to the Horizon Disclosure Letter has asserted any claim of which Horizon or any of the Horizon Subsidiaries has received written notice which would materially affect the collection

                                 Appendix A-21
    of rent from such tenant and neither Horizon nor any of the Horizon Subsidiaries has received written notice of any material default or breach on the part of Horizon or any of the Horizon Subsidiaries under any of the Horizon Leases with such a tenant which has not been cured.

       (e) Schedule 2.10(e) to the Horizon Disclosure Letter sets forth a complete and correct list as of February 1, 1998, of all written commitments made by Horizon or any of the Horizon Subsidiaries to lease any of the Horizon Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied,
    (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Horizon has previously delivered or made available to Prime a true and correct copy of each such commitment.

       (f) Any material leases pursuant to which Horizon or any Horizon Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Company, Prime Partnership or Horizon Partnership, as applicable, from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Horizon and the Horizon Subsidiaries, or which would have a Horizon Material Adverse Effect.

    2.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 2.10(a) are the actual rents, income and charges presently being charged by Horizon or the Subsidiaries, as applicable, under the Horizon Leases as of January 1, 1998. Other than set forth on Schedule 2.11 to the Horizon Disclosure Letter, no tenant under any of the Horizon Leases is entitled to any purchase option. None of the Horizon Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders, as described on Schedule 2.11 to the Horizon Disclosure Letter. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Horizon Leases or any extensions or renewals thereof as of the Prime/Horizon Merger Effective Time except in the ordinary course of business consistent with past practice, except as set forth on
Schedule 2.11 to the Horizon Disclosure Letter.

    2.12 ENVIRONMENTAL MATTERS. Horizon has delivered to Prime a true and complete copy of the environmental reports listed on Schedule 2.12 of the Horizon Disclosure Letter (the "Horizon Environmental Reports"). To Horizon's Knowledge, the Horizon Environmental Reports constitute all final environmental reports (including without limitation all final versions of environmental investigations and testing or analysis made by or on behalf of Horizon or any of the Horizon Subsidiaries) with respect to the Horizon Properties in the possession of Horizon or any Horizon Subsidiary. With respect to each Horizon Property, since the day of the most recent Environmental Report relating to such Horizon Property, except for any condition that individually or in the aggregate would not be reasonably likely to have a Horizon Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Horizon Property except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from such Horizon Property; (c) such Horizon Property and the business conducted thereon are not in violation of Environmental Laws; (d) Horizon and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding such Horizon Property or the business conducted thereon. For the purposes of this Paragraph 2.12 only, "Horizon Properties" shall include property currently or formerly owned, operated or leased by Horizon or its Subsidiaries.

                                 Appendix A-22

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

       (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

       (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

       (c) the regulation of storage tanks; or

       (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

       (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
    section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
    section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

       (b) petroleum and petroleum products including crude oil and any fractions thereof;

       (c) natural gas, synthetic gas, and any mixtures thereof; and

       (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    2.13 RELATED PARTY TRANSACTIONS. Except as discussed in the Horizon SEC Documents, set forth in Schedule 2.13 to the Horizon Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Horizon or any of the Horizon Subsidiaries under which there are continuing obligations on the part of Horizon or any Horizon Subsidiary that will continue on and after the Closing Date with (a) any investment banker or financial advisor, (b) any person who is a current or former officer, director or Affiliate (as defined below) of Horizon or any of its Subsidiaries or any entity of which any of the foregoing is an Affiliate except arrangements available to employees generally or (c) any person who acquired Horizon Common Shares or Horizon OP Units in a private placement. Such documents, copies of all of which have previously been delivered or made available to Prime, are listed in Schedule 2.13 to the Horizon Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

    2.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred

                                 Appendix A-23
compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in
Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Horizon or its Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries),
(ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or
(iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on Schedule 2.14 to the Horizon Disclosure Letter. With respect to the Employee Plans:

       (a) Except as disclosed in Schedule 2.14(a) to the Horizon Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

       (b) Each Employee Plan complies with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the best Knowledge of Horizon, each Employee Plan has at all times been properly administered in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law, except when the failure to comply or improper administration could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such plan meets the requirements of
    Section 401(a) of the Code and that the trust associated with such plan is tax-exempt under Section 501(a) of the Code and, to the best Knowledge of Horizon, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, to the best Knowledge of Horizon, threatened with respect to any Employee Plan and, to the best Knowledge of Horizon, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee
    Plan:

           (i) all Controlled Group Members have complied with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure except when the failure to comply or when such liability could not reasonably be expected to result in a Material Adverse Effect;

           (ii)all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

                                 Appendix A-24

           (iii)
               with respect to each such Employee Plan, to the extent applicable, Horizon has delivered to or has made available to
       Prime true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto,
       (B) the most recent determination letter, if any, received from the IRS,
       (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

       (c) With respect to each Employee Plan, to the best Knowledge of Horizon, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of
    Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Horizon or any Controlled Group Member to material liability.

       (d) Except as disclosed in Schedule 2.14(d) to the Horizon Disclosure Letter, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Section 302 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or
    Section 302 or Title IV of ERISA has been terminated.

       (e) With respect to each pension plan maintained by any Controlled Group Member, such plans provide the plan sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

    2.15 LABOR MATTERS. Neither Horizon nor any of the Horizon Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Horizon or any of the Horizon Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Horizon's employees. To the Knowledge of Horizon there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Horizon or any of the Horizon Subsidiaries. During the past five (5) years, Horizon has not experienced any strikes, work stoppages, work slowdowns, grievances or arbitration proceedings, unfair labor practice charges or complaints or other significant labor difficulties of any nature, nor have any such labor difficulties been threatened. The employee handbook of Horizon was previously delivered in its entirety to Prime and fairly and accurately summarizes all material employee policies, including but not limited to policies concerning vacations, payroll practices, leaves of absence, affirmative action, equal employment opportunity, and policies relating to employee counseling, discipline and discharge.

    2.16  TAXES.

       (a) Each of Horizon and the Horizon Subsidiaries (A) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or Horizon has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Horizon Material Adverse Effect. The most recent audited financial statements contained in the Horizon SEC Documents reflect an adequate reserve for all material Taxes payable by Horizon and the Horizon Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Horizon Financial Statement Date, Horizon has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in
    Section 857(b)(6) of the Code, and neither Horizon nor any Horizon Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding

                                 Appendix A-25
    sentence will be imposed upon Horizon. To the Knowledge of Horizon, no deficiencies for any Taxes have been proposed, asserted or assessed against Horizon or any of the Horizon Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

       (b) Horizon (i) for each of its taxable years ending after December 31, 1993, and before the Closing Date, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since the end of its latest taxable year, ending before the Closing Date, to the date of this representation, and will continue to operate, in such a manner as to qualify as a REIT for each taxable year ending on or immediately following the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Horizon's Knowledge, no such challenge is pending or threatened. Each Horizon Subsidiary which has been formed as a partnership, joint venture or limited liability company has been since its formation and continues to be for federal income tax purposes as a partnership and not a corporation or an association or publicly traded partnership taxable as a corporation and has not since the later of its formation or the acquisition by Horizon of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Horizon to violate Section 856(c)(5) of the Code. Except as provided in Schedule 2.16 hereto, neither Horizon nor any Horizon Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Schedule 2.17 to the Horizon Disclosure Letter contains a true and complete list of all material arrangements, agreements or plans pursuant to which cash and non-cash payments (other than consideration issued pursuant to any of the Mergers) which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Horizon or any Horizon Subsidiary as a result of the Mergers or a termination of service subsequent to the consummation of the Mergers, other than the Merger Consideration. Except as described in Schedule 2.17 to the Horizon Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Horizon or any Horizon Subsidiary.

    2.18 BROKER; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which are described in the engagement letter dated September 25, 1997, between Lehman Brothers and Horizon, a true, correct and complete copy of which has previously been given to Prime, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Horizon or any Horizon Subsidiary.

    2.19 COMPLIANCE WITH LAWS. Horizon and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Horizon and its Subsidiaries (the "Horizon Permits"), except where the failure to have any such Horizon Permits individually or in the aggregate would not have a Horizon Material Adverse Effect. Since November 12, 1992, neither Horizon nor any of the Horizon Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental

                                 Appendix A-26

Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representation in Section 2.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Horizon Material Adverse Effect.

    2.20  CONTRACTS; DEBT INSTRUMENTS.

       (a) To the Knowledge of Horizon, except as disclosed in the Horizon SEC Documents or in Schedule 2.20(a) or (b) to the Horizon Disclosure
    Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Horizon and its Subsidiaries conduct or may conduct their business. Neither Horizon nor any Horizon Subsidiary has received a written notice that Horizon or any Horizon Subsidiary is in violation of or in default under (nor to the Knowledge of Horizon does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Horizon does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Horizon Material Adverse Effect.

       (b) Except for any of the following expressly identified in Horizon SEC Documents, Schedule 2.20(b) to the Horizon Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined below) of Horizon or any of the Horizon Subsidiaries is outstanding or may be incurred. For purposes of this Section 2.20, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

       (c) To the extent not set forth in response to the requirements of
           Section 2.20(b), Schedule 2.20(c) to the Horizon Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Horizon or any Horizon Subsidiary is a party or an obligor with respect thereto.

       (d) Except as set forth in Schedule 2.20(d) to the Horizon Disclosure Letter, neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Horizon Properties.

       (e) Except as set forth in Schedule 2.20(e) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary is a party to any agreement relating to the management of any Horizon Property by any Person other than a Horizon Subsidiary.

       (f) Neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement pursuant to which Horizon or any Horizon Subsidiary manages or provides services with respect to any real properties other than Horizon Properties, except for the agreements described in Schedule 2.20(f) to the Horizon Disclosure Letter (the "Outside Property Management Agreements").

       (g) Except for budgeted construction disclosed in the capital budget attached as Schedule 2.20(g) to the Horizon Disclosure Letter,
    Schedule 2.20(g) to the Horizon Disclosure Letter lists all material agreements entered into by Horizon or any of the Horizon Subsidiaries relating to the development or construction of, or additions or expansions to, any Horizon Properties (or any properties with respect to which Horizon has executed as of the date of this Agreement a purchase agreement

                                 Appendix A-27
    or other similar agreement) which are currently in effect and under which Horizon or any of the Horizon Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True, correct and complete copies of such agreements have previously been delivered or made available to Prime.

       (h) Schedule 2.20(h) to the Horizon Disclosure Letter lists all agreements entered into by Horizon or any Horizon Subsidiary providing for the sale of, or option to sell, any Horizon Properties or the purchase of, or option to purchase, by Horizon or any Horizon Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

       (i) Except as set forth in Schedule 2.20(i) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Horizon or any Horizon Subsidiary or (B) to pay any additional purchase price for any of the Horizon Properties.

       (j) Except as set forth in Schedule 2.20(j) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written,
    (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Horizon Partnership or any other Horizon Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Horizon or any Horizon Subsidiary, (including, without limitation, requiring Horizon or any Horizon Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Horizon or any Horizon Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Horizon Properties, or (iii) requires that Horizon or any Horizon Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Horizon or any Horizon Subsidiary.

       (k) Except as set forth in Schedule 2.20(k) to the Horizon Disclosure Letter, there are no material outstanding contractual obligations of
    Horizon or any Horizon Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Horizon Subsidiary or any other person.

    2.21 OPINION OF FINANCIAL ADVISOR. Horizon has received the written opinion of Lehman Brothers or an affiliate thereof, satisfactory to Horizon, a signed version which has been provided to Prime, to the effect that the proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be received by the holders of Horizon Common Shares and Horizon OP Units, respectively, pursuant to the Mergers is fair to such holders from a financial point of view.

    2.22 STATE TAKEOVER STATUTES. Horizon has taken all action necessary to exempt the transactions contemplated by this Agreement between Prime and Horizon and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

    2.23 INVESTMENT COMPANY ACT OF 1940. Neither Horizon nor any of the Horizon Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

                                 Appendix A-28

    2.24 HORIZON NOT AN INTERESTED STOCKHOLDER. Horizon is not an "interested stockholder" of Prime pursuant to the Maryland "Business Combination" statute at Sections 3-601 et seq. of the MGCL.

    2.25 VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding Horizon Common Shares is the only vote of the holders of any class or series of Horizon's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Newco LP Common Units and Horizon OP Units, held by the limited partners of Newco LP and Horizon Partnership, respectively, is the only vote by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the translations contemplated hereby.

    2.26  TRADEMARKS, PATENTS AND COPYRIGHTS.  Except as set forth in Schedule
2.26 to the Horizon Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Horizon Material Adverse Effect on Horizon and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Horizon and its Subsidiaries as currently conducted or as contemplated to be conducted, and Horizon of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Horizon and the Horizon Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Horizon Material Adverse Effect. To Horizon's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Horizon or any Horizon Subsidiary that individually or in the aggregate could have a Horizon Material Adverse Effect.

    2.27 INSURANCE. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, each of Horizon and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Horizon and its Subsidiaries during such time period. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, neither Horizon nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Horizon or its Subsidiaries. The insurance policies of Horizon and each of its Subsidiaries are valid and enforceable policies in all material respects.

    2.28 DEFINITION OF KNOWLEDGE OF HORIZON. As used in this Agreement, the phrase "Knowledge of Horizon" (or words of similar import) means the actual knowledge of the officers and directors of Horizon and Horizon Partnership identified in Schedule 2.28 to the Horizon Disclosure Letter.

    2.29 C&C/MURDOCK AGREEMENTS. Neither Horizon nor Horizon Partnership is in default of any term or provision of any C&C/Murdock Agreement to which it is a party.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PRIME

    Prime and Prime Partnership represent and warrant to Horizon and Horizon Partnership as follows:

    3.1 ORGANIZATION, STANDING AND POWER OF PRIME. Prime is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Prime is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in

                                 Appendix A-29
the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Prime and the Subsidiaries of Prime (collectively, "Prime Subsidiaries"), taken as a whole (a "Prime Material Adverse Effect"). Prime has delivered to Horizon complete and correct copies of the Prime Articles of Incorporation ("Prime Articles of Incorporation") and the Prime Bylaws ("Prime Bylaws"), as amended or supplemented to the date of this Agreement.

    3.2  PRIME SUBSIDIARIES.

       (a) Schedule 3.2(a) to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Prime and delivered to Horizon prior to the execution hereof (the "Prime Disclosure Letter") sets forth (i) each Prime Subsidiary, (ii) the ownership interest therein of Prime, (iii) if not wholly owned by Prime, the identity and ownership interest of each of the other owners of such Prime Subsidiary and
    (iv) each factory outlet center and other commercial property owned by such Subsidiary.

       (b) Except as set forth in Schedule 3.2(b) to the Prime Disclosure Letter, (i) all the outstanding shares of capital stock of each Prime
    Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Prime or by another Prime Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each Prime Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Prime, by another Prime Subsidiary or by Prime and another Prime Subsidiary are owned free and clear of all Liens. Each Prime Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Prime Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Prime Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Prime Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Prime Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Horizon. No effective amendment has been made to the Prime Partnership Agreement.

    3.3  CAPITAL STRUCTURE.

       (a) The authorized shares of capital stock of Prime consist of (i) 75,000,000 shares of common stock, $0.01 par value (the "Prime Common
    Shares"), 27,294,951 of which are issued and outstanding as of the date of this Merger Agreement, (ii) 24,315,000 shares of preferred stock, $0.01 par value (the "Prime Preferred Shares"), (x) 2,300,000 of which are issued and outstanding 10.5% Series A Senior Cumulative Preferred Stock (the "Prime Series A Preferred Shares"), as of the date of this Agreement, (y) 2,981,800 of which are issued and outstanding 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Prime Series B Preferred Shares"), as of the date of this Agreement, and (z) 727,273 shares of Series C Cumulative Convertible Redeemable Preferred Stock (the "Prime Series C Preferred Shares"), as of the date of this Agreement and (iii) 51,000,000 shares of Excess Stock, par value $0.01 per share, none of which are issued or outstanding as of the date of this Agreement.

       (b) Set forth in Schedule 3.3(b) to the Prime Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Prime's shares of capital stock granted under Prime's 1994 Stock Incentive Plan and 1995 Stock Incentive Plan or any other formal or informal arrangement (collectively, the "Prime Stock Options"); and (ii) all other warrants or other rights to

                                 Appendix A-30
    acquire Prime's shares of capital stock, all limited share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. On the date of this Agreement, except as set forth in this Section 3.3 or in
    Schedule 3.3(b) to the Prime Disclosure Letter, no shares of Prime's capital stock were outstanding or reserved for issuance (except for Prime Common Shares reserved for issuance upon exchange of Prime OP Units (as defined below) or conversion of Prime Preferred Shares).

       (c) All outstanding shares of capital stock of Prime are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Prime having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Prime may vote.

       (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the Prime Disclosure Letter and (ii) Prime OP Units (as defined below) or Prime Preferred Shares, which may be exchanged or converted, as the case may be, for Prime Common Shares in accordance with the Prime Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Prime or any Prime Subsidiary is a party or by which such entity is bound, obligating Prime or any Prime Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock voting securities or other ownership interests of Prime or any Prime Subsidiary or obligating Prime or any Prime Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Prime or a Prime Subsidiary).

       (e) As of the date hereof, (i) 35,800,423 Prime Common Units are duly and validly issued of which 27,294,951 are owned by Prime, (ii) 2,300,000 preferred units of Prime Partnership (each, a "Prime Series A Preferred Unit") are duly and validly issued all of which are owned by Prime, (iii) 2,981,800 Prime Series B Preferred Units are duly and validly issued all of which are owned by Prime and (iv) 727,273 Series C Preferred units of Prime Partnership (each, a "Prime Series C Preferred Unit" and together with the Prime Common Units, the Prime Series A Preferred Units and the Prime Series B Preferred Units, the "Prime OP Units") are duly and validly issued none of which are owned by Prime or Prime Subsidiaries. Schedule 3.3(e) to the Prime Disclosure Letter sets forth the name of each holder of Prime OP Units and the number of Prime OP Units owned by each such holder as of the date of this Agreement. Except as set forth in this Agreement, the Prime OP Units are subject to no restrictions except as set forth in the Prime Partnership Agreement. Prime Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in Prime Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Prime Partnership except as set forth in
    Schedule 3.3(e) to the Prime Disclosure Letter.

       (f) All dividends on the Prime/Horizon Merger Consideration and all distributions on the Partnership Merger Consideration which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on the Prime/Horizon Merger Consideration (along with the corresponding distributions payable on the Partnership Merger Consideration) which were declared on January 14, 1998 and are payable on February 17, 1998 have not yet been paid.

       (g) The Partnership Merger Consideration to be issued by Prime Partnership pursuant to this Agreement has been duly authorized, and upon issuance will be duly and validly issued.

       (h) Set forth on Schedule 3.3(h) to the Prime Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Prime or any of the Prime Subsidiaries is obligated to register any securities.

                                 Appendix A-31

    3.4 OTHER INTERESTS. Except for interests in the Prime Subsidiaries, neither Prime nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, Prime or Prime Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens.

    3.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

       (a) Prime has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the
    Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Prime Shareholder Approvals" and, together with the Horizon Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Prime is a party. The execution and delivery of this Agreement by Prime and the consummation by Prime of the transactions contemplated by this Agreement to which Prime is a party have been duly authorized by all necessary action on the part of Prime, except for and subject to the Prime Shareholder Approvals and the requisite approval, if any is required, of the partners of Prime Partnership. This Agreement has been duly executed and delivered by Prime and constitutes a valid and binding obligation of Prime, enforceable against Prime in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (b) Prime Partnership has the requisite partnership power and, subject to the requisite Prime Partner Approvals (as defined in section 5.1(g)), if any, authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Prime Partnership is a party. The execution and delivery of this Agreement by Prime Partnership and the consummation by Prime Partnership of the transactions contemplated by this Agreement to which Prime Partnership is a party have been duly authorized by all necessary action on the part of Prime Partnership, except for and subject to the Prime Shareholder Approvals. This Agreement has been duly executed and delivered by Prime Partnership and constitutes a valid and binding obligation of Prime Partnership, enforceable against Prime Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       (c) Except as set forth in Schedule 3.5(c)(1) to the Prime Disclosure Letter, the execution and delivery of this Agreement by Prime and
    Prime Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Prime or Prime Partnership is a party and compliance by Prime or Prime Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Prime or any Prime Subsidiary under, (i) the Prime Articles of Incorporation or the Prime Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Prime Subsidiary, each as amended or supplemented to the date of this Agreement,
    (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Prime or any Prime Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Prime or any Prime Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
    (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Prime Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Prime or any Prime Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Prime of any

                                 Appendix A-32
    of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement (as defined in Section 5.1) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Prime/Horizon Articles of Merger by the Maryland Department and Horizon/Subsidiary Certificate of Merger, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) such filings with and approvals of the NYSE to permit the Prime Common Shares and Prime Series B Preferred Shares that are to be issued pursuant to the Prime/Horizon Merger to be listed on the NYSE, (v) such filings as may be required in connection with the payment of any transfer and gains taxes and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings
    (A) as are set forth in Schedule 3.5(c)(2) to the Prime Disclosure Letter or
    (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or
    (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Prime from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Prime Material Adverse Effect.

    3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Prime has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1993 through the date hereof (the "Prime SEC Documents"). Schedule 3.6(a) to the Prime Disclosure Letter contains a complete list of all Prime SEC Documents filed by Prime under the Exchange Act since January 1, 1997 and on or prior to the date of this Agreement. All of the Prime SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Prime SEC Documents. None of the Prime SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Prime SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Prime and the Prime Subsidiaries included in the Prime SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Prime and the Prime Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth or reflected in the Prime SEC Documents or in Schedule 3.6(b) to the Prime Disclosure Letter, as of the date hereof neither Prime nor any Prime Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Prime or in the notes thereto and which, individually or in the aggregate, would have a Prime Material Adverse Effect.

    3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Prime SEC Documents or in Schedule 3.7 to the Prime Disclosure Letter, since the date of the most recent audited financial statements included in the Prime SEC Documents (the "Prime Financial Statement Date"), Prime and the Prime Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Prime and the Prime Subsidiaries taken as a whole (a "Prime Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Prime Material Adverse

                                 Appendix A-33

Change, (b) except for regular quarterly distributions not in excess of (i) $0.295 per Prime Common Share and $0.295 per Prime Common Unit, (ii) $0.65625 per Prime Series A Preferred Share and $0.65625 per Prime Series A Preferred Unit, (iii) $0.53125 per Prime Series B Preferred Share and $0.53125 per Prime Series B Preferred Unit, and (iv) $0.295 per Prime Series C Preferred Share and $0.295 per Prime Series C Preferred Unit (together, the "Prime Regular Quarterly Distributions"), subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Prime's shares of capital stock (other than as contemplated by Sections 1.16 and 1.17 hereof), (c) any split, combination or reclassification of any of Prime's shares of capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Prime Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Prime or any Prime Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Prime SEC Documents or required by a change in GAAP, or any amendment of any employment, consulting, severance, retention or any other agreement between Prime and any current or former officer, director, employee or consultant of Prime.

    3.8  LITIGATION.  Except as disclosed in the Prime SEC Documents or in
Schedule 3.8 to the Prime Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Prime or a Prime Subsidiary) or, to the Knowledge of Prime (as hereinafter defined), threatened in writing against or affecting Prime or any Prime Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Prime Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Prime or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 3.8 to the Prime Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Workers' Adjustment and Restraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Prime, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim which, if adversely determined, could reasonably be expected to result in a Prime Material Adverse Effect and (z) except as set forth on Schedule 3.8 to the Prime Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Prime or any of the Prime Subsidiaries.

    3.9  PROPERTIES.

       (a) Schedule 3.9(a) to the Prime Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Prime or one of the Prime Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Prime or a Prime Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Prime or one of the Prime Subsidiaries (the "Prime Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Prime Title Insurance Policies (as defined in Section 3.9(b)), each of the Prime Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not reasonably be expected to result in a Prime Material Adverse Effect. Except as set forth in Schedule 3.9(a) to the Prime Disclosure Letter, none of the Prime Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably be expected to result in a Prime Material

                                 Appendix A-34

    Adverse Effect. The Prime Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 3.9(a) to the Prime Disclosure Letter, and (ii) Property Restrictions for which the Prime Properties so comply or for which non-compliance, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably expected to result in a Prime Material Adverse Effect. Schedule 3.9(a) to the Prime Disclosure Letter lists each of the Prime Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

       (b) Except as provided in Schedule 3.9(b) to the Prime Disclosure Letter, valid policies of title insurance (the "Prime Title Insurance
    Policies") have been issued insuring the applicable Prime Subsidiary's fee simple title or leasehold estate, as the case may be, to the Prime Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in Schedule 3.9(b) to the Prime Disclosure Letter, no claim has been made against any such policy.

       (c) Except as provided in Schedule 3.9(c) to the Prime Disclosure Letter, Prime has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Prime Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Prime Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Prime Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Prime Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Prime Properties issued by any governmental authority, or of any structural defects relating to any Prime Property, or of any Prime Property whose building systems are not in working order, or of any physical damage to any Prime Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, reasonably be expected to result in a Prime Material Adverse Effect.

       (d) Neither Prime nor any Prime Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Prime Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Prime Properties or by the continued maintenance, operation or use of the parking areas, except for such violations which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, could not be reasonably be expected to result in a Prime Material Adverse Effect.

       (e) Except as set forth in Schedule 3.9(e) to the Prime Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Prime Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure would not have a Prime Material Adverse Effect, and Prime has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Prime Properties delivered to Horizon and Horizon Partnership prior to the date hereof.

                                 Appendix A-35

       (f) Prime and each of the Prime Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Prime as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Prime as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Prime and the Prime Subsidiaries and are not, in the aggregate, material in relation to the assets of Prime on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Prime.

    3.10  LEASES.

       (a) The rent roll for the Prime Properties as of January 30, 1998 previously delivered by Prime to Horizon is correct and complete in all material respects as of the date thereof.

       (b) Except as provided in Schedule 3.10 to the Prime Disclosure Letter,
           (i) each of the leases and tenancies for all or any portion of the Prime Properties (the "Prime Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Prime Lease or in the aggregate with more than one Prime Lease, could not be reasonably be expected to result in a Prime Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 3.10(a); and (ii) neither Prime nor any of the Prime Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Prime Material Adverse Effect. Except as provided in Schedule 3.10 to the Prime Disclosure Letter neither Prime nor any of the Prime Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

       (c) Prime has previously delivered or made available to Horizon a true and correct copy of all Prime Leases.

       (d) Except as shown in Schedule 3.10 to the Prime Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees set forth on Schedule 3.10(d) to the Prime Disclosure Letter has asserted any claim of which Prime or any of the Prime Subsidiaries has received written notice which would materially affect the collection of rent from such tenant and neither Prime nor any of the Prime Subsidiaries has received written notice of any material default or breach on the part of Prime or any of the Prime Subsidiaries under any of the Prime Leases with such a tenant which has not been cured.

       (e) Schedule 3.10 to the Prime Disclosure Letter sets forth a complete and correct list as of January 30, 1998, of all written commitments made by Prime or any of the Prime Subsidiaries to lease any of the Prime Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental,
    (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Prime has previously delivered or made available to Horizon a true and correct copy of each such commitment.

       (f) Any material leases pursuant to which Prime or any Prime Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision

                                 Appendix A-36
    which would preclude the Surviving Company or the Prime Partnership from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Prime and the Prime Subsidiaries, or which would have a Prime Material Adverse Effect.

    3.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 3.10(a) are the actual rents, income and charges presently being charged by Prime Subsidiaries under the Prime Leases. Other than set forth on Schedule 3.10 to the Prime Disclosure Letter, no tenant under any of the Prime Leases is entitled to any purchase option. None of the Prime Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders as set forth in the Prime SEC Documents. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Prime Leases or any extensions or renewals thereof as of the Horizon/Prime Effective Time except in the ordinary course of business consistent with past practices.

    3.12 ENVIRONMENTAL MATTERS. To the knowledge of Prime, except as disclosed in the Prime SEC Documents and on the environmental reports listed on Schedule
3.12 to the Prime Disclosure Letter, and except what would not be reasonably likely to have a Material Adverse Effect, (a) no Hazardous Substances have been used, stood, manufactured, treated, processed or transported to or from any of the Prime Properties except as necessary to the conduct of business and in compliance with Environmental Laws; (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from the Prime Properties; (c) the Prime Properties and the business conducted thereon are not in violation of Environmental Laws; (d) Prime and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding the Prime Properties or the business conducted thereon. Prime has previously delivered or made available to Horizon complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of Prime or any of the Prime Subsidiaries that are in the possession of any of them with respect to the environmental condition of the Prime Properties. For the purposes of this Paragraph 3.12 only, "Prime Properties" shall include property currently or formerly owned, operated or leased by Prime or its Subsidiaries.

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

       (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

       (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

       (c) the regulation of storage tanks; or

       (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

                                 Appendix A-37

       (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
    section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
    section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

       (b) petroleum and petroleum products including crude oil and any fractions thereof;

       (c) natural gas, synthetic gas, and any mixtures thereof; and

       (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    3.13  TAXES.

       (a) Each of Prime and the Prime Subsidiaries (i) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, and (ii) has paid (or Prime has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have a Prime Material Adverse Effect. The most recent audited financial statements contained in the Prime SEC Documents reflect an adequate reserve for all material Taxes payable by Prime and the Prime Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Prime Financial Statement Date, Prime has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Prime nor any Prime Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon Prime. To the Knowledge of Prime, no deficiencies for any Taxes have been proposed, asserted or assessed against Prime or any of the Prime Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

       (b) Prime (i) has operated in such a manner as to qualify as a REIT within the meaning of Section 856 of the Code for each of its taxable years ending on or before December 31, 1996, and intends to continue to operate in such a manner as to qualify as a REIT for the taxable year that ends on the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Prime's Knowledge, no such challenge is pending or threatened. Each Prime Subsidiary which is a partnership, joint venture or limited liability company (x) has been since its formation and continues to be for federal income tax purposes as a partnership and not as a corporation or as an association or publicly traded partnership taxable as a corporation and (y) has not since the later of its formation or the acquisition by Prime of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Prime to violate Section 856(c)(5) of the Code. Each Prime Subsidiary which is a corporation (other than Prime Retail Services, Inc.) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Except as set forth in
    Schedule 3.13 to the Prime Disclosure Letter neither Prime nor any Prime

                                 Appendix A-38

    Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    3.14 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Friedman, Billings, Ramsey & Co., Inc., the fees and expenses of which will be paid by Prime and are described in the engagement letter with Friedman, Billings, Ramsey & Co., Inc., a true, correct and complete copy of which has previously been given to Horizon, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Prime or any Prime Subsidiary.

    3.15 COMPLIANCE WITH LAWS. Prime and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Prime and its Subsidiaries (the "Prime Permits"), except where the failure to have any such Prime Permits individually or in the aggregate would not have a Prime Material Adverse Effect. Since March 22, 1994, neither Prime nor any of the Prime Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representations in Section 3.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Prime Material Adverse Effect.

    3.16  CONTRACTS; DEBT INSTRUMENTS.

       (a) To the Knowledge of Prime, except as disclosed in the Prime SEC Documents or in Schedule 3.16 to the Prime Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Prime and its Subsidiaries conduct or may conduct their business. Neither Prime nor any Prime Subsidiary has received a written notice that Prime or any Prime Subsidiary is in violation of or in default under (nor to the Knowledge of Prime does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Prime does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Prime Material Adverse Effect.

    3.17 OPINION OF FINANCIAL ADVISOR. Prime has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., satisfactory to Prime, to the effect that proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be paid by Prime and Prime Partnership in connection with the Mergers is fair, from a financial point of view, to Prime and Prime Partnership.

    3.18 STATE TAKEOVER STATUTES. Prime has taken all action necessary to exempt transactions between Prime and Horizon and its Affiliates from the operation of Takeover Statutes.

    3.19 INVESTMENT COMPANY ACT OF 1940. Neither Prime nor any of the Prime Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the 1940 Act.

    3.20 DEFINITION OF KNOWLEDGE OF PRIME. As used in this Agreement, the phrase "Knowledge of Prime" (or words of similar import) means the actual knowledge of officers and directors of Prime and Prime Partnership identified on
Schedule 3.20 to the Prime Disclosure Letter.

    3.21 VOTE REQUIRED. The affirmative vote of at least (i) 66 2/3% of the outstanding Prime Series C Preferred Shares and (ii) two-thirds of the outstanding Prime Common Shares are the only votes of the holders of any class or series of Prime's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of at least (i) 50% of the outstanding Prime Common Units and (ii) 50% of the outstanding Prime Series C

                                 Appendix A-39

Preferred Units, held by the limited partners of Prime Partnership are the only votes by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV
                                   COVENANTS

    4.1 CONDUCT OF HORIZON'S, HORIZON PARTNERSHIP'S AND SKY MERGER'S BUSINESS PENDING MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as consented to in writing by Prime or as expressly provided for in this Agreement or the C&C/Murdock Agreements (other than as provided in Section 4.1(j)(2)), Horizon, Horizon Partnership and Sky Merger shall, and shall cause (or, in the case of Horizon Subsidiaries that Horizon, Horizon Partnership or Sky Merger do not control, shall use reasonable best efforts to cause) each of the Horizon Subsidiaries to:

       (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

       (b) use commercially reasonable efforts to preserve intact its business organizations, goodwill and ongoing businesses and keep available the services of its officers and employees;

       (c) confer on a regular basis with one or more representatives of Prime to report operational matters of materiality and any proposals to engage in material transactions (except with respect to Acquisition Proposals, as to which the provisions of Section 4.3 shall apply);

       (d) promptly notify Prime of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

       (e) promptly deliver to Prime true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

       (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Horizon Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

       (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Horizon notifies Prime that it is availing itself of such extensions and provided such extensions do not adversely affect Horizon's status as a qualified REIT under the Code;

       (h) not make any Tax election (unless required by law or necessary to preserve Horizon's status as a REIT or the status of any Horizon
    Subsidiary as a partnership for federal income tax purposes, as the case may
    be) and not make or rescind any express or deemed election relative to Taxes;

       (i) make all capital expenditures, and expenditures relating to leasing, in accordance with a capital budget of Horizon delivered prior to the date hereof to Prime (the "Horizon Capital Budget") and will not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving in excess of $100,000 which is not included in the Horizon Capital Budget approved by Prime, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its retail property business or (B) incur or enter into any Commitment to incur

                                 Appendix A-40
    additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on Schedule 4.1(i) to the Horizon Disclosure Letter;

       (j) not (1) amend its Articles of Incorporation, or its Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Horizon Subsidiary or (2) amend or otherwise modify or waive any rights under any C&C/Murdock Agreement to which it is a party;

       (k) not split, combine or reclassify any capital stock, partnership or other ownership interests and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to the redemption of Horizon OP Units pursuant to the Horizon Partnership Agreement or the exercise of Horizon Stock Options;

       (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by this Agreement, not amend or waive any rights under any of the Horizon Stock Options;

       (m) except as provided in Section 5.10 and in connection with the use of Horizon Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Shares or Horizon OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon, except for (A) exchanges of Horizon Common Shares required under Section 5.4 of the Horizon Articles of Incorporation in order to preserve the status of Horizon as a REIT under the Code, and (B) redemptions of Horizon OP Units, whether or not outstanding on the date of this Agreement, under the Horizon Partnership Agreement in which Horizon Common Shares are utilized;

       (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Horizon Properties, except in connection with a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.20 to the Horizon Disclosure Letter; provided, however, without the prior written consent of Prime, leases of space in all Horizon Properties which are to be contributed to Newco LP pursuant to the Horizon Partnership Contribution may be made in accordance with the leasing plans or parameters which shall be agreed from time to time between Horizon Partnership and Prime. Notwithstanding any provision of this Agreement to the contrary, a Horizon Subsidiary shall be permitted to enter into any lease for any space in any property owned by it if such Horizon Subsidiary provides written notice to Prime with respect to the terms of a proposed lease and Prime does not object in writing by notice to such Horizon Subsidiary to the terms of such lease within one business day after the receipt of the aforesaid notice from such Horizon Subsidiary.

       (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by Section 4.1(n) or that is made in the ordinary course of business and is not material, individually or in the aggregate;

       (p) not make any loans, advances or capital contributions to, or investments in, any other Person, (whether by the purchase, redemption or other acquisition of the equity or debt of such Person or

                                 Appendix A-41
    otherwise) other than loans, advances and capital contributions to Horizon Subsidiaries in existence on the date hereof and advances to employees in the ordinary course of business consistent with past practice;

       (q) not incur, pay, discharge, satisfy or settle any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Prime or incurred in the ordinary course of business consistent with past practice;

       (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

       (s) not enter into any Commitment with any officer, director or Affiliate of Horizon or any of the Horizon Subsidiaries or any material
    Commitment with any consultant;

       (t) except as set forth in Schedule 4.1(t) to the Horizon Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.17 to the Horizon Disclosure Letter with any of its officers, directors or employees, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements and other than normal year end bonuses in keeping consistent with past practice and annual salary increases not exceeding 5%; provided, however, that for any officer or employee earning an annual salary in excess of $75,000, Horizon may provide such employee with an annual salary increase only after consulting with Prime before effecting such increase.

       (u) not adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan or amend any existing plans or rights, except for changes to severance benefits to provide that an employee whose position is transferred to a location outside the standard metropolitan statistical area in which such employee is currently employed shall not forfeit severance benefits by reason of failure to accept such transfer, and changes which are required by law;

       (v) not settle any shareholder derivative, class action claims or other suit or claims arising out of or in connection with any of the transactions contemplated by this Agreement;

       (w) not change the ownership of any of its Subsidiaries, except changes which arise as a result of the acquisition of Horizon OP Units in exchange for Horizon Common Shares pursuant to exercise of the Horizon OP Unit redemption right under Section 8.6 of the Horizon Partnership Agreement;

       (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Horizon Common Shares;

       (y) not enter into or amend or otherwise modify or waive any rights under any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Horizon, Horizon Partnership or any Horizon Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Horizon;

       (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity unless such transaction has been approved by Prime; and.

       (aa)Notwithstanding any provision of this Agreement to the contrary, including but not limited to the provisions of this Section 4.1, (i)
    on or prior to the Closing, Horizon or Horizon Partnership shall be permitted to make any or all of the payments on Schedule 4.1(aa) to the Horizon Disclosure Schedule

                                 Appendix A-42
    without the consent of Prime and (ii) Horizon and Horizon Partnership shall be permitted to take any and all actions expressly set forth in a quarterly operating budget, prepared by Horizon and approved by Prime in writing prior to the commencement of each quarter.

    4.2  CONDUCT OF PRIME'S AND PRIME PARTNERSHIP'S BUSINESS PENDING
MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as (i) contemplated by this Agreement including as contemplated by the Contribution Agreement, or (ii) consented to in writing by Horizon, Prime and Prime Partnership shall, and shall cause (or, in the case of Prime Subsidiaries that Prime or Prime Partnership do not control, use reasonable best efforts to cause) each of the Prime Subsidiaries to:

       (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

       (b) confer on a regular basis with one or more representatives of Horizon to report operational matters of materiality which would have a Prime
    Material Adverse Effect;

       (c) promptly notify Horizon of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

       (d) promptly deliver to Horizon true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

       (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Prime Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

       (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Prime's status as a qualified REIT under the Code;

       (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Prime's status as a
    REIT or the status of any Prime Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

       (h) not amend the Prime Articles of Incorporation or the Prime Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Prime Subsidiary, including the Prime Partnership Agreement (except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Prime without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Prime OP Units);

       (i) except as provided in Sections 1.16, 1.17 and 5.10 hereof and in connection with the use of Prime Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Prime Common Shares or Prime Common Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Prime, except for
    (A) conversions of Prime Common Shares required under Section 4.9.5 or
    Section 4.5.7, respectively, of the Prime Articles of Incorporation in order to preserve the status

                                 Appendix A-43
    of Prime as a REIT under the Code, and (B) exchanges of Prime Common Units, whether or not outstanding on the date of this Agreement, under the Prime Partnership Agreement in which Prime Common Shares are utilized;

       (j) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Prime Properties, except in connection with a transaction that would not reasonably be expected to have a Prime Material Adverse
    Effect;

       (k) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise)
    if it would reasonably be expected to have a Prime Material Adverse Effect; and

       (l) except as contemplated by Section 1.17, not directly or indirectly through a subsidiary, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any person or entity whose securities are registered under the Exchange Act unless such transaction has been approved by Horizon.

    4.3 NO SOLICITATION. Prior to the Prime/Horizon Merger Effective Time, Horizon agrees, for itself and in its capacity as general partner of Horizon Partnership, that:

       (a) neither it nor any of the Horizon Subsidiaries shall, directly or indirectly, whether through a Horizon representative specified in
    Section 4.3(b) or otherwise, invite, initiate, solicit (including by way of furnishing non-public information or assistance) or encourage any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes or may reasonably be expected to lead to, or otherwise with respect to, (i) a merger, acquisition, consolidation, share exchange, business combination or similar transaction, (ii) any tender offer or exchange offer for 10% or more of the outstanding Horizon Common Shares or the filing of a registration statement under the Securities Act in connection therewith, (iii) a transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Horizon, (iv) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Horizon or Horizon Partnership or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations concerning or provide any confidential or non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

       (b) neither it nor any of the Horizon Subsidiaries will authorize or permit any of its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representative of Horizon to engage in any of the activities described in Section 4.3(a);

       (c) it and the Horizon Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

       (d) it will notify Prime immediately if Horizon or any of the Horizon Subsidiaries receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it and provide all relevant details related thereto; provided, however, that nothing contained in this
    Section 4.3 shall prohibit the Board of Directors of Horizon (including with respect to Horizon's capacity as general partner of Horizon Partnership) from (i) furnishing information to or entering into discussions or negotiations with, any

                                 Appendix A-44
    person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) a majority of the Board of Directors of Horizon determines in good faith that such action is required for the Board of Directors of Horizon to comply with its duties to shareholders imposed by applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Horizon provides written notice to Prime to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (ii) making any disclosure required by applicable law with regard to an Acquisition Proposal. Nothing in this Section 4.3 shall (x) permit Horizon to terminate this Agreement (except as specifically provided in Article 7 hereof), (y) permit Horizon to enter into an agreement for an Acquisition Proposal during the term of this Agreement or (z) affect any other obligation of Horizon under this Agreement; provided, however, that a majority of the Board of Directors of Horizon may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Mergers in accordance with Section 5.1(e). Any disclosure that the Board of Directors of Horizon may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Horizon resolves in good faith to be more favorable to Horizon's shareholders than the Mergers and which the Board of Directors of Horizon determines is reasonably capable of being consummated.

    4.4 AFFILIATES. Prior to the Partnership Merger Effective Time, Horizon and Prime shall cause to be prepared and delivered to the other a list (reasonably satisfactory to counsel for Prime and Horizon) identifying all persons who, at the time of the Horizon, Prime Shareholders Meetings, may be deemed to be "affiliates" of Horizon or Prime, respectively, as that term is used under Rule 145 under the Securities Act (the "Affiliates"). Horizon and Prime each shall use its reasonable best efforts to cause each person who is identified by it as an Affiliate in such list to deliver to the other on or prior to the Prime/Horizon Merger Effective Time a written agreement, in the form to be approved by the parties hereto prior to the Prime/ Horizon Merger Effective Time, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Surviving Company Common Shares issued to such Affiliate pursuant to the Prime/Horizon Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. The Surviving Company shall be entitled to place legends as specified in such written agreements on the certificates representing any Surviving Company Common Shares to be received pursuant to the terms of this Agreement by such Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Company Common Shares issued to such Affiliates, consistent with the terms of such agreements. The Surviving Company shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Horizon or Prime may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of the Surviving Company received by such Affiliate in the Prime/Horizon Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or
(ii) any successor rule or regulation hereafter adopted by the SEC.

    4.5 OTHER ACTIONS. Each of Horizon, Horizon Partnership and Newco LP, on the one hand, and Prime and Prime Partnership, on the other hand, shall not, and shall use commercially reasonable efforts to cause their respective subsidiaries and joint ventures not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Mergers or that would materially impair the ability of the parties hereto to consummate the transactions contemplated by the Contribution Agreement set forth in Article 6 not being satisfied.

                                 Appendix A-45

                                   ARTICLE V
                              ADDITIONAL COVENANTS

    5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; HORIZON SHAREHOLDERS AND PARTNERS MEETINGS AND PRIME SHAREHOLDERS AND PARTNERS MEETINGS.

       (a) As promptly as practicable after execution of this Agreement, (i) each of Horizon, Prime and, to the extent required, Prime
    Partnership, Horizon Partnership, Sky Merger and Newco LP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses and forms of proxies (such joint proxy statement(s)/prospectus(es) together with any amendments to supplements thereto, the "Proxy Statement") relating to the shareholder meetings, and, if applicable, partners meetings, of each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership and the vote of the shareholders of Horizon, Sky Merger and Prime and, if applicable, Horizon Partnership, Newco LP, and Prime Partnership, with respect to the Mergers and the transactions contemplated hereunder and such registration statements, (collectively and together with any amendments or supplements thereto, the "Registration Statement"), in which the Proxy Statement above will be included, as may be required in connection with the registration under the Securities Act of the securities to be distributed in connection with the Mergers or the other transactions contemplated hereunder. The respective parties will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. Each such party shall use its reasonable best efforts, to have the Registration Statement declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Horizon, Horizon Partnership, Newco LP and Sky Merger, on the one hand, and Prime and Prime Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Proxy Statement and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and the Registration Statement and to cause the Proxy Statement and the Registration Statement as so amended or supplemented to be filed with the SEC (with copies provided to the other parties hereto) and to be disseminated to their respective shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership agrees that the information provided by it for inclusion in the Proxy Statement or the Registration Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Horizon, Sky Merger and Prime and at the time of the respective taking of consents, if any, of partners of Horizon Partnership, Newco LP, and Prime Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party will notify the other promptly and will advise and deliver copies (if any) to the other parties hereto, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless whether such requests relate to Prime or Prime Partnership, on the one hand, or Horizon, Sky Merger, Horizon Partnership or Newco LP on the other hand), and each of Prime and Prime Partnership, on the other hand, and Horizon, Horizon Partnership, Newco LP and Sky Merger, on the other hand, shall promptly notify the other of (i) the time when the Registration Statement has become effective, (ii) or any supplement or amendment thereto has been filed, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the securities issuable in connection with the Mergers and the Distribution. The Proxy Statement shall include the recommendations of the Board of Directors of each Prime and Horizon; provided, that the recommendation of the Board of Directors of

                                 Appendix A-46

    Horizon may not be included or may be withdrawn if the Board of Directors of Horizon has accepted a proposal for Superior Acquisition Proposal in accordance with the terms of Section 4.3. Each party shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of securities pursuant to the Mergers and the other transactions contemplated hereunder, and shall furnish all information as may be reasonably requested in connection with any such action. Each party will use its best efforts to obtain prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Horizon shall use reasonable efforts to cause to be delivered to Prime prior to the mailing of the Proxy Statement, the opinion of Rudnick & Wolfe, dated the date of the Proxy Statement, that (i) Horizon was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending after December 31, 1993 and on or before the Closing Date and (ii) Horizon Partnership, Newco LP, and each other Horizon Subsidiary has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership. In connection with the preparation of the Proxy Statement and the Registration Statement, Prime shall use reasonable efforts to cause to be delivered to Horizon prior to the mailing of the Proxy Statement, the opinion of Winston & Strawn, dated the date of the Proxy Statement, that (i) Prime was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending on or before the Closing Date and (ii) Prime Partnership, and each other Prime Subsidiary that is a partnership, joint venture or limited liability company has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership.

       (b) Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall use its reasonable best efforts to timely mail the joint proxy statement/prospectus contained in the Registration Statements to its shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Horizon and Horizon Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Registration Statement shall become effective and as of the Closing Date, addressed to Prime and Prime Partnership, in form and substance reasonably satisfactory to Prime and Prime Partnership, concerning the procedures undertaken by Ernst & Young LLP, with respect to the financial statements and information of Horizon, Horizon Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance or letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, (ii) Horizon shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Prime and Prime Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to Horizon and Horizon Partnership, in form and substance reasonably satisfactory to Horizon, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Prime, Prime Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement,
    (iii) Prime shall have received reasonable assurance that the conditions set forth in Section 6.2(f) will be satisfied on or prior to the Closing Date and (iv) Horizon shall have received reasonable assurance that the conditions set forth in Section 6.3(f) will be satisfied on or prior to the Closing Date.

       (c) Prime will duly call and as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Prime), give notice of, convene and hold a meeting of its shareholders (the "Prime Shareholders

                                 Appendix A-47

    Meeting") for the purpose of obtaining the Prime Shareholder Approvals. Prime will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Horizon/Prime Merger and the other transactions contemplated by this Agreement.

       (d) Horizon will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Horizon), convene and hold a meeting of its shareholders (the "Horizon Shareholders Meeting") for the purpose of obtaining Horizon Shareholder Approvals. Horizon will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Prime/ Horizon Merger, the Horizon/Subsidiary Merger and the other transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Horizon Shareholders Meeting, such recommendation may be withdrawn, modified or amended with respect to a Superior Acquisition Proposal if a majority of the Board of Directors of Horizon determines in good faith, based upon the advice of its outside counsel, that such action is required for the Board of Directors of Horizon to comply with its duties to its shareholders pursuant to Section 4.3.

       (e) Prime and Horizon shall use their best efforts to cause the Proxy Statements to be mailed to their respective shareholders on the same day and to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than forty-five days after the date the Proxy Statement is mailed.

       (f) If on the date for the Prime Shareholders Meeting and Horizon Shareholders Meeting established pursuant to Section 5.1(e) of this
    Agreement, either Prime or Horizon has not received duly executed proxies for a sufficient number of votes to approve the respective Mergers (but less than a majority of the outstanding Horizon Common Shares or Prime Common Shares, as the case may be, have voted against the respective Mergers), then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date ten
    (10) days after the originally scheduled date of the shareholders meetings.

       (g) Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Horizon
    Partnership to the transactions contemplated hereby to the extent required by the Horizon Partnership Agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Horizon Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to Section 5.1(d). Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Newco LP to the transactions contemplated hereby, including the Partnership Merger, to the extent required by the Newco LP partnership agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Newco Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to Section 5.1(d). Horizon hereby agrees to vote in favor of such matters and to recommend to the limited partners of Horizon Partnership and Newco LP that they approve such matters. Prime shall use commercially reasonable efforts to obtain written consents for approval by the limited partners of Prime Partnership to the transactions contemplated hereby to the extent required by the Prime Partnership Agreement and any other matters reasonably requested by Horizon which are reasonably determined by Horizon to be required to effect the transactions contemplated by this Agreement (collectively, the "Prime Partner Approvals", and together with the Horizon Partner Approvals and the Newco Partner Approvals, the "Partner Approvals") on or prior to the Prime Shareholder Meeting established pursuant to Section 5.1(c). Prime hereby agrees to vote in favor of such matters and to recommend to the limited partners of Prime Partnership that they approve such matters.

                                 Appendix A-48

    5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the parties hereto shall, and shall cause each of its Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Prime/Horizon Merger Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of September 18, 1997 by and among Prime, Horizon and Lehman Brothers (the "Confidentiality Agreement"), as amended.

    5.3  REASONABLE BEST EFFORTS; NOTIFICATION.

       (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Prime/Horizon Merger Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Prime/Horizon Merger Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby including without limitation confirmation of the transactions under the Contribution Agreement and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts (other than the payment of money) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Prime/Horizon Merger Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

       (b) Horizon and Horizon Partnership shall use all reasonable best efforts to obtain from Ernst & Young LLP access to all work papers relating to audits of Horizon and Horizon Partnership performed by Ernst & Young LLP, and the continued cooperation of Ernst & Young LLP with regard to the preparation of consolidated financial statements for the Surviving Company.

       (c) Horizon and Horizon Partnership shall give prompt notice to Prime and Prime Partnership, and Prime and Prime Partnership shall give prompt notice to Horizon and Horizon Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                                 Appendix A-49

    5.4  TAX TREATMENT.

       (a) Each of Prime and Horizon shall use its reasonable best efforts before the Prime/Horizon Merger Effective Time to cause each of the
    Horizon/Subsidiary Merger and the Prime/Horizon Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code, and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

       (b) Immediately upon the Partnership Merger Effective Time, Horizon Partnership will be treated as terminating for purposes of Code
    Section 708(b)(2)(A) . Immediately following the Partnership Merger Effective Time, the Surviving Partnership will elect to use the "traditional method with curative allocations" under Treasury Regulations Section 1.704-3(c) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests held by the Horizon Partnership immediately before the Partnership Merger Effective Time. Prime Partnership and Horizon Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Horizon Partnership, effective as of the Partnership Merger Effective Time, in accordance with Treasury Regulations Section 1.704-3(a)(3). The Surviving Partnership shall not, in connection with the Prime/Horizon Merger (and any termination of Prime Partnership pursuant thereto under Code Section 708(b)(1)(B) ), adjust the capital accounts of the Prime Partnership pursuant to section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

       (c) Following the Partnership Merger Effective Time, the Surviving Partnership shall allocate "excess nonrecourse liabilities" under
    Treasury Regulations Section 1.752-3(a)(3) among the partners of the Surviving Partnership as follows:

           (i) First, assuming that the assets of the Surviving Partnership are sold for their relative fair market values, the Surviving
       Partnership shall determine for each of its partners the sum of (i) the amount Code Section 704(c) gain allocable to such partner (taking into account the relative Code Section 704(c) method elected by the Surviving Partnership in respect of each contributed asset under Treasury Regulation Section 1.704-3, and less the amount already allocated to such partner under Treasury Regulations Section 1.752-3(a)(2)), plus (ii) the amount, if any, of remaining income and gain which would be further allocated to such Surviving Partnership partner under the Surviving Partnership Agreement, after all income and gain allocable to partners under Code Section 704(c) has been taken into account;

           (ii)Second, the Surviving Partnership shall determine a percentage (the "Tier Three Percentage") for each of its partners equal to the fraction of the sum computed for such partner in paragraph (i) above, over the aggregate amount of such sums for all partners of the Surviving Partnership; and

           (iii)
               Third, the Surviving Partnership shall allocate the excess nonrecourse liabilities of the Surviving Partnership to each of its partners, pro rata, in accordance with each partner's Tier Three Percentage.

       (d) In the event that Ernst & Young LLP determines that Prime Partnership will be treated as terminating for purposes of Code Section
    708(b)(1)(B) upon the Prime/Horizon Merger Effective Time, then the Surviving Partnership may elect to use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests in the Prime Partnership immediately before the Partnership Merger Effective Time.

       (e) For any taxable year of the Surviving Partnership that ends within the period ending on the seventh anniversary of the Partnership
    Merger Effective Time, the Surviving Partnership shall use good faith, commercially reasonable efforts (i) to avoid or minimize any gain recognized by the partners of the Surviving Partnership, as a result of the refinancing or repayment of the Surviving Partnership's liabilities, and (ii) in any case in which a Horizon Property of the Surviving Partnership is to be disposed

                                 Appendix A-50
    of, to engage in a transaction that defers, to the extent possible, the recognition of gain by such partners under the Code, including, but not limited to, structuring such disposition as part of a tax-free exchange under Code Section 1031.

       (f) Prime Partnership and Horizon Partnership agree that the transactions that are contemplated by the C&C/Murdock Agreements which occur upon the Closing shall be treated as taking place immediately after the Partnership Merger Effective Time.

    5.5 PUBLIC ANNOUNCEMENTS. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties concurrent with the execution of this Agreement.

    5.6 LISTING. Prime shall use all reasonable best efforts to cause the Surviving Company Common Shares and Surviving Company Series B Preferred Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares and Surviving Company Series B Preferred Shares reserved for issuance upon redemption of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Prime/Horizon Merger Effective Time.

    5.7 TRANSFER AND GAINS TAXES. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Prime/Horizon Merger Effective Time, Surviving Company shall pay or cause Prime Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Surviving Company Common Shares or Surviving Company Series B Preferred Shares or Prime OP Units or Prime Series B Preferred Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any tax imposed under the Code or any applicable state or local tax imposed upon net or gross income).

    5.8  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

       (a) BENEFIT PLANS. After the Prime/Horizon Merger Effective Time, all employees of Prime who are employed by the Surviving Company shall, at the option of the Surviving Company, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Prime which is, at the option of the Surviving Company, continued by the Surviving Company, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Company who were formerly employees of Horizon in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Company after the Prime/ Horizon Merger Effective Time. With respect to each such employee benefit plan, service with Horizon, any Horizon Subsidiary, Prime or any Prime Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

       (b)  STOCK OPTIONS.

           (i) As of the Prime/Horizon Merger Effective Time, each outstanding Prime Stock Option shall be assumed by Surviving Company and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Prime Stock Option, the same

                                 Appendix A-51
       number of Surviving Company Common Shares as the holder of such Prime Stock Option would have been entitled to receive pursuant to the Prime/Horizon Merger had such holder exercised such Prime Stock Option in full immediately prior to the Prime/Horizon Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Prime Stock Option divided by the number of full Surviving Company Common Shares deemed to be purchasable pursuant to such Prime Stock Option.

           (ii)As of the Prime/Horizon Merger Effective Time, each Sky Merger Stock Option outstanding under (a) the Horizon 1993 Stock Option
       Plan and (b) the Horizon Long Term Incentive Plan (to the extent permitted under the terms of such plan and the terms of the Horizon Options outstanding under such plan) (in each case, as assumed by Sky Merger pursuant to the Horizon/ Subsidiary Merger) shall in each case automatically be canceled and all rights with respect thereto shall cease to exist (other than the Sky Merger Stock Options outstanding and held by Jeffrey Kerr). As of the Prime/Horizon Merger Effective Time, each Sky Merger Stock Option outstanding under the Horizon 1997 Stock Option Plan or the Horizon Director/Stock Option Plan and each other outstanding Sky Merger Option not canceled pursuant to the immediately preceding sentence shall constitute an option to acquire, on the same terms and conditions as were applicable under such Sky Merger Stock Option (other than as provided in the proviso to this sentence), that number of Surviving Company Common Shares equal to the product of (A) 0.9193 times (B) the number of Sky Merger Common Shares subject to such Horizon Stock Option at an aggregate exercise price per share equal to the aggregate exercise price per share set forth in such Sky Merger Stock Option; provided, however, that (1) each option shall continue to be exercisable until its expiration date notwithstanding the termination of employment, death or disability of the optionee, and (2) the number of Surviving Company Common Shares that may be purchased upon exercise of such Sky Merger Stock Option shall not include any fractional shares and, upon the first such exercise of such Sky Merger Stock Option, a cash payment shall be made for any fractional shares calculated in accordance with and in the manner provided for calculations as to be paid in lieu of fractional shares as part of the Prime/Horizon Merger Consideration under Section 1.17(g).

           (iii)
               As soon as practical after the Closing Date, Prime shall file a registration statement under the Securities Act covering the shares issuable pursuant to the stock options assumed by the Surviving Company pursuant to the provisions of Section 5.8(b).

       (c) WITHHOLDING. To the extent required by applicable law, Horizon shall require each employee who exercises a Horizon Stock Option or who receives Horizon Common Shares or Sky Merger Common Shares pursuant to any existing commitment to pay to Horizon in cash or Horizon Common Shares or Sky Merger Common Shares an amount sufficient to satisfy in full Horizon's obligation to withhold Taxes incurred by reason of such exercise or issuance.

       (d) RETENTION PROGRAM. Prior to the Closing Date, Horizon may implement a retention program for key employees pursuant to which up to an aggregate of $990,000 may be paid to such key employees who continue to be employed through a date certain (to be approved by Prime) or who are terminated without cause prior to such date certain.

    5.9  INDEMNIFICATION.

       (a) From and after the Prime/Horizon Merger Effective Time the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Prime/Horizon Merger Effective Time, an officer, director or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco and Newco LP) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising in whole or in part directly or

                                 Appendix A-52
    indirectly out of the fact that such person is or was a director, officer or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco), whether pertaining to any matter existing or occurring at or prior to the Prime/Horizon Merger Effective Time (including, without limitation, any and all transactions resulting directly or indirectly from the transactions contemplated hereby or the documents delivered hereunder) and whether asserted or claimed prior to, or at or after, the consummation of the transactions contemplated hereby or any document contemplated hereunder ("Indemnified Liabilities"), in each case to the full extent a corporation is permitted under the MGCL (and the Surviving Company will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any affirmation and undertaking required by the MGCL arising from the investigation, defense or settlement of such Indemnification Liabilities). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Prime/Horizon Merger Effective
    Time), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of the Surviving Company which consent may not be unreasonably withheld, (ii) the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Company will use all reasonable efforts to assist in the defense of any such matter, provided that the Surviving Company shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Company (but the failure so to notify shall not relieve the Company or the Surviving Company from any liability which it may have under this Section 5.9(a) except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company any affirmation and undertaking contemplated by the MGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions for the indemnification and advancement of expenses set forth in this Agreement are not exclusive of any rights an Indemnified Party may have under any contract, law or otherwise.

       (b) The Surviving Company shall obtain and maintain in effect at the Prime/Horizon Merger Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Horizon's current directors and officers liability insurance policy covering the directors and officers of Horizon with respect to their service as such prior to the Prime/Horizon Merger Effective Time.

       (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Surviving Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section.

       (d) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                                 Appendix A-53

       (e) At the Closing, the Surviving Company shall deliver to each Indemnified Party a written acknowledgment of the Surviving Company's indemnity obligations to such Indemnified Party pursuant to this Agreement.

    5.10 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, neither Horizon nor Horizon Partnership, on the one hand, nor Prime nor Prime Partnership, on the other hand, shall declare or pay any dividend or distribution to its shareholders or partners, as the case may be, without the prior written consent of Prime or Horizon, respectively; provided, however, that such written consent shall not be required for the declaration and payment of (i) (a) a distribution of $0.295 per Prime Common Share, $0.65625 per Prime Series A Preferred Share, $0.53125 per Prime Series B Preferred Share, $0.09699 per Prime Series C Preferred Share, $0.295 per Prime Series C Preferred Unit and $0.295 per Prime Common Unit, each payable on February 17, 1998 to shareholders/unitholders of record as of February 2, 1998 and (b) a distribution with respect to each Horizon Common Share or Horizon OP Unit in the first quarter of 1998 in an amount equal to $0.105, (ii) a quarterly distribution with respect to each Horizon Common Share or Horizon OP Unit in any quarterly period ending after March 31, 1998 in an amount equal to the product of (A) 0.9193 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime OP Unit in such quarterly period, (iii) Prime Regular Quarterly Distributions, (iv) the Prime Newco Distribution, (v) any distribution contemplated by the Contribution Agreement and (vi) any distribution contemplated by Section 1.14(d), Section 1.16 or Section 1.17 hereof; provided, however, that, except for distributions described in the foregoing clauses (i),
(iv) and (v), the record date for each distribution with respect to the Horizon Common Shares and the Horizon OP Units, on the one hand, shall be the same date as the record date for the quarterly distributions for the Prime Common Shares and the Prime Common Units, on the other hand, as provided to Horizon by notice not less than fifteen (15) days prior to the record date for any quarterly distribution by Prime or Prime Partnership.

    The foregoing restrictions shall not apply, however, to the extent a distribution by Horizon or Prime is necessary for Horizon or Prime, as applicable, to maintain REIT status.

    5.11 TRANSFER OF SHARES/INTERESTS IN NON-WHOLLY OWNED SUBSIDIARIES OF HORIZON; C&C/MURDOCK AGREEMENTS.

       (a) At the Closing and pursuant to the Stock Purchase Agreement, Ronald Piasecki shall transfer to Prime Retail Services, Inc. or such person or persons as Prime Retail Services, Inc. shall designate by written notice delivered to him prior to the Closing, all of the shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. owned by him, constituting all the outstanding shares of such companies which are not owned by Horizon Partnership, for an aggregate consideration in an amount equal to the fair market value of such shares, as determined in accordance with the provisions of the Stock Purchase Agreement.

       (b) Prior to Closing Prime shall use commercially reasonably efforts to acquire from FLOC, L.L.C. all of the outstanding membership interests
    (other than such interests held by Horizon Partnership) of Finger Lakes Outlet Center L.L.C. held by FLOC, L.L.C. on the terms and conditions set forth on Schedule 5.11 to the Prime Disclosure Letter.

       (c) Prior to Closing, Horizon and Horizon Partnership shall use commercially reasonable efforts to consummate the transactions contemplated by the C&C/Murdock Agreements and to enforce the rights of Horizon and Horizon Partnership thereunder. Horizon shall promptly notify Prime upon Horizon or Horizon Partnership obtaining Knowledge of any breach of or default under any terms or provisions of the C&C/Murdock Agreements or of any event which could otherwise adversely affect in a material way the rights of Horizon or Horizon Partnership thereunder.

    5.12 NOTICES. Prime and Horizon shall provide such notice to its shareholders of the Mergers as is required under Maryland and Michigan law.

                                 Appendix A-54

    5.13 RESIGNATIONS. On the Closing Date, Horizon shall cause the directors and officers of each of the Horizon Subsidiaries to submit their resignations from such positions, effective as of the Partnership Merger Effective Time as requested by Prime.

    5.14 THIRD PARTY MANAGEMENT AGREEMENTS. Horizon will not, and will not permit any of its Subsidiaries to, amend the management agreements pursuant to which Horizon, directly or indirectly, manages buildings in which Horizon does not own a 100% interest. Horizon will not, and will not permit any Horizon Subsidiary to, renew such management agreements except on terms which permit its cancellation by Horizon or the applicable Horizon Subsidiary on thirty days' notice or less without any charge, penalty or other cost for such cancellation.

    5.15 CONTRIBUTION AGREEMENT. Horizon shall cause Newco to execute the transactions contemplated hereby to which Newco is a party provided that Horizon has obtained all material consents required to be obtained by Horizon and the Horizon Subsidiaries from third parties in order to perform their respective obligations under the Contribution Agreement and the other agreements contemplated hereby to which Newco is a party, except for those consents set forth on Schedule 5.15 to the Horizon Disclosure Letter. Horizon shall diligently seek and use commercially reasonable efforts to obtain such consents prior to the Closing Date. Horizon shall keep Prime currently apprised of its progress in obtaining such consents. Horizon shall inform Prime promptly if it appears unlikely that any given consent will be obtained. Horizon shall cooperate with Prime in taking any action to either obtain such consents or to put Horizon and the Horizon Subsidiaries in a position so that such consents are no longer required; provided such action does not cost Horizon a material amount.

    5.16 ACTIONS UPON ISSUANCE OF INJUNCTION OR RESTRAINT. In the event that the transactions contemplated by this Agreement cannot be consummated by the parties hereto on the Closing Date due to the failure to satisfy the condition contained in Section 6.1(d), then the parties hereto shall use their commercially reasonable efforts to restructure the transactions contemplated hereby in a manner that would (i) enable the condition contained in Section 6.1(d) to be satisfied or (ii) provide the same economic and other material benefits to the parties hereto in a manner satisfactory to all parties hereto. Notwithstanding the foregoing, the obligations contained in this Section 5.17 shall not affect, alter or in any way supersede the rights of the parties hereto under Article VII hereof if such restructuring cannot be accomplished prior to July 31, 1998.

    5.17 DESIGNATED PROPERTIES. The parties hereto acknowledge that Horizon and Horizon Partnership may explore the sale of the Designated Properties prior to Closing in accordance with the provisions hereof, including without limitation Sections 1.18 and 4.1 hereof, and shall permit Prime and Prime Partnership and their financial and legal advisors to participate in such sale process; provided, however, that such agreements may provide at Horizon's election that such agreements are terminable by Horizon if this Agreement is terminated for any reason.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

       (a) SHAREHOLDER AND PARTNER APPROVALS. This Agreement, the Mergers and all other matters necessary to consummate the other transactions contemplated to occur on the Closing Date and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals and all required Partner Approvals shall have been obtained.

                                 Appendix A-55

       (b) LISTING OF SHARES. The NYSE shall have approved for listing the Surviving Company Common Shares and Surviving Company Series B Preferred
    Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares reserved for issuance upon exchange of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, subject to official notice of issuance.

       (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

       (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

       (e) BLUE SKY LAWS. Prime shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Merger
    Consideration.

       (f) GOVERNMENTAL ENTITY ACTIONS AND CONSENTS. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the transactions contemplated hereby shall have been obtained or made.

    6.2 CONDITIONS TO OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. The obligations of Prime and Prime Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Prime:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Horizon and Horizon Partnership (without giving effect to any
    "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent such representation or warranty is expressly limited by its terms to another date, and Prime shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Horizon and Horizon Partnership contained herein are so qualified) signed on behalf of Horizon by the chief executive officer or the chief financial officer of Horizon, in such capacity, to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Horizon or Horizon Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification or limitation) if the aggregate amount of Horizon Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Horizon Economic Losses). "Horizon Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Horizon and the Horizon Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Horizon or the Horizon Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Horizon or its Subsidiaries in obtaining non-governmental third party consents.

       (b) PERFORMANCE OF OBLIGATIONS OF HORIZON, SKY MERGER AND HORIZON PARTNERSHIP. Horizon and Horizon Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Prime shall have received a certificate signed on behalf of Horizon by the chief executive officer or the chief operating officer of Horizon, in such capacity, to such effect.

                                 Appendix A-56

       (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Horizon Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Horizon Economic Losses of $50,000,000 or more and Prime shall have received a certificate of the chief executive officer or operating officer of Horizon, in such capacity, certifying to such effect.

       (d) TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Prime shall have received an opinion of Rudnick & Wolfe or other counsel to
    Horizon reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years ending after December 31, 1993, Horizon has operated and complied with the requirements for qualification as a REIT under the Code, and (y) each Horizon Subsidiary which has been formed as a partnership, joint venture or limited liability company is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

       (e) TAX OPINION RELATING TO THE MERGERS. Prime shall have received an opinion dated the Closing Date from Winston & Strawn or other counsel reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Horizon described in clause
    Section 6.2(d)(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/ Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

       (f) "COMFORT" LETTER. Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

       (g) SHARES OF NON WHOLLY-OWNED COMPANIES. All of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI
    Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) shall have been transferred to Prime Retail Services, Inc., or its designees or assigns, in accordance with the Stock Purchase Agreement.

       (h) CONTRIBUTION AGREEMENT. Horizon, Horizon Partnership, Sky Merger, Newco and Newco LP shall have entered into the Contribution Agreement and all of the conditions to the consummation of the transactions contemplated thereby shall have been satisfied and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time.

    6.3 CONDITIONS TO OBLIGATIONS OF HORIZON AND HORIZON PARTNERSHIP. The obligations of Horizon and Horizon Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Horizon:

       (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Prime and Prime Partnership (without giving effect to any
    "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Horizon shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties of Prime and Prime Partnership contained herein are so qualified) signed on behalf of Prime by the chief executive officer or the chief financial officer of such party, in such capacity, to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Prime or Prime Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Prime Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated

                                 Appendix A-57
    by counting in all cases from the first dollar of such Prime Economic Losses). "Prime Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Prime and the Prime Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Prime or the Prime Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Prime or its Subsidiaries in obtaining non-governmental third party consents.

       (b) PERFORMANCE OF OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. Prime and Prime Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Horizon shall have received a certificate of Prime signed on behalf of Prime by the chief executive officer or the chief financial officer of Prime, in such capacity, to such effect.

       (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Prime Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Prime Economic Losses of $50,000,000 or more and Horizon shall have received a certificate of the chief executive officer or operating officer of Prime, in such capacity, certifying to such effect.

       (d)  TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP
       STATUS. Horizon shall have received an opinion of Winston & Strawn or other counsel to Prime reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years since formation, Prime has operated and complied with the requirements for qualification as a REIT under the Code, and (y) Prime Partnership is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

       (e) TAX OPINION RELATING TO MERGERS. Horizon shall have received an opinion dated the Closing Date from Rudnick & Wolfe or other counsel reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Prime described in Section 6.3(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

       (f) "COMFORT" LETTER. Horizon and Horizon Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in
    Section 5.1(b).

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7. TERMINATION. This Agreement may be terminated at any time prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary, whether before or after either of the Shareholder Approvals are obtained:

       (a) by mutual written consent duly authorized by the Board of Directors of Prime and the Board of Directors of Horizon;

       (b) by Prime, upon (i) a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon
    Partnership set forth in this Agreement, or (ii) if any representation or warranty of Horizon or Horizon Partnership shall become untrue, in the case of either (i) or (ii), such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by July 31, 1998 (or as otherwise extended);

                                 Appendix A-58

       (c) by Horizon, upon (i) a breach of any representation, warranty, covenant obligation or agreement on the part of Prime or Prime
    Partnership set forth in this Agreement, or (ii) if any representation or warranty of Prime or Prime Partnership shall become untrue, in the case of either (i) or (ii), such that the conditions set forth in Section 6.3(a) or
    Section 6.3(b), as the case may be, would be incapable of being satisfied by July 31, 1998 (or as otherwise extended);

       (d) by either Prime or Horizon, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of any of the Mergers shall have become final and non-appealable;

       (e) by either Prime or Horizon, if the Mergers shall not have been consummated before July 31, 1998; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in such a manner that shall have proximately contributed to the failure to close;

       (f) by either Prime or Horizon (unless Horizon or Horizon Partnership is in breach of its obligations under Section 5.1) if, upon a vote at a duly held Horizon Shareholders Meeting or any adjournment thereof, the Horizon Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Horizon Partner Approvals or Newco LP Partner Approvals shall not have been obtained;

       (g) by either Horizon or Prime (unless Prime or Prime Partnership is in breach of its obligations under Section 5.1 (excluding Section
    5.1(d)) if, upon a vote at a duly held Prime Shareholders Meeting or any adjournment thereof, the Prime Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Prime Partner Approvals shall not have been obtained;

       (h) by Horizon, upon payment to Prime of the amounts referred to in
           Section 7.2, if prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

       (i) by Prime, if (A) prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, (B) Horizon shall have entered into any agreement for any Acquisition Proposal, or (C) the Board of Directors of Horizon or any committee thereof shall have resolved to do any of the foregoing.

    7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i), then Horizon and Horizon Partnership thereupon shall pay to Prime Partnership a fee equal to the Break-Up Fee (as defined below) and Break-Up Expenses (as defined below), and (ii) pursuant to
Section 7.1(b) or 7.1(f), then Horizon and Horizon Partnership shall pay to Prime Partnership (provided that Horizon was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then Prime and Prime Partnership shall pay Horizon Partnership (provided that Prime was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Horizon or any Horizon Subsidiary), 7.1(e) or 7.1(f) and prior to the time of such termination an Acquisition Proposal has been received by Horizon or any Horizon Subsidiary, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Horizon or any Horizon Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not any such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this

                                 Appendix A-59

Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee and Break-Up Expenses to Prime Partnership. If prior to the Horizon Shareholders Meeting the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement and, within twelve (12) months after termination of this Agreement, Horizon or Horizon Partnership enters into any written Acquisition Proposal which is subsequently consummated (whether or not any Acquisition Proposal had been received prior to the time of the termination of this Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee to Prime Partnership. The payment of the Break-Up Fee shall be compensation for the loss suffered by Prime and Prime Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Horizon and Horizon Partnership to Prime Partnership, or the Break-Up Expenses shall be paid by Horizon and Horizon Partnership to Prime Partnership or Prime Partnership to Horizon Partnership (as applicable), in immediately available funds within fifteen (15) calendar days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h)). As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $20,000,000 (the "Base Amount") and (ii) the sum of
(A) the maximum amount that can be paid to Prime Partnership without causing Prime to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) - (H) and 856(c)(3)(A) -(I) of the Code ("Qualifying Income"), as determined by independent accountants to Prime, and (B) in the event Prime receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that Prime has received a ruling from the IRS holding that Prime Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Prime within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by Prime Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Horizon's and Horizon Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Prime Partnership is not able to receive the full Base Amount, Horizon and Horizon Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to Prime Partnership unless and until Horizon receives either one of the following: (i) a letter from Prime's independent accountants indicating the maximum amount that can be paid at that time to Prime Partnership without causing Prime to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Horizon and Horizon Partnership shall pay to Prime Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to Prime Partnership or Horizon Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $4,500,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) or (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing Prime or Horizon, as the case may be, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Prime or Horizon, as the case may be, and (B) in the event Prime or Horizon, as the case may be, receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of Prime or Horizon, as the case may be, within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above. The obligation of Prime and Prime Partnership or Horizon and Horizon Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient

                                 Appendix A-60
unless and until the Payor receives either one of the following: (i) a letter from the independent accountants of Prime or Horizon, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

    7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Horizon or Prime as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Prime, Prime Partnership, Newco, Newco LP, Sky Merger, Horizon or Horizon Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of the respective Board of Directors of Prime and Horizon at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Delaware Certificate with the Delaware Secretary; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each of Prime and Horizon (and its successor Horizon Subsidiary) as a REIT, or (b) preserve each of the Prime/Horizon Merger and the Horizon/Subsidiary Merger as a tax-free reorganization under Section 368 of the Code.

    7.5 EXTENSION; WAIVER. At any time prior to the Partnership Merger Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Prime/Horizon Merger Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Prime/Horizon Merger Effective Time.

    8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to

                                 Appendix A-61
the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

               (a)  if to Prime, to::

                    Prime Retail, Inc.

                    100 East Pratt Street

                    19th Floor

                    Baltimore, Maryland 21202

                    Attention: Michael W. Reschke

                               Abraham Rosenthal

                               C. Alan Schroeder

                   Fax No.: (410) 234-1703

                   with a copy to:

                   Winston & Strawn

                   35 West Wacker Drive

                   Chicago, Illinois 60601

                   Attention: Wayne D. Boberg

                              Steven J. Gavin

                   Fax No.: (312) 558-5700

               (b)  if to Horizon, to:

                    Horizon Group, Inc.

                    5000 Hakes Drive

                    Norton Shores, MI 49441

                    Attention:  Norman Perlmutter

                                James S. Wassel

                   Fax.: (616) 798-5100

                   with a copy to:

                   Rudnick & Wolfe

                   203 North LaSalle Street

                   Suite 1500

                   Chicago, IL 60601-1293

                   Attention: Errol R. Halperin

                              Hal M. Brown

                   Fax No.: (312) 236-7516

    All notices shall be deemed given only when actually received.

    8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                                 Appendix A-62

    8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the Stock Purchase Agreement and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement, including without limitation the Original Merger Agreement and (b) except as provided in Sections 1.8, 1.11, 1.12, 1.13, 1.14, 5.8, 5.9, and 8.5
("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

    8.6 GOVERNING LAW. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                            [SIGNATURE PAGE FOLLOWS]

                                 Appendix A-63

    IN WITNESS WHEREOF, Prime, Prime Partnership, Horizon, Sky Merger, Horizon Partnership, Newco and Newco LP have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                PRIME RETAIL, INC.

                                By:            /s/ C. ALAN SCHROEDER
                                     -----------------------------------------
                                              NAME: C. ALAN SCHROEDER
                                       TITLE: SENIOR VICE PRESIDENT - GENERAL
                                                      COUNSEL
                                                   AND SECRETARY

                                PRIME RETAIL, L.P.

                                By:  Prime Retail, Inc., its sole general
                                partner

                                By:            /s/ C. ALAN SCHROEDER
                                     -----------------------------------------
                                              NAME: C. ALAN SCHROEDER
                                       TITLE: SENIOR VICE PRESIDENT - GENERAL
                                                      COUNSEL
                                                   AND SECRETARY

                                HORIZON GROUP, INC.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                SKY MERGER CORP.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                                By:  Horizon Group, Inc., its sole general
                                partner

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                 Appendix A-64

                                HORIZON GROUP PROPERTIES, INC.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                HORIZON GROUP PROPERTIES

                                By:  Horizon Group Properties, Inc., its sole
                                general partner

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                               NAME: JAMES S. WASSEL
                                                  TITLE: PRESIDENT

                                 Appendix A-65

                                   APPENDIX B

                              DELAWARE CERTIFICATE

                                   OF MERGER

                                   APPENDIX B

                             CERTIFICATE OF MERGER

                                       OF

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                                      INTO

                               PRIME RETAIL, L.P.

    The undersigned limited partnership, organized and existing under and by virtue of the Delaware Revised Uniform Limited Partnership Act, does hereby certify:

    FIRST: That the name and jurisdiction of formation of each of the constituent limited partnerships which is to merge is as follows:

                       NAME                                          STATE OF FORMATION
---------------------------------------------------  ---------------------------------------------------
Horizon/Glen Outlet Centers Limited Partnership      Delaware
Prime Retail, L.P.                                   Delaware

    SECOND: That an Amended and Restated Agreement and Plan of Merger dated as of February 1, 1998 (the "Merger Agreement") by and among Prime Retail, Inc., a Maryland corporation ("Prime"), Prime Retail, L.P., a Delaware limited partnership, Horizon Group, Inc., a Michigan corporation ("Horizon"), Sky Merger Corp., a Maryland corporation ("Sky Merger"), Horizon Group Properties, Inc., a Maryland corporation, Horizon Group Properties, L.P., a Delaware limited partnership, and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), has been approved and executed by each of the constituent limited partnerships in accordance with the requirements of Section 17-211(b) of the Delaware Revised Uniform Limited Partnership Act.

    THIRD: That the name of the surviving limited partnership is Prime Retail, L.P. (the "Surviving Limited Partnership").

    FOURTH: That the effective time of the merger is upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware, which effective time is immediately before the effective time of the merger of Horizon into Sky Merger and Prime into Sky Merger pursuant to the Merger Agreement.

    FIFTH: That the executed Merger Agreement is on file at a place of business of the Surviving Limited Partnership. The address of such place of business is 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202.

    SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Limited Partnership, on request and without cost, to any partner of the constituent limited partnerships.

    SEVENTH: Pursuant to the Merger Agreement, upon the effective time of the merger of Horizon Partnership into Prime Retail, L.P., all of the partnership interests in Horizon Partnership shall cease to exist and holders of partnership interests in Horizon Partnership shall be entitled to receive the merger consideration provided in the Merger Agreement.

                                  Appendix B-1

    IN WITNESS WHEREOF, Prime Retail, Inc., the General Partner of Prime Retail, L.P., has caused this Certificate of Merger to be signed by a duly authorized
officer, this    day of         1998

                                          PRIME RETAIL, L.P.

                                          By:Prime Retail, Inc., its sole
                                          general partner
                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

                                  Appendix B-2

                                   APPENDIX C

                             CONTRIBUTION AGREEMENT

                                   APPENDIX C

                             CONTRIBUTION AGREEMENT

    CONTRIBUTION AGREEMENT, dated as of            , 1998 (this "Agreement"), by
and between Horizon Group, Inc., a Michigan corporation ("Horizon"), Sky Merger Corp., a Maryland corporation ("Sky Merger"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), Horizon Group Properties, Inc., a Maryland corporation ("Horizon Properties"), and Horizon Group Properties, L.P., a Delaware limited partnership ("Horizon Properties LP").

                                    RECITALS

    A. THE MERGER TRANSACTIONS. Prime Retail, Inc. ("Prime"), Prime Retail, L.P. ("Prime Partnership") and the parties hereto have entered into an Amended
and Restated Agreement and Plan of Merger, dated as of January   , 1998 (the
"Merger Agreement"), providing for, among other things, (i) the merger of Horizon Partnership with and into Prime Partnership, with Prime Partnership as the surviving partnership (the "Partnership Merger"), (ii) the reincorporation of Horizon as a Maryland corporation through the merger of Horizon with and into Sky Merger, with Sky Merger as the surviving corporation (the "Horizon/ Subsidiary Merger"), and (iii) the merger of Prime with and into Sky Merger, with Sky Merger as the surviving corporation (the "Prime/Horizon Merger") (the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger being, collectively, the "Mergers"). Pursuant to the foregoing, Sky Merger will become subject to all of the rights and obligations of Horizon under this Agreement, and Prime Partnership will become subject to all of the rights and obligations of Horizon Partnership under this Agreement.

    B. THE CONTRIBUTION. Immediately prior to the Partnership Merger, Horizon expects to cause Initial Horizon Partnership Group (as hereinafter defined) to contribute the Contributed Assets (as hereinafter defined) to Horizon Properties LP as a capital contribution, and to cause Horizon Properties LP to assume the Assumed Liabilities (as hereinafter defined) (the "Contribution").

    C. PURPOSE. The purpose of the Contribution is to facilitate the Mergers by providing for the transfer to Horizon Properties LP of certain properties, businesses and operations which Prime and Prime Partnership are unwilling to acquire pursuant to the Merger Agreement. This Agreement sets forth or provides for certain agreements among the parties hereto in connection with such transfer.

    NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):

    "Action" shall mean any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative agency or commission.

    "Assumed Liabilities" shall mean all Liabilities of Initial Horizon Partnership Group, other than the Retained Liabilities, arising from the ownership or operation of the Contributed Assets and shall include, without limitation, (i) all obligations to indemnify present and former officers and directors of Horizon Properties LP Group under certificates or articles of incorporation, by-laws, partnership agreements,

                                  Appendix C-1
employment agreements, indemnification agreements or otherwise, for any matter occurring after the Prime/Horizon Merger Effective Time, (ii) all Liabilities relating to the loans described on the Schedule of Debt as secured by a Contributed Asset listed on Schedule 1.1(a), including the Lehman Brothers loans to Third Horizon to the extent needed to obtain requisite lender consent to the transfer of the Contributed Assets owned by Third Horizon, and (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the Contributed Assets listed on
Schedule 1.1(a).

    "Contributed Assets" shall mean, collectively, (i) all business, assets, properties, interests in property and rights of Initial Horizon Partnership Group solely related to the ownership and operation of the retail outlet centers listed on Schedule 1.1(a) hereto; (ii) all capital stock, partnership interests and membership interests of Initial Horizon Partnership Group in Horizon Partnership, MG Long Island Limited Partnership, MG Patchogue Limited Partnership, MG Patchogue II Limited Partnership, Third HGI, Inc., Third HGI, L.L.C. and Third Horizon; (iii) the Retained Proprietary Name Rights (as hereinafter defined); and (iv) Horizon's administrative offices located at 5000 Hakes Drive, Norton Shores, Michigan, including the office equipment and computer software used therein. Contributed Assets shall not include any cash or cash equivalents of Initial Horizon Partnership Group.

    "Contributed Business" shall mean all business and operations of Initial Horizon Partnership Group relating solely to the Contributed Assets.

    "Employee Benefits Agreement" shall have the meaning assigned thereto in
Section 5.7 hereof.

    "Horizon Partnership Group" shall mean, collectively, Horizon, Horizon Partnership and their Subsidiaries (other than Horizon Properties LP Group) after giving effect to the Contribution.

    "Horizon Properties LP Group" shall mean, collectively, Horizon Properties and its Subsidiaries, including Horizon Properties LP, after giving effect to the Contribution.

    "Indemnified Loss" shall mean, with respect to any claim by an Indemnified Party for indemnification pursuant to Article V hereof, any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable costs of investigation and attorneys' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.

    "Initial Horizon Partnership Group" shall mean, collectively, Horizon Partnership and its Subsidiaries prior to giving effect to the Contribution.

    "Liabilities" shall mean, with respect to any Person, except as otherwise provided herein, any and all liabilities and obligations of such Person, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Retained Assets" shall mean all business, assets, properties, interests in property, and rights of Initial Horizon Partnership Group, except for the Contributed Assets, and shall include, without limitation:

        (a) all real estate and interests in real estate, buildings, fixtures, leases (whether as lessor, lessee, sublessee, sublessor or otherwise), rights of way, and easements;

        (b) all current and fixed assets, including, but not limited to, all machinery, equipment, furniture, fixtures and all other personal property;

        (c) all contracts, purchase orders, leases, royalty agreements, instruments, licenses, franchises and other agreements;

                                  Appendix C-2

        (d) all files wherever located, whether in the form of hard copies, computer tape or otherwise, and all software;

        (e) all licenses, authorizations and permits issued by any governmental agency;

        (f) all intangible property rights including, without limitation, all trademarks, tradenames and copyrights, all capital stock of any Person, and all partnership or membership interests in any Person;

        (g) all trade secrets, customer lists, supplier lists, and all other rights and documents, and all books and records incident thereto;

        (h) all rights to insurance proceeds arising from any casualty, security deposits, and deposits with utilities and governmental agencies;

        (i) such rights as Horizon Partnership Group has to use their present telephone numbers;

        (j) all cash and cash equivalents;

        (k) all membership and other interests in Finger Lakes Outlet Center, L.L.C.; and

        (l) any and all of the business, assets, properties, interests in property and rights, whether tangible or intangible, relating to the ownership and operation of each of the retail outlet centers listed on
    Schedule 1.1(b) hereto.

    "Retained Business" shall mean all business and operations of Initial Horizon Partnership Group primarily related to the Retained Assets.

    "Retained Liabilities" shall mean all Liabilities of the Initial Horizon Partnership Group other than the Assumed Liabilities and shall include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise arising for any matter occurring at or prior to the Prime/Horizon Merger Effective Time (ii) all Liabilities relating to the loans described on the Schedule of Debt as secured by a Retained Asset listed on Schedule 1.1(b), and any other mortgage loans secured by a Retained Asset listed on Schedule 1.1(b) incurred after the date hereof, but not the loans from Lehman Brothers to Third Horizon to the extent the same are Assumed Liabilities, and (iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the Retained Assets listed on Schedule 1.1(b).

    "Schedule of Debt" shall mean the Horizon Schedule of Debt attached as
Schedule 1.1(c) hereto.

    "Tax Disaffiliation Agreement" shall have the meaning assigned thereto in
Article III hereof.

    "Third Horizon" shall mean Third Horizon Group Limited Partnership.

    "Time of Contribution" shall mean the time of consummation of the Contribution.

    "Transfer Agent" shall mean the transfer agent for the Horizon Common Stock.

                                   ARTICLE II

                                  TAX MATTERS

    Prior to the Time of Contribution, Horizon and Horizon Properties shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in substantially the form attached hereto as Exhibit A (the "Tax Disaffiliation Agreement").

                                  Appendix C-3

                                  ARTICLE III

                          CONTRIBUTION AND ASSUMPTION

    3.1  CONTRIBUTION OF ASSETS.

    (a) Subject to Section 4.1(c) and to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, immediately prior to the Partnership Merger, Horizon shall cause Initial Horizon Partnership Group to transfer, assign and convey to Horizon Properties LP as a capital contribution all of its respective right, title and interest in and to the Contributed Assets. If a property listed on Schedule 1.1(a) has been sold prior to the Time of Contribution, the proceeds of such sale shall be contributed in lieu thereof. To the extent 100% ownership of any entity that owns Contributed Assets is transferred to Horizon Properties LP pursuant to this Agreement, the Contributed Assets owned by such entity shall be deemed transferred to Horizon Properties LP.

    (b) Notwithstanding Sections 4.1(a), Horizon Partnership Group shall retain and not contribute to Horizon Properties LP any of its respective right, title, or interest in and to the Retained Assets.

    (c) At the Time of Contribution, Horizon Properties LP shall issue to Horizon Partnership, in partial consideration for the Contribution, that number of common units of Horizon Properties LP (the "Horizon Properties LP Common Units") which, when combined with the number of Horizon Properties LP Common Units then outstanding, will equal the number of Horizon Properties LP Common Units to be distributed by Prime Partnership pursuant to the Prime Partnership Common Distribution.

    3.2  ASSUMPTION OF LIABILITIES.

    (a) Subject to Section 4.2(b) and effective as of the Time of Contribution, Horizon Properties LP, in partial consideration for the Contribution, hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due in accordance with their terms the Assumed Liabilities.

    (b) Notwithstanding Section 4.2(a), Horizon Partnership Group shall retain, and Horizon Properties LP shall not assume and shall have no liability with respect to, the Retained Liabilities.

    3.3 TRANSFER AND ASSUMPTION DOCUMENTATION. In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Contributed Assets and the assumption of the Assumed Liabilities set forth in this Article IV, at the Time of Contribution or as promptly as practicable thereafter (i) Horizon Partnership shall execute and deliver, and cause its Subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) Horizon Properties LP shall execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

    3.4 NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights after the Contribution of Horizon Partnership Group or Horizon Properties LP Group thereunder. Horizon Partnership shall, prior to the Time of Contribution, use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) as requested by Horizon Properties LP, and Horizon Properties LP shall cooperate in all reasonable respects with Initial Horizon Partnership Group, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Horizon Properties LP the Contributed Assets. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair either group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that Horizon Properties LP would not receive all such rights,

                                  Appendix C-4
then (x) Horizon Partnership shall use reasonable best efforts (it being understood that such efforts shall not include any requirement of Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) to provide or cause to be provided to Horizon Properties LP, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset.

    3.5  USE OF NAMES.

    (a) Prior to the Contribution, Horizon Partnership Group and Horizon Properties LP shall determine which of the names, trademarks, trade names and other proprietary rights related to the Contributed Assets Horizon Partners LP shall have the sole and exclusive ownership of and right to use, as between Horizon Properties LP Group, on the one hand, and Horizon Partnership Group, on the other hand, following the Time of Contribution (the "Contributed Proprietary Name Rights"). Following the Time of Contribution, Horizon Partnership Group shall have the sole and exclusive ownership of and right to use, as between Horizon Properties LP Group on the one hand, and the Horizon Partnership Group on the other hand, all names, trade marks, trade names, service marks and other proprietary rights owned or used by Horizon Partnership Group immediately prior to the Time of Contribution other than the Contributed Proprietary Name Rights (the "Retained Proprietary Name Rights").

    (b) Following the Contribution (i) Horizon Properties and Horizon Properties LP shall, and shall cause their Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Retained Proprietary Name Rights, and (ii) Horizon Partnership shall, and shall cause its Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Contributed Proprietary Name Rights. From and after the Closing Date, Horizon Properties and Horizon Properties LP Group shall cause the Horizon Properties LP Group to cease holding itself out as having an affiliation with Horizon Partnership Group.

                                   ARTICLE IV

                               CERTAIN COVENANTS

    4.1 INDEMNITY AS BETWEEN HORIZON PROPERTIES LP AND HORIZON PARTNERSHIP FROM ASSUMED LIABILITIES.

    (a) Effective upon the Contribution, Horizon Properties LP agrees to indemnify and hold Horizon Partnership Group, its affiliates, successors and assigns and the officers, directors, employees, agents, advisors and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Assumed Liabilities.

    (b) Effective upon the Contribution, Horizon Partnership agrees to indemnify and hold Horizon Properties LP Group, its affiliates, successors and assigns and the officers, directors, employees, agents and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Retained Liabilities.

    4.2  PROCEDURE FOR THIRD PARTY INDEMNIFICATION.

    (a) If a party entitled to be indemnified hereunder (an "Indemnified Party") shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which a party hereto is obligated to provide indemnification (an "Indemnifying Party"), such Indemnified Party shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 5.3 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually

                                  Appendix C-5
prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnified Loss that has been or may be sustained by such Indemnified Party.

    (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 30 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnified Party of its intent to do so and acknowledge its liability therefor, and such Indemnified Party shall cooperate in the defense of such Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article V for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof as long as the Indemnifying Party pursues such defense diligently and in good faith; provided that if, under applicable standards of professional conduct (as advised by counsel to the Indemnifying Party), a conflict on any significant issue between such Indemnified Party and such Indemnifying Party or between any two or more Indemnified Parties may exist in respect of such claim, then the Indemnifying Party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in light of such conflict. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in this Section
5.2 within the time period specified, or fails to pursue the defense of a Third Party Claim diligently and in good faith, such Indemnified Party may defend, compromise and settle such Third Party Claim. Notwithstanding the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a Third Party Claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the other; provided that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, and (ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, as the case may be, subject to such Third Party Claim of a full and final release from all liability in respect of such claim or litigation.

    4.3 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which either Horizon Properties LP or Horizon Partnership is required to pay to, for or on behalf of the other pursuant to Sections 5.1 and 5.2, shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of Horizon Properties LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, in reduction of the related Indemnified Loss or Third Party Claim and (ii) reduced by the net difference between (A) the present value of the amount of any Tax savings resulting from any tax benefit to Horizon Properties LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be as a result of the Indemnified Loss or Third Party Claim, and (B) the present value of the amount of any Tax due with respect to the receipt of the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnified Payment." If Horizon Properties LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, shall have received or shall have had paid on its behalf an Indemnified Payment in respect of an Indemnified Loss or Third Party Claim and shall subsequently receive insurance proceeds in respect of such Indemnified Loss or Third Party Claim, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnified Party or Third Party Claim, then Horizon Properties LP, Horizon Partnership or the Indemnified Party, as the case may be, shall pay to Horizon Properties LP, Horizon Partnership or the Indemnified Party, as the case may be, the amount of such insurance proceeds or net tax benefit, or if lesser, the amount of the Indemnified Payment.

    4.4 RISK OF CONTRIBUTED ASSETS. Each party understands and agrees that, except as otherwise specifically provided herein, no party nor any of its Subsidiaries is, in this Agreement or any other

                                  Appendix C-6
agreement or document representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance of such assets shall prove to be insufficient or that the title to any assets shall be other than good and marketable and free from encumbrances. All implied warranties are hereby expressly disclaimed.

    4.5 TRANSFER OF EMPLOYEES. With respect to the personnel employed on-site at the centers included in the Retained Business and such other employees of the Contributed Business designated by Horizon Partnership not later than the Closing Date as employees who will remain with Horizon Partnership Group (collectively, the "Retained Employees"), except as otherwise specifically provided in this Agreement, Horizon Partnership Group shall retain the liabilities and obligations with respect to, and continue to be responsible for, all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with Horizon Partnership Group by reason of the consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and neither Horizon Properties LP nor any member of Horizon Properties LP Group shall assume such liability. Effective as of the Partnership Merger Effective Time, Horizon Partnership and Horizon Properties LP shall cooperate to transfer to the employ of Horizon Properties LP Group, each person employed by Horizon Partnership Group, other than the Retained Employees (such employees and other persons who become employees of the Horizon Properties LP Group after the Partnership Merger Effective Time in accordance with this Section 5.5 shall be hereinafter referred to as the "Transferred Employees"). With respect to the Transferred Employees, Horizon Properties LP Group shall assume the liabilities and obligations with respect to, and continue to be responsible for all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with the Horizon Properties LP Group by reason of consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and Horizon Partnership Group shall have no such liability.

    4.6 CERTAIN EMPLOYEE BENEFITS PLANS. Prior to Partnership Merger Effective Time, Horizon Properties LP and Horizon Partnership shall enter into an agreement relating to the parties' responsibilities with respect to certain employee benefit liabilities and obligations (the "Employee Benefits Agreement").

    4.7 INSURANCE. The parties agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the Partnership Merger Effective Time. Without limiting the generality of the foregoing, Horizon Partnership Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of Horizon Partnership Group, regardless of whether the insurance policy under which such claim is made is transferred pursuant to Section 4.1(a), and Horizon Properties LP Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of Horizon Properties LP Group, regardless of whether the insurance policy under which such claim is made is retained by Horizon Partnership Group pursuant to Section 4.1(b).

    4.8 TRANSFER TAXES. Horizon Properties LP shall pay or cause to be paid the Transfer Taxes (as defined in the Tax Disaffiliation Agreement) imposed in connection with or as a result of the Contribution or the Distribution.

                                  Appendix C-7

                                   ARTICLE V

                                   CONDITIONS

    The obligations of the parties to consummate the Contribution and Distribution shall be subject to the fulfillment or waiver in accordance with the Merger Agreement of each condition to the closing of the Merger set forth in
Article VI of the Merger Agreement.

                                   ARTICLE VI

                       ACCESS TO INFORMATION AND SERVICES

    6.1 PROVISION OF CORPORATE RECORDS. At the Time of Contribution, Horizon Partnership shall cause Initial Horizon Partnership Group to deliver, or cause to be delivered, to Horizon Properties LP Group all corporate books and records which relate primarily to Horizon Properties LP Group, the Contributed Assets or the Assumed Liabilities, including, without limitation, all active agreements, active litigation files and government filings. From and after the Time of Contribution, all such books, records and copies shall be the property of Horizon Properties LP Group.

    6.2 ACCESS TO INFORMATION. From and after the Time of Contribution (i) Horizon Partnership shall cause Horizon Partnership Group to afford to Horizon Properties LP Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information (as defined below)) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Horizon Partnership Group's possession relating to the Contributed Assets or the Assumed Liabilities, insofar as such access is reasonably required by Horizon Properties LP Group, and (ii) Horizon Properties shall cause Horizon Properties LP Group to afford to Horizon Partnership Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to all Information within Horizon Properties LP Group's possession relating to the Initial Horizon Partnership Group, the assets of Horizon Partnership Group (including without limitation, the Contributed Assets or the Assumed Liabilities), insofar as such access is reasonably required by Horizon Partnership Group. Information may be requested under this Section 7.2 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

    6.3 PRODUCTION OF WITNESSES. From and after the Time of Contribution, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

    6.4 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, Horizon Partnership shall cause Horizon Partnership Group, and Horizon Properties shall cause Horizon Properties LP Group each to retain, for a period of at least five years following the Time of Contribution, all significant Information relating to the Contributed Assets or the Retained Business. Notwithstanding the foregoing, either Horizon Partnership Group or Horizon Properties LP Group may destroy or otherwise dispose of any of such Information at any time, provided that, prior to such destruction or disposal
(a) Horizon Partnership or Horizon Properties LP, as the case may be, shall cause the Person seeking to destroy or otherwise dispose of any Information to provide no less than 90 days or more than 120 days' prior written notice to the parties hereto, specifying the Information proposed to be destroyed or disposed of and (b) if any party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, such

                                  Appendix C-8

Person shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

    6.5 CONFIDENTIALITY. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or in order to comply with the requirements of a binding stock exchange listing application or agreement or applicable stock exchange rules, all non-public Information concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 7.5.

                                  ARTICLE VII

                           MISCELLANEOUS AND GENERAL

    7.1 MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective parties, provided Prime has consented in writing to any such modification or amendment. The parties expressly agree that Prime shall be a third party beneficiary of this Section 8.1.

    7.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

    7.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to its conflicts of law principles.

    7.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. On and after the Partnership Merger Effective Date, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

               If to Horizon Properties or Horizon Properties LP:

               [Horizon Group, Inc.

               5000 Hakes Drive

               Norton Shores, MI 49441

               Attention: James S. Wassel

               Fax: No.: (616) 798-5100

               with a copy to:

               Rudnick & Wolfe

               203 North LaSalle Street

               Suite 1500

               Chicago, IL 60601-1293

               Attention: Errol R. Halperin, Esq.

               Fax No.: (312) 236-7516]

                                  Appendix C-9

               If to Horizon, Horizon Partnership or Sky Merger

               Prime Retail, Inc.

               100 East Pratt Street

               19th Floor

               Baltimore, Maryland 21202

               Attention: Michael W. Reschke

                          C. Alan Schroeder

               Fax No.: (410) 234-1703

               With a copy to:

               Winston & Strawn

               35 W. Wacker Drive

               Chicago, Illinois 60601

               Attention: Wayne D. Boberg

                          Steven J. Gavin

               Fax No.: (312) 558-5700

    7.5 CAPTIONS. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    7.6 ASSIGNMENT. Nothing contained in this Agreement or the agreements referred to herein (except as otherwise expressly set forth therein) is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements, except that the provisions of [Section 5.1 and 5.2] hereof shall inure to the benefit of the Persons referred to therein.

    7.7 FURTHER ASSURANCES. Subject to the terms and conditions hereof and, as applicable, of the Merger Agreement, the parties will, and will cause their respective Subsidiaries and affiliates to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

    7.8 ATTORNEY-CLIENT PRIVILEGE; WORK PRODUCT. Anything herein or in the Merger Agreement notwithstanding, the transactions contemplated hereby and by the Merger Agreement shall not be deemed to transfer to or vest in Horizon Properties LP Group any right to waive, nor shall they be deemed to waive, any attorney-client privilege between Horizon Partnership Group and its legal counsel, with respect to legal advice concerning the business or operations of Horizon Partnership Group including, without limitation, the Retained Liabilities or the transactions contemplated hereby and by the Merger Agreement, in either case, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date (as defined in the Merger Agreement). Horizon Properties and Horizon Partnership each shall assign to Horizon Properties LP, and cause each member of Horizon Partnership Group to assign to Horizon Properties LP Group, its rights (if any) to any attorney-client privilege with respect to legal advice concerning the business or operations of Horizon Properties LP Group including, without limitation, the Assumed Liabilities or the transactions contemplated hereby concerning privileged communications (or work product related thereto) at any time prior the Closing Date. Horizon Partnership Group and their successors and assigns shall not be entitled to waive or have access, nor shall they attempt to waive or seek access, to any privileged communications (or work product related thereto) between Horizon Properties LP Group and its legal counsel with respect to legal advice concerning the business or operations of the Horizon Properties LP Group, including the Assumed Liabilities or the transactions contemplated hereby.

                                 Appendix C-10

    7.9  NO THIRD-PARTY BENEFICIARIES.  Except as provided in Section 5.1 and
8.1 hereof, this Agreement, the Tax Disaffiliation Agreement and the Employee Benefits Agreement, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

    7.10 CONFLICT WITH TAX DISAFFILIATION AGREEMENT. In the event of any conflict between this Agreement and the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.

                            [SIGNATURE PAGE FOLLOWS]

                                 Appendix C-11

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                                          HORIZON GROUP, INC.
                                          By:  _________________________________

                                               Name:

                                               Title:

                                          HORIZON GROUP PROPERTIES, INC.
                                          By:  _________________________________

                                               Name:

                                               Title:

                                          HORIZON/GLEN OUTLET CENTERS

                                            LIMITED PARTNERSHIP

                                          By:  Horizon Group, Inc., its sole
                                          general partner
                                          By:  _________________________________

                                               Name:

                                               Title:

                                          SKY MERGER CORP.
                                          By:  _________________________________

                                               Name:

                                               Title:

                                          HORIZON GROUP PROPERTIES, L.P.

                                          By:  Horizon Group, Inc., its sole
                                          general partner
                                          By:  _________________________________

                                               Name:

                                               Title:

                                 Appendix C-12

                                   APPENDIX D

               OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                   APPENDIX D

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

February 1, 1998

The Board of Directors

Prime Retail, Inc.

100 East Pratt Street

19th Floor

Baltimore, Maryland 21202

Members of the Board:

    Prime Retail, Inc. ("Prime"), Prime Retail, L.P. ("Prime Partnership"), Horizon Group, Inc. ("Horizon"), Sky Merger Corp. ("Horizon MergerSub"), Horizon Group Properties, L.P. ("Newco LP"), Horizon Group Properties, Inc. ("HGP") and Horizon/Glen Outlet Centers Limited Partnership ("Horizon Partnership") propose to enter into an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998 (the "Merger Agreement"), relating to a proposed business combination transaction. Pursuant to the Merger Agreement, upon consummation of a series of transactions set forth in detail therein and in certain related documents, among other things, (i) Horizon Partnership will contribute certain assets, subject to certain liabilities, to Newco LP; (ii) Prime Partnership will merge with Horizon Partnership in a merger (the "Partnership Merger") in which Prime Partnership is the survivor; (iii) Horizon will reincorporate in Maryland through a merger with and into Horizon MergerSub, in which Horizon MergerSub is the survivor and the former shareholders of Horizon will become shareholders of Horizon MergerSub; and (iv) Prime will merge with and into Horizon MergerSub through a merger (the "Corporate Merger" and, together with the Partnership Merger, the "Mergers") in which Horizon MergerSub will be the survivor (the "Surviving Company") and will be renamed as "Prime Retail, Inc."

    In the Partnership Merger, limited partners in Horizon Partnership (other than Horizon or any subsidiary of Horizon), will be entitled to receive in exchange for each outstanding common unit of limited partnership interest in Horizon Partnership 0.9193 of a Common Unit of Prime Retail, L.P. that will be exchangeable for a like number of shares of Common Stock of Prime Retail.

    In the Corporate Merger, shareholders of Horizon MergerSub (other than Horizon or any subsidiary of Horizon), who immediately prior to the transactions described above will have been shareholders in Horizon, will be entitled to receive in exchange for each outstanding share of common stock of Horizon MergerSub, 0.20 of a share of 8.5% Series B Cumulative Participating Convertible Preferred Stock of the Surviving Company and 0.597 of a share of Common Stock of the Surviving Company. The payment of cash and the ratios for issuance of partnership units of Prime Partnership or capital stock of the Surviving Company, as the case may be to former partners of Horizon Partnership or former shareholders of Horizon in the Mergers are referred to herein collectively as the "merger consideration."

    In addition to the foregoing transactions, the Merger Agreement provides, among other things, that (x) Prime Partnership will make a special cash distribution of $0.60 per Series B Preferred Units and $0.50 per Series C Preferred Unit and Common Unit to the record holder of such interests immediately prior to the Mergers, (y) Prime will make a special cash distribution of $0.60 per share of Series B Preferred Stock and $0.50 per share of Series C Preferred Stock and Common Stock to the record holders of such interests immediately prior to the Mergers, and (z) immediately following the Mergers, the Surviving Company and Prime Partnership will distribute all of the Common Stock and Common Units of HGP and HGP LP, respectively, at a rate of one such share or unit for each 10 shares of Common Stock of the Surviving Company or Common Units in Prime Partnership and approximately 1.196 shares or units for each 10 shares of Series A Preferred Stock of the Surviving Company.

                                  Appendix D-1

Board of Directors
Prime Retail, Inc.
Page 2

    You have requested our opinion as to the fairness, from a financial point of view, to Prime, Prime Partnership, and their respective shareholders and partners, of the merger consideration set forth in the Merger Agreement.

    In arriving at the opinion set forth below, we have, among other things:

    1. Reviewed Horizon's Annual Reports, Form 10-K and related financial information for the two fiscal years ended December 31, 1996 and December 31, 1995 and Horizon's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997 and September 30, 1997;

    2. Reviewed Prime's Forms 10-K and related financial information for the two fiscal years ended December 31, 1996 and December 31, 1995, Prime's unaudited financial information for the period ended September 20, 1997, released October 28, 1997, and Prime's Forms 10-Q and the related unaudited financial information for the periods ended June 30, 1997, March 31, 1997 and September 30, 1997;

    3. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Horizon and Prime, furnished to us by the management of Horizon and Prime, respectively;

    4. Participated in discussions with certain members of senior management of Prime and Horizon concerning their business and prospects;

    5. Reviewed the historical market prices and trading activity for Horizon's common stock and Prime's preferred and common stock and compared them with those of certain publicly traded companies which we deemed to be reasonably compared to Horizon and Prime, respectively;

    6. Compared the results of operations of Horizon and Prime with that of certain companies which we deemed to be reasonably comparable to Horizon and Prime, respectively;

    7. Reviewed the pro forma effect of the Merger on the Surviving Company's capitalization ratios, funds from operations and future cash flows;

    8.  Reviewed the Merger Agreement and certain related documents; and

    9. Performed such other analyses and reviewed such other information as Friedman, Billings, Ramsey & Co., Inc. deemed appropriate.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Horizon and Prime, without independent verification of such information. We have not made any independent valuation or appraisal of the assets and liabilities of Horizon or Prime. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Prime as to the future performance of Prime Partnership and the Surviving Company, respectively, and their respective properties; and we have assumed that the modifications made by Prime to Horizon's financial forecasts were reasonably made on bases reflecting the best currently available estimates and good faith judgments of Prime's management as to the future performance of Horizon and its properties. We have also assumed the Mergers will have tax consequences to shareholders and partners of Prime and Prime Partnership, respectively, as described in discussions with representatives of Prime and Prime Partnership. No opinion is expressed herein as to the price at which the shares to be issued in the

                                  Appendix D-2

Board of Directors
Prime Retail, Inc.
Page 3

Mergers to the shareholders of the Surviving Company may trade at any time. Our opinion is based upon regulatory, economic, monetary, and market conditions existing on, and the information made available to us as of the date hereof.

    Our opinion is directed to the Board of Directors of Prime and does not constitute a recommendation to any shareholder of Prime as to how any such shareholder should vote on the Mergers. This opinion does not address the relative merits of the Mergers and any other transaction or business strategies discussed by the Board of Directors of Prime as alternatives to the Mergers, or the decision of the Board of Directors to proceed with the Mergers.

    As you are aware, Friedman, Billings, Ramsey & Co., Inc. is currently acting as financial advisor to Prime and will receive a fee contingent upon consummation of the Mergers. We have provided financial advisory services to, and acted as an underwriter and placement agent for, Prime in the past and may do so in the future. In the ordinary course of our business, we may trade the equity of Prime for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    This opinion has been prepared for the Board of Directors of Prime and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.; provided, however, that this letter may be reproduced in full in a proxy statement/prospectus relating to the Mergers.

    On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the merger consideration set forth in the Merger Agreement is fair, from a financial point of view, to Prime, Prime Partnership, and their respective shareholders and partners.

                                          Very truly yours,

                                          FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                          /s/ WILLIAM R. SWANSON
                                          --------------------------------------

                                          By:  William R. Swanson

                                               Managing Director

                                  Appendix D-3

                                   APPENDIX E

                           OPINION OF LEHMAN BROTHERS

                                   APPENDIX E

                                LEHMAN BROTHERS

January 29, 1998

Board of Directors

Horizon Group, Inc.

5000 Hakes Drive

Muskegon, MI 49441

Members of the Board:

    We understand that Horizon Group, Inc. ("Horizon"), Sky Merger Corp. and Horizon/Glen Outlet Centers Limited Partnership ("Horizon L.P." and collectively with Horizon, the "Company") propose to enter into a series of transactions with Prime Retail, Inc. ("Prime Inc.") and Prime Retail, L.P. ("Prime L.P." and together with Prime Inc., "Prime"), pursuant to which (i) each share of common stock of Horizon will be converted into the right to receive 0.2 shares of Series B Convertible Preferred Stock of Prime Inc. and 0.597 shares of common stock of Prime Inc. and (ii) each limited partnership unit in Horizon L.P. will be converted into the right to receive 0.9193 share of a limited partnership unit of Prime L.P. (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Amended and Restated Agreement and Plan of Merger among Prime and the Company (the "Agreement").

    We have been requested by the Board of Directors of Horizon to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of Horizon and the limited partners of Horizon L.P. of the consideration to be received by such stockholders and limited partners in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Prime that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company and Prime furnished to us by the Company and Prime, (4) a trading history of Horizon's common stock from November 3, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a trading history of Prime Inc.'s common stock from March 15, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant and the terms of, and a trading history of Prime Inc.'s Series B Convertible Preferred Stock from March 15, 1994 to the present and a comparison of that trading history with those of other securities that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Prime with those of other companies that we deemed relevant, (8) potential liquidation values of the properties of the Company furnished to us by the Company, (9) the results of our efforts to solicit indications of interest and proposals from third parties with respect to a purchase of all or a portion of the business and/or properties of the Company, (10) alternatives available to the Company on a stand-alone basis to fund its on-going capital and operating requirements and
(11) the potential pro forma financial effects of the Proposed Transaction on Prime (including, without limitation, the formation of Horizon Group Properties Inc. and Horizon Group Properties L.P.). In addition, we have had discussions with the managements of the Company and Prime concerning their respective business, operations, assets, financial condition and prospects and the cost savings, operating synergies and strategic benefits expected to result from a combination of certain of the businesses and properties of the Company and Prime and have undertaken such other studies, analyses and investigations as we deemed appropriate.

                                  Appendix E-1

Board of Directors
Horizon Group
Page 2

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Prime that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, Prime and the combined company upon consummation of the Proposed Transaction ("New Prime"), upon advice of the Company and Prime we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Prime as to the future financial performance of the Company, Prime and New Prime and that the Company, Prime and New Prime will perform substantially in accordance with such projections. We were not provided with, and did not have access to, financial projections for Prime or New Prime for any period subsequent to their 1998 fiscal year. In arriving at our opinion, we have conducted only a limited physical inspection of the properties of the Company and Prime and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Prime. Upon advice of the Company, we have assumed that the Proposed Transaction will qualify as tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of Horizon except to the extent they receive a taxable dividend of shares of Horizon Group Properties Inc. In addition, we have assumed that the Proposed Transaction will generally be tax-free to the limited partners of Horizon L.P. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of Horizon in the Proposed Transaction is fair to such stockholders and the consideration to be received by the limited partners of Horizon L.P. in the Proposed Transaction is fair to such limited partners.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company and Prime for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Lehman Brothers Realty Corp., an affiliate of Lehman Brothers, has made a loan to Horizon with a current outstanding principal amount of $253.92 million and such loan is due in full upon the closing of the Proposed Transaction.

    This opinion is for the use and benefit of the Board of Directors of Horizon and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Horizon or any limited partner of Horizon L.P. as to how such stockholder or limited partner should vote with respect to the Proposed Transaction.

                                Very truly yours,

                                By:             /s/ LEHMAN BROTHERS
                                     -----------------------------------------
                                                  LEHMAN BROTHERS

                                  Appendix E-2

                                   APPENDIX F

                                    FORM OF
                          SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               PRIME RETAIL, L.P.
                         DATED AS OF             , 1998

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                        -----------
ARTICLE I
DEFINITIONS; ETC......................................................................................           1
           Accountants................................................................................           1
           Act........................................................................................           1
           Adjusted Capital Account Deficit...........................................................           1
           Administrative Expenses....................................................................           2
           Affiliate..................................................................................           2
           Agreement..................................................................................           2
           Antidilution Provisions....................................................................           2
           Audited Financial Statements...............................................................           2
           Bankruptcy.................................................................................           2
           Capital Account............................................................................           2
           Capital Contribution.......................................................................           3
           Certificate................................................................................           3
           Closing Price..............................................................................           3
           Code.......................................................................................           4
           Common Distribution........................................................................           4
           Common Stock...............................................................................           4
           Common Units...............................................................................           4
           Consent of the Partners....................................................................           4
           Contributed Partnership Interests..........................................................           4
           Control....................................................................................           4
           Convertible Preferred Distribution.........................................................           4
           Convertible Preferred Distribution Shortfall...............................................           4
           Convertible Preferred Rights...............................................................           4
           Convertible Preferred Stock................................................................           4
           Convertible Preferred Unit Redemption Amount...............................................           5
           Convertible Preferred Units................................................................           5
           Current Per Share Market Price.............................................................           5
           Depreciation...............................................................................           5
           Entity.....................................................................................           5
           ERISA......................................................................................           5
           GAAP.......................................................................................           5
           General Partner............................................................................           5
           Gross Asset Value..........................................................................           5
           Hart Scott Act.............................................................................           6
           Horizon Limited Partnership................................................................           6
           Horizon Properties.........................................................................           6
           Immediate Family...........................................................................           6
           Incentive Option...........................................................................           6
           Incentive Option Agreement.................................................................           6
           Lien.......................................................................................           6
           Limited Partner............................................................................           6
           Liquidating Events.........................................................................           6
           Liquidating Trustee........................................................................           6
           Major Decisions............................................................................           6
           Majority-in-Interest of the Partners.......................................................           6

                                  Appendix F-i

                                                                                                           PAGE
                                                                                                        -----------
           Merger.....................................................................................           6
           Merger Agreement...........................................................................           7
           Minimum Gain Capital Account...............................................................           7
           Net Cash Flow..............................................................................           7
           Net Income or Net Loss.....................................................................           7
           Nonrecourse Deductions.....................................................................           8
           Nonrecourse Liabilities....................................................................           8
           Original Agreement.........................................................................           8
           Partner Minimum Gain.......................................................................           8
           Partner Nonrecourse Debt...................................................................           8
           Partner Nonrecourse Deductions.............................................................           8
           Partners...................................................................................           8
           Partnership................................................................................           8
           Partnership Interest.......................................................................           8
           Partnership Minimum Gain...................................................................           8
           Partnership Payment Date...................................................................           8
           Partnership Record Date....................................................................           9
           Partnership Units..........................................................................           9
           Permitted Transferee.......................................................................           9
           Person.....................................................................................           9
           Preferred Distribution.....................................................................           9
           Preferred Distribution Shortfall...........................................................           9
           Preferred Stock............................................................................           9
           Preferred Unit Redemption Amount...........................................................           9
           Preferred Units............................................................................           9
           Prime/Horizon Merger.......................................................................           9
           Property...................................................................................           9
           Property Partnership Interests.............................................................           9
           Property Partnerships......................................................................           9
           Purchase Price.............................................................................           9
           Quarter....................................................................................           9
           Regulations................................................................................           9
           Regulatory Allocations.....................................................................           9
           REIT.......................................................................................           9
           REIT Expenses..............................................................................           9
           REIT Requirements..........................................................................          10
           Rights.....................................................................................          10
           SEC........................................................................................          10
           Section 704(c) Tax Items...................................................................          10
           September 9, 1997 Agreement................................................................          10
           Series C Preferred Distribution............................................................          10
           Series C Preferred Distribution Shortfall..................................................          10
           Series C Preferred Purchase Agreement......................................................          10
           Series C Preferred Rights..................................................................          10
           Series C Preferred Stock...................................................................          10
           Series C Preferred Unit Redemption Amount..................................................          10
           Series C Preferred Units...................................................................          10
           Service....................................................................................          10
           Shopping Center Project....................................................................          10
           Special Distribution.......................................................................          10

                                 Appendix F-ii

                                                                                                           PAGE
                                                                                                        -----------
           Stock Incentive Plan.......................................................................          10
           Substituted Limited Partner................................................................          11
           Tax Items..................................................................................          11
           Trading Day................................................................................          11
           Transfer...................................................................................          11
1.2        Exhibits, Etc..............................................................................          11

ARTICLE II
ORGANIZATION..........................................................................................          11
2.1        Formation and Continuation.................................................................          11
2.2        Name.......................................................................................          11
2.3        Character of the Business..................................................................          11
2.4        Location of the Principal Place of Business................................................          12
2.5        Registered Agent and Registered Office.....................................................          12
2.6        Power of Attorney..........................................................................          12

ARTICLE III
TERM; DISSOLUTION.....................................................................................          13
3.1        Term.......................................................................................          13
3.2        Dissolution................................................................................          13
3.3        Bankruptcy of a Limited Partner............................................................          13

ARTICLE IV
CONTRIBUTIONS TO CAPITAL; FINANCING...................................................................          14
4.1        General Partner Capital Contribution.......................................................          14
4.2        Limited Partner Capital Contributions......................................................          14
4.3        Additional Funds; Restrictions on General Partner..........................................          14
4.4        Issuance of Additional Partnership Interests; Admission of Additional Limited Partners.....          15
4.5        Stock Incentive Plan.......................................................................          15
4.6        No Third Party Beneficiary.................................................................          16
4.7        No Interest; No Return.....................................................................          16
4.8        Conversion of Convertible Preferred Units or Series C Preferred Units; Redemption or
             Purchase of Series C Preferred Units, Convertible Preferred Units or Preferred Units.....          16
4.9        Redemption of Series C Preferred Units.....................................................          17
4.10       Redemption of Convertible Preferred Units..................................................          18

ARTICLE V
INTENTIONALLY OMITTED.................................................................................          19

ARTICLE VI
ALLOCATIONS, DISTRIBUTIONS AND OTHER TAX AND ACCOUNTING MATTERS.......................................
                                                                                                                19
6.1        Allocations................................................................................          19
6.2        Distributions..............................................................................          19
6.3        Books of Account...........................................................................          21
6.4        Reports....................................................................................          21
6.5        Audits.....................................................................................          21
6.6        Tax Elections and Returns..................................................................          21
6.7        Tax Matters Partner........................................................................          21

ARTICLE VII
RIGHTS, DUTIES AND RESTRICTIONS OF THE GENERAL PARTNER................................................          22

                                 Appendix F-iii

                                                                                                           PAGE
                                                                                                        -----------
7.1        Expenditures by Partnership................................................................          22
7.2        Powers and Duties of General Partner.......................................................          22
7.3        Major Decisions............................................................................          24
7.4        No Removal.................................................................................          25
7.5        General Partner Participation..............................................................          25
7.6        Proscriptions..............................................................................          25
7.7        Additional Partners........................................................................          25
7.8        Title Holder...............................................................................          25
7.9        Compensation of the General Partner........................................................          25
7.10       Waiver and Indemnification.................................................................          25
7.11       Operation in Accordance with REIT Requirements.............................................          27

ARTICLE VIII
DISSOLUTION, LIQUIDATION AND WINDING-UP...............................................................          27
8.1        Winding Up.................................................................................          27
8.2        Distribution on Dissolution and Liquidation................................................          28
8.3        Timing Requirements........................................................................          28
8.4        Deemed Distribution and Recontribution.....................................................          29
8.5        Distributions in Kind......................................................................          29
8.6        Documentation of Liquidation...............................................................          29
8.7        Deficit Capital Account Balance............................................................          29

ARTICLE IX
TRANSFER OF PARTNERSHIP INTERESTS; WITHDRAWAL; ADMISSION OF ADDITIONAL PARTNERS.......................
                                                                                                                29
9.1        General Partner Transfer; Withdrawal; Substitute General Partner...........................          29
9.2        Transfers by Limited Partners..............................................................          30
9.3        Restrictions on Transfer...................................................................          31

ARTICLE X
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS........................................................          32
10.1       No Participation in Management; No Personal Liability......................................          32
10.2       Duties and Conflicts.......................................................................          33

ARTICLE XI
GRANT OF RIGHTS TO LIMITED PARTNERS...................................................................          33
11.1       Grant of Rights............................................................................          33
11.2       Terms of Rights............................................................................          33
11.3       Reissuance or Reallocation of Common Units.................................................          33
11.1A      Grant of Rights............................................................................          33
11.2A      Terms of Convertible Preferred Rights......................................................          34
11.3A      Reissuance or Reallocation of Convertible Preferred Units..................................          34

ARTICLE XII
GRANT OF RIGHTS TO LIMITED PARTNERS HOLDING SERIES C
PREFERRED UNITS; REDEMPTION OF SERIES C PREFERRED UNITS...............................................          34
12.1       Grant of Rights............................................................................          34
12.2       Terms of Rights............................................................................          34
12.3       Reissuance or Reallocation of Series C Preferred Units.....................................          34

ARTICLE XIII
PARTNER REPRESENTATIONS AND WARRANTIES................................................................          35
           (a)  Organization..........................................................................          35
           (b)  Due Authorization; Binding Agreement..................................................          35

                                 Appendix F-iv

                                                                                                           PAGE
                                                                                                        -----------
           (c)  Consents and Approvals................................................................          35

ARTICLE XIV
GENERAL PROVISIONS....................................................................................          35
14.1       Notices....................................................................................          35
14.2       Successors.................................................................................          35
14.3       Effect and Interpretation..................................................................          35
14.4       Counterparts...............................................................................          35
14.5       Partners Not Agents........................................................................          35
14.6       Entire Understanding, Etc..................................................................          35
14.7       Amendments.................................................................................          35
14.8       Severability...............................................................................          37
14.9       Trust Provision............................................................................          37
14.10      Pronouns and Headings......................................................................          37
14.11      Assurances.................................................................................          37
14.12      Remedies Cumulative........................................................................          37
14.13      Construction...............................................................................          37
14.14      Incorporation by Reference.................................................................          37
14.15      Waiver of Action for Partition.............................................................          37

EXHIBITS
A          Common Units, Preferred Units, Convertible Preferred Units and Series C Preferred Units
B          Allocations
C          Rights Terms
D          Conversion Rights of Series C Preferred Units
E          Section 6.2(e) Agreements
F          Conversion Rights of Convertible Preferred Units
G          Form of Specimen [Common, Series B, Preferred, Etc.] Unit Certificate

SCHEDULES TO EXHIBIT C
1          Exchange Exercise Notice
2          Election Notice
3          Registration Rights Agreement

                                  Appendix F-v

                          SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               PRIME RETAIL, L.P.

    THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is made
and entered into as of the     day of            ,         .

                              W I T N E S S E T H:

    WHEREAS, the Partnership's Agreement of Limited Partnership dated March 22, 1994 (the "Original Agreement"), was amended by a First Amendment thereto dated as of June 24, 1996, and amended and restated in its entirety as of September 7, 1997 (the "September 9, 1997 Agreement") to provide for, among other things, the creation and issuance of Series C Preferred Units and the admission of the holder or holders thereof as a limited partner or limited partners of the Partnership;

    WHEREAS, the Partnership entered into a certain amended and restated agreement and plan of merger dated as of February 1, 1998 (the "Merger Agreement"), pursuant to which the Partnership merged with and into Horizon Limited Partnership, which merger is effective as of the date hereof;

    WHEREAS, the Partners of the Partnership desire to amend and restate the September 9, 1997 Agreement to reflect the consummation of the merger of the Partnership, the Special Distribution (as defined herein), the Common Distribution (as defined herein) and the other transactions contemplated by the Merger Agreement, and the admittance of the persons listed on Exhibit A as limited partners in the Partnership;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the partners of the Partnership hereto, intending legally to be bound, hereby amend and restate the September 9, 1997 Agreement and otherwise agree as follows:

                                   ARTICLE I
                               DEFINITIONS; ETC.

    1.1 DEFINITIONS. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:

    "Accountants" shall mean the firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership and the Property Partnerships to audit the books and records of the Partnership and the Property Partnerships and to prepare statements and reports in connection therewith.

    "Act" shall mean the Revised Uniform Limited Partnership Act as enacted in the State of Delaware, and as the same may hereafter be amended from time to time.

    "Adjusted Capital Account Deficit" shall mean, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of any relevant Partnership taxable year and after giving effect to the following adjustments:

        (a) credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to this Agreement or the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

                                  Appendix F-1

        (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

    "Administrative Expenses" shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Partnership pursuant to Section 7.1 hereof, (iii) those administrative costs and expenses of the General Partner, including salaries paid to officers of the General Partner, and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership, and (iv) to the extent not included in clause (iii) above, REIT Expenses.

    "Affiliate" shall mean, with respect to any Partner (or with respect to any other Person whose affiliates are relevant for purposes of any of the provisions of this Agreement), (i) any member of the Immediate Family of such Partner or a trust established for the benefit of such member; (ii) any beneficiary of a trust described in (i); or (iii) any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, any Partner or any Person referred to in the preceding clauses (i) and (ii).

    "Agreement" shall mean this Second Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

    "Antidilution Provisions" shall mean the provisions of Section XI of Exhibit C hereto.

    "Audited Financial Statements" shall mean financial statements (which shall consist of a balance sheet, statement of income, statement of partners' equity and statement of cash flows) prepared in accordance with GAAP.

    "Bankruptcy" shall mean, with respect to any Partner, (i) the commencement by such Partner of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that such Partner is insolvent or bankrupt; (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Partner; (iv) the filing of any petition or the commencement of any case or proceeding against such Partner seeking relief under any provision or chapter of the federal Bankruptcy Code or other federal or state laws relating to insolvency, bankruptcy or receivership, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (v) the filing of an answer by such Partner admitting the allegations of any petition described in
(iv) above; (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Partner unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Partner; (vii) the insolvency of such Partner or the execution by such Partner of a general assignment for the benefit of creditors; (viii) the convening by such Partner of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; (ix) the levy, attachment, execution or other seizure of substantially all of the assets of such Partner where such seizure is not discharged within thirty (30) days thereafter; or (x) the admission by such Partner in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due.

    "Capital Account" shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

        (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Net Income and any items in the nature of income or gain

                                  Appendix F-2
    which are specially allocated pursuant to Section II or III of Exhibit B hereto and the amount of any Partnership liabilities assumed by such Partner or which are secured by any asset distributed to such Partner.

        (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section II or III of Exhibit B hereto, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any asset contributed by such Partner to the Partnership.

       (iii) In the event all or a portion of an Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

        (iv) In determining the amount of any liability for purposes of the foregoing subparagraphs (i) and (ii), there shall be taken into account Code
    Section 752(c) and any other applicable provisions of the Code and Regulations.

    For purposes of this definition, in the event that (i) the date on which a Limited Partner is paid, or constructively receives (if earlier), an amount of Net Cash Flow under Section 6.2(e) in respect of subsection (a)(vii) of Section
6.2 is after the date on which the Cash Conversion Price is paid and (ii) such Limited Partner otherwise owns no Common Units at such time, such distribution of Net Cash Flow shall be treated as a distribution to the General Partner. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Partnership, the General Partner or any Limited Partner) are computed in order to comply with such Regulations, the General Partner may make such modification; PROVIDED that it does not have an adverse effect on the amounts distributable to any Partner pursuant to Article VIII hereof upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Sections 1.704-1(b) or 1.704-2 of the Regulations.

    "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any asset other than money, net of the amount of any liabilities to which such asset is subject, contributed or treated as contributed to the Partnership with respect to the Partnership Interest held by such Partner. The principal amount of a promissory note that is not readily tradable on an established securities market and that is contributed to the Partnership by the maker of the note shall not be included in the Capital Account of any Person until the Partnership makes a taxable disposition of the note or until (and to the extent) such Partner makes principal payments on the note, all in accordance with Section 1.704-1(b)(2)(iv)(d)(2) of the Regulations.

    "Certificate" shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

    "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in

                                  Appendix F-3
the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Board of Directors of the General Partner.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto.

    "Common Distribution" shall mean the Partnership distribution described in
Section 6.2(c) hereof.

    "Common Stock" shall mean the shares of the common stock, par value $.01 per share, of the General Partner.

    "Common Units" shall mean the Partnership Units designated as Common Units under this Agreement, received by the Partners in exchange for their capital contributions or a portion of their capital contributions or pursuant to the Merger Agreement and having the rights described in this Agreement. The number of Common Units outstanding, and the allocation of Common Units to each Partner, is as set forth opposite its or his name in Exhibit A, as amended by the General Partner from time to time.

    "Consent of the Partners" means the written consent of a Majority-in-Interest of the Partners, which consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-in-Interest of the Partners, unless otherwise expressly provided herein, in their sole and absolute discretion.

    "Contributed Partnership Interests" shall mean, with respect to each Limited Partner, the partnership interests in the Property Partnership(s) contributed to the Partnership by such Limited Partner on the date of formation of the Partnership.

    "Control" shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust.

    "Convertible Preferred Distribution" means an amount equal to the quarterly dividend payable in respect of one share of Convertible Preferred Stock of the General Partner pursuant to Section 4.5.1(a) of the General Partner's Articles of Incorporation.

    "Convertible Preferred Distribution Shortfall" shall have the meaning set forth in Section 6.2(a)(iii).

    "Convertible Preferred Rights" shall have the meaning set forth in Section 11.1A.

    "Convertible Preferred Stock" means the Series B Cumulative Participating Convertible Preferred Stock, par value $.01 per share, of the General Partner.

                                  Appendix F-4

    "Convertible Preferred Unit Redemption Amount" means, with respect to any Convertible Preferred Unit, the amount payable by the General Partner on account of the redemption of one share of Convertible Preferred Stock pursuant to
Section 4.5.3 of the General Partner's Articles of Incorporation.

    "Convertible Preferred Units" shall mean the Partnership Units designated as Convertible Preferred Units under this Agreement having the rights described in this Agreement. The number of Convertible Preferred Units outstanding from time to time is as set forth on Exhibit A, as amended by the General Partner from time to time.

    "Current Per Share Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date.

    "Depreciation" shall mean, with respect to any asset of the Partnership for any Partnership taxable year or other period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for Federal income tax purposes in respect of such asset for such Partnership taxable year or other period; PROVIDED, HOWEVER, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset at the beginning of such Partnership taxable year or other period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the Federal income tax depreciation, depletion, amortization or other cost recovery deduction for such Partnership taxable year or other period bears to the beginning adjusted tax basis of such asset; PROVIDED, FURTHER, that if the Federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such Partnership taxable year or other period is zero, Depreciation for such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by the General Partner.

    "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, cooperative or association.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

    "GAAP" shall mean generally accepted accounting principles consistently applied.

    "General Partner" shall mean Prime Retail, Inc., a Maryland corporation, and any other Person who is admitted as a successor general partner of the Partnership at the time of reference thereto.

    "Gross Asset Value" shall mean, with respect to any asset of the Partnership, such asset's adjusted basis for Federal income tax purposes, except as follows:

        (a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the contributing Partner and the Partnership;

        (b) if the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

            (i) a Capital Contribution (other than a DE MINIMIS Capital Contribution) to the Partnership by a new or existing Partner as consideration for a Partnership Interest;

            (ii) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership assets as consideration for the redemption of a Partnership Interest; and

           (iii) the liquidation of the Partnership within the meaning of
       Section 1.704-1(b)(2)(ii)(g) of the Regulations;

                                  Appendix F-5

        (c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) as reasonably determined by the General Partner as of the date of distribution; and

        (d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (See Exhibit B); PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

    At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership's assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Partnership assets shall require an adjustment to the Partners' Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see Exhibit B.

    "Hart Scott Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Horizon Limited Partnership" shall mean Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership.

    "Horizon Properties" shall mean the Partnership property acquired by the Partnership pursuant to the Merger.

    "Immediate Family" shall mean, with respect to any Person, such Person's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, stepchildren, sons-in-law and daughters-in-law.

    "Incentive Option" means an option to purchase Common Stock granted under the Stock Incentive Plan.

    "Incentive Option Agreement" means the Incentive Option Agreement to be used under the Stock Incentive Plan.

    "Lien" shall mean any liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

    "Limited Partner" shall mean any Person named as a "Limited Partner" on Exhibit A hereto, as it may be amended from time to time, or any Person admitted as a Substituted Limited Partner or additional Limited Partner, in such Person's capacity as a limited partner of the Partnership.

    "Liquidating Events" shall have the meaning set forth in Section 3.2.

    "Liquidating Trustee" shall mean the General Partner or, if there is no remaining General Partner, such Person as is selected as the Liquidating Trustee hereunder by the Consent of the Partners, which Person may include an Affiliate of the General Partner or any Limited Partner; PROVIDED such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement.

    "Major Decisions" shall have the meaning set forth in Section 7.3 hereof.

    "Majority-in-Interest of the Partners" shall mean Partner(s) who hold in the aggregate more than fifty percent (50%) of the Common Units.

    "Merger" shall mean the merger of the Partnership and Horizon Limited Partnership pursuant to the Merger Agreement.

                                  Appendix F-6

    "Merger Agreement" has the meaning set forth in the Recitals hereof.

    "Minimum Gain Capital Account" shall mean, with respect to a Partner, the sum of such Partner's Capital Account plus such Partner's share of Partner Minimum Gain, as described in Section 1.704-2(i)(5) of the Regulations, and Partnership Minimum Gain, as described in Section 1.704-2(g) of the Regulations. For purposes of determining Minimum Gain Capital Account, Nonrecourse Deductions and Partner Nonrecourse Deductions for a Partnership taxable year or other applicable period shall be allocated in a manner that is consistent with the method of allocation adopted under Section 9.4 or Section 9.6(c) (to the extent
Section 9.4 or Section 9.6(c) is applicable to such Partnership taxable year or other applicable period).

    "Net Cash Flow" means, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the most recent calculation of Net Cash Flow for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation) the excess, if any, as of such date, of (a) the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

        (i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Entity in which the Partnership has an interest;
    (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership; (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership; (iv) all capital contributions or loans received by the Partnership from its Partners; (v) any reduction in the cash amounts previously reserved by the Partnership and described in subsection (b)(ix) below, if the General Partner determines that such amounts are no longer needed; and (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement, over (b) the sum of:

        (i) all operating costs and expenses of the Partnership and capital expenditures made during such period (without deduction, however, for any capital expenditures, charges for depreciation or other expenses not paid in cash or expenditures from reserves described in (ix) below); (ii) all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds; (iii) all fees provided for under this Agreement; (iv) all debt service, including principal and interest, paid during such period on all indebtedness of the Partnership; (v) all capital contributions, advances, reimbursements or similar payments made to any Entity in which the Partnership has an interest; (vi) all loans made by the Partnership in accordance with the terms of this Agreement; (vii) all reimbursements to the General Partner or its Affiliates during such period, including Administrative Expenses (exclusive of REIT Expenses) to the extent not paid or payable by the General Partner pursuant to the last sentence of Section 7.1; (viii) any distributions pursuant to Section 6.2(f); (ix) any increases in reserves reasonably determined by the General Partner to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Partnership or any Person in which the Partnership has an interest; and (x) any amounts paid pursuant to Section 4.8(b) in redemption of any Preferred Units or Convertible Preferred Units.

    "Net Income or Net Loss" shall mean, for each Partnership taxable year or other applicable period, an amount equal to the Partnership's net income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code

                                  Appendix F-7

(for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (i) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (ii) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership; (iii) by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property which are disallowed pursuant to Sections 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (iv) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (v) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (vi) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (m) of the Regulations, by taking into account the amount of such adjustment as additional Net Income or Net Loss pursuant to Exhibit B; and (vii) subject to the immediately preceding clause (vi), by excluding the Partnership items of income, gain, loss or deduction that are specially allocated pursuant to Sections II or III of Exhibit B attached hereto.

    "Nonrecourse Deductions" shall have the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

    "Nonrecourse Liabilities" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

    "Original Agreement" shall have the meaning set forth in the Recitals to this Agreement.

    "Partner Minimum Gain" shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

    "Partner Nonrecourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

    "Partner Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

    "Partners" shall mean the General Partner and the Limited Partners.

    "Partnership" shall mean the limited partnership constituted by the Original Agreement, as such limited partnership may from time to time be constituted.

    "Partnership Interest" shall mean the ownership interest now or hereafter held by a Partner in the Partnership from time to time pursuant to this Agreement, including, but not limited to, Partnership Units, exchange rights, capital accounts, and profits and distributions relating thereto, all other payments (if any) due or to become due in respect of such ownership interest pursuant to this Agreement, all rights, powers and remedies of a Partner under this Agreement, and all proceeds of all or any of the foregoing.

    "Partnership Minimum Gain" shall have the meaning set forth in Sections 1.704-2(b)(2) and (d) of the Regulations.

    "Partnership Payment Date" shall mean the payment date established by the General Partner for the distribution of Net Cash Flow pursuant to Section 6.2 hereof, which payment date shall be the same as the payment date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

                                  Appendix F-8

    "Partnership Record Date" for any distribution shall mean the same date as the record date established by the General Partner for a distribution to its shareholders.

    "Partnership Units" shall mean fractional, undivided shares of Partnership Interests issued pursuant to this Agreement. The ownership of Partnership Units of any class or series may be evidenced by a certificate for such Partnership Units in substantially the form of Exhibit G (including the restrictive legends thereon), or as the General Partner may determine from time to time.

    "Permitted Transferee" shall mean any Person to whom any Partnership Units are transferred in a Transfer permitted under the terms of this Agreement.

    "Person" shall mean any individual or Entity.

    "Preferred Distribution" means an amount equal to the quarterly dividend payable in respect of one share of Preferred Stock of the General Partner pursuant to Section 4.3.1(a) of the General Partner's Articles of Incorporation.

    "Preferred Distribution Shortfall" shall have the meaning set forth in
Section 6.2.

    "Preferred Stock" means the Series A Senior Cumulative Preferred Stock, par value $.01 per share, of the General Partner.

    "Preferred Unit Redemption Amount" means, with respect to any Preferred Unit, the amount payable by the General Partner on account of the redemption of one share of Preferred Stock pursuant to Section 4.3.3 of the General Partner's Articles of Incorporation.

    "Preferred Units" shall mean the Partnership Units designated as Preferred Units under this Agreement having the rights described in this Agreement. The number of Preferred Units outstanding from time to time is as set forth on Exhibit A, as amended by the General Partner.

    "Prime/Horizon Merger" shall mean the "Prime/Horizon Merger" as defined in the Merger Agreement.

    "Property" shall mean any Shopping Center Project or other real estate project in which the Partnership or any Property Partnership, directly or indirectly, acquires ownership of a fee or leasehold interest.

    "Property Partnership Interests" shall mean and include the interest of the Partnership as a partner or other equity participant in any Property Partnership currently owned or hereafter acquired by the Partnership.

    "Property Partnerships" shall mean and include any partnership or other Entity in which the Partnership, directly or indirectly, is or becomes a partner or other equity participant and which is formed for the purpose of acquiring, developing or owning a Property or a proposed Property.

    "Purchase Price" shall have the meaning set forth in Exhibit C.

    "Quarter" shall mean each of the three (3) month periods ending on March 31, June 30, September 30 and December 31 of any year.

    "Regulations" shall mean the final, temporary or proposed Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

    "Regulatory Allocations" shall have the meaning set forth in Exhibit B.

    "REIT" shall mean a real estate investment trust as defined in Section 856 of the Code.

    "REIT Expenses" shall mean (i) costs and expenses relating to the formation and continuity of existence of the General Partner and its subsidiaries, if any, (which subsidiaries shall, for purposes of this

                                  Appendix F-9
definition be included within the definition of General Partner), including taxes, fees and assessments associated therewith and any and all costs, expenses or fees payable to any director, officer or trustee of the General Partner or such subsidiaries (including, without limitation, any costs of indemnification),
(ii) costs and expenses relating to any offer or registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offer of securities and any costs and expenses associated with any claims made by any holder of such securities or any underwriter or placement agent therefor, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business.

    "REIT Requirements" shall have the meaning set forth in Section 6.2(b) hereof.

    "Rights" shall have the meaning set forth in Section 11.1 hereof.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "Section 704(c) Tax Items" shall have the meaning set forth in Exhibit B.

    "September 9, 1997 Agreement" has the meaning set forth in the Recitals to this Agreement.

    "Series C Preferred Distribution" means an amount equal to the quarterly dividend payable in respect of one share of Series C Preferred Stock pursuant to
Section 3 of the General Partner's Articles of Incorporation.

    "Series C Preferred Distribution Shortfall" shall have the meaning set forth in Section 6.2.

    "Series C Preferred Purchase Agreement" shall have the meaning set forth in
Section 4.2.

    "Series C Preferred Rights" shall have the meaning set forth in Section
12.1.

    "Series C Preferred Stock" shall mean the Series C Cumulative Convertible Redeemable Preferred Stock, $.01 par value, of the General Partner.

    "Series C Preferred Unit Redemption Amount" means, with respect to any Series C Preferred Unit, the amount payable by the General Partner with respect to the redemption of a share of Series C Preferred Stock pursuant to Section 5(a) of the General Partner's Articles of Incorporation and subject to Sections 5(b) and 5(c) thereof, using the amount, if any, of Series C Preferred Distribution shortfall as the amount of accrued and unpaid dividends thereon.

    "Series C Preferred Units" shall mean the Partnership Units designated as Series C Preferred Units under this Agreement, having the rights described in this Agreement. The number of Series C Preferred Units outstanding from time to time is set forth in Exhibit A hereto, as amended by the General Partner from time to time.

    "Service" shall mean the Internal Revenue Service and any successor governmental agency.

    "Shopping Center Project" shall mean any shopping center, including construction and improvement activities undertaken with respect thereto and off-site improvements, on-site improvements, structures, buildings and/or related parking and other facilities.

    "Special Distribution" shall mean the Partnership distribution described in
Section 6.2(b) hereof.

    "Stock Incentive Plan" means the Partnership's 1994 Stock Incentive Plan, employee bonus plan and any other plan adopted from time to time by the General Partner pursuant to which the General Partner issues Common Stock or options to acquire Common Stock to employees or directors in partial consideration for services.

                                 Appendix F-10

    "Substituted Limited Partner" means any Person who (i) is permitted to become a Limited Partner pursuant to the terms of Sections 9.2 and 9.3 and (ii) agrees in writing to be bound by the terms of this Agreement by execution of a copy of this Agreement or by another written undertaking acceptable to the General Partner.

    "Tax Items" shall have the meaning set forth in Exhibit B.

    "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    "Transfer" as a noun, shall mean any sale, assignment, conveyance, pledge, hypothecation, gift, encumbrance or other transfer, and as a verb, shall mean to sell, assign, convey, pledge, hypothecate, give, encumber or otherwise transfer.

    Certain additional terms and phrases have the meanings set forth in Exhibit B, C or D.

    1.2 EXHIBITS, ETC. References to "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto is hereby incorporated herein by reference as if fully set forth herein.

                                   ARTICLE II
                                  ORGANIZATION

    2.1 FORMATION AND CONTINUATION. The parties hereto do hereby continue the Partnership as a limited partnership pursuant to the provisions of the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act except as otherwise herein expressly provided. Promptly upon the execution and delivery hereof, the General Partner shall cause any requisite amendment to the Certificate of Limited Partnership and such other notice, instrument, document, or certificate as may be required by applicable law, and which may be necessary to enable the Partnership to conduct its business, and to own its properties, under the Partnership name, to be filed or recorded in all appropriate public offices.

    2.2 NAME. The business of the Partnership shall be conducted under the name of Prime Retail, L.P. or such other name as the General Partner may select, and all transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in such name.

    2.3 CHARACTER OF THE BUSINESS. The purpose of the Partnership shall be to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange, mortgage, pledge and otherwise dispose of or deal with (either directly or indirectly through one or more Property Partnerships) the Properties; to acquire, hold, own, develop, construct, improve, maintain, operate, manage, sell, lease, transfer, encumber, convey, exchange, mortgage, pledge and otherwise dispose of or deal with (either directly or indirectly through one or more Property Partnerships) real and personal property of all kinds; to exercise all of the powers of a partner in Property Partnerships; to acquire, own, deal with and dispose of Property Partnership Interests; to undertake such other activities as may be necessary, advisable, desirable or convenient to the business of the Partnership, and to engage in such other activities as shall be necessary or desirable to effect the foregoing purposes. The Partnership shall have all powers necessary or desirable to accomplish the purposes herein set forth. In connection with the foregoing, but subject to all of the terms, covenants, conditions and limitations contained in this Agreement, the Partnership shall have full power and authority, directly or through its interest in Property

                                 Appendix F-11

Partnerships, to enter into, perform, and carry out contracts of any kind, to borrow money and to issue evidences of indebtedness, whether or not secured by mortgage, trust deed, pledge or other lien, and, directly or indirectly, to acquire and construct additional Properties necessary or useful in connection with its business.

    2.4 LOCATION OF THE PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Partnership shall be at 100 East Pratt Street, 19th Floor, Baltimore, Maryland, 21202 or such other location as shall be selected from time to time by the General Partner in its sole discretion.

    2.5 REGISTERED AGENT AND REGISTERED OFFICE. The registered agent of the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or such other Person as the General Partner may select in its sole discretion. The registered office of the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or such other location as the General Partner may select in its sole and absolute discretion.

    2.6  POWER OF ATTORNEY.

        (a) Each Limited Partner and each assignee of a Limited Partner hereby constitutes and appoints the General Partner, any Liquidating Trustee and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

            (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidating Trustee deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner or the Liquidating Trustee deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Articles IV, VIII or IX hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

            (ii) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidating Trustee, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidating Trustee, to effect the terms or intent of this Agreement.

        Nothing contained herein shall be construed as authorizing the General Partner or any Liquidating Trustee to amend this Agreement except in accordance with Section 14.7 hereof.

        (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidating Trustee to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent incapacity of any Limited Partner or assignee of a Limited Partner and the transfer of all

                                 Appendix F-12
    or any portion of such Limited Partner's or assignee's Partnership Units and shall extend to such Limited Partner's or assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or assignee of a Limited Partner hereby agrees to be bound by any representation made by the General Partner or any Liquidating Trustee, acting in good faith pursuant to such power of attorney, and each such Limited Partner or assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidating Trustee, taken in good faith under such power of attorney and in accordance with the provisions of this Agreement. Each Limited Partner or assignee of a Limited Partner shall execute and deliver to the General Partner or the Liquidating Trustee, within fifteen (15) days after receipt of the General Partner's or Liquidating Trustee's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidating Trustee, as the case may be, deems necessary to effect the provisions of this Section 2.6.

                                  ARTICLE III
                               TERM; DISSOLUTION

    3.1 TERM. The Partnership shall continue until December 31, 2050, unless the Partnership is dissolved sooner pursuant to the provisions of Section 3.2 or as otherwise provided by law.

    3.2 DISSOLUTION. Except as set forth in this Section 3.2, no Partner shall have the right to dissolve the Partnership. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("Liquidating Events"):

        (a) an event described in Section 17-402(a) of the Act by reason of which the General Partner ceases to be the general partner, unless, within ninety (90) days after such event, a Majority-in-Interest of the Partners (other than the General Partner) that remain agree in writing to continue the business of the Partnership and to appoint, effective as of the date of such event, a successor General Partner;

        (b) an election to dissolve the Partnership made by the General Partner with the Consent of the Partners;

        (c) the sale of all or substantially all of the assets and properties of the Partnership;

        (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

        (e) the expiration of the term of the Partnership as provided in Section
    3.1 hereof.

    3.3 BANKRUPTCY OF A LIMITED PARTNER. The Bankruptcy of any Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Net Income or Net Loss of the Partnership and to receive distributions from the Partnership shall, on the happening of such event, devolve on its successors or assigns, subject to and in accordance with the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such assignee(s) become a Substituted Limited Partner except in accordance with Article IX hereof.

                                 Appendix F-13

                                   ARTICLE IV
                      CONTRIBUTIONS TO CAPITAL; FINANCING

    4.1  GENERAL PARTNER CAPITAL CONTRIBUTION.

        (a) The General Partner has made contributions to the Partnership and has the Common Units, Preferred Units, Convertible Preferred Units and Series C Preferred Units (if any) as set forth on Exhibit A.

        (b) In the event the General Partner issues Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement, the General Partner shall contribute to the Partnership the proceeds or consideration received therefor and receive from the Partnership an equal number of Series C Preferred Units, as contemplated by clause (B) of subsection (b) of
    Section 4.3.

    4.2  LIMITED PARTNER CAPITAL CONTRIBUTIONS.

        (a) Each Limited Partner had made contributions to the capital of the Partnership and has the Common Units, Convertible Preferred Units or Series C Preferred Units set forth opposite its name on Exhibit A.

        (b) The General Partner is authorized to cause the Partnership to issue Series C Preferred Units to an institutional investor from time to time pursuant to that certain Series C Purchase Agreement dated as of August 8, 1997 by and among such institutional investor, the General Partner and the Partnership (the "Series C Preferred Purchase Agreement") for the consideration set forth therein, and upon payment of such consideration such Person shall be admitted as a Limited Partner of the Partnership.

        (c) The General Partner is authorized to cause the Partnership to issue Common Units and Convertible Preferred Units to limited partners of Horizon Limited Partnership as contemplated by the Merger Agreement, and upon issuance thereof upon consummation of the Merger, such Persons shall be admitted as Limited Partners of the Partnership.

    4.3  ADDITIONAL FUNDS; RESTRICTIONS ON GENERAL PARTNER.

        (a) The sums of money required to finance the business and affairs of the Partnership shall be derived from the initial Capital Contributions made to the Partnership from the Partners as set forth in Sections 4.1 and 4.2 hereof (including the issuance of Series C Preferred Units from time to time) and from funds generated from the operation and business of the Partnership, including without limitation distributions directly or indirectly received by the Partnership from the Property Partnerships. In the event additional financing is needed from sources other than as set forth in the preceding sentence for any reason, the General Partner may, in its sole discretion, in such amounts and at such times as it solely shall determine to be necessary or appropriate, (i) issue additional Partnership Interests in accordance with Section 4.4 hereof; (ii) make additional Capital Contributions to the Partnership (subject to Section 4.3(b) below);
    (iii) cause the Partnership to borrow money, enter into loan arrangements, issue debt securities, obtain letters of credit or otherwise borrow money on a secured or unsecured basis; (iv) make a loan or loans to the Partnership (subject to Section 4.3(b) below); or (v) sell any assets or properties of the Partnership. In no event shall the Limited Partners be required to make any additional Capital Contributions or any loan to, or otherwise provide any financial accommodation for the benefit of, the Partnership.

        (b) The General Partner shall not issue any debt securities, any preferred stock (including any additional Preferred Stock or Convertible Preferred Stock (other than Series C Preferred Stock issued in exchange for Series C Preferred Units)) or common stock (including additional shares of Common Stock (other than (i) consideration to be issued pursuant to the Merger Agreement or any subsequent merger, consolidation, recapitalization or similar transaction which has been approved by the General

                                 Appendix F-14

    Partner, (ii) in connection with the exercise by a Limited Partner of Rights, Convertible Preferred Rights or Series C Preferred Rights pursuant to Article XI or XII hereof, (iii) in connection with the conversion of Convertible Preferred Stock as contemplated by Section 4.8 hereof or any other conversion or exchange of securities of the General Partner solely in conversion or exchange for other securities of the General Partner or (iv) Common Stock exchanged for Series C Preferred Stock or Series C Preferred Units)) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase any of the foregoing (collectively, "Securities"), other than to all holders of Common Stock (in which event the Antidilution Provisions shall apply to the extent applicable), unless the General Partner shall (A) in the case of debt securities, lend to the Partnership the proceeds of or consideration received for such Securities on the same terms and conditions, including interest rate and repayment schedule, as shall be applicable with respect to or incurred in connection with such Securities and from any subsequent exercise, exchange or conversion thereof (if applicable); (B) in the case of Preferred Stock, Convertible Preferred Stock, Series C Preferred Stock or other equity Securities senior or junior to the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the proceeds or consideration (including any property or other non-cash assets) received for such Securities and from any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership Preferred Units, Convertible Preferred Units, Series C Preferred Units or other interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such Securities; and (C) in the case of Common Stock or other equity Securities on a parity with the Common Stock as to dividends and distributions on liquidation, contribute to the Partnership the net proceeds (including any property or other non-cash assets) received for such Securities or from any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership a number of additional Common Units in consideration therefor equal to the product of
    (x) the number of shares of Common Stock or other equity Securities issued by the General Partner, multiplied by (y) a fraction the numerator of which is one and the denominator of which is the Exchange Factor (as defined in Exhibit C hereto) in effect on the date of such contribution.

    4.4 ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS; ADMISSION OF ADDITIONAL LIMITED PARTNERS.

        (a) In addition to any Partnership Interests issuable by the Partnership pursuant to the Merger Agreement or Section 4.2, Section 4.3 or Section 4.8 hereof, the General Partner is authorized to cause the Partnership to issue additional Partnership Interests in the form of Convertible Preferred Units or Common Units to any Persons at any time or from time to time, for consideration not less than the fair value thereof, and on such terms and conditions, as the General Partner shall establish in each case in its sole and absolute discretion, without any approval being required from any Limited Partner or any other Person; PROVIDED, HOWEVER, that there is no material adverse impact on (i) the right of any Limited Partner to exercise the Rights pursuant to Article XI or (ii) the economic effect upon the existing Limited Partners of the allocations set forth in Exhibit B. Subject to the limitations set forth in the preceding sentence, the General Partner may take such steps as it, in its reasonable discretion, deems necessary or appropriate to admit any Person as a Limited Partner of the Partnership, including, without limitation, amending the Certificate, Exhibit A or any other provision of this Agreement.

    4.5 STOCK INCENTIVE PLAN. If at any time or from time to time Incentive Options granted in connection with the Stock Incentive Plan are exercised in accordance with the terms of the Incentive Option Agreement:

        (a) the General Partner shall, as soon as practicable after such exercise, contribute to the capital of the Partnership an amount equal to the exercise price paid, if any, to the General Partner by such exercising party in connection with the exercise of the Incentive Option; and

                                 Appendix F-15

        (b) the General Partner shall receive the number of Common Units corresponding to the number of shares of Common Stock delivered by the General Partner to such exercising party multiplied by a fraction the numerator of which is one and the denominator of which is the Exchange Factor (as defined in Exhibit C hereto) in effect on the date of such contribution.

    4.6 NO THIRD PARTY BENEFICIARY. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

    4.7 NO INTEREST; NO RETURN. No Partner shall be entitled to interest on its Capital Contribution or on such Partner's Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

    4.8 CONVERSION OF CONVERTIBLE PREFERRED UNITS OR SERIES C PREFERRED UNITS; REDEMPTION OR PURCHASE OF SERIES C PREFERRED UNITS, CONVERTIBLE PREFERRED UNITS OR PREFERRED UNITS.

        (a) If at any time holders of the General Partner's Convertible Preferred Stock shall exercise their rights under the General Partner's Articles of Incorporation to convert any shares of Convertible Preferred Stock to Common Stock, in whole or in part (including any fractions thereof), then, simultaneously with such conversion, an equal number of Convertible Preferred Units shall be automatically converted into the number of Common Units equal to the product of (x) the number of shares of Common Stock into which the Convertible Preferred Stock is converted, multiplied by
    (y) a fraction the numerator of which is one and the denominator of which is the Exchange Factor (as defined in Exhibit C hereto) in effect on such date.

        (b) If at any time shares of the General Partner's Preferred Stock are to be redeemed pursuant to the General Partner's Articles of Incorporation or purchased by the General Partner, the Partnership shall redeem an equal number of Preferred Units by payment to the General Partner of the Preferred Unit Redemption Amount or purchase price to be paid by the General Partner immediately prior to or concurrently with such redemption or purchase. If at any time shares of the General Partner's Convertible Preferred Stock are to be redeemed pursuant to the General Partner's Articles of Incorporation or purchased by the General Partner, the Partnership shall redeem an equal number of Convertible Preferred Units by payment of the Convertible Preferred Unit Redemption Amount therefor or purchase price paid by the General Partner immediately prior to or concurrently with such redemption or purchase. If at any time shares of the General Partner's Series C Preferred Stock are to be redeemed pursuant to the General Partner's Articles of Incorporation or purchased by the General Partner, the Partnership shall redeem an equal number of Series C Preferred Units by payment of the Series C Preferred Unit Redemption Amount or purchase price to be paid by the General Partner immediately prior to or concurrently with such redemption or purchase.

        (c) If at any time holders of the General Partner's Series C Preferred Stock shall exercise their rights under the General Partner's Articles of Incorporation to convert any shares of Series C Preferred Stock to Common Stock, in whole or in part, then, simultaneously with such conversion, an equal number of Series C Preferred Units shall be automatically converted into the number of Common Units which is equal to the number of shares of Common Stock into which the shares of the General Partner's Series C Preferred Stock which are being converted are so converted, as such number is determined pursuant to the General Partner's Articles of Incorporation.

                                 Appendix F-16

        (d) The Series C Preferred Units may be redeemed by the Partnership at the option of the General Partner pursuant to the terms of Section 4.9.

        (e) The General Partner shall amend Exhibit A hereto to reflect (i) each conversion of Convertible Preferred Units, and the issuance of additional Common Units in connection therewith, (ii) each exchange by a Limited Partner of Series C Preferred Units for Series C Preferred Stock or Common Stock of the General Partner, and the allocation or reissuance of such Series C Preferred Units in the name of the General Partner, pursuant to
    Section 12.3 as Series C Preferred Units or Common Units, as the case may be, and (iii) each redemption of Convertible Preferred Units, Preferred Units and Series C Preferred Units and (iv) each exchange by a Limited Partner of Convertible Preferred Units for Common Units or Common Units for Convertible Preferred Units pursuant to the exchange offer contemplated by the Merger Agreement.

    4.9  REDEMPTION OF SERIES C PREFERRED UNITS.

        (a) On and after August 8, 2007, the Partnership, at the option of the General Partner, may redeem the Series C Preferred Units, in whole at any time or from time to time in part at a redemption price for each Series C Preferred Unit, payable in cash, in an amount equal to the Series C Preferred Unit Redemption Amount therefor.

        (b) Notice of the redemption of any Series C Preferred Units shall be mailed by first class mail to each Partner which is a holder of record of Series C Preferred Units to be redeemed at the address of each such Partner as shown on the Partnership's records, not less than 30 nor more than 90 days prior to the date fixed for redemption (the "Call Date"). Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof, to any particular Partner, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other Partners. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Preferred Units to be redeemed and, if fewer than all the Series C Preferred Units held by such Partner are to be redeemed, the number of such Series C Preferred Units to be redeemed from such Partner; (3) the redemption price;
    (4) the place or places of the closing for such redemption; (5) the then-current conversion price; and (6) that the Series C Preferred Distribution with respect to the Series C Preferred Units shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Partnership shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, the Series C Preferred Distribution on the Series C Preferred Units so called for redemption shall cease to accrue, (ii) such Series C Preferred Units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Units shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon). The Partnership's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Partnership shall deposit with a bank or trust company (which may be an affiliate of the Partnership) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Units so called for redemption. No interest shall accrue for the benefit of the holders of Series C Preferred Units to be redeemed on any cash so set aside by the Partnership. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Partnership, after which reversion the holders of such Series C Preferred Units so called for redemption shall look only to the general funds of the Partnership for the payment of such cash.

    If fewer than all the outstanding Series C Preferred Units are to be redeemed, units to be redeemed shall be selected by the General Partner from outstanding Series C Preferred Units not previously called

                                 Appendix F-17
for redemption pro rata (as nearly as may be), by lot or by any other method determined by the General Partner in its sole discretion to be equitable.

    4.10  REDEMPTION OF CONVERTIBLE PREFERRED UNITS.

        (a) On and after March 31, 1999, the Partnership, at the option of the General Partner, may redeem the Convertible Preferred Units, in whole at any time or from time to time in part at a redemption price for each Convertible Preferred Unit, payable in cash, in an amount equal to the Convertible Preferred Unit Redemption Amount therefor.

        (b) Notice of the redemption of any Convertible Preferred Units shall be mailed by first class mail to each Partner which is a holder of record of Convertible Preferred Units to be redeemed at the address of each such Partner as shown on the Partnership's records, not less than 30 nor more than 90 days prior to the date fixed for redemption (the "Call Date"). Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof, to any particular Partner, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other Partners. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Convertible Preferred Units to be redeemed and, if fewer than all the Convertible Preferred Units held by such Partner are to be redeemed, the number of such Convertible Preferred Units to be redeemed from such Partner; (3) the redemption price; (4) the place or places of the closing for such redemption; (5) the then-current conversion price; and (6) that the Convertible Preferred Distribution with respect to the Convertible Preferred Units shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Partnership shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, the Convertible Preferred Distribution on the Convertible Preferred Units so called for redemption shall cease to accrue, (ii) such Convertible Preferred Units shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Convertible Preferred Units shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon). The Partnership's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Partnership shall deposit with a bank or trust company (which may be an affiliate of the Partnership) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Convertible Preferred Units so called for redemption. No interest shall accrue for the benefit of the holders of Convertible Preferred Units to be redeemed on any cash so set aside by the Partnership. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Partnership, after which reversion the holders of such Convertible Preferred Units so called for redemption shall look only to the general funds of the Partnership for the payment of such cash.

    If fewer than all the outstanding Convertible Preferred Units are to be redeemed, units to be redeemed shall be selected by the General Partner from outstanding Convertible Preferred Units not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the General Partner in its sole discretion to be equitable.

                                 Appendix F-18

                                   ARTICLE V
                             INTENTIONALLY OMITTED

                                   ARTICLE VI
        ALLOCATIONS, DISTRIBUTIONS AND OTHER TAX AND ACCOUNTING MATTERS

    6.1 ALLOCATIONS. The Net Income, Net Loss and/or other Partnership items shall be allocated pursuant to the provisions of Exhibit B.

    6.2  DISTRIBUTIONS.

        (a) Except for the Special Distribution, the Common Distribution and distributions pursuant to Section 8.2 in connection with the dissolution and liquidation of the Partnership, the General Partner shall cause the Partnership to distribute all Net Cash Flow to the Partners from time to time as determined by the General Partner, but in any event not less frequently than quarterly, in such amounts as the General Partner shall determine, and in the following priority:

            (i) First, to the extent that the amount of cash distributed to the General Partner for all prior Quarters pursuant to Section 6.2(a)(ii) (other than the immediately preceding Quarter) was less than the Preferred Distribution for each of the outstanding Preferred Units for all such Quarters, and such deficiency was not previously distributed pursuant to this subsection (i) or paid as part of a Preferred Unit Redemption Amount (a "Preferred Distribution Shortfall"), Net Cash Flow shall be distributed to the General Partner in an amount equal to such Preferred Distribution Shortfall for all such prior Quarters.

            (ii) Second, Net Cash Flow shall be distributed to the General Partner on the Partnership Payment Date in an amount equal to the Preferred Distribution for the immediately preceding Quarter for each outstanding Preferred Unit then held by the General Partner.

           (iii) Third, to the extent the amount of cash distributed to the Partners holding Convertible Preferred Units pursuant to Section 6.2(a)(iv) for all prior Quarters (other than the immediately preceding Quarter) was less than the Convertible Preferred Distribution for each of the outstanding Convertible Preferred Units for all such Quarters, and such deficiency was not previously distributed pursuant to this subsection (iii) or paid as part of Convertible Preferred Unit Redemption Amount (a "Convertible Preferred Distribution Shortfall"), Net Cash Flow shall be distributed to the Partners holding Convertible Preferred Units, pro rata in accordance with their respective Convertible Preferred Units, in an amount equal to such Convertible Preferred Distribution Shortfall for all such prior Quarters.

            (iv) Fourth, Net Cash Flow shall be distributed to the Partners holding Convertible Preferred Units on the Partnership Payment Date in an amount equal to the Convertible Preferred Distribution for the immediately preceding Quarter for each outstanding Convertible Preferred Unit then held by the Partners holding Convertible Preferred Units, pro rata in accordance with their respective Convertible Preferred Units.

            (v) Fifth, to the extent that the amount of cash distributed to Partners pursuant to Section 6.2(a)(vi) for all prior Quarters (other than the immediately preceding Quarter) was less than the Series C Preferred Distribution for each of the outstanding Series C Preferred Units for all such Quarters, and such deficiency was not previously distributed pursuant to this subsection (v) or paid as part of a Series C Preferred Unit Redemption Amount (a "Series C Preferred Distribution Shortfall"), Net Cash Flow in an amount equal to such Series C Preferred Distribution Shortfall for all such prior quarters shall be distributed to the Partners holding Series C

                                 Appendix F-19

       Preferred Units on the Partnership Payment Date for the immediately preceding Quarter, pro rata, in accordance with their respective Series C Preferred Units.

            (vi) Sixth, Net Cash Flow shall be distributed to the Partners holding Series C Preferred Units in an amount equal to the Series C Preferred Distribution for the immediately preceding Quarter for each outstanding Series C Preferred Unit, pro rata, in accordance with their respective Series C Preferred Units.

           (vii) Seventh, the balance of any Net Cash Flow to be distributed, if any, shall be distributed to the Partners holding Common Units on the Partnership Payment Date with respect to the immediately preceding Quarter, pro rata in accordance with their respective Common Units.

        (b) On the date hereof, immediately prior to the Special Distribution, the Partnership shall formally declare a cash distribution of (i) $0.50 per outstanding Common Unit and Series C Preferred Unit and (ii) $0.60 per outstanding Convertible Preferred Unit, in each case to each holder of record of Common Units, Convertible Preferred Units and Series C Preferred Units as of the close of the transfer books of the Partnership immediately prior to the Merger. The payment date with respect to the Special
    Distribution shall be         .

        (c) On the date hereof immediately after consummation of the Merger, the Common Distribution shall be effected by the distribution of each issued and outstanding common unit of Repositioning Strategies, L.P. (each, a "RSLP Common Unit") to each holder of record of Common Units, Convertible Preferred Units and Series C Preferred Units as of the close of the transfer books of the Partnership immediately after the consummation of the Merger such that (i) each Convertible Preferred Unit shall entitle the holder to receive RSLP Common Units equal to 1.196 multiplied by the number of RSLP Common Units being distributed in respect of each Common Unit, and (ii) each Series C Preferred Unit shall entitle the holder to receive that number of RSLP Common Units distributed in respect of each Common Unit. The payment
    date with respect to the Common Distribution shall be         .

        (d) The General Partner shall use its best efforts to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay shareholder dividends that will (i) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements"), and (ii) avoid any federal income or excise tax liability of the General Partner.

        (e) With respect to any Limited Partner(s) from whom the General Partner receives an Exercise Notice to exercise Rights in accordance with Article XI for which the General Partner elects to pay the Cash Purchase Price pursuant to Exhibit C, the General Partner shall cause the Partnership to distribute to such Limited Partner(s), with respect to the Common Units for which the Cash Purchase Price is paid, (i) on the Partnership Payment Date, if any, thereafter occurring during the Quarter in which the Cash Purchase Price is paid, an amount equal to a full PRO RATA share of any Net Cash Flow to which such Limited Partner would have been entitled to receive pursuant to Section 6.2(a)(vii) had such Limited Partner held such Common Units on the Partnership Payment Date occurring in such Quarter and (ii) on the Partnership Payment Date, if any, occurring during the next succeeding Quarter after such Exercise Notice is received, an amount equal to the Net Cash Flow to which such Limited Partner would have been entitled to receive pursuant to Section 6.2(a)(vii) had such Limited Partner held such Common Units on the Partnership Payment Date, multiplied by a fraction, the numerator of which is the number of days in the preceding Quarter (based on three 30-day months) that the Limited Partner held such Common Units and the denominator of which is 90.

        (f) Notwithstanding any other provision in this Agreement, from time to time and at such times as the General Partner shall determine, and prior to any determination or distribution of Net Cash Flow pursuant to Section 6.2(a), there shall be distributed to the General Partner from the revenues, proceeds or other funds of the Partnership, an amount equal to any REIT Expenses (other than those

                                 Appendix F-20
    described in clause (ii) of the definition of REIT Expenses), to the extent not paid or payable by the General Partner from cash distributions which it receives directly from any Property Partnerships on account of any interest in the Property Partnership which it holds directly (as opposed to through the Partnership).

        (g) The provisions of Section 6.2 of this Agreement are not intended to supersede or replace, and are subject to, the agreements set forth on Exhibit E hereto.

    6.3 BOOKS OF ACCOUNT. At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership's business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of account kept by persons engaged in a business of a like kind and character as the Partnership. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Partnership, and each Partner shall at all reasonable times, and upon reasonable notice, have access to such books and records and the right to inspect the same.

    6.4 REPORTS. The General Partner shall cause to be submitted to the Limited Partners promptly upon receipt of the same from the Accountants and in no event later than April 1 of each year, copies of Audited Financial Statements prepared on a consolidated basis for the Partnership and each of the Property Partnerships, together with the reports thereon, and all supplementary schedules and information, prepared by the Accountants. The Partnership also shall cause to be prepared such reports and/or information as are necessary for the General Partner to determine its qualification as a REIT and its compliance with REIT Requirements.

    6.5 AUDITS. Not less frequently than annually, the books and records of the Partnership shall be audited by the Accountants. The General Partner shall, unless determined otherwise by the General Partner with the Consent of the Partners, engage the Accountants to audit the books and records of the Property Partnerships.

    6.6 TAX ELECTIONS AND RETURNS. All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion (including the election to be a "large partnership" under Code Section 775; PROVIDED, HOWEVER, if requested by a transferee (or if the General Partner is a transferee, as it shall determine in its sole discretion), the General Partner shall file an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of a transfer of a Partnership Interest, including transfers made in connection with the exercise of Rights, made in accordance with the provisions of this Agreement. The General Partner shall be responsible for preparing and filing all federal and state tax returns for the Partnership and furnishing copies thereof to the Partners, together with required Partnership schedules showing allocations of Tax Items and copies of the tax returns of all Property Partnerships all within the period of time prescribed by law (including extensions). The General Partner shall consult in good faith with the Limited Partners regarding any proposed modifications to the tax returns of the Partnership and/or the Property Partnerships by the Limited Partners.

    6.7 TAX MATTERS PARTNER. The General Partner is hereby designated as the Tax Matters Partner for the Partnership within the meaning of Section 6231(a)(7) of the Code and is authorized, but not required, to take all actions within its authority as tax matters partner, as described in subchapters C and D of Chapter 63, subtitle F of the Code; PROVIDED, HOWEVER, that in exercising its authority as Tax Matters Partner, the General Partner shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership.

                                 Appendix F-21

                                  ARTICLE VII
             RIGHTS, DUTIES AND RESTRICTIONS OF THE GENERAL PARTNER

    7.1 EXPENDITURES BY PARTNERSHIP. The General Partner is hereby authorized to pay compensation for accounting, administrative, legal, technical, management and other services rendered to the Partnership. All of the aforesaid expenditures shall be made on behalf of the Partnership and, except as provided below, the General Partner shall be entitled to reimbursement by the Partnership for any expenditures incurred by it on behalf of the Partnership which shall be made other than out of the funds of the Partnership. The Partnership shall also assume, and pay when due, all Administrative Expenses other than REIT Expenses, but only to the extent not paid or payable by the General Partner from cash distributions received by the General Partner directly from any Property Partnership. The General Partner shall use any cash distributions which it receives directly from any Property Partnerships on account of any interest in the Property Partnership which it holds directly (as opposed to through the Partnership) to pay REIT Expenses.

    7.2 POWERS AND DUTIES OF GENERAL PARTNER. The General Partner shall be responsible for the management of the Partnership's business and affairs. Except as otherwise herein expressly provided, and subject to the limitations contained in Section 7.3 hereof with respect to Major Decisions, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the purposes for which the Partnership was organized. Except as otherwise expressly provided herein, and subject to Section 7.3 hereof, the General Partner shall have the following rights, powers and authorities, to the extent necessary and appropriate to pursue and accomplish the purposes of the Partnership:

        (a) To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, hold for investment, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the business or purposes of the Partnership;

        (b) To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held; to manage, insure against loss, protect and subdivide any real estate, interests therein or parts thereof; to improve, develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide, to contract to sell, to grant options to purchase or lease, or to sell on any terms; to convey, mortgage, pledge or otherwise encumber said property, or any part thereof; to lease said property or any part thereof from time to time, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property or to grant easements or charges of any kind; to relay, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on any real property in which the Partnership owns an interest; to insure any Person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in any land trust in which the Partnership owns a beneficial interest;

        (c) To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by the General Partner for the operation and management of the

                                 Appendix F-22

    Partnership business, including but not limited to, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers, real estate brokers, financial counsel, professional advisers and others;

        (d) To enter into, make, amend, perform and carry out, or cancel and rescind, contracts and other obligations, including without limitation guaranties and indemnity agreements for any purpose pertaining to the business of the Partnership or any Property Partnership; and to loan money to, borrow money from and engage in transactions with Affiliates of the Partnership or any other Person;

        (e) To borrow money or procure loans and advances from any Person for Partnership purposes, and to apply for and secure, from any Person, credit or accommodations, without limitation as to amount; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security; to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability; and to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, evidences of indebtedness and other instruments, and to secure the payment thereof, the interest thereon and any other obligations or liabilities relating thereto, in any manner, including without limitation by mortgage on, security interest in or pledge of, or conveyance or assignment in trust of, the whole or any part of the assets of the Partnership, real, personal or mixed, including contract rights and options, whether at the time owned or thereafter acquired, and future earnings, and to sell, pledge or otherwise dispose of such securities or other obligations of the Partnership for the furtherance of any purpose of the Partnership, and to guaranty or indemnify any Person in connection with any of the foregoing or any other activity of the Partnership;

        (f) To pledge, hypothecate, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or sell or otherwise dispose of any and all Partnership property, tangible or intangible, including, but not limited to, real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands, and protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which the General Partner may deem necessary, proper or advisable to effect or accomplish any of the foregoing or to carry out the business and purposes of the Partnership;

        (g) To acquire and enter into any contract of insurance which the General Partner deems necessary or appropriate for the protection of the Partnership, for the conservation of the Partnership's assets or for any purpose convenient or beneficial to the Partnership;

        (h) To conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings, and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into, or from any account in the Partnership's name; to execute, procure, consent to and authorize extensions and renewals of any of the foregoing; to make deposits into and withdrawals from the Partnership's bank accounts and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts; to invest funds of the Partnership;

                                 Appendix F-23

        (i) To demand, sue for, receive, and otherwise take steps to collect or recover all debt, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

        (j) To make arrangements for financing, including the taking of all action deemed necessary or appropriate by the General Partner to cause any approved loans to be closed;

        (k) To take all reasonable measures necessary to insure compliance by the Partnership with applicable arrangements, and other contractual obligations and arrangements entered into by the Partnership from time to time in accordance with the provisions of this Agreement, including periodic reports as required to be submitted to lenders, and using all due diligence to insure that the Partnership is in compliance with its contractual obligations;

        (l) To maintain the Partnership's books and records;

        (m) To prepare and deliver, or cause to be prepared and delivered by the Partnership's Accountants, all financial and other reports with respect to the operations of the Partnership and all Federal and state tax returns and reports;

        (n) To act in any state or nation in which the Partnership may lawfully act, for itself or as principal, agent or representative for any Person with respect to any business of the Partnership;

        (o) To become a partner or member in, and perform the obligations of a partner or member of, any general or limited partnership or limited liability company;

        (p) To apply for, register, obtain, purchase or otherwise acquire trademarks, trade names, labels and designs relating to or useful in connection with any business of the Partnership, and to use, exercise, develop and license the use of the same;

        (q) To pay or reimburse any and all actual fees, costs and expenses incurred in the formation and organization of the Partnership;

        (r) To do all acts which are necessary, customary or appropriate for the protection and preservation of the Partnership's assets, including the establishment of reserves; and

        (s) In general, to exercise all of the general rights, privileges and powers permitted to be had and exercised by the provisions of the Act, including without limitation the right to effect a merger of the Partnership with another Entity in accordance with the provisions of the Act.

Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to require the General Partner, in its capacity as such, to expend its individual funds to make any payment to third parties on behalf of the Partnership or to undertake any individual liability or obligation on behalf of the Partnership.

    7.3 MAJOR DECISIONS. The General Partner shall not, without the prior Consent of the Partners, on behalf of the Partnership, undertake any of the following actions (the "Major Decisions"):

        (a) Amend and/or modify this Agreement other than as specified in
    Section 14.7.

                                 Appendix F-24

        (b) Take title to any personal or real property, other than in the name of the Partnership, a Property Partnership or pursuant to Section 7.5 or 7.8 hereof or pursuant to the transactions contemplated by the Merger Agreement.

        (c) Dissolve the Partnership prior to the occurrence of any of the Liquidating Events.

    7.4 NO REMOVAL. In no event shall the Limited Partners or any other Persons have the right to remove the General Partner as general partner of the Partnership.

    7.5 GENERAL PARTNER PARTICIPATION. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development and ownership of properties, shall be conducted through the Partnership; provided that the General Partner may own up to a one percent (1%) interest in any Property Partnership. The General Partner agrees that all borrowings for the purpose of making distributions to its stockholders will not be incurred by the General Partner but will be incurred only by the Partnership or by one or more of the Property Partnerships.

    7.6  PROSCRIPTIONS.  The General Partner shall not have the authority to:

        (a) Do any act in contravention of this Agreement or which would make it impossible to carry on the ordinary business of the Partnership;

        (b) Possess any Partnership property or assign rights in specific Partnership property for other than Partnership purposes; or

        (c) Do any act in contravention of applicable law.

Nothing herein contained shall impose any obligation on any Person or firm doing business with the Partnership to inquire as to whether or not the General Partner has properly exercised its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third Person shall be fully protected in relying upon such authority.

    7.7 ADDITIONAL PARTNERS. Additional Partners may be admitted to the Partnership only as provided in Section 4.4 hereof.

    7.8 TITLE HOLDER. To the extent allowable under applicable law, title to all or any part of the properties of the Partnership may be held in the name of the Partnership or in the name of any other Person, the beneficial interest in which shall at all times be vested in the Partnership. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner, consistent with the business and purposes of the Partnership.

    7.9 COMPENSATION OF THE GENERAL PARTNER. The General Partner shall not be entitled to any compensation for services rendered to the Partnership solely in its capacity as General Partner. The foregoing shall not limit the General Partner's right to reimbursement for those costs and expenses constituting Administrative Expenses as provided elsewhere in this Agreement.

    7.10  WAIVER AND INDEMNIFICATION.

        (a) Neither any Partner nor any Person acting on behalf of any Partner (including the Liquidating Trustee), pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them or for their errors of judgment; PROVIDED that the Partner's or such other Person's conduct or omission to act was taken in good faith. The Partnership shall, and hereby does, indemnify and hold harmless each Partner and its Affiliates and any individual acting on their behalf (including the Liquidating Trustee) from any loss, damage, expense, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of the operations of the Partnership as set forth in this Agreement in which such Partner or other Person may be involved or in

                                 Appendix F-25
    enforcing the provisions of this indemnity, unless it is established that:
    (i) the act or omission of such Partner or other Person was material to the matter giving rise to the loss, damage, expense, claim or liability and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such Partner or other Person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such Partner or other Person had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Partner or other Person, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Property Partnership or other subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Property Partnership or other subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this
    Section 7.10 in favor of any Partner or other Person having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Person seeking indemnification did not meet the requisite standard of conduct set forth in this Section 7.10. The termination of any proceeding by conviction of a Person seeking indemnification or upon a plea of NOLO CONTENDERE or its equivalent by such Person, or any entry of any order or probation against such Person prior to judgment, creates a rebuttable presumption that such Person acted in a manner contrary to that specified in this Section 7.10 with respect to the subject matter of such proceeding. No Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

        (b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; PROVIDED, HOWEVER, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; PROVIDED, HOWEVER, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the liquidation of the Partnership is completed. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Person seeking indemnification shall be entitled, whether at law or in equity. Indemnification pursuant to this Agreement shall be made solely and entirely from the assets of the Partnership and no Partner shall be liable therefor.

        (c) The Partnership shall, and hereby does, indemnify and hold harmless the General Partner from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by the General Partner by reason of (i) any indebtedness incurred by the General Partner in compliance with Section 4.3 hereof or any indebtedness of the Partnership or any subsidiary thereof that is guaranteed by the General Partner or (ii) vicarious liability by reason of its status as General Partner of the Partnership. The Partners agree that in the event the Partnership becomes a debtor in a bankruptcy proceeding under a plan of reorganization, any funds distributable to the General Partner and any funds distributable to the Limited Partners under such plan of reorganization, after discharging claims against the General Partner from such funds, will be distributed to the Limited Partners and the stockholders of the General Partner among the various classes of Partnership Units in accordance with the agreed priorities set forth in Section 6.2. Each Partner agrees to turn over any such funds to the General Partners to be so distributed.

        (d) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the General Partner's shareholders, collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to the Limited Partners or their assignees) in deciding whether to cause the

                                 Appendix F-26

    Partnership to take (or decline to take) any actions and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions; PROVIDED that the General Partner has acted in good faith.

        (e) Subject to its obligations and duties as General Partner set forth in Section 7.2 hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or through its agents.

        (f) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any Person potentially entitled to indemnification and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

    7.11 OPERATION IN ACCORDANCE WITH REIT REQUIREMENTS. The General Partner agrees and the Limited Partners acknowledge that the Partnership shall be operated in a manner that will enable the General Partner to (a) satisfy the REIT Requirements and (b) avoid the imposition of any federal income or excise tax liability, unless the General Partner ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership. In connection with the foregoing, and without limiting the General Partner's rights in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner's current status as a REIT inures to the benefit of all Partners and not solely the General Partner. The Partnership shall avoid taking any action, or permitting any Property Partnership to take any action, which would result in the General Partner ceasing to satisfy the REIT Requirements or would result in the imposition of any federal income or excise tax liability on the General Partner.

                                  ARTICLE VIII
                    DISSOLUTION, LIQUIDATION AND WINDING-UP

    8.1  WINDING UP.

        (a) Upon the occurrence of an event of dissolution described in Section 3.2, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The Liquidating Trustee shall be responsible for overseeing the winding up and liquidation of the Partnership's assets and shall take full account of the Partnership's liabilities and property and the Partnership's assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Liquidating Trustee, include shares of stock in the General Partner) shall be applied and distributed in accordance with the provisions of Section 8.2.

        (b) In the discretion of the Liquidating Trustee, a PRO RATA portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article VIII may be:

            (i) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

                                 Appendix F-27

            (ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; PROVIDED that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 8.2 as soon as possible.

        (c) A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 8.1 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

        (d) The liquidation of the Partnership shall not be deemed finally completed until the Partnership shall have received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Partnership in connection with the sale of Partnership assets and all remaining obligations of the Partnership have been satisfied or assumed by the Liquidating Trustee. The Liquidating Trustee shall continue to act to enforce all of the rights of the Partnership pursuant to any such obligations until such obligations are paid in full or otherwise satisfied. The Liquidating Trustee shall use reasonable efforts to liquidate the Partnership in the same year in which substantially all of the assets of the Partnership being disposed of in the liquidation are sold or exchanged.

        (e) The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

    8.2 DISTRIBUTION ON DISSOLUTION AND LIQUIDATION. In the event of the dissolution and liquidation of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

        (a) Payment of creditors of the Partnership (other than Partners) in the order of priority as provided by law;

        (b) Establishment of reserves as determined by the Liquidating Trustee to provide for contingent liabilities, if any;

        (c) Payment of debts of the Partnership to Partners, if any, in the order of priority provided by law;

        (d) To the Partners in accordance with the positive balances in their respective Capital Accounts after giving effect to all contributions, distributions and allocations for all periods, including the period in which such distribution occurs (other than those adjustments made pursuant to this Section 8.2(d)).

    Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with paragraphs (c) and (d) above.

    8.3 TIMING REQUIREMENTS. In the event that the Partnership is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Section 8.2(d) hereof shall be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

                                 Appendix F-28

    8.4 DEEMED DISTRIBUTION AND RECONTRIBUTION. Notwithstanding any other provision of this Article VIII, in the event the Partnership is considered liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no dissolution and liquidation has occurred pursuant to this Agreement, including pursuant the Prime/Horizon Merger, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, for federal and applicable state and local income tax purposes, the Partnership shall be deemed to have contributed the property in kind to a new limited partnership, which shall be deemed to have assumed and taken such property subject to all Partnership liabilities, in return for the interests in such partnership. Immediately thereafter, the Partnership shall be deemed to have distributed the interests in the new limited partnership to the General Partner and the Limited Partners in proportion to their respective interests in the Partnership in liquidation of the Partnership.

    8.5 DISTRIBUTIONS IN KIND. In the event that it becomes necessary to make a distribution of Partnership property in kind, the Liquidating Trustee may, with the Consent of the Partners, transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in the distributees undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 8.2 hereof.

    8.6 DOCUMENTATION OF LIQUIDATION. Upon the completion of the dissolution and liquidation of the Partnership, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Partnership.

    8.7 DEFICIT CAPITAL ACCOUNT BALANCE. If any Partner has a deficit Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years of the Partnership, including the year during which a liquidation of the Partnership occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

                                   ARTICLE IX
                       TRANSFER OF PARTNERSHIP INTERESTS;
                  WITHDRAWAL; ADMISSION OF ADDITIONAL PARTNERS

    9.1  GENERAL PARTNER TRANSFER; WITHDRAWAL; SUBSTITUTE GENERAL PARTNER.

        (a) The General Partner shall not voluntarily withdraw (as provided in Section 17-602(a) of the Act) as general partner of the Partnership and shall not sell, assign, pledge, encumber or otherwise dispose of all or any portion of its interest in the Partnership without the unanimous consent of all of the Limited Partners which consent may be withheld in their sole and absolute discretion.

        (b) Upon any Transfer of a Partnership Interest in accordance with the provisions of this Section 9.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effect such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation or other Entity by operation of law) shall relieve the

                                 Appendix F-29
    transferor General Partner of its obligations under this Agreement without the Consent of the Partners, in their reasonable discretion.

        (c) In the event the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or dissolves or terminates or upon the Bankruptcy of the General Partner, a Majority-in-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner. Upon any such event, the Partnership Interest of the General Partner shall cease to be the interest of a general partner, and shall be converted to the interest of a "Special Limited Partner." Upon such a conversion, the Special Limited Partner shall retain all Partnership Units allocated to the General Partner and shall have the right to (i) receive distributions of Net Cash Flow pursuant to Section 6.2 and 8.2, (ii) inspect, copy or review financial records of the Partnership and (iii) vote or exercise consent rights with respect to the number of Common Units held by it from time to time for any matter for which the Consent of the Partners is required or sought. Notwithstanding the conversion of the General Partner's Partnership Interest into the Interest of a Special Limited Partner pursuant to Section 9.1(c), the General Partner shall retain all management powers and shall continue to manage the business and affairs of the Partnership in accordance with the terms of this Agreement until such time as a successor General Partner is so selected and thereafter admitted, or a Liquidating Trustee other than the General Partner is selected.

    9.2 TRANSFERS BY LIMITED PARTNERS. No Limited Partner may Transfer any part of its Partnership Interest except in accordance with the provisions of this Sections 9.2 and 9.3. Any purported Transfer of any Partnership Interest by a Limited Partner in violation of any provision of this Agreement shall be void AB INITIO and shall not be given effect for any purpose by the Partnership.

        (a) Subject to the provisions of Section 9.3, a Limited Partner shall have the right to exchange all or a portion of its Common Units for Convertible Preferred Units, or Convertible Preferred Units for Common Units, pursuant to the terms of any exchange offer effected as contemplated by the Merger Agreement.

        (b) Each Limited Partner shall, subject to the provisions of Section 9.3, have the right to Transfer all or any portion of its Partnership Units to any Person, whether or not in connection with the exercise of a Limited Partner's Rights. It is a condition to any Transfer otherwise permitted under this Section 9.2(b) that the transferee assumes by operation of law or express agreement (which agreement, in the event of a pledge of Partnership Units, may be entered into and become effective at the time of foreclosure or other realization on such pledged Partnership Units) all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Units and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation or other Entity by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion.

        (c) Upon any Transfer in accordance with the provisions of this Section
    9.2 and Section 9.3, the transferee shall be admitted as a Substituted Limited Partner (as such term is defined in the Act) and shall succeed to all of the rights and obligations (including, without limitation, the Rights) of the transferor Limited Partner under this Agreement with respect to the transferred Partnership Units, in the place and stead of such transferor Limited Partner (which succession, in the event of a pledge of Partnership Units, may be entered into and become effective at the time of foreclosure or other realization on such pledged Partnership Units). Any transferee, whether or not admitted as a Substituted Limited Partner, shall take the transferred Partnership Units subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights under this Agreement or with respect to the Partnership Property, other than to receive such portion of the distributions made by the Partnership as are allocable to the Partnership Units transferred.

                                 Appendix F-30

        (d) Intentionally Omitted.

        (e) Notwithstanding anything in this Agreement to the contrary, any transferee of any transferred Partnership Units shall be subject to any and all ownership limitations contained in the corporate charter of the General Partner as may be amended from time to time applicable to Persons which may limit or restrict such transferee's ability to exercise the Rights.

        (f) No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as a result of a Transfer of all of such Limited Partner's Partnership Interest in accordance with this Agreement or pursuant to the exercise of the Rights with respect to all of such Limited Partner's Partnership Units. Except pursuant to
    Section 6.2(e), no Limited Partner shall be entitled to any distribution in respect of its Partnership Interest upon any such withdrawal.

    9.3 RESTRICTIONS ON TRANSFER. In addition to any other restrictions on Transfer contained in this Agreement, in no event may any Transfer of a Partnership Interest by any Partner be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable securities or other law; (iii) of any component portion of a Partnership Unit, such as the Capital Account, or rights to Net Cash Flow, separate and apart from all other components of a Partnership Unit; (iv) if the General Partner determines that such Transfer may reasonably cause the General Partner to cease to comply with the REIT Requirements; (v) if such Transfer would cause a termination of the Partnership for federal income tax purposes;
(vi) if the General Partner determines that such Transfer may reasonably cause the Partnership to cease to be classified as a partnership for Federal income tax purposes or to be treated as a publicly traded partnership as provided in Code Section 7704; (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (viii) if such Transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Section 2510.3-101 of the Regulations; and (ix) to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a "nonrecourse liability" (within the meaning of Section 1.752-1(a)(2) of the Regulations) without the consent of the General Partner, in its sole and absolute discretion, unless the Partnership's basis in the Property Partnerships or applicable Property or any Partner's basis in its Partnership Interest for tax purposes would not be reduced as a result of such Transfer; PROVIDED, HOWEVER, that the restriction set forth in this clause (ix) of Section
9.3 shall not apply to any Transfer to a lender or a related Person to such lender if the interest (direct or indirect) of such lender or related Person in each item of Partnership income, gain, loss, deduction or credit for every taxable year that the partner is a partner in the Partnership is ten percent (10%) or less and the loan constitutes qualified nonrecourse financing within the meaning of Section 465(b)(6) of the Code and the Regulations thereunder (without regard to the type of activity financed).

    9.4 PRORATION IN EVENT OF TRANSFERS. If any Partnership Interest is transferred or assigned in compliance with the provisions of this Article IX or exchanged or transferred pursuant to Article XI, on any day other than the first day of a Partnership taxable year, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership taxable year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership taxable year in accordance with Section 706(d) of the Code, using the pro ration method (unless the General Partner, in its sole and absolute discretion, elects to adopt another reasonable method permitted by law). Other than as provided in
Section 6.2(e), all distributions of Net Cash Flow attributable to such Partnership Unit with respect to which the Partnership Payment Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the exchanging Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Net Cash Flow thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

                                 Appendix F-31

    9.5 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor to all of the General Partner's Partnership Interest pursuant to Section 9.1 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. The admission of any such transferee shall not cause a dissolution of the Partnership, and such successor shall carry on the business of the Partnership. In each case, the admission of such successor shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a partnership year, all items attributable to the General Partner's Partnership Interest for such Partnership taxable year shall be allocated between the General Partner and its successor as provided in
Section 9.4 hereof.

    9.6  ADMISSION OF ADDITIONAL LIMITED PARTNERS.

        (a) A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement or who exercises the right to receive Partnership Units pursuant to the Merger Agreement or any other option to receive any Partnership Units shall be admitted to the Partnership as an additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.6 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person's admission as an additional Limited Partner.

        (b) Notwithstanding anything to the contrary in this Section 9.6, no Person shall be admitted as an additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

        (c) If any additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership taxable year, Net Income, Net Losses, each item thereof and all other items allocable among Partners and assignees of Partners for such Partnership Year shall be allocated among such additional Limited Partner and all other Partners and assignees by taking into account their varying interests during the Partnership taxable year in accordance with Section 706(d) of the Code, using the pro ration method; provided, however, that except in respect of the admission of Limited Partners pursuant to the Merger, the General Partner shall use the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any additional Limited Partner occurs shall be allocated among all the Partners and assignees including such additional Limited Partner. All distributions of Net Cash Flow with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and assignees other than the additional Limited Partner, and all distributions of Net Cash Flow thereafter shall be made to all the Partners and assignees including such additional Limited Partner.

                                   ARTICLE X
                 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

    10.1 NO PARTICIPATION IN MANAGEMENT; NO PERSONAL LIABILITY. Except as expressly permitted hereunder, the Limited Partners shall not take part in the management of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Except for any liability to the Partnership pursuant to Section 17-607 of the Act for the amount of certain distributions and as otherwise specifically provided in this Agreement, no Limited

                                 Appendix F-32

Partner shall have any personal liability, beyond the amount of such Limited Partner's Capital Contributions, whether to the Partnership, to the General Partner or to the creditors of the Partnership, including, without limitation, for the debts, obligations, expenses or liabilities of the Partnership or any of its losses.

    10.2 DUTIES AND CONFLICTS. The General Partner recognizes that the Limited Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that, subject to the provisions of any separate noncompete or similar restrictive agreement with the Partnership or the General Partner, such persons are entitled to carry on such other business interests, activities and investments and may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Except as otherwise provided in any separate noncompete or similar restrictive agreement with the Partnership or the General Partner, neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, or any portion thereof or interest therein, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful, improper or actionable.

                                   ARTICLE XI
                      GRANT OF RIGHTS TO LIMITED PARTNERS

    PART I.

    11.1 GRANT OF RIGHTS. The General Partner does hereby grant to the Limited Partners holding Common Units and such Limited Partners do hereby accept the right, but not the obligations (hereinafter such right sometimes referred to as the "Rights"), to exchange all or a portion of their Common Units on the terms and subject to the conditions and restrictions contained in Exhibit C. The Rights granted hereunder may be exercised by any one or more of the Limited Partners, on the terms and subject to the conditions and restrictions contained in Exhibit C, upon delivery to the General Partner of an Exchange Exercise Notice in the form of Schedule 1 to Exhibit C, which notice shall specify the Common Units to be exchanged by such Limited Partner. Once delivered, the Exchange Exercise Notice shall be irrevocable, subject to payment by the General Partner of the Purchase Price in respect of such Common Units in accordance with the terms hereof.

    11.2 TERMS OF RIGHTS. The terms and provisions applicable to the Rights, including certain registration rights, shall be as set forth in Exhibit C.

    11.3 REISSUANCE OR REALLOCATION OF COMMON UNITS. Any Common Units acquired by the General Partner pursuant to an exercise by any Limited Partner of the Rights shall be deemed to be acquired by and reallocated or reissued to the General Partner. The General Partner shall amend Exhibit A hereto to reflect each such exchange and reallocation or reissuance of Common Units and each corresponding recalculation of the Common Units of the Partners.

    PART II.

    11.1A GRANT OF RIGHTS. The General Partner does hereby grant to any Limited Partner holding Convertible Preferred Units the right (hereinafter such right sometimes referred to as the "Convertible Preferred Rights"), to exchange all or a portion of its Convertible Preferred Units on the terms and subject to the conditions and restrictions contained in Exhibit F. The Convertible Preferred Rights granted hereunder may be exercised on the terms and subject to the conditions and restrictions contained in Exhibit F upon delivery to the General Partner of an Exchange Exercise Notice in the form of Schedule 1 to Exhibit F, which notice shall specify the Convertible Preferred Units to be exchanged by such Limited Partner. Once delivered, the Exchange Exercise Notice shall be irrevocable, subject to payment by the

                                 Appendix F-33

General Partner of the Convertible Preferred Purchase Price in respect of such Convertible Preferred Units in accordance with the terms hereof.

    11.2A TERMS OF CONVERTIBLE PREFERRED RIGHTS. The terms and provisions applicable to the Convertible Preferred Rights shall be as set forth in Exhibit F.

    11.3A REISSUANCE OR REALLOCATION OF CONVERTIBLE PREFERRED UNITS. Any Convertible Preferred Units acquired by the General Partner pursuant to an exercise by any Limited Partner of the Convertible Preferred Rights shall be deemed to be acquired by and reallocated or reissued to the General Partner. In the event that a Limited Partner exercising Convertible Preferred Rights elects to receive the Common Stock Purchase Price and not the Convertible Preferred Purchase Price (as such terms are defined in Exhibit F) with respect to any Convertible Preferred Units, then the Convertible Preferred Units acquired by the General Partner upon payment of the Common Stock Purchase Price shall be reallocated to the General Partner and reissued as the number of Common Units which is equal to the number of shares of the General Partner's Common Stock paid to the exercising Limited Partner pursuant to the terms of Exhibit F hereto as the Common Stock Purchase Price therefor. The General Partner shall amend Exhibit A hereto to reflect each such exchange and reallocation or reissuance of Convertible Preferred Units and each corresponding recalculation of the Convertible Preferred Units or Common Units of the Partners.

                                  ARTICLE XII
              GRANT OF RIGHTS TO LIMITED PARTNERS HOLDING SERIES C
            PREFERRED UNITS; REDEMPTION OF SERIES C PREFERRED UNITS

    12.1 GRANT OF RIGHTS. The General Partner does hereby grant to any Limited Partner holding Series C Preferred Units the right (hereinafter such right sometimes referred to as the "Series C Preferred Rights"), to exchange all or a portion of their Series C Preferred Units on the terms and subject to the conditions and restrictions contained in Exhibit D. The Series C Preferred Rights granted hereunder may be exercised on the terms and subject to the conditions and restrictions contained in Exhibit D upon delivery to the General Partner of an Exchange Exercise Notice in the form of Schedule 1 to Exhibit D, which notice shall specify the Series C Preferred Units to be exchanged by such Limited Partner. Once delivered, the Exchange Exercise Notice shall be irrevocable, subject to payment by the General Partner of the Series C Purchase Price in respect of such Series C Preferred Units in accordance with the terms hereof.

    12.2 TERMS OF RIGHTS. The terms and provisions applicable to the Series C Preferred Rights shall be as set forth in Exhibit D.

    12.3 REISSUANCE OR REALLOCATION OF SERIES C PREFERRED UNITS. Any Series C Preferred Units acquired by the General Partner pursuant to an exercise by any Limited Partner of the Series C Preferred Rights shall be deemed to be acquired by and reallocated or reissued to the General Partner. In the event that a Limited Partner exercising Series C Preferred Rights elects to receive the Common Stock Purchase Price and not the Series C Preferred Purchase Price (as such terms are defined in Exhibit D) with respect to any Series C Preferred Units, then the Series C Preferred Units acquired by the General Partner upon payment of the Common Stock Purchase Price shall be reallocated to the General Partner and reissued as the number of Common Units which is equal to the number of shares of the General Partner's Common Stock paid to the exercising Limited Partner pursuant to the terms of Exhibit D hereto as the Common Stock Purchase Price therefor. The General Partner shall amend Exhibit A hereto to reflect each such exchange and reallocation or reissuance of Series C Preferred Units and each corresponding recalculation of the Series C Preferred Units or Common Units of the Partners.

                                 Appendix F-34

                                  ARTICLE XIII
                     PARTNER REPRESENTATIONS AND WARRANTIES

    Each Partner severally represents and warrants to the Partnership and the other Partners as follows:

        (a) ORGANIZATION. Such Partner (if such Partner is an Entity) is duly organized, validly existing and in good standing under the laws of its state of organization.

        (b) DUE AUTHORIZATION; BINDING AGREEMENT. The execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary action of such Partner. This Agreement has been duly executed and delivered by it, or an authorized representative, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

        (c) CONSENTS AND APPROVALS. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by it in connection with the execution, delivery and performance of this Agreement other than consents, waivers, approvals or authorizations which have been obtained prior to the date hereof.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

    14.1 NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served, telecopied or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy and oral or written confirmation by the addressee of such receipt, or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this
Section 14.1, the addresses of the parties hereto shall be as set forth below their name on a signature page hereof. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

    14.2 SUCCESSORS. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Partners, and their respective legal representatives, heirs, legatees, successors and permitted assigns, except as expressly herein otherwise provided.

    14.3 EFFECT AND INTERPRETATION. This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware.

    14.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

    14.5 PARTNERS NOT AGENTS. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Partners in the carrying on of their own respective businesses or activities.

    14.6 ENTIRE UNDERSTANDING, ETC. This Agreement constitutes the entire agreement and understanding among the Partners and supersedes any prior understandings and/or written or oral agreements among them respecting the subject matter hereof.

    14.7  AMENDMENTS.

        (a) This Agreement may not be amended, except by a written instrument signed by the General Partner (and approved on behalf of the General Partner by at least a majority of its directors who are not Affiliates of any of the Limited Partners) and by a Majority-in-Interest of the Partners; PROVIDED, HOWEVER, that any amendment which materially and adversely alters the rights, preferences and terms of the Common Units held by the Limited Partners relative to those of the Common Units held by the

                                 Appendix F-35

    General Partner shall require the consent of Limited Partners holding a majority-in-interest of the Common Units held by Limited Partners.

        (b) Notwithstanding Section 14.7(a) above, so long as any Series C Preferred Units are held by Limited Partners, the consent of Limited Partners holding at least 66 2/3% of the Series C Preferred Units shall be necessary for effecting: (a) any amendment that materially and adversely affects the voting powers, rights or preferences of the holders of the Series C Preferred Units except that any amendment to authorize or create or to increase the authorized amount of, any Partnership Interests that are not senior in any respect to the Series C Preferred Units or are on a parity with the Series C Preferred Units shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Units; or (b) the authorization, reclassification or creation of, or the increase in the authorized amount of, any Partnership Interests of any class ranking prior to the Series C Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership or in the payment of dividends; PROVIDED, HOWEVER, that no such consent of the holders of Series C Preferred Units shall be required (1) for the issuance of additional Convertible Preferred Units to the General Partner in connection with the General Partner's issuance and sale of up to $57 million (before deducting underwriting discounts or commissions) of its 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value $.01 per share, at a price equal to or greater than $22 per share (before deducting underwriting discounts or commissions) as long as no modification has been made to the General Partner's Articles of Incorporation from the date hereof affecting the rights or privileges of such Convertible Preferred Units, or (2) if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior units or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Preferred Units at the time outstanding to the extent such redemption is authorized by this Agreement.

        (c) Notwithstanding Section 14.7(a)or (b) above, so long as any Convertible Preferred Units are held by Limited Partners, the consent of Limited Partners holding at least 66 2/3% of the Convertible Preferred Units shall be necessary for effecting: (a) any amendment that materially and adversely affects the voting powers, rights or preferences of the holders of the Convertible Preferred Units except that any amendment to authorize or create or to increase the authorized amount of, any Partnership Interests that are not senior in any respect to the Convertible Preferred Units or are on a parity with the Convertible Preferred Units shall not be deemed to materially and adversely affect the voting powers, rights or preferences of the holders of Convertible Preferred Units; or (b) the authorization, reclassification or creation of, or the increase in the authorized amount of, any Partnership Interests of any class ranking prior to the Convertible Preferred Units in the distribution of assets on any liquidation, dissolution or winding up of the Partnership or in the payment of dividends; PROVIDED, HOWEVER, that no such consent of the holders of Convertible Preferred Units shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior units or convertible security is to be made, as the case may be, provision is made for the redemption of all Convertible Preferred Units at the time outstanding to the extent such redemption is authorized by this Agreement.

        (d) Notwithstanding Sections 14.7(b) or (c) above, the General Partner may amend this Agreement without the Consent of the Partners or the consent of the holders of the Series C Preferred Units or the Convertible Preferred Units (i) to add to the representations, duties or obligations of the General Partner; (ii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions herein, to reflect a change that does not adversely affect any of the Limited Partners, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iii) to effect or reflect a conversion or redemption of Preferred Units, Convertible Preferred Units or Series C Preferred Units pursuant to Section 4.8 or 4.10 hereof; (iv) to reflect the admission,

                                 Appendix F-36
    substitution, termination or withdrawal of Partners in accordance with this Agreement; (v) to reflect the Transfer of any Partnership Units; (vi) to set forth the designations, rights, powers, duties and preferences of any holders of any additional Partnership Interests issued pursuant to Section
    4.3 or 4.4 hereof and the modification of the provisions relating to distributions of Net Cash Flow and allocations of income, loss, gain and deduction resulting therefrom; and (vii) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

    14.8 SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

    14.9 TRUST PROVISION. This Agreement, to the extent executed by the trustee of a trust, is executed by such trustee solely as trustee and not in a separate capacity. Nothing herein contained shall create any liability on, or require the performance of any covenant by, any such trustee individually, nor shall anything contained herein subject the individual personal property of any trustee to any liability.

    14.10 PRONOUNS AND HEADINGS. As used herein, all pronouns shall include the masculine, feminine and neuter, and all defined terms shall include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to "including" shall be deemed to mean "including without limitation".

    14.11 ASSURANCES. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

    14.12 REMEDIES CUMULATIVE. No remedy herein conferred upon any party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

    14.13 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner.

    14.14 INCORPORATION BY REFERENCE. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

    14.15 WAIVER OF ACTION FOR PARTITION. Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership's property.

                                 Appendix F-37

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date and year first above written.

                                          GENERAL PARTNER:

                                          PRIME RETAIL, INC.,

                                          a Maryland corporation

                                          100 East Pratt Street

                                          19th Floor

                                          Baltimore, Maryland 212022
                                          By:  _________________________________
                                          Its:  ________________________________

                                 Appendix F-38

                                   EXHIBIT A
                         COMMON UNITS, PREFERRED UNITS,
            CONVERTIBLE PREFERRED UNITS AND SERIES C PREFERRED UNITS
                               PRIME RETAIL, L.P.
                               OWNERSHIP SCHEDULE
                          as of [Merger Closing Date]

                                 Appendix F-39

                                   EXHIBIT B
                                  ALLOCATIONS

    I ALLOCATION OF NET INCOME AND NET LOSS. Except as otherwise provided herein, Net Income and Net Loss for any Partnership taxable year or other applicable period of the Partnership shall be allocated in the following order and priority:

        1.1 First, subject to subsection (f) of Section 1.8 of this Exhibit B, Net Income (or, if necessary, Partnership items of income and gain) shall be allocated to the General Partner in an amount equal to the excess of (1) the amount of Net Cash Flow distributed to the General Partner pursuant to subsections (a)(i), (a)(ii) of Section 6.2 for the current and all prior Partnership taxable years over (2) the amount of Net Income (or Partnership items of income and gain) previously allocated to the General Partner pursuant to Section 1.1 of this Exhibit B (and Section 1.8 of this Exhibit B to the extent that Section 1.8 operates to allocate an amount to the General Partner in respect of an increase in the liquidation preference for the Preferred Stock under the General Partner's Articles of Incorporation due to accrued but unpaid dividends on the Preferred Stock).

        1.2 Second, subject to Section 1.8 of this Exhibit B (and to the extent not already allocated pursuant to Section 1.8 in respect of an increase in the Preferred Unit Redemption Amount due to accrued but unpaid dividends on the Preferred Stock), for any Partnership taxable year ending on or after a date in which Preferred Units are redeemed, Net Income (or Net Loss), or, if necessary, Partnership items of income, gain, loss and deduction thereof, shall be allocated to the General Partner in an amount equal to the excess (or deficit) of (1) the sum of the Preferred Unit Redemption Amount for Preferred Units that have been or are being redeemed during the Partnership Year over (2) the product of $25.00 times the number of such Preferred Units.

        1.3 Third, subject to Section 1.8 of this Exhibit B, Net Income (or, if necessary, Partnership items of income and gain) shall be allocated to Partners holding Convertible Preferred Units, pro rata, in proportion to their relative Convertible Preferred Units, in an aggregate amount equal to the excess of (1) the amount of Net Cash Flow distributed to Partners holding Convertible Preferred Units pursuant to subsections (a)(iii),
    (a)(iv) and (c) of Section 6.2 for the current and all prior Partnership taxable years over (2) the amount of Net Income (or Partnership items of income and gain) previously allocated to Partners pursuant to Section 1.3 of this Exhibit B (and Section 1.8 of this Exhibit B to the extent that Section
    1.8 operates to allocate an amount to Partners holding Convertible Preferred Units in respect of an increase in the liquidation preference for the Convertible Preferred Stock under the General Partner's Articles of Incorporation due to accrued but unpaid dividends on the Convertible Preferred Stock).

        1.4 Fourth, subject to Section 1.8 of this Exhibit B (and to the extent not already allocated pursuant to Section 1.8 in respect of an increase in the Convertible Preferred Units Redemption Amount due to accrued but unpaid dividends on the Convertible Preferred Stock), for any Partnership taxable year ending on or after a date in which Convertible Preferred Units are redeemed, Net Income (or Net Loss), or, if necessary, Partnership items of income, gain, loss and deduction thereof, shall be allocated to Partners holding Convertible Preferred Units, pro rata, in proportion to their relative Convertible Preferred Units, in an aggregate amount equal to the excess (or deficit) of (1) the sum of the Convertible Preferred Unit Redemption Amount for Convertible Preferred Units that have been or are being redeemed during the Partnership taxable year over (2) the product of $25.00 times the number of such Convertible Preferred Units.

        1.5 Fifth, subject to Section 1.8 of this Exhibit B, Net Income (or, if necessary, Partnership items of income and gain) shall be allocated to the Partners holding Series C Preferred Units in an amount equal to the excess of (1) the amount of Net Cash Flow distributed to such Partners pursuant to subsections (a)(v), (a)(vi) and (c) of Section 6.2 for the current and all prior Partnership taxable years over (2) the amount of Net Income (or Partnership items of income and gain) previously allocated to

                                 Appendix F-40
    such Partners pursuant to Section 1.5 of this Exhibit B (and Section 1.8 of this Exhibit B to the extent that Section 1.8 operates to allocate an amount to such Partners in respect of an increase in the liquidation preference for the Series C Preferred Stock under the General Partner's Articles of Incorporation due to accrued but unpaid dividends on the Convertible Preferred Stock).

        1.6 Sixth, subject to Section 1.8 of this Exhibit B (and to the extent not already allocated pursuant to Section 1.8 in respect of an increase in the Series C Preferred Unit Redemption Amount due to accrued but unpaid dividends on the Series C Preferred Stock), for any Partnership taxable year ending on or after a date in which Series C Preferred Units are redeemed, Net Income (or Net Loss), or, if necessary, Partnership items of income, gain, loss and deduction thereof, shall be allocated to the General Partner in an amount equal to the excess (or deficit) of (1) the sum of the Series C Preferred Unit Redemption Amount for Series C Preferred Units that have been or are being redeemed during the Partnership taxable year over (2) the product of $13.75 times the number of such Series C Preferred Units.

        1.7 Seventh, subject to Sections 1.8 and 1.9 of this Exhibit B, the remaining Net Income or Net Loss, if any, shall be allocated to each of the Partners in the following order and priority:

           (a) The remaining Net Income, if any, shall be allocated among the Partners holding Common Units in proportion to, and to the extent of, the aggregate amounts of Net Cash Flow distributed in respect of the Partners' Common Units pursuant to subsections (a)(vii) and(c) of Section
       6.2 (including those amounts of Net Cash Flow distributed within the Partnership taxable year or other applicable period under Section 6.2(e) that are in respect of subsection (a)(vii) of Section 6.2, only if either
       (A) such Net Cash Flow is distributed on or prior to the date on which the Cash Conversion Price is paid or (B) the Limited Partner to whom such Net Cash Flow is distributed otherwise continues to own one or more Common Units on the date such distribution is made),

           (b) In the event that assets of the Partnership are sold, conveyed, transferred or disposed of in contemplation of or in connection with the dissolution, liquidation and winding-up of the Partnership under Article VIII (other than Section 8.4 thereof) (a "Capital Event"), any remaining Net Income or Net Loss (or remaining Partnership items of income, gain, loss and deduction thereof), computed by including the Net Income or Net Loss resulting from such Capital Event, shall be allocated among the Partners holding Common Units to the extent possible, until each Limited Partner has a Capital Account balance equal to (and the General Partner has a Capital Account balance equal to the sum of the Preferred Sum (defined in Section 1.8 of this Exhibit B) plus an additional amount equal to) the pro rata portion, based on the number of Common Units held by each Partner, of the net positive sum of the Capital Account balances for all Partners (determined after taking into account the allocations required under subsections (a) and (b) of Section 2 of this Exhibit B) less the Preferred Sum.

           (c) Any remaining Net Income or Net Loss shall be allocated to the Partners holding Common Units pro rata in accordance with their respective Common Units.

        1.8 Notwithstanding Sections 1.1, 1.2, 1.3, 1.4, 1.5, 1.6 and 1.7 of
    this Exhibit B, the General Partner shall allocate Net Income or Net Loss (or Partnership items of income, gain, loss and deduction thereof) among the Partners to the extent possible such that the Minimum Gain Capital Account balance of each Partner, as of the end of the Partnership taxable year or other applicable period for which such allocations are made, is not less than the sum (the "Preferred Sum") of (i) the product of the number of Preferred Units held by such Partner multiplied by the liquidation preference for a share of Preferred Stock pursuant to the General Partner's Articles of Incorporation, (ii) the product of the number of Convertible Preferred Units held by such Partner multiplied by the liquidation preference for a share of Convertible Preferred Stock pursuant to the General Partner's Articles of Incorporation, and (iii) the product of the number of Series C Preferred Units held by such

                                 Appendix F-41

    Partner multiplied by the liquidation preference for a share of Series C Preferred Stock pursuant to the General Partner's Articles of Incorporation.

        1.9 In the event allocations are made pursuant to Section 1.8 of this Exhibit B ("Reallocated Income" and "Reallocated Loss") in prior Partnership taxable years or other applicable periods, any Net Income or Net Loss (or Partnership items of income, gain, loss and deduction thereof) that would otherwise have been allocated pursuant to subsection (c) of Section 1.7 of this Exhibit B, shall be allocated among the Partners so that, to the extent possible, the net amount of such allocations of Net Income or Net Loss (or Partnership items of income, gain, loss or deduction thereof) under subsection (c) of Section 1.7 of this Exhibit B and the allocations of Reallocated Income and Reallocated Loss to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the allocations of Reallocated Income and Reallocated Loss had not occurred; provided, however, that allocations under this Section 1.9 of this Exhibit B shall not be made to the extent such allocations would cause the Minimum Gain Capital Account balance to be less than the Preferred Sum.

    II SPECIAL ALLOCATIONS. Notwithstanding any provisions of Section 1 of this Exhibit B, the following special allocations shall be made:

        2.1  MINIMUM GAIN CHARGEBACK (NONRECOURSE LIABILITIES).

           (a) If there is a net decrease in Partnership Minimum Gain for any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This subsection (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subsection (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

           (b) Exceptions to Section 2.1(a). The allocation otherwise required pursuant to Section 2.1(a) of this Exhibit B shall not apply to a Partner to the extent that: (i) such Partner's share of the net decrease in Minimum Gain is caused by a guarantee, refinancing or other change in the instrument evidencing a nonrecourse debt of the Partnership which causes such debt to become a partially or wholly recourse debt or a Partner Nonrecourse Debt, and such Partner bears the economic risk of loss (within the meaning of Section 1.752-2 of the Regulations) for such changed debt; (ii) such Partner's share of the net decrease in Minimum Gain results from the repayment of a nonrecourse liability of the Partnership, which repayment is made using funds contributed by such Partner to the capital of the Partnership; (iii) the IRS, pursuant to
       Section 1.704-2(f)(4) of the Regulations, waives the requirement of such allocation in response to a request for such waiver made by the General Partner on behalf of the Partnership (which request the General Partner may or may not make, in its sole discretion, if it determines that the Partnership would be eligible therefor); or (iv) additional exceptions to the requirement of such allocation are established by revenue rulings issued by the IRS pursuant to Section 1.704-2(f)(5) of the Regulations, which exceptions apply to such Partner, as determined by the General Partner in its sole discretion.

        2.2  PARTNER MINIMUM GAIN CHARGEBACK.  Except as otherwise provided in
    Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of

                                 Appendix F-42
    the net decrease in the Partner Minimum Gain attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This
    Section 2.2 is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subsection (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

        2.3 QUALIFIED INCOME OFFSET. In the event a Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Partner as quickly as possible. This Section 2.3 is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith; provided that an allocation pursuant to this Section 2.3 of this Exhibit E shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Exhibit B have been tentatively made as if Section 2.3 and Section 2.4(ii) of this Exhibit B were not in this Agreement.

        2.4  GROSS INCOME ALLOCATIONS.

            (i) There shall be specially allocated to the General Partner an amount of Partnership income and gain during each Partnership taxable year or portion thereof, before any other allocations are made hereunder, which is equal to the excess, if any, of the cumulative distributions of cash made to the General Partner under Section 6.2(f) over the cumulative allocations of Partnership income and gain to the General Partner pursuant to Section 2.4(i) of this Exhibit B.

            (ii) In the event any Partner has a deficit Capital Account balance at the end of any Partnership taxable year in excess of the amount such Partner is obligated or treated as obligated to restore pursuant to this Agreement or the provisions of Section 1.704-1(b)(2(ii)(C) of the Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(l) and 1.704-2(i)(5) of the Regulations, each such Partner shall be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate the excess Capital Account deficit of such Partner as quickly as possible; provided that an allocation pursuant to this Section 2.4 of Exhibit B shall be made if and only to the extent that such Partner would have such an excess Capital Account deficit after all other allocations provided for in this Exhibit B have been tentatively made as if Section
       2.3 and Section 2.4(ii) of this Exhibit B were not in this Agreement.

        2.5 NONRECOURSE DEDUCTIONS. Any Nonrecourse Deductions for any Partnership taxable year generally shall be allocated to the Partners in the same proportion as the Partners are allocated items of loss and deduction not attributable to either Partnership Nonrecourse Debt or Partner Nonrecourse Debt.

        2.6 PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Sections 1.704-2(b)(4) and (i)(1) of the Regulations).

        2.7  INTENTIONALLY OMITTED.

        2.8 CURATIVE ALLOCATIONS. The Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under Section 2 of this Exhibit B shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to

                                 Appendix F-43

    (A) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (B) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt. This Section 2.8 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. Allocations pursuant to this
    Section 2.8 of Exhibit B shall be deferred with respect to allocations pursuant to clauses (A) and (B) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Regulatory Allocations. For purposes of this Section 2.8 of this Exhibit B, "Regulatory Allocations" shall mean the allocations provided under Section 2 of this Exhibit B (other than under Sections 2.4(i), 2.5,
    2.7 and 2.8.

        2.9 SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts or adjustments thereto, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

        2.10 OTHER ALLOCATION RULES. To the extent permitted by Sections 1.704-2(h)(3) and 1.704-2(i)(6) of the Regulations, the Partners shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distribution would not cause or increase an Adjusted Capital Account Deficit for any Partner.

        2.11 SHARING OF NONRECOURSE LIABILITIES. The General Partner shall allocate Nonrecourse Liabilities of the Partnership that are in excess of the amount of Partnership Minimum Gain, in each Partnership taxable year as follows:

            (i) To the extent of the total amount of built-in gain (as defined in Regulations Section 1.752-3(a)(2)) among the Partners in accordance with how the Members would share taxable gain if the LLC, in a taxable transaction, disposed of all its property in full satisfaction of its Nonrecourse Liabilities and for no other consideration (taking into account the relative priorities of such Nonrecourse Liabilities and rights in respect of specific Partnership properties;

            (ii) To the extent of any remaining excess Nonrecourse Liabilities, within the meaning of Regulations Section 1.752-3(a)(3)among the Partners as follows:

               (A) First, assuming that the assets of the Partnership are sold for their relative fair market values, the General Partner shall determine for each of its partners the sum of (i) the amount Code
           Section 704(c) gain allocable to such Partner (taking into account the relative Code Section 704(c) method elected by the Partnership in respect of each contributed asset under Treasury Regulation Section 1.704-3, and less the amount already allocated to such partner under Treasury Regulations Section 1.752-3(a)(2)), plus (ii) the amount, if any, of remaining income and gain which would be further allocated to such Partner under this Agreement, after all income and gain allocable to Partners under Code Section 704(c) has been taken into account;

               (B) Second, the General Partner shall determine a percentage (the "Tier Three Percentage") for each Partner equal to the fraction of the sum computed for such partner in paragraph (i) above, over the aggregate amount of such sums for all Partners; and

                                 Appendix F-44

               (C) Third, the General Partner shall allocate the excess nonrecourse liabilities of the Partnership to each Partner, pro rata, in accordance with each Partner's Tier Three Percentage.

However, the General Partner may elect to use a different method to allocate excess Nonrecourse Liabilities in a Partnership taxable year to the extent such allocation does not cause a Limited Partner to recognize any greater amount of taxable income that such Limited Partner would have recognized under the method described in the previous sentence.

    III  TAX ALLOCATIONS.

        3.1 GENERALLY. Subject to subsections (b) and (c) of Section 3 of this Exhibit B, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the Partners on the same basis as they share Net Income and Net Loss.

        3.2 RECAPTURE GAIN. If any portion of gain recognized from the disposition of an asset by the Partnership represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 ("Recapture Gain"), such Recapture Gain, solely for income tax purposes, shall be allocated as follows:

           FIRST, to the Partners, PRO RATA, in proportion to the lesser of each Partner's (i) allocable share of the total gain recognized from the disposition of such asset and (ii) share of depreciation or amortization with respect to such asset (under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount; and

           SECOND, the balance of Recapture Gain will be allocated among the Partners whose allocable shares of total gain exceed their shares of depreciation or amortization with respect to such asset (under Regulations Sections 1.1245-1(e)(2) and (3)), in proportion to their shares of total gain (including Recapture Gain) from the disposition of such asset;

PROVIDED, however, that no Partner will be allocated Recapture Gain under this
Section 3.2 in excess of the total gain allocated to such Partner from such disposition.

        3.3 ALLOCATIONS RESPECTING SECTION 704(C) AND REVALUATIONS; CURATIVE ALLOCATIONS RESULTING FROM THE CEILING RULE. Notwithstanding Sections 3(a) and 3(b) of this Exhibit B, Tax Items with respect to Partnership property that is subject to Code Section 704(c) and/or Section 1.704-1(b)(2)(iv)(f) of the Regulations (collectively "Section 704(c) Tax Items") shall be allocated in accordance with said Code section and/or Section 1.704-1(b)(4)(i) of the Regulations, as the case may be. The General Partner is authorized to, and shall, elect the "traditional method" in respect of all its Properties, except that the General Partner is authorized to, and shall, elect the "traditional method with curative allocations" under Regulations Section 1.704-3(c) in respect of the Horizon Properties (other than the interest in RSLP acquired through the Merger, for which the General Partner is authorized to, and shall, elect the "traditional method"). With respect to properties subsequently contributed to the Partnership, the Partnership shall account for such variation under any method approved under
    Section 704(c) of the Code and the applicable regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value (provided in Article 1 of this Agreement), subsequent allocations of
    Section 704(c) Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable regulations consistent with the requirements of Regulations
    Section 1.704-1(b)(2)(iv)(g) using any method approved under 704(c) of the Code and the applicable regulations as chosen by the General Partner.

                                 Appendix F-45

                                   EXHIBIT C
                                  RIGHTS TERMS

    The Rights granted by the General Partner to the Limited Partners pursuant to Section 11.1 of the Partnership Agreement shall be subject to the following terms and conditions:

    I DEFINITIONS. The following terms and phrases shall, for purposes of this Exhibit C and the Agreement, have the meanings set forth below:

    "Beneficially Own" shall mean the ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

    "Cash Purchase Price" shall have the meaning set forth in Paragraph IV hereof.

    "Computation Date" shall mean the date on which an Exchange Exercise Notice is delivered to the General Partner.

    "Election Notice" shall mean the written notice to be given by the General Partner to the Exercising Partner(s) in response to the receipt by the General Partner of an Exchange Exercise Notice from such Exercising Partner(s), the form of which Election Notice is attached hereto as Schedule 2.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

    "Exchange Exercise Notice" shall have the meaning set forth in Paragraph II hereof.

    "Exchange Factor" shall mean 100%; PROVIDED that such factor shall be adjusted in accordance with the Antidilution Provisions of Paragraph XI hereof.

    "Exchange Rights" shall have the meaning set forth in Paragraph II hereof.

    "Exercising Partners" shall have the meaning set forth in Paragraph II hereof.

    "Offered Common Units" shall mean the Common Units of the Exercising Partner(s) identified in an Exchange Exercise Notice which, pursuant to the exercise of Exchange Rights, can be acquired by the General Partner under the terms hereof.

    "Ownership Limit" shall have the meaning set forth in Paragraph III hereof.

    "Purchase Price" shall mean the Cash Purchase Price or the Stock Purchase Price.

    "Registration Rights Agreement" shall mean the agreement respecting the registration rights attributable to shares of Common Stock, if any, issued to Limited Partners in accordance with the provisions hereof, the form of which is attached hereto as Schedule 3.

    "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

    "Stock Purchase Price" shall have the meaning set forth in Paragraph IV hereof.

    II DELIVERY OF EXCHANGE EXERCISE NOTICES. Any one or more Limited Partners ("Exercising Partners") may, subject to the limitations set forth herein, deliver to the General Partner written notice (the "Exchange Exercise Notice") pursuant to which such Exercising Partners elect to exercise their rights to convert (the "Exchange Rights") all or any portion of their Common Units into shares of Common Stock subject to the limitations contained in Paragraph III below.

    III LIMITATION ON EXERCISE OF EXCHANGE RIGHTS. The Exchange Rights shall expire with respect to any Common Units for which an Exchange Exercise Notice has not been delivered to the General Partner on January 1, 2050. Exchange Rights may be exercised at any time prior to January 1, 2050, subject to the limitations contained herein and in the General Partner's Articles of Incorporation (the "Ownership

                                 Appendix F-46

Limit"). For purposes of computing the Ownership Limit as of any date, each Limited Partner and its Affiliates shall be deemed to own all shares of Common Stock issuable to such Limited Partner and its Affiliates upon the exercise of stock options granted on or before such date under the Stock Incentive Plan. If an Exchange Exercise Notice is delivered to the General Partner but, as a result of the Ownership Limit, the Exchange Rights cannot be exercised in full, the Exchange Exercise Notice shall be deemed to be modified such that the Exchange Rights shall be exercised only to the extent permitted under the Ownership Limit; with the exercise of the remainder of such Exchange Rights being deemed to have been withdrawn.

    IV COMPUTATION OF PURCHASE PRICE/FORM OF PAYMENT. The Purchase Price payable by the General Partner to each Exercising Partner for the Offered Common Units shall be payable by the issuance by the General Partner of the number of shares of its Common Stock equal to the product, expressed as a whole number, of
(i) the number of Common Units being converted, multiplied by (ii) the Exchange Factor (the "Stock Purchase Price"). At the election of the General Partner exercisable by the independent directors of the General Partner in their sole and absolute discretion, the Purchase Price may be paid in whole (but not in part) in cash rather than in Common Stock (the "Cash Purchase Price"). The Cash Purchase Price shall mean, with respect to the applicable number of Offered Common Units which are being purchased for cash upon the exercise of any Exchange Right, an amount of cash (in immediately available funds) equal to (i) the number of shares of the General Partner's Common Stock that would be issued to the Exercising Partner if the Stock Purchase Price were paid for such Offered Common Units (taking into account the adjustments required pursuant to the definition of "Exchange Factor") multiplied by (ii) the Current Per Share Market Price computed as of the Computation Date. The Cash Purchase Price shall, in the sole and absolute discretion of the General Partner, be paid in the form of cash, or cashier's or certified check, or by wire transfer of immediately available funds to the Exercising Partner's designated account.

    V CLOSING; DELIVERY OF ELECTION NOTICE. The closing of the acquisition of Offered Common Units shall, unless otherwise mutually agreed, be held at the principal office of the General Partner, on the following date(s):

        5.1 With respect to the exercise of Exchange Rights for which the Stock Purchase Price is payable, the closing shall occur on the date agreed to by the General Partner and the Exercising Partner(s), which date shall in no event be on the date which is the later of (i) ten (10) days after the delivery of the Election Notice; (ii) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart Scott Act; and (iii) forty (40) days after receipt of the Exchange Exercise Notice delivered in accordance with the requirements of Paragraph 3 hereof; and

        5.2 With respect to the exercise of Exchange Rights for which the General Partner elects to pay the Cash Purchase Price, the General Partner shall, within thirty (30) days after delivery to the General Partner of the Exchange Exercise Notice delivered in accordance with the requirements of Paragraph 3 hereof, deliver to the Exercising Partner(s) an Election Notice, which Election Notice shall (i) specify the General Partner's election to pay the Cash Purchase Price for all of the Offered Common Units and (ii) set forth the computation of the Cash Purchase Price to be paid by the General Partner to such Exercising Partner(s) and the date, time and location for completion of the purchase and sale of the Offered Common Units, which date shall, to the extent required, in no event be more than sixty (60) days after the Computation Date for such Exchange Exercise Notice; PROVIDED, HOWEVER, that such sixty (60) day period may be extended for an additional period to the extent required for the General Partner to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Offered Common Units. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Offered Common Units hereunder to occur as quickly as possible.

    VI FURTHER LIMITATIONS ON EXERCISE. The Exchange Rights may not be exercised unless the Partnership receives an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the

                                 Appendix F-47

General Partner, that the proposed exercise of such Exchange Rights shall not cause the Partnership to cease to qualify as a partnership for Federal income tax purposes. This requirement may be waived by the independent directors of the General Partner, and shall not apply to the exercise by the sole remaining Limited Partner of the Exchange Rights with respect to all of his or its Common Units.

    VII CLOSING DELIVERIES. At the closing, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Common Units to the General Partner and with respect to the status of the Offered Common Units being sold, free and clear of all Liens, and (B) the General Partner with respect to due authority for the purchase of such Offered Common Units, and (ii) to the extent that shares of Common Stock are issued in payment of the Stock Purchase Price, (A) an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partner(s), to the effect that such shares of Common Stock have been duly authorized, are validly issued, fully-paid and non-assessable, and (B) a stock certificate or certificates evidencing the Common Stock to be issued and registered in the name of the Exercising Partner(s) or its (their) designee.

    VIII TERM OF RIGHTS. Unless sooner terminated, the rights of the parties to exercise the Rights shall lapse for all purposes and in all respects on January 1, 2050; PROVIDED, HOWEVER, that the parties hereto shall continue to be bound by an Exchange Exercise Notice delivered to the General Partner prior to such date.

    IX COVENANTS OF THE GENERAL PARTNER. To facilitate the General Partner's ability to fully perform its obligations hereunder, the General Partner covenants and agrees as follows:

        9.1 At all times during the pendency of the Rights, the General Partner shall reserve for issuance such number of shares of Common Stock as may be necessary to enable the General Partner to issue such shares in full payment of the Stock Purchase Price in regard to all Common Units held by Limited Partners and which are from time to time outstanding.

        9.2 As long as the General Partner shall be obligated to file periodic reports under the Exchange Act, the General Partner will timely file such reports in such manner as shall enable any recipient of Common Stock issued to Limited Partners hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

        9.3 During the pendency of the Rights, the Limited Partners shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to its stockholders generally.

        9.4 The General Partner shall be required to pay the Cash Purchase Price to the extent that payment of the Stock Purchase Price by issuance of Common Stock would disqualify the General Partner from being characterized as a REIT.

        9.5 The General Partner shall cooperate with the Limited Partners and provide by certificate of appropriate officers the factual information reasonably requested by any Limited Partner in connection with delivery of an opinion of counsel pursuant to Section 6 of this Exhibit C.

    X LIMITED PARTNERS' COVENANTS. 10.1 Each Limited Partner covenants and agrees with the General Partner that all Offered Common Units tendered to the General Partner in accordance with the exercise of Rights herein provided shall be delivered to the General Partner free and clear of all Liens and should any Liens exist or arise with respect to such Offered Common Units, the General Partner shall be under no obligation to acquire the same unless, in connection with such acquisition, the General Partner has elected to pay a portion of the purchase price in the form of the Cash Purchase Price in circumstances where such Cash Purchase Price will be sufficient to cause such existing Lien to be discharged in full upon application

                                 Appendix F-48
of all or a part of the Cash Purchase Price and the General Partner is expressly authorized to apply such portion of the Cash Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Common Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax. Finally, each Limited Partner agrees that, to the extent it receives an amount of Net Cash Flow under Section 6.2(e) in respect of subsections (a)(vii) or (a)(viii) of Section 6.2 that is treated as a distribution to the General Partner for purposes of determining the Capital Account of the General Partner, such Limited Partner will treat such amount of Net Cash Flow for income tax purposes as an additional amount paid by the General Partner and realized by it in exchange for the Offered Common Units.

    XI  ANTIDILUTION PROVISIONS.

   11.1 The Exchange Factor shall be subject to adjustment from time to time effective upon the occurrence of the following events and shall be expressed as a percentage, calculated to the nearest one-thousandth of one percent (.001%):

        (a) In case the General Partner shall pay or make a dividend or other distribution in shares of Common Stock to all holders of the Common Stock, the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased in proportion to the increase in outstanding shares of Common Stock resulting from such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the record date fixed for such dividend or other distribution.

        (b) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

   11.2 In case the General Partner shall issue rights, options or warrants to all holders of its shares of Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined in the next sentence), each holder of a Common Unit shall be entitled to receive such number of rights, options or warrants, as the case may be, as he would have been entitled to receive had he converted his Common Units immediately prior to the record date for such issuance by the General Partner (except to the extent such receipt shall cause such holder to exceed the Ownership Limit). For the purpose of any computation pursuant to the preceding sentence, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the General Partner commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this Exhibit C, the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term "'ex' date", when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

   11.3 In case the shares of Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than subdivision or combination of shares or a stock dividend described in subparagraph (a)(ii) of

                                 Appendix F-49
this Paragraph) then and in each such event the Limited Partners shall have the right thereafter to convert their Common Units into the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification or other change by holders of the number of shares into which the Common Units might have been converted immediately prior to such reorganization, reclassification or change.

   11.4 The General Partner may, but shall not be required to, make such adjustments to the number of shares of Common Stock issuable upon conversion of a Common Unit, in addition to those required by this Paragraph XI, as the General Partner's board of directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. The General Partner's board of directors shall have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to this Paragraph and its actions in so doing shall be final and conclusive.

    XII FRACTIONS OF SHARES. No fractional Shares shall be issued upon conversion of Common Units. If more than one Common Unit shall be surrendered for conversion at one time by the same Exercising Partner, the number of full shares of Common Stock which shall be issuable upon conversion thereof (or the cash equivalent amount thereof if the Cash Purchase Price is paid) shall be computed on the basis of the aggregate amount of Common Units so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Common Unit or Common Units, the General Partner shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share at the close of business on the day of closing specified in Paragraph 5.2 of this Exhibit C (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

    XIII NOTICE OF ADJUSTMENTS OF EXCHANGE FACTOR. Whenever the Exchange Factor is adjusted as herein provided:

        (a) the General Partner shall compute the adjusted Exchange Factor in accordance with Paragraph XI hereof and shall prepare a certificate signed by the chief financial officer or the Treasurer of the General Partner setting forth the adjusted Exchange Factor and showing in reasonable detail the facts upon which such adjustment is based; and

        (b) a notice stating that the Exchange Factor has been adjusted and setting forth the adjusted Exchange Factor shall forthwith be mailed by the General Partner to all holders of Exchange Rights at their last addresses on record under this Agreement.

    XIV  NOTICE OF CERTAIN CORPORATE ACTIONS.  In case:

        (a) the General Partner shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash; or

        (b) the General Partner shall authorize the granting to the holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of stock of any class or of any other rights; or

        (c) of any reclassification of the shares of Common Stock (other than a subdivision or combination of its outstanding Common Stock, or of any consolidation, merger or share exchange to which the General Partner is a party and for which approval of any shareholders of the General Partner is required), or of the sale or transfer of all or substantially all of the assets of the General Partner; or

        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the General Partner;

then the General Partner shall cause to be mailed to all holders of Exchange Rights at their last addresses on record under this Agreement, at least 20 days (or 12 days in any case specified in clause (a) or (b) above) prior to the applicable record date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a

                                 Appendix F-50
record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, or (ii) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

    XV PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any consolidation of the General Partner with, or merger of the General Partner into, any other Person, any merger or consolidation of another Person into the General Partner (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the General Partner), or any sale or transfer of all or substantially all of the assets of the General Partner, the Person formed by such consolidation or resulting from such merger or which acquires such assets of the General Partner, as the case may be, shall execute and deliver to each holder of Exchange Rights an agreement providing that such holder shall have the right thereafter, during the period such Exchange Rights shall be exercisable as specified herein, to require the conversion of Common Units for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Common Unit might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of shares of Common Stock is not a Person with which the General Partner consolidated or into which the General Partner merged or which merged into the General Partner, or to which such sale or transfer, was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person, and failed to exercise his right of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (PROVIDED that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised ("non-electing Share"), then for the purpose of this Paragraph XV the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the non-electing Shares). Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Exhibit C. The above provisions of this Paragraph XV shall similarly apply to successive consolidations, mergers, sales or transfers.

                                 Appendix F-51

                                   SCHEDULE 1
                            EXCHANGE EXERCISE NOTICE

To: Prime Retail, Inc.

    Reference is made to that certain Agreement of Limited Partnership of Prime
Retail, L.P. dated                  , (the "Partnership Agreement"), pursuant to
which Prime Retail, Inc., a Maryland corporation, and certain other persons, including the undersigned, formed a Delaware limited partnership known as Prime Retail, L.P. (the "Partnership"). Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to
Article XI and Paragraph II of Exhibit C of the Partnership Agreement, each of the undersigned, being a limited partner of the Partnership (an "Exercising Partner"), hereby elects to exercise its Exchange Rights as to the number of Offered Common Units specified opposite its name below:

Dated:
---------------------

                                                                                  NUMBER OF OFFERED
EXERCISING PARTNER                                                                  COMMON UNITS
--------------------------------------------------------------------------------  -----------------


Exercising Partners:

----------------------------

----------------------------

                                 Appendix F-52

                                   SCHEDULE 2
                                ELECTION NOTICE

To: Exercising Partner(s)

    Reference is made to that certain Agreement of Limited Partnership of Prime
Retail, L.P. dated                  , 1993 (the "Partnership Agreement"),
pursuant to which the undersigned and certain other persons, including the Exercising Partners, formed a Delaware limited partnership known as Prime Retail, L.P. (the "Partnership"). All capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to subsection (b) of Paragraph V of Exhibit C to the Partnership Agreement, the undersigned, being the general partner of the Partnership, hereby notifies the Exercising Partner(s) that [(a) the Stock Purchase Price is payable by issuance of the number of shares of Common Stock to the Existing Partner(s), as set forth below,] [(b) it has elected to pay the Cash Purchase Price by payment of cash to the Exercising Partner(s) for the number of Offered Common Units, as set forth below,] (c) the computation of the [Stock Purchase Price and Cash Purchase Price] as set forth on an attachment hereto, (d) the closing of the purchase and sale of the Offered Common Units by payment of the [Stock Purchase Price shall
take place at the offices of               on [date]] and [(e) the closing of
the payment of the Cash Purchase Price shall take place at the offices of on [date].

                                                                        NUMBER OF OFFERED       STOCK             CASH
EXERCISING PARTNER(S)                                                     COMMON UNITS      PURCHASE PRICE   PURCHASE PRICE
----------------------------------------------------------------------  -----------------   --------------   --------------


Dated:
---------------------

                                PRIME RETAIL, INC., a Maryland corporation

                                By:  -----------------------------------------

                                Its: -----------------------------------------

                                 Appendix F-53

                                   SCHEDULE 3
                         REGISTRATION RIGHTS AGREEMENT

                                 Appendix F-54

                                   EXHIBIT D

                        SERIES C PREFERRED RIGHTS TERMS

    The Series C Preferred Rights granted by the General Partner to the Limited Partners holding Series C Preferred Units pursuant to Section 12.1 of the Partnership Agreement shall be subject to the following terms and conditions:

    I DEFINITIONS. The following terms and phrases shall, for purposes of this Exhibit D and the Agreement, have the meanings set forth below:

    "Beneficially Own" shall mean the ownership of Series C Preferred Stock by a Person who would be treated as an owner of such shares of Series C Preferred Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

    "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the General Partner's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the General Partner; (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Series C Preferred Stock (each a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the General Partner (together with any new directors whose election by such Board of Directors or whose nomination of or election by the shareholders of the General Partner was approved by a vote of 66 2/3% of the directors of the General Partner (excluding Preferred Directors) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the General Partner then in office; and (iii) (A) the General Partner consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidating with or merging into the General Partner, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting capital stock of the General Partner is reclassified or changed into or exchanged for cash, securities or other property; PROVIDED, HOWEVER, that the events described in clause (iii) shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the General Partner is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust or (b) if the holders of the exchanged securities of the General Partner immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors.

    "Common Stock Purchase Price" shall have the meaning set forth in Paragraph IV hereof.

    "Computation Date" shall mean the date on which an Exchange Exercise Notice is delivered to the General Partner.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

    "Exchange Exercise Notice" shall have the meaning set forth in Paragraph II hereof.

    "Exchange Rights" shall have the meaning set forth in Paragraph II hereof.

    "Exercising Partners" shall have the meaning set forth in Paragraph II hereof.

                                 Appendix F-55

    "Offered Series C Preferred Units" shall mean the Series C Preferred Units of the Exercising Partner(s) identified in an Exchange Exercise Notice which, pursuant to the exercise of Exchange Rights, can be acquired by the General Partner under the terms hereof.

    "Ownership Limit" shall have the meaning set forth in Paragraph III hereof.

    "Purchase Price" shall mean the Common Stock Purchase Price or the Series C Preferred Stock Purchase Price.

    "REIT Termination Event" shall mean the earliest to occur of: (i) the filing of a federal income tax return by the General Partner for any taxable year on which the General Partner does not elect to be taxed as a real estate investment trust; (ii) the approval by the stockholders of the General Partner of a proposal for the General Partner to cease to qualify as a real estate investment trust; (iii) a determination by the Board of Directors of the General Partner, based on the advice of counsel, that the General Partner has ceased to qualify as a real estate investment trust; or (iv) a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, that the General Partner has ceased to qualify as a real estate investment trust.

    "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

    "Series C Preferred Stock Purchase Price" shall have the meaning set forth in Paragraph IV hereof.

    II DELIVERY OF EXCHANGE EXERCISE NOTICES. Any one or more Limited Partners holding Series C Preferred Units ("Exercising Partners") may, subject to the limitations set forth herein, deliver to the General Partner written notice (the "Exchange Exercise Notice") pursuant to which such Exercising Partners elect to exercise their rights to exchange (the "Exchange Rights") all or any portion of their Series C Preferred Units for shares of Series C Preferred Stock or Common Stock, subject to the limitations contained in Paragraph 3 below.

    III LIMITATION ON EXERCISE OF EXCHANGE RIGHTS. Exchange Rights with respect to an exchange into Series C Preferred Stock may be exercised at any time, and Exchange Rights with respect to an exchange into Common Stock may be exercised at any time on or after August 8, 1998 (or, if earlier, on the first day on which a Change of Control occurs or a REIT Termination Event) and from time to time thereafter. Any exercise of Exchange Rights shall be subject to the limitations contained herein and in the General Partner's Articles of Incorporation (the "Ownership Limit"). If an Exchange Exercise Notice is delivered to the General Partner but, as a result of the Ownership Limit, the Exchange Rights cannot be exercised in full, the Exchange Exercise Notice shall be deemed to be modified such that the Exchange Rights shall be exercised only to the extent permitted under the Ownership Limit; with the exercise of the remainder of such Exchange Rights being deemed to have been withdrawn.

    IV ELECTION AND COMPUTATION OF PURCHASE PRICE. The Purchase Price payable by the General Partner to each Exercising Partner for the Offered Series C Preferred Units shall be payable by the issuance by the General Partner of the number of shares of its Series C Preferred Stock equal to the number of Series C Preferred Units being converted (the "Series C Preferred Stock Purchase Price"). At the election of an Exercising Partner, the Purchase Price shall be paid by the General Partner in shares of its Common Stock rather than in Series C Preferred Stock (the "Common Stock Purchase Price"). The Common Stock Purchase Price shall mean, with respect to the applicable number of Offered Series C Preferred Units for which an Exercising Partner has elected to receive the Common Stock Purchase Price rather than the Series C Preferred Stock Purchase Price, the number of shares of the General Partner's Common Stock that would be issued to the Exercising Partner if the Exercising Partner held the number of shares of the General Partner's Series C Preferred Stock equal to the number of Offered Series C Preferred Units and converted such shares to shares of the General Partner's Common Stock pursuant to the terms and provisions of the General Partner's Articles of Incorporation.

                                 Appendix F-56

    V CLOSING; DELIVERY OF ELECTION NOTICE. The closing of the acquisition of Offered Series C Preferred Units shall, unless otherwise mutually agreed, be held at the principal office of the General Partner, on the date agreed to by the General Partner and the Exercising Partner(s), which date shall in no event be on the date which is the later of (i) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart Scott Act; and (ii) ten (10) days after receipt of the Exchange Exercise Notice delivered in accordance with the requirements of Paragraph II hereof.

    VI FURTHER LIMITATION ON EXERCISE. The Exchange Rights may not be exercised unless the Partnership receives an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the General Partner, that the proposed exercise of such Exchange Rights shall not cause the Partnership to cease to qualify as a partnership for Federal income tax purposes. This requirement may be waived by the General Partner, and shall not apply to the exercise by the sole remaining Limited Partner of the Exchange Rights with respect to all of his or its Series C Preferred Units.

    VII CLOSING DELIVERIES. At the closing, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Series C Preferred Units to the General Partner and with respect to the status of the Offered Series C Preferred Units being sold, free and clear of all Liens, and (B) the General Partner with respect to due authority for the purchase of such Offered Series C Preferred Units, and (ii)
(A) an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partner(s), to the effect that the shares of Series C Preferred Stock (or Common Stock, in the event the Electing Partner has elected to receive the Common Stock Purchase Price) have been duly authorized, are validly issued, fully-paid and non-assessable, and (B) a stock certificate or certificates evidencing the Series C Preferred Stock (or Common Stock, in the event the Electing Partner has elected to receive the Common Stock Purchase Price) to be issued and registered in the name of the Exercising Partner(s) or its (their) designee.

    VIII COVENANTS OF THE GENERAL PARTNER. To facilitate the General Partner's ability to fully perform its obligations hereunder, the General Partner covenants and agrees as follows:

        8.1 At all times during the pendency of the Series C Preferred Rights, the General Partner shall reserve for issuance such number of shares of Series C Preferred Stock and Common Stock as may be necessary to enable the General Partner to issue such shares in full payment of the Series C Preferred Stock Purchase Price or Common Stock Purchase Price in regard to all Series C Preferred Units held by Limited Partners and which are from time to time outstanding.

        8.2 As long as the General Partner shall be obligated to file periodic reports under the Exchange Act, the General Partner will timely file such reports in such manner as shall enable any recipient of Series C Preferred Stock or Common Stock issued to Limited Partners hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

        8.3 During the pendency of the Series C Preferred Rights, the Limited Partners holding Series C Preferred Units shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to its stockholders generally.

        8.4 The General Partner shall cooperate with the Limited Partners holding Series C Preferred Units and provide by certificate of appropriate officers the factual information reasonably requested by any Limited Partner in connection with delivery of an opinion of counsel pursuant to Section VI of this Exhibit D.

    IX LIMITED PARTNERS' COVENANTS. Each Limited Partner holding Series C Preferred Units covenants and agrees with the General Partner that all Offered Series C Preferred Units tendered to the General

                                 Appendix F-57

Partner in accordance with the exercise of Series C Preferred Rights herein provided shall be delivered to the General Partner free and clear of all Liens and should any Liens exist or arise with respect to such Offered Series C Preferred Units, the General Partner shall be under no obligation to acquire the same unless the Purchase Price will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of the Purchase Price and the General Partner is expressly authorized to apply such portion of the Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. Each Limited Partner holding Series C Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Series C Preferred Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax. Finally, each Limited Partner holding Series C Preferred Units agrees that, to the extent it receives an amount of Net Cash Flow under
Section 6.2(e) in respect of subsection (a)(vii) of Section 6.2 of the Partnership Agreement that is treated as a distribution to the General Partner for purposes of determining the Capital Account of the General Partner, such Limited Partner will treat such amount of Net Cash Flow for income tax purposes as an additional amount paid by the General Partner and realized by it in exchange for the Offered Series C Preferred Units.

    X FRACTIONS OF SHARES. No fractional Shares shall be issued upon conversion of Series C Preferred Units. If more than one Series C Preferred Unit shall be surrendered for conversion at one time by the same Exercising Partner, the number of full shares of Series C Preferred Stock which shall be issuable upon conversion thereof (or Series C Preferred Stock if the Common Stock Purchase Price is paid) shall be computed on the basis of the aggregate amount of Series C Preferred Units so surrendered. Instead of any fractional share of Series C Preferred Stock or Common Stock which would otherwise be issuable upon conversion of any Series C Preferred Unit or Series C Preferred Units, the General Partner shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share at the close of business on the day of closing specified in Paragraph V of this Exhibit D (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day). For the purpose of any computation pursuant to the preceding sentence, the current market price per share of Series C Preferred Stock on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the General Partner commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this Exhibit D, the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term "'ex' date", when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

    XI PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any consolidation of the General Partner with, or merger +of the General Partner into, any other Person, any merger or consolidation of another Person into the General Partner (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Series C Preferred Stock or Common Stock of the General Partner), or any sale or transfer of all or substantially all of the assets of the General Partner, the Person formed by such consolidation or resulting from such merger or which acquires such assets of the General Partner, as the case may be, shall execute and deliver to each holder of Exchange Rights an agreement providing that such holder shall have the right thereafter, during the period such Exchange Rights shall be exercisable as specified herein, to require the conversion of Series C Preferred Units for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Series C Preferred Stock or Common Stock into which such Series C Preferred Unit might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of shares of Series C Preferred Stock is not a Person with which the General Partner consolidated or into which the General Partner merged or which merged into the General Partner, or to which such sale or transfer, was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person, and failed to exercise his right of election, if

                                 Appendix F-58
any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (PROVIDED that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Series C Preferred Stock in respect of which such rights of election shall not have been exercised ("non-electing Share"), then for the purpose of this Paragraph XI the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the non-electing Shares). Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Exhibit
D. The above provisions of this Paragraph XI shall similarly apply to successive consolidations, mergers, sales or transfers.

                                 Appendix F-59

                                   SCHEDULE 1
                            EXCHANGE EXERCISE NOTICE

To: Prime Retail, Inc.

    Reference is made to that certain Amended and Restated Agreement of Limited
Partnership of Prime Retail, L.P. dated             ,     (the "Partnership
Agreement"), pursuant to which Prime Retail, Inc., a Maryland corporation, and certain other persons, including the undersigned, continued a Delaware limited partnership known as Prime Retail, L.P. (the "Partnership"). Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to Article XII of the Partnership Agreement and Paragraph II of Exhibit D of the Partnership Agreement, each of the undersigned, being a limited partner of the Partnership (an "Exercising Partner"), hereby elects to exercise its Exchange Rights as to the number of Offered Series C Preferred Units specified opposite its name below. Pursuant to Paragraph IV of Exhibit D of the Partnership Agreement, the undersigned elect to receive [the Series C Preferred Stock Purchase Price]/[the Common Stock Purchase Price].

Dated:
---------------------

                                                                                              NUMBER OF OFFERED
                                                                                              SERIES C PREFERRED
EXERCISING PARTNER                                                                                  UNITS
------------------------------------------------------------------------------------------  ----------------------


Exercising Partners:

----------------------------

----------------------------

                                 Appendix F-60

                                   EXHIBIT E
                           SECTION 6.2(E) AGREEMENTS

1. Special Distribution and Allocation Agreement dated as of January 1, 1996 among Prime Retail, Inc., Prime Retail, L.P. and the Carpenter Family Associates LLC.

2. Combined Service and Special Distribution and Allocation Agreement dated as of January 1, 1996 among Prime Retail, Inc., Prime Retail, L.P. and William
    H. Carpenter, Jr.

3. Special Distribution and Allocation Agreement dated as of January 1, 1996 among Prime Retail, Inc., Prime Retail, L.P. and the Rosenthal Family LLC.

4. Combined Service and Special Distribution and Allocation Agreement dated as of January 1, 1996 among Prime Retail, Inc., Prime Retail, L.P. and Abraham Rosenthal.

                                 Appendix F-61

                                   EXHIBIT F
                       CONVERTIBLE PREFERRED RIGHTS TERMS

    The Convertible Preferred Rights granted by the General Partner to the Limited Partners holding Convertible Preferred Units pursuant to Section 11.1A of the Partnership Agreement shall be subject to the following terms and conditions:

    1. DEFINITIONS. The following terms and phrases shall, for purposes of this Exhibit F and the Agreement, have the meanings set forth below:

    "Beneficially Own" shall mean the ownership of Convertible Preferred Stock by a Person who would be treated as an owner of such shares of Convertible Preferred Stock either directly or constructively through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

    "Common Stock Purchase Price" shall have the meaning set forth in Paragraph IV hereof.

    "Computation Date" shall mean the date on which an Exchange Exercise Notice is delivered to the General Partner.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

    "Exchange Exercise Notice" shall have the meaning set forth in Paragraph 2 hereof.

    "Exchange Rights" shall have the meaning set forth in Paragraph 2 hereof.

    "Exercising Partners" shall have the meaning set forth in Paragraph 2 hereof.

    "Offered Convertible Preferred Units" shall mean the Convertible Preferred Units of the Exercising Partner(s) identified in an Exchange Exercise Notice which, pursuant to the exercise of Exchange Rights, can be acquired by the General Partner under the terms hereof.

    "Ownership Limit" shall have the meaning set forth in Paragraph 3 hereof.

    "Purchase Price" shall mean the Common Stock Purchase Price or the Convertible Preferred Stock Purchase Price.

    "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

    "Convertible Preferred Stock Purchase Price" shall have the meaning set forth in Paragraph 4 hereof.

    2. DELIVERY OF EXCHANGE EXERCISE NOTICES. Any one or more Limited Partners holding Convertible Preferred Units ("Exercising Partners") may, subject to the limitations set forth herein, deliver to the General Partner written notice (the "Exchange Exercise Notice") pursuant to which such Exercising Partners elect to exercise their rights to convert (the "Exchange Rights") all or any portion of their Convertible Preferred Units for shares of Convertible Preferred Stock or Common Stock, subject to the limitations contained in Paragraph 3 below.

    3. LIMITATION ON EXERCISE OF EXCHANGE RIGHTS. Exchange Rights with respect to an exchange into Convertible Preferred Stock may be exercised at any time. Any exercise of Exchange Rights shall be subject to the limitations contained herein and in the General Partner's Articles of Incorporation (the "Ownership Limit"). If an Exchange Exercise Notice is delivered to the General Partner but, as a result of the Ownership Limit, the Exchange Rights cannot be exercised in full, the Exchange Exercise Notice shall be deemed to be modified such that the Exchange Rights shall be exercised only to the extent permitted under the Ownership Limit; with the exercise of the remainder of such Exchange Rights being deemed to have been withdrawn.

    4. ELECTION AND COMPUTATION OF PURCHASE PRICE. The Purchase Price payable by the General Partner to each Exercising Partner for the Offered Convertible Preferred Units shall be payable by the issuance by

                                 Appendix F-62
the General Partner of the product, expressed as a whole number, of (i) the number of shares of its Convertible Preferred Stock equal to the number of Convertible Preferred Units being converted, multiplied by (ii) the Preferred Exchange Factor (the "Convertible Preferred Stock Purchase Price"). At the election of an Exercising Partner, the Purchase Price shall be paid by the General Partner in shares of its Common Stock rather than in Convertible Preferred Stock (the "Common Stock Purchase Price"). The Common Stock Purchase Price shall mean, with respect to the applicable number of Offered Convertible Preferred Units for which an Exercising Partner has elected to receive the Common Stock Purchase Price rather than the Convertible Preferred Stock Purchase Price, the number of shares of the General Partner's Common Stock that would be issued to the Exercising Partner if the Exercising Partner held the number of shares of the General Partner's Convertible Preferred Stock equal to the number of such shares that the Exercising Partner would have received if he had converted his Offered Convertible Preferred Units into such shares and then converted such shares to shares of the General Partner's Common Stock pursuant to the terms and provisions of the General Partner's Articles of Incorporation.

    5. CLOSING; DELIVERY OF ELECTION NOTICE. The closing of the acquisition of Offered Convertible Preferred Units shall, unless otherwise mutually agreed, be held at the principal office of the General Partner, on the date agreed to by the General Partner and the Exercising Partner(s), which date shall in no event be on the date which is the later of (i) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart Scott Act; and (ii) ten (10) days after receipt of the Exchange Exercise Notice delivered in accordance with the requirements of Paragraph II hereof.

    6. FURTHER LIMITATION ON EXERCISE. The Exchange Rights may not be exercised unless the Partnership receives an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the General Partner, that the proposed exercise of such Exchange Rights shall not cause the Partnership to cease to qualify as a partnership for Federal income tax purposes. This requirement may be waived by the General Partner, and shall not apply to the exercise by the sole remaining Limited Partner of the Exchange Rights with respect to all of his or its Convertible Preferred Units.

    7. CLOSING DELIVERIES. At the closing, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Convertible Preferred Units to the General Partner and with respect to the status of the Offered Convertible Preferred Units being sold, free and clear of all Liens, and (B) the General Partner with respect to due authority for the purchase of such Offered Convertible Preferred Units, and
(ii) (A) an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partner(s), to the effect that the shares of Convertible Preferred Stock (or Common Stock, in the event the Electing Partner has elected to receive the Common Stock Purchase Price) have been duly authorized, are validly issued, fully-paid and non-assessable, and (B) a stock certificate or certificates evidencing the Convertible Preferred Stock (or Common Stock, in the event the Electing Partner has elected to receive the Common Stock Purchase Price) to be issued and registered in the name of the Exercising Partner(s) or its (their) designee.

    8. COVENANTS OF THE GENERAL PARTNER. To facilitate the General Partner's ability to fully perform its obligations hereunder, the General Partner covenants and agrees as follows:

    8.1 At all times during the pendency of the Convertible Preferred Rights, the General Partner shall reserve for issuance such number of shares of Convertible Preferred Stock and Common Stock as may be necessary to enable the General Partner to issue such shares in full payment of the Convertible Preferred Stock Purchase Price or Common Stock Purchase Price in regard to all Convertible Preferred Units held by Limited Partners and which are from time to time outstanding.

    8.2 As long as the General Partner shall be obligated to file periodic reports under the Exchange Act, the General Partner will timely file such reports in such manner as shall enable any recipient of Convertible Preferred Stock or Common Stock issued to Limited Partners hereunder in reliance upon an

                                 Appendix F-63
exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the SEC pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

    8.3 During the pendency of the Convertible Preferred Rights, the Limited Partners holding Convertible Preferred Units shall receive in a timely manner all reports filed by the General Partner with the SEC and all other communications transmitted from time to time by the General Partner to its stockholders generally.

    8.4 The General Partner shall cooperate with the Limited Partners holding Convertible Preferred Units and provide by certificate of appropriate officers the factual information reasonably requested by any Limited Partner in connection with delivery of an opinion of counsel pursuant to Section VI of this Exhibit F.

    9. LIMITED PARTNERS' COVENANTS. Each Limited Partner holding Convertible Preferred Units covenants and agrees with the General Partner that all Offered Convertible Preferred Units tendered to the General Partner in accordance with the exercise of Convertible Preferred Rights herein provided shall be delivered to the General Partner free and clear of all Liens and should any Liens exist or arise with respect to such Offered Convertible Preferred Units, the General Partner shall be under no obligation to acquire the same unless the Purchase Price will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of the Purchase Price and the General Partner is expressly authorized to apply such portion of the Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. Each Limited Partner holding Convertible Preferred Units further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Convertible Preferred Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax. Finally, each Limited Partner holding Convertible Preferred Units agrees that, to the extent it receives an amount of Net Cash Flow under Section 6.2(e) in respect of subsection (a)(vii) of Section 6.2 of the Partnership Agreement that is treated as a distribution to the General Partner for purposes of determining the Capital Account of the General Partner, such Limited Partner will treat such amount of Net Cash Flow for income tax purposes as an additional amount paid by the General Partner and realized by it in exchange for the Offered Convertible Preferred Units.

    10. FRACTIONS OF SHARES. No fractional Shares shall be issued upon conversion of Convertible Preferred Units. If more than one Convertible Preferred Unit shall be surrendered for conversion at one time by the same Exercising Partner, the number of full shares of Convertible Preferred Stock which shall be issuable upon conversion thereof (or Common Stock if the Common Stock Purchase Price is paid) shall be computed on the basis of the aggregate amount of Convertible Preferred Units so surrendered. Instead of any fractional share of Convertible Preferred Stock or Common Stock which would otherwise be issuable upon conversion of any Convertible Preferred Unit or Convertible Preferred Units, the General Partner shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share at the close of business on the day of closing specified in Paragraph V of this Exhibit F (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day). For the purpose of any computation pursuant to the preceding sentence, the current market price per share of Convertible Preferred Stock on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the General Partner commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this Exhibit F, the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term "'ex' date", when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

                                 Appendix F-64

    11. PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of any consolidation of the General Partner with, or merger of the General Partner into, any other Person, any merger or consolidation of another Person into the General Partner (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Convertible Preferred Stock or Common Stock of the General Partner), or any sale or transfer of all or substantially all of the assets of the General Partner, the Person formed by such consolidation or resulting from such merger or which acquires such assets of the General Partner, as the case may be, shall execute and deliver to each holder of Exchange Rights an agreement providing that such holder shall have the right thereafter, during the period such Exchange Rights shall be exercisable as specified herein, to require the conversion of Convertible Preferred Units for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Convertible Preferred Stock or Common Stock into which such Convertible Preferred Unit might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of shares of Convertible Preferred Stock is not a Person with which the General Partner consolidated or into which the General Partner merged or which merged into the General Partner, or to which such sale or transfer, was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person, and failed to exercise his right of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (PROVIDED that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Convertible Preferred Stock in respect of which such rights of election shall not have been exercised ("non-electing Share"), then for the purpose of this Paragraph XI the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing Share shall be deemed to be the kind and amount so receivable per Share by a plurality of the non-electing Shares). Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Exhibit
F. The above provisions of this Paragraph XI shall similarly apply to successive consolidations, mergers, sales or transfers.

    12.  ANTIDILUTION PROVISIONS.

   12.1 The Preferred Exchange Factor shall be subject to adjustment from time to time effective upon the occurrence of the following events and shall be expressed as a percentage, calculated to the nearest one-thousandth of one percent (.001%):

        (a) In case the General Partner shall pay or make a dividend or other distribution in shares of Convertible Preferred Stock to all holders of the Convertible Preferred Stock, the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased in proportion to the increase in outstanding shares of Convertible Preferred Stock resulting from such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the record date fixed for such dividend or other distribution.

        (b) In case outstanding shares of Convertible Preferred Stock shall be subdivided into a greater number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case the outstanding shares of Convertible Preferred Stock shall be combined into a smaller number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

   12.2 In case the General Partner shall issue rights, options or warrants to all holders of its shares of Convertible Preferred Stock entitling them to subscribe for or purchase Convertible Preferred Stock at a

                                 Appendix F-65
price per share less than the current market price per share (as determined in the next sentence), each holder of a Convertible Preferred Unit shall be entitled to receive such number of rights, options or warrants, as the case may be, as he would have been entitled to receive had he converted his Convertible Preferred Units immediately prior to the record date for such issuance by the General Partner (except to the extent such receipt shall cause such holder to exceed the Ownership Limit). For the purpose of any computation pursuant to the preceding sentence, the current market price per share of Convertible Preferred Stock on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the General Partner commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this Exhibit C, the term "Trading Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term "'ex' date", when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

   12.3 In case the shares of Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than subdivision or combination of shares or a stock dividend described in subparagraph (a)(ii) of this Paragraph) then and in each such event the Limited Partners shall have the right thereafter to convert their Convertible Preferred Units into the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification or other change by holders of the number of shares into which the Convertible Preferred Units might have been converted immediately prior to such reorganization, reclassification or change.

   12.4 The General Partner may, but shall not be required to, make such adjustments to the number of shares of Convertible Preferred Stock issuable upon conversion of a Convertible Preferred Unit, in addition to those required by this Paragraph 12, as the General Partner's board of directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. The General Partner's board of directors shall have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to this Paragraph and its actions in so doing shall be final and conclusive.

                                 Appendix F-66

                                   SCHEDULE 1
                            EXCHANGE EXERCISE NOTICE

To: Prime Retail, Inc.

    Reference is made to that certain Amended and Restated Agreement of Limited
Partnership of Prime Retail, L.P. dated            ,         (the "Partnership
Agreement"), pursuant to which Prime Retail, Inc., a Maryland corporation, and certain other persons, including the undersigned, continued a Delaware limited partnership known as Prime Retail, L.P. (the "Partnership"). Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to Part B, Article XI of the Partnership Agreement and Paragraph II of Exhibit F of the Partnership Agreement, each of the undersigned, being a limited partner of the Partnership (an "Exercising Partner"), hereby elects to exercise its Exchange Rights as to the number of Offered Convertible Preferred Units specified opposite its name below. Pursuant to Paragraph IV of Exhibit F of the Partnership Agreement, the undersigned elect to receive [the Convertible Preferred Stock Purchase Price]/[the Common Stock Purchase Price].

Dated:
---------------------

                                                                                             NUMBER OF OFFERED
                                                                                           CONVERTIBLE PREFERRED
EXERCISING PARTNER                                                                                 UNITS
---------------------------------------------------------------------------------------  -------------------------


Exercising Partners:

----------------------------

----------------------------

                                 Appendix F-67

                                   APPENDIX G

                                    FORM OF
                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HORIZON GROUP PROPERTIES, L.P.

                               TABLE OF CONTENTS

ARTICLE 1
  DEFINED TERMS....................................................................          1
Section 1.1   DEFINITIONS..........................................................          1
ARTICLE 2
  ORGANIZATIONAL MATTERS...........................................................         11
Section 2.1   ORGANIZATION.........................................................         11
Section 2.2   NAME.................................................................         11
Section 2.3   RESIDENT AGENT; PRINCIPAL OFFICE.....................................         11
Section 2.4   POWER OF ATTORNEY....................................................         11
Section 2.5   TERM.................................................................         12
Section 2.6   FILINGS..............................................................         12
ARTICLE 3
  PURPOSE..........................................................................         14
Section 3.1   PURPOSE AND BUSINESS.................................................         14
Section 3.2   POWERS...............................................................         14
Section 3.3   REPRESENTATIONS AND WARRANTIES BY THE PARTIES........................         14
ARTICLE 4
  CAPITAL FINANCINGS...............................................................         16
Section 4.1   UNITS; NO REQUIRED CAPITAL CONTRIBUTIONS BY THE PARTNERS.............         16
Section 4.2   LOANS BY THIRD PARTIES...............................................         16
Section 4.3   ADDITIONAL FUNDING AND CAPITAL CONTRIBUTIONS.........................         16
          A.  GENERAL..............................................................         16
          B.  GENERAL PARTNER LOANS................................................         16
          C.  ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS.........................         16
          D.  ISSUANCE OF SHARES OR OTHER SECURITIES BY THE GENERAL PARTNER........         17
Section 4.4   SHARE INCENTIVE PLAN.................................................         17
Section 4.5   OTHER CONTRIBUTION PROVISIONS........................................         17
Section 4.6   PURCHASE OF SHARES BY THE GENERAL PARTNER............................         17
Section 4.7   NO INTEREST ON CAPITAL CONTRIBUTIONS.................................         18
Section 4.8   CONVERSION OR REDEMPTION OF PREFERRED UNITS..........................         18
ARTICLE 5
  DISTRIBUTIONS....................................................................         18
Section 5.1   REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS....................         18
Section 5.2   DISTRIBUTIONS IN KIND................................................         18
Section 5.3   DISTRIBUTIONS UPON LIQUIDATION.......................................         19
Section 5.4   DISTRIBUTIONS TO REFLECT ISSUANCE OF ADDITIONAL PARTNERSHIP
                INTERESTS..........................................................         19
Section 5.5   DISTRIBUTIONS TO LIMITED PARTNERS EXERCISING EXCHANGE RIGHTS.........         19
ARTICLE 6
  ALLOCATIONS......................................................................         19
Section 6.1   TIMING AND AMOUNT OF ALLOCATIONS OF NET INCOME AND NET LOSS..........         19
Section 6.2   GENERAL ALLOCATIONS..................................................         19
         A.........................................................................         19
         B.........................................................................         19
         C.........................................................................         20
Section 6.3   ALLOCATIONS TO REFLECT ISSUANCE OF ADDITIONAL PARTNERSHIP
                INTERESTS..........................................................         20
Section 6.4   GUARANTEED PAYMENTS..................................................         20
Section 6.5   ALLOCATIONS WITH RESPECT TO TRANSFERRED INTERESTS....................         20
Section 6.6   ADDITIONAL ALLOCATION PROVISIONS.....................................         20
          A.  REGULATORY ALLOCATIONS...............................................         20

                                  Appendix G-i

         (1)  MINIMUM GAIN CHARGEBACK..............................................         20
         (2)  PARTNER MINIMUM GAIN CHARGEBACK......................................         20
         (3)  NONRECOURSE DEDUCTIONS AND PARTNER NONRECOURSE DEDUCTIONS............         21
         (4)  QUALIFIED INCOME OFFSET..............................................         21
         (5)  GROSS INCOME ALLOCATION..............................................         21
         (6)  LIMITATION ON ALLOCATION OF LOSS.....................................         21
         (7)  SECTION 754 ADJUSTMENT...............................................         21
         (8)  CURATIVE ALLOCATION..................................................         22
          B.  NONRECOURSE LIABILITY ALLOCATION.....................................         22
          C.  DISTRIBUTIONS OF PROCEEDS FROM NONRECOURSE LIABILITIES...............         22
          D.  INTERPRETATION.......................................................         22
Section 6.7   TAX ALLOCATIONS......................................................         22
          A.  IN GENERAL...........................................................         22
          B.  ALLOCATIONS RESPECTING SECTION 704(C)................................         22
          C.  ALTERNATIVE MINIMUM TAX..............................................         23
          D.  RECAPTURE GAIN.......................................................         23
ARTICLE 7
  MANAGEMENT AND OPERATION OF BUSINESS.............................................         23
Section 7.1   MANAGEMENT...........................................................         23
Section 7.2   CERTIFICATE OF LIMITED PARTNERSHIP...................................         27
Section 7.3   RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY..........................         27
Section 7.4   REIMBURSEMENT OF THE GENERAL PARTNER.................................         28
Section 7.5   CONTRACTS WITH AFFILIATES............................................         28
Section 7.6   INDEMNIFICATION......................................................         29
Section 7.7   LIABILITY OF THE GENERAL PARTNER.....................................         31
Section 7.8   OTHER MATTERS CONCERNING THE GENERAL PARTNER.........................         31
Section 7.9   TITLE TO PARTNERSHIP ASSETS..........................................         32
Section 7.10  RELIANCE BY THIRD PARTIES............................................         32
ARTICLE 8
  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS AND GENERAL PARTNER...................         33
Section 8.1   LIMITATION OF LIABILITY..............................................         33
Section 8.2   NO PARTICIPATION IN MANAGEMENT OF BUSINESS...........................         33
Section 8.3   OUTSIDE ACTIVITIES OF PARTNERS.......................................         33
Section 8.4   RETURN OF CAPITAL....................................................         33
Section 8.5   RIGHTS OF PARTNERS RELATING TO THE PARTNERSHIP.......................         33
Section 8.6   GRANT OF RIGHTS......................................................         34
ARTICLE 9
  BOOKS, RECORDS, ACCOUNTING AND REPORTS...........................................         34
Section 9.1   RECORDS AND ACCOUNTING...............................................         34
Section 9.2   FISCAL YEAR..........................................................         34
Section 9.3   REPORTS..............................................................         34
ARTICLE 10
  TAX MATTERS......................................................................         35
Section 10.1  PREPARATION OF TAX RETURNS...........................................         35
Section 10.2  TAX ELECTIONS........................................................         35
Section 10.3  TAX MATTERS PARTNER..................................................         35
Section 10.4  ORGANIZATIONAL AND START-UP EXPENSES.................................         35
Section 10.5  WITHHOLDING..........................................................         35
Section 10.6  LIMITATION TO PRESERVE REIT STATUS...................................         36
ARTICLE 11
  TRANSFERS AND WITHDRAWALS........................................................         37

                                 Appendix G-ii

Section 11.1  TRANSFER.............................................................         37
Section 11.2  TRANSFER OF GENERAL PARTNER'S PARTNERSHIP INTEREST...................         37
Section 11.3  LIMITED PARTNERS' RIGHTS TO TRANSFER.................................         38
Section 11.4  SUBSTITUTED LIMITED PARTNERS.........................................         39
Section 11.5  ASSIGNEES............................................................         40
Section 11.6  GENERAL PROVISIONS...................................................         40
ARTICLE 12
  ADMISSION OF PARTNERS............................................................         42
Section 12.1  ADMISSION OF SUCCESSOR GENERAL PARTNER...............................         42
Section 12.2  ADMISSION OF ADDITIONAL LIMITED PARTNERS.............................         42
Section 12.3  AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP........         42
ARTICLE 13
  DISSOLUTION AND LIQUIDATION......................................................         43
Section 13.1  DISSOLUTION..........................................................         43
Section 13.2  WINDING UP...........................................................         43
Section 13.3  COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS; DEFICIT CAPITAL
                ACCOUNT............................................................         44
Section 13.4  DEEMED CONTRIBUTION AND INTEREST DISTRIBUTION........................         44
Section 13.5  RIGHTS OF PARTNERS...................................................         45
Section 13.6  NOTICE OF DISSOLUTION................................................         45
Section 13.7  CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP...................         45
Section 13.8  REASONABLE TIME FOR WINDING-UP.......................................         45
Section 13.9  WAIVER OF PARTITION..................................................         45
ARTICLE 14
  AMENDMENT OF PARTNERSHIP AGREEMENT; CONSENTS.....................................         45
Section 14.1  AMENDMENTS...........................................................         45
Section 14.2  ACTION BY THE PARTNERS...............................................         45
ARTICLE 15
  GENERAL PROVISIONS...............................................................         46
Section 15.1  ADDRESSES AND NOTICE.................................................         46
Section 15.2  TITLES AND CAPTIONS..................................................         46
Section 15.3  PRONOUNS AND PLURALS.................................................         46
Section 15.4  FURTHER ACTION.......................................................         46
Section 15.5  BINDING EFFECT.......................................................         46
Section 15.6  CREDITORS............................................................         47
Section 15.7  WAIVER...............................................................         47
Section 15.8  COUNTERPARTS.........................................................         47
Section 15.9  APPLICABLE LAW.......................................................         47
Section       INVALIDITY OF PROVISIONS.............................................
15.10                                                                                       47
Section       ENTIRE AGREEMENT.....................................................
15.11                                                                                       47
Section       NO RIGHTS AS SHAREHOLDERS............................................
15.12                                                                                       47

                                 Appendix G-iii

EXHIBITS
-----------------------------------------------------------------------------------
 Exhibit A    Schedule of Partners, Number of Units, Capital Contributions and
                Capital Accounts (Section 1.1) [TO COME]
  Exhibit B   Rights Terms (Section 8.6)
  Exhibit C   Form of Common Unit Certificate
  [EXHIBIT D  FORM OF REGISTRATION RIGHTS AGREEMENTS]

                                 Appendix G-iv

    THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HORIZON GROUP
PROPERTIES, L.P. (the "PARTNERSHIP"), dated as of             1998, is entered
into by and among Horizon Group Properties, Inc., a Maryland corporation (the "COMPANY"), as the General Partner and the Persons whose names are set forth on EXHIBIT A hereof, as the Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

    WHEREAS, the limited partnership was formed on             , 1998 with the
Company as General Partner and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("HGLP") as limited partner;

    WHEREAS, HGLP proposes to distribute to the holders of its common units (other than Horizon Group, Inc., which holds common units of HGLP as general partner), pro rata in accordance with the number of common units held by such holders, all of the interests of HGLP in this Partnership;

    WHEREAS, the Partnership will issue Partnership Interests to the Limited Partners in accordance with the foregoing transactions, and HGLP will withdraw as a limited partner of the Partnership; and

    WHEREAS, by virtue of its execution of this Agreement, the Company hereby consents to the amendment and restatement of the original agreement of limited partnership;

    NOW, THEREFORE, BE IT RESOLVED, that for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                 DEFINED TERMS

    Section 1.1  DEFINITIONS.

    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    "ACT" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

    "ADDITIONAL FUNDS" shall have the meaning set forth in SECTION 4.3.A hereof.

    "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to SECTION 12.2 hereof and who is shown as such on the books and records of the Partnership.

    "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Partnership taxable year, after giving effect to the following adjustments:

        (a) decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

        (b) increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

    The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

    "ADJUSTMENT DATE" means, with respect to any Capital Contribution, the close of business on the Business Day last preceding the date of the Capital Contribution; PROVIDED, that if such Capital Contribution is being made by the General Partner in respect of the proceeds from the issuance of Shares (or the issuance of the General Partner's securities exercisable for, convertible into or exchangeable for Shares), then the Adjustment Date shall be as of the close of business on the day of the issuance of such securities.

                                  Appendix G-1

    "ADMINISTRATIVE EXPENSES" shall mean (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) all administrative, operating and other costs and expenses incurred by the Property Partnerships, which expenses are being assumed by the Partnership pursuant to SECTION 7.4.B hereof, (iii) those administrative costs and expenses of the General Partner, including salaries paid to officers of the General Partner, and accounting and legal expenses undertaken by the General Partner on behalf or for the benefit of the Partnership, and (iv) to the extent not included in clause (iii) above, REIT Expenses.

    "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

    "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership, as it may be amended, modified, supplemented or restated from time to time.

    "APPRAISAL" means with respect to any assets, the opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith; such opinion may be in the form of an opinion by such independent third party that the value for such asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

    "ASSIGNEE" means a Person to whom one or more Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in SECTION 11.5 hereof.

    "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois and New York, New York are authorized or required by law to be closed.

    "CAPITAL ACCOUNT" means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

        (a) To each Partner's Capital Account there shall be added such Partner's Capital Contributions, such Partner's share of Net Income and any items in the nature of income or gain which are specially allocated to such Partner pursuant to SECTION 6.6 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

        (b) From each Partner's Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to SECTION 6.6 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

        (c) In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement (which does not result in a termination of the Partnership for federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

        (d) In determining the amount of any liability for purposes of subsections (a) and (b) hereof, there shall be taken into account Code section 752(c) and any other applicable provisions of the Code and Regulations.

    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or

                                  Appendix G-2
appropriate to comply with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) or 1.704-2 or Section 514(c)(9).

    "CAPITAL CONTRIBUTION" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money), net of any liability to which such property is subject or which is secured by such property, contributed to the Partnership by such Partner.

    "CASH PURCHASE PRICE" shall have the meaning set forth in PARAGRAPH 4 of EXHIBIT B attached hereto.

    "CERTIFICATE" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Secretary of State of Delaware on
            1998, as amended or restated from time to time in accordance with the terms hereof and the Act.

    "CHARTER" means the Declaration of Trust of the General Partner filed with
the Maryland State Department of Assessments and Taxation on             1998,
as amended or restated from time to time.

    "CODE" means the Internal Revenue Code of 1986, as amended from time to time or any successor statute thereto, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

    "COMMON SHARES" means the common shares of beneficial interest, par value $.01 per share, of the General Partner.

    "COMMON UNIT" means, with respect to any class of Partnership Interest, a fractional, undivided share of such class of Partnership Interest issued pursuant to SECTIONS 4.1 and 4.3 hereof. The ownership of Common Units may be evidenced by a certificate for units substantially in the form of EXHIBIT C hereof (including the restricted legends thereon) or as the General Partner may determine with respect to any class of Common Units issued from time to time under SECTIONS 4.1 and 4.3 hereof.

    "CONSENT" means the consent to, approval of, or vote on a proposed action by a Partner given in accordance with ARTICLE 14 hereof.

    "CONSENT OF THE LIMITED PARTNERS" means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority in Interest of the Limited Partners, unless otherwise expressly provided herein, in their sole and absolute discretion.

    "CONSENT OF THE PARTNERS" means the Consent of Partners holding Units that in the aggregate are equal to or greater than 50% of the aggregate Units of all Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by such Partners, in their sole and absolute discretion.

    "CONSTRUCTIVELY OWN" means ownership under the constructive ownership rules described in EXHIBIT B hereof.

    "DEBT" means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (d) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

                                  Appendix G-3

    "DEPRECIATION" means, for each Partnership taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

    "EFFECTIVE DATE" means the date of closing of the initial public offering of Common Shares upon which date contributions set forth on EXHIBIT A hereof shall become effective.

    "EXCHANGE EXERCISE NOTICE" shall have the meaning set forth in PARAGRAPH 2 of EXHIBIT B attached hereto.

    "EXCHANGE FACTOR" shall have the meaning set forth in EXHIBIT B attached hereto.

    "FAIR MARKET VALUE" means, with respect to any share of beneficial interest of the General Partner, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date with respect to which "Fair Market Value" must be determined hereunder or, if such date is not a Business Day, the immediately preceding Business Day. The market price for each such trading day shall be: (a) if such shares are listed or admitted to trading on any securities exchange or the NASDAQ National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (b) if such shares are not listed or admitted to trading on any securities exchange or the NASDAQ National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or
(c) if such shares are not listed or admitted to trading on any securities exchange or the NASDAQ National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; PROVIDED, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Fair Market Value of such shares shall be determined by the General Partner acting in good faith on the basis of such quotations furnished by a professional market maker making a market in such shares and other information as it considers, in its reasonable judgment, appropriate. In the event such shares include rights that a holder of such shares would be entitled to receive, then the Fair Market Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate; and PROVIDED FURTHER, that in connection with determining the deemed value of the Partnership Interests for purposes of determining the number of additional Units issuable upon a Capital Contribution funded by an underwritten public offering of shares of beneficial interest of the General Partner (including upon exercise of any over-allotment option granted to the Underwriters in connection with such public offering), the Fair Market Value of such shares shall be the public offering price per share of such class of beneficial interest sold.

    "FUNDING DEBT" means the incurrence of any Debt by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

    "GENERAL PARTNER INTEREST" means a Partnership Interest held by the General Partner or any other General Partner. The General Partner Interest shall be expressed as a number of Units.

    "GENERAL PARTNER" shall mean Repositioning Strategies, Inc., a Maryland corporation, and its successors or assigns, if any.

                                  Appendix G-4

    "GENERAL PARTNER" means the Company or its successors as General Partner of the Partnership.

    "GENERAL PARTNER LOAN" shall have the meaning set forth in SECTION 4.3.B hereof.

    "GENERAL PARTNER PAYMENT" shall have the meaning set forth in SECTION 10.6 hereof.

    "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

        (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner (as set forth on EXHIBIT A hereof, as such Exhibit may be amended from time to time); PROVIDED, that if the contributing Partner is the General Partner then, except with respect to the General Partner's initial Capital Contribution which shall be determined as set forth on EXHIBIT A hereof, or capital contributions of cash, Shares or other shares of beneficial interest of the General Partner, the determination of the fair market value of the contributed asset shall be determined by (i) the price paid by the General Partner if the asset is acquired by the General Partner contemporaneously with its contribution to the Partnership or (ii) by Appraisal if otherwise acquired by the General Partner.

        (b) As of the times listed below, the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt; PROVIDED, HOWEVER, that for such purpose, the net value of all of the Partnership assets, in the aggregate, shall be equal to the fair market value of all classes of Partnership Interests then outstanding, regardless of the method of valuation adopted by the General Partner:

            (i) the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

            (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

           (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

            (iv) at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

        (c) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner or, if the distributee and the General Partner cannot agree on such a determination, by Appraisal.

        (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this SUBPARAGRAPH (D) to the extent that the General Partner reasonably determines that an adjustment pursuant to SUBPARAGRAPH (B) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this SUBPARAGRAPH (D).

                                  Appendix G-5

        (e) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to SUBPARAGRAPH (A), (B) or (D) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

    "HOLDER" means either the Partner or Assignee owning a Unit.

    "IMMEDIATE FAMILY" means with respect to any natural Person, such natural Person's estate or heirs or current spouse or former spouse, parents, parents-in-law, children, siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person's spouse, former spouse, parents, parents-in-law, children, siblings or grandchildren; PROVIDED, FURTHER that "IMMEDIATE FAMILY", means, with respect to a trust, the trust's beneficiary's estate or heirs or current spouse or former spouse, parents, parents-in-law, children, siblings and grandchildren.

    "INCAPACITY" or "INCAPACITATED" means, (a) as to any individual Partner, if any, death, total physical disability or entry by a court of competent jurisdiction adjudicating him or her incompetent to manage his or her Person or his or her estate; (b) as to any corporation or limited liability company, as the case may be, which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or limited liability company, as the case may be, or the revocation of its charter unless reinstated; (c) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (d) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership; (e) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (s) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (t) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (u) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (v) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in CLAUSE (T) above, (w) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (x) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (y) the appointment without the Partner's consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (z) an appointment referred to in CLAUSE (Y) above is not vacated within 90 days after the expiration of any such stay.

    "INDEMNITEE" means (a) any Person subject to a claim or demand or made or threatened to be made a party to, or involved or threatened to be involved in, an action, suit or proceeding by reason of his or her status as (i) the General Partner or (ii) a director, officer, member, manager, employee or agent of the Partnership or the General Partner, and (b) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

    "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States, and any successor agency of the United States federal government.

    "LIMITED PARTNER" means any Person named as a Limited Partner in EXHIBIT A hereof, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

                                  Appendix G-6

    "LIMITED PARTNER INTEREST" means a Partnership Interest of a Limited Partner representing part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest shall be expressed as a number of Units.

    "LIQUIDATING EVENTS" shall have the meaning set forth in SECTION 13.1 hereof.

    "LIQUIDATOR" shall have the meaning set forth in SECTION 13.2.A hereof.

    "MAJORITY IN INTEREST OF THE LIMITED PARTNERS" means Limited Partners (other than the General Partner and any Limited Partner 50% or more of whose equity is owned, directly or indirectly, by the General Partner) holding Units that in the aggregate are greater than fifty percent (50%) of the aggregate Units of all Limited Partners (other than the General Partner and any Limited Partner 50% or more of whose equity is owned, directly or indirectly, by the General Partner).

    "NET CASH FLOW" means, with respect to the applicable period of measurement (i.e., any period beginning on the first day of the fiscal year, quarter or other period commencing immediately after the last day of the fiscal year, quarter or other applicable period for purposes of the most recent calculation of Net Cash Flow for or with respect to which a distribution has been made, and ending on the last day of the fiscal year, quarter or other applicable period immediately preceding the date of the calculation) the excess, if any, as of such date, of (a) the gross cash receipts of the Partnership for such period from all sources whatsoever, including, without limitation, the following:

            (i) all rents, revenues, income and proceeds derived by the Partnership from its operations, including, without limitation, distributions received by the Partnership from any Person in which the Partnership has an interest; (ii) all proceeds and revenues received by the Partnership on account of any sales of property of the Partnership or as a refinancing of or payments of principal, interest, costs, fees, penalties or otherwise on account of any borrowings or loans made by the Partnership or financings or refinancings of any property of the Partnership; (iii) the amount of any insurance proceeds and condemnation awards received by the Partnership; (iv) all Capital Contributions or loans received by the Partnership from its Partners; (v) any reduction in the cash amounts previously reserved by the Partnership and described in SUBSECTION (B)(IX) below, if the General Partner determines that such amounts are no longer needed; and (vi) the proceeds of liquidation of the Partnership's property in accordance with this Agreement, over (b) the sum of:

            (i) all operating costs and expenses of the Partnership and capital expenditures paid during such period (without deduction, however, for any capital expenditures, charges for Depreciation or other expenses not paid in cash or expenditures from reserves described in (ix) below); (ii) to the extent not included in any other clause of this SUBPARAGRAPH (B), all costs and expenses expended or paid during such period in connection with the sale or other disposition, or financing or refinancing, of property of the Partnership or the recovery of insurance or condemnation proceeds;
       (iii) to the extent not included in any other clause of this SUBPARAGRAPH
       (B), all fees provided for under this Agreement and paid by the Partnership during such period (other than fees paid from reserves described in SUBSECTION (B)(IX) below); (iv) to the extent not included in any other clause of this SUBPARAGRAPH (B), all debt service, including principal and interest, paid during such period on all indebtedness of the Partnership; (v) all capital contributions, advances, reimbursements or similar payments made to any Person in which the Partnership has an interest; (vi) all loans made by the Partnership in accordance with the terms of this Agreement; (vii) to the extent not included in any other clause of this SUBPARAGRAPH (B), all reimbursements to the General Partner or its Affiliates during such period, including Administrative Expenses (exclusive of REIT Expenses) to the extent not paid or payable by the General Partner pursuant to the third

                                  Appendix G-7
       sentence of SECTION 7.4.B; (viii) any distributions pursuant to the proviso of the second sentence of SECTION 5.1 hereof; and (ix) any increases in reserves reasonably determined by the General Partner to be necessary for working capital, capital improvements, payments of periodic expenditures, debt service or other purposes for the Partnership or any Person in which the Partnership has an interest.

    "NET INCOME" or "NET LOSS" shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership's net income or loss for such year or period as determined for federal income tax purposes by the General Partner, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (i) by including as an item of gross income any tax-exempt income received by the Partnership and not otherwise taken into account in computing Net Income or Net Loss; (ii) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Income or Net Loss, including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Partnership; (iii) by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property which are disallowed pursuant to Sections 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (iv) by taking into account Depreciation in lieu of depreciation, depletion, amortization, and other cost recovery deductions taken into account in computing taxable income or loss; (v) by computing gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (vi) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (m) of the Regulations, by taking into account the amount of such adjustment as additional Net Income or Net Loss pursuant to
Article VI; and (vii) subject to the immediately preceding clause (vi), by excluding the Partnership items of income, gain, loss or deduction that are specially allocated pursuant to SECTION 6.6.

    "NEW SECURITIES" means (a) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Common Shares or other shares of beneficial interest of the General Partner, excluding grants under any Share Incentive Plan or (b) any Debt issued by the General Partner that provides any of the rights described in CLAUSE (A) hereof.

    "NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Regulations
Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

    "NONRECOURSE LIABILITY" shall have the meaning set forth in Regulations
Section 1.752-1(a)(2).

    "PARTNER" means the General Partner or a Limited Partner, and "PARTNERS" means the General Partner and the Limited Partners.

    "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

    "PARTNER NONRECOURSE DEBT" shall have the meaning set forth in Regulations
Section 1.704-2(b)(4).

    "PARTNER NONRECOURSE DEDUCTIONS" shall have the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

                                  Appendix G-8

    "PARTNERSHIP" means the limited partnership formed under the Act and pursuant to this Agreement, and any successor thereto.

    "PARTNERSHIP INTEREST" means, an ownership interest in the Partnership of either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes of Partnership Interests as provided in SECTION 4.3 hereof. A Partnership Interest within a class of Partnership Interests shall be expressed as a number of units of such class. In the event that the Partnership has more than one class of Partnership Interests, the Partnership Interest of a Partner with respect to all classes of Partnership Interests shall be expressed as the sum of each Partnership Interest owned by such Partner for each class of Partnership Interests, weighting each such Partnership Interest for each class based on the relative aggregate fair market value of each class. Unless otherwise expressly provided for by the General Partner at the time of the original issuance of any Partnership Interests, all Partnership Interests (whether of a Limited Partner or the General Partner) shall be of the same class.

    "PARTNERSHIP MINIMUM GAIN" shall have the meaning set forth in Regulations
Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations
Section 1.704-2(d).

    "PARTNERSHIP PAYMENT DATE" means the payment date established by the General Partner for the distribution of Net Cash Flow pursuant to SECTION 5.1 hereof, which payment date shall be the same as the payment date established by the General Partner for a distribution to its shareholders of some or all of its portion of such distribution.

    "PARTNERSHIP YEAR" means the fiscal year of the Partnership, which shall be the calendar year.

    "PERMITTED DEBT ALLOCATION METHOD" shall mean any of the following methods of allocating the Partnership's excess nonrecourse liabilities for purposes of Regulations Section 1.752-3(a)(3) in any Partnership taxable year:

        (a) Excess nonrecourse liabilities shall be allocated in accordance with the Partners' respective interests in Partnership profits, determined by reference to reasonably consistent allocations of a significant item of Partnership income or gain, not taking into account how the Partners will share taxable income under Code Section 704(c);

        (b) Excess nonrecourse liabilities shall be allocated in accordance with how the Partners will share future Profits, taking into account as well how the Partners will share taxable income under Code Section 704(c); or

        (c) Excess nonrecourse liabilities shall be allocated in accordance with how it is reasonably expected that items of deduction attributable to such excess Nonrecourse Liabilities will be allocated,

In each case, as determined by the General Partner in accordance with Regulations Section 1.752-3 and Revenue Ruling 95-41, 1995-1 C.B. 132.

    "PERSON" means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

    "PLEDGE" shall have the meaning set forth in SECTION 11.3.A hereof.

    "PREFERRED SHARES" means any preferred shares of beneficial interest of the General Partner which may be issued and outstanding from time to time.

    "PREFERRED UNIT" means, with respect to any preferred class of Partnership Interest, a fractional, undivided share of such class of Partnership Interest issued pursuant to SECTION 4.1 and 4.3 hereof. The

                                  Appendix G-9
ownership of Preferred Units may be evidenced by a certificate for preferred units substantially in the form of EXHIBIT C hereof (including the restricted legends thereon) or as the General Partner may determine with respect to any class of Preferred Units issued from time to time under SECTIONS 4.1 and 4.3 hereof.

    "PROPERTIES" means such interests in real property and personal property including without limitation, fee interests, interests in ground leases, interests in joint ventures, interests in mortgages, and Debt instruments as the Partnership may hold from time to time.

    "QUALIFIED REIT SUBSIDIARY" means any Subsidiary of the General Partner that is a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

    "QUALIFIED TRANSFEREE" means an "Accredited Investor" as defined in Rule 501 promulgated under the Securities Act.

    "RECAPTURE GAIN" shall have the meaning set forth in SECTION 6.7.D hereof.

    "REGULATIONS" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

    "REGULATORY ALLOCATIONS" shall have the meaning set forth in SECTION 6.6 hereof.

    "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

    "REIT EXPENSES" shall mean (i) costs and expenses relating to the formation and continuity of existence of the General Partner and its subsidiaries, if any, (which subsidiaries shall, for purposes of this definition be included within the definition of General Partner), including taxes, fees and assessments associated therewith and any and all costs, expenses or fees payable to any director, officer or trustee of the General Partner or such subsidiaries (including, without limitation, any costs of indemnification), (ii) costs and expenses relating to any offer or registration of securities by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offer of securities and any costs and expenses associated with any claims made by any holder of such securities or any underwriter or placement agent therefor, (iii) costs and expenses associated with the preparation and filing of any periodic reports by any of the General Partner under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by any of the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business.

    "REIT REQUIREMENTS" shall have the meaning set forth in SECTION 5.1 hereof.

    "SEC" means the United States Securities and Exchange Commission and any successor agency of the United States federal government.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "SPECIFIED EXCHANGE DATE" means the day of receipt by the General Partner of an Exchange Exercise Notice.

    "SHARE" means a Common Share or any other class of equity security issued by the General Partner from time to time, as the case may be.

    "SHARE INCENTIVE PLAN" means any share incentive plan of the General
Partner.

                                 Appendix G-10

    "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

    "SUBSIDIARY PARTNERSHIP" means any partnership that is a Subsidiary of the Partnership.

    "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to SECTION 11.4 hereof.

    "SURVIVING PARTNERSHIP" shall have the meaning set forth in SECTION 11.2.C hereof.

    "TAX ITEMS" shall have the meaning set forth in SECTION 6.7.A hereof.

    "TENANT" means any tenant from which the General Partner derives rent either directly or indirectly through partnerships, including the Partnership.

    "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

    "UNIT" means either a Common Unit or a Preferred Unit, as the case may be.

                                   ARTICLE 2
                             ORGANIZATIONAL MATTERS

    Section 2.1 ORGANIZATION. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. Except as expressly provided herein, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

    Section 2.2 NAME. The name of the Partnership is Repositioning Strategies, L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

    Section 2.3 RESIDENT AGENT; PRINCIPAL OFFICE. The name and address of the resident agent of the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The address of the principal office of the Partnership in the State of Delaware is Repositioning Strategies, L.P., c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Partnership is located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The General Partner, in its sole and absolute discretion, may change the resident agent and appoint successor resident agents. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

    Section 2.4  POWER OF ATTORNEY.

        A. Each Partner and each Assignee constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                                 Appendix G-11

            (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, ARTICLES 11, 12 and 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

            (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with ARTICLE 14 hereof or as may be otherwise expressly provided for in this Agreement.

         B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Partner or Assignee and the transfer of all or any portion of such Partner's or Assignee's Units and shall extend to such Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Partner or Assignee shall execute and deliver to the General Partner or any Liquidator, within 15 days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

    Section 2.5  TERM.  The term of the Partnership commenced on            1998
upon the filing of the Certificate in accordance with the Act and shall continue until December 31, 2050 unless it is dissolved sooner pursuant to the provisions of ARTICLE 13 hereof or as otherwise provided by law.

    Section 2.6 FILINGS. A. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of Delaware. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the General Partner only.

                                 Appendix G-12

         B. The General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.

         C. Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, the Person responsible for winding up and dissolution of the Partnership pursuant to ARTICLE 13 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

                                 Appendix G-13

                                   ARTICLE 3
                                    PURPOSE

    Section 3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership is (A) to acquire and own real property, to acquire, lease, own, mortgage or otherwise encumber personal property, fixtures and real property, to operate, manage, lease (or, to the extent determined by the General Partner to be appropriate, cause the operation, management and leasing by independent contractors including a Partner or its Affiliates) any Property owned by the Partnership, (B) to develop real property and to construct improvements on real property, (C) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing, (D) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act and (E) otherwise deal in and with the business and assets of the Partnership, and to do anything necessary or incidental to the foregoing. In connection with the foregoing, the General Partner has the right, in its sole discretion, to cease qualifying as a REIT. However, the Partners acknowledge that the General Partner's status as a REIT generally inures to the benefit of all the Partners and not solely to the General Partner. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, including but not limited to, imposing restrictions on transfers, conversions and redemptions.

    Section 3.2 POWERS. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire and develop real property, and manage, lease, sell, transfer and dispose of real property.

    Section 3.3  REPRESENTATIONS AND WARRANTIES BY THE PARTIES.

    In addition to any representations and warranties included elsewhere in this
Agreement:

        A. Each Partner represents and warrants to each other Partner that (1) such Partner has the power and authority to enter into this Agreement and perform such Partner's obligations hereunder, (2) the execution and delivery of this Agreement by such Partner and the performance by such Partner of all transactions contemplated by this Agreement to be performed by such Partner have been duly authorized by all necessary action, including without limitation, that of its General Partner(s), committee(s), trustee(s), member(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (3) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, charter, certificate or articles of incorporation or by-laws, as the case may be, any agreement by which such Partner or any of such Partner's properties or any of its partners, beneficiaries, members, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (4) such Partner is neither a "foreign person" within the meaning of Section 1445(f) of the Code nor a "foreign partner" within the meaning of Section 1446(e) of the Code, and (5) this Agreement has been duly executed and delivered by such Partner and is binding upon, and enforceable against, such Partner in accordance with its terms.

        B. Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or

                                 Appendix G-14
    otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and liquid investment.

        C.  Each Partner further represents, warrants and agrees as follows:

            (1) It does not and will not, without the prior written consent of the General Partner, actually own or Constructively Own (a) with respect to any Tenant that is a corporation, any stock of such Tenant and (b) with respect to any Tenant that is not a corporation, any interests in either the assets or net profits of such Tenant; PROVIDED, HOWEVER, that each Partner may own or Constructively Own with one or more other Partners (x) with respect to any Tenant that is a corporation, stock of such Tenant possessing less than ten percent (10%) of the total combined voting power of all classes of stock entitled to vote and less than ten percent (10%) of the total number of shares of all classes of stock of such Tenant and (y) with respect to any Tenant that is not a corporation, interests in such Tenant representing less than ten percent (10%) of the assets and ten percent (10%) of the net profits of such Tenant, so long as such actual or Constructive Ownership otherwise permitted under CLAUSE
       (X) or (Y) above would not cause the General Partner to receive amounts described in Section 856 (d)(2)(B) of the Code.

            (2) [IT DOES NOT, AND AGREES THAT IT WILL NOT WITHOUT THE PRIOR WRITTEN CONSENT OF THE GENERAL PARTNER, ACTUALLY OWN OR CONSTRUCTIVELY OWN, ANY SHARES IN THE GENERAL PARTNER, OTHER THAN ANY COMMON SHARES OR OTHER SHARES OF BENEFICIAL INTEREST OF THE GENERAL PARTNER SUCH PARTNER MAY ACQUIRE (A) AS A RESULT OF AN EXCHANGE PURSUANT TO SECTION 8.6 HEREOF OR (B) UPON THE EXERCISE OF OPTIONS GRANTED OR DELIVERY OF SHARES PURSUANT TO ANY SHARE INCENTIVE PLAN, IN EACH CASE SUBJECT TO THE OWNERSHIP LIMITATIONS SET FORTH IN THE GENERAL PARTNER'S CHARTER.]

            (3) Upon request of the General Partner, it will disclose to the General Partner the amount of Common Shares or other shares of beneficial interest of the General Partner that it actually owns or Constructively Owns.

            (4) It understands that if, for any reason, (a) the representations, warranties or agreements set forth in SUBPARAGRAPH C(1) or (2) of this
       SECTION 3.3 are violated or (b) the Partnership's actual or Constructive Ownership of the Common Shares or other shares of beneficial interest of the General Partner violates the limitations set forth in the Charter, then (x) some or all of the exchange rights of the Partners may become non-exercisable, and (y) some or all of the Shares owned by the Partners may be automatically transferred to a trust for the benefit of the General Partner, as provided in the Charter.

        D. The representations and warranties contained in SECTIONS 3.3.A, 3.3.B and 3.3.C hereof shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

        E. Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

                                 Appendix G-15

                                   ARTICLE 4
                               CAPITAL FINANCINGS

    Section 4.1 UNITS; NO REQUIRED CAPITAL CONTRIBUTIONS BY THE PARTNERS. The Partners shall own Units of the class and in the amounts set forth in EXHIBIT A hereof, which shall be adjusted from time to time by the General Partner to the extent necessary to accurately reflect exchanges, Capital Contributions, the issuance of additional Units or similar events having an effect on a Partner's number of Units. Except as required by law or as otherwise provided in SECTIONS 4.3, 4.4 and 10.5 hereof, no Partner shall be required or permitted to make any additional Capital Contributions or loans to the Partnership.

    Section 4.2 LOANS BY THIRD PARTIES. Subject to SECTION 4.3 hereof, the Partnership may incur Debt, or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any further acquisition of Properties) with any Person that is not the General Partner upon such terms as the General Partner determines to be appropriate.

    Section 4.3  ADDITIONAL FUNDING AND CAPITAL CONTRIBUTIONS.

        A. GENERAL. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds ("ADDITIONAL FUNDS") for the acquisition of additional Properties or for such other Partnership purposes as the General Partner may determine. Additional Funds may be raised by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this ARTICLE 4. No Person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Interest, except as set forth in this SECTION 4.3.

        B. GENERAL PARTNER LOANS. The General Partner may enter into a Funding Debt, including, without limitation, a Funding Debt that is convertible into Common Shares, and lend to the Partnership the net proceeds received by the Partnership from such Funding Debt (a "GENERAL PARTNER LOAN"); PROVIDED, HOWEVER, that the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner's ability to remain qualified as a REIT or would trigger any indemnity obligation on the part of the General Partner or the Partnership. If the General Partner enters into such a Funding Debt, the General Partner Loan will consist of the net proceeds from such Funding Debt and will be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as shall be applicable with respect to or incurred in connection with such Funding Debt.

        C. ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS. The General Partner may raise all or any portion of the Additional Funds by accepting additional Capital Contributions, including, without limitation, the issuance of Units for property or interests in property. In connection with any such additional Capital Contributions (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) additional Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative participating, optional or other special rights, powers, and duties, including rights, powers, and duties senior to then existing Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, and as may be set forth by amendment to this Agreement to reflect the foregoing, including without limitation, (1) the allocations of items of Partnership income, gain, loss, deduction, and credit to such class or series of Partnership Interests; (2) the right of each such class or series of Partnership Interests to share in Partnership distributions; (3) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; and (4) the right to vote, including, without limitation, the approval rights set forth in SECTION 11.2.A hereof; PROVIDED, that no such additional Units or other Partnership Interests shall be issued to the General

                                 Appendix G-16

    Partner unless either (a) the additional Partnership Interests are issued in connection with the grant, award, or issuance of shares of the General Partner pursuant to SECTION 4.3.D below, which shares have designations, preferences, and other rights (except voting rights) such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this SECTION 4.3.C, or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Partnership Interests in such class; PROVIDED, HOWEVER, that any Limited Partner Interests acquired by the General Partner, whether pursuant to exercise by a Limited Partner of its exchange rights, or otherwise, shall be automatically converted into the General Partner Interest comprised of an identical number of Units of the same class. In the event that the Partnership issues additional Partnership Interests pursuant to this SECTION 4.3.C, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in SECTION 5.4, SECTION 6.2.B, and SECTION 8.6 hereof) as it determines are necessary to reflect the issuance of such additional Partnership Interests.

        D. ISSUANCE OF SHARES OR OTHER SECURITIES BY THE GENERAL PARTNER. The General Partner shall not issue any additional Shares (other than Shares issued pursuant to SECTION 8.6 hereof or pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders), other shares of beneficial interest of the General Partner or New Securities unless the General Partner shall make a Capital Contribution of the net proceeds from the issuance of such additional Shares, other shares of beneficial interest or New Securities, as the case may be, and from the exercise of the rights contained in such additional New Securities, as the case may be and receive Units from the Partnership with rights, preferences and terms corresponding to such Shares, other shares of beneficial interest or New Securities, as the case may be; PROVIDED FURTHER, that in the case of Preferred Shares or other securities senior or junior to the Common Shares as to dividends and distributions on liquidation, the General Partner shall contribute to the Partnership the proceeds or consideration (including any property or other non-cash assets) received for such securities and from any subsequent exercise, exchange or conversion thereof (if applicable), and receive from the Partnership Preferred Units or other interests in the Partnership in consideration therefor with the same terms and conditions, including dividend, dividend priority and liquidation preference, as are applicable to such securities.

    Section 4.4 SHARE INCENTIVE PLAN. If at any time or from time to time the General Partner sells or issues Shares pursuant to any Share Incentive Plan, the General Partner shall contribute the net proceeds therefrom to the Partnership as an additional Capital Contribution and shall receive the number of Common Units corresponding to the number of Shares delivered by the General Partner to such exercising party multiplied by a fraction the numerator of which is one and the denominator of which is the Exchange Factor (as defined in EXHIBIT B hereto) in effect on the date of such contribution.

    Section 4.5 OTHER CONTRIBUTION PROVISIONS. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership. In addition, with the written consent of the General Partner (which may be granted or denied in its sole discretion), one or more Partners may enter into agreements or other instruments with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership or one or more of its Subsidiaries.

    Section 4.6 PURCHASE OF SHARES BY THE GENERAL PARTNER. In the event the General Partner exercises its rights under the Charter to purchase Shares, then the General Partner shall cause the Partnership to purchase from it a number of Units of the appropriate class equal to the number of Shares so purchased multiplied by a fraction the numerator of which is one and the denominator of which is the Exchange Factor (as defined in EXHIBIT B hereto) in effect on the date of such contribution, on the same terms that the General Partner purchased such Shares.

                                 Appendix G-17

    Section 4.7 NO INTEREST ON CAPITAL CONTRIBUTIONS. No interest or additional share of Net Income shall be paid or credited to the Partners on their Capital Accounts, or on any undistributed Net Income of funds left on deposit with the Partnership; PROVIDED, HOWEVER, that nothing contained herein shall be construed to prevent or prohibit the payment of interest on account of loans made by the Partners to the Partnership. Any loans made to the Partnership by a Partner shall not increase its Capital Contribution or interest in the Net Income, Net Loss or Net Cash Flow of the Partnership, but shall be a debt due from the Partnership and repaid accordingly.

    Section 4.8  CONVERSION OR REDEMPTION OF PREFERRED UNITS.

        A. If at any time any Preferred Shares issued by the General Partner at any time (i) are to be converted into Common Shares or any other Shares or
    (ii) are to be redeemed by the General Partner, the General Partner shall exchange or redeem, as the case may be, an equal (subject to adjustment as necessary to reflect changes in the capital structure of the Partnership or the General Partner) number of Preferred Units.

        B. The General Partner shall amend EXHIBIT A as applicable to reflect each conversion of Preferred Units, and the issuance of additional Common Units in connection therewith and each redemption of Preferred Units, if any.

                                   ARTICLE 5
                                 DISTRIBUTIONS

    Section 5.1 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS. Subject to the rights of Holders of Preferred Units, if any, except as set forth in SECTION
13.2 hereof, the General Partner shall cause the Partnership to distribute from time to time, but not less frequently than quarterly, all, or such portion as the General Partner may in its discretion determine, of Net Cash Flow generated by the Partnership during such quarter to the Partners who are Partners on the Partnership Payment Date with respect to such quarter to the holders of Common Units, pro rata, in accordance with their respective Common Units.

    Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with ARTICLE 4 hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest; PROVIDED, HOWEVER, that notwithstanding any other provision in this Agreement, from time to time and at such times as the General Partner shall determine, and prior to any determination or distribution of Net Cash Flow pursuant to this SECTION 5.1, there shall be distributed to the General Partner from the revenues, proceeds or other funds of the Partnership, an amount equal to any REIT Expenses (other than those described in clause (ii) of the definition of REIT Expenses), to the extent not paid or payable by the General Partner from cash distributions which it receives directly from any Property Partnerships on account of any interest in the Property Partnership which it holds directly (as opposed to through the Partnership). The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay shareholder dividends that will (X) satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT REQUIREMENTS") and (Y) avoid any federal income or excise tax liability of the General Partner.

    Section 5.2 DISTRIBUTIONS IN KIND. No right is given to any Partner to demand and receive property or cash. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind to the Partners of Partnership assets, and such assets shall be distributed in such a fashion as to ensure that such assets are distributed and allocated in accordance with ARTICLES 5, 6 and 10 hereof based on the fair market value of such assets on the date of such distribution.

                                 Appendix G-18

    Section 5.3 DISTRIBUTIONS UPON LIQUIDATION. Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with
SECTION 13.2 hereof.

    Section 5.4 DISTRIBUTIONS TO REFLECT ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS. In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to
SECTION 4.3 or 4.4 hereof, the General Partner shall make such revisions to this
ARTICLE 5 as it determines are necessary to reflect the issuance of such additional Partnership Interests, including making preferential distributions to certain classes of Partnership Interests.

    Section 5.5  DISTRIBUTIONS TO LIMITED PARTNERS EXERCISING EXCHANGE
RIGHTS. With respect to any Limited Partner(s) from whom the General Partner receives an Exchange Exercise Notice to exercise Rights in accordance with
SECTION 8.6 hereof for which the General Partner elects to pay the Cash Purchase Price pursuant to EXHIBIT B, the General Partner shall cause the Partnership to distribute to such Limited Partner(s), with respect to the Units for which the Cash Purchase Price is paid, (i) on the Partnership Payment Date, if any, thereafter occurring during the quarter in which the Cash Purchase Price is paid, an amount equal to a full PRO RATA share of any Net Cash Flow to which such Limited Partner would have been entitled to receive pursuant to SECTION 5.1 had such Limited Partner held such Units on the Partnership Payment Date occurring in such quarter and (ii) on the Partnership Payment Date, if any, occurring during the next succeeding quarter after such Exercise Notice is received, an amount equal to the Net Cash Flow to which such Limited Partner would have been entitled to receive pursuant to SECTION 5.1 had such Limited Partner held such Units on the Partnership Payment Date, multiplied by a fraction, the numerator of which is the number of days in the preceding quarter (based on three 30-day months) that the Limited Partner held such Units and the denominator of which is 90.

                                   ARTICLE 6
                                  ALLOCATIONS

    Section 6.1  TIMING AND AMOUNT OF ALLOCATIONS OF NET INCOME AND NET
LOSS. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership taxable year of the Partnership as of the end of each such year. Subject to the other provisions of this ARTICLE 6, an allocation to a Partner of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

    Section 6.2 GENERAL ALLOCATIONS. Except as otherwise provided herein, Net Income and Net Loss for any Partnership taxable year or other applicable period of the Partnership shall be allocated in the following order and priority:

        A. Net Income, if any, shall be allocated among the Partners holding Common Units in proportion to, and to the extent of, the aggregate amounts of Net Cash Flow distributed in respect of the Partners' Common Units pursuant to SECTION 5.1 (including those amounts of Net Cash Flow distributed within the fiscal year or other applicable period under SECTION
    5.5 that are in respect of SECTION 5.1, only if either (A) such Net Cash Flow is distributed on or prior to the date on which the Cash Purchase Price is paid or (B) the Partner to whom such Net Cash Flow is distributed otherwise continues to own one or more Common Units on the date such distribution is made),

        B. Upon a Liquidating Capital Event, any remaining Net Income or Net Loss (or remaining Partnership items of income, gain, loss and deduction thereof), computed by including the Net Income or Net Loss resulting from such Liquidating Capital Event, shall be allocated among the Partners holding Common Units to the extent possible, until each Partner has a Capital Account balance equal to the pro rata portion, based on the number of Common Units held by each Partner, of the net positive sum of the Capital Account balances for all Partners (determined after taking into account the allocations required under Section 6.6).

                                 Appendix G-19

        C. Any remaining Net Income or Net Loss shall be allocated to the Partners holding Common Units pro rata in accordance with their respective Common Units.

    Section 6.3 ALLOCATIONS TO REFLECT ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS. In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to
SECTION 4.3 or 4.4 hereof, the General Partner shall make such revisions to this
ARTICLE 6 as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests.

    Section 6.4 GUARANTEED PAYMENTS. To the extent that the General Partner receives any reimbursement of REIT Expenses pursuant to SECTION 5.1, the General Partner shall be allocated items of income and gain equal to the amount of such payment.

    Section 6.5 ALLOCATIONS WITH RESPECT TO TRANSFERRED INTERESTS. Unless otherwise required by the Code and/or the Regulations or as agreed to and by the General Partner, in its sole and absolute discretion, any Net Income or Net Loss allocable to a Partnership Interest which has been transferred during any year shall be allocated among the Persons who were holders of such Partnership Interest during such year in the manner described in SECTION 11.6 below.

    Section 6.6  ADDITIONAL ALLOCATION PROVISIONS.

    Notwithstanding the foregoing provisions of this ARTICLE 6 the following special allocations shall be made in the following order and priority:

        A. REGULATORY ALLOCATIONS.

            (1) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of SECTION
       6.2 hereof, or any other provision of this ARTICLE 6, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent Partnership taxable years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This SECTION 6.6.A(1) is intended to qualify as a "minimum gain chargeback" within the meaning of Regulation Section 1.704-2(f) which shall be controlling in the event of a conflict between such Regulation and this SECTION 6.6.A(1).

            (2) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulations Section 1.704-2(i)(4), and notwithstanding the provisions of SECTION 6.2 hereof, or any other provision of this ARTICLE 6 (except
       SECTION 6.6.A(1) hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent Partnership taxable years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This SECTION 6.6.A(2) is intended to qualify as a "chargeback of partner nonrecourse debt minimum gain" within the meaning of Regulation Section 1.704-2(i) which shall be controlling in the event of a conflict between such Regulation and this SECTION 6.6.A(2).

                                 Appendix G-20

            (3) NONRECOURSE DEDUCTIONS AND PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i). Any Nonrecourse Deductions for any Partnership taxable year generally shall be allocated to the Partners in the same proportion as the Partners are allocated items of loss and deduction not attributable to either Partnership Nonrecourse Debt or Partner Nonrecourse Debt; PROVIDED, HOWEVER, that the General Partner may allocate Nonrecourse Deductions in a different manner so long as such allocation is reasonably consistent with allocations of some other significant Partnership item attributable to the Property securing the relevant Nonrecourse Liability that have substantial economic effect in accordance with Regulations Section 1.702-2(e)(2).

            (4) QUALIFIED INCOME OFFSET. If any Partner unexpectedly receives an adjustment, allocation or distribution described in Regulations
       Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible; PROVIDED, that an allocation pursuant to this SECTION 6.6.A(4) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in this ARTICLE 6 have been tentatively made as if this SECTION 6.6.A(4) were not in the Agreement. It is intended that this SECTION 6.6.A(4) qualify and be construed as a "qualified income offset" within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this SECTION 6.6.A(4).

            (5) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership taxable year which is in excess of the sum of (a) the amount (if any) such Partner is obligated to restore to the Partnership, and (b) the amount such Partner is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain, pro rata, in proportion to the amount of such excess Capital Account deficit, as quickly as possible until no Partner has such an excess Capital Account deficit; PROVIDED, that an allocation pursuant to this SECTION 6.6.A(5) shall be made if and only to the extent that such Partner would have an excess Capital Account deficit after all other allocations provided in this
       ARTICLE 6 have been tentatively made as if this SECTION 6.6.A(5) and
       SECTION 6.6.A(4) hereof were not in the Agreement.

            (6) LIMITATION ON ALLOCATION OF LOSS. No items of loss or deduction will be allocated to any Partner to the extent that any such allocation would cause the Partner to have an, or increase the amount of an existing, Capital Account deficit at the end of any Partnership taxable year greater than the sum of (a) the amount (if any) such Partner is obligated to restore to the Partnership, and (b) the amount such Partner is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). All items of loss or deduction in excess of the limitation set forth in this SECTION 6.6.A(6) will be allocated among such other Partners, which do not have such excess Capital Account deficit balances, pro rata, in proportion to their Partnership Interests, until no Partner may be allocated any such items of loss or deduction without having or increasing such an excess Capital Account deficit balance. Thereafter, any remaining items of loss or deduction will be allocated to the General Partner.

            (7) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
       Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section
       1.704-1(b)(2)(iv)(m)(4), to

                                 Appendix G-21
       be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

            (8) CURATIVE ALLOCATION. The allocations set forth in SECTIONS 6.6.A(1), (2), (3), (4), (5), (6) and (7) hereof (the "REGULATORY
       ALLOCATIONS") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of SECTIONS 6.1 and 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, Regulatory Allocations relating to (i) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain, and (ii) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Minimum Gain. Allocations pursuant to this SECTION 6.6A(8) shall only be made with respect to Regulatory Allocations to the extent the General Partner determines that such allocations shall otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this SECTION 6.6A(8) shall be deferred with respect to allocations pursuant to (i) and (ii) above to the extent the General Partner determines that such allocations are likely to be offset by subsequent Regulatory Allocations.

        B.  NONRECOURSE LIABILITY ALLOCATION.  For purposes of Regulations
    Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the amount of Partnership Minimum Gain, shall be allocated in each Partnership taxable year in accordance with a Permitted Debt Allocation Method.

        C. DISTRIBUTIONS OF PROCEEDS FROM NONRECOURSE LIABILITIES. To the extent permitted by Sections 1.704-2(h)(3) and 1.704-2(i)(6) of the Regulations, the Partners shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distribution would not cause or increase an Adjusted Capital Account Deficit for any Partner.

        D. INTERPRETATION. The foregoing provisions of this SECTION 6.6 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

    Section 6.7  TAX ALLOCATIONS.

        A. IN GENERAL. Except as otherwise provided in this SECTION 6.7, for income tax purposes each item of income, gain, loss and deduction (collectively, "TAX ITEMS") shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to SECTIONS 6.2 and 6.6 hereof.

        B. ALLOCATIONS RESPECTING SECTION 704(C). Notwithstanding SECTION 6.7.A hereof, Tax Items with respect to Partnership property that is contributed to the Partnership by a Partner shall be shared among the Partners for income tax purposes pursuant to Regulations promulgated under
    Section 704(c) of the Code, so as to take into account the variation, if any, between the adjusted tax basis of

                                 Appendix G-22
    the property to the Partnership and its initial Gross Asset Value. With respect to Partnership property that is initially contributed to the Partnership upon its formation pursuant to SECTION 4.1 hereof, such variation between basis and initial Gross Asset Value shall be taken into account under the "traditional method" as described in Regulations Section 1.704-3(b). With respect to properties subsequently contributed to the Partnership, the Partnership shall account for such variation under any method approved under Section 704(c) of the Code and the applicable regulations as chosen by the General Partner. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value (provided in ARTICLE 1 of this Agreement), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable regulations consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g) using any method approved under 704(c) of the Code and the applicable regulations as chosen by the General Partner.

        C. ALTERNATIVE MINIMUM TAX. If any taxable item of income or gain is computed differently from the taxable item of income or gain which results for purposes of the alternative minimum tax, then to the extent possible, without changing the overall allocations of items for purposes of either the Partners' Capital Accounts or the regular federal income tax (i) each Partner will be allocated items of taxable income or gain for alternative minimum tax purposes taking into account the prior allocations of originating tax preferences or alternative minimum tax adjustments to such Partner (and its predecessors) and (ii) other Partnership items of income or gain for alternative minimum tax purposes of the same character that would have been recognized, but for the originating tax preferences or alternative minimum tax adjustments, will be allocated away from those Partners that are allocated amounts pursuant to clause (i) so that, to the extent possible, the other Partners are allocated the same amount, and type, of alternative minimum tax income and gain that would have been allocated to them had the originating tax preferences or alternative minimum tax adjustments not occurred.

        D. RECAPTURE GAIN. If any portion of gain recognized from the disposition of property by the Partnership represents the "recapture" of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 ("RECAPTURE GAIN"), such Recapture Gain will be allocated as follows:

    FIRST, to the Partners, PRO RATA, in proportion to the lesser of each Partner's (i) allocable share of the total gain recognized from the disposition of such Partnership property and (ii) share of depreciation or amortization with respect to such property (as determined under Regulations Sections 1.1245-1(e)(2) and (3)), until each such Partner has been allocated Recapture Gain equal to such lesser amount; and

    SECOND, the balance of Recapture Gain will be allocated among the Partners whose allocable shares of total gain exceed their shares of depreciation or amortization with respect to such property (as determined under Regulations
Section 1.1245-1(e)(2) and (3)), in proportion to their shares of total gain (including Recapture Gain) from the disposition of such property;

PROVIDED, HOWEVER, that no Partner will be allocated Recapture Gain under this
SECTION 6.7.D in excess of the total gain allocated to such Partner from such disposition.

                                   ARTICLE 7
                      MANAGEMENT AND OPERATION OF BUSINESS

    Section 7.1  MANAGEMENT.

        A. Except as otherwise expressly provided in this Agreement or as required by applicable law, all management powers over the business and affairs of the Partnership are fully, exclusively and completely vested in the General Partner, and no other Partner shall have any right to transact business for, participate in the management or decisions of, or exercise control or management power

                                 Appendix G-23
    over the business and affairs of, the Partnership. The General Partner may not be removed by the other Partners with or without cause, except with the consent of the General Partner. In addition to the powers now or hereafter granted the General Partner of a limited partnership under the Act and other applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including SECTION 7.3, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in SECTION 3.2 hereof and to effectuate the purposes set forth in SECTION 3.1 hereof, including, without limitation:

            (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner has determined to qualify as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on all or any of the Partnership's assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

            (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership, the registration of any class of securities of the Partnership under the Securities Exchange Act of 1934, as amended, and the listing of any debt securities of the Partnership on any exchange;

            (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity;

            (4) the mortgage, pledge, encumbrance or hypothecation of all or any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, the General Partner (if necessary to permit the financing or capitalization of a subsidiary of the General Partner or the Partnership) and any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment;

            (5) the negotiation, execution, and performance of any contracts, leases, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement;

            (6) the distribution of Partnership Net Cash Flow or other Partnership assets in accordance with this Agreement;

            (7) the selection and dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer"), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, the determination of their compensation and other terms of employment or hiring, including waivers of conflicts of interest and the payment of their expenses and compensation out of the Partnership's assets;

                                 Appendix G-24

            (8) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

            (9) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which the Partnership has an equity investment from time to time);

           (10) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

           (11) the undertaking of any action in connection with the Partnership's direct or indirect investment in any Person (including, without limitation, contributing or loaning Partnership funds to, incurring indebtedness on behalf of, or guarantying the obligations of any such Persons);

           (12) subject to the other provisions in this Agreement, the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt;

           (13) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or by any other Person in which the Partnership has made a direct or indirect equity investment;

           (14) holding, managing, investing and reinvesting cash and other assets of the Partnership;

           (15) the collection and receipt of revenues and income of the Partnership;

           (16) the exercise, directly or indirectly through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

           (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

           (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person, pursuant to contractual or other arrangements between the Partnership and such Person;

           (19) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or other agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in or granted by this Agreement;

           (20) the amendment and restatement of EXHIBIT A to reflect accurately at all times the Capital Contributions and Unit ownership of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, conversions, Capital Contributions, the issuance of Units (including Preferred Units), the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this

                                 Appendix G-25

       Agreement, as long as the matter or event being reflected in EXHIBIT A otherwise is authorized by this Agreement;

           (21) the maintenance of the Partnership's books and records; and

           (22) the preparation and delivery, or causing to be prepared and delivered by the Partnership's accountants, all financial and other reports with respect to the operations of the Partnership, and the preparation and filing of all Federal and state tax returns and reports.

        B. Each of the Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provisions of this Agreement (except as provided in SECTION 7.3 hereof), the Act or any applicable law, rule or regulation; PROVIDED, that the Partners agree that the General Partner shall not be required to take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (A) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (B) could subject the General Partner to any taxes under Section 857 or Section 4981 of the Code, or (C) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership, any other General Partner or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

        Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

        C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (1) casualty, liability and other insurance on the properties of the Partnership and (2) liability insurance for the Indemnitees hereunder.

        D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

        E. In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken by the General Partner. The General Partner, any other General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement. The Partners expressly acknowledge that, in any action undertaken by the General Partner or the Partnership in accordance with the terms of this Agreement, the General Partner is acting for the benefit of the Partnership, the Limited Partners, itself, and the General Partner's shareholders, collectively.

        F. Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the

                                 Appendix G-26

    General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

    Section 7.2 CERTIFICATE OF LIMITED PARTNERSHIP. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and to maintain the Partnership's qualification to do business as a foreign limited partnership in each other state, the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of
SECTION 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware, and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

    Section 7.3  RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY.

        A. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

            (1) perform any act that would subject a Limited Partner to liability as the General Partner in any jurisdiction or any other liability except as provided herein or under the Act; or

        B. The General Partner shall not, without the prior Consent of the Partners, undertake, on behalf of the Partnership, any of the following actions or enter into any transaction which would have the effect of such transactions:

           [(1) EXCEPT AS PROVIDED IN SECTIONS 7.1(A); 7.3.D AND ARTICLE XIV HEREOF, AMEND, MODIFY OR TERMINATE THIS AGREEMENT OTHER THAN TO REFLECT THE ADMISSION, SUBSTITUTION, TERMINATION OR WITHDRAWAL OF PARTNERS PURSUANT TO ARTICLE 12 HEREOF];

            (2) except as provided in SECTION 7.9, take title to any property of the Partnership other than in the name of the Partnership or a Property Partnership.

        C.  Notwithstanding SECTIONS 7.3.A and 7.3.B hereof, but subject to
    SECTION 7.3.D hereof, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

            (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the other Partners;

            (2) to reflect the issuance of additional Partnership Interests pursuant to SECTIONS 4.3.C and 4.4 hereof or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

            (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Partners in any material respect, or to cure any ambiguity in, correct or supplement any provision in, or make other changes with respect to matters arising under, this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

            (4) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

                                 Appendix G-27

            (5) to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS; and

            (6) to modify, as set forth in the definition of "Capital Account," the manner in which Capital Accounts are computed.

        D. Notwithstanding SECTIONS 7.3.A, 7.3.B, and 7.3.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected if such amendment or action would (1) convert a Limited Partner's interest in the Partnership into the General Partner's interest (except as the result of the General Partner acquiring such interest), (2) adversely modify the limited liability of a Limited Partner, (3) alter rights of a Partner to receive distributions pursuant to ARTICLE 5 or SECTION 13.2.A(3) hereof, or the allocations specified in ARTICLE 6 (except as permitted pursuant to SECTION
    4.3 and SECTION 7.3.C(2) hereof), (4) alter or modify in a material and adverse way the rights set forth in SECTION 8.6 hereof, and related definitions herein, (5) reduce the percentage of Partners required to consent to any matter in this Agreement or (6) amend this SECTION 7.3.D. Further, no amendment may alter the restrictions on the General Partner's authority set forth elsewhere in this SECTION 7.3 without the Consent specified in such section.

    Section 7.4  REIMBURSEMENT OF THE GENERAL PARTNER.

        A. Except as provided in this SECTION 7.4 and elsewhere in this Agreement (including the provisions of ARTICLES 5 and 6 hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as General Partner of the Partnership.

        B. The Partnership shall assume and pay when due, or reimburse the General Partner for, on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, all costs and expenses it incurs. The Partnership shall also assume, and pay when due, all Administrative Expenses other than REIT Expenses, but only to the extent not paid or payable by the General Partner from cash distributions received by the General Partner directly from any Property Partnership. The General Partner shall use any cash distributions which it receives directly from any Property Partnerships on account of any interest in the Property Partnership which it holds directly (as opposed to through the Partnership) to pay REIT Expenses. The Partners acknowledge that the General Partner's sole business is the ownership of interests in and operation of the Partnership and that such expenses are incurred for the benefit of the Partnership; PROVIDED, that the General Partner shall not be reimbursed for expenses it incurs relating to the organization of the Partnership and the General Partner or any public offerings of Common Shares, other shares of beneficial interest or Funding Debt by the General Partner, but shall be reimbursed for expenses it incurs with respect to any other issuance of additional Partnership Interests pursuant to the provisions hereof. Any amounts paid pursuant to this SECTION 7.4 shall be in addition to, but not duplicative of, any amounts paid to the General Partner as indemnification pursuant to SECTION
    7.6 hereof.

        C.  Any reimbursements to the General Partner pursuant to this SECTION
    7.4 which constitute gross income of the General Partner shall be reported as distributions for purposes of computing the Partners' Capital Accounts, and shall not be reported as guaranteed payments within the meaning of
    Section 707(c) of the Code.

    Section 7.5  CONTRACTS WITH AFFILIATES.

        A. The Partnership may lend or contribute to Persons in which the Partnership has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.

                                 Appendix G-28

        B. The Partnership may transfer assets to joint ventures, limited liability companies, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

        C. The General Partner, in its sole and absolute discretion and without the approval of the Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership's Subsidiaries. The General Partner also is expressly authorized to cause the Partnership to issue to it Units corresponding to Shares issued by the General Partner pursuant to its Share Incentive Plan or any similar or successor plan and to repurchase such Units from the General Partner to the extent necessary to permit the General Partner to repurchase such Shares in accordance with such plan.

        D. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

        E. Except as expressly permitted by this Agreement and except for those transactions occurring on the date hereof in connection with the formation of the Partnership and the Company, no General Partner nor any Affiliate of the General Partner shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, unless the General Partner determines in good faith that such transactions are fair and reasonable.

    Section 7.6  INDEMNIFICATION.

        A. The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this SECTION 7.6 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet any requisite standard of conduct. Any indemnification pursuant to this
    SECTION 7.6 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds, to enable the Partnership to fund its obligations under this
    SECTION 7.6.

        B. Reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (1) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in SUBPARAGRAPH A of this SECTION 7.6 has been met and (2) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

                                 Appendix G-29

        C. The indemnification provided by this SECTION 7.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in a capacity which affords such Person the rights of an Indemnitee.

        D. The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        E. For purposes of this SECTION 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan of the General Partner or the Partnership whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to such plan or participants or beneficiaries of such plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this SECTION 7.6; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

        F. In no event may an Indemnitee subject the Limited Partners or any of the General Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

        G. An Indemnitee shall not be denied indemnification in whole or in part under this SECTION 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the Indemnitee would otherwise be entitled to indemnification.

        H. The provisions of this SECTION 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this SECTION 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership's liability to any Indemnitee under this
    SECTION 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        I. If and to the extent any reimbursements to any General Partner pursuant to this SECTION 7.6 constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

        J. Any indemnification hereunder is subject to, and limited by, the provisions of Section 17-108 of the Act.

        K. In the event the Partnership is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's personal obligations or liabilities unrelated to Partnership business, such Partner shall indemnify and reimburse the Partnership for all such loss and expense incurred, including legal fees, and the Partnership Interest of such Partner may be charged therefor. The liability of a Partner under this SECTION 7.6.K shall not be limited to such Partner's Partnership Interest, and shall be enforceable against such Partner personally.

                                 Appendix G-30

    Section 7.7  LIABILITY OF THE GENERAL PARTNER.

        A. Notwithstanding anything to the contrary set forth in this Agreement, to the maximum extent that Maryland law or Delaware law, as the case may be, in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust or limited liability company, as the case may be, no trustee, member, manager or officer of the General Partner shall be liable to the Partnership or any Partner for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute or Delaware statute, as the case may be, limiting the liability of trustees and officers of a Maryland corporation or members or managers of a Delaware limited liability company, as the case may be, for money damages in a suit by or on behalf of the Partnership or by any Partner, no trustee, member, manager or officer of the General Partner shall be liable to the Partnership or to any Partner for money damages except to the extent that
    (i) the trustee, member, manager or officer actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the trustee, member, manager or officer is entered in a proceeding based on a finding in the proceeding that, the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        B. The Limited Partners and the General Partner expressly acknowledge that, as stated in SECTION 7.1.E, the General Partner is acting for the benefit of the Partnership, itself, the Limited Partners, the other General Partner and the General Partner's shareholders collectively, and that the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner's shareholders (including, without limitation, the tax consequences to the Limited Partners, the General Partner or Assignees or to shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions and that the General Partner shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by any Partners or Partners in connection with such decisions.

        C. Subject to its obligations and duties as General Partner set forth in SECTION 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents.

        D. Any amendment, modification or repeal of this SECTION 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the General Partner and any of their officers, members, managers, directors, agents and employees to the Partnership and the Limited Partners under this SECTION 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

    Section 7.8  OTHER MATTERS CONCERNING THE GENERAL PARTNER.

        A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General

                                 Appendix G-31

    Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

        D. Notwithstanding any other provisions of this Agreement or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (1) to protect the ability of the General Partner to continue to qualify as a REIT or (2) to avoid the General Partner incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Partners.

    Section 7.9 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Subject to SECTION 7.5, title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be deemed held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held. Any such title holder shall perform any and all of its respective functions to the extent and upon such terms and conditions as may be determined from time to time by the General Partner.

    Section 7.10 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. Each Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (A) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (B) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (C) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                 Appendix G-32

                                   ARTICLE 8
                           RIGHTS AND OBLIGATIONS OF
                      LIMITED PARTNERS AND GENERAL PARTNER

    Section 8.1 LIMITATION OF LIABILITY. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or under the Act.

    Section 8.2 NO PARTICIPATION IN MANAGEMENT OF BUSINESS. No Limited Partner, or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, General Partner, member, manager, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, General Partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

    Section 8.3 OUTSIDE ACTIVITIES OF PARTNERS. Subject to any agreements entered into by a Partner or its Affiliate with the General Partner, Partnership or a Subsidiary, any Partner and any officer, director, employee, agent, trustee, member, manager, Affiliate or shareholder of, or partner in, any Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Partner or Assignee. Subject to such agreements, none of the Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person, other than the Partners benefitting from the business conducted by the Partnership in accordance with this Agreement, and such other Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Partner or such other Person, could be taken or pursued by such other Person.

    Section 8.4 RETURN OF CAPITAL. Except pursuant to the exchange rights set forth in SECTION 8.6, no Partner shall be entitled to the withdrawal or return of his or her Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions, or, except as otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

    Section 8.5  RIGHTS OF PARTNERS RELATING TO THE PARTNERSHIP.

        A. In addition to other rights provided by this Agreement or by the Act, and except as limited by SECTION 8.5.B hereof, each Partner shall have the right, for a purpose reasonably related to such Partner's interest as a partner in the Partnership, upon written demand with a statement of the purpose of such demand:

            (1) to obtain a copy of the most recent annual and quarterly reports filed with the SEC by the General Partner pursuant to the Securities Exchange Act, and each communication sent to the shareholders of the General Partner;

            (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership taxable year;

                                 Appendix G-33

            (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

            (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

            (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

        B. Notwithstanding any other provision of this SECTION 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (1) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or (2) the Partnership or the General Partner is required by law or by agreements with unaffiliated third parties to keep confidential.

    Section 8.6  GRANT OF RIGHTS.

        A. The General Partner does hereby grant to the Limited Partners and the Limited Partners do hereby accept the right, but not the obligations (hereinafter such right sometimes referred to as the "RIGHTS"), to exchange all or a portion of their Units on the terms and subject to the conditions and restrictions contained in EXHIBIT B. The Rights granted hereunder may be exercised by any one or more of the Limited Partners, on the terms and subject to the conditions and restrictions contained in EXHIBIT B, upon delivery to the General Partner of an Exchange Exercise Notice in the form of Schedule 1 to EXHIBIT B, which notice shall specify the Units to be exchanged by such Limited Partner. Once delivered, the Exchange Exercise Notice shall be irrevocable, subject to payment by the General Partner of the Purchase Price in respect of such Units in accordance with the terms hereof.

        B. The terms and provisions applicable to the Rights shall be as set forth in EXHIBIT B.

        C. Any Units acquired by the General Partner pursuant to an exercise by any Limited Partner of the Rights shall be deemed to be acquired by and reallocated or reissued to the General Partner. The General Partner shall amend EXHIBIT A hereto to reflect each such exchange and reallocation or reissuance of Units and each corresponding recalculation of the Units of the Partners.

                                   ARTICLE 9

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

    Section 9.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; PROVIDED, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

    Section 9.2 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

    Section 9.3  REPORTS.

        A. As soon as practicable, but in no event later than 105 days after the close of each Partnership Year, or such earlier date as they are filed with the SEC, the General Partner shall cause to be mailed

                                 Appendix G-34
    to each Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, consistently applied, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

        B. As soon as practicable, but in no event later than 45 days after the close of each calendar quarter (except the last calendar quarter of each year), or such earlier date as they are filed with the SEC, the General Partner shall cause to be mailed to each Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the General Partner, presented in accordance with the applicable law or regulation, or as the General Partner determines to be appropriate.

                                   ARTICLE 10

                                  TAX MATTERS

    Section 10.1 PREPARATION OF TAX RETURNS. The General Partner shall arrange for the preparation and timely filing of all tax returns of the Partnership and shall use all reasonable efforts to furnish, within 90 days of the close of each taxable year, the tax information reasonably required by Partners for federal and state income tax reporting purposes.

    Section 10.2 TAX ELECTIONS. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including the election under
Section 754 of the Code or electing "large partnership" status under Code
Section 775. The General Partner shall have the right to seek to revoke any such election (including without limitation, any election under Section 754 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is the best interests of the Partners. However, no Partner, or officer or agent of the Partnership shall file an election for the Partnership to be taxed as a corporation under the Code without the written consent of all the Partners.

    Section 10.3  TAX MATTERS PARTNER.

        A. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes, and is authorized, but not required, to take all actions within its authority as tax matters partner, as described in subchapters C and D of Chapter 63, subtitle F of the Code. The taking of any action and the incurring of any expense by the tax matters partner, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in SECTION 7.6 hereof shall be fully applicable to the tax matters partner in its capacity as such.

        C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

    Section 10.4 ORGANIZATIONAL AND START-UP EXPENSES. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Sections 709(b) and 195(b) of the Code.

    Section 10.5 WITHHOLDING. Each Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, local, or foreign taxes that the

                                 Appendix G-35

General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Partner shall constitute a loan by the Partnership to such Partner, which loan shall be repaid by such Partner within 15 days after notice from the General Partner that such payment must be made unless (A) the Partnership withholds such payment from a distribution which would otherwise be made to the Partner or (B) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Partner. Any amounts withheld pursuant to the foregoing clauses (A) or (B) shall be treated as having been distributed to such Partner. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner's Partnership Interest to secure such Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this SECTION 10.5. In the event that a Partner fails to pay any amounts owed to the Partnership pursuant to this SECTION 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Partner, and in such event shall be deemed to have loaned such amount to such defaulting Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Partner (including, without limitation, the right to receive distributions and the holding of a security interest in such Partner's Partnership Interest). Any amounts payable by a Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus two percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created under this SECTION 10.5.

    Section 10.6 LIMITATION TO PRESERVE REIT STATUS. To the extent that any amount paid or credited to the General Partner or its officers, directors, employees or agents pursuant to SECTION 7.4 or 7.6 hereof would constitute gross income to the General Partner for purposes of Sections 856 (c) (2) or 856 (c)
(3) of the Code (a "GENERAL PARTNER PAYMENT") then, notwithstanding any other provision of this Agreement, the amount of the General Partner Payments for any Partnership taxable year shall not exceed the lesser of:

        (A) the amount of the General Partner Payments derived from sources other than those described in subsections (A) through (H) at Section 856(c)(2) of the Code cannot exceed 5% of the total amount of the General Partner Payments for the taxable year and;

        (B) the amount of the General Partner Payments derived from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code cannot exceed 25% of the total amount of the General Partner Payments for the taxable year;

PROVIDED, HOWEVER, that General Partner Payments in excess of the amounts set forth in subparagraphs (A) and (B) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner's ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, the General Partner Payments shall carry over and be treated as arising in the following year; PROVIDED, HOWEVER, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; PROVIDED FURTHER, that (a) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any and (b) with respect to carry over amounts for more than one Partnership taxable year, such payments shall be applied to the earliest Partnership taxable year first.

                                 Appendix G-36

                                   ARTICLE 11

                           TRANSFERS AND WITHDRAWALS

    Section 11.1  TRANSFER.

        A. The term "transfer," when used in this ARTICLE 11 with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner purports to assign its General Partner Interest to another Person or by which a Limited Partner purports to assign its Limited Partner Interest to another Person, and includes a sale, assignment, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term "TRANSFER" when used in this
    ARTICLE 11 does not include any exchange for Shares pursuant to SECTION 8.6 hereof. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered, except as may be specifically provided for in this Agreement.

        B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this ARTICLE
    11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this ARTICLE 11 shall be null and void.

    Section 11.2  TRANSFER OF GENERAL PARTNER'S PARTNERSHIP INTEREST.

        A. The General Partner may not withdraw from the Partnership or transfer or assign all or any portion of its General Partner Interest in the Partnership (but specifically excluding a statutory merger or consolidation, liquidation or other similar transaction) without the Consent of the Partners, which may be given or withheld by each Partner in its sole and absolute discretion, and only upon the admission of a successor General Partner pursuant to SECTION 12.1 hereof. Upon any transfer of the General Partner Interest in accordance with the provisions of this SECTION 11.2, the transferee shall become a substitute General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the transferor General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the General Partner Interest so acquired. It is a condition to any transfer otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred General Partner Interest, and no such transfer (other than pursuant to a statutory merger, consolidation, liquidation or other similar transaction wherein all obligations and liabilities of the transferor General Partner are assumed by a successor entity by operation of law shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Partners, in their reasonable discretion. In the event the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon the Incapacity of the General Partner, all of the remaining Partners may elect to continue the Partnership business by selecting a substitute General Partner in accordance with the Act. Notwithstanding anything contained herein to the contrary, neither the Limited Partners nor the other General Partner shall have any right whatsoever to remove the General Partner from the Partnership.

        B. Neither the General Partner nor the Partnership shall engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (each, a "TERMINATION TRANSACTION"), unless (1) if the holders of the Shares approve the Termination Transaction, the General Partner will not consummate such Termination Transaction unless (i) the General Partner first conducts a vote of holders of Units (including the General Partner) on the matter, (ii) the General Partner votes the Units held by it in the same proportion as the holders of the Shares voted

                                 Appendix G-37
    on the matter at the shareholder vote and (iii) the result of such vote of the holders of the Units (including the proportionate vote of the Units of the General Partner) is that had such vote been a vote of holders of Shares, the Termination Transaction would have been approved (PROVIDED, HOWEVER, that this SECTION 11.2.B(1) shall not be interpreted to enable or require the General Partner to engage in a Termination Transaction which requires the approval of the holders of the Shares if the General Partner did not receive such required approval) and (2) (x) such Termination Transaction has been approved by a Consent of the Limited Partners or (y) except as otherwise provided in SECTION 11.2.C hereof, in connection with such Termination Transaction all Limited Partners either will receive or will have the right to elect to receive for each Common Unit an amount of cash, securities, or other property equal to the product of the number of Common Shares into which the Common Units held by such Limited Partner are exchangeable and the greatest amount of cash, securities or other property paid to a holder of one Common Share in consideration of one Common Share pursuant to the terms of the Termination Transaction; PROVIDED, that if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding Shares, each holder of Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its Exchange Rights (as set forth in SECTION 8.6 hereof) and received Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated.

        C. The General Partner or the Partnership may merge, or otherwise combine its assets, with another entity without satisfying the requirements of SECTION 11.2.B hereof if: (1) immediately after such merger or other combination, substantially all of the assets directly or indirectly owned by the surviving entity, other than Units held by the General Partner, are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the "SURVIVING PARTNERSHIP"); (2) the Limited Partners own a Partnership Interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership (as determined pursuant to SECTION 11.2.D hereof) and the other net assets of the Surviving Partnership (as determined pursuant to SECTION 11.2.D hereof) immediately prior to the consummation of such transaction; (3) the rights, preferences and privileges of the Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those generally applicable to limited partners or non-managing members of the Surviving Partnership holding a comparable class of interest; and (4) such rights of the Limited Partners include the right to exchange their interests in the Surviving Partnership for at least one of: (a) the consideration available to such Limited Partners pursuant to
    SECTION 11.2.B hereof or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities (as determined pursuant to SECTION 11.2.D hereof) and the Shares.

        D. In connection with any transaction permitted by SECTION 11.2.B or 11.2.C hereof, the relative fair market values shall be reasonably determined by the General Partner as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transaction.

    Section 11.3  LIMITED PARTNERS' RIGHTS TO TRANSFER.

        A. No Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the consent of the General Partner, which consent may be withheld in the General Partner's sole and absolute discretion; PROVIDED, HOWEVER, that any Limited Partner may, at any time, without such consent, (1) transfer all or any portion of its Partnership Interest to the General Partner, (2) transfer all or any portion of its Partnership Interest to an Affiliate or to an Immediate Family

                                 Appendix G-38
    member, subject to the provisions of SECTION 11.6 hereof, or to such Limited Partner's shareholders, members, partners or beneficiaries, as the case may be, (3) transfer all or any portion of its Partnership Interest to a trust for the benefit of a charitable beneficiary or to a charitable foundation, subject to the provisions of SECTION 11.6 hereof, (4) subject to the provisions of SECTION 11.6 hereof, pledge or transfer (a "PLEDGE") all or any portion of its Partnership Interest to a lender, and which is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit or (5) to a Qualified Transferee, subject in all cases to the provisions of SECTION 11.6 hereof.

    It is a condition to any transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Interest and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion; PROVIDED, HOWEVER, that such transfer shall relieve the transferor Partner from any future obligations under this Agreement from and after the date of the transfer. Notwithstanding the foregoing, any transferee of any transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Charter and the representations in SECTION 3.3 hereof. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substitute Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than the rights of an Assignee as provided in SECTION 11.5 hereof.

        B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but no more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

        C. The General Partner may prohibit any transfer otherwise permitted under this SECTION 11.3 by a Limited Partner of his or her Units if, in the opinion of legal counsel to the Partnership, such transfer would require the filing of a registration statement under the Securities Act by the Partnership or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Unit.

    Section 11.4  SUBSTITUTED LIMITED PARTNERS.

        A. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in place of such Limited Partner (including any transferee permitted by SECTION 11.3 hereof). The General Partner shall, however, have the right to consent to the admission of a permitted transferee of the interest of a Limited Partner as a Substituted Limited Partner, pursuant to this SECTION 11.4 hereof, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

        B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this ARTICLE 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be subject to (i) the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement (including without limitation, the provisions of SECTION 2.4 hereof and such other documents or instruments as may be required to effect the

                                 Appendix G-39
    admission, each in form and substance satisfactory to the General Partner),
    (ii) the acknowledgment by such transferee that each of the representations and warranties set forth in SECTION 3.3 hereof are true and correct with respect to such transferee as of the date of the transfer of the Partnership Interest to such transferee and (iii) if requested by the General Partner, an opinion of counsel to the transferee that favorably covers the matters set forth in CLAUSES (1) through (12) of SECTION 11.6.E.

        C. Upon the admission of a Substituted Limited Partner, the General Partner shall amend EXHIBIT A to reflect the name, address, and number of Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

    Section 11.5 ASSIGNEES. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under
SECTION 11.3 hereof as a Substituted Limited Partner, as described in SECTION
11.4 hereof, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partner interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain and loss attributable to the Units assigned to such transferee, the rights to transfer the Units provided in this ARTICLE 11, and the exchange rights provided in SECTION 8.6 hereof, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent of the Partners or Consent of the Limited Partners with respect to such Units on any matter presented to the Limited Partners for approval (such Consent of the Partners or Consent of the Limited Partners remaining with the transferor Limited Partner). In the event any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this ARTICLE 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Units.

    Section 11.6  GENERAL PROVISIONS.

        A. No Limited Partner may withdraw from the Partnership other than as a result of (1) a permitted transfer of all of such Limited Partner's Units in accordance with this ARTICLE 11 and the transferee(s) of such Units being admitted to the Partnership as a Substituted Limited Partner(s) or (2) pursuant to the exercise of its exchange rights of all of such Limited Partner's Units under SECTION 8.6 hereof.

        B. Any Limited Partner who shall transfer all of such Limited Partner's Units in a transfer permitted pursuant to this ARTICLE 11 where such transferee was admitted as a Substituted Limited Partner or pursuant to the exercise of its exchange rights of all of such Limited Partner's Units under
    SECTION 8.6 hereof shall cease to be a Limited Partner.

        C. If any Partnership Interest is transferred, assigned or exchanged during any quarterly segment of the Partnership's taxable year in compliance with the provisions of this ARTICLE 11 or transferred or exchanged pursuant to SECTION 8.6 hereof on any day other than the first day of a Partnership taxable year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Interest for such Partnership taxable year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership taxable year in accordance with Section 706(d) of the Code, using the pro ration method. All distributions of Net Cash Flow attributable to such Partnership Interest with respect to which the Partnership Payment Date is before the date of such transfer, assignment or exchange shall be made to the transferor Partner, and all distributions of Net Cash Flow thereafter, in the case of a transfer or assignment, shall be made to the transferee Partner, or in the case of an exchange, the General Partner.

        D. No transfer of any Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership

                                 Appendix G-40
    whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion; PROVIDED, that as a condition to such consent, the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange for Shares any Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under
    Section 752 of the Code.

        E. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this ARTICLE 11, in no event may any transfer or assignment of a Partnership Interest by any Partner be made (1) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (2) in violation of applicable law;
    (3) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (4) if the General Partner determines that such transfer may reasonably cause a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Shares of all Units held by all Partners or pursuant to a Termination Transaction expressly permitted under SECTION 11.2 hereof); (5) if the General Partner determines that such transfer may reasonably cause the Partnership to cease to be classified as a partnership for federal or state income tax purposes (except as a result of the exchange for Shares of all Units held by all Limited Partners); (6) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the
    Code); (7) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (8) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (9) if the General Partner determines that such transfer may reasonably cause the Partnership to become a "Publicly Traded Partnership," as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; (10) if such transfer subjects the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (11) if the transferee or assignee of such Partnership Interest is unable to make the representations set forth in SECTION 3.3.D hereof or such transfer could otherwise adversely affect the ability of the General Partner to remain qualified as a REIT; or (12) if the General Partner determines that such transfer may reasonably adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code.

        F. The General Partner shall monitor the transfers of interests in the Partnership to determine (1) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code and (2) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code) (the "SAFE HARBORS"). The General Partner may take any steps it determines in its sole and absolute discretion to be reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met.

                                 Appendix G-41

                                   ARTICLE 12

                             ADMISSION OF PARTNERS

    Section 12.1 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor to all of the General Partner's General Partner Interest pursuant to SECTION 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership taxable year, all items attributable to the General Partner Interest for such Partnership taxable year shall be allocated between the transferring General Partner and such successor as provided in ARTICLE 11 hereof.

    Section 12.2  ADMISSION OF ADDITIONAL LIMITED PARTNERS.

        A. After the admission to the Partnership of the Limited Partners on the date hereof, a Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner subject to (i) the transferee executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement (including without limitation, the provisions of SECTION 2.4 hereof and such other documents or instruments as may be required to effect the admission, each in form and substance satisfactory to the General Partner), (ii) [THE ACKNOWLEDGMENT BY SUCH TRANSFEREE THAT EACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.3 HEREOF ARE TRUE AND CORRECT WITH RESPECT TO SUCH TRANSFEREE AS OF THE DATE OF THE TRANSFER OF THE PARTNERSHIP INTEREST TO SUCH TRANSFEREE] and (iii) if requested by the General Partner, an opinion of counsel to the transferee that favorably covers the matters set forth in CLAUSES (1) through (12) of
    SECTION 11.6.E.

        B. Notwithstanding anything to the contrary in this SECTION 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the receipt of the Capital Contribution in respect of such Limited Partner, the documents set forth in PARAGRAPH A of this SECTION 12.2 and the consent of the General Partner to such admission. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership taxable year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership taxable year shall be allocated among such Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership taxable year in accordance with Section 706(d) of the Code, using the interim closing books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of an Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Net Cash Flow with respect to which the Partnership Payment Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner (other than in its capacity as an Assignee) and except as otherwise agreed to by the Additional Limited Partners and the General Partner, and all distributions of Net Cash Flow thereafter shall be made to all Partners and Assignees including such Additional Limited Partner.

    Section 12.3 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. For the admission to the Partnership of any Partner, the General Partner shall take any steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of EXHIBIT A hereof) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to SECTION 2.4 hereof.

                                 Appendix G-42

                                   ARTICLE 13
                          DISSOLUTION AND LIQUIDATION

    Section 13.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner (selected as described in SECTION 13.1.B hereof) shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("LIQUIDATING EVENTS"):

        A. the expiration of its term as provided in SECTION 2.5 hereof;

        B. an event of withdrawal of the General Partner, as defined in the Act, unless, within 90 days after the withdrawal, all of the remaining Partners agree in writing, in their sole and absolute discretion, to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

        C.  an election to dissolve the Partnership made by the General Partner;

        D. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

        E. the sale of all or substantially all of the assets and properties of the Partnership unless the General Partner elects to continue the Partnership business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be part of the winding up of the affairs of the Partnership); or

        F. the Incapacity of the General Partner, unless all of the remaining Partners in their sole and absolute discretion agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute General Partner.

    Section 13.2  WINDING UP.

        A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and of the Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners) (the "LIQUIDATOR") shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and assets, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of beneficial interest of the General Partner) shall be applied and distributed in the following order:

            (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

            (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

            (3) The balance, if any, to the General Partner and Limited Partners in accordance with their positive Capital Account balances, determined after taking into account all Capital Account adjustments for the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this
       SECTION 13.2.A(3)).

                                 Appendix G-43

    The General Partner shall not receive any additional compensation for any services performed pursuant to this ARTICLE 13 other than reimbursement of its expenses as provided in Section 7.4 hereof.

        B. Notwithstanding the provisions of SECTION 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of SECTION 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

    Section 13.3 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS; DEFICIT CAPITAL ACCOUNT. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this ARTICLE 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for the taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever. In the discretion of the Liquidator or the General Partner, a PRO RATA portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this ARTICLE 13 may be:

        A. distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions and the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

        B. withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; PROVIDED, that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.

    Section 13.4  DEEMED CONTRIBUTION AND INTEREST
DISTRIBUTION. Notwithstanding any other provision of this ARTICLE 13, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, the Partnership shall be deemed to have contributed the Partnership property in kind to a new partnership which shall be deemed to have assumed and taken such property subject to all Partnership liabilities. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have been distributed interests in such new partnership consisting of their Partnership Interests.

                                 Appendix G-44

    Section 13.5 RIGHTS OF PARTNERS. Except as otherwise provided in this Agreement, each Partner shall look solely to the assets of the Partnership for the return of such Partner's Capital Contribution and shall have no right or power to demand or receive property from the General Partner. No Partner shall have priority over any other Partner as to the return of such Partner's Capital Contributions, distributions or allocations.

    Section 13.6 NOTICE OF DISSOLUTION. In the event a Liquidating Event occurs, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

    Section 13.7 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the liquidation of the Partnership cash and property as provided in SECTION 13.2 hereof, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

    Section 13.8 REASONABLE TIME FOR WINDING-UP. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to SECTION 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation; PROVIDED, HOWEVER, that such winding up shall be completed not later than 90 days after the end of the Partnership taxable year in which the Liquidating Event occurred.

    Section 13.9 WAIVER OF PARTITION. Each Partner hereby waives any right to partition of the Partnership property.

                                   ARTICLE 14
                  AMENDMENT OF PARTNERSHIP AGREEMENT; CONSENTS

    Section 14.1  AMENDMENTS.

        A. The actions requiring consent or approval of the Partners or of the Limited Partners pursuant to this Agreement, including SECTION 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures in this ARTICLE 14.

        B. Amendments to this Agreement requiring the consent or approval of Limited Partners may be proposed by the General Partner, or by any Limited Partner or Limited Partners holding, in the aggregate, 10% or more of the Partnership Interests. Following such proposal, the General Partner shall submit any proposed amendment to the Partners. The General Partner shall seek the written consent or approval of the Partners or of the Limited Partners, as applicable, on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a consent which is consistent with the General Partner's recommendation (if so recommended) with respect to the proposal; PROVIDED, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

    Section 14.2  ACTION BY THE PARTNERS.

        A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Partners holding 33 percent or more of the Partnership Interests held by all Partners other than the General Partner. The call shall state the

                                 Appendix G-45
    nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote of the Partnership Interests of the Partners, or the Consent of the Partners or Consent of the Limited Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in SECTION 14.1 hereof.

        B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by the percentage as is expressly required by this Agreement for the action in question. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of such percentage of the Partners (expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

        C. Each Partner may authorize any Person or Persons to act for such Partner by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Partner or such Partner's attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Partner executing it at any time prior to the time the holder of the proxy votes or otherwise acts pursuant to the proxy.

        D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

                                   ARTICLE 15
                               GENERAL PROVISIONS

    Section 15.1 ADDRESSES AND NOTICE. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by certified first class United States mail, nationally recognized overnight delivery service or facsimile transmission to the Partner or Assignee at the address set forth in EXHIBIT A hereof or such other address as the Partners shall notify the General Partner in writing.

    Section 15.2 TITLES AND CAPTIONS. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "ARTICLES" and "SECTIONS" are to Articles and Sections of this Agreement.

    Section 15.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

    Section 15.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

    Section 15.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

                                 Appendix G-46

    Section 15.6 CREDITORS. Other than as expressly set forth herein with respect to Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

    Section 15.7 WAIVER. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

    Section 15.8 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

    Section 15.9 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

    Section 15.10 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

    Section 15.11 ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

    Section 15.12 NO RIGHTS AS SHAREHOLDERS. Nothing contained in this Agreement shall be construed as conferring upon the holders of Units any rights whatsoever as shareholders of the General Partner, including without limitation any right to receive dividends or other distributions made to shareholders of the General Partner or to vote or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the General Partner or any other matter.

                            [SIGNATURE PAGE FOLLOWS]

                                 Appendix G-47

    IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:
                                          HORIZON GROUP PROPERTIES
                                          By:
          ----------------------------------------------------------------------

                                              Name:
               -----------------------------------------------------------------

                                              Title:
              ------------------------------------------------------------------

                                 Appendix G-48

                                          LIMITED PARTNERS
                                          (If an Individual)
                                          --------------------------------------
                                          Name (Print or Type):
                ----------------------------------------------------------------

                                          If a corporation, trust or other
                                          entity
                                          --------------------------------------
                                          State of Organization:
                ----------------------------------------------------------------

                                          Type of Entity:
         -----------------------------------------------------------------------

                                          By:
                                          --------------------------------------

                                          Name (Print or Type):
                ----------------------------------------------------------------

                                          Title:
 -------------------------------------------------------------------------------

                                 Appendix G-49

                                   EXHIBIT A
                     SCHEDULE OF PARTNERS, NUMBER OF UNITS,
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
                                 (SECTION 1.1)
                                   [TO COME]

                                 Appendix G-50

                                   EXHIBIT B
                                  RIGHTS TERMS

    The Rights granted by the General Partner to the Limited Partners pursuant to SECTION 8.6 of the Agreement shall be subject to the following terms and conditions:

    1. DEFINITIONS. The following terms and phrases shall, for purposes of this EXHIBIT B and the Agreement, have the meanings set forth below:

        "BENEFICIALLY OWN" shall mean the ownership of Common Shares by a Person who would be treated as an owner of such Common Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.

        "CASH PURCHASE PRICE" shall have the meaning set forth in PARAGRAPH 4 hereof.

        "CHANGE OF CONTROL EVENT" means the occurrence after the date of this Agreement of any of the following events:

            (i) any person (as defined in or for purposes of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of such sections, including any "group" acting for purposes of acquiring, holding, or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Prime or any other current Limited Partner or a group (as defined below) controlling, controlled by or under common control with Prime or any other Limited Partner, together with such persons' associates (as defined in Rule 12b-2 under the Exchange Act) and their respective affiliates (as defined in Rule 12b-2 under the Exchange Act)

               (A) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and shall have the right to control and exercise, more than 10% of the total voting power of all of the outstanding Common Shares; or

                (B) shall succeed in having a sufficient number of its nominees elected to the General Partner's board of trustees such that such nominees so elected (whether new or continuing) shall constitute a majority of the board of trustees of the General Partner; or

            (ii) a tender offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act) which, if completed, would result in the offeror owning beneficially 20% or more of the outstanding Common Shares; or

           (iii) any person or group of persons solicits a proxy (as those terms are defined in Rule 14a-1 under the Exchange Act) for the purpose of opposing a solicitation of proxies by management of the General Partner with respect to any matter, including the election or removal of trustees of the General Partner, at any annual or special meeting of shareholders.

        "CLOSING PRICE" on any date shall mean the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date with respect to which the "Closing Price" must be determined hereunder or, if such date is not a business day, the immediately preceding business day. The market price for each such trading day shall be: (a) if such shares are listed or admitted to trading on any securities exchange or the NASDAQ National Market, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, (b) if such shares are not listed or admitted to trading on any securities exchange or the NASDAQ National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company, or (c) if such shares are not listed or admitted to trading on any securities exchange or the NASDAQ National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked

                                 Appendix G-51
    prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been no reported; PROVIDED, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Closing Price of such shares shall be determined by the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

        "COMPUTATION DATE" shall mean the date on which an Exchange Exercise Notice is delivered to the General Partner.

        "CURRENT PER SHARE MARKET PRICE" on any date shall mean the average of the Closing Price for the five consecutive Trading Days (as defined herein) ending on such date.

        "ELECTION NOTICE" shall mean the written notice to be given by the General Partner to the Exercising Partner(s) in response to the receipt by the General Partner of an Exchange Exercise Notice from such Exercising Partner(s), the form of which Election Notice is attached hereto as SCHEDULE 2.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

        "EXCHANGE EXERCISE NOTICE" shall have the meaning set forth in PARAGRAPH 2 hereof.

        "EXCHANGE FACTOR" shall mean 100%; PROVIDED, that such factor shall be adjusted in accordance with the Antidilution Provisions of PARAGRAPH 11 hereof.

        "EXCHANGE RIGHTS" shall have the meaning set forth in PARAGRAPH 2 hereof.

        "EXERCISING PARTNERS" shall have the meaning set forth in PARAGRAPH 2 hereof.

        "HART SCOTT ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "OFFERED COMMON UNITS" shall mean the Common Units of the Exercising Partner(s) identified in an Exchange Exercise Notice which, pursuant to the exercise of Exchange Rights, can be acquired by the General Partner under the terms hereof.

        "OWNERSHIP LIMIT" shall have the meaning set forth in PARAGRAPH 3 hereof.

        "PURCHASE PRICE" shall mean the Cash Purchase Price or the Share Purchase Price.

        "REGISTRATION RIGHTS AGREEMENT" shall mean the agreement respecting the registration rights attributable to Common Shares, if any, issued to Limited Partners in accordance with the provisions hereof, the form of which is attached hereto as SCHEDULE 3.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor statute.

        "SHARE PURCHASE PRICE" shall have the meaning set forth in PARAGRAPH 4 hereof.

    2. DELIVERY OF EXCHANGE EXERCISE NOTICES AND ELECTION NOTICES. Any one or more Limited Partners ("EXERCISING PARTNERS") may, subject to the limitations set forth herein, deliver to the General Partner written notice (the "EXCHANGE EXERCISE NOTICE") pursuant to which such Exercising Partners elect to exercise their rights to convert (the "EXCHANGE RIGHTS") all or any portion of their Common Units into Common Shares subject to the limitations contained in Paragraph 3 below. Within thirty (30) days after receipt by the General Partner of the Exchange Exercise Notice, the General Partner shall deliver a notice (the "ELECTION NOTICE")substantially in the form of Schedule 2 attached hereto, specifying the election by the General Partner to deliver either the Share Purchase Price or the Cash Purchase Price to the Exercising Partner(s).

                                 Appendix G-52

    3. LIMITATION ON EXERCISE OF EXCHANGE RIGHTS. The Exchange Rights shall expire with respect to any Common Units for which an Exchange Exercise Notice has not been delivered to the General Partner on January 1, 2051. Exchange Rights may be exercised at any time after the first anniversary of the date hereof and from time to time thereafter prior to January 1, 2051, subject to the limitations contained herein and in the General Partner's Declaration of Trust, as amended (the "OWNERSHIP LIMIT"). For purposes of computing the Ownership Limit as of any date, each Limited Partner and its Affiliates shall be deemed to own all Common Shares issuable to such Limited Partner and its Affiliates upon the exercise of stock options granted on or before such date under the Share Incentive Plan. If an Exchange Exercise Notice is delivered to the General Partner but, as a result of the Ownership Limit, the Exchange Rights cannot be exercised in full, the Exchange Exercise Notice shall be deemed to be modified such that the Exchange Rights shall be exercised only to the extent permitted under the Ownership Limit, with the exercise of the remainder of such Exchange Rights being deemed to have been withdrawn.

    4. COMPUTATION OF PURCHASE PRICE/FORM OF PAYMENT. The Purchase Price payable by the General Partner to each Exercising Partner for the Offered Common Units shall be payable by the issuance by the General Partner of the number of shares of its Common Shares equal to the product, expressed as a whole number, of (i) the number of Common Units being converted, multiplied by (ii) the Exchange Factor (the "SHARE PURCHASE PRICE"). At the election of the General Partner exercisable by the independent trustees of the General Partner in their sole and absolute discretion, the Purchase Price may be paid in whole (but not in part) in cash rather than in Common Shares (the "CASH PURCHASE PRICE"). The Cash Purchase Price shall mean, with respect to the applicable number of Offered Common Units which are being purchased for cash upon the exercise of any Exchange Right, an amount of cash (in immediately available funds) equal to (i) the number of Common Shares of the General Partner that would be issued to the Exercising Partner if the Share Purchase Price were paid for such Offered Common Units (taking into account the adjustments required pursuant to the definition of "Exchange Factor") multiplied by (ii) the Current Per Share Market Price computed as of the Computation Date. The Cash Purchase Price shall, in the sole and absolute discretion of the General Partner, be paid in the form of cash, or cashier's or certified check, or by wire transfer of immediately available funds to the Exercising Partner's designated account.

    5. CLOSING; DELIVERY OF ELECTION NOTICE. The closing of the acquisition of Offered Common Units shall, unless otherwise mutually agreed, be held at the principal office of the General Partner, on the following date(s):

            (a) With respect to the exercise of Exchange Rights for which the General Partner elects to pay the Share Purchase Price, the closing shall occur on the date agreed to by the General Partner and the Exercising Partner(s), which date shall in no event be on or after the date which is the later of (i) ten (10) days after the delivery of the Election Notice;
       (ii) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart Scott Act; and (iii) forty (40) days after receipt of the Exchange Exercise Notice delivered in accordance with the requirements of PARAGRAPH 3 hereof; and

            (b) With respect to the exercise of Exchange Rights for which the General Partner elects to pay the Cash Purchase Price, the closing shall occur on the date agreed to by the General Partner and the Exercising Partner(s), which date shall in no event be later than sixty (60) days after the Computation Date for such Exchange Exercise Notice; PROVIDED, HOWEVER, that such sixty (60) day period may be extended for an additional period of up to thirty (30) additional days to the extent required for the General Partner to cause additional Common Shares to be issued to provide financing to be used to acquire the Offered Common Units. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Offered Common Units hereunder to occur as quickly as possible.

                                 Appendix G-53

    6.  FURTHER LIMITATIONS ON EXERCISE.

            (a) Any exercise of Exchange Rights shall be null and void, and shall not be recognized by the General Partner or the Partnership for any purpose whatsoever, to the extent that (1) the General Partner determines that such exercise may reasonably cause either (i) a termination of the Partnership for federal or state income tax purposes (except as a result of the exchange for Shares of all Units held by all Partners or pursuant to a Termination Transaction expressly permitted under SECTION 11.2 of the Agreement); (ii) the Partnership to cease to be classified as a partnership for federal or state income tax purposes (except as a result of the exchange for Shares of all Units held by all Limited Partners);
       (iii) the Partnership to become a "Publicly Traded Partnership," as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; (2) such exercise could otherwise adversely affect the ability of the General Partner to remain qualified as a REIT; or (3) such exercise would violate the General Partner's Declaration of Trust. This requirement may be waived by the independent trustees of the General Partner, and shall not apply to the exercise by the sole remaining Limited Partner of the Exchange Rights with respect to all of his or its Common Units. The requirement in clause (3) of the first sentence of this Section 6(a) shall not apply to the exercise by any of the Limited Partners or any of their Affiliates if (A) all of the Limited Partners and their Affiliates (whether or not they are beneficiaries of any pledge of Common Units by Prime) are exercising Exchange Rights with respect to all Common Units then held by them; (B) after the consummation of the proposed Exchange, all Limited Partners beneficially and constructively own less than twenty percent (20%) of the General Partner's outstanding Common Shares; or (C) all of the Common Shares to be received by such Limited Partners or their Affiliates as a result of such Exchange are registered under the Securities Act for sale to the public and are sold to the public contemporaneously with the Exchange.

            (b) Each Limited Partner acknowledges and agrees that the issuance of Common Shares pursuant to the exercise of the Exchange Rights will not be registered under the Securities Act or any state securities laws. Accordingly, Common Shares issued to such Limited Partner may be required to be held indefinitely and the General Partner shall have no obligation to register such shares under the Securities Act or any state securities laws unless required to do so pursuant to the Registration Rights Agreement. In addition, such Limited Partner will be required to meet such other requirements and to provide such other information and representations as the General Partner may require, which are required in the opinion of its counsel to lawfully allow it to issue such Common Shares without registration under the Securities Act and any applicable state securities laws. Each Limited Partner acknowledges that the certificates representing Common Shares issued will also bear a legend with respect to any restrictions on transfer required in the opinion of counsel for the General Partner.

            (c) The Exchange Rights shall not be exercised with respect to fewer than one thousand (1000) Common Units at any one time or all Common Units then owned by such Person exercising such Exchange Rights.

    7. CLOSING DELIVERIES. At the closing, payment of the Purchase Price shall be accompanied by proper instruments of transfer and assignment and by the delivery of (i) representations and warranties of (A) the Exercising Partner with respect to its due authority to sell all of the right, title and interest in and to such Offered Common Units to the General Partner and with respect to the status of the Offered Common Units being sold, free and clear of all Liens and (B) the General Partner with respect to due authority for the purchase of such Offered Common Units, and (ii) to the extent that Common Shares are issued in payment of the Share Purchase Price, (A) an opinion of counsel for the General Partner, reasonably satisfactory to the Exercising Partner(s), to the effect that such Common Shares have been duly authorized, are validly issued, fully-paid and nonassessable and (B) a certificate or certificates evidencing the Common Shares to be issued and registered in the name of the Exercising Partner(s) or its (their)

                                 Appendix G-54
designee. The delivery of the Offered Common Units to the General Partner shall be a condition to the receipt by the Exercising Partner of the Purchase Price.

    8. TERM OF RIGHTS. Unless sooner terminated, the rights of the parties to exercise the Exchange Rights shall lapse for all purposes and in all respects on January 1, 2051; PROVIDED, HOWEVER, that the parties hereto shall continue to be bound by an Exchange Exercise Notice delivered to the General Partner prior to such date.

    9. COVENANTS OF THE GENERAL PARTNER. To facilitate the General Partner's ability to fully perform its obligations hereunder, the General Partner covenants and agrees as follows:

            (a) At all times during the pendency of the Exchange Rights, the General Partner shall reserve for issuance such number of Common Shares as may be necessary to enable the General Partner to issue such shares in full payment of the Share Purchase Price in regard to all Common Units held by Limited Partners and which are from time to time outstanding.

            (b) As long as the General Partner shall be obligated to file periodic reports under the Exchange Act, the General Partner will timely file such reports in such manner as shall enable any recipient of Common Shares issued to Limited Partners hereunder in reliance upon an exemption from registration under the Securities Act to continue to be eligible to utilize Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, or any successor rule or regulation or statute thereunder, for the resale thereof.

            (c) During the pendency of the Exchange Rights, the Limited Partners shall receive in a timely manner all reports filed by the General Partner with the Securities and Exchange Commission and all other communications transmitted from time to time by the General Partner to its shareholders generally.

            (d) The General Partner shall cooperate with the Limited Partners in the exercise of their Exchange Rights hereunder.

    10. LIMITED PARTNERS' COVENANTS. (a) Each Limited Partner covenants and agrees with the General Partner that all Offered Common Units tendered to the General Partner in accordance with the exercise of Exchange Rights herein provided shall be delivered to the General Partner free and clear of all Liens (or will be released from such Liens concurrently with the exchange of offered Common Units) and should any Liens exist or arise with respect to such Offered Common Units, the General Partner shall be under no obligation to acquire the same unless, in connection with such acquisition, the General Partner has elected to pay a portion of the purchase price in the form of the Cash Purchase Price in circumstances where such Cash Purchase Price will be sufficient to cause such existing Lien to be discharged in full upon application of all or a part of the Cash Purchase Price and the General Partner is expressly authorized to apply such portion of the Cash Purchase Price as may be necessary to satisfy any indebtedness in full and to discharge such Lien in full. Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Offered Common Units to the General Partner (or its designee), such Limited Partner shall assume and pay such transfer tax. Finally, each Limited Partner agrees that, to the extent it receives an amount of Net Cash Flow under SECTION 5.5 of the Agreement in respect of SECTION 5.1 of the Agreement that is treated as a distribution to the General Partner for purposes of determining the Capital Account of the General Partner, such Limited Partner will treat such amount of Net Cash Flow for income tax purposes as an additional amount paid by the General Partner and realized by it in exchange for the Offered Common Units.

    11.  ANTIDILUTION PROVISIONS.

            (a) The Exchange Factor shall be subject to adjustment from time to time effective upon the occurrence of the following events and shall be expressed as a percentage, calculated to the nearest one-thousandth of one percent (.001%):

                                 Appendix G-55

                (i) In case the General Partner shall pay or make a dividend or other distribution in Common Shares to all holders of the Common Shares, the Exchange Factor in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased in proportion to the increase in outstanding Common Shares resulting from such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the record date fixed for such dividend or other distribution.

                (ii) In case outstanding Common Shares shall be subdivided into a greater number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case the outstanding Common Shares shall be combined into a smaller number of shares, the Exchange Factor in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

            (b) In case the General Partner shall issue rights, options or warrants to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price per share (as determined in the next sentence), each holder of a Common Unit shall be entitled to receive such number of rights, options or warrants for Common Units, as the case may be, as he would have been entitled to receive had he converted his Common Units immediately prior to the record date for such issuance by the General Partner (except to the extent such receipt shall cause such holder to exceed the Ownership Limit). For the purpose of any computation pursuant to the preceding sentence, the current market price per share of Common Shares on any date shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the General Partner commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this EXHIBIT B, the term "TRADING DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day which securities are not traded on such exchange or in such market and the term "'EX' DATE", when used in respect of any issuance or distribution, shall mean the first date on which the shares trade regular way on such exchange or in such market without the right to receive such issuance or distribution.

            (c) In case the Common Shares shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than subdivision or combination of shares or a share dividend described in subparagraph (a)(ii) of this PARAGRAPH 11) then and in each such event the Limited Partners shall have the right thereafter to convert their Common Units into the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification or other change by holders of the number of shares into which the Common Units might have been converted immediately prior to such reorganization, reclassification or change.

            (d) The General Partner may, but shall not be required to, make such adjustments to the number of Common Shares issuable upon conversion of a Common Unit, in addition to those required by this PARAGRAPH 11, as the General Partner's board of trustees considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. The General Partner's board of trustees shall have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to this Paragraph and its actions in so doing shall be final and conclusive.

                                 Appendix G-56

    12. FRACTIONS OF SHARES. No fractional Common Shares shall be issued upon conversion of Common Units. If more than one Common Unit shall be surrendered for conversion at one time by the same Exercising Partner, the number of full Common Shares which shall be issuable upon conversion thereof (or the cash equivalent amount thereof if the Cash Purchase Price is paid) shall be computed on the basis of the aggregate amount of Common Units so surrendered. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Common Unit or Common Units, the General Partner shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the current market price per share at the close of business on the day of closing specified in PARAGRAPH 5(B) hereof (or, if such day is not a Trading Day, on the Trading Day immediately preceding such day).

    13. NOTICE OF ADJUSTMENTS OF EXCHANGE FACTOR. Whenever the Exchange Factor is adjusted as herein provided:

            (a) the General Partner shall compute the adjusted Exchange Factor in accordance with PARAGRAPH 11 hereof and shall prepare a certificate signed by the chief financial officer or the Treasurer of the General Partner setting forth the adjusted Exchange Factor and showing in reasonable detail the facts upon which such adjustment is based; and

            (b) a notice stating that the Exchange Factor has been adjusted and setting forth the adjusted Exchange Factor shall forthwith be mailed by the General Partner to all holders of Exchange Rights at their last addresses on record under this Agreement.

    14.  NOTICE OF CERTAIN CORPORATE ACTIONS.  In case:

            (a) the General Partner shall declare a dividend (or any other distribution) on its Common Shares payable otherwise than in cash; or

            (b) the General Partner shall authorize the granting to the holders of its Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or of any other rights; or

            (c) of any reclassification of the Common Shares (other than a subdivision or combination of its outstanding Common Shares, or of any consolidation, merger or share exchange to which the General Partner is a party and for which approval of any shareholders of the General Partner is required), or of the sale or transfer of all or substantially all of the assets of the General Partner; or

            (d) of the voluntary or involuntary dissolution, liquidation or winding up of the General Partner; then the General Partner shall cause to be mailed to all holders of Exchange Rights at their last addresses on record under this Agreement, at least 20 days (or 12 days in any case specified in clause (a) or (b) above) prior to the applicable record date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined or (ii) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

    15. PROVISIONS IN CASE OF CONSOLIDATION, MERGER OR SALE OF ASSETS. In case of (i) any consolidation of the General Partner with, or merger of the General Partner into, any other Person, (ii) any merger or consolidation of another Person into the General Partner (other than a merger which does not result in any

                                 Appendix G-57
reclassification, conversion, exchange or cancellation of outstanding Common Shares of the General Partner), or (iii) any sale or transfer of all or substantially all of the assets of the General Partner, the Person formed by such consolidation or resulting from such merger or which acquires such assets of the General Partner, as the case may be, shall execute and deliver to each holder of Exchange Rights an agreement providing that such holder shall have the right thereafter, during the period such Exchange Rights shall be exercisable as specified herein, to require the conversion of Common Units for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of Common Shares into which such Common Unit might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Shares is not a Person with which the General Partner consolidated or into which the General Partner merged or which merged into the General Partner, or to which such sale or transfer, was made, as the case may be (a "CONSTITUENT PERSON"), or an Affiliate of a Constituent Person, and failed to exercise his right of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer; PROVIDED, that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each Common Share in respect of which such rights of election shall not have been exercised (a "NON-ELECTING SHARE"), then for the purpose of this PARAGRAPH 15 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing Shares. Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this EXHIBIT
B. The above provisions of this PARAGRAPH 15 shall similarly apply to successive consolidations, mergers, sales or transfers.

                                 Appendix G-58

                                   SCHEDULE 1
                            EXCHANGE EXERCISE NOTICE

To: Horizon Group Properties, Inc.

    Reference is made to that certain Agreement of Limited Partnership of
Horizon Group Properties, L.P. dated            , 1998 (the "PARTNERSHIP
AGREEMENT"), pursuant to which Horizon Group Properties, Inc., a Maryland corporation, and certain other persons, including the undersigned, formed a Delaware limited partnership known as Horizon Group Properties, L.P. (the "Partnership"). Capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to SECTION 8.6 and PARAGRAPH 2 of EXHIBIT B of the Partnership Agreement, each of the undersigned, being a limited partner of the Partnership (an "EXERCISING PARTNER"), hereby elects to exercise its Exchange Rights as to the number of Offered Common Units specified opposite its name below:

Dated:
---------------------

                                                                                                 NUMBER OF OFFERED
NAME OF EXERCISING PARTNER                                                                         COMMON UNITS
-----------------------------------------------------------------------------------------------  -----------------

Exercising Partners:

----------------------------

----------------------------

(Authorized Signatory)

                                 Appendix G-59

                                   SCHEDULE 2
                                ELECTION NOTICE

To: Exercising Partner(s)

    Reference is made to that certain Agreement of Limited Partnership of
Horizon Group Properties, L.P. dated             , 1998 (the "PARTNERSHIP
AGREEMENT"), pursuant to which the undersigned and certain other persons, including the Exercising Partners, formed a Delaware limited partnership known as Horizon Group Properties, L.P. (the "Partnership"). All capitalized terms used but not defined herein shall have the meanings set forth in the Partnership Agreement. Pursuant to subsection (b) of PARAGRAPH 5 of EXHIBIT B to the Partnership Agreement, the undersigned, being the general partner of the Partnership, hereby notifies the Exercising Partner(s) that [(A) THE SHARE PURCHASE PRICE IS PAYABLE BY ISSUANCE OF THE NUMBER OF COMMON SHARES TO THE EXERCISING PARTNER(S), AS SET FORTH BELOW,] [(B) IT HAS ELECTED TO PAY THE CASH PURCHASE PRICE BY PAYMENT OF CASH TO THE EXERCISING PARTNER(S) FOR THE NUMBER OF OFFERED COMMON UNITS, AS SET FORTH BELOW,] (C) THE COMPUTATION OF THE [SHARE PURCHASE PRICE AND CASH PURCHASE PRICE] IS AS SET FORTH ON AN ATTACHMENT HERETO,
(D) THE CLOSING OF THE PURCHASE AND SALE OF THE OFFERED COMMON UNITS BY PAYMENT
OF THE [SHARE PURCHASE PRICE SHALL TAKE PLACE AT THE OFFICES OF             ON
[DATE]] AND [(E) THE CLOSING OF THE PAYMENT OF THE CASH PURCHASE PRICE SHALL
TAKE PLACE AT THE OFFICES OF             ON [DATE].

                              NUMBER OF OFFERED COMMON
   EXERCISING PARTNER(S)                UNITS                SHARE PURCHASE PRICE          CASH PURCHASE PRICE
---------------------------  ---------------------------  ---------------------------  ---------------------------


Dated: _____________________

                                          HORIZON GROUP PROPERTIES,
                                          INC., a Maryland corporation
                                      By: ______________________________________
                                     Its: ______________________________________

                                 Appendix G-60

                                   EXHIBIT C
                    FORM OF SPECIMEN COMMON UNIT CERTIFICATE
                                  COMMON UNITS
                                                             Certificate No. ___

THIS CERTIFICATE IS
TRANSFERABLE IN
CHICAGO, ILLINOIS
AT THE OFFICES OF
HORIZON GROUP PROPERTIES, L.P.

                         HORIZON GROUP PROPERTIES, L.P.

ORGANIZED UNDER THE LAWS
OF THE STATE OF DELAWARE
SEE THE REVERSE FOR CERTAIN RESTRICTIONS
THIS CERTIFIES THAT ________________________________________________
IS THE OWNER OF ________________________________________________

Common Units of Horizon Group Properties, L.P., a limited partnership organized under the laws of the State of Delaware (the "Partnership"), transferable only on the books of the Partnership by the holder hereof in person or by duly authorized attorney upon the surrender of this Certificate properly endorsed. The Common Units evidenced by this Certificate are subject to the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time. The holder hereof has no interest, legal or equitable, in any specific property of the Partnership. This Certificate is not valid unless countersigned by the General Partner of the Partnership.

    WITNESS the signatures of duly authorized officers of the General Partner of the Partnership.
Dated: _____________________

Horizon Group Properties, Inc.
General Partner
By: _____________________

   President
Attest: _____________________

      Secretary

                                 Appendix G-61

                         HORIZON GROUP PROPERTIES, L.P.

    THE PARTNERSHIP IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF UNIT. THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (THE "PARTNERSHIP AGREEMENT") OF THE PARTNERSHIP ON FILE IN THE OFFICE OF THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP SETS FORTH A FULL STATEMENT OF (A) ALL OF THE DESIGNATIONS, PREFERENCES, RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTIONS, AND OTHER RELATIVE RIGHTS OF THE UNITS OF EACH CLASS OF UNITS AUTHORIZED TO BE ISSUED AND
(B) THE AUTHORITY OF THE GENERAL PARTNER TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE UNITS OF EACH SERIES TO THE EXTENT THEY HAVE BEEN SET AND THE AUTHORITY OF THE MANAGING GENERAL PARTNER TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF PREFERRED UNITS.

    [THE COMMON UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS, AND THE UNITS CANNOT BE SOLD UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND SUCH LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.] THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.

    THE TRANSFER OF THESE COMMON UNITS IS RESTRICTED AS SET FORTH IN THE PARTNERSHIP AGREEMENT AND MAY ONLY BE TRANSFERRED BY THE COMPLIANCE BY THE TRANSFEROR AND TRANSFEREE WITH ALL THE TERMS AND CONDITIONS SET FORTH IN THE PARTNERSHIP AGREEMENT.

    All capitalized terms in this legend have the meanings defined in the Partnership Agreement, a copy of which, including information regarding classes of units authorized to be issued by the Partnership and the restrictions on transfer, will be sent without charge to each unitholder on request to the Secretary of the General Partner of the Partnership at 77 West Wacker Drive, Suite 3900, Chicago, Illinois or at such other address as the Managing General Partner shall direct.

    The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM        --      as tenants in common
TEN ENT        --      as tenants by the entireties
JT TEN         --      as joint tenants with the right of survivorship and not as tenants in common

For Value Received, ____________________________ hereby sells, assigns, and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING ZIP CODE OF ASSIGNEE)

                                 Appendix G-62

______________________________________ Common Units represented by the within
Certificate, and do hereby irrevocably constitute and appoint
______________________________________ Attorney to transfer the said shares on the books of the within named Partnership with full power of substitution in the premises.
Dated ____________________________

                                         Signature:

                                         NOTICE: The signature to this
                                         assignment must correspond with the
                                         name as written upon the face of the
                                         Certificate in every particular,
                                         without alteration or enlargement or
                                         any change whatsoever.

                                 Appendix G-63

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Prime Partnership's partners, affiliates and any individuals acting on their behalf are and will be indemnified under Delaware law and the Prime Partnership Agreement against certain liabilities. In addition, New Prime's directors and officers (who may act on behalf of Prime Partnership) are and will be indemnified under Maryland and Delaware law, the New Prime Charter, the New Prime Bylaws and the Prime Partnership Agreement against certain liabilities.

    The Prime Partnership Agreement provides that Prime Partnership shall indemnify and hold harmless each partner and its affiliates and any individual acting on their behalf from any loss, damage, expense, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of the operations of Prime Partnership as set forth in the Prime Partnership Agreement in which such partner or other person may be involved or in enforcing the provisions of such indemnity, unless it is established that: (i) the act or omission of such partner or other person was material to the matter giving rise to the loss, damage, expense, claim or liability and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such partner or other person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such partner or other person had reasonable cause to believe that the act or omission was unlawful. Neither any partner nor any person acting on behalf of any partner, pursuant to the Prime Partnership Agreement, shall be liable, responsible or accountable in damages or otherwise to Prime Partnership or to any partner of Prime Partnership for any acts or omissions performed or omitted to be performed by them or for their errors of judgment; PROVIDED that the partner's or such other person's conduct or omission to act was taken in good faith. Without limitation, the foregoing indemnity shall extend to any liability of any partner or other person, pursuant to a loan guaranty or otherwise, for any indebtedness of Prime Partnership or any subsidiary of Prime Partnership (including, without limitation, any indebtedness which Prime Partnership or any subsidiary of Prime Partnership has assumed or taken subject to), and New Prime is authorized and empowered, on behalf of Prime Partnership, to enter into one or more indemnity agreements in favor of any partner or other person having or potentially having liability for any such indebtedness. Any person entitled to indemnification under the Prime Partnership Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such person; PROVIDED, HOWEVER, that such advances shall be repaid to Prime Partnership if such person is found by a final judgment not to be entitled to such indemnification.

    The New Prime Charter provides that New Prime shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of New Prime for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. New Prime shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of New Prime in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. New Prime may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the New Prime Board of Directors, the majority of the stockholders of New Prime entitled to vote thereon or special legal counsel appointed by the New Prime Board of Directors. New Prime Charter also provides that no amendment of the New Prime Charter or repeal of any of its provisions shall limit or eliminate any of the above benefits provided to directors and officers in respect of any act or omission that occurred prior to such amendment or repeal.

    The New Prime Bylaws also provide for indemnification of New Prime's officers and directors to the same extent that indemnification is provided to officers and directors of New Prime in the New Prime Charter.

    The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limitations on indemnification are expressly set forth in the New Prime Bylaws. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

    New Prime has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the New Prime indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, New Prime must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under New Prime's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to directors and executive officers that indemnification will be available.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

      2.1  Merger Agreement (Included as Appendix A to the Prospectus contained in this
             Registration Statement)
      2.2  Certificate of Merger (Included as Appendix B to the Prospectus contained in this
             Registration Statement)
      3.1  Form of Second Amended and Restated Agreement of Limited Partnership of Prime Retail,
             L.P. (Included as Appendix F to the Prospectus contained in this Registration
             Statement)
      4.1  Form of Certificate of Prime Partnership Common Unit*
      5.1  Form of Winston & Strawn opinion re: legality of securities
      8.1  Form of Winston & Strawn opinion re: tax aspects of mergers and REIT status of Prime
      8.2  Form of Rudnick & Wolfe opinion re: tax aspects of mergers
      8.3  Form of Rudnick & Wolfe opinion re: REIT status of Horizon
     10.1  Contribution Agreement (Included as Appendix C to the Prospectus contained in this
             Registration Statement)
     10.2  Murdock Agreement (Incorporated by reference to Exhibit 10(b) to Prime's current report on Form 8-K dated as of February 1, 1998 (SEC File No. 001-13301)
     10.3  Form of Indemnity Agreement for persons to become Directors
     10.4  Form of Agreement of Limited Partnership of Horizon Group Properties, L.P. (included as Appendix G to the Prospectus contained in this Registration Statement)
     12.1  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Unit
             Distributions
     23.1  Consent of Ernst & Young LLP (Baltimore)
     23.2  Consent of Ernst & Young LLP (Chicago)
     23.3  Consent of Winston & Strawn (included as part of exhibits 5.1 and 8.1)
     23.4  Consent of Rudnick & Wolfe (included as part of exhibits 8.2 and 8.3)
     23.5  Consent of Friedman, Billings, Ramsey & Co., Inc.
     23.6  Consent of Lehman Brothers
     23.7  Consents of Persons Named to Become Directors
     24.1  Power of Attorney (included in the signature pages at pages II-5 and II-7)
     99.1  Form of Prime Partnership Consent Card
     99.2  Form of Horizon Partnership Consent Card
     99.3  Opinion of Friedman, Billings, Ramsey & Co., Inc. (Included as Appendix D to the
             Prospectus contained in this Registration Statement)
     99.4  Opinion of Lehman Brothers (Included as Appendix E to the Prospectus contained in this Registration Statement)

------------------------

*   To be filed by amendment

    (B) FINANCIAL STATEMENT SCHEDULES

    See Index to Financial Statements.

    (C) REPORTS, OPINIONS AND APPRAISALS

    The fairness opinions of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers with respect to the transactions are set forth in Appendices D and E, respectively, to the Prospectus contained in this Registration Statement.

ITEM 22. UNDERTAKINGS

    The Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (5) That every prospectus: (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 15th day of April, 1998.

                                PRIME RETAIL, L.P.

                                By:  Prime Retail, Inc, its sole general
                                partner

                                By:            /s/ C. ALAN SCHROEDER
                                     -----------------------------------------
                                                 C. Alan Schroeder
                                     EXECUTIVE VICE PRESIDENT--GENERAL COUNSEL
                                                   AND SECRETARY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints each of Abraham Rosenthal, William H. Carpenter, Jr., Robert P. Mulreaney and C. Alan Schroeder as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL W. RESCHKE      Chairman of the Board of      April 15, 1998
------------------------------    Directors of the general
      Michael W. Reschke          partner of the
                                  Registrant

    /s/ ABRAHAM ROSENTHAL       Chief Executive Officer       April 15, 1998
------------------------------    (Principal Executive
      Abraham Rosenthal           Officer) and Director of
                                  the general partner of
                                  the Registrant

  /s/ WILLIAM H. CARPENTER,     President, Chief Operating    April 15, 1998
             JR.                  Officer and Director of
------------------------------    the general partner of
  William H. Carpenter, Jr.       the Registrant

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ GLENN D. RESCHKE       Executive Vice President--    April 15, 1998
------------------------------    Development and
       Glenn D. Reschke           Acquisitions and
                                  Director of the general
                                  partner of the
                                  Registrant

   /s/ ROBERT P. MULREANEY      Executive Vice President--    April 15, 1998
------------------------------    Chief Financial Officer
     Robert P. Mulreaney          and Treasurer (Principal
                                  Financial Officer and
                                  Principal Accounting
                                  Officer) of the general
                                  partner of the
                                  Registrant

    /s/ TERENCE C. GOLDEN       Director of the general       April 15, 1998
------------------------------    partner of the
      Terence C. Golden           Registrant

    /s/ KENNETH A. RANDALL      Director of the general       April 15, 1998
------------------------------    partner of the
      Kenneth A. Randall          Registrant

       /s/ SHARON SHARP         Director of the general       April 15, 1998
------------------------------    partner of the
         Sharon Sharp             Registrant

    /s/ JAMES R. THOMPSON       Director of the general       April 15, 1998
------------------------------    partner of the
      James R. Thompson           Registrant

     /s/ MARVIN S. TRAUB        Director of the general       April 15, 1998
------------------------------    partner of the
       Marvin S. Traub            Registrant

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norton Shores, State of Michigan, on the 15th day of April, 1998.

                                SKY MERGER CORP.

                                By:             /s/ JAMES S. WASSEL
                                     -----------------------------------------
                                                  James S. Wassel
                                                     PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints each of James S. Wassel and Norman Perlmutter as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and   , 1998
------------------------------    Director
      Norman Perlmutter

   /s/ ROBERT D. PERLMUTTER     Director                    April 15, 1998
------------------------------
     Robert D. Perlmutter

     /s/ JAMES S. WASSEL        President (Principal        April 15, 1998
------------------------------    Executive Officer and
       James S. Wassel            Principal Financial
                                  Officer) and Director

    /s/ RICHARD D. STEWART      Assistant Controller        April 15, 1998
------------------------------    (Principal Accounting
      Richard D. Stewart          Officer)